As filed with the Securities and Exchange Commission on October 18, 2023
Registration
No. 333-274278

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT
NO.
2
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

7GC & Co. Holdings Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	85-3118980
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
388 Market Street,
Suite 1300
San Francisco,
CA
94111
Telephone:
628-
400-9284
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jack Leeney
Chairman and Chief Executive Officer
7GC & Co. Holdings Inc.
388 Market Street,
Suite 1300
San Francisco,
CA
94111
Telephone:
628-
400-9284
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan Hambelton Garth Osterman Julia Stark Cooley LLP 1700 Seventh Avenue, Suite 1900 Seattle, Washington 98101-1355 Tel: (206) 452-8700	Michael P. Heinz Joshua G. DuClos Jocelyne E. Kelly Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 Tel: (312) 853-7000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the enclosed proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting”, and “emerging growth” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule
14d-l(d)
(Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT AND PROSPECTUS

DATED OCTOBER 18, 2023, SUBJECT TO COMPLETION

7GC & CO. HOLDINGS INC.

388 Market Street, Suite 1300

San Francisco, CA 94111

Dear Stockholders of 7GC & Co. Holdings Inc.:

On December 8, 2022, 7GC & Co. Holdings Inc., a Delaware corporation (“7GC”), entered into an Agreement and Plan of Merger and Reorganization (the “Original Merger Agreement”), by and among Banzai International, Inc., a Delaware corporation (“Banzai”), 7GC Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of 7GC (“First Merger Sub”), and 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of 7GC (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and each, a “Merger Sub”), as amended by the Amendment to Agreement and Plan of Merger, dated as of August 4, 2023, by and between 7GC and Banzai (the “Amendment” and together with the Original Merger Agreement, the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”), pursuant to which, among other things, (i) First Merger Sub will merge with and into Banzai (the “First Merger”), with Banzai surviving the First Merger as an indirect wholly owned subsidiary of 7GC (the “Surviving Corporation”), and, (ii) immediately following the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Second Merger Sub surviving the Second Merger as a direct wholly owned subsidiary of 7GC. At the closing of the Business Combination, 7GC will change its name to Banzai International, Inc. (“New Banzai”), and its Class A common stock is expected to be listed on The Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “BNZI”. It is a condition to the consummation of the Merger Agreement that the Class A common stock, par value $0.0001 per share (“New Banzai Class A Shares”), of New Banzai has been listed on Nasdaq, subject to official notice of issuance.

The aggregate consideration payable to securityholders of Banzai at the closing of the Transactions (the “Closing”) will consist of a number of newly issued New Banzai Class A Shares of 7GC (“7GC Class A Common Stock”) or a number of newly issued shares of Class B common stock, par value $0.0001 per share (“New Banzai Class B Shares”), of 7GC (“7GC Class B Common Stock”), and cash in lieu of any fractional New Banzai Class A Shares or New Banzai Class B Shares that would otherwise be payable to any Banzai securityholders, equal to $100,000,000.

At the effective time of the First Merger (the “First Effective Time”), each outstanding share of Class A common stock of Banzai, par value $0.0001 per share (the “Banzai Class A Common Stock”), including each of the outstanding shares of preferred stock, par value $0.0001 per share, of Banzai that will have been converted into Banzai Class A Common Stock immediately prior to the First Effective Time, and each outstanding share of Class B common stock of Banzai par value $0.0001 per share (the “Banzai Class B Common Stock”) (in each case, other than dissenting shares and any shares held in the treasury of Banzai) shall be cancelled and converted into the right to receive a number of New Banzai Class A Shares or New Banzai Class B Shares, respectively, equal to (x) the Per Share Value (as defined below) divided by (y) $10.00 (the “Exchange Ratio”). “Per Share Value” equals (i) an amount equal to $100,000,000, payable in New Banzai Class A Shares or New Banzai Class B Shares, as applicable (the “Total Consideration”), divided by (ii) (A) the total number of shares of Banzai Class A Common Stock and Banzai Class B Common Stock issued and outstanding as of immediately prior to the First Effective Time, (B) the maximum aggregate number of shares of Banzai Class A Common Stock issuable upon full exercise of options of Banzai to purchase Banzai Class A Common Stock (the “Banzai Options”) issued, outstanding, and vested immediately prior to the First Effective Time, (C) the maximum aggregate number of shares of Banzai Class A Common Stock issuable upon conversion of certain senior convertible notes outstanding as of immediately prior to the First Effective Time at the applicable conversion price, (D) the maximum aggregate number of shares of Banzai Class A Common Stock issuable upon conversion of all of the outstanding principal and interest under certain subordinated convertible promissory notes as of immediately prior to the First Effective Time at the applicable conversion price, and (E) the maximum aggregate number of shares of Banzai Class A Common Stock issuable upon conversion of the SAFE Purchase Amount (as defined herein) under each SAFE Right (as defined herein) as of immediately prior to the First Effective Time at the applicable SAFE Conversion Price (as defined herein). See the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal” on page 87 of the accompanying proxy statement/prospectus for further information on the consideration payable to Banzai securityholders.

On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Second Merger (the “Second Effective Time”), each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and no consideration shall be delivered therefor.

7GC’s units, Class A common stock and public warrants are currently listed on Nasdaq, under the symbols “VIIAU,” “VII,” and “VIIAW,” respectively. 7GC has applied to continue the listing of its Class A common stock and public warrants on Nasdaq under the symbols “BNZI” and “BNZIW,” respectively, upon the Closing. At the Closing, each of 7GC’s units will separate into its component parts consisting of one share of 7GC’s Class A common stock and one-half of one of 7GC’s public warrants and, as a result, will no longer trade as a separate security.

Following the completion of the Closing, New Banzai will have two classes of authorized and outstanding common stock. Each New Banzai Class A Share and New Banzai Class B Share entitles its holder to one vote and ten votes, respectively, on all matters presented to our stockholders generally. New Banzai’s dual class common stock structure will have the effect of concentrating more than 50% of voting power with New Banzai’s Chief Executive Officer and Co-Founder, Joseph Davy, and his affiliates and permitted transferees which limits an investor’s ability to influence the outcome of important transactions, including a change in control. As a result, at Closing, New Banzai will be considered a “controlled company” within the meaning of Nasdaq corporate governance listing standards and will qualify for, and if New Banzai so elects, may rely on exemptions from certain Nasdaq corporate governance listing standards. However, New Banzai currently does not intend to avail itself of the controlled company exemption under the Nasdaq corporate governance standards. At Closing, New Banzai will issue     shares of New Banzai Class A Shares and     shares of New Banzai Class B Shares, which immediately after the Closing will represent in the aggregate  % and  % of our total outstanding shares of common stock, respectively.

7GC will hold a special meeting of its stockholders in lieu of its 2023 annual meeting of stockholders (the “Special Meeting”) to consider matters relating to the proposed Business Combination. 7GC and Banzai cannot complete the Business Combination unless 7GC’s stockholders consent to the approval of the Merger Agreement and the Transactions, including the issuance of shares of New Banzai Common Stock to be issued as the merger consideration. 7GC is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus.

The Special Meeting will be held virtually via live webcast at    , Eastern Time, on    , 2023. As such, 7GC stockholders may attend the Special Meeting by visiting the Special Meeting website at    , where you will be able to listen to the meeting live and vote during the meeting.

After careful consideration, the 7GC board of directors has unanimously approved the Business Combination and unanimously recommends that stockholders vote “FOR” the adoption of the Business Combination Proposal (as defined in the accompanying proxy statement/prospectus) and “FOR” all other proposals to be presented to 7GC’s stockholders at the Special Meeting. When you consider the recommendation of these proposals by the 7GC board of directors, you should keep in mind that 7GC’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — Interests of 7GC’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Charter Proposals (as defined in the accompanying proxy statement/prospectus) requires an affirmative vote of the holders of at least a majority of the outstanding shares of 7GC Class A Common Stock and 7GC Class B Common Stock (together, the “7GC Common Stock”) entitled to vote thereon, voting together as a single class, an affirmative vote of the holders of at least a majority of the outstanding shares of 7GC Class A Common Stock entitled to vote thereon, voting separately as a single class, and an affirmative vote of the holders of at least a majority of the outstanding shares of 7GC Class B Common Stock entitled to vote thereon, voting separately as a single class. The approval of the Business Combination Proposal, Nasdaq Proposal, Incentive Plan Proposal, ESPP Proposal, and Adjournment Proposal (each, as defined in the accompanying proxy statement/prospectus) require the affirmative vote of a majority of the votes cast by the holders of 7GC Common Stock represented electronically or by proxy at the Special Meeting and entitled to vote thereon. The approval of the election of each director nominee pursuant to the Director Election Proposal (as defined in the accompanying proxy statement/prospectus) requires the affirmative vote of a plurality of the votes cast by the holders of 7GC Common Stock represented electronically or by proxy at the Special Meeting and entitled to vote thereon.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the Special Meeting. In most cases you may vote by telephone or over the Internet as instructed. The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Binding Charter Proposal (as defined in the accompanying proxy statement/prospectus), the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, and the ESPP Proposal (collectively, the “Condition Precedent Proposals”) are approved at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the others. The Advisory Charter Proposals (as defined in the accompanying proxy statement/prospectus) and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

The accompanying proxy statement/prospectus and accompanying proxy card are being provided to 7GC’s stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting. Whether or not you plan to attend the Special Meeting, all of 7GC’s stockholders are urged to read this proxy statement/prospectus, including the annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” beginning on page 29 of the accompanying proxy statement/prospectus.

If you have any questions regarding the accompanying proxy statement/consent solicitation statement/prospectus, you may contact Morrow Sodali LLC, 7GC’s proxy solicitor, by calling (800) 662-5200, or by emailing vii.info@investor.morrowsodali.com.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST IDENTIFY YOURSELF IN WRITING AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS TO 7GC’S TRANSFER AGENT AND DEMAND IN WRITING THAT YOUR SHARES OF 7GC CLASS A COMMON STOCK ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO 7GC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of 7GC’s board of directors, we would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Jack Leeney
Chairman and Chief Executive Officer 7GC & Co. Holdings Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated     , 2023, and is first being mailed to stockholders of 7GC on or about     , 2023.

i

7GC & CO. HOLDINGS INC.

A Delaware Corporation

388 Market Street, Suite 1300

San Francisco, CA 94111

NOTICE OF SPECIAL MEETING IN LIEU OF 2023 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON      , 2023

TO THE STOCKHOLDERS OF 7GC & CO. HOLDINGS INC.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of 2023 annual meeting of stockholders (the “Special Meeting”) of 7GC & Co. Holdings Inc., a Delaware corporation (“7GC”), will be held virtually via live webcast, at    , on    , 2023. As such, 7GC stockholders may attend the Special Meeting by visiting the Special Meeting website at https://www.cstproxy.com/7gcholdings/sm2023, where they will be able to listen to the meeting live and vote during the meeting. We are pleased to utilize virtual stockholder meeting technology to provide ready access and cost savings for 7GC stockholders. You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger (the “Original Merger Agreement”), dated as of December 8, 2022, by and among 7GC, Banzai International, Inc., a Delaware corporation (“Banzai”), 7GC Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of 7GC (“First Merger Sub”), and 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of 7GC (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and each, a “Merger Sub”), as amended by the Amendment to Agreement and Plan of Merger, dated as of August 4, 2023, by and between 7GC and Banzai (the “Amendment” and, together with the Original Merger Agreement, the “Merger Agreement”), and the transactions contemplated by the Merger Agreement (the “Transactions”), including the Mergers (as defined herein), as more fully described elsewhere in the accompanying proxy statement/prospectus (the “Business Combination Proposal”);

Proposal No. 2 — The Binding Charter Proposal — to consider and vote upon a proposal to approve the proposed Second Amended and Restated Certificate of Incorporation of 7GC (the “Proposed Charter”), the full text of which is attached to the accompanying proxy statement/prospectus as Annex H, which will replace 7GC’s current amended and restated certificate of incorporation (the “Existing Charter”) and will be in effect upon the Closing (the “Binding Charter Proposal”);

Proposal No. 3 — The Advisory Charter Proposals — to consider and vote upon separate proposals to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Existing Charter, which are being presented in accordance with SEC guidance as separate sub-proposals (the “Advisory Charter Proposals” and, together with the Binding Charter Proposal, the “Charter Proposals”):

•

Proposal No. 3A — to increase the authorized shares of New Banzai Common Stock (as defined herein) to 275,000,000 shares, consisting of 250,000,000 New Banzai Class A Shares (as defined herein) and 25,000,000 New Banzai Class B Shares (as defined herein), and authorized shares of New Banzai Preferred Stock (as defined herein) to 75,000,000 (“Proposal No. 3A”);

•

Proposal No. 3B — to provide that the holders of New Banzai Class A Shares will be entitled to cast one vote per New Banzai Class A Share, and holders of New Banzai Class B Shares will be entitled to cast ten votes per New Banzai Class B Share on each matter properly submitted to the stockholders entitled to vote thereon (“Proposal No. 3B”);

•

Proposal No. 3C — to require the approval of Mr. Joseph Davy to amend, repeal, waive, or alter any provision in Section A of Article IV of the Proposed Charter that would adversely affect the rights of holders of New Banzai Class B Shares (“Proposal No. 3C”);

•

Proposal No. 3D — to require an affirmative vote of 66 2/3% of the voting power of the shares of capital stock of New Banzai (as defined herein) entitled to vote on the election of directors to alter, amend, or repeal the proposed Amended and Restated Bylaws, the full text of which are attached to the accompanying proxy statement/prospectus as Annex I (the “Proposed Bylaws”) (“Proposal No. 3D”);

•

Proposal No. 3E — to require an affirmative vote of 66 2/3% of the voting power of the shares of capital stock of New Banzai entitled to vote thereon to alter, amend, or repeal Articles V, VI, VII, and VIII of the Proposed Charter (“Proposal No. 3E”);

•

Proposal No. 3F — to require an affirmative vote of 66 2/3% of the voting power of the shares of capital stock of New Banzai entitled to vote on the election of directors to remove a director with cause (“Proposal No. 3F”); and

•

Proposal No. 3G — to approve and adopt the Proposed Charter that includes the approval of Proposals 3A, B, C, D, E and F and provides for certain additional changes, including changing 7GC’s name from “7GC & Co. Holdings Inc.” to “Banzai International, Inc.” and eliminate the provisions relating to 7GC’s status as a blank check company, which the 7GC Board believes are necessary to adequately address the needs of New Banzai immediately following the consummation of the Business Combination (as defined herein) and approval of the Proposed Charter (“Proposal No. 3G”);

Proposal No. 4 — The Director Election Proposal — to consider and vote upon a proposal to elect, effective at the closing of the Business Combination (the “Closing”), five directors to serve staggered terms on the New Banzai Board (as defined herein) until the 2024, 2025, and 2026 annual meetings of the stockholders, respectively, or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, or removal (the “Director Election Proposal”);

Proposal No. 5 — The Nasdaq Proposal — to consider and vote upon a proposal to approve, for purposes of complying with the applicable listing rules of The Nasdaq Capital Market (“Nasdaq”): (i) the issuance of shares of New Banzai Common Stock pursuant to the Merger Agreement; and (ii) the related change of control of 7GC that will occur in connection with the consummation of the Mergers and the other transactions contemplated by the Merger Agreement (the “Nasdaq Proposal”);

Proposal No. 6 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve and adopt the Banzai International, Inc. 2023 Equity Incentive Plan (the “Equity Incentive Plan”) (the “Incentive Plan Proposal”);

Proposal No. 7 — The ESPP Proposal — to consider and vote upon a proposal to approve the Banzai International, Inc. 2023 Employee Stock Purchase Plan (the “ESPP”) (the “ESPP Proposal”); and

Proposal No. 8 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the Special Meeting or votes for the approval of one or more proposals at the Special Meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to 7GC stockholders (the “Adjournment Proposal”).

Each of Proposals No. 1, 2, 4, 5, 6, and 7 (the “Condition Precedent Proposals”) is cross-conditioned on the approval of the others. Proposals No. 3 and 8 are not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

These items of business are described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of Class A common stock, par value $0.0001 per share, of 7GC (the “7GC Class A Common Stock”) and Class B common stock, par value $0.0001 per share, of 7GC (the “7GC Class B Common Stock,” and together with the 7GC Class A Common Stock, the “7GC Common Stock”) at the close of business on    , 2023 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournment of the Special Meeting.

The accompanying proxy statement/prospectus and accompanying proxy card is being provided to 7GC’s stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting. Whether or not you plan to attend the Special Meeting, all of 7GC’s stockholders are urged to read this proxy statement/prospectus, including the annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” beginning on page 29 of the accompanying proxy statement/prospectus.

After careful consideration, 7GC’s board of directors (the “7GC Board”) has unanimously approved the Business Combination and unanimously recommends that stockholders vote “FOR” the adoption of the Business Combination Proposal and “FOR” all other proposals to be presented to 7GC’s stockholders at the Special Meeting. When you consider the recommendation of these proposals by the 7GC Board, you should keep in mind that 7GC’s directors and officers have interests therein that may conflict with your interests as a stockholder. See the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — Interests of 7GC’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Charter, a holder of public shares (as defined herein) originally sold as part of the units issued in 7GC’s initial public offering (the “IPO”) may request of 7GC that 7GC redeem all or a portion of its public shares for cash, out of funds legally available therefor, if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through 7GC Units (as defined herein), you elect to separate your 7GC Units into the underlying public shares and public warrants (as defined herein) prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental Stock Transfer & Trust (“Continental”), 7GC’s transfer agent, in which you (a) request that 7GC redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number, and address; and

(iii)	deliver your public shares to Continental, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on     , 2023 (two business days before the Special Meeting) in order for their public shares to be redeemed.

Holders of units must elect to separate their units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate their units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so. Holders may elect to redeem public shares regardless of how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares submitted for redemption will be returned to the respective holder, broker, or bank.

If the Business Combination is consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, 7GC will

v

redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of our initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of    , 2023, this would have amounted to approximately $    per issued and outstanding public share. If a public stockholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own shares of 7GC Class A Common Stock. Public shares will be redeemed immediately after consummation of the Business Combination. See the section titled “Special Meeting of 7GC — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities and Exchange Act, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without the prior consent of 7GC. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash without the prior consent of 7GC.

7GC & Co. Holdings LLC, a Delaware limited liability company and stockholder of 7GC (the “Sponsor”), and each officer and director of 7GC (together with the Sponsor, the “Sponsor Persons”) have agreed to, among other things, vote in favor of any proposed business combination and to waive their redemption rights in connection with such stockholder approval. The Sponsor has also agreed to, among other things, vote in favor of the Business Combination Proposal and the transactions contemplated thereby, including the other Condition Precedent Proposals. The shares of 7GC Common Stock held by the Sponsor Persons will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor Persons, collectively, own approximately 5,750,000 (or    %) of the issued and outstanding shares of 7GC Common Stock (5,650,000 of which are held by the Sponsor (396,500 shares of which are subject to forfeiture at closing of an initial business combination of 7GC pursuant to the Non-Redemption Agreements (as defined herein)), and 100,000 of which, in the aggregate, are held by the independent directors).

The approval of the Charter Proposals requires an affirmative vote of the holders of at least a majority of the outstanding shares of 7GC Common Stock entitled to vote thereon, voting together as a single class, an affirmative vote of the holders of at least a majority of the outstanding shares of 7GC Class A Common Stock entitled to vote thereon, voting separately as a single class, and an affirmative vote of the holders of at least a majority of the outstanding shares of 7GC Class B Common Stock entitled to vote thereon, voting separately as a single class. The approval of the Business Combination Proposal, Nasdaq Proposal, Incentive Plan Proposal, ESPP Proposal, and Adjournment Proposal require the affirmative vote of a majority of the votes cast by the holders of 7GC Common Stock represented electronically or by proxy at the Special Meeting and entitled to vote thereon. The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by the holders of 7GC Common Stock represented electronically or by proxy at the Special Meeting and entitled to vote thereon.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. In most cases you may vote by telephone or over the Internet as instructed. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the others. The Advisory Charter Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the Special Meeting, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will not be voted. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will not count as a vote cast at the Special Meeting. A broker non-vote with respect to some, but not all, of the proposals to be presented at the Special Meeting will be considered present for purposes of establishing a quorum. If you are a stockholder of record and you attend the Special Meeting and wish to vote, you may withdraw your proxy and vote virtually.

Your attention is directed to the remainder of the accompanying proxy statement/prospectus following this notice (including the annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the annexes and other documents referred to herein. If you have any questions or need assistance voting your shares of 7GC Common Stock, please contact Morrow Sodali LLC, 7GC’s proxy solicitor (the “Proxy Solicitor”), by calling (800) 662-5200, or by emailing vii.info@investor.morrowsodali.com, or banks and brokers can call collect at (203) 658-9400.

Thank you for your participation. We look forward to your continued support.

By Order of the 7GC Board,
Jack Leeney
Chairman and Chief Executive Officer 7GC & Co. Holdings Inc.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO 7GC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the United States Securities and Exchange Commission (“SEC”) website at www.sec.gov. You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning 7GC, without charge, by written request to 7GC at 7GC & Co. Holdings Inc., 388 Market Street, Suite 1300, San Francisco, CA 94111, or by telephone request at (628) 400-9284; or the Proxy Solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing vii.info@investor.morrowsodali.com; or from the SEC through the SEC website at the address provided above.

In order for 7GC’s stockholders to receive timely delivery of the documents in advance of the Special Meeting to be held on    , 2023, you must request the information no later than   , 2023 (five business days prior to the date of the Special Meeting).

TRADEMARKS

This document contains references to trademarks, trade names, and service marks belonging to other entities. Solely for convenience, trademarks, trade names, and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. Neither 7GC nor Banzai intends its use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of it, by any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•	“2022 Promissory Note” are to an unsecured promissory note, dated as of December 21, 2022, issued by 7GC to the Sponsor, pursuant to which 7GC may borrow up to $2,300,000 from the Sponsor;

•	“2023 Promissory Note” are to an unsecured promissory note, dated as of October 3, 2023, issued by 7GC to the Sponsor, pursuant to which 7GC may borrow up to $500,000 from the Sponsor;

•	“7GC” and, except as otherwise noted, “we,” “us,” and “our,” are to 7GC & Co. Holdings Inc., a Delaware corporation;

•	“7GC Preferred Stock” are to shares of preferred stock of 7GC, par value $0.0001 per share;

•	“7GC Private Placement Warrants” are to the 7,350,000 7GC Warrants that were issued to the Sponsor in a private placement (the “Private Placement”) in connection with the IPO;

•

“7GC Public Warrants” or “public warrants” are to the 11,500,000 7GC Warrants, a fraction equal to one-half of which was included in each unit sold as part of the IPO, and which are issued and outstanding immediately prior to the First Effective Time;

•	“7GC Units” or “units” are to each issued and outstanding unit of 7GC prior to the First Effective Time;

•	“7GC Warrants” are to warrants to purchase one share of 7GC Class A Common Stock at an exercise price of $11.50;

•

“A&R Company Support Agreement” are to that certain amended and restated support agreement, dated as of August 4, 2023, by and between Banzai and certain stockholders of Banzai set forth on Schedule I thereto (each a “Banzai Stockholder” and, collectively, the “Banzai Stockholders”), a copy of which is attached to this proxy statement/prospectus as Annex C and which agreement amended and restated the Original Company Support Agreement (as defined herein) in its entirety;

•

“A&R Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement to be entered into at the Closing by and among New Banzai, the Sponsor, other Pre-IPO Holders (as defined therein), and certain persons receiving shares of New Banzai Common Stock pursuant to the Mergers, the form of which is attached to this proxy statement/prospectus as Annex E;

•

“Ancillary Documents” are to the Merger Agreement, the A&R Registration Rights Agreement, the Lock-up Agreements, the A&R Company Support Agreement, the Sponsor Support Agreement, each letter of transmittal and each other agreement, document, instrument and/or certificate contemplated by the Merger Agreement to be executed in connection with the transactions contemplated thereby;

•	“Banzai Class A Common Stock” are to shares of Class A common stock of Banzai, par value $0.0001 per share;

•	“Banzai Class B Common Stock” are to shares of Class B common stock of Banzai, par value $0.0001 per share;

•	“Banzai Common Stock” are to shares of Banzai Class A Common Stock and shares of Banzai Class B Common Stock, collectively;

•	“Banzai Management Stockholders” are to Joseph Davy, Simon Baumer, Mark Musburger, Rachel Stanley, and Ashley Levesque;

•	“Business Combination” are to the combination of 7GC, Banzai, First Merger Sub, and Second Merger Sub pursuant to the transactions provided for and contemplated in the Merger Agreement;

x

•	“Code” are to the Internal Revenue Code of 1986, as amended;

•

“Company Expenses” are to, without duplication, the aggregate unpaid amount due and payable as of the Second Effective Time by any Banzai or its subsidiaries, for (i) out-of-pocket fees, costs and expenses incurred in connection with the negotiation, preparation or execution of the Merger Agreement or any Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (including the fees and expenses of outside legal counsel, accountants, advisors, investment bankers, brokers, consultants or other agents (including, for the avoidance of doubt, to perform any compensation studies)), (ii) the cost of the Company D&O Tail Policy (as defined in the Merger Agreement) to be obtained pursuant to Section 5.5 of the Merger Agreement, (iii) the costs and expenses of any consultant or advisor engaged to prepare a compensation study in connection with implementation of the New Incentive Plan (as defined in the Merger Agreement), (iv) any filing fee to be paid pursuant to the HSR Act, (v) the filing fee to be paid for the Registration Statement / Proxy Statement, and (vi) any other fees, expenses, commissions or other amounts that are expressly allocated to any Banzai or its subsidiaries, or the Pre-Closing Holders pursuant to the Merger Agreement or any Ancillary Document, in each case as of the Second Effective Time.

•

“Conversion Amount” are to with respect to each Senior Convertible Note means, on any date of determination, the outstanding principal, accrued and unpaid interest, and all fees and other obligations then payable in respect of such Senior Convertible Note;

•	“DGCL” are to the General Corporation Law of the State of Delaware;

•	“Exchange Ratio” are to the quotient obtained by dividing (i) the Per Share Value by (ii) $10.00;

•	“Existing Banzai Securityholders” are to the holders of Banzai’s securities immediately prior to the Closing;

•	“Existing Organizational Documents” are to 7GC’s Bylaws, dated as of September 18, 2020, and the Existing Charter;

•

“Extension” are to the extension of the date by which 7GC must consummate its initial business combination from December 28, 2022 to June 28, 2023, or such earlier date as determined by the 7GC Board, approved by the public stockholders at the Extension Meeting;

•	“Extension Meeting” are to the special meeting in lieu of an annual meeting of the stockholders of 7GC held on December 21, 2022;

•	“First Effective Time” are to the time at which the First Merger shall become effective in accordance with the terms of the Merger Agreement;

•

“First Merger” are to the merger of First Merger Sub with and into Banzai, with Banzai as the Surviving Corporation, in accordance with the terms and subject to the conditions set forth in the Merger Agreement;

•	“founder shares” are to the shares of 7GC Class B Common Stock initially purchased by the Sponsor in a private placement prior to the IPO;

•	“GAAP” are to accounting principles generally accepted in the United States of America;

•	“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“Investment Company Act” are to the Investment Company Act of 1940, as amended;

•	“IPO registration statement” are to the Registration Statement on Form S-1 (333-251162) filed by 7GC in connection with its IPO, which became effective on December 22, 2020;

•	“IRS” are to the U.S. Internal Revenue Service;

•

“Lock-up Agreements” are to those certain lock-up agreements between New Banzai and certain stockholders of Banzai to be entered into at Closing, a copy of the form of which is attached to this proxy statement/prospectus as Annex D;

•	“Mergers” are to the First Merger and the Second Merger, together;

•	“New Award Grants” are to equity awards to be issued to employees and management of New Banzai under the Equity Incentive Plan;

•	“New Banzai” are to 7GC immediately following the consummation of the Business Combination and approval of the Proposed Charter;

•	“New Banzai Board” are to the board of directors of New Banzai following the consummation of the Business Combination and the election of directors pursuant to the Director Election Proposal;

•

“New Banzai Common Stock” are to the New Banzai Class A Shares and the New Banzai Class B Shares, collectively, following the consummation of the Business Combination and approval of the Proposed Charter;

•

“New Banzai Class A Shares” are to shares of Class A common stock of New Banzai, par value $0.0001 per share, following the consummation of the Business Combination and approval of the Proposed Charter;

•

“New Banzai Class B Shares” are to shares of Class B common stock of New Banzai, par value $0.0001 per share, following the consummation of the Business Combination and approval of the Proposed Charter;

•	“New Banzai Preferred Stock” are to shares of preferred stock of New Banzai, par value $0.0001 per share, following the consummation of the Business Combination and approval of the Proposed Charter;

•	“New Banzai Warrants” are to warrants to purchase one Banzai Class A Share at an exercise price of $11.50, following the consummation of the Business Combination;

•	“Original Company Support Agreement” are to that certain support agreement, dated as of December 8, 2022, by and between Banzai and the Banzai Stockholders;

•

“Per Share Value” are to (i) an amount equal to $100,000,000, payable in New Banzai Class A Shares or New Banzai Class B Shares, as applicable, divided by (ii) (A) the total number of shares of Banzai Class A Common Stock and Banzai Class B Common Stock issued and outstanding as of immediately prior to the First Effective Time, (B) the maximum aggregate number of shares of Banzai Class A Common Stock issuable upon full exercise of options of Banzai to purchase Banzai Class A Common Stock (the “Banzai Options”) issued, outstanding and vested immediately prior to the First Effective Time, (C) the maximum aggregate number of shares of Banzai Class A Common Stock issuable upon conversion of the Conversion Amount under each Senior Convertible Note as of immediately prior to the First Effective Time at the applicable Senior Convertible Note Conversion Price, (D) the maximum aggregate number of shares of Banzai Class A Common Stock issuable upon conversion of all of the outstanding principal and interest under each Subordinated Convertible Note as of immediately prior to the First Effective Time at the applicable Subordinated Convertible Note Conversion Price, and (E) the maximum aggregate number of shares of Banzai Class A Common Stock issuable upon conversion of the SAFE Purchase Amount under each SAFE Right as of immediately prior to the First Effective Time at the applicable SAFE Conversion Price;

•	“Pre-Closing Holder” are to direct or indirect securityholders of Banzai immediately prior to the First Effective Time;

•	“Promissory Notes” are to the 2022 Promissory Note and the 2023 Promissory Note;

•

“public shares” are to shares of 7GC Class A Common Stock (including those included in the units) that were offered and sold by 7GC in its initial public offering and registered pursuant to the IPO registration statement;

•	“public stockholders” are to holders of public shares, whether acquired in the IPO or acquired in the secondary market;

•	“SAFE Conversion Price” are to, with respect to each SAFE Right, the Valuation Cap Price (as defined in each SAFE Agreement);

•	“SAFE Purchase Amount” are to, with respect to each SAFE Right, the Purchase Amount (as defined in the applicable SAFE Agreement that governs such SAFE Right);

•	“SAFE Right” are to the right of each SAFE investor to receive a portion of the Total Consideration pursuant to certain Simple Agreements for Future Equity (each, a “SAFE Agreement”);

•	“Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•	“Second Effective Time” are to the time at which the Second Merger shall become effective in accordance with the terms of the Merger Agreement;

•

“Second Extension” are to the extension of the date by which 7GC must consummate its initial business combination from June 28, 2023 to December 28, 2023, or such earlier date as determined by the 7GC Board, approved by the public stockholders at the Second Extension Meeting;

•	“Second Extension Meeting” are to the special meeting in lieu of an annual meeting of the stockholders of 7GC held on June 26, 2023;

•

“Second Merger” are to the merger of the Surviving Corporation with and into Second Merger Sub, with Second Merger Sub as the surviving entity in accordance with the terms and subject to the conditions set forth in the Merger Agreement;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•

“Senior Convertible Notes” are to the Convertible Promissory Note issued by Banzai to CP BF Lending, LLC, dated as of February 19, 2021, in the principal amount of $1,500,000, and the Convertible Promissory Note issued by Banzai to CP BF Lending, LLC, dated as of October 10, 2022, in the principal amount of $321,345.31;

•

“Senior Convertible Note Conversion Price” are to, with respect to each Senior Convertible Note, the Conversion Price (as defined in and determined pursuant to the terms of such Senior Convertible Note);

•

“Sponsor Forfeiture Agreement” are to that certain sponsor forfeiture agreement, dated as of August 4, 2023, by and between 7GC, Banzai, and the Sponsor, a copy of which is attached to this proxy statement/prospectus as Annex K;

•

“Sponsor Support Agreement” are to that certain agreement, dated as of December 8, 2022, by and between 7GC, Banzai, and the Sponsor, a copy of which is attached to this proxy statement/prospectus as Annex B;

•	“Subordinated Convertible Notes” are to the Subordinated Convertible Promissory Notes set forth in Section 1.1(a) of the Company Schedules (as defined in the Merger Agreement);

•

“Subordinated Convertible Note Conversion Price” are to, with respect to each Subordinated Convertible Note, the quotient obtained by dividing the Valuation Cap by the Fully Diluted Capitalization, each as defined in and determined pursuant to the terms of such Subordinated Convertible Note;

•	“Surviving Corporation” are to the surviving corporation of the First Merger;

•	“Total Consideration” are to $100,000,000, payable in New Banzai Class A Shares or New Banzai Class B Shares, as applicable;

•	“Treasury Regulations” are to the regulations, including proposed and temporary regulations, promulgated under the Code;

•	“Trust Agreement” are to the Investment Management Trust Agreement, dated December 22, 2020, by and between 7GC and Continental, as trustee; and

•	“Working Capital Loans” are to the funds that the Sponsor or an affiliate of the Sponsor may loan to 7GC as may be required.

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to shares of 7GC Class A Common Stock, public shares, 7GC Public Warrants, or 7GC Warrants include any such securities underlying the 7GC Units, as applicable.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this proxy statement/prospectus are not historical facts but are forward-looking statements, including for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, (1) references with respect to the anticipated benefits of the Business Combination and anticipated closing timing; (2) the sources and uses of funds for the Business Combination, (3) the anticipated capitalization and enterprise value of the combined company following the consummation of the Business Combination; and (4) current and future potential commercial and customer relationships. These statements are based on various assumptions, whether or not identified in this proxy statement/prospectus, and on the current expectations of 7GC’s and Banzai’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of 7GC and Banzai. These forward-looking statements are subject to a number of risks and uncertainties, including: changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the Business Combination, including the risk that any required stockholder or regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company; failure to realize the anticipated benefits of the Business Combination; risks relating to the uncertainty of the projected financial information with respect to Banzai; Banzai’s ability to successfully and timely develop, sell and expand its technology and products, and otherwise implement its growth strategy; risks relating to Banzai’s operations and business, including information technology and cybersecurity risks, loss of customers and deterioration in relationships between Banzai and its employees; risks related to increased competition; risks relating to potential disruption of current plans, operations and infrastructure of Banzai as a result of the announcement and consummation of the Business Combination; risks that the post-combination company experiences difficulties managing its growth and expanding operations; the amount of redemption requests made by 7GC’s stockholders; the impact of geopolitical, macroeconomic and market conditions, including the COVID-19 pandemic; the ability to successfully select, execute or integrate future acquisitions into the business, which could result in material adverse effects to operations and financial conditions; and those other factors discussed in the section titled “Risk Factors” contained in this proxy statement/prospectus. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. The risks and uncertainties above are not exhaustive, and there may be additional risks that neither 7GC nor Banzai presently know or that 7GC and Banzai currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect 7GC’s and Banzai’s expectations, plans or forecasts of future events and views as of the date of this proxy statement/prospectus. 7GC and Banzai anticipate that subsequent events and developments will cause 7GC’s and Banzai’s assessments to change. However, while 7GC and Banzai may elect to update these forward-looking statements at some point in the future, 7GC and Banzai specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing 7GC’s and Banzai’s assessments as of any date subsequent to the date of this proxy statement/prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements.

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to 7GC’s stockholders. 7GC urges stockholders to read this proxy statement/prospectus, including the annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the Special Meeting.

Q:	Why am I receiving this proxy statement/prospectus?

A:

You are receiving these materials because you are a stockholder of record or a beneficial holder of 7GC on   , 2023, the record date for the Special Meeting. 7GC and Banzai have agreed to a business combination through a series of transactions, including the Mergers, subject to the terms and conditions of the Merger Agreement and the Ancillary Documents. A copy of the Original Merger Agreement is attached to this proxy statement/prospectus as Annex A-1 and a copy of the Amendment is attached to this proxy statement/prospectus as Annex A-2. 7GC stockholders are being asked to consider and vote upon a proposal to approve the Business Combination and a number of other proposals. See the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal” for more detail.

THE VOTE OF STOCKHOLDERS IS IMPORTANT. STOCKHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/ PROSPECTUS IN ITS ENTIRETY, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF 7GC AND BANZAI.

Q:	How do I attend the meeting virtually?

A:

The Special Meeting will be accessible virtually via a live webcast at   , at   , Eastern Time, on    , 2023. To participate in the virtual meeting, including the voting of shares, 7GC stockholders of record will need to enter the control number shown on their proxy card.

The Special Meeting webcast will begin promptly at    , Eastern Time. 7GC stockholders are encouraged to access the Special Meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.

Q:	What are the transactions described in this document?

A:

On December 8, 2022, 7GC entered into the Original Merger Agreement, and further, on August 4, 2023, entered into the Amendment, which amended and restated certain terms and conditions of and exhibits to the Original Merger Agreement. Pursuant to the Merger Agreement, the parties thereto will enter into the Business Combination, pursuant to which, among other things, (i) First Merger Sub will merge with and into Banzai, with Banzai being the Surviving Corporation, and (ii) promptly following the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger. Following the Mergers, Banzai shall continue its existence under the DGCL as a wholly owned subsidiary of 7GC. The 7GC Units, 7GC Class A Common Stock and 7GC Public Warrants are currently listed on Nasdaq, under the symbols “VIIAU,” “VII,” and “VIIAW,” respectively. 7GC has applied to continue the listing of 7GC Class A Common Stock and 7GC Public Warrants on Nasdaq under the symbols “BNZI” and “BNZIW,” respectively, upon the Closing. At the Closing, each 7GC Unit will separate into its components consisting of one share of 7GC Class A Common Stock and one-half of one 7GC Public Warrant and, as a result, will no longer trade as a separate security. At the Closing, 7GC will change its name to Banzai International, Inc.

Q:	What will happen in the Mergers?

A:

Effect of the First Merger. On the terms and subject to the conditions set forth in the Merger Agreement, at the First Effective Time, each outstanding share of Banzai Class A Common Stock and each outstanding share of Banzai Class B Common Stock (in each case, other than dissenting shares and any shares held in the treasury of Banzai) shall be cancelled and converted into the right to receive a number of New Banzai Class A Shares or New Banzai Class B Shares, respectively, equal to the Exchange Ratio.

Treatment of Outstanding Equity Awards

In addition, as of the First Effective Time: (i) each Banzai Option, whether vested or unvested, that is outstanding immediately prior to the First Effective Time and held by a Pre-Closing Holder who is providing services to Banzai immediately prior to the First Effective Time (a “Pre-Closing Holder Service Provider”), will be assumed and converted into an option (a “7GC Option”) with respect to a number of New Banzai Class A Shares calculated in the manner set forth in the Merger Agreement; and (ii) the vested portion of each Banzai Option that is outstanding at such time and held by a Pre-Closing Holder who is not then providing services to Banzai (a “Pre-Closing Holder Non-Service Provider”) will be assumed and converted into a 7GC Option with respect to a number of New Banzai Class A Shares calculated in the manner set forth in the Merger Agreement.

Treatment of SAFE Rights

As of the First Effective Time, each SAFE Right that is outstanding immediately prior to the First Effective Time shall be cancelled and converted into and become the right to receive a number of New Banzai Class A Shares equal to (i) the SAFE Purchase Amount in respect of such SAFE Right divided by the SAFE Conversion Price in respect of such SAFE Right multiplied by (ii) the Exchange Ratio.

Treatment of Convertible Notes

As of the First Effective Time, (i) each Subordinated Convertible Note that is outstanding immediately prior to the First Effective Time will be cancelled and converted into the right to receive a number of shares of 7GC Class A Common Stock equal to (1) all of the outstanding principal and interest in respect of such Subordinated Convertible Note, divided by the Subordinated Convertible Note Conversion Price in respect of such Subordinated Convertible Note, multiplied by (2) the Exchange Ratio, and (ii) each Senior Convertible Note that is outstanding immediately prior to the First Effective Time will be cancelled and converted into the right to receive a number of New Banzai Class A Shares equal to (1) the Conversion Amount in respect of such Senior Convertible Note, multiplied by (2) the Exchange Ratio.

Effect of the Second Merger. On the terms and subject to the conditions set forth in the Merger Agreement, at the Second Effective Time, by virtue of the Second Merger, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and no consideration shall be delivered therefor.

Q:	How will New Banzai be managed following the Business Combination?

A:

Following the Closing, it is expected that the current management of Banzai will become the management of New Banzai, and the New Banzai Board will consist of five directors, who will be divided into three classes: (i) one Class I New Banzai director, whose initial term shall expire at the 2024 annual meeting of the stockholders of New Banzai, (ii) two Class II New Banzai directors, whose initial term shall expire at the 2025 annual meeting of the stockholders of New Banzai, and (iii) two Class III New Banzai directors, whose initial term shall expire at the 2026 annual meeting of the stockholders of New Banzai.

Please see the section titled “Management of New Banzai after the Business Combination.”

Q:	Is the completion of the Business Combination subject to any conditions?

A:

Yes. The respective obligations of each party to effect the Closing are subject to the fulfillment (or, to the extent permitted by applicable law, waiver) of certain conditions specified in the Merger Agreement.

The Merger Agreement provides that the obligations of the parties to consummate the Transactions are conditioned on, among other things: (i) approval of the Condition Precedent Proposals by the requisite 7GC stockholders, (ii) the expiration or termination of the waiting period under the HSR Act, (iii) no order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions being in force, (iv) having this proxy statement/prospectus declared effective under the Securities Act, (v) the New Banzai Class A Shares to be issued pursuant to the Merger Agreement having been approved for listing on Nasdaq, (vi) 7GC having at least $5,000,001 of net tangible assets remaining after redemptions by 7GC stockholders, and (vi) customary bring-down conditions related to the representations, warranties, and pre-Closing covenants in the Merger Agreement. Additionally, the obligations of Banzai and its subsidiaries to consummate the Transactions are also conditioned upon, among other things, (a) 7GC having delivered to Banzai executed copies of the A&R Registration Rights Agreement and the Exchange Agent Agreement (as defined in the Merger Agreement), and evidence that the Proposed Charter has been filed with the Secretary of State of Delaware, and (b) the sum of (i)(A) the cash proceeds to be received by 7GC at Closing from the Trust Account (after, for the avoidance of doubt, giving effect to redemptions by 7GC stockholders), (B) the cash proceeds to be received by 7GC or any of Banzai or its subsidiaries from any financing, whether equity or debt, at or immediately following the Closing, and (C) the unrestricted cash on the balance sheet of Banzai as of immediately prior to the Closing, minus (ii) the 7GC Transaction Expenses, minus (iii) the Company Expenses equaling or exceeding $5,000,000. 7GC’s obligation to consummate the Business Combination is also subject to there having been no “Company Material Adverse Effect” (as defined in the Merger Agreement) since the date of the Merger Agreement that is continuing and uncured.

To the extent that the 7GC Board determines that any modifications by the parties, including any waivers of any conditions to the Closing, materially change the terms of the Business Combination, 7GC and Banzai will notify their respective equityholders in a manner reasonably calculated to inform them about the modifications as may be required by law, by publishing a press release, and/or filing a current report on Form 8-K, and by circulating a supplement to this proxy statement/prospectus to resolicit the votes of 7GC stockholders, if required. For more information about conditions to the consummation of the Business Combination, see the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement — Conditions to Closing.”

Q:	Following the Business Combination, will 7GC’s securities continue to trade on a stock exchange?

A:

Yes. We anticipate that, following the Business Combination, 7GC Class A Common Stock and 7GC Public Warrants will continue trading on Nasdaq under the new symbols “BNZI” and “BNZIW,” respectively. The 7GC Units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.

Q:	What proposals are stockholders of 7GC being asked to vote upon?

A:	At the Special Meeting, 7GC is asking holders of 7GC Common Stock to consider and vote upon:

Proposal No. 1 — The Business Combination Proposal — a proposal to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Mergers, as more fully described elsewhere in this proxy statement/prospectus;

Proposal No. 2 — The Binding Charter Proposal — a proposal to approve the Proposed Charter, which will replace the Existing Charter and will be in effect upon the Closing;

Proposal No. 3 — The Advisory Charter Proposals — separate proposals to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Existing Charter, which are being presented in accordance with the SEC guidance as separate sub-proposals:

•

Proposal No. 3A — to increase the authorized shares of New Banzai Common Stock to 275,000,000 shares, consisting of 250,000,000 New Banzai Class A Shares and 25,000,000 New Banzai Class B Shares, and authorized shares of New Banzai Preferred Stock to 75,000,000;

•

Proposal No. 3B — to provide that the holders of New Banzai Class A Shares will be entitled to cast one vote per New Banzai Class A Share, and holders of New Banzai Class B Shares will be entitled to cast ten votes per New Banzai Class B Share on each matter properly submitted to the stockholders entitled to vote thereon;

•

Proposal No. 3C — to require the approval of Mr. Joseph Davy to amend, repeal, waive, or alter any provision of Section A of Article IV of the Proposed Charter that would adversely affect the rights of holders of New Banzai Class B Shares;

•

Proposal No. 3D — to require an affirmative vote of 66 2/3% of the voting power of the shares of capital stock of New Banzai entitled to vote on the election of directors to alter, amend, or repeal the Proposed Bylaws;

•

Proposal No. 3E — to require an affirmative vote of 66 2/3% of the voting power of the shares of capital stock of New Banzai entitled to vote thereon to alter, amend, or repeal Articles V, VI, VII, and VIII of the Proposed Charter;

•

Proposal No. 3F — to require an affirmative vote of 66 2/3% of the voting power of the shares of capital stock of New Banzai entitled to vote on the election of directors to remove a director with cause; and

•

Proposal No. 3G — to approve and adopt the Proposed Charter that includes the approval of Proposals 3A, B, C, D, E and F and provides for certain additional changes, including changing 7GC’s name from “7GC & Co. Holdings Inc.” to “Banzai International, Inc.” and eliminate the provisions relating to 7GC’s status as a blank check company, which the 7GC Board believes are necessary to adequately address the needs of New Banzai immediately following the consummation of the Business Combination and approval of the Proposed Charter;

Proposal No. 4 — The Director Election Proposal — a proposal to elect, effective at the Closing, five directors to serve staggered terms on the New Banzai Board until the 2024, 2025, and 2026 annual meetings of the stockholders, respectively, or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, or removal;

Proposal No. 5 — The Nasdaq Proposal — proposal to approve, for purposes of complying with the applicable listing rules of Nasdaq: (i) the issuance of shares of New Banzai Common Stock pursuant to the Merger Agreement, and (ii) the related change of control of 7GC that will occur in connection with the consummation of the Mergers and the other transactions contemplated by the Merger Agreement;

Proposal No. 6 — The Incentive Plan Proposal — a proposal to approve and adopt the Equity Incentive Plan;

Proposal No. 7 — The ESPP Proposal — a proposal to approve the ESPP; and

Proposal No. 8 — The Adjournment Proposal — a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the Special Meeting or votes for the approval of one or more proposals at the Special Meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to 7GC stockholders.

If our stockholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the Business Combination may not be consummated. See the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal,” “Stockholder Proposal No. 2 — The Binding Charter Proposal,” “Stockholder Proposal No. 3 – The Advisory Charter Proposals,” “Stockholder Proposal No. 4 — The Director Election Proposal,” “Stockholder Proposal No. 5 — The Nasdaq Proposal,” “Stockholder Proposal No. 6 — The Incentive Plan Proposal,” “Stockholder Proposal No. 7 — The ESPP Proposal,” and “Stockholder Proposal No. 8 — The Adjournment Proposal.”

7GC will hold the Special Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Special Meeting. Stockholders of 7GC should read it carefully.

Q:	Did the 7GC Board recommend the Business Combination Proposal and the other proposals?

A:

After careful consideration, the 7GC Board has determined that the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal, and the Adjournment Proposal are in the best interests of 7GC and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of 7GC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of 7GC and its stockholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the proposals. In addition, 7GC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — Interests of 7GC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	Are the proposals conditioned on one another?

A:

Each of the Condition Precedent Proposals is cross-conditioned on the approval of the others. If our stockholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the Business Combination may not be consummated. Proposal No. 3 and Proposal No. 8 are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Q:	Why is 7GC proposing the Business Combination?

A:	7GC was incorporated to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination, with one or more businesses.

Based on our due diligence investigations of Banzai, the management of Banzai and the industry in which it operates, including the financial and other information provided by Banzai in the course of these due diligence investigations, the 7GC Board believes that the Business Combination with Banzai is in the best interests of 7GC and its stockholders and presents an opportunity to increase stockholder value. However, there is no assurance of this. See the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — The 7GC Board’s Reasons for the Approval of the Business Combination” for additional information.

Although the 7GC Board believes that the Business Combination with Banzai presents an attractive business combination opportunity and is in the best interests of 7GC and its stockholders, the 7GC Board did consider certain potentially material negative factors in arriving at that conclusion, including, among others: the fact that Banzai has incurred losses on an as-reported basis for the last several years, the risk that 7GC’s stockholders may fail to approve the Condition Precedent Proposals, the potential that a significant number of 7GC stockholders elect to redeem their public shares prior to the consummation of the Business Combination pursuant to the Existing Charter, the risks associated with 7GC’s public stockholders holding a minority position in the combined company, the risks and costs to 7GC if the Business Combination is not completed and the risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe. These and other factors are discussed in greater detail in the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — The 7GC Boards’ Reasons for the Business Combination,” as well as in the section titled “Risk Factors.”

Q:	What will Banzai securityholders receive in return for 7GC’s acquisition of all of the issued and outstanding security interests of Banzai?

A:

The aggregate consideration to be paid to the direct or indirect securityholders of Banzai at the Closing will consist of a number of New Banzai Class A Shares or New Banzai Class B Shares, as applicable, equal to the Exchange Ratio. Assuming the Closing occurs on October 31, 2023, the Total Consideration would be 9,999,942 shares of New Banzai Common Stock.

For further details, see the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — Merger Consideration.”

Q:	What equity stake will current 7GC stockholders and Existing Banzai Securityholders hold in New Banzai immediately after the consummation of the Business Combination?

A:

As of the date of this proxy statement/prospectus, there are (i) 9,079,638 shares of 7GC Common Stock issued and outstanding, consisting of the 5,650,000 founder shares held by the Sponsor (396,500 of which are subject to forfeiture at closing of an initial business combination of 7GC pursuant to the Non-Redemption Agreements), the 100,000 founder shares in the aggregate held by the four independent directors of 7GC, and 3,329,638 shares of 7GC Class A Common Stock, and (ii) 18,850,000 7GC Warrants issued and outstanding, consisting of the 7,350,000 7GC Private Placement Warrants held by the Sponsor, which will be surrendered, cancelled, and retired immediately prior to the First Effective Time pursuant to the Sponsor Forfeiture Agreement, and 11,500,000 7GC Public Warrants. Each whole warrant entitles the holder thereof to purchase one share of 7GC Class A Common Stock at $11.50 per share and, following the Second Merger, will entitle the holder thereof to purchase one New Banzai Class A Share at $11.50 per share. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), 7GC’s fully diluted share capital would be 27,929,638 common stock equivalents.

Upon completion of the Business Combination, we anticipate that: (1) shares issued to the Banzai Management Stockholders will represent an ownership interest of 8.0% of the fully diluted New Banzai Common Stock, (2) shares issued to the Existing Banzai Securityholders (including those issued to holders of SAFE Rights and issuable upon conversion of the Subordinated Convertible Notes at the First Effective Time) other than the Banzai Management Stockholders will represent an ownership interest of 20.1% of the fully diluted New Banzai Common Stock, (3) shares held by 7GC public stockholders will represent an ownership interest of 10.8% of the fully diluted New Banzai Common Stock, (4) shares held by the Sponsor Persons will represent an ownership interest of 14.8% of the fully diluted New Banzai Common Stock (which does assume the forfeiture of Sponsor’s 7GC Private Placement Warrants, the Sponsor’s forfeiture of 396,500 founder shares pursuant to the Non-Redemption Agreements, and transfer of 100,000 founder shares to Cohen (as defined herein) at Closing pursuant to the Cohen Engagement Letter (as defined herein)), (5) New Award Grants will represent an ownership interest of 0% of the fully diluted New Banzai Common Stock upon full vesting and/or exercise thereof, (6) shares issued pursuant to the warrant (the “GEM Warrant”) issued in connection with funding under the GEM Agreement (as defined herein) will represent an ownership interest of 2.7% of the fully diluted New Banzai Common Stock, (7) shares issued in connection with funding under the GEM Agreement will represent an ownership interest of 11.3% of the fully diluted New Banzai Common Stock, and (8) 7GC Public Warrants will represent an ownership interest of 32.4% of the fully diluted New Banzai Common Stock upon exercise thereof. These ownership interest levels are based on Banzai’s capitalization as of June 30, 2023 and assume (i) no additional issuance of Banzai equity, (ii) the Closing occurs on October 31, 2023, (iii) issuance of the GEM Warrant funding of $40,000,000 and issuance of 4,000,000 shares of Banzai Common Stock at a purchase price of $10 per share under the GEM Agreement at Closing, and (iv) except for the public stockholders that exercised their redemption rights in connection with the Business Combination pursuant to the Extension Meeting or the Second Extension Meeting, no public stockholders further exercise their redemption rights in connection with the Business Combination.

The following table illustrates the varying ownership levels in New Banzai immediately following the consummation of the Business Combination, based on the assumptions above; provided that in the 25%, 50%, 75%, and maximum redemptions scenarios, assumption (iii) above is modified to assume that public stockholders exercise their redemption rights at the applicable redemption levels in connection with the Business Combination.

	Fully Diluted Share Ownership in New Banzai
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming 25% Redemptions)		Pro Forma Combined (Assuming 50% Redemptions)		Pro Forma Combined (Assuming 75% Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Banzai Management Stockholders	2,846,638	8.0%	2.846,638	8.2%	2,846,638	8.4%	2,846,638	8.6%	2,846,638	8.9%
Existing Banzai Securityholders(1)	7,153,304	20.1%	7,153,304	20.6%	7,153,304	21.2%	7,153,304	21.7%	7,153,304	22.3%
Public Stockholders(2)	3,826,138	10.8%	2,993,728	8.6%	2,161,319	6.4%	1,328,910	4.0%	496,500	1.5%
Sponsor Persons	5,253,500	14.8%	5,253,500	15.2%	5,253,500	15.5%	5,253,500	15.9%	5,253,500	16.4%
New Award Grants	—	—	—	—	—	—	—	—	—	—
GEM Warrant	945,760	2.7%	920,016	2.7%	894,271	2.6%	868,526	2.6%	842,782	2.6%
GEM Agreement Shares(3)	4,000,000	11.3%	4,000,000	11.5%	4,000,000	11.8%	4,000,000	12.1%	4,000,000	12.5%
Public Warrants	11,500,000	32.4%	11,500,000	33.2%	11,500,000	34.0%	11,500,000	34.9%	11,500,000	35.8%

Total	35,525,340	100.0%	34,667,186	100.0%	33,809,032	100%	32,950,878	100.0%	32,092,724	100.0%

(1)	Excluding the 2,846,638 shares issued to the Banzai Management Stockholders.
(2)

Including the 396,500 New Banzai Class A Shares to be issued at Closing pursuant to the Non-Redemption Agreements and the 100,000 founder shares to be transferred to Cohen at Closing pursuant to the Cohen Engagement Letter.

(3)

The shares issued pursuant to the GEM Agreement will be issued at a discount to the then-applicable market price of New Banzai Common Stock in tranches over a specified time period pursuant to the terms of the GEM Agreement, but are presented herein as if issued at $10 per share simultaneously at Closing for purposes of illustrating aggregate pro forma effect.

See the sections titled “Summary of the Proxy Statement/Prospectus — Ownership of New Banzai following the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Q:	How has the announcement of the Business Combination affected the trading price of the 7GC Class A Common Stock?

A:

On December 7, 2022, the last trading date before the public announcement of the execution of the Merger Agreement, the reported closing price on Nasdaq of the 7GC Units, 7GC Class A Common Stock, and 7GC Public Warrants was $10.05, $10.04, and $0.0474, respectively. On    , 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the reported closing price on Nasdaq of the 7GC Units, 7GC Class A Common Stock, and 7GC Public Warrants was $    , $    , and $    , respectively.

Q:	What changes will be made to the current governing documents of 7GC?

A:

7GC’s stockholders are being asked to consider and vote upon a proposal to approve the replacement of 7GC’s Existing Charter under the DGCL with the Proposed Charter, which will be materially modified from the Existing Charter to:

•

increase the authorized shares of New Banzai Common Stock to 275,000,000 shares, consisting of 250,000,000 New Banzai Class A Shares and 25,000,000 New Banzai Class B Shares, and authorized shares of New Banzai Preferred Stock to 75,000,000;

•

provide that the holders of New Banzai Class A Shares will be entitled to cast one vote per New Banzai Class A Share, and holders of New Banzai Class B Shares will be entitled to cast ten votes per New Banzai Class B Share on each matter properly submitted to the stockholders entitled to vote thereon;

•

require the approval of Mr. Joseph Davy to amend, repeal, waive, or alter any provision of Section A of Article IV of the Proposed Charter that would adversely affect the rights of holders of New Banzai Class B Shares;

•	require an affirmative vote of 66 2/3% of the voting power of the shares of capital stock of New Banzai entitled to vote on the election of directors to alter, amend, or repeal the Proposed Bylaws;

•

require an affirmative vote of 66 2/3% of the voting power of the shares of capital stock of New Banzai entitled to vote thereon to alter, amend, or repeal Articles V, VI, VII, and VIII of the Proposed Charter;

•	require an affirmative vote of 66 2/3% of the voting power of the shares of capital stock of New Banzai entitled to vote on the election of directors to remove a director with cause; and

•

provide for certain additional changes, including changing 7GC’s name from “7GC & Co. Holdings Inc.” to “Banzai International, Inc.” and eliminate the provisions relating to 7GC’s status as a blank check company.

See the section titled “Stockholder Proposal No. 2 — The Binding Charter Proposal” and “Stockholder Proposal No. 3 – The Advisory Charter Proposals” for additional information.

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public stockholders may elect to redeem all or a portion of the public shares held by them regardless of how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without the prior consent of 7GC. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash without the prior consent of 7GC. The Sponsor Persons have agreed to, among other things, waive their redemption rights in connection with a stockholder approval of a proposed business combination. The shares of 7GC Common Stock held by the Sponsor Persons will therefore be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor Persons, collectively, own approximately 5,750,000 (or    %) of the issued and outstanding shares of 7GC Common Stock (5,650,000 of which are held by the Sponsor (396,500 shares of which are subject to forfeiture at closing of an initial business combination of 7GC pursuant to the Non-Redemption Agreements), and 100,000 of which, in the aggregate, are held by the independent directors).

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your shares of 7GC Class A Common Stock for or against or abstain from voting on the Business Combination Proposal or any other proposal to be voted upon at the Special Meeting. As a result, the Business Combination can be approved by stockholders who will redeem their shares and no longer remain stockholders.

Q:	How do I exercise my redemption rights?

A:	If you are a public stockholder and wish to exercise your right to redeem your public shares, you must:

(i)

(a) hold public shares, or (b) if you hold public shares through 7GC Units, elect to separate your 7GC Units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, in which you (a) request that 7GC redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on    , 2023 (two business days before the Special Meeting) in order for their public shares to be redeemed.

The address of Continental is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate their units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate their units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so.

Public stockholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account not previously released to 7GC to pay its taxes (net of taxes payable). For illustrative purposes, as of     , 2023, this would have amounted to approximately $    per issued and outstanding public share. However, the proceeds deposited in the Trust Account could become subject to the claims of 7GC’s creditors, if any, which could have priority over the claims of the public stockholders, regardless of whether such public stockholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal.

Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether or how you vote on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public stockholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

A 7GC stockholder may not withdraw a redemption request once submitted to 7GC unless the 7GC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which the 7GC Board may do in whole or in part). If you submit a redemption request to Continental and later decide prior to the Special Meeting not to elect redemption, you may request to withdraw the redemption request. You may make such request by contacting Continental at the phone number or address listed in the question “Who can help answer my questions?” below.

Any corrected or changed written exercise of redemption rights must be received by Continental prior to the vote taken on the Business Combination Proposal at the Special Meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the Special Meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, 7GC will redeem the public shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any public warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the underlying public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate your units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental directly and instruct them to do so. You are requested to cause your public shares to be separated and delivered to Continental by    p.m.,    Eastern Time, on    , 2023 (two business days before the Special Meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	What are the material U.S. federal income tax consequences of exercising my redemption rights?

A:

We expect that a U.S. holder of public shares that exercises its redemption rights to receive cash in exchange for its public shares generally will be treated as selling such shares in a taxable transaction resulting in the recognition of capital gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the number of public shares that such U.S. holder owns or is deemed to own prior to and following the redemption. For a more complete discussion of the U.S. federal income tax consequences of a holder’s exercise of redemption rights, see the section titled “Material U.S. Federal Income Tax Consequences — Tax Consequences of a Redemption to Holders of 7GC Public Shares — Tax Consequences for U.S. Holders.”

For a description of the tax consequences for Non-U.S. holders exercising redemption rights in connection with the Business Combination, see the section titled “Material U.S. Federal Income Tax Consequences — Tax Consequences of a Redemption to Holders of 7GC Public Shares — Tax Consequences for Non-U.S. Holders.”

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:

Following the closing of the IPO, an amount equal to $230,000,000 of the net proceeds from the IPO and the sale of the 7GC Private Placement Warrants was placed in the Trust Account. As of    , 2023, funds in the Trust Account totaled approximately $    and were held solely in an interest-bearing demand deposit account. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of: (i) the completion of 7GC’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend any provisions of the Existing Charter (A) to modify the substance or timing of 7GC’s obligation to offer redemption rights in connection with any proposed initial business combination or to redeem 100% of 7GC’s public shares if it does not complete its initial business combination by December 28, 2023 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of 7GC’s public shares if it is unable to complete its business combination by December 28, 2023, subject to applicable law.

Upon consummation of the Business Combination, the funds deposited in the Trust Account will be released to pay holders of 7GC Class A Common Stock who properly exercise their redemption rights, to pay transaction fees and expenses associated with the Business Combination, and for working capital and general corporate purposes of New Banzai following the Business Combination. As of June 30, 2023, 19,670,372 public shares have been redeemed. See the section titled “Summary of the Proxy statement/prospectus — Sources and Uses of Funds for the Business Combination.”

Q:	What happens if a substantial number of the public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:

Our public stockholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are reduced as a result of redemptions by public stockholders.

Pursuant to the Existing Charter, in no event will we redeem 7GC Class A Common Stock in an amount that would cause 7GC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

As of June 30, 2023, 19,670,372 public shares have been redeemed and 3,329,638 public shares were outstanding. The table below presents the trust value per share of 7GC Class A Common Stock to a 7GC stockholder that elects not to redeem across a range of varying redemption scenarios calculated based on the Trust Account figures as of July 31, 2023. This trust value per share of 7GC Class A Common Stock includes the per share cost of the deferred underwriting discount.

Per Share Value
Trust value	$35,316,551
Total shares of 7GC Class A Common Stock	3,329,638
Trust value per share of 7GC Class A Common Stock	$10.61

	Assuming No Redemption	Assuming 25% of Maximum Redemptions	Assuming 50% of Maximum Redemptions	Assuming 75% of Maximum Redemptions	Assuming Maximum Redemptions
Redemptions ($)	—	$8,829,138	$17,658,276	$26,487,413	$33,316,551
Redemptions (Shares)	—	832,410	1,664,819	2,497,228	3,329,638
Deferred underwriting discount(1)	$8,050,000	$8,050,000	$8,050,000	$8,050,000	$8,050,000
Cash left in Trust Account post redemptions minus deferred underwriting discount	$27,266,551	$18,437,413	$9,608,276	$779,138	—
Shares of 7GC Class A Common Stock post redemptions(1)	3,329,638	2,497,228	1,664,818	832,408	—
Trust value per share of 7GC Class A Common Stock	$8.19	$7.38	$5.77	$0.94	—

(1)

Does not include shares of 7GC Class A Common Stock to be issued to the Existing Banzai Securityholders at the Closing or any of the 5,750,000 founder shares, which will automatically convert into shares of 7GC Class A Common Stock on a one-for-one basis, subject to adjustment, at Closing.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemption will impact the dilutive effect of certain equity issuances related to the Business Combination. As illustrated in the table below, certain equity issuances may have a dilutive effect on the per share value of New Banzai. See the section titled “Risk Factors—Risks Related to Redemption” for additional information.

	Assuming No Redemption		Assuming 25% of Maximum Redemptions(1)		Assuming 50% of Maximum Redemptions(2)		Assuming 75% of Maximum Redemptions(3)		Assuming Maximum Redemptions(4)
	Number of Shares	Value per Share(5)	Number of Shares	Value per Share(5)	Number of Shares	Value per Share(5)	Number of Shares	Value per Share(5)	Number of Shares	Value per Share(5)
Base Scenario(6)	19,079,580	$10.00	18,247,170	$10.00	17,414,761	$10.00	16,582,352	$10.00	15,749,942	$10.00
Assuming Exercise of Public Warrants(7)	30,579,580	$6.24	29,747,170	$6.13	28,914,761	$6.02	28,082,352	$5.90	27,249,942	$5.78
Including Shares Issuable Pursuant to the Senior Convertible Notes(8)	31,189,090	$6.12	30,356,680	$6.01	29,524,271	$5.90	28,691,862	$5.78	27,859,452	$5.65
Including Shares Reserved for New Award Grants	—	—	—	—	—	—	—	—	—	—

(1)	Assumes redemptions of 832,410 public shares in connection with the Business Combination.
(2)	Assumes redemptions of 1,664,819 public shares in connection with the Business Combination.
(3)	Assumes redemptions of 2,497,228 public shares in connection with the Business Combination.
(4)	Assumes redemptions of 3,329,638 public shares in connection with the Business Combination.
(5)	Based on a post-transaction equity value of New Banzai of the following:

	Post-Transaction Equity Value
	(in millions, rounded)
	Assuming No Redemption		Assuming 25% of Maximum Redemptions		Assuming 50% of Maximum Redemptions		Assuming 75% of Maximum Redemptions		Assuming Maximum Redemptions
Base Scenario(6)	$190.8	(5)(a)	$182.0	(5)(b)	$173.1	(5)(c)	$164.3	(5)(d)	$155.5	(5)(e)
Assuming Exercise of Public Warrants(5)(f)	$323.1		$314.2		$305.4		$296.6		$287.7
Including Shares Issuable Pursuant to Senior Convertible Notes(5)(g)	$325.6		$316.7		$307.9		$299.1		$290.2
Including Shares Reserved for New Award Grants	—		—		—		—		—

(5)(a)

Based on a post-transaction equity value of New Banzai of approximately $190.8 million, calculated by multiplying (a) the sum of (i) 9,999,942 shares of New Banzai Common Stock to be issued at the Closing to the Existing Banzai Securityholders (including those issued to holders of SAFE Rights and issuable upon conversion of the Subordinated Convertible Notes at the First Effective Time) based on the Per Share Value, (ii) 5,353,500 shares of 7GC Class B Common Stock (including the 100,000 shares to be transferred to Cohen at Closing pursuant to the Cohen Engagement Letter), and (iii) assuming no redemptions by the public shareholders and issuance at the Closing of the 396,500 New Banzai Class A Shares pursuant to the Non-Redemption Agreements, 3,726,138 public shares, by (b) $10.00.

(5)(b)

Based on a post-transaction equity value of New Banzai of approximately $182.0 million, or approximately $190.8 million less the approximately $8.8 million (or $10.61 per share, representing its per share portion of the principal in the Trust Account) that would be paid from the Trust Account to redeem 832,410 public shares in connection with the Business Combination.

(5)(c)

Based on a post-transaction equity value of New Banzai of approximately $173.1 million, or approximately $190.8 million less the approximately $17.7 million (or $10.61 per share, representing its per share portion of the principal in the Trust Account) that would be paid from the Trust Account to redeem 1,664,819 public shares in connection with the Business Combination.

(5)(d)

Based on a post-transaction equity value of New Banzai of approximately $164.3 million, or approximately $190.8 million less the approximately $26.5 million (or $10.61 per share, representing its per share portion of the principal in the Trust Account) that would be paid from the Trust Account to redeem 2,497,229 public shares in connection with the Business Combination.

(5)(e)

Based on a post-transaction equity value of New Banzai of approximately $155.5 million, or approximately $190.8 million less the approximately $35.3 million (or $10.61 per share, representing its per share portion of the principal in the Trust Account) that would be paid from the Trust Account to redeem 3,329,638 public shares in connection with the Business Combination.

(5)(f)

Based on a post-transaction equity value of New Banzai at the Base Scenario in the respective redemption scenario column plus the full exercise of the Public Warrants for a total cash exercise price of approximately $132.3 million (or $11.50 per share).

(5)(g)

Based on a post-transaction equity value of New Banzai at the Base Scenario in the respective redemption scenario column plus the full exercise of the Public Warrants for a total cash exercise price of approximately $132.3 million (or $11.50 per share) plus approximately $2.5 million from the conversion of the Conversion Amount under each Senior Convertible Note at the applicable Senior Convertible Note Conversion Price.

(6)

Represents (a) the 9,999,942 shares of New Banzai Common Stock issued to Existing Banzai Securityholders at the Closing pursuant to the Business Combination (including those issued to holders of SAFE Rights and issuable upon conversion of the Subordinated Convertible Notes at the First Effective Time), (b) the 3,329,638 shares of 7GC Class A Common Stock that will remain outstanding at the Closing, (c) the issuance at the Closing of the 396,500 New Banzai Class A shares pursuant to the Non-Redemption Agreements, and (d) the 5,353,500 shares of 7GC Class B Common Stock (including the 100,000 shares to be transferred to Cohen at Closing pursuant to the Cohen Engagement Letter) that will be automatically converted into New Banzai Class A Shares at the Closing, less any public shares that are redeemed, as described above.

(7)	Represents the Base Scenario plus 11,500,000 shares of 7GC Class A Common Stock issuable upon the exercise of the Public Warrants.
(8)

Represents the Base Scenario plus 11,500,000 shares of 7GC Class A Common Stock issuable upon the exercise of the Public Warrants plus 609,510 New Banzai Class A Shares issuable upon conversion of the Senior Convertible Notes Pursuant to the terms of the amended and restated Senior Convertible Notes entered into in connection with the Forbearance Agreement, the Senior Convertible Notes would convert at a post-Transaction price equal to (i) their current, Banzai conversion price of $2.73 multiplied by (ii) the Exchange Ratio.

If a public stockholder exercises its redemption rights, such exercise will not result in the loss of any public warrants that it may hold. We cannot predict the ultimate value of the New Banzai Warrants following the consummation of the Business Combination, but assuming that 100% or 3,329,638 shares of 7GC Class A Common Stock held by our public stockholders were redeemed, the 11,500,000 retained outstanding 7GC Public Warrants would have an aggregate value of $    , based on a price per 7GC Public Warrant of $    on    , 2023, the most recent practicable date prior to the date of this proxy statement/prospectus.

The table below presents possible sources of dilution and the extent of such dilution that non-redeeming 7GC stockholders could experience in connection with the closing of the Business Combination across a range of varying redemption scenarios. In an effort to illustrate the extent of such dilution, the table below assumes (i) 9,079,638 shares of 7GC Common Stock issued and outstanding, consisting of the 5,650,000 founder shares held by the Sponsor (396,500 of which are subject to forfeiture at closing of an initial business combination of 7GC pursuant to the Non-Redemption Agreements), the 100,000 founder shares in the aggregate held by the four independent directors of 7GC, and 3,726,138 shares of 7GC Class A Common Stock (including issuance at the Closing of 396,500 New Banzai Class A Shares pursuant to the Non-Redemption Agreements), (ii) funding of $40,000,000 and issuance, along with the GEM Warrant, of 4,000,000 shares of Banzai Common Stock at a purchase price of $10 per share under the GEM Agreement at Closing, and (iii) 18,850,000 7GC Warrants issued and outstanding, consisting of the 7,350,000 7GC

Private Placement Warrants held by the Sponsor, which will be surrendered, cancelled, and retired immediately prior to the First Effective Time pursuant to the Sponsor Forfeiture Agreement, and 11,500,000 7GC Public Warrants. Each whole warrant entitles the holder thereof to purchase one share of 7GC Class A Common Stock at $11.50 per share and, following the Second Merger, will entitle the holder thereof to purchase one New Banzai Class A Share at $11.50 per share.

If the actual facts are different from these assumptions, the percentage ownership retained by the current 7GC stockholders in New Banzai will be different.

	Fully Diluted Share Ownership in New Banzai
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming 25% Redemptions)		Pro Forma Combined (Assuming 50% Redemptions)		Pro Forma Combined (Assuming 75% Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Banzai Management Stockholders	2,846,638	8.0%	2.846,638	8.2%	2,846,638	8.4%	2,846,638	8.6%	2,846,638	8.9%
Existing Banzai Securityholders(1)	7,153,304	20.1%	7,153,304	20.6%	7,153,304	21.2%	7,153,304	21.7%	7,153,304	22.3%
Public Stockholders(2)	3,826,138	10.8%	2,993,728	8.6%	2,161,319	6.4%	1,328,910	4.0%	496,500	1.5%
Sponsor Persons	5,253,500	14.8%	5,253,500	15.2%	5,253,500	15.5%	5,253,500	15.9%	5,253,500	16.4%
New Award Grants	—	—	—	—	—	—	—	—	—	—
GEM Warrant	945,760	2.7%	920,016	2.7%	894,271	2.6%	868,526	2.6%	842,782	2.6%
GEM Agreement Shares(3)	4,000,000	11.3%	4,000,000	11.5%	4,000,000	11.8%	4,000,000	12.1%	4,000,000	12.5%
Public Warrants	11,500,000	32.4%	11,500,000	33.2%	11,500,000	34.0%	11,500,000	34.9%	11,500,000	35.8%

Total	35,525,340	100.0%	34,667,186	100.0%	33,809,032	100%	32,950,878	100.0%	32,092,724	100.0%

(1)	Excluding the 2,846,638 shares issued to the Banzai Management Stockholders.
(2)

Including the 396,500 New Banzai Class A Shares to be issued at Closing pursuant to the Non-Redemption Agreements and the 100,000 founder shares to be transferred to Cohen at Closing pursuant to the Cohen Engagement Letter.

(3)

The shares issued pursuant to the GEM Agreement will be issued at a discount to the then-applicable market price of New Banzai Common Stock in tranches over a specified time period pursuant to the terms of the GEM Agreement, but are presented herein as if issued at $10 per share simultaneously at Closing for purposes of illustrating aggregate pro forma effect.

The deferred underwriting discount owed as a result of the 7GC IPO will be released to the underwriters only on completion of the Business Combination. The deferred underwriting discount is payable if a Business Combination is consummated without regard to the number of public shares redeemed by holders in connection with a Business Combination. The following table presents the deferred underwriting discount as a percentage of the cash left in the Trust Account following redemptions across a range of varying redemption scenarios.

	Assuming No Redemptions	Assuming 25% of Maximum Redemptions	Assuming 50% of Maximum Redemptions	Assuming 75% of Maximum Redemptions	Assuming Maximum Redemptions
Deferred underwriting discount	$8,050,000	$8,050,000	$8,050,000	$8,050,000	$8,050,000
Deferred underwriting discount as a percentage of cash in Trust Account post-redemptions	22.8%	30.4%	45.6%	91.2%	—%

7GC Warrants are not subject to redemption in connection with the Business Combination. As of    , 2023, the most recent practicable date before the date of this proxy statement/prospectus, the closing trading price of the 7GC Public Warrants on Nasdaq was $    . The 7GC Warrants will become exercisable at any time commencing 30 days after the completion of the Business Combination. The exercise price of 7GC Warrants is $11.50 per share. However, there is no guarantee that the 7GC Warrants will ever be in the money prior to their expiration and as such, the 7GC Warrants may expire worthless. Alternatively, following the Business Combination, New Banzai may be able to redeem unexpired New Banzai Warrants prior to their exercise at a time that is disadvantageous to a holder of the New Banzai Warrants, thereby making them worthless. For more information on risks relating to the 7GC Warrants, please see the section of this proxy statement/prospectus titled “Risk Factors — Risks Related to the Business Combination and 7GC.”

Q:	When do you expect the Business Combination to be completed?

A:	The Business Combination is expected to be completed in the fourth quarter of 2023.

Q:	Do I have appraisal rights in connection with the proposed Business Combination and the Transactions?

A:	Neither 7GC’s stockholders nor 7GC’s warrant holders have appraisal rights in connection with the Business Combination or the Transactions under Delaware law.

Q:	What do I need to do now?

A:

7GC urges you to read this proxy statement/prospectus, including the annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a stockholder or warrant holder of 7GC. 7GC’s stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:

The Special Meeting will be held on   , 2023 at   , Eastern Time, virtually via live webcast at    , where you will be able to listen to the meeting live and vote during the meeting. If you are a holder of record of 7GC Common Stock on the record date for the Special Meeting, you may vote at the Special Meeting via the virtual meeting platform, or by submitting a proxy for the Special Meeting, in any of the following ways, if available:

Vote by Mail: by signing, dating, and returning the enclosed proxy card in the accompanying prepaid reply envelope. By signing the proxy card and returning it in the enclosed prepaid envelope to the specified address, you are authorizing the individuals named on the proxy card to vote your shares of 7GC Class A Common Stock and/or 7GC Class B Common Stock, as applicable, at the Special Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of 7GC Class A Common Stock and/or 7GC Class B Common Stock will be voted as recommended by the 7GC Board.

Vote by Internet: visit https://www.cstproxy.com/7gcholdings/sm2023, 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time on    , 2023 (have your proxy card in hand when you visit the website);

Vote by Phone: by calling toll-free (within the U.S. or Canada) (800) 662-5200 (have your proxy card in hand when you call); or

Vote at the Special Meeting: you can attend the Special Meeting via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. You can access the Special Meeting by visiting the website https://www.cstproxy.com/7gcholdings/sm2023. You will need your control number for access. Instructions on how to virtually attend and participate at the Special Meeting are available at     .

If you hold your shares of 7GC Common Stock in “street name,” which means your shares are held of record by a broker, bank, or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank, or nominee with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote, obtain a valid proxy from your broker, bank or nominee. In most cases you may vote by telephone or over the Internet as instructed.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank, or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank, or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the stockholders will be considered non-routine and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank, or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” A broker non-vote will not count as a vote cast at the Special Meeting. A broker non-vote with respect to each of the proposals to be presented at the Special Meeting will not be considered present for the purposes of establishing a quorum. A broker non-vote with respect to some, but not all, of the proposals to be presented at the Special Meeting will be considered present for purposes of establishing a quorum.

Q:	When and where will the Special Meeting be held?

A:

The Special Meeting will be held on   , 2023 at   , Eastern Time, virtually via live webcast at    . To participate in the virtual meeting, a 7GC stockholder of record will need the 16-digit control number included on their proxy card or instructions that accompanied their proxy materials, if applicable, or to obtain a proxy form from their broker, bank, or other nominee. The Special Meeting webcast will begin promptly at   , Eastern Time. 7GC stockholders are encouraged to access the 7GC Special Meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.

Q:	Who is entitled to vote at the Special Meeting?

A:

7GC has fixed   , 2023 as the record date for the Special Meeting. If you were a stockholder of 7GC at the close of business on the record date, you are entitled to vote on matters that come before the Special Meeting. However, a stockholder may only vote his or her shares if he or she is present electronically or is represented by proxy at the Special Meeting.

Q:	How many votes do I have?

A:

7GC stockholders are entitled to one vote at the Special Meeting for each share of 7GC Common Stock held of record as of the record date. As of the close of business on the record date for the Special Meeting, there were    shares of 7GC Class A Common Stock issued and outstanding, and    shares of 7GC Class B Common Stock issued and outstanding.

Q:	What constitutes a quorum?

A:

A quorum of 7GC stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if the holders of shares of outstanding 7GC Common Stock representing a majority of the voting power of all outstanding shares of 7GC Common Stock entitled to vote at the Special Meeting are represented electronically or by proxy, except that when specified business is to be voted on by a class of 7GC Common Stock voting as a class, the holders of shares representing a majority of the voting power of all outstanding shares of such class of 7GC Common Stock shall constitute a quorum of such class for the transaction of such business. As of the record date for the Special Meeting, to consider and vote upon the Charter Proposals,    shares of 7GC Class A Common Stock and      shares of 7GC Class B Common Stock would be required to achieve a quorum at the Special Meeting. As of the record date for the Special Meeting, to consider and vote upon the Business Combination Proposal, Director Election Proposal, Nasdaq Proposal, Incentive Plan Proposal, ESPP Proposal and Adjournment Proposal,    shares of 7GC Common Stock would be required to achieve a quorum at the Special Meeting.

Q:	What vote is required to approve each proposal at the Special Meeting?

A:	The following votes are required for each proposal at the Special Meeting:

•

Business Combination Proposal: The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by the holders of 7GC Common Stock represented electronically or by proxy at the Special Meeting and entitled to vote thereon. Accordingly, a 7GC stockholder’s failure to vote by proxy or to vote electronically online at the Special Meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Business Combination Proposal.

•

The Charter Proposals: The approval of each of the Charter Proposals requires an affirmative vote of the holders of at least a majority of the outstanding shares of 7GC Common Stock entitled to vote thereon, voting together as a single class, an affirmative vote of the holders of at least a majority of the outstanding shares of 7GC Class A Common Stock entitled to vote thereon, voting separately as a single class, and an affirmative vote of the holders of at least a majority of the outstanding shares of 7GC Class B Common Stock entitled to vote thereon, voting separately as a single class. Accordingly, a 7GC stockholder’s failure to vote by proxy or to vote electronically online at the Special Meeting, an abstention from voting, or a broker non-vote on any of the Charter Proposals will have the same effect as a vote against any such Charter Proposal.

•

The Director Election Proposal: The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by the holders of 7GC Common Stock represented electronically or by proxy at the Special Meeting and entitled to vote thereon. Accordingly, a 7GC stockholder’s failure to vote by proxy or to vote electronically online at the Special Meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Director Election Proposal.

•

Nasdaq Proposal: The approval of the Nasdaq proposal requires the affirmative vote of a majority of the votes cast by the holders of 7GC Common Stock represented electronically or by proxy at the Special Meeting and entitled to vote thereon. Accordingly, a 7GC stockholder’s failure to vote by proxy or to vote electronically online at the Special Meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Nasdaq Proposal.

•

Incentive Plan Proposal: The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the holders of 7GC Common Stock represented electronically or by proxy at the Special Meeting and entitled to vote thereon. Accordingly, a 7GC stockholder’s failure to vote by proxy or to vote electronically online at the Special Meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Incentive Plan Proposal.

•

ESPP Proposal: The approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by the holders of 7GC Common Stock represented electronically or by proxy at the Special Meeting and entitled to vote thereon. Accordingly, a 7GC stockholder’s failure to vote by proxy or to vote electronically online at the Special Meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the ESPP Proposal.

•

Adjournment Proposal: The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of 7GC Common Stock represented electronically or by proxy at the Special Meeting and entitled to vote thereon. Accordingly, a 7GC stockholder’s failure to vote by proxy or to vote electronically online at the Special Meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Adjournment Proposal.

Q:	What are the recommendations of the 7GC Board?

A:

The 7GC Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of 7GC’s stockholders and unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposals, and “FOR” all of the other proposals. The existence of financial and personal interests of one or more of 7GC’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of 7GC and its stockholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the proposals. In addition, 7GC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — Interests of 7GC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	How does the Sponsor intend to vote its shares?

A:

Unlike some other blank check companies in which the initial stockholders agree to vote their shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor Persons have agreed to, among other things, vote in favor of any proposed business combination and to waive their redemption rights in connection with such stockholder approval. The Sponsor has also agreed to, among other things, vote in favor of the Business Combination Proposal and the transactions contemplated thereby, including the other Condition Precedent Proposals. As of the date of this proxy statement/prospectus, the Sponsor Persons, collectively, own approximately 5,750,000 (or    %) of the issued and outstanding shares of 7GC Common Stock (5,650,000 of which are held by the Sponsor (396,500 of which are subject to forfeiture at closing of an initial business combination of 7GC pursuant to the Non-Redemption Agreements), and 100,000 of which, in the aggregate, are held by the independent directors). Pursuant to the non-redemption agreements entered into by 7GC, the Sponsor and certain unaffiliated third parties (the “Holders”) in June 2023 (the “Non-Redemption Agreements”), immediately prior to, and substantially concurrently with, the closing of an initial business combination, (i) the Sponsor (or its designees) will surrender and forfeit to 7GC for no consideration an aggregate of 396,500 shares of 7GC Class B Common Stock held by the Sponsor (the “Forfeited Shares”) and (ii) 7GC will issue to the Holders a number of shares of 7GC Class A Common Stock equal to the number of Forfeited Shares.

The Sponsor and 7GC’s directors, officers, advisors, or their respective affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. However, they have no current commitments, plans, or intentions to engage in any such transactions and have not formulated any terms or conditions for any such transactions.

None of the funds in the Trust Account will be used to purchase shares or warrants in such transactions. If any such persons engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act or other federal securities laws. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of 7GC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the Sponsor or 7GC’s directors, officers, advisors, or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

The purpose of such purchases would be to (i) ensure that such shares would not be redeemed in connection with the initial business combination, (ii) ensure that 7GC’s net tangible assets are at least $5,000,001, where it appears that such requirement would otherwise not be met, (iii) reduce the number of warrants outstanding, or (iv) vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of shares of 7GC Class A Common Stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor and 7GC’s officers, directors, and/or their affiliates anticipate that they may identify the stockholders with whom the Sponsor or 7GC’s officers, directors, or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders (in the case of shares of 7GC Class A Common Stock) following our mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or 7GC’s officers, directors, advisors, or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination Proposal but only if such shares have not already been voted at the Special Meeting. The Sponsor and 7GC’s officers, directors, advisors, or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

To the extent that the Sponsor or 7GC’s officers, directors, advisors, or their affiliates enter into any such private purchase, prior to the Special Meeting, 7GC will file a current report on Form 8-K to disclose (1) the amount of securities purchased in any such purchases, along with the purchase price; (2) the purpose of any such purchases; (3) the impact, if any, of any such purchases on the likelihood that the business combination transaction will be approved; (4) the identities or the nature of the security holders (e.g., 5% security holders) who sold their securities in any such purchases; and (5) the number of securities for which 7GC has received redemption requests pursuant to its stockholders’ redemption rights in connection with the Business Combination.

Any purchases by the Sponsor or 7GC’s officers, directors, and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and 7GC’s officers, directors and/or their affiliates will not make purchases of shares of 7GC Class A Common Stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

The existence of financial and personal interests of one or more of 7GC’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of 7GC and its stockholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the proposals. In addition, 7GC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — Interests of 7GC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	What happens if I sell my shares of 7GC Common Stock before the Special Meeting?

A:

The record date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the Special Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such Special Meeting but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:	May I change my vote after I have delivered my signed proxy card or voting instruction card?

A:

Yes. If you are a stockholder of record of shares of 7GC Common Stock as of the close of business on the record date, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•	Submit a new proxy card bearing a later date; or

•

Vote electronically at the Special Meeting by visiting https://www.cstproxy.com/7gcholdings/sm2023 and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance virtually at the Special Meeting will not alone serve to revoke your proxy.

Q:	What happens if I fail to take any action with respect to the Special Meeting?

A:

If you fail to take any action with respect to the Special Meeting and the Business Combination Proposal and the other Condition Precedent Proposals are approved by stockholders and the Business Combination is consummated, you will remain a stockholder or warrant holder of New Banzai. If you fail to take any action with respect to the Special Meeting and the Business Combination Proposal or the other Condition Precedent Proposals are not approved, you will remain a stockholder or warrant holder of 7GC. However, if you fail to vote with respect to the Special Meeting, you will nonetheless be eligible to elect to redeem your public shares in connection with the Business Combination. As of June 30, 2023, 19,670,372 public shares have been redeemed.

Q:	What happens if I attend the Special Meeting and abstain or do not vote?

A:	For purposes of the Special Meeting, an abstention occurs when a stockholder is present at the Special Meeting and does not vote or returns a proxy with an “abstain” vote.

If you are a 7GC stockholder that attends the Special Meeting virtually and fails to vote on the Charter Proposals, or if you respond to such proposals with an “abstain” vote, your failure to vote or your “abstain” vote, in each case, will have the same effect as a vote “AGAINST” such proposals. An abstention or failure to vote will have no effect on any of the other proposals.

Q:	What should I do with my 7GC share certificates, warrant certificates, or unit certificates?

A:	7GC stockholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates to Continental prior to the Special Meeting.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on    , 2023 (two business days before the Special Meeting) in order for their shares to be redeemed.

Holders of 7GC Warrants should not submit the certificates relating to their warrants. Public stockholders who do not elect to have their public shares redeemed for a pro rata share of the Trust Account should not submit the certificates relating to their public shares.

Upon the consummation of the Transactions, shares of 7GC Class A Common Stock and 7GC Public Warrants will, as the case may be, without needing to take any action, continue trading on Nasdaq under the new symbols “BNZI” and “BNZIW.” At the Closing, each unit will separate into its components consisting of one share of 7GC Class A Common Stock and one-half of one 7GC Public Warrant and, as a result, will no longer trade as a separate security.

Q:	What should I do if I receive more than one set of voting materials?

A:

7GC stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of 7GC Common Stock.

Q:	Who will solicit and pay the cost of soliciting proxies for the Special Meeting?

A:

7GC will pay the cost of soliciting proxies for the Special Meeting. 7GC has engaged the Proxy Solicitor to assist in the solicitation of proxies for the Special Meeting and has agreed to pay the Proxy Solicitor a fee of $15,000, plus disbursements (to be paid with non-Trust Account funds). 7GC will also reimburse banks, brokers and other custodians, nominees, and fiduciaries representing beneficial owners of shares of 7GC Class A Common Stock for their expenses in forwarding soliciting materials to beneficial owners of shares of 7GC Class A Common Stock and in obtaining voting instructions from those owners. 7GC’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the Special Meeting?

A:

The preliminary voting results are expected to be announced at the Special Meeting. 7GC will publish final voting results of the Special Meeting in a Current Report on Form 8-K within four business days after the Special Meeting.

Q:	Who can help answer my questions?

A:

If you have questions about the Business Combination or the Transactions or if you need additional copies of this prospectus, any document incorporated by reference in this prospectus, or the enclosed proxy card, you should contact:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Toll Free: (800) 662-5200

Collect: (203) 658-9400

E-mail: vii.info@investor.morrowsodali.com

Stockholders may call toll free: (800) 662-5200

Banks and Brokers may call collect: (203) 658-9400

Email: vii.info@investor.morrowsodali.com

You also may obtain additional information about 7GC from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental at the address below prior to the Special Meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on    , 2023 (two business days before the Special Meeting) in order for their public shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th floor

New York, NY 10004

Attention: SPAC Redemption Team

E-Mail: spacredemptions@continentalstock.com

SPECIAL MEETING OF 7GC

General

7GC is furnishing this proxy statement/prospectus to the 7GC stockholders as part of the solicitation of proxies by the 7GC Board for use at the Special Meeting to be held on    , 2023, and at any adjournment thereof. This proxy statement is first being furnished to the 7GC stockholders on or about    , 2023 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement provides the 7GC stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time, and Place

The Special Meeting will be held virtually via live webcast at    , Eastern Time, on    ,     2023. As such, 7GC stockholders may attend the Special Meeting by visiting the Special Meeting website at https://www.cstproxy.com/7gcholdings/sm2023, where you will be able to listen to the meeting live and vote during the meeting.

Purpose of the Special Meeting

At the Special Meeting, 7GC is asking holders of 7GC Common Stock to consider and vote upon:

Proposal No. 1 — The Business Combination Proposal — a proposal to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Mergers, as more fully described elsewhere in this proxy statement/prospectus;

Proposal No. 2 — The Binding Charter Proposal — a proposal to approve the Proposed Charter, which will replace the Existing Charter and will be in effect upon the Closing;

Proposal No. 3 — The Advisory Charter Proposals —separate proposals to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Existing Charter, which are being presented in accordance with the SEC guidance as separate sub-proposals:

•

Proposal No. 3A — to increase the authorized shares of New Banzai Common Stock to 275,000,000 shares, consisting of 250,000,000 New Banzai Class A Shares and 25,000,000 New Banzai Class B Shares, and authorized shares of New Banzai Preferred Stock to 75,000,000;

•

Proposal No. 3B — to provide that the holders of New Banzai Class A Shares will be entitled to cast one vote per New Banzai Class A Share, and holders of New Banzai Class B Shares will be entitled to cast ten votes per New Banzai Class B Share on each matter properly submitted to the stockholders entitled to vote thereon;

•

Proposal No. 3C — to require the approval of Mr. Joseph Davy to amend, repeal, waive, or alter any provision of Section A of Article IV of the Proposed Charter that would adversely affect the rights of holders of New Banzai Class B Shares;

•

Proposal No. 3D — to require an affirmative vote of 66 2/3% of the voting power of the shares of capital stock of New Banzai entitled to vote on the election of directors to alter, amend, or repeal the Proposed Bylaws;

•

Proposal No. 3E — to require an affirmative vote of 66 2/3% of the voting power of the shares of capital stock of New Banzai entitled to vote thereon to alter, amend, or repeal Articles V, VI, VII, and VIII of the Proposed Charter;

•

Proposal No. 3F — to require an affirmative vote of 66 2/3% of the voting power of the shares of capital stock of New Banzai entitled to vote on the election of directors to remove a director with cause; and

•

Proposal No. 3G — to approve and adopt the Proposed Charter that includes the approval of Proposals 3A, B, C, D, E and F and provides for certain additional changes, including changing 7GC’s name from “7GC & Co. Holdings Inc.” to “Banzai International, Inc.” and eliminate the provisions relating to 7GC’s status as a blank check company, which the 7GC Board believes are necessary to adequately address the needs of New Banzai immediately following the consummation of the Business Combination and approval of the Proposed Charter;

Proposal No. 4 — The Director Election Proposal — a proposal to elect, effective at the Closing, five directors to serve staggered terms on the New Banzai Board until the 2024, 2025, and 2026 annual meetings of the stockholders, respectively, or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, or removal;

Proposal No. 5 — The Nasdaq Proposal — proposal to approve, for purposes of complying with the applicable listing rules of Nasdaq: (i) the issuance of shares of New Banzai Common Stock pursuant to the Merger Agreement, and (ii) the related change of control of 7GC that will occur in connection with the consummation of the Mergers and the other transactions contemplated by the Merger Agreement;

Proposal No. 6 — The Incentive Plan Proposal — a proposal to approve and adopt the Equity Incentive Plan;

Proposal No. 7 — The ESPP Proposal — a proposal to approve the ESPP; and

Proposal No. 8 — The Adjournment Proposal — a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the Special Meeting or votes for the approval of one or more proposals at the Special Meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to 7GC stockholders.

Each of Proposals No. 1, 2, 4, 5, 6 and 7 is cross-conditioned on the approval of the others. If our stockholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the Business Combination may not be consummated. Proposals No. 3 and 8 are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. See the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal,” “Stockholder Proposal No. 2 — The Binding Charter Proposal,” “Stockholder Proposal No. 3 — The Advisory Charter Proposals,” “Stockholder Proposal No. 4 — The Director Election Proposal,” “Stockholder Proposal No. 5 — The Nasdaq Proposal,” “Stockholder Proposal No. 6 — The Incentive Plan Proposal,” “Stockholder Proposal No. 7 — The ESPP Proposal,” and “Stockholder Proposal No. 8 — The Adjournment Proposal.”

Recommendation of the 7GC Board

The 7GC Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of 7GC and its stockholders and recommends that its stockholders vote “FOR” the Business Combination Proposal, “FOR” the Binding Charter Proposals, “FOR” the Advisory Charter Proposals, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

The existence of financial and personal interests of one or more of 7GC’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of 7GC and its stockholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the proposals. In addition, 7GC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — Interests of 7GC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

7GC stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned shares of 7GC Common Stock at the close of business on    , 2023, which is the record date for the Special Meeting. Stockholders will have one vote for each share of 7GC Common Stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. 7GC Warrants do not have voting rights. As of the close of business on the record date, there were    shares of 7GC Class A Common Stock issued and outstanding, and    shares of 7GC Class B Common Stock issued and outstanding.

Quorum

A quorum of 7GC stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if the holders of shares of outstanding 7GC Common Stock representing a majority of the voting power of all outstanding shares of 7GC Common Stock entitled to vote at the Special Meeting are represented electronically or by proxy, except that when specified business is to be voted on by a class of 7GC Common Stock voting as a class, the holders of shares representing a majority of the voting power of all outstanding shares of such class of 7GC Common Stock shall constitute a quorum of such class for the transaction of such business. As of the record date for the Special Meeting, to consider and vote upon the Charter Proposals,     shares of 7GC Class A Common Stock and     shares of 7GC Class B Common Stock would be required to achieve a quorum at the Special Meeting. As of the record date for the Special Meeting, to consider and vote upon the Business Combination Proposal, Director Election Proposal, Nasdaq Proposal, Incentive Plan Proposal, ESPP Proposal and Adjournment Proposal,    shares of 7GC Common Stock would be required to achieve a quorum at the Special Meeting.

Abstentions and Broker Non-Votes

For purposes of the Special Meeting, an abstention occurs when a stockholder is present at the Special Meeting and does not vote or returns a proxy with an “abstain” vote. If you are a 7GC stockholder that attends the Special Meeting virtually and fails to vote on the Charter Proposals, or if you respond to such proposals with an “abstain” vote, your failure to vote or your “abstain” vote, in each case, will have the same effect as a vote “AGAINST” such proposals. An abstention or failure to vote will have no effect on any of the other proposals.

Vote Required for Approval

The approval of each of the Charter Proposals requires an affirmative vote of the holders of at least a majority of the outstanding shares of 7GC Common Stock entitled to vote thereon, voting together as a single class, an affirmative vote of the holders of at least a majority of the outstanding shares of 7GC Class A Common Stock entitled to vote thereon, voting separately as a single class, and an affirmative vote of the holders of at least a majority of the outstanding shares of 7GC Class B Common Stock entitled to vote thereon, voting separately as a single class. The approval of the Business Combination Proposal, Nasdaq Proposal, Incentive Plan Proposal, ESPP Proposal, and Adjournment Proposal require the affirmative vote of a majority of the votes cast by the holders of 7GC Common Stock represented electronically or by proxy at the Special Meeting and entitled to vote thereon. The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by the holders of 7GC Common Stock represented electronically or by proxy at the Special Meeting and entitled to vote thereon.

Each of the Business Combination Proposal, the Binding Charter Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, and the ESPP Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals unless such condition is waived by the parties to the Merger Agreement. The Advisory Charter Proposals and the Adjournment Proposal are not conditioned on any other approval.

Voting Your Shares

Each share of 7GC Common Stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of 7GC Common Stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are four ways to vote your shares of 7GC Common Stock at the Special Meeting:

•

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by the 7GC Board, “FOR” the Business Combination Proposal, “FOR” the Binding Charter Proposals, “FOR” the Advisory Charter Proposals, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting. Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•

You can vote online by visiting https://www.cstproxy.com/7gcholdings/sm2023, 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time on   , 2023 (have your proxy card in hand when you visit the website).

•	You can vote by phone by calling toll-free at (800) 662-5200 (within the U.S. or Canada) (have your proxy card in hand when you call).

•	You can attend the Special Meeting via internet webcast and vote electronically.

Revoking Your Proxy

If you are a 7GC stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•

you may notify 7GC’s Secretary, by email at info@7gc.co or in writing to c/o 7GC & Co. Holdings Inc., 388 Market Street, Suite 1300, San Francisco, CA 94111 before the Special Meeting that you have revoked your proxy; or

•	you may attend the Special Meeting electronically, revoke your proxy, and vote electronically, as indicated above.

Who Can Answer Your Questions About Voting Your Shares of 7GC Common Stock

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of 7GC Common Stock, you may contact the Proxy Solicitor at (800) 662-5200, or by emailing vii.info@investor.morrowsodali.com.

Redemption Rights

If you are a stockholder and wish to exercise your right to redeem your public shares, you must:

(i)

(a) hold public shares, or (b) if you hold public shares through 7GC Units, elect to separate your 7GC Units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, in which you (a) request that 7GC redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on     , 2023 (two business days before the Special Meeting) in order for their public shares to be redeemed.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number, and address to Continental in order to validly redeem its public shares. Public stockholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares submitted for redemption will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, 7GC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of   , 2023, this would have amounted to approximately $   per issued and outstanding public share. If a public stockholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own shares of 7GC Class A Common Stock.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any request for redemption, once made by a public stockholder, may not be withdrawn once submitted to 7GC unless the 7GC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). If you submit a redemption request to Continental and later decide prior to the Special Meeting not to elect redemption, you may request to withdraw the redemption request. You may make such request by contacting Continental at the phone number or address listed in see the section titled “Questions and answers — Q: Who can help answer my questions?”

Any corrected or changed written exercise of redemption rights must be received by Continental prior to the vote taken on the Business Combination Proposal at the Special Meeting. No request for redemption will be honored unless the holder’s public share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the Special Meeting.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without the prior consent of 7GC.

Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash without the prior consent of 7GC.

The Sponsor Persons have agreed to, among other things, vote in favor of any proposed business combination and to waive their redemption rights in connection with such stockholder approval. The Sponsor has also agreed to, among other things, vote in favor of the Business Combination Proposal and the transactions contemplated thereby, including the other Condition Precedent Proposals. The 7GC Common Stock held by the

Sponsor Persons will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor Persons, collectively, own approximately 5,750,000 (or    %) of the issued and outstanding shares of 7GC Common Stock (5,650,000 of which are held by the Sponsor (396,500 of which are subject to forfeiture at closing of an initial business combination of 7GC pursuant to the Non-Redemption Agreements), and 100,000 of which, in the aggregate, are held by the independent directors). See the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — Summary of the Ancillary Agreements” in this proxy statement/prospectus for more information related to the Sponsor Support Agreement and the Letter Agreement (the “Letter Agreement”), dated December 22, 2020, entered into by 7GC, the Sponsor, and 7GC’s officers and directors.

The closing price of the shares of 7GC Class A Common Stock on   , 2023 was $   . For illustrative purposes, as of    , 2023, funds in the Trust Account plus accrued interest thereon not previously released to 7GC to pay its taxes totaled approximately $    or approximately $    per issued and outstanding share of 7GC Class A Common Stock.

Prior to exercising redemption rights, holders of 7GC Class A Common Stock should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. 7GC cannot assure its stockholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

Appraisal Rights

Neither 7GC’s stockholders nor 7GC’s warrant holders have appraisal rights in connection with the Business Combination or the Transactions under Delaware law.

Proxy Solicitation Costs

7GC is soliciting proxies on behalf of the 7GC Board. 7GC will pay the cost of soliciting proxies for the Special Meeting. 7GC has engaged the Proxy Solicitor to assist in the solicitation of proxies for the Special Meeting and has agreed to pay the Proxy Solicitor a fee of $15,000, plus disbursements (to be paid with non-Trust Account funds). 7GC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of 7GC Class A Common Stock for their expenses in forwarding soliciting materials to beneficial owners of shares of 7GC Class A Common Stock and in obtaining voting instructions from those owners. 7GC’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, including the Business Combination, you should read this proxy statement/prospectus, including the annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement.”

Unless otherwise specified, all share calculations (1) assume no exercise of redemption rights by the holders of shares of 7GC Class A Common Stock in connection with the Business Combination, except for the public stockholders that exercised their redemption rights in connection with the Business Combination pursuant to the Extension Meeting or the Second Extension Meeting, and (2) do not include any shares issuable upon the exercise of the New Banzai Warrants or underlying New Banzai Equity Awards.

The Parties to the Business Combination

Below are the pre-Closing and the post-Closing entity structure charts that illustrate the effect of the Business Combination. Following the entity structure charts, descriptions of the relevant entities are provided. See the section titled “Summary of the Proxy Statement/Prospectus — Ownership of New Banzai following the Business Combination” for further detail on post-Closing ownership.

Pre-closing Structure

The First Merger

The Second Merger

Post-closing Structure

7GC

On December 28, 2020, 7GC consummated the IPO of 23,000,000 7GC Units, including the issuance of 3,000,000 7GC Units as a result of the underwriters’ exercise of their over-allotment option. Each 7GC Unit consists of one share of 7GC Class A Common Stock, and one-half of one 7GC Public Warrant, each whole 7GC Public Warrant entitling the holder thereof to purchase one share of 7GC Class A Common Stock at an exercise price of $11.50 per share. The 7GC Units were sold at a price of $10.00 per unit, generating gross proceeds to 7GC of $230,000,000.

Simultaneously with the consummation of the IPO, 7GC completed the Private Placement of 7,350,000 7GC Private Placement Warrants at a purchase price of $1.00 per 7GC Private Placement Warrant to the Sponsor, generating gross proceeds to 7GC of $7,350,000. The 7GC Private Placement Warrants are identical to the warrants sold as part of the 7GC Units in the IPO, except that, so long as they are held by the Sponsor or its permitted transferees: (i) they will not be redeemable by 7GC, (ii) they (including shares of 7GC Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of 7GC’s initial business combination, (iii) they may be exercised by the holders on a cashless basis, and (iv) they (including the 7GC Common Stock issuable upon exercise of these warrants) are entitled to registration rights. The 7GC Private Placement Warrants will be surrendered, cancelled, and retired as of immediately prior to the First Effective Time pursuant to the Sponsor Forfeiture Agreement.

A total of $230,000,000, comprised of the proceeds from the IPO and a portion of the proceeds of the sale of the 7GC Private Placement Warrants, was placed in a Trust Account maintained by Continental, acting as trustee.

The 7GC Units, shares of 7GC Class A Common Stock, and 7GC Public Warrants are currently listed on Nasdaq under the symbols “VIIAU,” “VII,” and “VIIAW,” respectively.

7GC’s principal executive office is located at 388 Market Street, Suite 1300, San Francisco, CA 94111. Its telephone number is (628) 400-9284.

First Merger Sub

First Merger Sub is a Delaware corporation and an indirect wholly owned subsidiary of 7GC. First Merger Sub does not own any material assets or operate any business and was formed for the purpose of participating in the Business Combination.

Second Merger Sub

Second Merger Sub is a Delaware limited liability company and a direct wholly owned subsidiary of 7GC. Second Merger Sub does not own any material assets or operate any business and was formed for the purpose of participating in the Business Combination.

Banzai

Banzai is a marketing technology (“MarTech”) company that produces data-driven marketing and sales solutions for businesses of all sizes. Banzai’s principal executive office is located at 435 Ericksen Ave NE, Suite 250, Bainbridge Island, WA 98110. Its telephone number is (206) 414-1777.

Proposals to be Put to the Stockholders of 7GC at the Special Meeting

The following is a summary of the proposals to be put to the Special Meeting of 7GC and certain transactions contemplated by the Merger Agreement. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the others. The Advisory Charter Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the Special Meeting.

The Business Combination Proposal

At the Special Meeting, 7GC stockholders will be asked to consider and vote upon the Business Combination Proposal. Pursuant to the Business Combination Proposal, 7GC stockholders will vote to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Mergers. The Merger Agreement provides for, among other things, (i) the merger of First Merger Sub with and into Banzai, with Banzai surviving the First Merger as an indirect wholly owned subsidiary of 7GC, and (ii) immediately following the First Merger, the merger of the Surviving Corporation with and into Second Merger Sub, with Second Merger Sub surviving the Second Merger as a direct wholly owned subsidiary of 7GC. The 7GC Units, 7GC Class A Common Stock, and 7GC Public Warrants are currently listed on Nasdaq, under the symbols “VIIAU,” “VII,” and “VIIAW,” respectively. 7GC has applied to continue the listing of 7GC Class A Common Stock and 7GC Public Warrants on Nasdaq under the symbols “BNZI” and “BNZIW,” respectively, upon the Closing. At the Closing, each 7GC Unit will separate into its components consisting of one share of 7GC Class A Common Stock and one-half of one 7GC Public Warrant and, as a result, will no longer trade as a separate security. At the Closing, 7GC will change its name to Banzai International, Inc.

After consideration of the factors identified and discussed in the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — The 7GC Board’s Reasons for the Approval of the Business Combination,” the 7GC Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for the IPO, including that the business of Banzai and its subsidiaries had a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in, and taxes payable on income earned on, in the Trust Account).

Merger Consideration

The aggregate consideration payable to securityholders of Banzai at the Closing will consist of a number of New Banzai Class A Shares or New Banzai Class B Shares, and cash in lieu of any fractional New Banzai Class A Shares or New Banzai Class B Shares that would otherwise be payable to any Banzai securityholders, equal to $100,000,000.

Effect of the First Merger

At the First Effective Time, each outstanding share of Banzai Class A Common Stock, including each share of Banzai Class A Common Stock converted from the then outstanding shares of Banzai Preferred Stock immediately prior to the First Effective Time, and each outstanding share of Banzai Class B Common Stock shall be cancelled and converted into the right to receive a number of New Banzai Class A Shares or New Banzai Class B Shares, respectively, equal to the Exchange Ratio.

Effect of the Second Merger

On the terms and subject to the conditions set forth in the Merger Agreement, at the Second Effective Time, by virtue of the Second Merger, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and no consideration shall be delivered therefor.

For further details, see the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — Merger Consideration.”

Closing Conditions

The consummation of the Transactions is subject to customary closing conditions for transactions involving special purpose acquisition companies (“SPACs”), including, among others: (i) approval of the Condition Precedent Proposals by the requisite 7GC stockholders, (ii) the expiration or termination of the waiting period under the HSR Act, (iii) no order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions being in force, (iv) having this proxy statement/prospectus declared effective under the Securities Act, (v) the New Banzai Class A Shares to be issued pursuant to the Merger Agreement having been approved for listing on Nasdaq, (vi) 7GC having at least $5,000,001 of net tangible assets remaining after redemptions by 7GC stockholders, and (vi) customary bring-down conditions related to the representations, warranties and pre-Closing covenants in the Merger Agreement. Additionally, the obligations of Banzai and its subsidiaries to consummate the Transactions are also conditioned upon, among other things, (A) 7GC having delivered to Banzai executed copies of the A&R Registration Rights Agreement and the Exchange Agent Agreement, and evidence that the Proposed Charter has been filed with the Secretary of State of Delaware, and (B) the sum of (i)(A) the cash proceeds to be received by 7GC at Closing from the Trust Account (after, for the avoidance of doubt, giving effect to redemptions by 7GC stockholders), (B) the cash proceeds to be received by 7GC or any of Banzai or its subsidiaries from any financing, whether equity or debt, at or immediately following the Closing, and (C) the unrestricted cash on the balance sheet of Banzai as of immediately prior to the Closing, minus (ii) the 7GC Transaction Expenses, minus (iii) the Company Expenses equaling or exceeding $5,000,000. 7GC’s obligation to consummate the Business Combination is also subject to there having been no “Company Material Adverse Effect” since the date of the Merger Agreement that is continuing and uncured.

For further details, see the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement— Conditions to Closing.”

The Charter Proposals

7GC will also ask its stockholders to consider and vote upon the Charter Proposals to approve amendments to 7GC’s Existing Charter which are reflected in the Proposed Charter to:

•

increase the authorized shares of New Banzai Common Stock to 275,000,000 shares, consisting of 250,000,000 New Banzai Class A Shares and 25,000,000 New Banzai Class B Shares, and authorized shares of New Banzai Preferred Stock to 75,000,000;

•

provide that the holders of New Banzai Class A Shares will be entitled to cast one vote per New Banzai Class A Share, and holders of New Banzai Class B Shares will be entitled to cast ten votes per New Banzai Class B Share on each matter properly submitted to the stockholders entitled to vote thereon;

•

require the approval of Mr. Joseph Davy to amend, repeal, waive, or alter any provision of Section A of Article IV of the Proposed Charter that would adversely affect the rights of holders of New Banzai Class B Shares;

•	require an affirmative vote of 66 2/3% of the voting power of the shares of capital stock of New Banzai entitled to vote on the election of directors to alter, amend, or repeal the Proposed Bylaws;

•

require an affirmative vote of 66 2/3% of the voting power of the shares of capital stock of New Banzai entitled to vote thereon to alter, amend, or repeal Articles V, VI, VII, and VIII of the Proposed Charter;

•	require an affirmative vote of 66 2/3% of the voting power of the shares of capital stock of New Banzai entitled to vote on the election of directors to remove a director with cause; and

•

provide for certain additional changes, including changing 7GC’s name from “7GC & Co. Holdings Inc.” to “Banzai International, Inc.” and eliminate the provisions relating to 7GC’s status as a blank check company.

For further details, see the sections titled “Stockholder Proposal No. 2 — The Binding Charter Proposal” and “Stockholder Proposal No. 3 — The Advisory Charter Proposals.”

The Director Election Proposal

7GC will also ask its stockholders to consider and vote upon a proposal to elect, effective at Closing, five directors to serve staggered terms on the New Banzai Board until the 2024, 2025, and 2026 annual meetings of the stockholders, respectively, or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, or removal. For further details, see the section titled “Stockholder Proposal No. 4 — The Director Election Proposal.”

The Nasdaq Proposal

7GC will also ask its stockholders to consider and vote upon a proposal to approve, for purposes of complying with the applicable listing rules of Nasdaq: (i) the issuance of shares of New Banzai Common Stock pursuant to the Merger Agreement; and (ii) the related change of control of 7GC that will occur in connection with the consummation of the Mergers and the other transactions contemplated by the Merger Agreement. For further details, see the section titled “Stockholder Proposal No. 5 — The Nasdaq Proposal.”

The Incentive Plan Proposal

7GC will also ask its stockholders to consider and vote upon a proposal to approve and adopt the Equity Incentive Plan. For further details, see the section titled “Stockholder Proposal No. 6 — The Incentive Plan Proposal.”

The ESPP Proposal

7GC will also ask its stockholders to consider and vote upon a proposal to approve the ESPP. For further details, see the section titled “Stockholder Proposal No. 7 — The ESPP Proposal.”

The Adjournment Proposal

7GC will also ask its stockholders to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the Special Meeting or votes for the approval of one or more proposals at the Special Meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to 7GC stockholders. For further details, see the section titled “Stockholder Proposal No. 8 — The Adjournment Proposal.”

The 7GC Board’s Reasons for the Business Combination

The 7GC Board, in evaluating the Business Combination, consulted with 7GC’s management and legal and financial advisors and unanimously decided to (a) enter into the Merger Agreement and to consummate the Mergers and the other transactions contemplated by the Merger Agreement, pursuant to and subject to the terms and conditions of the Merger Agreement, and (b) propose the approval of the Mergers and the Business Combination and the approval and adoption of the Merger Agreement to be submitted to a vote at the Special Meeting of 7GC’s stockholders. In considering the Business Combination, the 7GC Board considered a number of factors pertaining to the Business Combination as generally supporting their decision to enter into the Merger Agreement (including the Mergers) and the other transactions contemplated thereby. For the factors considered by the 7GC Board in reaching its decision, see the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — The 7GC Board’s Reasons for the Approval of the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement. For additional information, see the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — Summary of the Ancillary Agreements.”

Sponsor Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, 7GC, Banzai, and the Sponsor entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed, during the Voting Period (as defined in the Sponsor Support Agreement) to vote or consent, in person or by proxy, all of its Subject Shares (as defined in the Sponsor Support Agreement) (a) in favor of the adoption of the Merger Agreement and approval of the Transactions (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach in any respect of any representation, warranty, covenant, obligation or agreement of 7GC or the Merger Subs contained in the Merger Agreement, (c) in favor of the proposals set forth in this proxy statement/prospectus, and (d) except as set forth in this proxy statement/prospectus, against the following actions or proposals: (i) any proposal in opposition to approval of the Merger Agreement or in competition with or materially inconsistent with the Merger Agreement; or (ii) (A) any amendment of the Existing Charter or bylaws of 7GC; (B) any change in 7GC’s corporate structure or business; or (C) any other action or proposal involving 7GC or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions in any material respect or would reasonably be expected to result in any of 7GC’s closing conditions or obligations under the Merger Agreement not being satisfied. Additionally, the Sponsor agreed not to, and shall cause its affiliates not to, enter into any agreement, commitment or arrangement with any person, the effect of which would be inconsistent with or violative of the foregoing.

A&R Company Support Agreement

Concurrently with the execution and delivery of the Original Merger Agreement, 7GC entered into the Original Company Support Agreement, and subsequently, concurrently with the execution and delivery of the Amendment, 7GC entered into the A&R Company Support Agreement, pursuant to which, among other things, each Banzai Stockholder agreed, during the period commencing on the date of the A&R Company Support Agreement and ending on the earlier to occur of (a) the Closing, and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 7.1 of the Merger Agreement (the “Expiration Time”), not to, subject to certain exceptions: (i) sell, assign, offer, exchange, transfer (including by operation of law), pledge, dispose of, permit to exist any lien, security interest, or similar encumbrance with respect to, or otherwise encumber, any of the shares held by Banzai Stockholders set forth on Schedule I thereto (the “Subject Shares”) or otherwise agree or commit to do any of the foregoing, (ii) deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with the A&R Company Support Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Subject Shares or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting such Banzai Stockholder’s ability to perform its obligations under the A&R Company Support Agreement. Additionally, each Banzai Stockholder, agreed that, during the period commencing on the date of the A&R Company Support Agreement until the Expiration Time, at any meeting of the stockholders of Banzai, and in any action by written consent of the stockholders of Banzai, such Banzai Stockholder will, if a meeting is held, appear at the meeting and vote or provide consent, in person or by proxy, all of its, his or her Subject Shares: (a) to approve and adopt the Merger Agreement and the Transactions; (b) in any other circumstances upon which a consent or other approval is required under the governing documents of Banzai or Banzai stockholder agreements or otherwise sought with respect to, or in connection with, the Merger Agreement or the Transactions, to vote, consent or approve (or cause to be voted, consented or approved) with respect to all of such Banzai Stockholder’s Subject Shares held at such time in favor thereof; and (c) against any 7GC Competing Transaction (as defined in the Merger Agreement) or any proposal, action or agreement that would impede, interfere, frustrate, delay, postpone, prevent or nullify any provision of the A&R Company Support Agreement, the Merger Agreement, or the Mergers.

Amended & Restated Registration Rights Agreement

In connection with the execution of the Merger Agreement, New Banzai, the Sponsor, and the Existing Banzai Securityholders have agreed to enter into the A&R Registration Rights Agreement at the Closing. The A&R Registration Rights Agreement will provide these holders (and their permitted transferees) with the right to require New Banzai, at New Banzai’s expense, to register New Banzai Class A Shares that they hold on customary terms for a transaction of this type, including customary demand and piggyback registration rights. The A&R Registration Rights Agreement will also provide that New Banzai will pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act.

Lock-up Agreements

In connection with the execution of the Merger Agreement, New Banzai and certain stockholders of Banzai, including Banzai’s officers, directors, and holders of 10% or more of the outstanding shares of Banzai Common Stock as of the date of the Merger Agreement, have agreed to enter into the Lock-up Agreements at the Closing. Pursuant to the Lock-up Agreements, such stockholders will agree not to, without the prior written consent of New Banzai (subject to certain exceptions): (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Act and the rules and regulations of the SEC promulgated thereunder, any shares of New Banzai Common Stock held by him, her, or it immediately after the Closing, any shares of New Banzai Common Stock issuable upon the exercise of options to purchase shares, or any securities convertible into or exercisable or exchangeable for New Banzai Common Stock held by him, her, or it immediately after the Closing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of New Banzai Common Stock or securities convertible into or exercisable or exchangeable for New Banzai Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until 180 days after the Closing.

Ownership of New Banzai following the Business Combination

As of the date of this proxy statement/prospectus, there are (i) 9,079,638 shares of 7GC Common Stock issued and outstanding, consisting of the 5,650,000 founder shares held by the Sponsor (396,500 of which are subject to forfeiture at closing of an initial business combination of 7GC pursuant to the Non-Redemption Agreements), the 100,000 founder shares in the aggregate held by the four independent directors of 7GC, and 3,329,638 shares of 7GC Class A Common Stock, and (ii) 18,850,000 7GC Warrants issued and outstanding, consisting of the 7,350,000 7GC Private Placement Warrants held by the Sponsor, which will be surrendered, cancelled, and retired immediately prior to the First Effective Time pursuant to the Sponsor Forfeiture Agreement, and 11,500,000 7GC Public Warrants. Each whole warrant entitles the holder thereof to purchase one share of 7GC Class A Common Stock at $11.50 per share and, following the Second Merger, will entitle the holder thereof to purchase one New Banzai Class A Share at $11.50 per share. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), 7GC’s fully diluted share capital would be 27,929,638 common stock equivalents.

Upon completion of the Business Combination, we anticipate that: (1) shares issued to the Banzai Management Stockholders will represent an ownership interest of 8.0% of the fully diluted New Banzai Common Stock, (2) shares issued to the Existing Banzai Securityholders (including those issued to holders of SAFE Rights and issuable upon conversion of the Subordinated Convertible Notes at the First Effective Time) other than the Banzai Management Stockholders will represent an ownership interest of 20.1% of the fully diluted New Banzai Common Stock, (3) shares held by 7GC public stockholders will represent an ownership interest of 10.8% of the fully diluted New Banzai Common Stock, (4) shares held by the Sponsor Persons will represent an ownership interest of 14.8% of the fully diluted New Banzai Common Stock (which does assume the forfeiture of Sponsor’s 7GC Private Placement Warrants, the Sponsor’s forfeiture of 396,500 founder shares pursuant to the Non-Redemption Agreements, and transfer of 100,000 founder shares to Cohen at Closing pursuant to the Cohen Engagement Letter), (5) New Award Grants will represent an ownership interest of 0% of the fully diluted New Banzai Common Stock upon full vesting and/or exercise thereof, (6) shares issued pursuant to the GEM Warrant issued in connection with funding under the GEM Agreement will represent an ownership interest of 2.7% of the fully diluted New Banzai Common Stock, (7) shares issued in connection with funding under the GEM Agreement will represent an ownership interest of 11.3% of the fully diluted New Banzai Common Stock, and (8) 7GC Public Warrants will represent an ownership interest of 32.4% of the fully diluted New Banzai Common Stock upon exercise thereof. These ownership interest levels are based on Banzai’s capitalization as of June 30, 2023 and assume (i) no additional issuance of Banzai equity, (ii) the Closing occurs on October 31, 2023, (iii) funding of $40,000,000 and issuance, along with the GEM Warrant, of 4,000,000 shares of Banzai Common Stock at a purchase price of $10 per share under the GEM Agreement at Closing, and (iv) except for the public stockholders that exercised their redemption rights in connection with the Business Combination pursuant to the Extension Meeting or the Second Extension Meeting, no public stockholders further exercise their redemption rights in connection with the Business Combination. As of June 30, 2023, 19,670,372 public shares have been redeemed.

The following table illustrates the varying ownership levels in New Banzai immediately following the consummation of the Business Combination, based on the assumptions above; provided that in the 25%, 50%, 75%, and maximum redemptions scenarios, assumption (iii) above is modified to assume that public stockholders exercise their redemption rights at the applicable redemption levels in connection with the Business Combination.

	Fully Diluted Share Ownership in New Banzai
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming 25% Redemptions)		Pro Forma Combined (Assuming 50% Redemptions)		Pro Forma Combined (Assuming 75% Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Banzai Management Stockholders	2,846,638	8.0%	2.846,638	8.2%	2,846,638	8.4%	2,846,638	8.6%	2,846,638	8.9%
Existing Banzai Securityholders(1)	7,153,304	20.1%	7,153,304	20.6%	7,153,304	21.2%	7,153,304	21.7%	7,153,304	22.3%
Public Stockholders(2)	3,826,138	10.8%	2,993,728	8.6%	2,161,319	6.4%	1,328,910	4.0%	496,500	1.5%
Sponsor Persons	5,253,500	14.8%	5,253,500	15.2%	5,253,500	15.5%	5,253,500	15.9%	5,253,500	16.4%
New Award Grants	—	—	—	—	—	—	—	—	—	—
GEM Warrant	945,760	2.7%	920,016	2.7%	894,271	2.6%	868,526	2.6%	842,782	2.6%
GEM Agreement Shares(3)	4,000,000	11.3%	4,000,000	11.5%	4,000,000	11.8%	4,000,000	12.1%	4,000,000	12.5%
Public Warrants	11,500,000	32.4%	11,500,000	33.2%	11,500,000	34.0%	11,500,000	34.9%	11,500,000	35.8%

Total	35,525,340	100.0%	34,667,186	100.0%	33,809,032	100%	32,950,878	100.0%	32,092,724	100.0%

(1)	Excluding the 2,846,638 shares issued to the Banzai Management Stockholders.
(2)

Including the 396,500 New Banzai Class A Shares to be issued at Closing pursuant to the Non-Redemption Agreements and the 100,000 founder shares to be transferred to Cohen at Closing pursuant to the Cohen Engagement Letter.

(3)

The shares issued pursuant to the GEM Agreement will be issued at a discount to the then-applicable market price of New Banzai Common Stock in tranches over a specified time period pursuant to the terms of the GEM Agreement, but are presented herein as if issued at $10 per share simultaneously at Closing for purposes of illustrating aggregate pro forma effect.

See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Board of Directors of New Banzai Following the Business Combination

Upon completion of the Business Combination, we anticipate that the New Banzai Board will consist of five members, classified into three separate classes, with each class serving a three-year term; except, with respect to the election of directors at the special meeting pursuant to the Director Election Proposal: the Class I director will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). All of our existing directors of 7GC, except for Jack Leeney, have informed us that they will resign from our board of directors upon completion of the Business Combination.

Our board of directors has nominated the following individuals for election at the Special Meeting pursuant to The Director Election Proposal:

•	Class I Directors: and ;

•	Class II Directors: and ; and

•	Class III Directors: , and Jack Leeney.

For additional details, see the sections of this proxy statement/prospectus entitled “Proposal No. 4 — The Director Election Proposal” and “Management of New Banzai after the Business Combination.”

Date, Time, and Place of Special Meeting of 7GC’s Stockholders

The Special Meeting of the stockholders of 7GC will be held virtually via live webcast at    , Eastern Time, on   , 2023 at    , to consider and vote upon the proposals to be put to the Special Meeting, including the Adjournment Proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the Special Meeting or votes for the approval of one or more proposals at the Special Meeting or to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to 7GC stockholders.

Voting Power; Record Date

7GC stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned shares of 7GC Common Stock at the close of business on    , 2023, which is the record date for the Special Meeting. Stockholders will have one vote for each share of 7GC Common Stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. 7GC Warrants do not have voting rights. As of the close of business on the record date, there were    shares of 7GC Class A Common Stock issued and outstanding, and   shares of 7GC Class B Common Stock issued and outstanding.

Quorum and Vote of 7GC Stockholders

A quorum of 7GC stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if the holders of shares of outstanding 7GC Common Stock representing a majority of the voting power of all outstanding shares of 7GC Common Stock entitled to vote at the Special Meeting are represented electronically or by proxy, except that when specified business is to be voted on by a class of 7GC Common Stock voting as a class, the holders of shares representing a majority of the voting power of all outstanding shares of such class of 7GC Common Stock shall constitute a quorum of such class for the transaction of such business. As of the record date for the Special Meeting, to consider and vote upon the Charter Proposals,   shares of 7GC Class A Common Stock and     shares of 7GC Class B Common Stock would be required to achieve a quorum at the Special Meeting. As of the record date for the Special Meeting, to consider and vote upon the Business Combination Proposal, Director Election Proposal, Nasdaq Proposal, Incentive Plan Proposal, ESPP Proposal, and Adjournment Proposal,    shares of 7GC Common Stock would be required to achieve a quorum at the Special Meeting.

The Sponsor Persons have agreed to, among other things, vote in favor of any proposed business combination and to waive their redemption rights in connection with such stockholder approval. The Sponsor has also agreed to, among other things, vote in favor of the Business Combination Proposal and the transactions contemplated thereby, including the other Condition Precedent Proposals. As of the date of this proxy statement/prospectus, the Sponsor Persons, collectively, own approximately 5,750,000 (or    %) of the issued and outstanding shares of 7GC Common Stock (5,650,000 of which are held by the Sponsor (396,500 of which are subject to forfeiture at closing of an initial business combination of 7GC pursuant to the Non-Redemption Agreements), and 100,000 of which, in the aggregate, are held by the independent directors).

The proposals presented at the Special Meeting require the following votes:

•

Business Combination Proposal: The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by the holders of 7GC Common Stock represented electronically or by proxy at the Special Meeting and entitled to vote thereon. Accordingly, a 7GC stockholder’s failure to vote by proxy or to vote electronically online at the Special Meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Business Combination Proposal.

•

The Charter Proposals: The approval of each of the Charter Proposals requires an affirmative vote of the holders of at least a majority of the outstanding shares of 7GC Common Stock entitled to vote thereon, voting together as a single class, an affirmative vote of the holders of at least a majority of the outstanding shares of 7GC Class A Common Stock entitled to vote thereon, voting separately as a single class, and an affirmative vote of the holders of at least a majority of the outstanding shares of 7GC Class B Common Stock entitled to vote thereon, voting separately as a single class. Accordingly, a 7GC stockholder’s failure to vote by proxy or to vote electronically online at the Special Meeting, an abstention from voting, or a broker non-vote on any of the Charter Proposals will have the same effect as a vote against any such Charter Proposal.

•

The Director Election Proposal: The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by the holders of 7GC Common Stock represented electronically or by proxy at the Special Meeting and entitled to vote thereon. Accordingly, a 7GC stockholder’s failure to vote by proxy or to vote electronically online at the Special Meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Director Election Proposal.

•

Nasdaq Proposal: The approval of the Nasdaq proposal requires the affirmative vote of a majority of the votes cast by the holders of 7GC Common Stock represented electronically or by proxy at the Special Meeting and entitled to vote thereon. Accordingly, a 7GC stockholder’s failure to vote by proxy or to vote electronically online at the Special Meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Nasdaq Proposal.

•

Incentive Plan Proposal: The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the holders of 7GC Common Stock represented electronically or by proxy at the Special Meeting and entitled to vote thereon. Accordingly, a 7GC stockholder’s failure to vote by proxy or to vote electronically online at the Special Meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Incentive Plan Proposal.

•

ESPP Proposal: The approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by the holders of 7GC Common Stock represented electronically or by proxy at the Special Meeting and entitled to vote thereon. Accordingly, a 7GC stockholder’s failure to vote by proxy or to vote electronically online at the Special Meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the ESPP Proposal.

•

Adjournment Proposal: The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of 7GC Common Stock represented electronically or by proxy at the Special Meeting and entitled to vote thereon. Accordingly, a 7GC stockholder’s failure to vote by proxy or to vote electronically online at the Special Meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Adjournment Proposal.

Redemption Rights

Pursuant to the Existing Charter, a holder of public shares originally sold as part of the units issued in 7GC’s initial public offering may request of 7GC that 7GC redeem all or a portion of its public shares for cash, out of funds legally available therefor, if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through 7GC Units, elect to separate your 7GC Units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, in which you (a) request that 7GC redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number, and address; and

(iii)	deliver your public shares to Continental, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on    , 2023 (two business days before the Special Meeting) in order for their public shares to be redeemed.

The redemption rights include the requirement that a public stockholder must identify itself in writing as a beneficial holder and provide its legal name, phone number, and address to Continental in order to validly redeem its shares. Holders of public shares may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares submitted for redemption will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a holder of public shares properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, 7GC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of     , 2023, this would have amounted to approximately $    per issued and outstanding public share. If a holder of public shares exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own shares of 7GC Class A Common Stock.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to stockholders for the return of their shares.

Any request for redemption, once made by a holder of public shares, may not be withdrawn once submitted to 7GC unless the 7GC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). If you submit a redemption request to Continental and later decide prior to the Special Meeting not to elect redemption, you may request to withdraw the redemption request. You may make such request by contacting Continental at the phone number or address listed in the section titled “Questions and answers — Q: Who can help answer my questions?”

Any corrected or changed written exercise of redemption rights must be received by Continental prior to the vote taken on the Business Combination Proposal at the Special Meeting. No request for redemption will be honored unless the holder’s public share certificates (if any) and other redemption forms have been delivered to Continental, physically or electronically through DTC, at least two business days prior to the vote at the Special Meeting.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in

Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without the prior consent of 7GC. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash without the prior consent of 7GC.

The Sponsor Persons have agreed to, among other things, vote in favor of any proposed business combination and to waive their redemption rights in connection with such stockholder approval. The Sponsor has also agreed to, among other things, vote in favor of the Business Combination Proposal and the transactions contemplated thereby, including the other Condition Precedent Proposals. The 7GC Common Stock held by the Sponsor Persons will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor Persons, collectively, own approximately 5,750,000 (or    %) of the issued and outstanding shares of 7GC Common Stock (5,650,000 of which are held by the Sponsor (396,500 of which are subject to forfeiture at closing of an initial business combination of 7GC pursuant to the Non-Redemption Agreements), and 100,000 of which, in the aggregate, are held by the independent directors).

The closing price of the shares of 7GC Class A Common Stock on   , 2023 was $   . For illustrative purposes, as of    , 2023, funds in the Trust Account plus accrued interest thereon not previously released to 7GC to pay its taxes totaled approximately $    or approximately $   per issued and outstanding share of 7GC Class A Common Stock.

Prior to exercising redemption rights, public stockholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights, if the market price per share is higher than the redemption price. 7GC cannot assure its stockholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

Appraisal Rights

Neither 7GC’s stockholders nor 7GC’s warrant holders have appraisal rights in connection with the Business Combination or the Transactions under Delaware law.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. 7GC has engaged the Proxy Solicitor to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares online if it revokes its proxy before the Special Meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section titled “Special Meeting of 7GC — Revoking Your Proxy.”

Interests of 7GC’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the 7GC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor Persons, including 7GC’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of 7GC’s stockholders generally. See the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — Interests of 7GC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

The Sponsor (including its representatives and affiliates) and 7GC’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to 7GC. The Sponsor and 7GC’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to 7GC completing its initial business combination. Moreover, certain of 7GC’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. 7GC’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to 7GC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in 7GC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to 7GC, subject to applicable fiduciary duties under Delaware law. 7GC’s Existing Charter provides that 7GC renounces its interest in any corporate opportunity offered to any director or officer of 7GC unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of 7GC and (i) it is an opportunity that 7GC is legally and contractually permitted to undertake and is reasonable for 7GC to pursue, and (ii) the director or officer is permitted to refer such opportunity to 7GC without violating any other legal obligation. This provision in 7GC’s Existing Charter may present a conflict of interest in the event that a director or officer of 7GC is offered a corporate opportunity in a capacity other than his or her capacity as a director or officer of 7GC that is suitable for 7GC. 7GC does not believe that such potential conflict of interest impacted 7GC’s search for a business combination target.

7GC’s existing directors and officers will be eligible for continued indemnification and continued coverage under 7GC’s directors’ and officers’ liability insurance after the Mergers and pursuant to the Merger Agreement.

Unlike some other blank check companies in which the initial stockholders agree to vote their shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor Persons have agreed to, among other things, vote in favor of any proposed business combination and to waive their redemption rights in connection with such stockholder approval. The Sponsor has also agreed to, among other things, vote in favor of the Business Combination Proposal and the transactions contemplated thereby, including the other Condition Precedent Proposals. As of the date of this proxy statement/prospectus, the Sponsor Persons, collectively, own approximately 5,750,000 (or    %) of the issued and outstanding shares of 7GC Common Stock (5,650,000 of which are held by the Sponsor (396,500 of which are subject to forfeiture at closing of an initial business combination of 7GC pursuant to the Non-Redemption Agreements), and 100,000 of which, in the aggregate, are held by the independent directors). Pursuant to the Non-Redemption Agreements, immediately prior to, and substantially concurrently with, the closing of an initial business combination, (i) the Sponsor (or its designees) will surrender and forfeit to 7GC for no consideration the Forfeited Shares and (ii) 7GC will issue to the Holders a number of shares of 7GC Class A Common Stock equal to the number of Forfeited Shares

The Sponsor and 7GC’s directors, officers, advisors, or their respective affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. However, they have no current commitments, plans, or intentions to engage in any such transactions and have not formulated any terms or conditions for any such transactions.

None of the funds in the Trust Account will be used to purchase shares or warrants in such transactions. If any such persons engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act or other federal securities laws. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of 7GC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the Sponsor or 7GC’s directors, officers, advisors, or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

The purpose of such purchases would be to (i) ensure that such shares would not be redeemed in connection with the initial business combination,(ii) ensure that 7GC’s net tangible assets are at least $5,000,001, where it appears that such requirement would otherwise not be met, (iii) reduce the number of warrants outstanding, or (iv) vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of shares of 7GC Class A Common Stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor and 7GC’s officers, directors, and/or their affiliates anticipate that they may identify the stockholders with whom the Sponsor or 7GC’s officers, directors, or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders (in the case of shares of 7GC Class A Common Stock) following our mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or 7GC’s officers, directors, advisors, or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination Proposal but only if such shares have not already been voted at the Special Meeting. The Sponsor and 7GC’s officers, directors, advisors, or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

To the extent that the Sponsor or 7GC’s officers, directors, advisors, or their affiliates enter into any such private purchase, prior to the Special Meeting, 7GC will file a current report on Form 8-K to disclose (1) the amount of securities purchased in any such purchases, along with the purchase price; (2) the purpose of any such purchases; (3) the impact, if any, of any such purchases on the likelihood that the business combination transaction will be approved; (4) the identities or the nature of the security holders (e.g., 5% security holders) who sold their securities in any such purchases; and (5) the number of securities for which 7GC has received redemption requests pursuant to its stockholders’ redemption rights in connection with the Business Combination.

Any purchases by the Sponsor or 7GC’s officers, directors, and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and 7GC’s officers, directors and/or their affiliates will not make purchases of shares of 7GC Class A Common Stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

The existence of financial and personal interests of one or more of 7GC’s directors may result In a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of 7GC and its stockholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the proposals. In addition, 7GC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — Interests of 7GC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Recommendation to Stockholders of 7GC

The 7GC Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of 7GC’s stockholders and unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal, “FOR” the Binding Charter Proposals, “FOR” the

Advisory Charter Proposals, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

The existence of financial and personal interests of one or more of 7GC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of 7GC and its stockholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the proposals. In addition, 7GC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — Interests of 7GC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. These figures assume (i) that no holders of shares of 7GC Class A Common Stock exercise their redemption rights in connection with the Business Combination, except for the public stockholders that exercised their redemption rights in connection with the Business Combination pursuant to the Extension Meeting or the Second Extension Meeting (as of June 30, 2023, 19,670,372 public shares have been redeemed), and (ii) that New Banzai issues 9,999,942 shares of New Banzai Common Stock to Existing Banzai Securityholders; provided that in the 25%, 50%, 75% and maximum redemptions scenarios, these assumptions are modified to assume that public stockholders exercise their redemption rights at the applicable redemption levels in connection with the Business Combination. If the actual facts are different from these assumptions, then the amounts and shares outstanding after the Closing will be different and those changes could be material.

No Redemptions Scenario

Sources		Uses
(in millions)
Cash held in Trust Account(1)	$35.3	Cash to balance sheet	$92.3
Existing Banzai Securityholders — equity rollover(2)	100.0	Transaction expenses(3)	8.0
PIPE(4)	20.0	Existing Banzai Securityholders — equity rollover(2)	100.0
Bridge funding(4)	5.0
Cash under the GEM Agreement(5)	40.0

Total sources	$200.3	Total uses	$200.3

(1)	Calculated as of July 31, 2023.
(2)	Based on the Total Consideration.
(3)	Reflects estimated 7GC Transaction Expenses of $4 million and estimated Company Expenses of $4 million.
(4)	7GC and Banzai intend to enter into a PIPE transaction of $20 million and bridge funding of $5 million prior to Closing.
(5)	Assumes funding of $40 million and issuance, along with the GEM Warrant, of 4,000,000 shares of Banzai Common Stock at a purchase price of $10 per share under the GEM Agreement at Closing.

25% Redemptions Scenario

Sources		Uses
(in millions)
Cash held in Trust Account(1)	$26.5	Cash to balance sheet	$83.5
Existing Banzai Securityholders — equity rollover(2)	100.0	Transaction expenses(3)	8.0
PIPE(4)	20.0	Existing Banzai Securityholders — equity rollover(2)	100.0
Bridge funding(4)	5.0
Cash under the GEM Agreement(5)	40.0

Total sources	$191.5	Total uses	$191.5

(1)	Calculated as of July 31, 2023.
(2)	Based on the Total Consideration.
(3)	Reflects estimated 7GC Transaction Expenses of $4 million and estimated Company Expenses of $4 million.
(4)	7GC and Banzai intend to enter into a PIPE transaction of $20 million and bridge funding of $5 million prior to Closing.
(5)	Assumes funding of $40 million and issuance, along with the GEM Warrant, of 4,000,000 shares of Banzai Common Stock at a purchase price of $10 per share under the GEM Agreement at Closing.

50% Redemptions Scenario

Sources		Uses
(in millions)
Cash held in Trust Account(1)	$17.7	Cash to balance sheet	$74.7
Existing Banzai Securityholders — equity rollover(2)	100.0	Transaction expenses(3)	8.0
PIPE(4)	20.0	Existing Banzai Securityholders — equity rollover(2)	100.0
Bridge funding(4)	5.0
Cash under the GEM Agreement(5)	40.0

Total sources	$182.7	Total uses	$182.7

(1)	Calculated as of July 31, 2023.
(2)	Based on the Total Consideration.
(3)	Reflects estimated 7GC Transaction Expenses of $4 million and estimated Company Expenses of $4 million.
(4)	7GC and Banzai intend to enter into a PIPE transaction of $20 million and bridge funding of $5 million prior to Closing.
(5)	Assumes funding of $40 million and issuance, along with the GEM Warrant, of 4,000,000 shares of Banzai Common Stock at a purchase price of $10 per share under the GEM Agreement at Closing.

75% Redemptions Scenario

Sources		Uses
(in millions)
Cash held in Trust Account(1)	$8.8	Cash to balance sheet	$65.8
Existing Banzai Securityholders — equity rollover(2)	100.0	Transaction expenses(3)	8.0
PIPE(4)	20.0	Existing Banzai Securityholders — equity rollover(2)	100.0
Bridge funding(4)	5.0
Cash under the GEM Agreement(5)	40.0

Total sources	$173.8	Total uses	$173.8

(1)	Calculated as of July 31, 2023.
(2)	Based on the Total Consideration.
(3)	Reflects estimated 7GC Transaction Expenses of $4 million and estimated Company Expenses of $4 million.
(4)	7GC and Banzai intend to enter into a PIPE transaction of $20 million and bridge funding of $5 million prior to Closing.
(5)	Assumes funding of $40 million and issuance, along with the GEM Warrant, of 4,000,000 shares of Banzai Common Stock at a purchase price of $10 per share under the GEM Agreement at Closing.

Maximum Redemptions Scenario

Sources		Uses
(in millions)
Cash held in Trust Account(1)	$—	Cash to balance sheet	$57.0
Existing Banzai Securityholders — equity rollover(2)	100.0	Transaction expenses(3)	8.0
PIPE(4)	20.0	Existing Banzai Securityholders — equity rollover(2)	100.0
Bridge funding(4)	5.0
Cash under the GEM Agreement(5)	40.0

Total sources	$165.0	Total sources	$165.0

(1)	Calculated as of July 31, 2023.
(2)	Based on the Total Consideration.
(3)	Reflects estimated 7GC Transaction Expenses of $4 million and estimated Company Expenses of $4 million.
(4)	7GC and Banzai intend to enter into a PIPE transaction of $20 million and bridge funding of $5 million prior to Closing.
(5)	Assumes funding of $40 million and issuance, along with the GEM Warrant, of 4,000,000 shares of Banzai Common Stock at a purchase price of $10 per share under the GEM Agreement at Closing.

Material U.S. Federal Income Tax Consequences

For a discussion summarizing the material U.S. federal income tax consequences of the exercise of redemption rights to 7GC stockholders, please see the section titled “Material U.S. Federal Income Tax Consequences.”

Expected Accounting Treatment

The Business Combination

The Business Combination is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, 7GC is treated as the “acquired” company for financial reporting purposes. Banzai has been determined to be the accounting acquirer because Banzai equityholders, as a group, will retain a majority of the voting power of New Banzai as of the closing of the Business Combination (and, depending on the amount of redemptions requested by 7GC’s public stockholders, may retain a majority of the outstanding shares of New Banzai), they have nominated more than half of the members of the board of directors as of the closing of the Business Combination, Banzai’s management will continue to manage New Banzai and Banzai’s business will comprise the ongoing operations of New Banzai. See the section titled “Business Combination Proposal — Expected Accounting Treatment.”

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the

Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. 7GC and Banzai filed the required forms under the HSR Act with the Antitrust Division and the FTC within ten business days following the date of the Merger Agreement.

On January 23, 2023, the waiting period with respect to the Notification and Report Forms under the HSR Act expired at 11:59 p.m. Eastern Time. At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Banzai’s assets, subjecting the completion of the Business Combination to regulatory conditions, or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. 7GC cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, 7GC cannot assure you as to its result.

Neither 7GC nor Banzai is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company

7GC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in 7GC’s periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation, and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. 7GC has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, 7GC, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of 7GC’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

New Banzai will qualify as an “emerging growth company.” New Banzai will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO (December 31, 2025), (b) in which New Banzai has total annual gross revenue of at least $1.235 billion, or (c) in which New Banzai is deemed to be a large accelerated filer, which means the market value of the common equity of New Banzai that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which New Banzai has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Summary Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section titled “Risk Factors.” The occurrence of one or more of the events or the circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect 7GC’s and Banzai’s ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition, or results of operations of New Banzai. Such risks include, but are not limited to:

Risks Related to Banzai’s Business and Industry

•	Banzai has incurred significant operating losses in the past and may never achieve or maintain profitability.

•	Banzai has a limited operating history with its current offerings, which makes it difficult to evaluate its current and future business prospects and increases the risk of your investment.

•

Banzai’s revenue growth rate depends on existing customers renewing and maintaining or expanding their subscriptions, and if it fails to retain its customers at current or expanded subscriptions, its business will be harmed.

•	If Banzai is unable to attract new customers on a cost-effective basis, its business will be harmed.

•

The forecasts and projections herein are based upon certain assumptions, analyses, and estimates. If these assumptions, analyses, or estimates prove to be incorrect or inaccurate, Banzai’s actual results may differ materially from those forecasted or projected.

•

Banzai may not successfully develop or introduce new and enhanced products that achieve market acceptance, or successfully integrate acquired products or services with its existing products, and its business could be harmed and its revenue could suffer as a result.

Risks Related to the Business Combination and 7GC

•

7GC may not be able to complete the Business Combination or any other business combination within the prescribed timeframe, in which case 7GC would cease all operations, except for the purpose of winding up, and 7GC would redeem the 7GC Class A Common Stock and liquidate.

•

The historical financial results of Banzai and unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New Banzai’s actual financial position or results of operations would have been.

•	The Business Combination is subject to the satisfaction or waiver of certain conditions, which may not be satisfied or waived on a timely basis, if at all.

•

Following the consummation of the Business Combination, New Banzai’s only significant asset will be its ownership interest in Banzai, and such ownership may not be sufficient to pay dividends or make distributions or loans to enable it to pay any dividends on New Banzai Common Stock or satisfy its other financial obligations.

•

7GC has no specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for 7GC to complete a business combination with which a substantial majority of 7GC’s stockholders do not agree.

•

7GC’s public stockholders will experience immediate dilution as a consequence of the issuance of New Banzai Class A Shares as consideration in the Business Combination and due to future issuances pursuant to the Equity Incentive Plan. Having a minority share position may reduce the influence that 7GC’s current stockholders have on the management of New Banzai.

Risks Related to New Banzai Class A Shares Following the Transactions

•

New Banzai’s dual class common stock structure will have the effect of concentrating voting power with New Banzai’s Chief Executive Officer and Co-Founder, Joseph Davy, which limits an investor’s ability to influence the outcome of important transactions, including a change in control.

•	We cannot predict the impact New Banzai’s dual class structure will have on the market price of New Banzai Class A Shares.

•

As a “controlled company” within the meaning of Nasdaq listing rules after Closing, New Banzai will qualify for exemptions from certain corporate governance requirements and will have the opportunity to elect to avail itself of any of the exemptions afforded a controlled company.

•	The market price of New Banzai Class A Shares is likely to be highly volatile, and you may lose some or all of your investment.

•

It is not currently anticipated that New Banzai will pay dividends on New Banzai Class A Shares, and, consequently, your ability to achieve a return on your investment will depend on appreciation, if any, in the market price of New Banzai Class A Shares.

•	Future sales of New Banzai Class A Shares may depress their stock price.

Risks Related to Redemption

•

If a public stockholder fails to receive notice of 7GC’s offer to redeem public shares in connection with the Business Combination or fails to comply with the procedures for tendering public shares, such shares may not be redeemed.

•	There is no guarantee that a stockholder’s decision whether to redeem its public shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

•

7GC directors may decide not to enforce the indemnification obligation of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to public stockholders.

RISK FACTORS

The following risk factors will apply to business and operations of New Banzai following the Closing. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition, and operating results of Banzai and New Banzai’s business, prospects, financial condition, and operating results following the completion of the Business Combination. You should carefully consider the risks described below, together with the financial and other information contained in this proxy statement/prospectus, including the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our and 7GC’s financial statements and related notes, before deciding how to vote your shares of 7GC Common Stock. If any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial actually occurs, our business, financial condition, results of operations, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects.

Risks Related to Banzai’s Business and Industry

Unless the context otherwise suggests, in this subsection, “Banzai,” “we,” “us,” “our,” and the “Company” refer to the business and operations of Banzai and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New Banzai and its subsidiaries following the consummation of the Business Combination.

We have incurred significant operating losses in the past and may never achieve or maintain profitability.

We have incurred significant operating losses since our inception, including net losses of $15.5 million, $10.1 million, $7.1 million, and $5.6 million in the years ended December 31, 2022 and 2021 and the six months ended June 30, 2023 and 2022, respectively. We expect our costs will increase substantially in the foreseeable future and our losses will continue as we expect to invest significant additional funds towards growing our business and operating as a public company and as we continue to invest in increasing our customer base, expanding our operations, hiring additional sales and other personnel, developing future products, and potentially acquiring complementary technology and businesses. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. We are unable to accurately predict when, or if, we will be able to achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. To date, we have financed our operations principally from the sale of our equity, revenue from sales, and the incurrence of indebtedness. Our cash flow from operations was negative for the six months ended June 30, 2023 and 2022 and the years ended December 31, 2022 and 2021, and we may not generate positive cash flow from operations in any given period. If we are not able to achieve or maintain positive cash flow in the long term, we may require additional financing, which may not be available on favorable terms or at all and/or which would be dilutive to our stockholders. If we are unable to successfully address these risks and challenges as we encounter them, our business may be harmed. Our failure to achieve or maintain profitability or positive cash flow could negatively impact the value of New Banzai Common Stock.

We have a limited operating history with our current offerings, which makes it difficult to evaluate our current and future business prospects and increases the risk of your investment.

While we served our first customer in 2017, we have significantly altered our product offerings over the past few years. Our limited operating history with respect to our current product offerings makes it difficult to effectively assess or forecast our future prospects. For example, in 2021, we acquired Demio Holding, Inc., a Delaware corporation (“Demio”), a webinar platform startup, and integrated Demio’s platform into our service offerings and in 2023, we launched Boost, a tool used by Demio customers to enhance participation in their

Demio webinars. You should consider our business and prospects in light of the risks and difficulties we encounter or may encounter. These risks and difficulties include our ability to cost-effectively acquire new customers, retain existing customers, and expand the scope of the platform we sell to new and existing customers. Furthermore, in pursuit of our growth strategy, we may enter into new partnerships to further penetrate our targeted markets and adoption of our solutions, but it is uncertain whether these efforts will be successful. If we fail to address the risks and difficulties that we may face, including those associated with the challenges listed above, our business, prospects, financial condition, and operating results may be materially and adversely harmed.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected.

Our revenue growth rate depends on existing customers renewing and maintaining or expanding their subscriptions, and if we fail to retain our customers at current or expanded subscriptions, our business will be harmed.

Our customers have no obligation to renew their subscriptions for our product offerings after the expiration of their subscription periods. Our customers may not renew. Our renewal and reactivation rates may decline because of a number of factors, including customer dissatisfaction, customers’ spending levels, decreased return on investment, increased competition, or pricing changes. If our customers do not renew their subscriptions or downgrade the products purchased under their subscriptions, our revenue may decline and our business may be harmed. Our future success also depends in part on existing customers expanding their subscriptions. If our efforts to sell upgrades to our customers are not successful, it may decrease our revenue growth rate.

If we are unable to attract new customers on a cost-effective basis, our business will be harmed.

To grow our business, we must continue to grow our customer base in a cost-effective manner. Increasing our customer base and achieving broader market acceptance of our product offerings will depend, to a significant extent, on our ability to effectively expand our sales and marketing activities. We may not be able to recruit qualified personnel, train them to perform, and achieve an acceptable level of sales production from them on a timely basis or at all. In addition, the cost to attract new customers may increase as we market our existing and new products to different market segments. If we are unable to maintain effective sales and marketing activities, our ability to attract new customers could be harmed, our sales and marketing expenses could increase substantially, and our business may be harmed. Further, to the extent there is a sustained general economic downturn and our customers and potential customers experience delays or reductions in general customer engagement technology spending, potential customers may be unwilling to take on the additional cost associated with adopting our product offerings as an alternative to their existing products or service providers, and if they choose to adopt our products, they may not purchase additional products and services in the future due to budget limitations.

If we fail to effectively manage our growth, our business, results of operations, and financial condition would likely be harmed.

We expect to continue to experience growth in our headcount and operations, which will continue to place significant demands on our management and our administrative, operational, and financial reporting resources. Our growth will require hiring additional employees and making significant expenditures, particularly in sales and marketing but also in our technology, professional services, finance, and administration teams. Our ability to effectively manage our growth will require the allocation of management and employee resources along with improvements to operational and financial controls and reporting procedures and systems. Our expenses may increase more than we plan, and we may fail to hire qualified personnel, expand our customer base, enhance our existing products, develop new products, integrate any acquisitions, satisfy the requirements of our existing customers, respond to competitive challenges, or otherwise execute our strategies. If we are unable to effectively manage our growth, our business, results of operations, and financial condition would likely be harmed.

We may be unable to successfully execute on our growth initiatives, business strategies, or operating plans.

We are continually executing on growth initiatives, strategies, and operating plans designed to enhance our business and extend our existing and future offerings to address evolving needs. The anticipated benefits from these efforts are based on several assumptions that may prove to be inaccurate. Moreover, we may not be able to successfully complete these growth initiatives, strategies, and operating plans and realize all of the benefits, including growth targets and cost savings, that we expect to achieve, or it may be more costly to do so than we anticipate. A variety of risks could cause us not to realize some or all of the expected benefits. These risks include, among others, delays in the anticipated timing of activities related to such growth initiatives, strategies, and operating plans, increased difficulty and cost in implementing these efforts, including difficulties in complying with new regulatory requirements, the incurrence of other unexpected costs associated with operating our business, and lack of acceptance by our customers. Moreover, our continued implementation of these programs may disrupt our operations and performance. As a result, we cannot assure you that we will realize these benefits. If, for any reason, the benefits we realize are less than our estimates or the implementation of these growth initiatives, strategies, and operating plans adversely affect our operations or cost more or take longer to effectuate than we expect, or if our assumptions prove inaccurate, our business may be harmed.

The forecasts and projections herein are based upon certain assumptions, analyses, and estimates. If these assumptions, analyses, or estimates prove to be incorrect or inaccurate, our actual results may differ materially from those forecasted or projected.

The forecasts and projections, including projected revenue growth, cost of goods sold, operating expense, Gross Margin, and anticipated organic and inorganic growth, are subject to significant uncertainty and are based on certain assumptions, analyses, and estimates, including with reference to third-party forecasts, any or all of which may prove to be incorrect or inaccurate. These include assumptions, analyses, and estimates about future pricing, and future costs, all of which are subject to a wide variety of business, regulatory, and competitive risks and uncertainties. If these assumptions, analyses, or estimates prove to be incorrect or inaccurate, our actual results may differ materially from those forecasted or projected, and may adversely affect the value of New Banzai Common Stock.

If we fail to attract and retain qualified personnel, our business could be harmed.

Our success depends in large part on our ability to attract, integrate, motivate, and retain highly qualified personnel at a reasonable cost on the terms we desire, particularly sales and marketing personnel, software developers, and technical and customer support. Competition for skilled personnel, particularly in the technology industry, is intense and we may not be successful in attracting, motivating, and retaining needed personnel. We also may be unable to attract or integrate into our operations qualified personnel on the schedule we desire. We have from time to time experienced, and we expect to continue to experience, difficulty in attracting, integrating, motivating, and retaining highly qualified personnel, which could harm our business. In addition, dealing with the loss of the services of our executive officers or other key personnel and the process to replace any of our executive officers or other key personnel may involve significant time and expense, take longer than anticipated, and significantly delay or prevent the achievement of our business objectives, which may harm our business.

Our management team has a limited history working together operating the Company and, as a result, our past results may not be indicative of future operating performance.

We have a limited history working together operating the Company, which makes it difficult to forecast our future results. You should not rely on our past quarterly operating results as indicators of future performance. In addition, you should consider and evaluate our prospects in light of the risks and uncertainties frequently encountered by companies in rapidly evolving markets like ours, as well as the information included in this proxy statement/prospectus.

We may not successfully develop or introduce new and enhanced products that achieve market acceptance, or successfully integrate acquired products or services with our existing products, and our business could be harmed and our revenue could suffer as a result.

Our ability to attract new customers and increase revenue from existing customers will likely depend upon the successful development, introduction, and customer acceptance of new and enhanced versions of our product offerings and on our ability to integrate any products and services that we may acquire, as well as our ability to add new functionality and respond to technological advancements. Moreover, if we are unable to expand our product offerings, our customers could migrate to competitors. Our business could be harmed if we fail to deliver new versions, upgrades, or other enhancements to our existing products to meet customer needs on a timely and cost-effective basis. Unexpected delays in releasing new or enhanced versions of our product offerings, or errors following their release, could result in loss of sales, delay in market acceptance, or customer claims against us, any of which could harm our business. The success of any new product depends on several factors, including timely completion, adequate quality testing, and market acceptance. We may not be able to develop new products successfully or to introduce and gain market acceptance of new solutions in a timely manner, or at all. If we are unable to develop new applications or products that address our customers’ needs, or to enhance and improve our product offerings in a timely manner, we may not be able to maintain or increase customer use of our products.

Our ability to introduce new products and features is dependent on adequate development resources. If we do not adequately fund our development efforts, we may not be able to compete effectively and our business and operating results may be harmed.

To remain competitive, we must continue to develop new product offerings, applications, features, and enhancements to our existing product offerings. Maintaining adequate development personnel and resources to meet the demands of the market is essential. If we are unable to develop our product offerings internally due to certain constraints, such as high employee turnover, lack of management ability, or a lack of other research and development resources, we may miss market opportunities. Further, many of our competitors expend a considerably greater amount of funds on their development programs, and those that do not may be acquired by larger companies that would allocate greater resources to our competitors’ development programs. Our failure to maintain adequate development resources or to compete effectively with the development programs of our competitors could materially adversely affect our business.

Our acquisitions of, and investments in, other businesses, products, or technologies may not yield expected benefits and our inability to successfully integrate acquisitions may negatively impact our business, financial condition, and results of operations.

In the past, we have pursued acquisitions of technology and expertise to enhance the products and services we offer. For example, in 2021, we acquired webinar platform startup Demio and integrated Demio’s platform into our service offerings. We anticipate that we will continue to make acquisitions of or investments in businesses, products, and technologies in the future. We may not realize the anticipated benefits, or any benefits, from our past or future acquisitions. In addition, if we finance acquisitions by incurring debt or by issuing equity or convertible or other debt securities, our then-existing stockholders may be diluted or we could face constraints related to the repayment of indebtedness. To the extent that the acquisition consideration is paid in the form of an earnout on future financial results, the success of such an acquisition will not be fully realized by us for a period of time as it is shared with the sellers. Further, if we fail to properly evaluate and execute acquisitions or investments, our business and prospects may be harmed and the value of your investment may decline. For us to realize the benefits of past and future acquisitions, we must successfully integrate the acquired businesses, products, or technologies with ours. Some of the challenges to successful integration of our acquisitions include:

•	unanticipated costs or liabilities resulting from our acquisitions;

•	retention of key employees from acquired businesses;

•	difficulties integrating acquired operations, personnel, technologies, or products;

•	diversion of management attention from existing business operations and strategy;

•	diversion of resources that are needed in other parts of our business, including integration of other acquisitions;

•	potential write-offs of acquired assets;

•	inability to maintain relationships with customers and partners of the acquired businesses;

•	difficulty of transitioning acquired technology and related infrastructures into our existing product offerings;

•	difficulty maintaining security and privacy standards of acquired technology consistent with our existing products;

•	potential financial and credit risks associated with the acquired businesses or their customers;

•	the need to implement internal controls, procedures, and policies at the acquired companies;

•	the need to comply with additional laws and regulations applicable to the acquired businesses; and

•	the income and indirect tax impacts of any such acquisitions.

Our failure to address these risks or other problems encountered in connection with our past or future acquisitions and investments could cause us to fail to realize the anticipated benefits of such acquisitions or investments and negatively impact our business, financial condition, and results of operations.

We face significant competition from both established and new companies offering marketing, sales, and engagement software and other related applications, as well as internally developed software, which may harm our ability to add new customers, retain existing customers, and grow our business.

The marketing, sales, customer service, operations, and engagement software market is evolving, highly competitive, and significantly fragmented. With the introduction of new technologies and the potential entry of new competitors into the market, we expect competition to persist and intensify in the future, which could harm our ability to increase sales, maintain or increase renewals, and maintain our prices.

We face intense competition from other software companies that develop marketing, sales, customer service, operations, and engagement management software and from marketing services companies that provide interactive marketing services. Competition could significantly impede our ability to sell subscriptions to our products on terms favorable to us. Our current and potential competitors may develop and market new technologies that render our existing or future products less competitive or obsolete. In addition, if these competitors develop products with similar or superior functionality to our platform, we may need to decrease the prices or accept less favorable terms for our platform subscriptions in order to remain competitive. If we are unable to maintain our pricing due to competitive pressures, our margins will be reduced and our operating results will be negatively affected.

Our competitors include:

•	Vimeo, Zoom, and GoToWebinar with respect to video platforms;

•	Mailchimp and Constant Contact with respect to email marketing; and

•	Marketo, Hubspot, and Braze with respect to marketing automation platforms.

We compete across five distinct categories within the B2B (as defined herein) MarTech landscape: digital events and webinars, demand generation, creative development, engagement platforms and marketing automation, and measurement and attribution. Our current and potential competitors within any or all of such categories may have significantly more financial, technical, marketing, and other resources than we have, be able to devote greater resources to the development, promotion, sale, and support of their products and services, may have more extensive customer bases and broader customer relationships than we have, and may have longer operating histories and greater name recognition than we have. As a result, these competitors may respond faster to new technologies and undertake more extensive marketing campaigns for their products. In a few cases, these vendors may also be able to offer additional software at little or no additional cost by bundling it with their existing suite of applications. To the extent any of our competitors has existing relationships with potential customers for either marketing software or other applications, those customers may be unwilling to purchase our products because of their existing relationships with our competitor. If we are unable to compete with such companies, the demand for our product offerings could substantially decline.

In addition, if one or more of our competitors were to merge or partner with another of our competitors, our ability to compete effectively could be adversely affected. Our competitors may also establish or strengthen cooperative relationships with our current or future strategic distribution and technology partners or other parties with whom we have relationships, thereby limiting our ability to promote and implement our product offerings. We may not be able to compete successfully against current or future competitors, and competitive pressures may harm our business.

Our business, results of operations, and financial condition may fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet any projections that we may provide or the expectations of securities analysts or investors.

Our operating results have in the past and could in the future vary significantly from quarter-to-quarter and year-to-year and may fail to match our past performance, our projections, or the expectations of securities analysts because of a variety of factors, many of which are outside of our control and, as a result, should not be relied upon as an indicator of future performance. As a result, we may not be able to accurately forecast our operating results and growth rate. Any of these events could cause the market price of New Banzai Class A Shares to fluctuate. Factors that may contribute to the variability of our operating results include:

•	our ability to attract new customers and retain existing customers;

•	the financial condition of our current and potential customers;

•	changes in our sales and implementation cycles;

•	introductions and expansions of our product offerings, offerings, or challenges with their introduction;

•	changes in our pricing or fee structures or those of our competitors;

•	the timing and success of new offering introductions by us or our competitors or any other change in the competitive landscape of our industry;

•	increases in operating expenses that we may incur to grow and expand our operations and to remain competitive;

•	our ability to successfully expand our business;

•	breaches of information security or privacy;

•	changes in stock-based compensation expenses;

•	the amount and timing of operating costs and capital expenditures related to the expansion of our business;

•	adverse litigation judgments, settlements, or other litigation-related costs;

•	the cost and potential outcomes of ongoing or future regulatory investigations or examinations, or of future litigation;

•	changes in our effective tax rate;

•	our ability to make accurate accounting estimates and appropriately recognize revenue for our existing and future offerings;

•	changes in accounting standards, policies, guidance, interpretations, or principles;

•	instability in the financial markets;

•	general economic conditions, both domestic and international;

•	volatility in the global financial markets;

•

political, economic, and social instability, including terrorist activities and outbreaks of public health threats, such as coronavirus, influenza, or other highly communicable diseases or viruses, and any disruption these events may cause to the global economy; and

•	changes in business or macroeconomic conditions.

The impact of one or more of the foregoing and other factors may cause our operating results to vary significantly. As such, we believe that quarter-to-quarter and year-to-year comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance.

Because we recognize revenue from subscriptions for our product offerings over the terms of the subscriptions, our financial results in any period may not be indicative of our financial health and future performance.

We generally recognize revenue from subscription fees paid by customers ratably over the terms of their subscription agreements. As a result, most of the subscription revenue we report in each quarter is the result of agreements entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any one quarter will not be fully reflected in our revenue results for that quarter. Any such decline, however, will negatively affect our revenue in future quarters. Our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as subscription revenue from new customers must be recognized over the applicable subscription terms.

Our sales cycle can be lengthy and unpredictable, which may cause our operating results to vary significantly.

Our sales cycle, which is the time between initial contact with a potential new customer and the ultimate sale to that customer, is often lengthy and unpredictable. Potential new customers typically spend significant time and resources evaluating product offering solutions, which requires us to expend substantial time, effort, and money educating them about the value of our platform. Accordingly, it is difficult for us to forecast when or if a sale will close or the size of any specific sales to new customers. In addition, customers may delay their purchases from one quarter to another as they wait for us to develop new features, assess their budget constraints, or forecast future business activity. Any delay in closing, or failure to close, sales in a particular quarter or year could significantly harm our projected growth rates and could cause our operating results to vary significantly.

Covenant restrictions in our existing or future debt instruments may limit our flexibility to operate and grow our business, and if we are not able to comply with such covenants, our lenders could accelerate our indebtedness, proceed against certain collateral or exercise other remedies, which could have a material adverse effect on us.

On February 19, 2021, we entered into a loan agreement with CP BF Lending LLC (our “Lender” and such agreement, the “Loan Agreement”). The Loan Agreement contains a number of provisions that impose operating and financial restrictions which, subject to certain exceptions, limit our ability to, among other things: incur additional indebtedness, pay dividends or make distributions or redeem or repurchase our securities, make certain investments, grant liens on assets, sell or dispose of any material assets; and acquire the assets of, or merge or consolidate with, other companies. Additionally, the Loan Agreement contains affirmative covenants that require to us take, and have taken by certain dates, specific actions, some of which have not been satisfied. As a result, on August 24, 2023, we entered into a forbearance agreement with our Lender (the “Forbearance Agreement”) under which we acknowledged that we were in default of several obligations and such holder acknowledged such defaults and agreed, subject to certain conditions, not to exercise any right or remedy under the Loan Agreement, including its right to accelerate the aggregate amount outstanding under the Loan Agreement, until the date that is four months after the Closing of the Business Combination.

Complying with these covenants, as well as those that may be contained in any future debt agreements, may limit our ability to finance our future operations or working capital needs or to take advantage of future business opportunities. Our ability to comply with these covenants will depend on our future performance, which may be affected by events beyond our control. If we do not maintain and regain compliance with our continuing obligations or any covenants, terms and conditions of the Loan Agreement, after the expiration of the Forbearance Agreement, we could be in default and required to repay outstanding borrowings on an accelerated basis, which could subject us to decreased liquidity and other negative impacts on our business, results of operations and financial condition. In the case of an event of default, we may not have sufficient funds available to make the required payments under the Loan Agreement and may not be able to borrow sufficient funds to refinance the Loan Agreement. Even if new financing is available, it may not be on terms that are acceptable to us. If we are unable to repay amounts owed under the terms of the Loan Agreement, our Lender may choose to exercise its remedies in respect to the collateral, including a foreclosure of their lien (which may result in a sale of certain of our assets to satisfy our obligations under the Loan Agreement or ultimately in a bankruptcy or liquidation). The foregoing would materially and adversely affect the ongoing viability of our business.

The impacts of geopolitical, macroeconomic, and market conditions, including the global COVID-19 pandemic and other epidemics, have had, and may continue to have, a significant effect on our industry, which in turn affects how we and our customers are operating our respective businesses. Our business is susceptible to declines or disruptions in the demand for meetings and events, including those due to economic downturns, natural disasters, geopolitical upheaval, and global pandemics.

The macroeconomic impacts of geopolitical events, such as the COVID-19 pandemic, inflation, labor shortages, lack of access to capital, lack of consumer confidence, supply chain disruptions, and market volatility have persisted and are expected to continue to pose risks to our and our customers’ business for the foreseeable future. Uncertainty about the duration of these negative macroeconomic conditions have impacted fiscal and monetary policy, including increases in interest rates, increased labor costs, and decreased corporate and consumer spending. The effects from a broadening or protracted extension of these conditions could result in a decrease in overall economic activity, hinder economic growth, or cause a recession in the United States or in the global economy. We sell our products throughout the United States, as well as in several international countries, to commercial and non-profit customers. As a result, our business may be harmed by factors in the United States and other countries such as disruptions in financial markets; reductions in spending, or downturns in economic activity in specific countries or regions, or in the various industries in which we operate; social, political, or labor conditions in specific countries or regions; or adverse changes in the availability and cost of capital, interest rates, tax rates, or regulations. Further economic weakness and uncertainty may result in significantly decreased spending on our event marketing and management solutions, which may adversely affect harm our business.

Our business depends on discretionary corporate spending. Negative macroeconomic conditions may adversely affect our customers’ businesses and reduce our customers’ operating expense budgets, which could result in reduced demand for our product offerings or cancellations, increased demands for pricing accommodations or higher rates of delays in collection of, or losses on, our accounts receivable, which could adversely affect our results of operations and financial position. During periods of economic slowdown and recession, consumers have historically reduced their discretionary spending, and our ability to sign new customers, and to upsell to and renew contracts with our existing customers may be significantly impacted. Additionally, challenging economic conditions also may impair the ability of our customers to pay for products and services they have purchased. As a result, our cash flow may be negatively impacted and our allowance for credit losses and write-offs of accounts receivable may increase. If we are unable to offset any decrease in revenue by increasing sales to new or existing customers, or otherwise offset higher costs through price increases, our revenue may decline. The extent to which the ongoing impacts of these negative macroeconomic conditions will impact our business, results of operations, and financial position is uncertain and will depend on political, social, economic, and regulatory factors that are outside of our control, including actions that may be taken by regulators and businesses (including our customers) in response to the macroeconomic uncertainty. Our business and financial performance may be unfavorably impacted in future periods if a significant number of our customers are unable to continue as viable businesses or they significantly reduce their operating budgets, or if there is a reduction in business confidence and activity, a decrease in government, corporate and consumer spending, or a decrease in growth in the overall market, among other factors.

Our business and financial performance are affected by the health of the worldwide meetings and events industry. Meetings and events are sensitive to business-related discretionary spending levels and tend to grow more slowly or even decline during economic downturns. Decreased expenditures by marketers and participants could also result in decreased demand for our product offerings, thereby causing a reduction in our sales. The impact of economic slowdowns on our business is difficult to predict, but has and may continue to result in reductions in events and our ability to generate revenue.

Cybersecurity and data security breaches and ransomware attacks may create financial liabilities for us, damage our reputation, and harm our business.

Our customers provide us with information that our solutions store, some of which is confidential information. In addition, we store personal information about our employees. We have security systems and information technology infrastructure designed to protect against unauthorized access to such information and money, but we may not be successful in protecting against all security breaches and cyber-attacks. Threats to and breaches of our information technology security can take various forms, including viruses, worms, ransomware, and other malicious software programs, or actions or omissions by an employee. Significant cybersecurity or data security breaches could result in the loss of business, litigation, regulatory investigations, loss of customers, and penalties that could damage our reputation and adversely affect the growth of our business.

In some cases, we must rely on the safeguards put in place by third parties to protect against security threats. These third parties, including vendors that provide products and services for our operations and our network of business application providers, could also be a source of security risk to us in the event of a failure of their own security systems and infrastructure, whether unintentionally or through a malicious backdoor. We do not review the software code included in third-party integrations in all instances.

Because the techniques used to obtain unauthorized access, sabotage systems, or otherwise access data and/or data backups change frequently and generally are not recognized until launched against a target, we or these third parties have been and, in the future, may be unable to anticipate these techniques or to implement adequate preventative measures. With the increasing frequency of cyber-related frauds to obtain inappropriate payments, we need to ensure our internal controls related to authorizing the transfer of funds are adequate. We may also be required to expend resources to remediate cyber-related incidents or to enhance and strengthen our cyber security. Any of these occurrences could create liability for us, put our reputation in jeopardy, and harm our business.

Privacy and data security laws and regulations could impose additional costs and reduce demand for our solutions.

We store and transmit personal information relating to our employees, customers, prospective customers, and other individuals, and our customers use our technology platform to store and transmit a significant amount of personal information relating to their customers, vendors, employees, and other industry participants. Federal, state, and foreign government bodies and agencies have adopted, and are increasingly adopting, laws and regulations regarding the collection, use, processing, storage, and disclosure of personal or identifying information obtained from customers and other individuals. For example, in the United States, new comprehensive privacy laws have been or will be enacted in 2023 in Colorado, Utah, Connecticut, and Virginia, and updates to existing laws and regulations in California also became effective on January 1, 2023. These obligations have and will likely continue to increase the cost and complexity of delivering our services.

In addition to government regulation, privacy advocates and industry groups may propose various self-regulatory standards that may legally or contractually apply to our business. As new laws, regulations, and industry standards take effect, and as we offer new services in new markets, market segments and, potentially, new industries, we will need to understand and comply with various new requirements, which may impede our plans for growth or result in significant additional costs. These laws, regulations, and industry standards have had, and will likely continue to have, negative effects on our business, including by increasing our costs and operating expenses, and/or delaying or impeding our deployment of new or existing core functionality. Failure to comply with these laws, regulations, and industry standards could result in negative publicity, subject us to fines or penalties, expose us to litigation, or result in demands that we modify or cease existing business practices. Furthermore, privacy and data security concerns may cause our customers’ customers, vendors, employees, and other industry participants to resist providing the personal information necessary to allow our customers to use our applications effectively, which could reduce overall demand for our product offerings. Any of these outcomes could harm our business.

Our product offerings, solutions, and internal systems, as well as external internet infrastructure, may be subject to disruption that could harm our reputation and future sales or result in claims against us.

Because our operations involve delivering engagement solutions to our customers through a cloud-based software platform, our continued growth depends in part on the ability of our platform and related computer equipment, third-party data centers, infrastructure, and systems to continue to support our product offerings. In addition, in delivering our products to customers, we are reliant on internet infrastructure limitations. In the past, we have experienced temporary and limited platform disruptions, outages in our product functionality, and degraded levels of performance due to human and software errors, file corruption, and first and third-party capacity constraints associated with the number of customers accessing our products simultaneously. While our past experiences have not materially impacted us, in the future we may face more extensive disruptions, outages, or performance problems. In addition, malicious third parties may also conduct attacks designed to sabotage, impede the performance, or temporarily deny customers access to, our product offerings. If an actual or perceived disruption, outage, performance problem, or attack occurs, it could harm our reputation and the market perception of our product offerings; divert the efforts of our technical and management personnel; impair our ability to operate our business; cause us to lose customer information; or harm our customers’ businesses. Any of these events may increase non-renewals, limit our ability to acquire new customers, result in delayed or withheld payments from customers, or result in claims against us.

Undetected defects in our product offerings could harm our reputation or decrease market acceptance of our product offerings, which would harm our business and results of operations.

Our product offerings may contain undetected defects, such as errors or bugs. We have experienced such defects in the past in connection with new solutions and solution upgrades, and we expect that such defects may be found from time to time in the future. Despite testing by us, defects may not be found in our product offerings until they are deployed to or used by our customers. In the past, we have discovered software defects in our product offerings after they have been deployed to customers.

Defects, disruptions in service, or other performance problems may damage our customers’ business and could hurt our reputation. We may be required, or may choose, for customer relations or other reasons, to expend additional resources to correct actual or perceived defects in our product offerings. If defects are detected or perceived to exist in our product offerings, we may experience negative publicity, loss of competitive position, or diversion of the attention of our key personnel; our customers may delay or withhold payment to us or elect not to renew their subscriptions; other significant customer relations problems may arise; or we may be subject to liability claims for damages. A material liability claim or other occurrence that harms our reputation or decreases market acceptance of our product offerings may harm our business and results of operations.

We rely on internet infrastructure, bandwidth providers, data center providers, other third parties, and our own systems for providing solutions to our customers, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation and negatively impact our relationships with customers, adversely affecting our brand and our business.

Our ability to deliver our solutions is dependent on the development and maintenance of the infrastructure of the Internet and other telecommunications services by third parties. We currently host our technology platform, serve our customers and members, and support our operations primarily using third-party data centers and telecommunications solutions, including cloud infrastructure services such as Amazon Web Services (“AWS”) and Google Cloud. We do not have control over the operations of the facilities of our data center providers, AWS, or Google Cloud. These facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures, and similar events. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems could result in lengthy interruptions in our product offerings. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism, and other misconduct. Any errors, failures, interruptions, or delays experienced in connection with these third-party technologies and information services or our own systems could negatively impact our relationships with customers and harm our business and could expose us to third-party liabilities.

For some of these services, we may not maintain redundant systems or facilities. Our technology platform’s continuing and uninterrupted performance is critical to our success. Members may become dissatisfied by any system failure that interrupts our ability to provide our solutions to them. We may not be able to easily switch our AWS and Google Cloud operations to another cloud service provider if there are disruptions or interference with our use of AWS or Google Cloud. Sustained or repeated system failures would reduce the attractiveness of our technology platform to customers and members and result in contract terminations, thereby reducing revenue. Moreover, negative publicity arising from these types of disruptions could damage our reputation and may adversely impact use of our existing and future offerings. We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our service. Neither our third-party data and call center providers nor AWS or Google Cloud have an obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew our agreements with these providers on commercially reasonable terms, if our agreements with our providers are prematurely terminated, or if in the future we add additional data or call center providers or cloud service providers, we may experience costs or downtime in connection with the transfer to, or the addition of, new providers. If these providers were to increase the cost of their services, we may have to increase the price of our existing and future offerings. Any such increased costs or pricing may have a negative effect on our customer relationships and may adversely affect our business and results of operations.

If we fail to effectively maintain and enhance our brands, our business may suffer.

We believe that continuing to strengthen our brands will be critical to achieving widespread acceptance of our product offerings and will require continued focus on active marketing efforts. Our brand awareness efforts will require continued investment across our business, particularly as we introduce new solutions that we develop or acquire and as we continue to expand in new markets. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses incurred in building our brand. If we fail to promote and maintain our brands, or if we incur substantial expense in an unsuccessful attempt to promote and maintain our brand, our business could be harmed.

Any failure to offer high-quality customer support services could adversely affect our relationships with our customers and our operating results.

Our customers depend on our support to assist with their needs. We may be unable to accurately predict our customers’ demand for services or respond quickly enough to accommodate short-term increases in customer or member demand for services. Increased customer demand for our product offerings, without a corresponding increase in productivity or revenue, could increase costs and adversely affect our operating results. Any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality customer support, could adversely affect our reputation, our ability to sell our product offerings to existing and prospective customers, our relationships with third parties and our ability to form new partnerships, and our business and operating results.

Our ability to use our net operating loss to offset future taxable income may be subject to certain limitations.

We have incurred substantial losses during our history and do not expect to become profitable in the near future and may never achieve profitability. Under current U.S. federal income tax law, unused losses for the tax year ended December 31, 2017 and prior tax years will carry forward to offset future taxable income, if any, until such unused losses expire, and unused federal losses generated after December 31, 2017 will not expire and may be carried forward indefinitely, but will be only deductible to the extent of 80% of current year taxable income in any given year. Many states have similar laws.

In addition, both current and future unused net operating loss (“NOL”) carryforwards and other tax attributes may be subject to limitation under Sections 382 and 383 of the Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in equity ownership by certain stockholders over a rolling three-year period. The Business Combination may result in an ownership change for Banzai and, accordingly, our NOL carryforwards and certain other tax attributes may be subject to limitations (or disallowance) on their use after the Business Combination. Additional ownership changes in the future could result in additional limitations on our NOL carryforwards. Consequently, even if we achieve profitability, we may not be able to utilize a material portion of our NOL carryforwards and other tax attributes, which could have a material adverse effect on cash flow and results of operations.

We need to continue making significant investments in software development and equipment to improve our business.

To improve the scalability, security, performance, efficiency, availability, and failover aspects of our product offerings, and to support the expansion of our product offerings, we will need to continue making significant capital equipment expenditures and also invest in additional software and infrastructure development. If we experience increasing demand in subscriptions, we may not be able to augment our infrastructure quickly enough to accommodate such increasing demand. In the event of decreases in subscription sales, certain of our fixed costs, such as for capital equipment, may make it difficult for us to adjust our expenses downward quickly. Additionally, we are continually updating our software, creating expenses for us. We may also need to review or revise our software architecture and user experience as we grow, which may require significant resources and investments. Any of these factors could negatively impact our business and results of operations.

Adverse litigation results could have a material adverse impact on our business.

We are, have been, and may be involved in regulatory and government investigations and other proceedings, involving competition, intellectual property, data security and privacy, bankruptcy, tax and related compliance, labor and employment, commercial disputes, and other matters. Such claims, suits, actions, regulatory and government investigations, and other proceedings can impose a significant burden on management and employees, could prevent us from offering one or more of our products, services, or features to customers, could require us to change our technology or business practices, or could result in monetary damages, fines, civil or criminal penalties, reputational harm, or other adverse consequences. Adverse outcomes in some or all of these claims may result in significant monetary damages or injunctive relief that could adversely affect our ability to conduct our business. Litigation and other claims are subject to inherent uncertainties and management’s view of the materiality or likely outcome of any such matters may change in the future. A material adverse impact in our consolidated financial statements could occur for the period in which the effect of an unfavorable outcome becomes probable and reasonably estimable.

Failure to protect or enforce our intellectual property rights could harm our business and results of operations.

To establish and protect our proprietary rights, we rely on a combination of trademarks and trade secrets, including know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements, and other contractual rights. As of June 30, 2023, we held two registered trademarks in the United States: Banzai and Demio. We believe that our intellectual property is an essential asset of our business. If we do not adequately protect our intellectual property, our brand and reputation could be harmed and competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could harm our business, negatively affect our position in the marketplace, limit our ability to commercialize our technology, and delay or render impossible our achievement of profitability. A failure to protect our intellectual property in a cost-effective and meaningful manner could have a material adverse effect on our ability to compete. We regard the protection of our intellectual property as critical to our success.

We strive to protect our intellectual property rights by relying on federal, state, and common law rights and other rights provided under foreign laws. These laws are subject to change at any time and could further restrict our ability to protect or enforce our intellectual property rights. In addition, the existing laws of certain foreign countries in which we operate may not protect our intellectual property rights to the same extent as do the laws of the United States.

We generally enter into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with other parties, with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. However, we may not be successful in executing these agreements with every party who has access to our confidential information or contributes to the development of our intellectual property.

The agreements that we execute may be breached, and we may not have adequate remedies for any such breach. These contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation of our intellectual property or deter independent development of similar intellectual property by others.

Obtaining and maintaining effective intellectual property rights is expensive, including the costs of monitoring unauthorized use of our intellectual property and defending our rights. We make business decisions about when to seek patent protection for a particular technology and when to rely upon trade secret protection, and the approach we select may ultimately prove to be inadequate. We strive to protect certain of our intellectual property rights through filing applications for trademarks, patents, and domain names in a number of jurisdictions, a process that is expensive and may not be successful in all jurisdictions. However, there is no assurance that any resulting patents or other intellectual property rights will adequately protect our intellectual property, or provide us with any competitive advantages. Moreover, we cannot guarantee that any of our pending patent or trademark applications will issue or be approved. Even where we have intellectual property rights, they may later be found to be unenforceable or have a limited scope of enforceability. In addition, we may not seek to pursue such protection in every jurisdiction. The United States Patent and Trademark Office also requires compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process and after a patent has issued. Noncompliance with such requirements and processes may result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to develop and commercialize substantially similar and competing applications, which would harm our business.

We believe it is important to maintain, protect, and enhance our brands. Accordingly, we pursue the registration of domain names and our trademarks and service marks in the United States. Third parties may challenge our use of our trademarks, oppose our trademark applications, or otherwise impede our efforts to protect our intellectual property in certain jurisdictions. In the event that we are unable to register our trademarks in certain jurisdictions, we could be forced to rebrand our solutions, which would result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Our competitors and others could also attempt to capitalize on our brand recognition by using domain names or business names similar to ours. Domain names similar to ours have been registered in the United States and elsewhere. We may be unable to prevent third parties from acquiring or using domain names and other trademarks that infringe on, are similar to, or otherwise decrease the value of, our brands, trademarks, or service marks. We also may incur significant costs in enforcing our trademarks against those who attempt to imitate our brand and other valuable trademarks and service marks.

In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. We may not be able to detect infringement or unauthorized use of our intellectual property rights, and defending or enforcing our intellectual property rights, even if successfully detected, prosecuted, enjoined, or remedied, could result in the expenditure of significant financial and managerial resources. Litigation has in the past and may be necessary in the future to enforce our intellectual property rights, protect our proprietary rights, or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could harm our business. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, countersuits, and adversarial proceedings such as oppositions, inter partes review, post-grant review, re-examination, or other post-issuance proceedings, that attack the validity and enforceability of our intellectual property rights. An adverse determination of any litigation proceeding could adversely affect our ability to protect the intellectual property associated with our product offerings. Further, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential or sensitive information could be compromised by disclosure in the event of litigation. In addition, during the course of litigation there could be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of New Banzai Class A Shares. If we fail to maintain, protect, and enhance our intellectual property rights, our business may be harmed and the market price of New Banzai Class A Shares could decline.

Our competitors also may independently develop similar technology that does not infringe on or misappropriate our intellectual property rights. The laws of some foreign countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate. Effective patent, trademark, copyright, and trade secret protection may not be available to us in every country in which our solutions or technology are developed. Further, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain. The laws in the United States and elsewhere change rapidly, and any future changes could adversely affect us and our intellectual property. Our failure to meaningfully protect our intellectual property could result in competitors offering solutions that incorporate our most technologically advanced features, which could seriously reduce demand for existing and future offerings.

Third parties may initiate legal proceedings alleging that we are infringing or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could harm our business.

Our success depends in part on our ability to develop and commercialize our offerings and use our proprietary technology without infringing the intellectual property or proprietary rights of third parties. Intellectual property disputes can be costly to defend and may cause our business, operating results, and financial condition to suffer. As the MarTech industry in the United States expands and more patents are issued, the risk increases that there may be patents issued to third parties that relate to our offerings and technology of which we are not aware or that we must challenge to continue our operations as currently contemplated. Whether merited or not, we may face allegations that we, our partners, our licensees, or parties indemnified by us have infringed or otherwise violated the patents, trademarks, copyrights, or other intellectual property rights of third parties. Such claims may be made by competitors seeking to obtain a competitive advantage or by other parties.

Additionally, in recent years, individuals and groups have begun purchasing intellectual property assets for the purpose of making claims of infringement and attempting to extract settlements from companies like ours. We may also face allegations that our employees have misappropriated the intellectual property or proprietary rights of their former employers or other third parties. It may in the future be necessary for us to initiate litigation to defend ourselves in order to determine the scope, enforceability, and validity of third-party intellectual property or proprietary rights, or to establish our respective rights. Regardless of whether claims that we are infringing patents or other intellectual property rights have merit, such claims can be time-consuming, divert management’s attention and financial resources, and can be costly to evaluate and defend. Results of any such litigation are difficult to predict and may require us to stop commercializing or using our solutions or technology, obtain licenses, modify our solutions and technology while we develop non-infringing substitutes, or incur substantial damages, settlement costs, or face a temporary or permanent injunction prohibiting us from marketing or providing the affected solutions. If we require a third-party license, it may not be available on reasonable terms or at all, and we may have to pay substantial royalties, upfront fees, or grant cross-licenses to intellectual property rights for our solutions. We may also have to redesign our solutions so that they do not infringe third-party intellectual property rights, which may not be possible or may require substantial monetary expenditures and time, during which our technology and solutions may not be available for commercialization or use. Even if we have an agreement to indemnify us against such costs, the indemnifying party may be unable to uphold its contractual obligations. If we cannot or do not obtain a third-party license to the infringed technology, license the technology on reasonable terms, or obtain similar technology from another source, our revenue and earnings could be adversely impacted.

From time to time, we have been and may be subject to legal proceedings and claims in the ordinary course of business with respect to intellectual property. Some third parties may be able to sustain the costs of complex litigation more effectively than we can because they have substantially greater resources. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of New Banzai Class A Shares. Moreover, any uncertainties resulting from the initiation and continuation of any legal proceedings could have a material adverse effect on our ability to raise the funds necessary to continue our operations. Assertions by third parties that we violate their intellectual property rights could therefore harm our business.

Our use of open source software could adversely affect our ability to offer our solutions and subject us to possible litigation.

We use open source software in connection with our existing and future offerings. Some of these licenses contain requirements that we make available source code for modifications or derivative works we create based upon the open source software, and that we license such modifications or derivative works under the terms of a particular open source license or other license granting third-parties certain rights of further use. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software and to make our proprietary software available under open source licenses, if we combine and/or distribute our proprietary software with open source software in certain manners. Although we monitor our use of open source software, we cannot be sure that all open source software is reviewed prior to use in our proprietary software, that our programmers have not incorporated open source software into our proprietary software, or that they will not do so in the future. Additionally, the terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts.

There is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide our existing and future offerings to our customers and members. In addition, the terms of open source software licenses may require us to provide software that we develop using such open source software, to others, including our competitors, on unfavorable license terms. As a result of our current or future use of open source software, we may face claims or litigation, be required to release our proprietary source code, pay damages for breach of contract, re-engineer our technology, discontinue sales in the event re-engineering cannot be accomplished on a timely basis, or take other remedial action that may divert resources away from our development efforts, any of which could harm our business.

Risks Related to the Business Combination and 7GC

Unless the context otherwise requires, throughout this subsection, references to “we,” “us,” “our,” and “the Company” refer to 7GC.

7GC has no operating history and its results of operations and those of New Banzai may differ significantly from the unaudited pro forma condensed combined financial data included in this proxy statement/prospectus.

7GC is a blank check company, and it has no operating history or results.

This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for 7GC and Banzai. The unaudited pro forma condensed combined balance sheet as of June 30, 2023 assumes that the Business Combination and related transactions occurred on June 30, 2023. The unaudited pro forma condensed combined statements of operations for the three months ended June 30, 2023 and for the year ended December 31, 2022 give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2022. The unaudited pro forma condensed combined financial information is based upon, and should be read together with the accompanying notes to, the unaudited pro forma condensed combined financial statements, the audited financial statements of 7GC and related notes, the Banzai audited consolidated financial statements and related notes, the sections of this proxy statement/prospectus titled “7GC Management’s Discussion and Analysis of Financial Condition and Results of Operations” “Banzai Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what Banzai’s financial position or results of operations would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of New Banzai following the consummation of the Business Combination. For more information, see the section titled “Unaudited Pro Forma Condensed Combined Financial Information of 7GC and Banzai.”

The Sponsor Persons have agreed to vote in favor of the Business Combination, regardless of how 7GC’s public stockholders vote.

Unlike some other blank check companies in which the initial stockholders agree to vote their shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor Persons have agreed to, among other things, vote in favor of any proposed business combination and to waive their redemption rights in connection with such stockholder approval. The Sponsor has also agreed to, among other things, vote in favor of the Business Combination Proposal and the transactions contemplated thereby, including the other Condition Precedent Proposals. As of the date of this proxy statement/prospectus, the Sponsor Persons, collectively, own approximately 5,750,000 (or    %) of the issued and outstanding shares of 7GC Common Stock (5,650,000 of which are held by the Sponsor (396,500 of which are subject to forfeiture at closing of an initial business combination of 7GC pursuant to the Non-Redemption Agreements), and 100,000 of which, in the aggregate, are held by the independent directors).

7GC may not be able to complete the Business Combination or any other business combination within the prescribed timeframe, in which case 7GC would cease all operations, except for the purpose of winding up, and 7GC would redeem the 7GC Class A Common Stock and liquidate.

If 7GC does not complete an initial business combination by December 28, 2023 (and if such date is not extended at a duly called special meeting), it must cease operations and redeem 100% of the outstanding shares of 7GC Class A Common Stock. 7GC may not be able to consummate the Business Combination or any other business combination by such date. If 7GC has not completed any initial business combination by such date (or if such date is extended at a duly called special meeting, such later date), it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem the public shares at a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to 7GC to pay its taxes (less up to $100,000 of such net interest to pay dissolution expenses) by (B) the total number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of 7GC’s remaining stockholders and the 7GC Board, dissolve and liquidate, subject in each case to 7GC’s obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law.

Since the Sponsor and 7GC’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our stockholders, a conflict of interest may have existed in determining whether the Business Combination with Banzai is appropriate as our initial business combination. Such interests include that the Sponsor will lose its entire investment in us if our initial business combination is not completed.

When you consider the recommendation of the 7GC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and 7GC’s directors and officers have interests in such proposal that are different from, or in addition to, those of 7GC’s stockholders and warrant holders generally. These interests include, among other things, the interests listed below:

Prior to the IPO, the Sponsor purchased 5,031,250 shares of 7GC Class B Common Stock for an aggregate purchase price of $25,000, or approximately $0.005 per share, and the Sponsor later transferred 25,000 shares of 7GC Class B Common Stock to each of our independent directors, for no consideration. In December 2020, 7GC effected a stock dividend of approximately 0.143 shares for each share of 7GC Class B Common Stock, resulting in an aggregate of 5,750,000 shares of 7GC Class B Common Stock issued and outstanding, 5,650,000 of which are held by the Sponsor (396,500 of which are subject to forfeiture at closing of an initial business combination of 7GC pursuant to the Non-Redemption Agreements), and 100,000 of which, in the aggregate, are held by our directors. If 7GC does not consummate a business combination by December 28, 2023 (or if such date is extended at a duly called special meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding shares of 7GC Class A Common Stock for cash and, subject to the approval of its remaining stockholders and the 7GC Board, dissolving and liquidating, subject in each case to its obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,750,000 shares of 7GC Class B Common Stock collectively owned by the Sponsor and independent members of the 7GC Board would be worthless because following the redemption of the public shares, 7GC would likely have few, if any, net assets and because the Sponsor and 7GC’s directors and officers have agreed to waive their respective rights to liquidating distributions from the Trust Account in respect of any shares of 7GC Class A Common Stock and 7GC Class B Common Stock held by it or them, as applicable, if 7GC fails to complete a business combination within the required period. Additionally, in such event, the 7,350,000 7GC Private Placement Warrants purchased by the Sponsor simultaneously with the consummation of the IPO for an aggregate purchase price of $7,350,000 will also expire worthless. The   New Banzai Class A Shares into which the 5,750,000 7GC Class B Common Stock collectively held by the Sponsor and 7GC’s directors and executive officers (5,650,000 of which are held by the Sponsor (396,500 of which are subject to forfeiture at closing of an initial business combination of 7GC pursuant to the Non-Redemption Agreements), and 100,000 of which, in the aggregate, are held by the independent directors) will automatically convert in connection with the Mergers, if unrestricted and freely tradable, would have had an aggregate market value of $    based upon the closing price of $    per public share on Nasdaq on    , 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. The 7,350,000 New Banzai Warrants which the Sponsor will hold following consummation of the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of $    based upon the closing price of $    per public warrant on Nasdaq on    , 2023, the most recent practicable date prior to the date of this proxy statement/prospectus.

If 7GC is unable to complete a business combination within the required time period, the aggregate dollar amount of non-reimbursable funds the Sponsor and its affiliates have at risk that depends on completion of a business combination is $    , comprised of (a) $25,000 representing the aggregate purchase price paid for the 7GC Class B Common Stock, (b) $7,350,000 representing the aggregate purchase price paid for the 7GC Private Placement Warrants, (c) $    of unpaid expenses incurred by the Sponsor and 7GC’s officers and directors and their affiliates in connection with the administrative services agreement as of the date hereof, and (d) $    representing amounts owed under the Promissory Notes as of the date hereof. See the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — Interests of 7GC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

The existence of financial and personal interests of one or more of 7GC’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of 7GC and its stockholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the proposals. In addition, 7GC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — Interests of 7GC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

The personal and financial interests of the Sponsor as well as the 7GC Board and officers may have influenced their motivation in identifying and selecting Banzai as a business combination target, completing an initial business combination with Banzai, and influencing the operation of the business following the Business Combination. In considering the recommendations of the 7GC Board to vote for the proposals, its stockholders should consider these interests.

The exercise of 7GC’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in 7GC’s stockholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require 7GC to agree to amend the Merger Agreement, to consent to certain actions taken by Banzai, or to waive rights to which 7GC is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Banzai’s business or a request by Banzai to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at 7GC’s discretion to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is best for 7GC and its stockholders and what he, she, or they may believe is best for himself, herself, or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, 7GC does not believe there will be any changes or waivers that 7GC’s directors and executive officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, 7GC will circulate a new or amended proxy statement/prospectus and resolicit 7GC’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

7GC and Banzai will incur significant transaction and transition costs in connection with the Business Combination.

7GC and Banzai have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. 7GC and Banzai may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking, and other fees, expenses, and costs, will be paid by 7GC or New Banzai following the closing of the Business Combination. We estimate transaction expenses (including deferred underwriting discount) incurred by 7GC and Banzai will be $4,000,000 and $4,000,000, respectively.

Legal proceedings in connection with the Business Combination or otherwise, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

In connection with business combination transactions similar to the proposed Business Combination, it is not uncommon for lawsuits to be filed against the parties and/or their respective directors and officers alleging, among other things, that the proxy statement/prospectus provided to stockholders contains false and misleading statements and/or omits material information concerning the transaction. Although no such lawsuits have yet been filed in connection with the Business Combination, it is possible that such actions may arise and, if such actions do arise, they generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses. Defending such lawsuits could require Banzai and 7GC to incur significant costs and draw the attention of Banzai’s and 7GC’s management teams away from the consummation of the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect New Banzai’s business, financial condition, results of operations, and cash flows. Such legal proceedings could delay or prevent the Business Combination from being consummated within the expected timeframe.

The announcement of the proposed Business Combination could disrupt Banzai’s relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.

Risks relating to the impact of the announcement of the Business Combination on Banzai’s business include the following:

•	its employees may experience uncertainty about their future roles, which might adversely affect Banzai’s ability to retain and hire key personnel and other employees; and

•

customers, suppliers, business partners and other parties with which Banzai maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Banzai or fail to extend an existing relationship with Banzai.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact New Banzai’s results of operations and cash available to fund its business.

Subsequent to consummation of the Business Combination, 7GC may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on 7GC’s financial condition, results of operations, and share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Banzai has identified all material issues or risks associated with Banzai or the industry in which it competes. Furthermore, 7GC cannot assure you that factors outside of Banzai’s and 7GC’s control will not later arise. As a result of these factors, 7GC may be exposed to liabilities and incur additional costs and expenses and 7GC may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in 7GC’s reporting losses. Even if 7GC’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with 7GC’s preliminary risk analysis. If any of these previously identified or unidentified risks materialize, this could have a material adverse effect on New Banzai’s financial condition and results of operations and could contribute to negative market perceptions about New Banzai or its securities. Additionally, 7GC has no indemnification rights under the Merger Agreement.

Accordingly, any stockholders or warrant holders of 7GC who choose to remain New Banzai stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares, warrants, and units. Such stockholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by 7GC’s directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Investors may not have the same benefits as an investor in an underwritten public offering.

7GC is already a publicly traded company. Therefore, the Business Combination and the transactions described in this proxy statement/prospectus are not an underwritten initial public offering of 7GC’s securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

Like other business combinations and spin-offs, in connection with the Business Combination, investors will not receive the benefits of the due diligence performed by the underwriters in an underwritten public offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial, and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter with respect to the financial information contained in the registration statement for an underwritten public offering. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. 7GC’s investors must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. While sponsors, private investors, and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of an incorrect valuation of 7GC’s business or material misstatements or omissions in this proxy statement/prospectus.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on Nasdaq on the trading day immediately following the Closing, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sell shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of New Banzai’s securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of New Banzai’s securities or helping to stabilize, maintain or affect the public price of New Banzai’s securities following the Closing. Moreover, we will not engage in, and have not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with New Banzai’s securities that will be outstanding immediately following the Closing. In addition, since Banzai will become public through a merger, securities analysts of major brokerage firms may not provide coverage since there is no incentive to brokerage firms to recommend the purchase of New Banzai’s common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on New Banzai’s behalf. All of these differences from an underwritten public offering of New Banzai’s securities could result in a more volatile price for New Banzai’s securities.

Further, since there will be no traditional “roadshow,” there can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the securities or sufficient demand among potential investors immediately after the Closing, which could result in a more volatile price for the securities.

In addition, the Sponsor, certain members of the 7GC Board and its officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of our securities following completion of the Business Combination, and that would not be present in an underwritten public offering of our securities. Such interests may have influenced the 7GC Board in making their recommendation that 7GC stockholders vote in favor of the approval of the Business Combination and the other proposals described in this proxy statement/prospectus. See the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — Interests of 7GC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Banzai became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

The historical financial results of Banzai and unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New Banzai’s actual financial position or results of operations would have been.

The historical financial results of Banzai included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows it would have achieved as a standalone company during the periods presented or those New Banzai will achieve in the future. This is primarily the result of the following factors: (i) New Banzai will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) New Banzai’s capital structure will be different from that reflected in Banzai’s historical financial statements. New Banzai’s financial condition and future results of operations will be materially different from amounts reflected in 7GC’s historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare New Banzai’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, 7GC being treated as the “acquired” company for financial reporting purposes in the Business Combination and the number of shares of 7GC Class A Common Stock that are redeemed in connection with the Business Combination. Accordingly, such pro forma condensed combined financial information may not be indicative of New Banzai’s future operating or financial performance and New Banzai’s actual financial condition and results of operations may vary materially from New Banzai’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information of 7GC and Banzai.”

The calculation of the number of shares of new Banzai to be issued to Banzai securityholders in the Transactions will not be adjusted if there is a change in the value of Banzai before the Business Combination is completed.

The number of shares of New Banzai Common Stock to be issued to Banzai’s securityholders in the Transactions will not be adjusted if there is a change in the value of Banzai before the closing of the transactions. As a result, the actual value of the New Banzai Common Stock to be received by Banzai’s securityholders in the Transactions will depend on the value of such shares at and after the closing of the Business Combination.

The Business Combination is subject to the satisfaction or waiver of certain conditions, which may not be satisfied or waived on a timely basis, if at all.

The consummation of the Business Combination is subject to customary closing conditions for transactions involving SPACs, including, among others: (i) approval of the Condition Precedent Proposals by the requisite 7GC stockholders, (ii) the expiration or termination of the waiting period under the HSR Act, (iii) no order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions being in force, (iv) having this proxy statement/prospectus declared effective under the Securities Act, (v) the New Banzai Class A Shares to be issued pursuant to the Merger Agreement having been approved for listing on Nasdaq, (vi) 7GC having at least $5,000,001 of net tangible assets remaining after redemptions by 7GC stockholders, and (vi) customary bring-down conditions related to the representations, warranties, and pre-Closing covenants in the Merger Agreement. Additionally, the obligations of Banzai and its subsidiaries to consummate the Transactions are also conditioned upon, among other things, (a) 7GC having delivered to Banzai executed copies of the A&R Registration Rights Agreement and the Exchange Agent Agreement, and evidence that the Proposed Charter has been filed with the Secretary of State of Delaware, and (b) the sum of (i)(A) the cash proceeds to be received by 7GC at Closing from the Trust Account (after, for the avoidance of doubt, giving effect to redemptions by 7GC stockholders), (B) the cash proceeds to be received by 7GC or any of Banzai or its subsidiaries from any financing, whether equity or debt, at or immediately following the Closing, and (C) the unrestricted cash on the balance sheet of Banzai as of immediately prior to the Closing, minus (ii) the 7GC Transaction Expenses, minus (iii) the Company Expenses equaling or exceeding $5,000,000. 7GC’s obligation to consummate the Business Combination is also subject to there having been no “Company Material Adverse Effect” since the date of the Merger Agreement that is continuing and uncured.

To the extent permitted under applicable law, the foregoing conditions may be waived by the applicable party or parties in writing. To the extent that the 7GC Board determines that any modifications by the parties, including any waivers of any conditions to the Closing, materially change the terms of the Business Combination, 7GC will notify its stockholders in a manner reasonably calculated to inform them about the modifications as may be required by law, by publishing a press release, filing a Current Report on Form 8-K and/or circulating a supplement to this proxy statement/prospectus.

Additionally, the obligations of Banzai to consummate or cause to be consummated the Business Combination are subject to the satisfaction of additional conditions, which may be waived in writing by Banzai.

See the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement — Conditions to Closing” for additional information.

Following the consummation of the Business Combination, New Banzai’s only significant asset will be its ownership interest in Banzai, and such ownership may not be sufficient to pay dividends or make distributions or loans to enable it to pay any dividends on New Banzai Common Stock or satisfy its other financial obligations.

Following the consummation of the Business Combination, New Banzai will have no direct operations and no significant assets other than its ownership of Banzai. It will depend on Banzai for distributions, loans, and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company and to pay any dividends with respect to New Banzai Common Stock. The financial condition and operating requirements of Banzai may limit New Banzai’s ability to obtain cash from Banzai. The earnings from, or other available assets of, Banzai may not be sufficient to pay dividends or make distributions or loans to enable New Banzai to pay any dividends on New Banzai Common Stock or satisfy its other financial obligations. Thus, it is not expected that New Banzai will pay cash dividends on New Banzai Common Stock. Any future dividend payments are within the absolute discretion of the New Banzai Board and will depend on, among other things, Banzai’s results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law, and other factors that the New Banzai Board may deem relevant. In addition, in the event that the New Banzai Board and stockholders of New Banzai were to approve a sale of all of the direct and indirect interests in Banzai, your equity interest would be in a holding company with no material assets other than those assets and other consideration received in such transaction.

This lack of diversification may subject New Banzai to numerous economic, competitive, and regulatory risks, any or all of which may have a substantial adverse impact upon its financial condition and results of operations.

7GC has no specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for 7GC to complete a business combination with which a substantial majority of 7GC’s stockholders do not agree.

As provided in the Existing Charter, in no event will 7GC redeem our public shares in an amount that would cause 7GC’s net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). Otherwise, 7GC has no specified maximum redemption threshold. As a result, 7GC may be able to complete the Business Combination even though a substantial majority of 7GC’s public stockholders do not agree with the transaction and have redeemed their shares. However, each redemption of 7GC’s public shares by 7GC’s public stockholders will reduce the amount in the Trust Account. As of June 30, 2023, 19,670,372 public shares have been redeemed.

The Sponsor, directors, executive officers, advisors, and their affiliates may elect to purchase shares or warrants from public stockholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our securities.

The Sponsor and 7GC’s directors, officers, advisors, or their respective affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. However, they have no current commitments, plans, or intentions to engage in any such transactions and have not formulated any terms or conditions for any such transactions.

None of the funds in the Trust Account will be used to purchase shares or warrants in such transactions. If any such persons engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act or other federal securities laws. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of 7GC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the Sponsor or 7GC’s directors, officers, advisors, or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

The purpose of such purchases would be to (i) ensure that such shares would not be redeemed in connection with the initial business combination, (ii) ensure that 7GC’s net tangible assets are at least $5,000,001, where it appears that such requirement would otherwise not be met, (iii) reduce the number of warrants outstanding, or (iv) vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of shares of 7GC Class A Common Stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor and 7GC’s officers, directors, and/or their affiliates anticipate that they may identify the stockholders with whom the Sponsor or 7GC’s officers, directors, or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders (in the case of shares of 7GC Class A Common Stock) following our mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or 7GC’s officers, directors, advisors, or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination Proposal but only if such shares have not already been voted at the Special Meeting. The Sponsor and 7GC’s officers, directors, advisors, or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

To the extent that the Sponsor or 7GC’s officers, directors, advisors, or their affiliates enter into any such private purchase, prior to the Special Meeting, 7GC will file a current report on Form 8-K to disclose (1) the amount of securities purchased in any such purchases, along with the purchase price; (2) the purpose of any such purchases; (3) the impact, if any, of any such purchases on the likelihood that the business combination transaction will be approved; (4) the identities or the nature of the security holders (e.g., 5% security holders) who sold their securities in any such purchases; and (5) the number of securities for which 7GC has received redemption requests pursuant to its stockholders’ redemption rights in connection with the Business Combination.

Any purchases by the Sponsor or 7GC’s officers, directors, and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and 7GC’s officers, directors, and/or their affiliates will not make purchases of shares of 7GC Class A Common Stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

The existence of financial and personal interests of one or more of 7GC’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of 7GC and its stockholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the proposals. In addition, 7GC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled

“Stockholder Proposal No. 1 — The Business Combination Proposal — Interests of 7GC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

If third parties bring claims against 7GC, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share (which was the amount per unit initially held in the Trust Account following our IPO).

7GC’s placing of funds in the Trust Account may not protect those funds from third-party claims against 7GC. Although 7GC has sought and will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses, and other entities with which we do business execute agreements with 7GC waiving any right, title, interest, or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility, or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against 7GC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, 7GC’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to 7GC than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts, or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of the public shares, if 7GC has not completed our business combination within the required time period, or upon the exercise of a redemption right in connection with 7GC’s business combination, 7GC will be required to provide for payment of claims of creditors that were not waived that may be brought against 7GC within the 10 years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.00 per public share initially held in the Trust Account, due to claims of such creditors.

In the event of the liquidation of the Trust Account upon the failure of 7GC to consummate its initial business combination within the time period set forth in the Existing Charter, the Sponsor has agreed to indemnify and hold harmless 7GC against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which 7GC may become subject as a result of any claim by (i) any third party for services rendered or products sold to 7GC or (ii) any Target with which 7GC has entered into a written letter of intent, confidentiality, or other similar agreement or business combination agreement; provided, however, that such indemnification of 7GC by the Indemnitor shall (x) apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, in each case, net of the interest that may be withdrawn to pay 7GC’s tax obligations, provided that such liability will (y) not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account and (z) not apply to any claims under 7GC’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. 7GC has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of 7GC’s company. The Sponsor may not have sufficient funds available to satisfy those obligations. 7GC has not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for 7GC’s business combination and redemptions could be reduced to less than $10.00 per public share. In such event, 7GC may not be able to complete 7GC’s business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of 7GC’s directors or officers will indemnify 7GC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If, after 7GC distributes the proceeds in the Trust Account to its public stockholders, 7GC files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against 7GC that is not dismissed, a bankruptcy court may seek to recover such proceeds, and 7GC and the 7GC Board may be exposed to claims of punitive damages.

If, after 7GC distributes the proceeds in the Trust Account to its public stockholders, it files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against 7GC that is not dismissed, any distributions received by 7GC’s stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by 7GC’s stockholders. In addition, the 7GC Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and 7GC to claims of punitive damages, by paying 7GC’s public stockholders from the Trust Account prior to addressing the claims of creditors. 7GC cannot assure you that claims will not be brought against 7GC for these reasons.

If, before distributing the proceeds in the Trust Account to 7GC’s public stockholders, 7GC files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against 7GC that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of 7GC’s stockholders and the per share amount that would otherwise be received by 7GC’s stockholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to 7GC’s public stockholders, 7GC files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against 7GC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in 7GC’s liquidation estate and subject to the claims of third parties with priority over the claims of 7GC’s stockholders. To the extent any liquidation claims deplete the Trust Account, the per share amount that would otherwise be received by 7GC’s stockholders in connection with 7GC’s liquidation may be reduced.

7GC’s stockholders may be held liable for claims by third parties against 7GC to the extent of distributions received by them upon redemption of their shares of 7GC Class A Common Stock.

If 7GC is forced to enter into an insolvent liquidation, any distributions received by stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, 7GC was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by 7GC’s stockholders. Furthermore, 7GC’s directors may be viewed as having breached their fiduciary duties to 7GC or 7GC’s creditors or may have acted in bad faith, and thereby exposing themselves and 7GC to claims, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. 7GC cannot assure you that claims will not be brought against 7GC for these reasons.

7GC’s public stockholders will experience immediate dilution as a consequence of the issuance of New Banzai Class A Shares as consideration in the Business Combination and due to future issuances pursuant to the Equity Incentive Plan. Having a minority share position may reduce the influence that 7GC’s current stockholders have on the management of New Banzai.

It is anticipated that, immediately following the Business Combination, (1) public stockholders will own approximately 10.57% (assuming the no redemption scenario) and 0% (assuming the maximum redemption scenario) of the outstanding New Banzai Common Stock, (2) the Banzai securityholders (without taking into account any public shares held by the Banzai securityholders prior to the consummation of the Business Combination) will collectively own approximately 31.75% (assuming the no redemption scenario) or 35.64% (assuming the maximum redemption scenario) of the outstanding New Banzai Common Stock, and (3) the Sponsor will own approximately 17.84% (assuming the no redemption scenario) or 20.02% (assuming the maximum redemption scenario) of the outstanding New Banzai Common Stock. These percentages (i) assume that New Banzai issues 9,999,942 shares of New Banzai Common Stock to former securityholders of Banzai as of immediately prior to the Closing, (ii) include the impact of the exercise of all New Banzai Warrants that will be outstanding following the Business Combination, (iii) assume the Closing occurs on October 31, 2023, (iv) include any New Award Grants, (v) include   New Banzai Class A Shares issuable at the Sponsor’s option pursuant to the repayment of the Promissory Notes, and (vi) assume the Sponsor forfeits 396,500 founder shares pursuant to the Non-Redemption Agreements and 7,350,000 7GC Private Placement Warrants pursuant to the Sponsor Forfeiture Agreement and the transfer of 100,000 founder shares to Cohen at Closing pursuant to the Cohen Engagement Letter. If the actual facts are different from these assumptions, the percentage ownership retained by public stockholders in New Banzai will be different.

In addition, Banzai employees and consultants hold, and after the Business Combination, are expected to be granted, equity awards under the Equity Incentive Plan and purchase rights under the ESPP. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for New Banzai Class A Shares.

The issuance of additional common stock will significantly dilute the equity interests of existing holders of 7GC securities and may adversely affect prevailing market prices for public shares or public warrants.

Upon completion of the Business Combination, the Sponsor will beneficially own a significant equity interest in New Banzai and may take actions that conflict with the interests of public stockholders. The interests of the Sponsor may not align with the interests of public stockholders in the future. The Sponsor and its affiliates are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with New Banzai. The Sponsor and its affiliates may also pursue acquisition opportunities that may be complementary to New Banzai’s business and, as a result, those acquisition opportunities may not be available to New Banzai. In addition, the Sponsor may have an interest in New Banzai pursuing acquisitions, divestitures, and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to New Banzai and its stockholders.

7GC Warrants will become exercisable for New Banzai Class A Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to 7GC’s stockholders.

Outstanding 7GC Warrants will become exercisable for an aggregate of 18,850,000 New Banzai Class A Shares in accordance with the terms of the Warrant Agreement, dated December 22, 2020, by and between Continental, as warrant agent, and 7GC (the “Warrant Agreement”) governing those securities. These warrants will become exercisable at any time commencing 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share, subject to certain adjustments. To the extent such warrants are exercised, additional New Banzai Class A Shares will be issued, which will result in dilution to the holders of New Banzai Class A Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New Banzai Class A Shares. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “— Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”

If public stockholders fail to properly demand redemption rights, they will not be entitled to redeem their shares of 7GC Class A Common Stock for a pro rata portion of the Trust Account.

Public stockholders may demand that 7GC redeem their shares of 7GC Class A Common Stock for a pro rata portion of the Trust Account in connection with the completion of the Business Combination. In order to exercise their redemption rights, public stockholders must deliver their shares of 7GC Class A Common Stock (either physically or electronically) to Continental at least two (2) business days prior to the vote on the Business Combination at the Special Meeting. Any public stockholder who fails to properly demand redemption rights will not be entitled to redeem his, her, or its shares for a pro rata portion of the Trust Account. See the section of this proxy statement/prospectus titled “Special Meeting of 7GC — Redemption Rights” for the procedures to be followed if you wish to redeem your shares of 7GC Class A Common Stock for cash.

Public stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Public stockholders may therefore be forced to redeem or sell their shares of 7GC Class A Common Stock or 7GC Public Warrants in order to liquidate their investment, potentially at a loss.

Public stockholders will be entitled to receive funds from the Trust Account only: (i) in connection with a stockholder vote to amend the Existing Charter (A) to modify the substance or timing of 7GC’s obligation to provide holders of shares of 7GC Class A Common Stock the right to have their shares redeemed in connection with an initial business combination or to redeem 100% of 7GC Class A Common Stock if 7GC does not complete an initial business combination by December 28, 2023 or (B) with respect to any other provision relating to the rights of holders of shares of 7GC Class A Common Stock, (ii) in connection with the redemption of all of the outstanding shares of 7GC Class A Common Stock if 7GC is unable to complete an initial business combination by December 28, 2023, subject to applicable law and as further described herein, and (iii) if 7GC’s stockholders redeem their respective shares for cash upon the completion of the Business Combination. In addition, if 7GC plans to redeem the shares of 7GC Class A Common Stock because 7GC is unable to complete a business combination by December 28, 2023, for any reason, compliance with Delaware law may require that 7GC submit a plan of dissolution to 7GC’s then-existing stockholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, public stockholders may be forced to wait beyond December 28, 2023, before they receive funds from the Trust Account. Accordingly, in order for public stockholders to liquidate their investment, they may be forced to sell their shares of 7GC Class A Common Stock or 7GC Public Warrants, potentially at a loss. See the section of this proxy statement/prospectus titled “Special Meeting of 7GC — Redemption Rights.”

Even if the Business Combination is consummated, the 7GC Public Warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

The warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any other change that affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

Although 7GC’s ability to amend the terms of the public warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period, or decrease the number of shares purchasable upon exercise of a warrant.

7GC may redeem your unexpired 7GC Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your 7GC Public Warrants worthless.

7GC has the ability to redeem the outstanding 7GC Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of the underlying Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which 7GC sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). Redemption of the outstanding 7GC Public Warrants as described above could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, 7GC expects would be substantially less than the market value of your warrants. Shares of 7GC’s Class A Common Stock have never traded above $18.00 per share.

7GC has no obligation to notify holders of the 7GC Public Warrants that they have become eligible for redemption. However, pursuant to the Warrant Agreement, in the event 7GC decides to redeem the 7GC Public Warrants, 7GC is required to mail notice of such redemption to the registered warrant holders not less than 30 days prior to the redemption date. The warrants may be exercised any time after notice of redemption is given and prior to the redemption date. None of the 7GC Private Placement Warrants will be redeemable by 7GC so long as they are held by the Sponsor or its permitted transferees. 7GC Private Placement Warrants that are transferred to persons other than permitted transferees upon transfer shall cease to be 7GC Private Placement Warrants and shall become public warrants under the Warrant Agreement.

If 7GC’s due diligence investigation of Banzai was inadequate, then 7GC’s stockholders (as stockholders of New Banzai following the Business Combination) could lose some or all of their investment.

Even though 7GC conducted a due diligence investigation of Banzai, 7GC cannot be sure that this diligence uncovered all material issues that may be present with respect to Banzai’s business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of its control will not later arise that could adversely affect its business, financial condition, or results of operations.

There can be no assurance that the New Banzai Class A Shares will be approved for listing on Nasdaq or that New Banzai will be able to comply with the continued listing standards of Nasdaq, which could limit investors’ ability to make transactions in New Banzai’s securities and subject New Banzai to additional trading restrictions.

In connection with the closing of the Business Combination, we have applied to continue the listing of 7GC Class A Common Stock (and list the New Banzai Class A Shares) and 7GC Public Warrants on Nasdaq under the symbols “BNZI” and “BNZIW,” respectively. New Banzai’s continued eligibility for listing may depend on the number of 7GC’s public shares that are redeemed. As of June 30, 2023, 19,670,372 public shares have been redeemed. If, after the Business Combination, Nasdaq delists New Banzai’s shares from trading on its exchange for failure to meet the listing standards, New Banzai and its stockholders could face significant material adverse consequences, including:

•	a limited availability of market quotations for New Banzai’s securities;

•	reduced liquidity for New Banzai’s securities;

•

a determination that New Banzai Class A Shares are a “penny stock” which will require brokers trading in New Banzai Class A Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Banzai’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New Banzai’s securities were not listed on Nasdaq, such securities would not qualify as covered securities, and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

Because the market price of New Banzai Class A Shares will fluctuate, Banzai’s securityholders cannot be sure of the value of the Business Combination consideration they will receive.

The market value of New Banzai securities at the effective time of the Business Combination may vary significantly from their respective values on the date the Merger Agreement was executed or at other dates. Because the exchange ratio with respect to the New Banzai Class A Shares to be issued in the Business Combination is fixed and will not be adjusted to reflect any changes in the market value of shares of 7GC Class A Common Stock, the market value of the New Banzai Class A Shares issued in connection with the Business Combination may be higher or lower than the values of those shares on earlier dates, and may be higher or lower than the value used to determine the exchange ratio. Stock price changes may result from a variety of factors, including changes in the business, operations, or prospects of 7GC, regulatory considerations, and general business, market, industry or economic conditions. Many of these factors are outside of the control of 7GC.

The market price of New Banzai Class A Shares after the Business Combination may be affected by factors different from those currently affecting the price of the public shares.

Upon completion of the Business Combination, Banzai’s securityholders will become holders of New Banzai Class A Shares. Prior to the Business Combination, 7GC has had limited operations. Upon completion of the Business Combination, New Banzai’s results of operations will depend upon the performance of Banzai, which is affected by factors that are different from those currently affecting the results of operations of 7GC.

If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of New Banzai Class A Shares may decline.

The market price of New Banzai Class A Shares may decline as a result of the Business Combination if New Banzai does not achieve the perceived benefits of the Business Combination as rapidly, or to the extent anticipated by, financial analysts or the effect of the Business Combination on New Banzai’s financial results is not consistent with the expectations of financial analysts. Accordingly, holders of 7GC securities may experience a loss as a result of a decline in the market price of New Banzai Class A Shares. In addition, a decline in the market price of New Banzai Class A Shares could adversely affect New Banzai’s ability to issue additional securities and to obtain additional financing in the future.

7GC may waive one or more of the conditions to the Business Combination.

7GC may agree to waive, in whole or in part, one or more of the conditions to 7GC’s obligations to complete the Business Combination, to the extent permitted by the Existing Organizational Documents and applicable laws. For example, it is a condition to 7GC’s obligations to close the Business Combination that Banzai has performed and complied in all material respects with the obligations required to be performed or complied with by Banzai under the Merger Agreement. However, if the 7GC Board determines that a breach of this obligation is not material, then the 7GC Board may elect to waive that condition and close the Business Combination. Please see the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement — Conditions to Closing.”

Termination of the Merger Agreement could negatively impact 7GC.

If the Business Combination is not completed for any reason, including as a result of 7GC stockholders declining to approve the proposals required to effect the Business Combination, the ongoing business of 7GC may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, 7GC would be subject to a number of risks, including the following:

•

7GC may experience negative reactions from the financial markets, including negative impacts on its share price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•	7GC will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

•

since the Merger Agreement restricts the conduct of 7GC’s business prior to completion of the Business Combination, 7GC may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement — Covenants” of this proxy statement/prospectus for a description of the restrictive covenants applicable to 7GC).

If the Merger Agreement is terminated and the 7GC Board seeks another business combination target, 7GC stockholders cannot be certain that 7GC will be able to find another acquisition target that would constitute a business combination or that such other business combination will be completed. See the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement — Termination.”

Banzai will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and other business participants may have an adverse effect on Banzai and consequently on 7GC. These uncertainties may impair Banzai’s ability to attract, retain and motivate key personnel until the Business Combination is completed, and could cause others that deal with Banzai to seek to change existing business relationships with Banzai. Retention of certain employees may be challenging during the pendency of the Business Combination, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty or a desire not to remain with the business, New Banzai’s business following the Business Combination could be negatively impacted. In addition, the Merger Agreement restricts Banzai from making certain expenditures and taking other specified actions without the consent of 7GC until the Business Combination occurs. These restrictions may prevent Banzai from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal — Summary of the Merger Agreement — Covenants.”

The Business Combination will result in changes to the 7GC Board that may affect the strategy of 7GC.

If the parties complete the Business Combination, the composition of the New Banzai Board will change from the current 7GC Board. The New Banzai Board will consist of Jack Leeney, Joseph Davy,     ,     ,     ,      and     . This new composition of the New Banzai Board may affect the business strategy and operating decisions of New Banzai upon the completion of the Business Combination.

Neither 7GC nor its stockholders will have the protection of any indemnification, escrow, purchase price adjustment, or other provisions that allow for a post-closing adjustment to be made to the Total Consideration in the event that any of the representations and warranties made by Banzai in the Merger Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties contained in the Merger Agreement will not survive the completion of the Business Combination, and only the covenants and agreements that by their terms survive such time will do so. As a result, 7GC and its stockholders will not have the protection of any indemnification, escrow, purchase price adjustment, or other provisions that allow for a post-closing adjustment to be made to the Total Consideration if any representation or warranty made by Banzai in the Merger Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, our financial condition or results of operations could be adversely affected.

The SEC has issued proposed rules relating to certain activities of SPACs. Certain of the procedures that we, a potential target, or others may determine to undertake in connection with such proposals may increase our costs and the time needed to complete our initial business combination and may constrain the circumstances under which we could complete an initial business combination. The need for compliance with the SPAC Rule Proposals (as defined herein) may cause us to liquidate the funds in the Trust Account or liquidate 7GC at an earlier time than we might otherwise choose.

On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating, among other things, to disclosures in SEC filings in connection with business combination transactions between SPACs such as us and private operating companies; the financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act, including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose, and activities. The SPAC Rule Proposals have not yet been adopted, and may be adopted in the proposed form or in a different form that could impose additional regulatory requirements on SPACs. Certain of the procedures that we, a potential target, or others may determine to undertake in connection with the SPAC Rule Proposals, or pursuant to the SEC’s views expressed in the SPAC Rule Proposals, may increase the costs and time of negotiating and completing an initial business combination, and may constrain the circumstances under which we could complete an initial business combination. The need for compliance with the SPAC Rule Proposals may cause us to liquidate the funds in the Trust Account or liquidate 7GC at an earlier time than we might otherwise choose. Were we to liquidate, our warrants would expire worthless, and our securityholders would lose the investment opportunity associated with an investment in the combined company, including any potential price appreciation of our securities.

If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted. As a result, in such circumstances, unless we are able to modify our activities so that we would not be deemed an investment company, we may abandon our efforts to complete an initial business combination and instead liquidate 7GC.

As described further above, the SPAC Rule Proposals relate, among other matters, to the circumstances in which SPACs such as 7GC could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria, including a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a report on Form 8-K announcing that it has entered into an agreement with a target company for a business combination no later than

18 months after the effective date of its IPO registration statement. The company would then be required to complete its initial business combination no later than 24 months after the effective date of its IPO registration statement.

If we are deemed to be an investment company under the Investment Company Act, our activities would be severely restricted. In addition, we would be subject to burdensome compliance requirements. We do not believe that our principal activities will subject us to regulation as an investment company under the Investment Company Act. However, if we are deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. As a result, unless we are able to modify our activities so that we would not be deemed an investment company, we may abandon our efforts to complete an initial Business Combination and instead liquidate 7GC. Were we to liquidate, our warrants would expire worthless, and our securityholders would lose the investment opportunity associated with an investment in the combined company, including any potential price appreciation of our securities.

Risks Related to New Banzai Class A Shares Following the Transactions

New Banzai’s dual class common stock structure will have the effect of concentrating voting power with New Banzai’s Chief Executive Officer and Co-Founder, Joseph Davy, which limits an investor’s ability to influence the outcome of important transactions, including a change in control.

New Banzai Class B Shares will have 10 votes per share, while New Banzai Class A Shares will have one vote per share. Mr. Davy, who will be New Banzai’s Chief Executive Officer and is Banzai’s Co-Founder, including his affiliates and permitted transferees, will hold all of the issued and outstanding New Banzai Class B Shares. Accordingly, Mr. Davy will hold, directly or indirectly, approximately  % of the outstanding voting power of New Banzai following the Business Combination and will be able to control matters submitted to its stockholders for approval, including the election of directors, amendments of its organizational documents and any merger, consolidation, sale of all or substantially all of New Banzai’s assets or other major corporate transactions. Mr. Davy may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing, or deterring a change in control, could deprive New Banzai’s stockholders of an opportunity to receive a premium for their capital stock as part of a sale, and might ultimately affect the market price of New Banzai Class A Shares.

We cannot predict the impact New Banzai’s dual class structure will have on the market price of New Banzai Class A Shares.

We cannot predict whether New Banzai’s dual class common stock structure will result in a lower or more volatile market price of New Banzai Class A Shares or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. Under the announced policies, New Banzai’s dual class capital structure would make New Banzai ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to passively track those indices will not invest in New Banzai Class A Shares. These policies are still fairly new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of New Banzai’s dual class structure, New Banzai will likely be excluded from certain of these indices and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds and could make New Banzai Class A Shares less attractive to other investors. As a result, the market price of New Banzai Class A Shares could be adversely affected.

As a “controlled company” within the meaning of Nasdaq listing rules after Closing, New Banzai will qualify for exemptions from certain corporate governance requirements and will have the opportunity to elect to avail itself of any of the exemptions afforded a controlled company. If New Banzai elects to rely on some of these exemptions, New Banzai stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Because Mr. Davy will control more than a majority of the total voting power of New Banzai upon consummation of Closing, New Banzai will be a “controlled company” within the meaning of Nasdaq corporate governance listing rules. Under Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain Nasdaq rules regarding corporate governance, including the following:

•	the requirement that a majority of its board of directors consist of independent directors;

•

the requirement director nominees must be selected, or recommended for selection, by either (i) the independent directors constituting a majority of the board of directors’ independent directors in a vote in which only independent directors participate or (ii) a nominations committee comprised solely of independent directors;

•	the requirement to maintain a compensation committee with prescribed duties and a written charter comprised solely of independent directors; and

•	the requirement of an annual performance evaluation of our nominating and corporate governance and compensation committees

As a “controlled company,” New Banzai may elect to rely on some or all of these exemptions. However, New Banzai does not intend take advantage of any of these exemptions. Despite the fact that New Banzai does not intend to take advantage of these exemptions, New Banzai’s status as a controlled company could make New Banzai Common Stock less attractive to some investors or otherwise harm the stock price of New Banzai Class A Shares. Further, if New Banzai elects to rely on some or all of these exemptions, New Banzai stockholders will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

The market price of New Banzai Class A Shares is likely to be highly volatile, and you may lose some or all of your investment.

Following the Business Combination, the market price of New Banzai Class A Shares may fluctuate significantly due to a number of factors, some of which may be beyond our control, including those factors discussed in this “Risk Factors” section and many others, such as:

•	actual or anticipated fluctuations in New Banzai’s financial condition and operating results, including fluctuations in its quarterly and annual results;

•	developments involving Banzai’s competitors;

•	changes in laws and regulations affecting Banzai’s business;

•	variations in Banzai’s operating performance and the performance of its competitors in general;

•	the public’s reaction to New Banzai’s press releases, its other public announcements and its filings with the SEC;

•	additions and departures of key personnel;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by New Banzai or its competitors;

•	New Banzai’s failure to meet the estimates and projections of the investment community or that it may otherwise provide to the public;

•	publication of research reports about New Banzai or its industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	changes in the market valuations of similar companies;

•	overall performance of the equity markets;

•	sales of New Banzai Common Stock by New Banzai or its stockholders in the future;

•	trading volume of New Banzai Class A Shares;

•	significant lawsuits, including stockholder litigation;

•	failure to comply with the requirements of Nasdaq;

•	the impact of any natural disasters or public health emergencies, such as the COVID-19 pandemic;

•	general economic, industry and market conditions and other events or factors, many of which are beyond New Banzai’s control; and

•	changes in accounting standards, policies, guidelines, interpretations, or principles.

Volatility in the price of New Banzai Class A Shares could subject New Banzai to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If New Banzai faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm its business.

If securities or industry analysts do not publish research or reports about New Banzai, or publish negative reports, then New Banzai’s stock price and trading volume could decline.

The trading market for New Banzai Class A Shares will depend, in part, on the research and reports that securities or industry analysts publish about New Banzai. New Banzai does not have any control over these analysts. If New Banzai’s financial performance fails to meet analyst estimates or one or more of the analysts who cover New Banzai downgrade New Banzai Class A Shares or change their opinion, then the market price of New Banzai Class A Shares would likely decline. If one or more of these analysts cease coverage of New Banzai or fail to regularly publish reports on New Banzai, it could lose visibility in the financial markets, which could cause the market price of New Banzai Class A Shares or trading volume to decline.

New Banzai will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect its business, results of operations, and financial condition.

As a public company, New Banzai will be subject to the reporting requirements of the Exchange Act, the listing standards of Nasdaq, and other applicable securities rules and regulations. Banzai expects that the requirements of these rules and regulations will continue to increase its legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on its personnel, systems and resources. For example, the Exchange Act requires, among other things, that New Banzai file annual, quarterly, and current reports with respect to New Banzai’s business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, New Banzai’s management’s attention may be diverted from other business concerns, which could harm New Banzai’s business, results of operations, and financial condition. Although Banzai has already hired additional employees and engaged outside consultants to assist it in complying with these requirements, it will need to hire more employees in the future or may need to engage additional outside consultants, which will increase New Banzai’s operating expenses.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. These factors could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Banzai intends to invest substantial resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If New Banzai’s efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against New Banzai and its business may be harmed. We also expect that being a public company and these new rules and regulations will make it more expensive for New Banzai to obtain director and officer liability insurance, and it may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for New Banzai to attract and retain qualified members of the New Banzai Board, particularly to serve on New Banzai’s audit committee and compensation committee, and qualified executive officers. As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, New Banzai’s business and financial condition will become more visible, which may result in pricing pressure from customers or an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, New Banzai’s business and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in its favor, these claims, and the time and resources necessary to resolve them, could divert the resources of its management and harm its business.

Banzai has identified material weaknesses in its internal control over financial reporting. If New Banzai is unable to remediate these material weaknesses, or if New Banzai identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, New Banzai may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect its business and stock price.

Prior to the Closing of the Business Combination, Banzai has been a private company with limited accounting personnel to adequately execute its accounting processes and limited supervisory resources with which to address its internal control over financial reporting. In connection with the audit of Banzai’s financial statements as of and for the year ended December 31, 2022, Banzai identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Banzai’s annual or interim financial statements will not be prevented or detected on a timely basis.

Banzai did not design and has not maintained an effective control environment as required under the rules and regulations of the SEC. Specifically, (i) management does not have appropriate IT general control in place over change management, user access, cybersecurity, and reviews of service organizations, (ii) management does not have suitable COSO entity level controls in place, including reviews of the financial statements, and certain entity level controls were not performed by management, and (iii) pervasive transactional and account level reconciliations and analyses are not performed, or not performed with sufficient detail to prevent or detect a material weakness. These issues related to managements controls over the review of complex significant transactions, complex debt and equity, income and sales taxes, & revenue recognition.

Banzai has taken certain steps, such as recruiting additional personnel, in addition to utilizing third-party consultants and specialists, to supplement its internal resources, to enhance its internal control environment and plans to take additional steps to remediate the material weaknesses. Although Banzai plans to complete this remediation process as quickly as possible, it cannot at this time estimate how long it will take. Banzai cannot assure you that the measures it has taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to its material weakness in internal control over financial reporting or that it will prevent or avoid potential future material weaknesses.

Banzai cannot assure you that the measures it has taken to date, and are continuing to implement, will be sufficient to remediate the material weakness Banzai has identified or avoid potential future material weaknesses. If the steps Banzai takes do not correct the material weakness in a timely manner, Banzai will be unable to conclude that it maintains effective internal control over financial reporting. Accordingly, there could continue to be a reasonable possibility that a material misstatement of New Banzai’s financial statements would not be prevented or detected on a timely basis.

Any failure to remediate existing material weaknesses, or to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm New Banzai’s results of operations or cause it to fail to meet its reporting obligations and may result in a restatement of its financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of New Banzai’s internal control over financial reporting that it will eventually be required to include in its periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in New Banzai’s reported financial and other information, which would likely have a negative effect on the trading price of New Banzai Class A Shares. In addition, if New Banzai is unable to continue to meet these requirements, it may not be able to remain listed on Nasdaq. New Banzai will not be required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and will therefore not be required to make a formal assessment of the effectiveness of control over financial reporting for that purpose. As a public company, New Banzai will be required to provide an annual management report on the effectiveness of its internal control over financial reporting commencing with its second annual report on Form 10-K. New Banzai’s independent registered public accounting firm will not be required to formally attest to the effectiveness of its internal control over financial reporting until after it is no longer an “emerging growth company” as defined in the JOBS Act. At such time, New Banzai’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which New Banzai’s internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on New Banzai’s business and results of operations and could cause a decline in the price of New Banzai Class A Shares.

Upon completion of the Business Combination, New Banzai’s executive officers, directors, and holders of 5% or more of New Banzai Class A Shares will collectively beneficially own approximately   % of the outstanding New Banzai Class A Shares and continue to have substantial control over New Banzai, which will limit your ability to influence the outcome of important transactions, including a change in control.

Upon completion of the Business Combination, New Banzai’s executive officers, directors, and each of New Banzai’s stockholders who own 5% or more of outstanding New Banzai Class A Shares and their affiliates, in the aggregate, will beneficially own approximately   % of the outstanding New Banzai Class A Shares, based on the number of shares outstanding as of   . As a result, these stockholders, if acting together, will be able to influence or control matters requiring approval by New Banzai stockholders, including the election of directors and the approval of mergers, acquisitions, or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing, or deterring a change in control of New Banzai, could deprive New Banzai’s stockholders of an opportunity to receive a premium for their New Banzai Class A Shares as part of a sale of New Banzai, and might ultimately affect the market price of New Banzai Class A Shares.

In order to support the growth of its business, New Banzai may need to incur additional indebtedness under Banzai’s current credit facilities or seek capital through new equity or debt financings, which sources of additional capital may not be available to us on acceptable terms or at all.

Banzai’s operations have consumed substantial amounts of cash since inception, and Banzai intends to continue to make significant investments to support its business growth, respond to business challenges or opportunities, develop new applications and solutions, enhance its existing product offerings, enhance its operating infrastructure, and potentially acquire complementary businesses and technologies. For the year ended December 31, 2022 and the six months ended June 30, 2023, Banzai’s net cash used in operating activities was $5.2 million and $3.6 million, respectively. As of December 31, 2022 and June 30, 2023, Banzai had $1.0 million and $0.4 million of cash and cash equivalents, respectively, which are held for working capital purposes. As of December 31, 2022 and June 30, 2023, Banzai had borrowings of $14.3 million and $17.7, respectively, outstanding under its term loans and promissory notes.

New Banzai’s future capital requirements may be significantly different from Banzai’s current estimates and will depend on many factors, including the need to:

•	finance unanticipated working capital requirements;

•	develop or enhance Banzai’s technological infrastructure and its existing product offerings;

•	fund strategic relationships, including joint ventures and co-investments;

•	fund additional implementation engagements;

•	respond to competitive pressures; and

•	acquire complementary businesses, technologies, products, or services.

Accordingly, New Banzai may need to engage in equity or debt financings to secure additional funds. Banzai has entered into the GEM Agreement to provide further liquidity to New Banzai after the Business Combination, but there can be no guarantee that New Banzai will be able to secure additional financing on favorable terms, or at all. To the extent that cash on hand and cash generated from operations are not sufficient to fund capital requirements, or if New Banzai does not meet the conditions to sell shares to GEM under the GEM Agreement, New Banzai may require proceeds from asset sales, additional debt, equity financing, or alternative financing structures. In addition, if New Banzai does not identify additional financing to refinance its existing Loan Agreement prior to the expiration of the forbearance granted by New Banzai’s Lender through the date that is four months following the Closing of the Business Combination, New Banzai will be in default of its obligations under the Loan Agreement. Additional financing may not be available on favorable terms, or at all.

If New Banzai raises additional funds through further issuances of equity or convertible debt securities, its existing stockholders could suffer significant dilution, and any new equity securities New Banzai issues could have rights, preferences, and privileges superior to those of holders of New Banzai Class A Shares. Any debt financing secured by New Banzai in the future could involve additional restrictive covenants relating to its capital-raising activities and other financial and operational matters, which may make it more difficult for New Banzai to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, during times of economic instability, it has been difficult for many companies to obtain financing in the public markets or to obtain debt financing, and New Banzai may not be able to obtain additional financing on commercially reasonable terms, if at all. If New Banzai is unable to obtain adequate financing or financing on terms satisfactory to it when it needs or wants it, it could harm its business.

It is not currently anticipated that New Banzai will pay dividends on New Banzai Class A Shares, and, consequently, your ability to achieve a return on your investment will depend on appreciation, if any, in the market price of New Banzai Class A Shares.

7GC has never declared or paid any cash dividend on its common stock. Similarly, it is currently anticipated that New Banzai will retain future earnings for the development, operation, and expansion of the business and does not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to New Banzai’s stockholders will therefore be limited to the appreciation of their New Banzai Class A Shares. There is no guarantee that New Banzai Class A Shares will appreciate in value or even maintain the price at which stockholders have purchased their New Banzai Class A Shares.

Future sales of New Banzai Class A Shares may depress their stock price.

Subject to certain exceptions, the A&R Registration Rights Agreement to be executed at the time of the Closing will provide for certain restrictions on transfer with respect to the securities of New Banzai, including the founder shares to be converted into New Banzai Class A Shares. Such restrictions will begin upon Closing and end with respect to the New Banzai Class A Shares into which the founder shares are converted, at the earliest of (A) 180 days after the Closing and (B) the first date on which (x) the closing price of New Banzai Class A Shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) New Banzai completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in the New Banzai stockholders having the right to exchange their New Banzai Class A Shares for cash, securities, or other property.

In connection with the execution of the Merger Agreement, New Banzai and certain stockholders of Banzai, including Banzai’s officers, directors, and holders of 10% or more of the outstanding shares of Banzai Common Stock as of the date of the Merger Agreement, have agreed to enter into the Lock-up Agreements at the Closing. Pursuant to the Lock-up Agreements, such stockholders will agree not to, without the prior written consent of New Banzai (subject to certain exceptions): (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Act and the rules and regulations of the SEC promulgated thereunder, any shares of New Banzai Common Stock held by him, her, or it immediately after the Closing, any shares of New Banzai Common Stock issuable upon the exercise of options to purchase shares, or any securities convertible into or exercisable or exchangeable for New Banzai Common Stock held by him, her, or it immediately after the Closing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of New Banzai Common Stock or securities convertible into or exercisable or exchangeable for New Banzai Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until 180 days after the Closing.

However, following the expiration of the applicable lock-up periods, such equityholders will not be restricted from selling shares of New Banzai’s Common Stock held by them, other than by applicable securities laws. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in New Banzai Class A Shares or the market price of New Banzai Class A Shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The DGCL and the Proposed Charter and Proposed Bylaws contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Charter, Proposed Bylaws and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New Banzai Board and therefore depress the trading price of New Banzai Class A Shares. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New Banzai Board or taking other corporate actions, including effecting changes in New

Banzai management. Among other things, the Proposed Charter and/or Proposed Bylaws include provisions regarding:

•	that New Banzai Class B Shares are entitled to 10 votes per share;

•

the ability of New Banzai stockholders to take action by written consent in lieu of a meeting for so long as Mr. Davy and his affiliates and permitted transferees beneficially own a majority of the voting power of the then-outstanding shares of New Banzai’s capital stock;

•

the ability of the New Banzai Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, New Banzai’s directors and officers;

•

the requirement that a special meeting of stockholders may be called only by a majority of the entire New Banzai Board, the chairperson of the New Banzai Board or the Chief Executive Officer which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of New Banzai Board and stockholder meetings;

•

the ability of the New Banzai Board to amend the Proposed Bylaws, which may allow the New Banzai Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Proposed Bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to the New Banzai Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New Banzai Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Banzai.

Likewise, because New Banzai’s principal executive offices are located in Washington, the anti-takeover provisions of the Washington Business Corporation Act (the “WBCA”) may apply to New Banzai under certain circumstances now or in the future. These provisions prohibit a “target corporation” from engaging in any of a broad range of business combinations with any stockholder constituting an “acquiring person” for a period of five years following the date on which the stockholder became an “acquiring person.”

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New Banzai Board or New Banzai’s management.

In addition, the Proposed Charter includes a provision substantially similar to Section 203 of the DGCL, which may prohibit certain stockholders holding 15% or more of our outstanding capital stock from engaging in certain business combinations with New Banzai for a specified period of time.

The Proposed Charter designates the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America as the exclusive forums for substantially all disputes between New Banzai and its stockholders, which restricts New Banzai’s stockholders’ ability to choose the judicial forum for disputes with it or its directors, officers, or employees.

The Proposed Charter provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of claims or causes of action under Delaware statutory or common law: any derivative claims or causes of action brought on New Banzai’s behalf; any claims or causes of action asserting a breach of a fiduciary duty; any action asserting a claim against New Banzai arising pursuant to the DGCL, the Proposed Charter, or the Proposed Bylaws; or any action asserting a claim against New Banzai that is governed by the internal affairs doctrine. In addition, the Proposed Charter provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Such provisions are intended to benefit and may be enforced by New Banzai, its officers and directors, employees and agents.

These provisions may benefit New Banzai by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Banzai or its directors, officers, or other employees, which may discourage lawsuits with respect to such claims or make such lawsuits more costly for stockholders, although New Banzai’s stockholders will not be deemed to have waived New Banzai’s compliance with federal securities laws and the rules and regulations thereunder. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find either choice of forum provisions contained in the Proposed Charter to be inapplicable or unenforceable in an action, New Banzai may incur additional costs associated with resolving such action in other jurisdictions.

The exclusive forum clause set forth in the Warrant Agreement may have the effect of limiting an investor’s rights to bring legal action and could limit the investor’s ability to obtain a favorable judicial forum.

The Warrant Agreement provides that (i) any action, proceeding or claim against 7GC (and after the Closing, New Banzai) arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York and (ii) 7GC (and after the Closing, New Banzai) irrevocably submits to such jurisdiction, which jurisdiction will be exclusive. 7GC (and after the Closing, New Banzai) has waived or will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. However, there is uncertainty as to whether a court would enforce these provisions and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any of the 7GC Warrants (and after the Closing, the New Banzai Warrants) shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the 7GC Warrants (and after the Closing, the New Banzai Warrants), such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, 7GC (and after the Closing, New Banzai) may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of its management and board of directors.

New Banzai will be an emerging growth company and smaller reporting company, and New Banzai cannot be certain if the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies will make its shares less attractive to investors.

After the completion of the Business Combination, New Banzai will be an emerging growth company, as defined in the JOBS Act. For as long as New Banzai continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. New Banzai will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO (December 31, 2025), (b) in which New Banzai has total annual gross revenue of at least $1.235 billion, or (c) in which New Banzai is deemed to be a large accelerated filer, which means the market value of the common equity of New Banzai that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which New Banzai has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. 7GC has elected to use this extended transition period for complying with new or revised accounting standards and, therefore, New Banzai will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Following the Business Combination, New Banzai will also be a smaller reporting company as defined in the Exchange Act. Even after New Banzai no longer qualifies as an emerging growth company, it may still qualify as a smaller reporting company, which would allow it to take advantage of many of the same exemptions from disclosure requirements, including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in this proxy statement/prospectus and New Banzai’s periodic reports and proxy statements. New Banzai will be able to take advantage of these scaled disclosures for so long as its voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of its second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and its voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of its second fiscal quarter.

New Banzai cannot predict if investors will find its common stock less attractive because New Banzai may rely on these exemptions. If some investors find New Banzai Common Stock less attractive as a result, there may be a less active trading market for the common stock and its market price may be more volatile.

If New Banzai’s estimates or judgments relating to its critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, New Banzai’s results of operations could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. New

Banzai will base its estimates on historical experience, known trends and events, and various other factors that it believes to be reasonable under the circumstances, as provided in the section titled “Banzai Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant assumptions and estimates used in preparing Banzai’s financial statements include, but are not limited to, revenue recognition, estimates of impairment of long-lived assets, recognition and measurement of the valuation allowance of deferred tax assets resulting from net operating losses, recognition and measurement of convertible and SAFEs, including the valuation of the bifurcated embedded derivatives liabilities, measurement and recognition of stock-based compensation and the valuation of net assets acquired in business combinations. New Banzai’s results of operations may be adversely affected if its assumptions change or if actual circumstances differ from those in its assumptions, which could cause its results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of New Banzai Class A Shares.

Additionally, New Banzai will regularly monitor its compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to it. As a result of new standards, changes to existing standards, and changes in their interpretation, New Banzai might be required to change its accounting policies, alter its operational policies, and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or New Banzai may be required to restate its published financial statements. Such changes to existing standards or changes in their interpretation may have an adverse effect on its reputation, business, financial position, and profit.

Risks Related to Redemption

If a public stockholder fails to receive notice of 7GC’s offer to redeem public shares in connection with the Business Combination or fails to comply with the procedures for tendering public shares, such shares may not be redeemed.

If, despite 7GC’s compliance with the proxy rules, a public stockholder fails to receive 7GC’s proxy materials, such public stockholder may not become aware of the opportunity to redeem his, her, or its public shares. In addition, the proxy materials that 7GC is furnishing to holders of public shares in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public stockholder fails to comply with these procedures, his, her, or its public shares may not be redeemed. Please see the section titled “Special Meeting of 7GC — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares without the prior consent of 7GC.

A public stockholder, together with any of his, her, or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her, or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares without the prior consent of 7GC. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, 7GC will require each public stockholder seeking to exercise redemption rights to certify whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to 7GC at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which it makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over 7GC’s ability to consummate the Business Combination and you could suffer a material loss on your investment in 7GC if you sell such excess shares in open market transactions.

Additionally, you will not receive redemption distributions with respect to such excess shares if 7GC consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. 7GC cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge 7GC’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, public stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a stockholder’s decision whether to redeem its public shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

7GC can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the Closing or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the market price of public shares, and may result in a lower value realized now than a stockholder of 7GC might realize in the future had the stockholder not redeemed its public shares. Similarly, if a stockholder does not redeem its public shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its public shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her, or its individual situation.

7GC directors may decide not to enforce the indemnification obligation of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to public stockholders.

In the event of the liquidation of the Trust Account upon the failure of 7GC to consummate its initial business combination within the time period set forth in the Existing Charter, the Sponsor has agreed to indemnify and hold harmless 7GC against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which 7GC may become subject as a result of any claim by (i) any third party for services rendered or products sold to 7GC or (ii) any Target with which 7GC has entered into a written letter of intent, confidentiality, or other similar agreement or business combination agreement; provided, however, that such indemnification of 7GC by the Indemnitor shall (x) apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, in each case, net of the interest that may be withdrawn to pay 7GC’s tax obligations, provided that such liability will (y) not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account and (z) not apply to any claims under 7GC’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, 7GC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While 7GC currently expects that its independent directors would take legal action on 7GC’s behalf against the Sponsor to enforce its indemnification obligations, it is possible that 7GC’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If 7GC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to public stockholders may be reduced below $10.00 per share.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and there are insufficient shares represented to constitute a quorum necessary to conduct business at the Special Meeting or votes for the approval of one or more proposals at the Special Meeting, the 7GC Board will not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The 7GC Board is seeking approval to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the Special Meeting or votes for the approval of one or more proposals at the Special Meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to 7GC stockholders. If the Adjournment Proposal is not approved, the 7GC Board will not have the ability to adjourn the Special Meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

MARKET PRICE AND DIVIDEND INFORMATION

7GC

Market Information

The 7GC Units, 7GC Class A Common Stock, and 7GC Public Warrants are currently listed on Nasdaq under the symbols “VIIAU,” “VII,” and “VIIAW,” respectively. The closing price of 7GC Units, 7GC Class A Common Stock, and 7GC Public Warrants on December 7, 2022, the last trading day before announcement of the execution of the Merger Agreement, was $10.05, $10.04 and $0.0474, respectively. As of    , 2023, the last practicable trading day prior to the mailing of this proxy statement/prospectus, the reported closing price on Nasdaq of the 7GC Units, 7GC Class A Common Stock, and 7GC Public Warrants was $    , $    , and $    , respectively.

Holders

On    , 2023, there were    holders of record of 7GC Units,    holders of record of 7GC Class A Common Stock,    holders of record of 7GC Warrants, and    holders of record of 7GC’s Class B Common Stock. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose 7GC Units, shares of 7GC Class A Common Stock, 7GC Warrants, and shares of 7GC Class B Common Stock are held of record by banks, brokers, and other financial institutions.

Dividends

7GC has not paid any cash dividends on its shares of 7GC Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New Banzai’s revenues and earnings, if any, capital requirements, and general financial condition subsequent to the completion of the Business Combination. The payment of any cash dividends subsequent to the consummation of the Business Combination will be within the discretion of the New Banzai Board. In addition, the 7GC Board is not currently contemplating and does not anticipate declaring stock dividends in the foreseeable future, nor is it currently expected that the New Banzai Board will declare any dividends. Further, if 7GC incurs any indebtedness in connection with the Business Combination, New Banzai’s ability to declare dividends may be limited by restrictive covenants it may agree to in connection therewith.

Banzai

Summary Historical Market Price

Historical market price data for Banzai is not provided because Banzai is currently a privately-held company. As such, Banzai Common Stock is not currently listed on a public stock exchange and is not publicly traded. Therefore, no market data is available for Banzai.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

7GC is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of 7GC and Banzai adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The historical financial information of 7GC was derived from the unaudited financial statements of 7GC as of June 30, 2023 and for the six months ended June 30, 2023 and the audited financial statements of 7GC as of December 31, 2022, included elsewhere in this proxy statement/prospectus. The historical financial information of Banzai was derived from the unaudited financial statements of Banzai as of June 30, 2023 and for the six months ended June 30, 2023 and the audited financial statements of Banzai as of December 31, 2022, included elsewhere in this proxy statement/prospectus. Such unaudited pro forma financial information has been prepared on a basis consistent with the audited financial statements of 7GC and Banzai, respectively, and should be read in conjunction with the audited historical financial statements and related notes, each of which is included elsewhere in this proxy statement/prospectus. This information should be read together with 7GC’s and Banzai’s financial statements and related notes, the sections titled “7GC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Banzai’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The Business Combination is expected to be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, 7GC is treated as the “acquired” company for financial reporting purposes. Banzai has been determined to be the accounting acquirer because Banzai, as a group, will retain a majority of the outstanding shares of New Banzai as of the closing of the Business Combination, they have nominated more than half of the members of the board of directors as of the closing of the Business Combination, Banzai’s management will continue to manage New Banzai and Banzai’s business will comprise the ongoing operations of New Banzai.

Banzai is expected to be the accounting acquirer based on an evaluation of the following facts and circumstances under both the no and maximum redemptions scenarios:

•	Banzai’s business will comprise the ongoing operations of the combined company immediately following the consummation of the Business Combination, which we refer to herein as “New Banzai”;

•	Banzai’s senior management will serve as senior management of New Banzai;

•

Banzai’s existing shareholders will have the greatest and majority voting interest in New Banzai due to the dual class structure, and a majority interest under both the no redemption and maximum redemption scenarios;

•

Banzai’s existing directors and individuals designated by, or representing, Banzai’s existing stockholders will constitute at least four of the five members of the initial New Banzai Board following the consummation of the Business Combination;

•	Banzai’s existing stockholders will have the ability to control decisions regarding election and removal of directors from the New Banzai Board; and

•	New Banzai will continue to operate under the Banzai tradename and the headquarters of New Banzai will be Banzai’s existing headquarters.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 assumes that the Business Combination and related transactions occurred on June 30, 2023. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022 give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2022. 7GC and Banzai have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Description of the Business Combination

On December 8, 2022, 7GC entered into the Original Merger Agreement, by and among 7GC, Banzai, First Merger Sub, and Second Merger Sub, as amended by the Amendment on August 4, 2023. Pursuant to the terms of the Merger Agreement, the parties thereto will enter into the Business Combination and the Transactions, pursuant to which, among other things, (i) First Merger Sub will merge with and into Banzai, with Banzai surviving the First Merger as an indirect wholly owned subsidiary of 7GC, and (ii) immediately following the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with the Second Merger Sub surviving the Second Merger as a direct wholly owned subsidiary of 7GC. Following the Mergers, the Second Merger Sub will be a direct wholly owned subsidiary of 7GC. The 7GC Units, 7GC Class A Common Stock, and the 7GC Public Warrants are currently listed on Nasdaq, under the symbols “VIIAU,” “VII,” and “VIIAW,” respectively. 7GC has applied to continue the listing of 7GC Class A Common Stock and the 7GC Public Warrants on Nasdaq under the symbols “BNZI” and “BNZIW”, respectively, upon the Closing. At the Closing, each unit will separate into its components consisting of one share of 7GC Class A Common Stock and one-half of one 7GC Public Warrant and, as a result, will no longer trade as a separate security. At the Closing, 7GC will change its name to Banzai International, Inc.

The aggregate consideration payable to securityholders of Banzai at the closing will consist of a number of New Banzai Class A Shares or New Banzai Class B Shares, and cash in lieu of any fractional New Banzai Class A Shares or New Banzai Class B Shares that would otherwise be payable to any Banzai securityholders, equal to $100,000,000.

On the terms and subject to the conditions set forth in the Merger Agreement, at the Second Effective Time, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and no consideration shall be delivered therefor.

Financing Transaction

On May 27, 2022, Banzai and GEM entered into the GEM Agreement. Under the GEM Agreement, GEM has agreed to purchase from Banzai up to a number of duly authorized, validly issued, fully paid and non-assessable shares of New Banzai Common Stock having an aggregate value of up to $100,000,000. Shares may be sold under the GEM Agreement pursuant to multiple draw downs over a series of thirty-day draw down periods at a purchase price equal to 90% of the average closing bid price of a share of New Banzai Common Stock during the applicable draw down period.

Treatment of Outstanding Equity Awards

In addition, as of the First Effective Time: (i) each Banzai Option, whether vested or unvested, that is outstanding immediately prior to the First Effective Time and held by a Pre-Closing Holder Service Provider, will be assumed and converted into a 7GC Option with respect to a number of New Banzai Class A shares calculated in the manner set forth in the Merger Agreement; and (ii) the vested portion of each Banzai Option that is outstanding at such time and held by a Pre-Closing Holder Non-Service Provider will be assumed and converted into a 7GC Option with respect to a number of New Banzai Class A Shares calculated in the manner set forth in the Merger Agreement.

Treatment of SAFE Rights

As of the First Effective Time, each SAFE Right that is outstanding immediately prior to the First Effective Time shall be cancelled and converted into and become the right to receive a number of New Banzai Class A Shares equal to (i) the SAFE Purchase Amount in respect of such SAFE Right divided by the SAFE Conversion Price in respect of such SAFE Right multiplied by (ii) the Exchange Ratio.

Treatment of Convertible Notes

As of the First Effective Time, each Subordinated Convertible Note that is outstanding immediately prior to the First Effective Time will be cancelled and converted into the right to receive a number of New Banzai Class A Shares equal to (i) all of the outstanding principal and interest in respect of such Subordinated Convertible Note, divided by the Subordinated Convertible Note Conversion Price in respect of such Subordinated Convertible Note, multiplied by (ii) the Exchange Ratio. In connection with the Forbearance Agreement and amended and restated Senior Convertible Notes, each Senior Convertible Note is expected to remain outstanding following the Closing (and will be convertible at CP BF’s option into New Banzai Class A Shares after the Business Combination).

The pro forma adjustments giving effect to the Business Combination and related transactions are summarized below, and are discussed further in the footnotes to these unaudited pro forma condensed combined financial statements:

•	the consummation of the Business Combination and reclassification of cash held in 7GC’s Trust Account to cash and cash equivalents, net of redemptions (see below);

•	the repayment of existing debt; and

•	the accounting for certain offering costs and transaction costs incurred by both 7GC and Banzai.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of shares of 7GC ordinary shares:

•

Assuming No Redemptions: This scenario assumes that no additional public stockholders of 7GC exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.

•

Assuming Maximum Redemptions: This scenario assumes that 3,329,638 shares of 7GC Class A Common Stock subject to redemption are redeemed for an aggregate payment of approximately $35.2 million (based on an estimated per share redemption price of approximately $10.57 that was calculated using the $35.3 million of cash in the Trust Account as of July 31, 2023 divided by 3,329,638 7GC shares of Common Stock subject to redemption assuming the pro forma maximum redemption scenario pursuant to the Business Combination Agreement).

The following summarizes the pro forma ownership of common stock of 7GC following the Business Combination and assumed funding under the GEM Agreement under both the minimum redemption and maximum redemption scenarios:

	Assuming No Redemptions (Shares)%		Assuming 50% Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
Banzai Management Stockholders	2,846,638	12.33%	2,846,638	13.29%	2,846,638	14.41%
Existing Banzai Securityholders(1)	7,153,304	30.99%	7,153,304	33.40%	7,153,304	36.22%
Public Stockholders(2)	3,826,138	16.58%	2,161,319	10.09%	496,500	2.51%
Sponsor Persons(3)	5,253,500	22.76%	5,253,500	24.53%	5,253,500	26.60%
GEM Agreement funding(4)	4,000,000	17.33%	4,000,000	18.68%	4,000,000	20.25%

Pro forma Common Stock(5)	23,079,580	100%	21,414,761	100%	19,749,942	100%

(1)	Includes 3,668,598 shares issuable upon conversion of the Subordinated Convertible Notes and SAFE Rights, but excludes shares issued to the Banzai Management Stockholders.
(2)

Includes (i) the 396,500 New Banzai Class A Shares to be issued to certain holders at Closing in exchange for forfeiture by Sponsor of the 396,500 founder shares pursuant to the Non-Redemption Agreements and (ii) the 100,000 founder shares transferrable to Cohen at Closing pursuant to the Cohen Engagement Letter.

(3)

Sponsor Persons shares consisting of 5,750,000 founder shares held currently, minus (i) 396,500 subject to forfeiture at Closing pursuant to the Non- Redemption Agreements and (ii) 100,000 shares transferable to Cohen at Closing pursuant to the Non-Redemption Agreements.

(4)

Assumes funding of $40,000,000 and issuance of 4,000,000 shares of Banzai Common Stock at a purchase price of $10 per share under the GEM Agreement at Closing. The shares issued pursuant to the GEM Agreement will be issued at a discount to the then-applicable market price of New Banzai Common Stock in tranches over a specified time period pursuant to the terms of the GEM Agreement, but are presented herein as if issued at $10 per share simultaneously at Closing for purposes of illustrating aggregate pro forma effect.

(5)

This table does not include (i) the 11,500,000 7GC public warrants, (ii) 609,510 shares issuable upon conversion of the CP BF Senior Convertible Notes remaining outstanding at Closing, and (iii) shares issuable upon exercise of the GEM Warrant (assuming issued upon funding under the GEM Agreement in accordance with its terms).

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2023

	7GC (Historical)	Banzai (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
ASSETS
Current assets:
Cash and cash equivalents	$592,590	$423,211	$40,000,000	A	$53,062,974	$(35,205,207)	G	$17,857,767
			53,637,523	B
			(20,858,034)	E
			(2,300,000)	H
			(18,432,316)	I
Accounts receivable, net	—	109,533	—		109,533	—		109,533
Deferred contract acquisition costs, current	—	40,152	—		40,152	—		40,152
Prepaid expenses and other current assets	44,251	386,492	—		430,743	—		430,743

Total current assets	636,841	959,388	52,047,173		53,643,402	(35,205,207)		18,438,195
Marketable securities held in Trust Account	53,637,523	—	(53,637,523)	B	—	—		—
Property and equipment, net	—	7,778	—		7,778	—		7,778
Goodwill	—	2,171,526	—		2,171,526	—		2,171,526
Right-of-use assets	—	220,938	—		220,938	—		220,938
Deferred offering costs	—	1,952,598	(1,952,598)	E	—	—		—
Other Assets	—	38,381	—		38,381	—		38,381

Total assets	$54,274,364	$5,350,609	$(3,542,948)		$56,082,025	$(35,205,207)		$20,876,818

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,628,636	$2,319,026	$(2,737,481)	E	$1,210,181	$—		$1,210,181
Due to related party	67,118	—	—		67,118	—		67,118
Convertible promissory note – related party	2,300,000	—	(2,300,000)	H	—	—		—
Franchise tax payable	100,000	—	—		100,000	—		100,000
Redeemed shares not yet paid	18,432,316	—	(18,432,316)	I	—	—		—
Income Tax Payable	482,504	—	—		482,504	—		482,504
Accrued expenses and other current liabilities	2,681,869	409,041	(2,635,619)	E	455,292	—		455,292
Simple agreement for future equity, current – related party	—	9,826,642	(9,826,642)	C	—	—		—
Simple agreement for future equity, current	—	943,358	(943,358)	C	—	—		—
Loans payable	—	—	—		—	—		—
Convertible notes – related party	—	5,742,432	(5,742,432)	C	—	—		—
Convertible notes	—	2,377,781	(2,377,781)	C	—	—		—
Convertible notes (CP BF)	—	2,476,684	—		2,476,684	—		2,476,684
Bifurcated embedded derivative liabilities – related party	—	2,596,499	(2,596,499)	C	—	—		—
Bifurcated embedded derivative liabilities	—	1,139,501	(1,139,501)	C	—	—		—
Notes payable	—	6,743,669	—		6,743,669	—		6,743,669
Deferred revenue	—	962,560	—		962,560	—		962,560
Lease liabilities, current	—	298,494	—		298,494	—		298,494

Total current liabilities	25,692,443	35,835,687	(48,731,629)		12,796,502	—		12,796,502

Deferred underwriting fees payable	8,050,000	—		(8,050,000)	E	—	—		—
Derivative warrant liabilities	1,696,500	—		(661,500)	L	1,035,000	—		1,035,000
Earnout liability, non-current	—	89,099		—		89,099	—		89,099
Lease liabilities, long-term	—	81,708				81,708	—		81,708
Other long-term liabilities	—	75,000		—		75,000	—		75,000

Total liabilities	35,438,943	36,081,494		(57,443,129)		14,077,309	—		14,077,309

Temporary Equity:
Common stock subject to possible redemption	35,205,207	—		(35,205,207)	D	—	—		—
Series A preferred stock, $0.0001 par value	—	6,318,491		(6,318,491)	J	—	—		—

Total temporary equity	35,205,207	6,318,491		(41,523,698)		—	—		—
Stockholders’ Equity (Deficit)
Preferred stock, $0.0001 par value	—	—		—		—	—		—
Common stock, $0.0001 par value	—	817	A	400	A	2,308	(333)	G	1,975
				367	C
				647	J
				77	K
Class A common stock, $0.0001 par value	—	—		333	D
				(333)	J
Class B common stock, $0.0001 par value issued and outstanding	575	—		(575)	D
Additional paid-in capital	—	2,573,181	A	39,999,600	A	77,889,782	(35,204,874)	G	42,684,908
				18,889,846	C
				35,204,874	D
				(9,387,532)	E
				(16,370,361)	F
				6,318,752	J
				(77)	K
				661,500	L
Retained Earnings (Accumulated deficit)	(16,370,361)	(39,623,374)		—	E	(35,887,374)	—		(35,887,374)
				16,370,361	F
				3,736,000	C

Total stockholders’ deficit	(16,369,786)	(37,049,376)		95,423,878		42,004,716	(35,205,207)		6,799,509

Total liabilities, temporary equity and stockholders’ equity	$54,274,364	$5,350,609		$(3,542,948)		$56,082,025	$(35,205,207)		$20,876,818

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	7GC (Historical)	Banzai (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$—	$2,370,382	$—		$2,370,382	$—	$2,370,382
Cost of revenue	—	791,520	—		791,520	—	791,520
Operating expenses:
General and administrative	1,483,692	6,111,350	—		7,595,042	—	7,595,042
Non-redemption agreement expense	372,710	—	—		372,710	—	372,710
Franchise tax expense	100,000	—	—		100,000	—	100,000
Depreciation and amortization	—	4,025	—		4,025	—	4,025
Impairment loss on lease	—	—	—		—	—	—

(Loss) income from operations	(1,956,402)	(4,536,513)	—		(6,492,915)	—	(6,492,915)

Other (income) expense:
Other income, net	(4,776)	(84,683)	—		(89,459)	—	(89,459)
Interest income	—	(111)	—		(111)	—	(111)
Interest expense – related party	—	911,592	(911,592)	DD	—	—	—
Interest expense	—	1,083,393	(517,279)	DD	566,114	—	566,114
Other expenses	—	—	—		—	—	—
Change in fair value of derivative warrant liabilities	377,000	—	(147,000)	CC	230,000	—	230,000
Change in fair value of bifurcated embedded derivative liabilities – related party	—	(353,495)	353,495	DD	—	—	—
Change in fair value of bifurcated embedded derivative liabilities	—	(149,646)	149,646	DD	—	—	—
Change in fair value of simple agreement for future equity – related party	—	1,189,781	(1,189,781)	DD	—	—	—
Change in fair value of simple agreement for future equity	—	114,219	(114,219)	DD	—	—	—
Gain on marketable securities (net), dividends and interest, held in Trust Account	(1,020,303)	—	1,020,303	AA	—	—	—

Total other (income) expense	(648,079)	2,711,050	(1,356,427)		706,544	—	706,544

Income (loss) before income taxes	(1,308,323)	(7,247,563)	(1,356,427)		(7,199,459)	—	(17,199,459)
Provision for income taxes	232,950	15,749	—		248,699	—	248,699

Net (loss) income	$(1,541,273)	$(7,263,312)	$(1,356,427)		$(7,448,158)	$—	$(7,448,158)

Net income per share
Basic and diluted, common stock	$—	$(0.89)

Basic and diluted net income (loss) per share, Class A common stock subject to possible redemption	$(0.14)	$—

Basic and diluted net income (loss) per share, Class B non-redeemable common stock	$(0.14)

Weighted average shares outstanding
Weighted average common shares outstanding, basic and diluted	—	8,162,096
Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted	5,038,166	—
Weighted average shares outstanding of Class B non-redeemable common stock	5,750,000	—
Weighted average shares outstanding – basic and diluted					23,079,580		19,749,942
Pro forma net loss per share – basic and diluted					$(0.32)		$(0.38)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

	7GC (Historical)	Banzai (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$—	$5,332,979	$—		$5,332,979	$—	$5,332,979
Cost of revenue	—	1,956,964	—		1,956,964	—	1,956,964
Operating expenses:
General and administrative	3,018,332	9,275,251	4,128,034	BB	16,421,617	—	16,421,617
Franchise tax expense	226,156	—	—		226,156	—	226,156
Depreciation and amortization	—	9,588	—		9,588	—	9,588
Impairment loss on operating lease	—	303,327	—		303,327	—	303,327

(Loss) income from operations	(3,244,488)	(6,212,151)	4,128,034		13,584,673	—	13,584,673

Other (income) expense:
Other income, net	—	(150,692)	—		(150,692)	—	(150,692)
Interest expense – related party	—	728,949	(728,949)	DD	—	—	—
Interest expense	—	1,651,141	(528,899)	DD	1,122,242	—	1,122,242
Loss on extinguishment of debt	—	56,653	—		56,653	—	56,653
Loss on modification of simple agreement for future equity – related party	—	1,572,080	(1,572,080)	DD	—	—	—
Loss on modification of simple agreement for future equity	—	150,920	(150,920)	DD	—	—	—
Change in fair value of simple agreement for future equity – related party	—	4,001,825	(4,001,825)	DD	—	—	—
Change in fair value of simple agreement for future equity	—	384,175	(384,175)	DD	—	—	—
Change in fair value of bifurcated embedded derivative liabilities – related party	—	592,409	(3,188,908)	DD	(2,596,499)	—	(2,596,499)
Change in fair value of bifurcated embedded derivative liabilities	—	268,891	(1,408,392)	DD	(1,139,501)	—	(1,139,501)
Change in fair value of derivative warrant liabilities	(10,252,500)	—	4,042,500	CC	(6,210,000)	—	(6,210,000)
Gain on marketable securities (net), dividends and interest, held in Trust Account	(3,195,723)	—	3,195,723	AA	—	—	—

Total other (income) expense	(13,448,223)	9,256,351	(4,725,925)		(8,917,797)	—	(8,917,797)

Income (loss) before income taxes	10,203,735	(15,468,502)	597,891		(4,666,876)	—	(4,666,876)
Income tax expense (benefit)	765,554	—	—		765,554	—	765,554

Net income (loss)	$9,438,181	$(15,468,502)	$597,891		$(5,432,430)	$—	$(5,432,430)

Net income per share
Basic and diluted, common stock	—	(1.90)
Basic and diluted net income per share, Class A common stock	$0.33	$—

Basic and diluted net income per share, Class B common stock	$0.33

Weighted average shares outstanding
Weighted average common shares outstanding, basic and diluted	—	8,150,270
Weighted average shares outstanding of Class A common stock	22,901,791	—
Weighted average shares outstanding of Class B common stock	5,750,000
Weighted average shares outstanding – basic and diluted					23,079,580		19,749,942
Pro forma net loss per share – basic and diluted					$(0.24)		$(0.28)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, 7GC will be treated as the “accounting acquiree” and Banzai as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Banzai issuing shares for the net assets of 7GC, followed by a recapitalization. The net assets of Banzai will be stated at historical cost. Operations prior to the Business Combination will be those of Banzai.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 gives effect to the Business Combination and related transactions as if they occurred on June 30, 2023. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022 give effect to the Business Combination and related transactions as if they occurred on January 1, 2022.

The pro forma adjustments reflecting the consummation of the Business Combination and the related transactions are based on certain currently available information and certain assumptions and methodologies that 7GC management believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. 7GC management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the related transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of 7GC and Banzai.

Note 2. Accounting Policies and Reclassifications

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Preferred Stock Conversion

Immediately prior to the consummation of the Business Combination, each share of Banzai’s Series A Preferred Stock will be converted into one share of Banzai Class A Common Stock. Upon the Closing of the Business Combination (after giving effect to the conversion of Banzai preferred stock into Banzai Class A Common Stock), all shares of Banzai Class A Common Stock and Banzai Class B Common Stock outstanding will be converted into shares of New Banzai Class A Shares or New Banzai Class B Shares, respectively.

Accounting for Stock Option Conversion

Banzai accounts for stock-based compensation arrangements with employees , non-employee directors, and non-employee consultants using a fair value method which requires the recognition of compensation expense for costs related to all stock-based awards, including stock options, over the vesting period of the award. As of the Effective Time, each Banzai Option prior to the Business Combination that is then outstanding will be converted into an option to purchase New Banzai Class A Shares upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time. As there is no change in the terms of the options, management does not expect to recognize any incremental fair value.

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). 7GC has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. 7GC and Banzai have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Banzai’s ordinary shares outstanding, assuming the Business Combination and related transactions occurred on January 1, 2022.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2023 are as follows:

Transaction Accounting Adjustments

A.

Represents estimated cash proceeds of $40.0 million in connection with the assumed purchase of 4,000,000 shares of New Banzai Common Stock at a purchase price of $10 per share under the GEM Agreement. The estimated draw down of $40.0 million under the terms of the GEM Agreement was determined based on management’s estimate of the desired cash balance, which was based on anticipated stock price, and desired dilution over the time period considered. Banzai’s analysis included reviewing a sampling of comparable transactions to estimate an average daily trading volume and calculate a nominal pricing volume. Banzai estimates that the $40.0 million will be drawn down evenly over a three-month period following the Closing. The shares issued pursuant to the GEM Agreement will be issued in tranches over a specified time period corresponding to the timing of draw downs pursuant to the terms of the GEM Agreement at an adjusted price based on the trading price during the applicable period, but are presented herein as if issued simultaneously at Closing for $10 per share for purposes of illustrating aggregate pro forma effect. Up to an aggregate of $100 million of New Banzai Common Stock may be issued pursuant to the GEM Agreement.

B.

Reflects the reclassification of $53.6 million held in the Trust Account, inclusive of interest earned on the Trust Account, to cash and cash equivalents that becomes available at closing of the Business Combination, assuming minimum redemptions.

C.

Reflects the (a) conversion of $8.1 million in Subordinated Convertible Notes, and $10.8 million in SAFE Rights measured at a fair value at June 30, 2023 into 3,668,598 of New Banzai Class A Shares at a conversion price of $3.97 and (b) reversal of $3.7 million of bifurcated derivative liability associated with the Subordinated Convertible Notes and SAFE Rights and a gain of $3.7 million recorded to accumulated deficit.

D.	Reflects the reclassification to permanent equity of approximately $35.2 million of Banzai Common Stock subject to possible redemption.

E.

Represents estimated transaction costs of $20.9 million in relation to the Business Combination. Certain transaction costs including $4.1 million legal, accounting, and other services related to the Business Combination incurred by 7GC, all of which were expensed and recognized to 7GC’s accumulated deficit as of June 30, 2023. $1.5 million and $2.6 million were included in Accounts Payable and Accrued Expenses as of June 30, 2023, respectively. Banzai expects to incur approximately $9.4 million, inclusive of legal costs, and printing, legal, insurance, and accounting services which are recognized in additional paid-in capital due to the treatment of the accounting for a reverse recapitalization. There was $2.0 million and $1.2 million related to the Merger in Deferred Offering Costs and Accounts Payable as of June 30, 2023, respectively.

F.	Reflects the reclassification of 7GC’s historical accumulated deficit into additional paid-in capital as part of the reverse recapitalization.

G.

Reflects a scenario in which 3,329,638 public shares are redeemed in connection with the Business Combination, for aggregate payments to redeeming public shareholders of $35.2 million (assuming a redemption price of $10.57 per share), allocated to 7GC Class A Common Stock and additional paid-in capital using par value $0.0001 per share.

H.

Reflects the repayment at Closing of $2.3 million of the 2022 Promissory Note outstanding at June 30, 2023, with such repayment made using proceeds received from the financing transaction described above.

I.	Reflects payment post-closing of $18.4 million for 1,747,139 shares of 7GC Class A Common Stock that was redeemed but not yet paid as of June 30, 2023.

J.

Represents recapitalization of Banzai’s outstanding equity as a result of the reverse recapitalization and the issuance of Banzai Common Stock to Banzai equityholders as consideration for the reverse recapitalization.

K.	Reflects conversion of Banzai Options into 772,065 New Banzai Class A Shares.

L.	Reflects the forfeiture of 100% of the value of 7,350,000 outstanding 7GC Private Placement Warrants pursuant to the Amendment on August 4, 2023

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 and the year ended December 31, 2022 are as follows:

AA.	Reflects elimination of investment income on the Trust Account.

BB.

Reflects the estimated transaction costs of 7GC of $4.1 million as if incurred on January 1, 2022, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

CC.

Reflects the elimination of the change in fair value of the derivative warrant liability associated with the 7GC Private Placement Warrants, upon the forfeiture of 100% of the 7,350,000 outstanding 7GC Private Placement Warrants pursuant to the Amendment on August 4, 2023.

DD.

Reflects (a) the elimination of interest expense and changes in fair value of Banzai’s convertible note and bifurcated embedded derivative instruments and (b) recognizing a gain upon the extinguishment of the bifurcated embedded derivative of $3.7 million.

Note 4. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and the related transactions, assuming the shares were outstanding since January 1, 2022. As the Business Combination and the related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related have been outstanding for the entirety of all periods presented.

The unaudited pro forma condensed combined financial information has been prepared to present two alternative scenarios with respect to redemption of 7GC Class A Common Stock by 7GC Public Stockholders at the time of the Business Combination for the six months ended June 30, 2023 and for the year ended December 31, 2022:

	Six Months Ended June 30, 2023		Year Ended December 31, 2022
	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(7,448,158)	$(7,448,158)	$(5,432,430)	$(5,432,430)
Weighted average shares outstanding – basic and diluted	23,079,580	19,749,942	23,079,580	19,749,942
Pro forma net loss per share – basic and diluted	$(0.32)	$(0.38)	$(0.24)	$(0.28)
Excluded securities:
Public Warrants	2,538,389	2,538,389	2,538,389	2,538,389
Banzai Options	1,190,209	1,190,209	603,578	603,578

STOCKHOLDER PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Summary of the Merger Agreement

The summary of the material provisions of the Merger Agreement set forth below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement. A copy of the Original Merger Agreement is attached to this proxy statement/prospectus as Annex A-1 and a copy of the Amendment is attached to this proxy statement/prospectus as Annex A-2. All stockholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the Business Combination.

On December 8, 2022, 7GC entered into the Original Merger Agreement, by and among 7GC, Banzai, First Merger Sub and Second Merger Sub, as amended by the Amendment on August 4, 2023. Pursuant to the terms of the Merger Agreement, the parties thereto will enter into the Business Combination and the Transactions, pursuant to which, among other things, (i) First Merger Sub will merge with and into Banzai, with Banzai surviving the First Merger as an indirect wholly owned subsidiary of 7GC, and (ii) immediately following the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with the Second Merger Sub surviving the Second Merger as a direct wholly owned subsidiary of 7GC. Following the Mergers, the Second Merger Sub will be a direct wholly owned subsidiary of 7GC. The 7GC Units, 7GC Class A Common Stock, and the 7GC Public Warrants are currently listed on Nasdaq, under the symbols “VIIAU,” “VII,” and “VIIAW,” respectively. 7GC has applied to continue the listing of 7GC Class A Common Stock and the 7GC Public Warrants on Nasdaq under the symbols “BNZI” and “BNZIW,” respectively, upon the Closing. At the Closing, each unit will separate into its components consisting of one share of 7GC Class A Common Stock and one-half of one 7GC Public Warrant and, as a result, will no longer trade as a separate security. At the Closing, 7GC will change its name to Banzai International, Inc.

Closing of the Transactions

The Closing is expected to take place three business days following the satisfaction or waiver of the conditions described below under the subsection titled “— Conditions to Closing,” unless 7GC or Banzai mutually agree to another time or unless the Merger Agreement is terminated. The Business Combination is expected to be consummated promptly after the approval by 7GC’s public stockholders at the Special Meeting of the Condition Precedent Proposals.

Merger Consideration

The aggregate consideration payable to securityholders of Banzai at the Closing will consist of a number of New Banzai Class A Shares or New Banzai Class B Shares, and cash in lieu of any fractional New Banzai Class A Shares or New Banzai Class B Shares that would otherwise be payable to any Banzai securityholders, equal to $100,000,000.

Effect of the First Merger

At the First Effective Time, each outstanding share of Banzai Class A Common Stock, including each share of Banzai Class A Common Stock converted from the then outstanding shares of Banzai Preferred Stock immediately prior to the First Effective Time, and each outstanding share of Banzai Class B Common Stock shall be cancelled and converted into the right to receive a number of New Banzai Class A Shares or New Banzai Class B Shares, respectively, equal to the Exchange Ratio.

Effect of the Second Merger

On the terms and subject to the conditions set forth in the Merger Agreement, at the Second Effective Time, by virtue of the Second Merger, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and no consideration shall be delivered therefor.

Representations and Warranties

The Merger Agreement contains representations and warranties of Banzai and its subsidiaries (the “Banzai Parties”) relating, among other things, to:

a)	organization;

b)	subsidiaries;

c)	current capitalization;

d)	capitalization of subsidiaries;

e)	financial statements;

f)	undisclosed liabilities;

g)	due authorization;

h)	no conflict;

i)	governmental approvals;

j)	consents;

k)	permits;

l)	contracts; no defaults;

m)	absence of changes;

n)	litigation and proceedings;

o)	compliance with applicable laws;

p)	benefit plans;

q)	environmental matters;

r)	intellectual property;

s)	labor matters;

t)	insurance;

u)	taxes;

v)	brokers’ fees;

w)	real property;

x)	equipment and other tangible property;

y)	related party transactions;

z)	data privacy and IT security;

aa)	compliance with international trade and anti-corruption laws;

bb)	registration statement and proxy statement; and

cc)	indebtedness.

The Merger Agreement contains representations and warranties of 7GC and the Merger Subs (the “7GC Parties”) relating, among other things, to:

a)	corporate organization;

b)	subsidiaries;

c)	due authorization;

d)	no conflict;

e)	litigation and proceedings;

f)	governmental authorities;

g)	consents;

h)	compliance with applicable laws;

i)	financial ability; Trust Account;

k)	brokers’ fees;

l)	SEC reports; financial statements; Sarbanes-Oxley Act; undisclosed liabilities;

p)	business activities;

q)	taxes;

r)	capitalization;

s)	Nasdaq listing;

t)	agreements;

u)	Investment Company Act;

v)	interest in competitors;

w)	registration statement and proxy statement; and

x)	absence of changes.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of the Banzai Parties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, a material adverse effect with respect to Banzai (a “Material Adverse Effect”) means any change, event, effect, development, or occurrence that, individually or in the aggregate with any other change, event, effect, development, or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business, customer relationships, regulatory environment, assets, prospects, or results of operations of the Banzai Parties, taken as a whole, or (b) the ability of any Banzai Party to timely perform any of its or their respective covenants or obligations under the Merger Agreement or any Ancillary Document (as defined in the Merger Agreement) or to consummate the Transactions.

Notwithstanding the foregoing, none of the following shall be taken into account in determining whether a “Material Adverse Effect” has occurred or is reasonably expected to occur:

any adverse change, event, effect, development, or occurrence arising after the date of the Merger Agreement from or related to:

a)	conditions affecting the United States or the global economy generally;

b)

any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack;

c)	changes in conditions of the financial, banking or securities markets generally;

d)	changes in any applicable laws or GAAP (or authoritative interpretation of GAAP);

e)	any change, event, effect, development, or occurrence that is generally applicable to the industries or markets in which the Banzai Parties operate;

f)

the public announcement or pendency or consummation of the Transactions (provided that the exception in this clause shall not apply to the governmental authorities and consents representations and warranties set forth in Section 3.5 of the Merger Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions or the bringdown of Banzai’s representations and warranties condition set forth in Section 6.2(a) of the Merger Agreement to the extent it relates to such representations and warranties);

g)

the taking of any action expressly required to be taken by the terms and conditions of the Merger Agreement by Banzai (other than as set forth in the conduct of business covenant in Section 5.1(a) of the Merger Agreement);

h)

any failure, in and of itself, by the Banzai Parties to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending before, on or after the date of the Merger Agreement (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from the definition thereof); or

i)	any hurricane, tornado, flood, earthquake, tsunami, natural disaster, acts of God, pandemics (including COVID-19) or other comparable events.

In the case of clauses (a) – I and (i) above, such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate effect on the Banzai Parties, taken as a whole, relative to other participants operating in the industries or markets in which the Banzai Parties operate.

Covenants

Each of the parties to the Merger Agreement has agreed to use reasonable best efforts to obtain required consents and approvals from any governmental authority, and Banzai has agreed to use commercially reasonable efforts to obtain consents from certain third parties in relation to certain scheduled agreements. Each of the parties to the Merger Agreement has also agreed to cooperate and use its respective reasonable best efforts to take or cause to be taken such other actions as may be necessary to consummate the Business Combination as promptly as practicable, and use reasonable best efforts to take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of the other party or otherwise to comply with the Merger Agreement and to consummate the Business Combination as soon as practicable.

Prior to the Closing, Banzai has agreed to, and agreed to cause its subsidiaries to, except as (i) contemplated or permitted by the Merger Agreement or the Ancillary Documents, (ii) required by applicable law, (iii) set forth on the Banzai schedules to the Merger Agreement (the “Banzai Schedules”), (iv) consented to in writing by 7GC, or (v) required to comply with COVID-19 Measures (as defined in the Merger Agreement) to the extent reasonable and prudent in light of the business of the Banzai Parties, operate its business in the ordinary course of business.

In addition, Banzai has agreed that, unless otherwise required or permitted under the Merger Agreement or required by applicable law, and subject to certain disclosed exceptions, neither Banzai nor its subsidiaries will take the following actions (among others) during the interim period between signing of the Merger Agreement and Closing, without the prior written consent of 7GC (which consent will not be unreasonably conditioned, withheld, or delayed):

•

declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Banzai Party’s equity securities, or repurchase, redeem, or otherwise acquire, any outstanding equity securities of any Banzai Party, other than (A) any redemptions of outstanding equity securities of any Banzai Party held by an employee thereof in connection with his or her termination of employment, but solely to the extent such redemption is contemplated pursuant to the terms of such individual’s employment agreement or award agreement(s) issued under an equity plan of Banzai, and (B) the withholding of equity securities to satisfy applicable tax withholding requirements upon the exercise or vesting of any equity-based compensation award in the ordinary course of business consistent with past practice; provided that in the event of any such permitted redemption of any Banzai Common Stock, Banzai shall notify 7GC in writing of such redemption and the parties shall mutually agree to any update of the Allocation Schedule to reflect a pro rata allocation of any such redeemed Banzai Common Stock among any remaining Pre-Closing Holders;

•

(A) merge, consolidate, combine, or amalgamate any Banzai Party with any person, (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security (as defined in the Merger Agreement) in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business entity or organization or division thereof, or (C) purchase or otherwise acquire, or lease or license, any other property or assets of any other person;

•	adopt any amendments, supplements, restatements, or modifications to or otherwise terminate any Banzai Party’s governing documents or Banzai stockholder agreements;

•

(A) sell, assign, abandon, let lapse, lease, license, grant a covenant not to sue or enforce with respect to, or otherwise dispose of any material assets or properties of the Banzai Parties (including any intellectual property), other than non-exclusive licenses granted in the ordinary course of business to customers to use a Company Product (as defined in the Merger Agreement), (B) create, subject or incur any lien on any material assets or properties of the Banzai Parties (other than permitted liens under the Merger Agreement), or (C) disclose any trade secrets of any Banzai Party (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of such trade secrets and other confidential information) or any source code;

•

(A) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a lien, (1) any equity securities of any Banzai Party or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Banzai Party to issue, deliver or sell any equity securities of any Banzai Party, except in each case, (i) for awards granted under an equity plan of Banzai in the ordinary course of business (including grants to new hires), to satisfy outstanding commitments to employees or service providers provided that any such awards relating to more than 250,000 shares of Banzai Common Stock shall be considered “Excess Awards” for purposes of Section 5.10 of the Merger Agreement, or (ii) as the result of the exercise or conversion of or as otherwise granted in connection with any Equity Rights (as defined in the Merger Agreement) outstanding as of the date of the Merger Agreement, or (B) adjust, split, combine or reclassify any equity securities of any Banzai Party or other rights exercisable therefor or convertible into;

•	incur, create or assume any indebtedness for borrowed money;

•

(A) enter into, or terminate, or amend or modify any material term of, any material contract or any real property lease (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any material contract or any real property lease pursuant to its terms), other than entry into any such contract in the ordinary course of business consistent with past practice or as required by law, or (B) waive any material benefit or right under any material contract or material real property lease, in each case of (A) and (B), or a contract that would be a material contract or real property lease if in existence as of the date of the Merger Agreement;

•

with respect to a Banzai Party, make any loans, advances or capital contributions to, or guarantees for the benefit of, or any equity or other investments in, any person, other than any capital contributions by a Banzai Party in another wholly-owned Banzai Party in the ordinary course of business and the reimbursement of expenses of employees in the ordinary course of business;

•

except as required under the terms of any employee benefit plan of the Banzai Parties that is set forth on the Banzai Schedules (including any equity awards promised to Banzai employees), (A) amend, modify, adopt, enter into or terminate any employee benefit plan of the Banzai Parties or any benefit or compensation plan, policy, program or contract that would be an employee benefit plan if in effect as of the date of the Merger Agreement, (B) grant any bonuses, cash incentive awards or similar payments, or make a commitment to pay any such amount (including any transaction or change in control bonus), (C) increase, or agree to increase, the compensation or benefits (including equity-based compensation, whether payable in cash or otherwise) payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Banzai Parties (retroactively or otherwise), (D) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Banzai Parties, I hire, engage or terminate (other than for cause), furlough or temporarily layoff any director, manager, officer, employee, individual independent contractor or other service provider of the Banzai Parties whose annual base compensation exceeds or would exceed $200,000, (F) except as required by law, with respect to a Banzai Party or any employees of the Banzai Parties, amend, modify, negotiate, adopt, enter into, extend, renew or terminate any collective bargaining agreement or other contract with any labor organization, works council or labor union, employee delegate, representative or other employee collective group that is representing any employee of a Banzai Party, (G) except as required by law, recognize or certify any labor organization, works council, labor union or group of employees of the Banzai Parties as the bargaining representative for any employees of a Banzai Party, (H) with respect to a Banzai Party or any employees of the Banzai Parties, engage in or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions that could implicate WARN (as defined in the Merger Agreement), or (I) waive or release any noncompetition, nonsolicitation, no-hire, nondisclosure, or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Banzai Parties;

•

make, change, or revoke any material election concerning taxes, adopt or change any material accounting method concerning taxes, change any material tax accounting period, amend any material tax return, take any position on any material tax return inconsistent with past practice, enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law), settle or surrender any material tax proceeding, initiate any material voluntary disclosure proceeding, or fail to pay any material tax when due (including any material estimated tax payments), request any ruling relating to taxes, or consent to any extension or waiver of any limitation period with respect to any material taxes (other than any such extension or waiver that is obtained in the ordinary course of business);

•	change any member of the Banzai Parties’ methods of accounting or accounting practices, except as required by GAAP;

•

(A) enter into any settlement, conciliation or similar contract, in each case, in respect of a proceeding, (1) the performance of which involves or could reasonably involve at any point in the future the payment by the Banzai Parties (or 7GC or any of its affiliates after the Closing) in excess of $100,000 in the aggregate (in each case with respect to any proceeding, determined net of any insurance coverage in respect of such proceeding), (2) that imposes, or could reasonably impose at any point in the future, any non-monetary obligations (including injunctive relief) on any Banzai Party (or 7GC or any of its affiliates after the Closing), (3) that involves any criminal misconduct or any admission or wrongdoing or other misconduct by any Banzai Party (or 7GC or any of its affiliates after the Closing), or (4) that is brought by or on behalf of any Pre-Closing Holder, or (B) commence any lawsuit, litigation, action, demand, examination, hearing, claim, charge, complaint, suit, or arbitration;

•

authorize, recommend, propose, or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization, or similar transaction involving any of the Banzai Parties;

•

with respect to a Banzai Party, commit or authorize any capital commitment or capital expenditure (or series of capital commitments or capital expenditures), other than those capital expenditures contemplated by the Banzai Parties’ capital expenditure budget set forth on the Banzai Schedules;

•

with respect to any Banzai Party, enter into, conduct, engage in or otherwise operate any new line of business, change its operating policies in any material respect, or discontinue or make any material change to the business of the Banzai Parties;

•	incorporate, create, or form a subsidiary of any Banzai Party;

•	change any insurance policy or plan of a Banzai Party in effect as of the date hereof or allow such policy or plan to lapse, in each case without obtaining a reasonable replacement thereof; or

•	enter into any contract to take, or cause to be taken, any of the actions prohibited by the Merger Agreement.

Prior to the Closing, 7GC has agreed to, and agreed to cause its subsidiaries to, as applicable, keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities laws and use its commercially reasonable efforts to maintain the listing of the 7GC Class A Common Stock and the 7GC Public Warrants on Nasdaq. Additionally, 7GC has agreed that unless otherwise required or permitted under the Merger Agreement or required by applicable law, and subject to certain disclosed exceptions, neither 7GC nor its subsidiaries will take the following actions during the interim period between signing of the Merger Agreement and Closing, among others, without the prior written consent of Banzai (which consent will not be unreasonably conditioned, withheld or delayed):

•	adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the governing documents of 7GC or any of its subsidiaries;

•

declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any equity securities of 7GC or any of its subsidiaries, or repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding equity securities of 7GC or any of its affiliates, other than the 7GC Stockholder Redemptions (as defined in the Merger Agreement);

•	incur, create or assume any indebtedness for borrowed money;

•	make any loans or advances to, or capital contributions in, any other person, other than to, or in, 7GC or any of its subsidiaries;

•

issue any equity securities of 7GC or any of its subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to equity securities of the forgoing of any of 7GC or any of its wholly-owned subsidiaries;

•

enter into, renew or modify or revise in any material respect any contract between (a) 7GC or the Merger Subs, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder, or affiliate of 7GC or the Merger Subs or any immediate family member of the foregoing persons, on the other hand (all such contracts, “7GC Related Party Transactions”) (or any contract or agreement that if entered into prior to the execution and delivery of Merger Agreement would be a 7GC Related Party Transaction);

•	authorize, recommend, propose, or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•

take any action that would reasonably be expected to significantly delay or impair (A) the timely filing of any of its public filings with the SEC (giving effect to any permitted extensions), (B) its compliance in all material respects with applicable securities laws, or (C) the listing of the New Banzai Class A Shares on Nasdaq;

•	amend or modify the Trust Agreement; or

•	enter into any contract to take, or cause to be taken, any of the actions prohibited by the Merger Agreement.

Securities Law Filings

As promptly as practicable following the delivery of the PCAOB Financials (as defined in the Merger Agreement) to 7GC, 7GC and Banzai agreed to prepare and file with the SEC, a registration statement in connection with the registration under the Securities Act of the shares of New Banzai Common Stock to be issued under the Merger Agreement to Banzai securityholders.

Each of 7GC and Banzai agreed to cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed, or conditioned) any response to comments of the SEC or its staff with respect to this proxy statement/prospectus and any amendment filed in response thereto. If 7GC or Banzai becomes aware that any information contained in the registration statement shall have become false or misleading in any material respect or that the registration statement is required to be amended in order to comply with applicable law, then (x) such party shall promptly inform the other parties and (y) 7GC and Banzai shall cooperate fully and mutually agree upon an amendment or supplement to the registration statement. 7GC shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that 7GC receives from the SEC or its staff with respect to the registration statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

Antitrust Approvals

Promptly, and in any event within ten business days, following the execution of the Merger Agreement, 7GC and Banzai were each required to make all pre-merger notification filings required under the HSR Act. The parties submitted filings required under the HSR Act in connection with the transactions contemplated by the Merger Agreement on December 22, 2022. The initial 30-day waiting period under the HSR Act with respect to the Transactions expired at 11:59 p.m. Eastern Time on January 23, 2023.

Exclusivity

The Merger Agreement provides that during the interim period between signing of the Merger Agreement and Closing, Banzai shall not, and shall cause its representatives and subsidiaries not to, whether directly or indirectly, (i) accept, initiate, respond to, encourage, entertain, solicit, negotiate, provide information with respect to, or discuss other offers for the direct or indirect sale, merger, transfer, initial public offering, debt or equity refinancing, or recapitalization of Banzai or any or all of its subsidiaries, or any of the securities, business, properties, or assets of Banzai or any or all of its subsidiaries, or other offers that would require Banzai to abandon the transactions contemplated by the Merger Agreement (each such prohibited transaction, an “Acquisition Proposal,” provided that, for the avoidance of doubt, neither the Merger Agreement, nor any of the Ancillary Documents nor any of the Transactions constitute an “Acquisition Proposal”); (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, an Acquisition Proposal; (iii) enter into any contract regarding an Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of any Banzai Party (or any successor to or parent company of any Banzai Party); or (v) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing or further an Acquisition Proposal.

Banzai shall promptly notify 7GC of any Acquisition Proposals and describe the terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of the persons making the Acquisition Proposal) to 7GC, promptly following Banzai’s receipt thereof (but no later than two (2) business days following Banzai’s receipt thereof). Banzai shall keep 7GC reasonably informed on a current basis of any material modifications to such offer or information and shall not (and shall cause its subsidiaries and their respective representatives not to) conduct any further discussions with, provide any information to, or enter into negotiations with such persons.

The Merger Agreement provides that during the interim period between signing of the Merger Agreement and Closing, 7GC and the Merger Subs shall not, and shall cause its representatives not to, whether directly or indirectly, (i) accept, initiate, respond to, encourage, entertain, solicit, negotiate, provide information with respect to or discuss other offers from any person or group of persons other than any or the Banzai Parties that may constitute or could reasonably be expected to lead to any 7GC Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any person other than any or the Banzai Parties regarding a 7GC Competing Transaction, (iii) furnish or disclose any non-public information to any person other than any of the Banzai Parties in connection with, or that could reasonably be expected to lead to, a 7GC Competing Transaction; (iv) enter into any contract regarding a 7GC Competing Transaction; (v) approve, endorse or recommend any 7GC Competing Transaction; (vi) enter into a 7GC Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a 7GC Competing Transaction or publicly announce an intention to do so; or (vii) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing or further an Acquisition Proposal.

7GC shall promptly notify Banzai of any 7GC Competing Transactions and describe the terms and conditions of any such 7GC Competing Transaction in reasonable detail (including the identity of the persons making the 7GC Competing Transaction) to Banzai, promptly following 7GC’s receipt thereof (but no later than two (2) business days following 7GC’s receipt thereof). 7GC shall keep Banzai reasonably informed on a current basis of any material modifications to such offer or information and shall not (and shall cause its subsidiaries and their respective representatives not to) conduct any further discussions with, provide any information to, or enter into negotiations with such persons.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, including covenants related to:

•	the intended tax treatment of the transactions contemplated by the Merger Agreement;

•	the Banzai Parties providing 7GC with reasonable access to all of the employees, properties, contracts, books and records of each Banzai Party;

•	confidentiality and publicity relating to the Merger Agreement and the Transactions;

•	the execution and delivery to the other parties of the A&R Registration Rights Agreement, as applicable;

•	the resignation and election of the board of the directors of each of Banzai, New Banzai, and 7GC;

•	indemnification obligations of New Banzai and Banzai with respect to each present and former director, manager, and officer of New Banzai, Banzai, and 7GC and each of their respective subsidiaries;

•

Banzai using commercially reasonable efforts to obtain the consent and approval from the counterparties to the agreements set forth on Section 5.2(d) of the Company Schedules (as defined in the Merger Agreement) attached to the Merger Agreement; and

•	7GC timely filing all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities laws.

GEM Financing

Banzai shall use its reasonable best efforts to take, or to cause to be taken, all actions and do, or cause to be done, all things necessary, proper, or advisable to consummate the transactions contemplated by the GEM Agreement on the terms and conditions described therein, including maintaining in effect the GEM Agreement.

Nasdaq Listing

7GC shall use its commercially reasonable efforts to maintain the listing of the shares of 7GC Class A Common Stock and 7GC Public Warrants on Nasdaq. New Banzai will use reasonable best efforts to obtain a listing of New Banzai Class A Shares and New Banzai Warrants to be listed on Nasdaq, effective as of the Closing.

Survival

None of the representations, warranties, covenants, and agreements set forth in the Merger Agreement shall survive the Closing, except for those covenants and agreements set forth in the Merger Agreement that by their respective terms contemplate performance after the Closing.

Conditions to Closing

General Conditions

The obligations of the parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) by all of such parties:

•	the expiration or termination of the waiting period under the HSR Act;

•

no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraints or prohibition preventing the consummation of the transactions contemplated by the Merger Agreement and the ancillary documents contemplated by the Merger Agreement shall be in effect;

•	7GC shall have at least $5,000,001 of net tangible assets as of the Closing;

•	the New Banzai Class A Shares issuable pursuant to the Business Combination shall have been approved for listing on Nasdaq, subject to official notice of issuance;

•	customary bring down conditions related to the accuracy of the parties’ respective representations, warranties and pre-Closing covenants in the Merger Agreement;

•	New Banzai’s registration statement to be filed with the SEC shall have become effective; and

•	7GC’s stockholder approval has been obtained and remains in full force and effect.

7GC Parties Conditions to Closing

The obligations of the 7GC Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by 7GC:

•

each of the representations and warranties of the Banzai Parties, as applicable, contained in Section 3.1 (Organization and Qualification), Section 3.3 (Authority), Section 3.5(i) and 3.5(iii) (No Violations) and Section 3.17 (Brokers) of the Merger Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date);

•

each of the representations and warranties of the Banzai Parties contained in Section 3.2(a) and 3.2(b) (Capitalization) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all but de minimis respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date);

•

Banzai shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by Banzai under the Merger Agreement and each of the Ancillary Documents at or prior to the Closing;

•

Banzai shall have delivered to 7GC a certificate signed by an officer of Banzai, dated the Closing Date, certifying that the conditions specified in Section 6.2(a), Section 6.2(b), Section 6.2(c) and Section 6.2(d) of the Merger Agreement have been fulfilled;

•	since the date of the Merger Agreement, there shall not have occurred a Material Adverse Effect which is continuing and uncured;

•

Banzai shall have delivered to 7GC applicable good standing certificates (or similar documents applicable for such jurisdictions) for Banzai and each of its Subsidiaries certified as of a date no later than 15 days prior to the Closing Date from the proper governmental entity of its jurisdiction of organization;

•	Banzai shall have delivered to 7GC at or prior to Closing, a copy of the Exchange Agent Agreement, duly executed by Banzai and the Exchange Agent (as defined in the Merger Agreement);

•	the required approval by Banzai stockholders shall have been obtained and remain in full force and effect; and

•	each share of Banzai Class B Common Stock that is not held by Mr. Joseph Davy has been converted into one share of Banzai Class A Common Stock.

Banzai Parties Conditions to Closing

The obligation of the Banzai Parties to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Banzai.

•

each of the representations and warranties of 7GC contained in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.3(i) and Section 4.3(iii) (No Violations), Section 4.4 (Brokers) and Section 4.7(a) (Capitalization of the 7GC Parties) and Article 4 of the Merger Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date);

•	the covenants and agreements of the 7GC Parties in the Merger Agreement and each Ancillary Document to be performed as of or prior to the Closing shall have been performed in all material respects;

•

7GC shall have delivered to Banzai a certificate signed by an officer of 7GC, dated the Closing Date, certifying that the conditions specified in Section 6.3(a) and Section 6.3(b) of the Merger Agreement have been fulfilled;

•	7GC shall have delivered to Banzai at or prior to Closing, a copy of the Exchange Agent Agreement, duly executed by 7GC, the Sponsor and the Exchange Agent;

•	7GC shall have delivered to Banzai at or prior to Closing, evidence that the Proposed Charter in a form mutually agreed upon by the parties has been filed with the Secretary of State of Delaware; and

•

the “Net Transaction Proceeds” equal or exceed $5,000,000, with “Net Transaction Proceeds” defined as an amount equal to the sum of (i)(A) the cash proceeds to be received by 7GC at Closing from the Trust Account (after, for the avoidance of doubt, giving effect to redemptions by 7GC stockholders), (B) the cash proceeds to be received by 7GC or any of Banzai or its subsidiaries from any financing, whether equity or debt, at or immediately following the Closing, and (C) the unrestricted cash on the balance sheet of Banzai as of immediately prior to the Closing, minus (ii) the 7GC Transaction Expenses, minus (iii) the Company Expenses.

Waiver

Any party of the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body or authority, or officers thereunto duly authorized, waive any of the terms or conditions of the Merger Agreement or agree to an amendment or modification to the Merger Agreement in the manner contemplated by the Merger Agreement and by an agreement in writing executed in the same manner as the Merger Agreement.

Termination

The Merger Agreement may be terminated and the Transactions abandoned, but not later than the Closing, as follows, provided that no party may terminate the Merger Agreement if its failure to fulfill any obligation thereunder has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date:

•	by mutual written consent of 7GC and Banzai;

•

prior to the Closing, by 7GC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Banzai set forth in the Merger Agreement, such that certain closing conditions would not be satisfied at the Closing, subject to a 30-day cure period, (ii) the Closing has not occurred on or before December 28, 2023 (the “Termination Date”); provided that the Termination Date shall be automatically extended on a day-for-day basis for each day of any delay to the applicable waiting or review periods, or any extension thereof, by any governmental entity or Nasdaq arising from COVID-19 or any other epidemic, pandemic, public health emergency or disease outbreak or any other extraordinary or unusual event that is outside of the control of the parties or their respective affiliates that would, or would reasonably be expected to, have the effect of delaying, impeding, hindering or preventing the review of the Transactions and/or issuance of clearance or approval from such governmental entity required to satisfy certain closing conditions or (iii) if any governmental entity shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such order or other action shall have become final and nonappealable;

•

prior to the Closing, by Banzai (i) there is any breach of any representation, warranty, covenant or agreement on the part of 7GC set forth in the Merger Agreement, such that certain closing conditions would not be satisfied at the Closing, subject to a 30-day cure period, (ii) the Closing has not occurred on or before the Termination Date; provided that the Termination Date shall be automatically extended on a day-for-day basis for each day of any delay to the applicable waiting or review periods, or any extension thereof, by any governmental entity or Nasdaq arising from COVID-19 or any other epidemic, pandemic, public health emergency or disease outbreak or any other extraordinary or unusual event that is outside of the control of the parties or their respective affiliates that would, or would reasonably be expected to, have the effect of delaying, impeding, hindering or preventing the review of the Transactions and/or issuance of clearance or approval from such governmental entity required to satisfy certain closing conditions or (iii) if any governmental entity shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such order or other action shall have become final and nonappealable;

•	by either 7GC or Banzai if certain stockholder matters are not approved by the 7GC stockholders at the Special Meeting (subject to any adjournment, postponement or recess of the meeting);

•

by 7GC if Banzai fails to deliver to 7GC the written consent of the equityholders of Banzai consenting to the terms of the Merger Agreement and approving the Transactions within five business days after the Registration Statement / Proxy Statement (as defined in the Merger Agreement) is declared effective by the SEC; or

•	by 7GC if the PCAOB Financials have not been delivered to 7GC in accordance with the terms of the Merger Agreement on or prior to August 31, 2023.

Effect of Termination

In the event of proper termination of the Merger Agreement by 7GC or Banzai, the Merger Agreement, other than with respect to certain provisions thereof that survive termination, will become void and have no effect, without any liability or obligation on the part of any party or its respective affiliates, officers, directors, employees, stockholders, or equityholders other than liability of any party for any Fraud (as defined in the Merger Agreement) or willful breach of the Merger Agreement by such party occurring prior to such termination.

Fees and Expenses

Except as otherwise set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement, and the Transactions, including the fees and disbursements of a party’s representatives, shall be paid by the party incurring such fees or expenses; provided, that, for the avoidance of doubt, (a) if the Merger Agreement is terminated in accordance with its terms, Banzai shall pay, or cause to be paid, all Company Expenses (as defined in the Merger Agreement) and 7GC shall pay, or cause to be paid, all 7GC Transaction Expenses, and (b) if the Closing occurs, then 7GC shall pay, or cause to be paid, all Company Expenses and all 7GC Transaction Expenses.

Amendments

The Merger Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of 7GC (prior to the Closing) or the Sponsor (after the Closing), on the one hand, and Banzai, on the other hand. No amendment or modification that is materially and disproportionately adverse to a Pre-Closing Holder relative to other Pre-Closing Holders holding the same class of equity securities in Banzai (in each case, in their capacity as Pre-Closing Holders) shall be binding upon such disproportionately affected Pre-Closing Holders or any of the parties unless the Pre-Closing Holders holding a majority of the adversely affected equity securities of Banzai (as applicable, and in each case voting together as a separate class) consent to such amendment or modification.

Governing Law

The Merger Agreement and all related proceedings shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Jurisdiction; Waiver of Trial by Jury

The Merger Agreement provides that any action based upon, arising out of or related to the Merger Agreement or the transactions contemplated thereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, it if has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court, and agrees not to bring any proceeding arising out of or relating to the Merger Agreement or the transactions contemplated thereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any proceeding properly brought. Each of the parties irrevocably waives any and all right to trial by jury in any action based upon, arising out of, or related to the Merger Agreement or the Transactions contemplated thereby.

Summary of the Ancillary Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The Sponsor Support Agreement, the A&R Company Support Agreement, the form of Lock-up Agreement and the A&R Registration Rights Agreement are attached hereto as Annex B, Annex C, Annex D and Annex E respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, 7GC, Banzai, and the Sponsor entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed, during the Voting Period (as defined in the Sponsor Support Agreement) to vote or consent, in person or by proxy, all of its Subject Shares (as defined in the Sponsor Support Agreement) (a) in favor of the adoption of the Merger Agreement and approval of the Transactions (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach in any respect of any representation, warranty, covenant, obligation or agreement of 7GC or the Merger Subs contained in the Merger Agreement, (c) in favor of the proposals set forth in this proxy statement/prospectus, and (d) except as set forth in this proxy statement/prospectus, against the following actions or proposals: (i) any proposal in opposition to approval of the Merger Agreement or in competition with or materially inconsistent with the Merger Agreement; or (ii) (A) any amendment of the Existing Charter or bylaws of 7GC; (B) any change in 7GC’s corporate structure or business; or (C) any other action or proposal involving 7GC or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions in any material respect or would reasonably be expected to result in any of 7GC’s closing conditions or obligations under the Merger Agreement not being satisfied. Additionally, the Sponsor agreed not to, and shall cause its affiliates not to, enter into any agreement, commitment or arrangement with any person, the effect of which would be inconsistent with or violative of the foregoing.

A&R Company Support Agreement

Concurrently with the execution and delivery of the Original Merger Agreement, 7GC entered into the Original Company Support Agreement, and subsequently, concurrently with the execution and delivery of the Amendment, 7GC entered into the A&R Company Support Agreement, pursuant to which, among other things, each Banzai Stockholder agreed, during the period commencing on the date of the A&R Company Support Agreement and ending on the earlier to occur of (a) the Closing, and (b) such date and time as the Merger Agreement shall be terminated in accordance with the Expiration Time, not to, subject to certain exceptions: (i) sell, assign, offer, exchange, transfer (including by operation of law), pledge, dispose of, permit to exist any lien, security interest, or similar encumbrance with respect to, or otherwise encumber, any of the “Subject Shares or otherwise agree or commit to do any of the foregoing, (ii) deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with the A&R Company Support Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Subject Shares or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting such Banzai Stockholder’s ability to perform its obligations under the A&R Company Support Agreement. Additionally, each Banzai Stockholder, agreed that, during the period commencing on the date of the A&R Company Support Agreement until the Expiration Time, at any meeting of the stockholders of Banzai, and in any action by written consent of the stockholders of Banzai, such Banzai Stockholder will, if a meeting is held, appear at the meeting and vote or provide consent, in person or by proxy, all of its, his or her Subject Shares: (a) to approve and adopt the Merger Agreement and the Transactions; (b) in any other circumstances upon which a consent or other approval is required under the governing documents of Banzai or Banzai stockholder agreements or otherwise sought with respect to, or in connection with, the Merger Agreement or the Transactions, to vote, consent or approve (or cause to be voted, consented or approved) with respect to all of such Banzai Stockholder’s Subject Shares held at such time in favor thereof; and (c) against any 7GC Competing Transaction (as defined in the Merger Agreement) or any proposal, action or agreement that would impede, interfere, frustrate, delay, postpone, prevent or nullify any provision of the A&R Company Support Agreement, the Merger Agreement, or the Mergers.

Amended & Restated Registration Rights Agreement

In connection with the execution of the Merger Agreement, New Banzai, the Sponsor, and the Existing Banzai Securityholders have agreed to enter into the A&R Registration Rights Agreement at the Closing. The A&R Registration Rights Agreement will provide these holders (and their permitted transferees) with the right to require New Banzai, at New Banzai’s expense, to register New Banzai Class A Shares that they hold on customary terms for a transaction of this type, including customary demand and piggyback registration rights. The A&R Registration Rights Agreement will also provide that New Banzai pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act.

In addition, subject to certain exceptions, the A&R Registration Rights Agreement will provide for certain restrictions on transfer with respect to the securities of New Banzai, including the founder shares to be converted into New Banzai Class A Shares. Such restrictions will begin upon Closing and end with respect to the New Banzai Class A Shares into which the founder shares are converted, at the earliest of (A) 180 days after the Closing and (B) the first date on which (x) the closing price of New Banzai Class A Shares equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) New Banzai completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in the New Banzai stockholders having the right to exchange their New Banzai Class A Shares for cash, securities, or other property.

Lock-up Agreements

In connection with the execution of the Merger Agreement, New Banzai and certain stockholders of Banzai, including Banzai’s officers, directors, and holders of 10% or more of the outstanding shares of Banzai Common Stock as of the date of the Merger Agreement, have agreed to enter into the Lock-up Agreements at the Closing. Pursuant to the Lock-up Agreements, such stockholders will agree not to, without the prior written consent of New Banzai (subject to certain exceptions): (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Act and the rules and regulations of the SEC promulgated thereunder, any shares of New Banzai Common Stock held by him, her, or it immediately after the Closing, any shares of New Banzai Common Stock issuable upon the exercise of options to purchase shares, or any securities convertible into or exercisable or exchangeable for New Banzai Common Stock held by him, her, or it immediately after the Closing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of New Banzai Common Stock or securities convertible into or exercisable or exchangeable for New Banzai Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until 180 days after the Closing.

Background of the Business Combination

7GC is a blank check company incorporated in Delaware on September 18, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The Sponsor is the result of a partnership between 7GC & Co Sarl, a technology growth fund based in San Francisco, California and Berlin, Germany, and Hennessy Capital LLC (“Hennessy Capital”) a leading independent SPAC sponsor based in Wilson, Wyoming and Los Angeles, California. The Business Combination is the result of a search for a potential transaction using the network, investing, and operating experience of 7GC’s management team, the Sponsor and the 7GC Board. The terms of the Merger Agreement and the Ancillary Documents referenced herein were the result of arm’s-length negotiations between 7GC and Banzai (and their respective affiliates) over the course of approximately six months. The following is a brief description of the background of these negotiations, the Business Combination, and the other related transactions.

On December 28, 2020, 7GC completed the IPO. Prior to the consummation of the IPO, neither 7GC nor anyone acting on its behalf contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with 7GC. After the completion of the IPO, 7GC commenced an active search for prospective business combination targets and considered numerous potential target businesses with the objective of consummating its initial business combination. Representatives of 7GC contacted, and were contacted by, numerous individuals and entities who presented potential business combination opportunities.

In evaluating potential businesses and assets to acquire, prior to consummation of the IPO, 7GC and the Sponsor surveyed the landscape of potential acquisition opportunities based on their knowledge of, and familiarity with, the M&A marketplace. This survey focused on, but was not limited to, prospects within the technology industry. In general, 7GC looked for acquisition targets that have a combination of some or all of the following attributes:

1.

Proven Management Leadership: 7GC sought to acquire a company in a technology sector or subsector, whose business is characterized within the consumer internet and enterprise software-as-a-service (“SaaS”) landscape with scaled market leadership;

2.

Immersed in “Offline to Online” Phenomenon: 7GC focused on companies with a model that is immersed in the “offline to online” phenomenon and companies that create a digitalization process within an incumbent or legacy-based process;

3.	Proximity to 7GC’s Network: 7GC sought a target that is close to 7GC’s proximal co-invest networks of founders, operators, investors, and advisors; and

4.

Positioned to Take Advantage of Being a Public Company: 7GC sought a target which it views as having a differentiated ability to create value as a public company versus remaining a private business and having a readily understandable public market story including a clear business strategy, a compelling economic model and an attractive long-term growth story. 7GC targeted companies that it believes can capitalize on the inherent benefits of a public company structure such as an influx of and access to capital, recruitment and retention of management talent with shares and options compensation and currency for strategic M&A following the initial combination.

Banzai was an attractive potential acquisition target because, among other things, Banzai satisfied many of the foregoing criteria. Banzai expects to leverage a multi-product strategy to showcase compounding revenue growth by strategically expanding and building new adjacent products to cross and upsell existing customers and to sell to new customers as another acquisition wedge. Banzai’s management’s ability to identify adjacent product categories within the MarTech landscape is a core confirmation trait for 7GC’s thesis for the Business Combination.

In the process that led to identifying Banzai as an attractive investment opportunity, 7GC (i) identified over 700 potential target companies (including Banzai), (ii) made contact with representatives of 196 potential combination targets (including Banzai) to discuss the potential for a business combination transaction, which included targets in the technology industry, (iii) entered into non-disclosure agreements with respect to 28 such potential business combination targets (other than Banzai) (the “Other Potential Targets” and, together with Banzai, the “Merger Targets”), the terms of each of which were customary and did not contain standstill obligations, and commenced initial due diligence on each of those Merger Targets, including by attending management presentations with respect to each of the Merger Targets, and receiving data room access in respect of each of the Merger Targets, (iv) sent non-binding indications of interest to seven such Merger Targets and non-binding letters of intent to nine such Merger Targets (including Banzai), and (v) executed non-binding letters of intent with two such Merger Targets (including Banzai).

While certain of 7GC’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers and, accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented, these conflicts were not a factor in 7GC’s search for a business combination target.

Other than with respect to the process engaged in with Company A as described below, 7GC determined not to pursue a business combination with the Other Potential Targets because, in the judgment of 7GC’s management and the 7GC Board, Banzai offered a better opportunity based on the aforementioned criteria.

As part of its evaluation of potential acquisition targets, 7GC’s management and the 7GC Board discussed on a regular basis the status of management’s and its representatives’ discussions with various acquisition targets. These updates generally addressed the potential targets under consideration and the status of the discussions, if any, with the respective acquisition targets. These updates continued throughout the period of time when 7GC was evaluating various acquisition targets.

Summary of Events

7GC entered into an executed non-binding letter of intent with one of the Other Potential Targets on March 29, 2021 and was in exclusive negotiations with such Other Potential Target (“Company A”) through July 27, 2021. From March 29, 2021 through termination of the process on July 27, 2021, 7GC and Company A engaged in extensive diligence and negotiations and agreed to terms on substantive deal documentation. 7GC reviewed Company A and determined that, given market volatility and capital market turbulence, the potential acquisition structure had altered dramatically and unfavorably, which led to the 7GC Board’s decision to no longer pursue a potential business combination with Company A.

In the course of its evaluation of other potential acquisition targets following termination of the process with Company A, 7GC consulted with GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (collectively, “GEM”) and identified Banzai, taking into account Banzai’s intended acquisition of Hyros, Inc. (“Hyros”) prior to the Closing pursuant to that certain Agreement and Plan of Merger, dated December 8, 2022, by and among Banzai, Hyros, Hero Merger Sub, Inc., a Delaware corporation, and Alex Becker, as the stockholder representative (the “Hyros Purchase Agreement”), as a potential acquisition target.

On June 22, 2022, Joseph Davy, Chairman and Chief Executive Officer of Banzai, Jack Leeney, Chief Executive Officer and Chairman of 7GC, Christopher Walsh, Chief Financial Officer and Chief Operating Officer of 7GC, Sean Hehir, Investment Associate of GEM, Luke Tagle, Investment Analyst of GEM, and Gregory Van Beek, Managing Director of GEM, had an introductory call to discuss the possibility of a business combination between Banzai and 7GC.

On June 27, 2022, representatives of Banzai’s management and 7GC’s management had a call with GEM to discuss the outcome of the introductory call between Banzai and 7GC and the potential business combination.

On July 1, 2022, representatives of 7GC’s management entered into a non-disclosure agreement, with representatives of Banzai’s management, the terms of which were customary and did not include any restrictive covenants on either 7GC or Banzai outside of market non-use and non-disclosure obligations.

On July 1, 2022, representatives of 7GC were granted access to a virtual data room set up by Cascadia Capital LLC (“Cascadia”). Over the course of the next few months, the 7GC management team, Aon M&A and Transaction Solutions, human resources, risk, and insurance diligence advisor to 7GC, CohnReznick LLP, financial, information technology, and tax diligence advisor to 7GC, Sidley Austin LLP, legal counsel to 7GC (“Sidley”), and Cantor Fitzgerald, capital markets advisor to 7GC conducted a review of materials provided in the virtual data room, which included the projections prepared by the senior management of Banzai (the “Initial Projections”).

On July 13, 2022, representatives of Banzai, Cascadia, and 7GC held a teleconference for 7GC to ask follow-up due diligence questions. Such questions related to 7GC’s review of Banzai’s existing financial forecast model, historical results, product roadmap, and existing capitalization structure. The call allowed representatives of 7GC to better understand the three separate businesses of Banzai, Demio, and Hyros, along with Banzai’s overall M&A strategy.

On July 25, 2022, representatives of Banzai and 7GC had a teleconference to discuss potential terms of a business combination between the two parties, including the introduction of Hennessy Capital and the 7GC Board, which included the review of previous SPAC transactions and Hennessy Capital’s and the directors’ successful track-record with venture capital. Following such introductions, representatives of Banzai and 7GC discussed pre-transaction and post-transaction announcement strategies, ways in which to secure capital certainty, the valuation analysis and overview of Banzai, and the proposed sources and uses of funds for the Business Combination.

On July 27, 2022, Mr. Leeney and Tom Hennessy of Hennessy Capital met with Mr. Davy in Seattle, Washington to present a draft non-binding letter of intent (the “draft LOI”) relating to a potential business combination involving 7GC and Banzai as a combined company with Hyros after the Hyros Acquisition.

At the time 7GC presented the draft LOI to Banzai, representatives of 7GC were involved in ongoing discussions with two Other Potential Targets. Discussions with such Merger Targets were halted by representatives of 7GC prior to entering into the LOI (as defined herein) due to financial and governance considerations involving such Merger Targets.

On July 29, 2022, representatives of 7GC met with representatives of Banzai to further discuss the draft LOI. The draft LOI contemplated (i) a pre-money equity valuation of Banzai (inclusive of Hyros) of

$293,000,000, (ii) execution of an agreement for transaction financing in the form of a $200,000,000 post-closing committed equity facility, (iii) a lock-up period of 12 months beginning on the date of the Closing with respect to any shares of New Banzai Common Stock or New Banzai Warrants held by the Sponsor or any of its affiliates, and a lock-up period of no less than 180 days post-Closing, subject to customary exceptions, with respect to shares of New Banzai Common Stock to be issued to the Banzai equityholders, including its executive officers, directors and 5% equityholders, in connection with the Business Combination, (iv) certain registration rights for equityholders of Banzai who consent to the Business Combination and the Merger Agreement, including customary shelf and piggy-back registration rights, (v) an initial composition of the New Banzai Board of five directors, consisting of (A) six directors designated by Banzai and (B) one director designated by the Sponsor, (vi) payment of all fees and expenses of Banzai by the surviving company without reduction to the consideration, except as otherwise mutually agreed by the parties in the definitive agreements, (vii) customary termination rights for a transaction of this type, customary representations/warranties for a transaction of this type (none of which would survive the Closing) and interim operating covenants that would require Banzai to operate in the ordinary course of business or otherwise consistent with its business plan and budget as disclosed to 7GC, with exceptions to be mutually agreed upon, (viii) no post-closing indemnification or, subject to due diligence, purchase price adjustments, and (ix) a mutual 45-day exclusivity period.

On August 8, 2022, representatives of 7GC, Banzai, Sidley, Perkins Coie LLP (“Perkins Coie”), Banzai’s legal counsel on such date, and Cascadia had a call to discuss the draft LOI and the process for executing on a business combination. Banzai presented the following issues on the draft LOI: (i) adjustment of the minimum cash closing condition, and (ii) carve out of exclusivity condition to allow for bridge financing or Hyros acquisition financing, and the parties agreed to modify the draft LOI as follows: the inclusion of an exclusivity waiver related to bridge financing and Hyros acquisition financing. Thereafter, on August 16, 2022, 7GC and Banzai executed the draft LOI (the “LOI”), which included an exclusivity period through September 30, 2022.

On August 17, 2022, representatives of Banzai, 7GC, and Hennessy Capital held a conference call to discuss transaction structuring and timing for the potential business combination.

On August 18, 2022, representatives of 7GC, Hennessy Capital and Sidley, held an introductory call to discuss transaction process and documentation timeline.

On August 22, 2022, Banzai engaged Cooley LLP (“Cooley”) to act as its primary legal counsel.

On August 25, 2022, representatives of Sidley were granted access to a virtual data room containing Banzai’s due diligence materials.

On September 9, 2022, Banzai executed an engagement letter with Armentum Partners, LLC (“Armentum”) to provide certain services in connection with the exploration and consummation of a proposed debt financing.

On September 14, 2022, representatives of 7GC, Sidley, Cooley, Perkins Coie, and Banzai held a videoconference to discuss legal due diligence matters concerning Banzai, which included topics such as general corporate, litigation, intellectual property, data privacy and cybersecurity, labor and employment, and employee benefits and executive compensation matters.

On September 20, 2022, representatives of Sidley sent representatives of Perkins Coie and representatives of Cooley an initial draft of the Merger Agreement.

On September 21, 2022, representatives of Sidley sent representatives of Perkins Coie and representatives of Cooley a draft of an exclusivity extension letter to extend the exclusivity period contemplated by the LOI through October 31, 2022.

On June 22, 2022, representatives of Banzai and representatives of Hyros had a teleconference to discuss potential terms of a business combination between the two parties, including details of the proposed merger with

7GC. On September 27, 2022, representatives of 7GC, Sidley, Cooley, Perkins Coie, Ellenoff Grossman & Schole LLP (“EGS”), counsel to Cantor Fitzgerald, a potential provider of an equity line of credit in connection with the Business Combination, Hyros, and Banzai held a videoconference to discuss legal due diligence matters concerning Hyros, which included topics such as general corporate, litigation, intellectual property, data privacy and cybersecurity, labor and employment, and employee benefits and executive compensation matters.

On September 28, 2022, 7GC and Banzai executed an exclusivity extension letter, which extended the exclusivity period under the LOI through October 31, 2022.

On September 30, 2022, representatives of Cooley sent representatives of Sidley a revised draft of the Merger Agreement.

On October 29, 2022, 7GC and Banzai executed an additional exclusivity extension letter, which extended the exclusivity period under the LOI through December 1, 2022.

On November 7, 2022, representatives of Sidley sent a list of material issues raised by Cooley’s September 30, 2022 draft of the Merger Agreement to 7GC, which included issues regarding deal structure, the earnout mechanism, treatment of options held by former service providers, the equity incentive plan and employee stock purchase plan of the surviving company, Banzai’s approach to representations and warranties, and certain covenants of Banzai.

On November 7, 2022, Banzai, Hyros and Alex Becker, as the stockholder representative (the “Hyros Stockholder Representative”) executed a Second Amendment to an Asset Purchase Agreement that Banzai entered into with Hyros on or about February 5, 2022 (the “Hyros Asset Purchase Agreement”) to extend the outside date of such agreement.

On November 8, 2022, representatives of Sidley sent representatives of Cooley a revised draft of the Merger Agreement, addressing, among other things, the material issues representatives of Sidley discussed with representatives of 7GC on November 7, 2022.

On November 14, 2022, representatives of Cooley sent representatives of Sidley an initial draft of the Hyros Purchase Agreement, pursuant to which, among other things, Banzai would acquire Hyros through a reverse triangular merger, replacing the Hyros Asset Purchase Agreement in its entirety.

On November 16, 2022, representatives of 7GC and Banzai sent representatives of Sidley and Cooley a draft investor presentation to be used in connection with the announcement of the Business Combination. Thereafter, over the course of November and December, representatives of 7GC and Banzai worked with their respective advisors to finalize the investor presentation.

On November 17, 2022, representatives of Cooley sent representatives of Sidley a revised draft of the Hyros Purchase Agreement, which, among other things, included a revised merger consideration construct regarding the holdback of certain shares of Banzai for purposes of satisfying Hyros’ shareholders’ indemnification obligations following the closing of the Hyros Acquisition.

On November 17, 2022, representatives of Sidley sent representatives of Cooley an initial draft of the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor would agree to vote in favor of the adoption of the Merger Agreement and the approval of the Transactions and in favor of the proposals set forth in this proxy statement/prospectus. Between November 17, 2022 and December 6, 2022, representatives of Cooley and Sidley continued to exchange drafts to finalize the Sponsor Support Agreement.

On November 18, 2022, representatives of Sidley and representatives of Cooley held a videoconference to discuss high level issues relating to the Merger Agreement and the Hyros Purchase Agreement, including structure, economic points, and timing of the delivery of certain audited financial statements.

On November 18, 2022, representatives of Sidley sent representatives of Cooley an initial draft of the A&R Registration Rights Agreement, pursuant to which, among other things, New Banzai would agree to register for resale, pursuant to Rule 415 under the Securities Act, the New Banzai Class A Shares, the New Banzai Class B Shares, the Private Placement Warrants, and other equity securities that are held by the parties thereto from time to time, the terms of which the parties continued to negotiate over the course of the following few weeks. The draft of the form of A&R Registration Rights Agreement also contemplated the lock-up terms for the founder shares and the Private Placement Warrants. From November 18, 2022 through December 7, 2022, Cooley and Sidley exchanged drafts to finalize the form of A&R Registration Rights Agreement.

On November 18, 2022, representatives of Sidley sent representatives of Cooley an initial draft of the form for the Lock-up Agreements, pursuant to which, among other things, New Banzai Class A Shares and New Banzai Class B Shares held by certain stockholders of New Banzai would be subject to lock-up terms until 180 days after Closing. From November 18, 2022 through November 29, 2022, Cooley and Sidley exchanged drafts to finalize the form of the Lock-up Agreements.

On November 18, 2022, 7GC filed with the SEC a preliminary proxy statement to solicit consents from 7GC stockholders to approve certain charter amendments related to the Extension (the “Extension Amendment”). Such preliminary proxy statement disclosed that 7GC was currently in discussions with various entities regarding potential business combination opportunities, but did not specifically identify Banzai.

On November 20, 2022, representatives of Sidley sent representatives of Cooley comments to the Hyros Purchase Agreement based on their high-level review of the Hyros Purchase Agreement, which included, among other things, comments regarding Hyros stockholders’ redemption rights, required regulatory filings, restrictive covenant agreements contemplated to be signed by executives of Hyros, and shares of Banzai to be held back for purposes of satisfying indemnification obligations.

On November 21, 2022, representatives of Sidley, representatives of Aon, representatives of KPMG, representatives of CohnReznick, representatives of Northland Securities, Inc. (“Northland”), the management of 7GC, and the 7GC Board held a videoconference to discuss a summary of (i) the legal due diligence review conducted by Sidley and other legal due diligence matters, which included topics such as general corporate, litigation, intellectual property, data privacy and cybersecurity, labor and employment, and employee benefits and executive compensation, (ii) the due diligence review conducted by Aon, which included topics such as human resources, risk, and insurance, (iii) the due diligence review conducted by KPMG, which included topics such as public company readiness, (iv) the due diligence review conducted by CohnReznick, which included topics such as financial, information technology and tax, and (v) Northland’s initial observations with respect to a fairness opinion valuation.

On November 22, 2022, representatives of Cooley sent representatives of Sidley a revised draft of the Hyros Purchase Agreement, which, among other things, included revisions to the merger consideration allowing for additional merger consideration to be paid at closing of the Hyros Acquisition based on the financial performance of Hyros, and redemption rights of the Hyros Stockholder Representative.

On November 23, 2022, representatives of Sidley sent representatives of Cooley comments to the revised draft of the Hyros Purchase Agreement, including relating to rights of redemption, treatment of certain holdback shares, labor and employment, and closing conditions. On November 24, 2022, representatives of Sidley and representatives of Cooley held a teleconference to discuss such revised draft of the Hyros Purchase Agreement.

On November 23, 2022, representatives of Sidley sent representatives of Cooley an initial draft of the Original Company Support Agreement, pursuant to which, among other things, certain Banzai stockholders would agree to vote in favor of the approval and adoption of the Merger Agreement and the Transactions. Between November 23, 2022 and November 29, 2022, representatives of Cooley and Sidley continued to exchange drafts to finalize the Original Company Support Agreement.

On November 25, 2022, 7GC entered into a Fairness Opinion Engagement Letter (the “Northland EL”) with Northland, pursuant to which 7GC formally engaged Northland to render an opinion in accordance with Northland’s customary practices to the 7GC Board.

From November 28, 2022 through December 2, 2022, representatives of Cooley and representatives of Sidley continued to exchange drafts of the Hyros Purchase Agreement, in order to finalize, among other things, the redemption construct concerning shares of Banzai to be issued to Hyros shareholders as merger consideration.

On December 2, 2022, 7GC filed with the SEC a definitive proxy statement relating to the Extension Amendment.

Between December 5, 2022 and December 7, 2022, representatives of 7GC and Banzai, along with representatives of Sidley and Cooley, worked together to resolve the remaining open points on the Merger Agreement.

On November 29, 2022, Banzai’s management informed the 7GC Board that it no longer believed that the Initial Projections should be considered, and that Banzai management was in the process of preparing Updated Projections (as defined herein) to reflect management’s updated view of timing of the completion of the merger, associated transaction expenses, and guidance received from Banzai’s advisor Roth Capital Partners, LLC (“Roth”).

On December 7, 2022, representatives of Cooley sent representatives of Sidley a final version of the Hyros Purchase Agreement ready for execution.

On December 7, 2022, the 7GC Board met to approve the Transactions, including the signing of the Merger Agreement in substantially the form provided to the 7GC Board on such date, subject to such final updates as may be approved by any officer of 7GC or any other person authorized by any director or officer of 7GC. Notwithstanding the 7GC Board’s inability to rely on the Initial Projections, the 7GC Board approved the transactions contemplated by the Merger Agreement based on the transactions being (i) consistent with 7GC’s stated investment criteria and guidelines that 7GC believed would be important in evaluating prospective target businesses and (ii) fair to and in the best interest of 7GC and its stockholders. During the meeting, the 7GC Board resolved to obtain a fairness opinion from Northland following the signing of the Merger Agreement.

On December 8, 2022, following duly executed written consents delivered by the boards of directors and requisite stockholders of each of Banzai, Hyros, and Hero Merger Sub, Inc. (“Hyros Merger Sub”) with respect to the Hyros Acquisition, each of Banzai, Hyros, Hyros Merger Sub, and the Hyros Stockholder Representative executed the Hyros Purchase Agreement and thereby terminated the Hyros Asset Purchase Agreement.

On December 8, 2022, 7GC, First Merger Sub, Second Merger Sub, and Banzai executed the Original Merger Agreement. Concurrently with the execution of the Original Merger Agreement, Banzai, the Sponsor, and 7GC entered into the Sponsor Support Agreement and 7GC and certain Banzai stockholders entered into the Original Company Support Agreement.

On December 8, 2022, 7GC and Banzai issued a joint press release announcing the execution of the Original Merger Agreement, which 7GC filed with a Current Report on Form 8-K with the SEC along with the executed Original Merger Agreement, the executed Sponsor Support Agreement, the executed Original Company Support Agreement, and an investor presentation prepared by members of 7GC’s and Banzai’s management teams regarding Banzai and the Business Combination.

On December 19, 2022, 7GC issued a press release announcing that its special meeting in lieu of an annual meeting of 7GC stockholders, to be held for the approval of the Extension Amendment, would be postponed from December 20, 2022 to December 21, 2022.

On December 21, 2022, 7GC’s stockholders approved the proposal for the Extension Amendment. 7GC filed a Current Report on Form 8-K with the SEC on December 23, 2022, announcing (i) the approval of and the final results of the stockholder vote approving the Extension Amendment and (ii) the issuance of the 2022 Promissory Note. 7GC borrowed $1,300,000 under the 2022 Promissory Note on December 21, 2022, $900,000 of which was an Extension Drawdown and $400,000 of which was a Working Capital Drawdown. On February 9, 2023, 7GC borrowed an additional $177,500 under the 2022 Promissory Note which was a Working Capital Drawdown. As of March 31, 2023, there was $377,500 outstanding as a Working Capital Drawdown under the 2022 Promissory Note and $900,000 outstanding as an Extension Drawdown. In connection with the Second Extension, on each of April 12, May 9, and June 13, 2023, 7GC borrowed $300,000 under the 2022 Promissory Note as an Extension Drawdown and deposited such amounts in the Trust Account. On July 3, 2023, 7GC borrowed $122,500 under the 2022 Promissory Note as a Working Capital Drawdown. As a result, the 2022 Promissory Note has been drawn in full and there is $1,800,000 outstanding as an Extension Drawdown and $500,000 outstanding as a Working Capital Drawdown under the 2022 Promissory Note as of the date of this proxy statement/prospectus.

On February 8, 2023, 7GC entered into a non-disclosure agreement with Houlihan Capital, LLC (“Houlihan Capital”) in anticipation of a possible engagement by 7GC of Houlihan Capital for a written fairness opinion.

Between February 2023 and May 2023, representatives of each of Cooley and Sidley and representatives of Hyros negotiated the terms of a certain side letter to the Hyros Purchase Agreement (“Hyros Side Letter”), which amended the Hyros Purchase Agreement to, among other things, provide certain consent rights to Hyros and the Hyros Stockholder Representative and to provide the Hyros Stockholder Representative with the right to require that 7GC (as the relevant surviving company following the consummation of the Transactions, including the Hyros Acquisition) redeem, from each then former Hyros stockholder, the number of whole shares of 7GC then held by such former Hyros stockholder for payment of an amount in cash calculated in accordance with the Hyros Purchase Agreement, subject to certain exceptions and limitations set forth in the Hyros Side Letter.

On April 13, 2023, 7GC terminated the Northland EL by notification to Northland due to high total underlying engagement costs in comparison to other providers.

On April 21, 2023, 7GC entered into a Fairness Opinion Engagement Letter with Houlihan Capital pursuant to which 7GC engaged Houlihan Capital to render an opinion in accordance with Houlihan Capital’s customary practices to the 7GC Board in exchange for a fee of $200,000, of which $100,000 was paid upon execution of the engagement letter, and the remaining $100,000 will be payable in cash immediately upon the Closing. 7GC also agreed to reimburse Houlihan Capital for its out-of-pocket expenses incurred in performing the services described in the engagement letter, including reasonable, documented, and accountable out-of-pocket expenses incurred, up to $7,500.

On April 7, 2023, the 7GC Board was provided updated projections (the “Updated Projections”) by the senior management of Banzai reflecting additional considerations related to transaction expenses and Banzai management’s then current view of the timeline for completing the mergers with 7GC and Hyros.

On May 3, 2023, Banzai, Hyros Merger Sub, Hyros and the Hyros Stockholder Representative, executed the Hyros Side Letter.

On May 19, 2023, 7GC filed with the SEC a preliminary proxy statement to solicit consents from 7GC stockholders to approve certain charter amendments related to the Second Extension (the “Second Extension Amendment” and, together with the Extension Amendment, the “Extension Amendments”). Such preliminary proxy statement disclosed that 7GC had entered into the Original Merger Agreement with Banzai.

On May 30, 2023, 7GC filed with the SEC a definitive proxy statement relating to the Second Extension Amendment.

On June 14, 2023, 7GC entered into an engagement letter with J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division (“Cohen”), pursuant to which 7GC engaged Cohen to act as its capital markets advisor in connection with seeking extension of the date by which 7GC must consummate its initial business combination and in connection with an initial business combination with an unaffiliated third party, as well as to act as placement agent, on a non-exclusive basis, in connection with any private placement of equity, convertible and/or debt securities or other capital or debt raising transaction in connection with an initial business combination, in exchange for the right to receive (x) an advisory fee of 100,000 founder shares in connection with a successful extension, payable by the Sponsor at closing of an initial business combination, and (y) a transaction fee in connection with any such offering.

On June 15, 2023, 7GC issued a press release announcing that its special meeting of stockholders, to be held for the approval of the Second Extension Amendment, would be postponed from June 20, 2023 to June 26, 2023.

On June 26, 2023, 7GC’s stockholders approved the proposal for the Second Extension Amendment. 7GC filed a Current Report on Form 8-K with the SEC on June 29, 2023, announcing the approval of and the final results of the stockholder vote approving the Second Extension Amendment.

Concurrent with discussions around the Hyros Transaction Termination (as defined herein), beginning in July 2023, 7GC and Banzai discussed and decided to pursue a business combination involving solely 7GC and Banzai. 7GC and Banzai negotiated and agreed upon the following changes (among others) to the key terms of the Business Combination: (i) the closing of Banzai’s acquisition of Hyros is no longer a condition to the closing of the Business Combination, (ii) the total deal value will be changed to a flat consideration of $100 million based on the standalone value of Banzai, without any right to earn out as was contemplated under the Original Merger Agreement, (iii) the outside date for the closing of the Business Combination will be pushed out to December 28, 2023 and (iii) the minimum aggregate transaction proceeds condition will be replaced with a net cash closing condition, under which the net cash of 7GC, the Company and their subsidiaries shall be no less than $5 million.

On July 25, 2023, representatives of Sidley sent representatives of Cooley a draft of the Amendment, reflecting the above described deal term changes.

On July 27, 2023, representatives of Cooley sent representatives of Sidley a revised draft of the Amendment, which, among other things, modified the treatment of the outstanding SAFE Rights under the terms of the Merger Agreement.

Also on July 27, 2023, representatives of Sidley sent representatives of Cooley an initial draft of the A&R Company Support Agreement, pursuant to which, among other things, certain Banzai stockholders would agree to vote in favor of the approval and adoption of the Merger Agreement, the Amendment, and the Transactions. Between July 27, 2023 and August 4, 2023, representatives of Cooley and Sidley continued to exchange drafts to finalize the A&R Company Support Agreement.

On July 31, 2023, Banzai sent a notice of termination to Hyros. On August 1, 2023, Banzai and Hyros terminated the Hyros Purchase Agreement and the Hyros Side Letter (the “Hyros Transaction Termination”), with immediate effect, in connection with the inability to procure the Hyros audited financial statements set forth in the Hyros Purchase Agreement on the timeline contemplated by the Merger Agreement for delivery of the Banzai and Hyros audited financial statements.

On August 2, 2023, representatives of Sidley sent representatives of Cooley an initial draft of the Sponsor Forfeiture Agreement, pursuant to which, contingent upon the Closing, the Sponsor agreed to forfeit all 7,350,000 of 7GC Private Placement Warrants, which will be surrendered, cancelled, and retired immediately prior to the First Effective Time.

On August 2, 2023, the 7GC Board met to approve the Amendment in substantially the form provided to the 7GC Board on such date, subject to such final updates as may be approved by any officer of 7GC or any other person authorized by any director or officer of 7GC. The 7GC Board approved the Amendment by unanimous written consent on August 4, 2023. The 7GC Board approved the transactions contemplated by the Amendment based on the transactions being (i) consistent with 7GC’s stated investment criteria and guidelines that 7GC believed would be important in evaluating prospective target businesses and (ii) fair to and in the best interest of 7GC and its stockholders.

On August 4, 2023, 7GC and Banzai executed the Amendment. Concurrently with the execution of the Amendment, 7GC and certain Banzai stockholders entered into the A&R Company Support Agreement, and 7GC, Banzai, and the Sponsor entered into the Sponsor Forfeiture Agreement.

On August 7, 2023, 7GC and Banzai issued a joint press release announcing the execution of the Amendment, which 7GC filed with the SEC on a Current Report on Form 8-K along with the executed Amendment, A&R Company Support Agreement, and Sponsor Forfeiture Agreement.

On October 4, 2023, 7GC filed a Current Report on Form 8-K with the SEC announcing the issuance of the 2023 Promissory Note for working capital purposes. 7GC borrowed $250,000 under the 2023 Promissory Note on October 6, 2023, and, as a result, $250,000 is outstanding under the 2023 Promissory Note as of the date of this proxy statement/prospectus.

The parties have continued and expect to continue regular discussions in connection with, and to facilitate the consummation of, the Business Combination.

Opinion of Houlihan Capital

On August 2, 2023, Houlihan Capital, delivered a written opinion, dated August 2, 2023, to the 7GC Board to the effect that, as of such date, the consideration to be issued, paid, or exchanged to stockholders of 7GC in the Business Combination is fair from a financial point of view to the stockholders of 7GC, and the Business Combination is fair from a financial point of view to the security holders of 7GC that are unaffiliated with the Sponsor. The full text of Houlihan Capital’s opinion is attached as Annex J to this proxy statement/prospectus.

The 7GC Board’s Reasons for the Approval of the Business Combination

The 7GC Board, in evaluating the Business Combination, consulted with 7GC’s management and legal and financial advisors and unanimously decided to (a) enter into the Merger Agreement and to consummate the Mergers and the other transactions contemplated by the Merger Agreement, pursuant to and subject to the terms and conditions of the Merger Agreement, and (b) propose the approval of the Mergers and the Business Combination and the approval and adoption of the Merger Agreement to be submitted to a vote at the Special Meeting of 7GC’s stockholders. This summary of the 7GC Board’s reasons for approval of the Business Combination, along with all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

In considering the Business Combination, the 7GC Board considered a number of factors pertaining to the Business Combination as generally supporting their decision to enter into the Merger Agreement (including the Mergers) and the transactions contemplated thereby, including, but not limited to, the following factors, which are not necessarily presented in the order of relative importance:

•

Industry and Trends. Banzai’s business is part of an industry and addressable market that has seen substantial growth in recent periods due, in part, to the growing breadth of its product offering, and that the 7GC Board, following a review of industry trends and other industry factors, considered attractive and expects to have continued growth potential in future periods;

•

Competitive Dynamics. Banzai is considered one of the leaders in its field with its virtual events marketing platform. Banzai’s business also offers a number of advantages compared to its competitors, including its multi-product strategy and focus on the specific needs of the marketing industry.

•

Financial Condition. Banzai’s’ historical financial results, outlook and financial plan. In considering these factors, the 7GC Board reviewed and considered Banzai’s positive cash flow, the current prospects for growth if Banzai achieves its business plans, and various historical and current balance sheet items;

•	Additional Growth Opportunities. The potential to grow Banzai by identifying opportunities to acquire new businesses and develop new products or service offerings;

•

Experienced and Proven Management Team. Banzai has an experienced management team with diverse experience including its Chief Executive Officer who held management positions at Avalara, a software company, for over three years before starting Banzai. Over the last 13 months, the 7GC management team has had the opportunity to engage and evaluate the Banzai team. In addition, the entire senior management of Banzai is expected to continue with New Banzai following the Business Combination to execute the business and strategic growth plan;

•

Due Diligence. 7GC’s management and external advisors conducted significant due diligence investigations of Banzai. This included detailed commercial, financial, and tax due diligence reviews, including market research and meetings and calls with Banzai’s management regarding Banzai’s business model, operations, and forecasts;

•

Lock-Up. Banzai’s management have agreed to a 180 day lock-up period with respect to their shares of New Banzai Common Stock, subject to customary exceptions, which will provide important stability to New Banzai for a period of time following the Business Combination;

•	Fully-Funded Balance Sheet Post-Closing. The combined company is expected to have sufficient cash following the Business Combination to support its go-forward business plan;

•

Reasonableness of Merger Consideration. Following a review of the financial data provided to 7GC, including the historical financial statements of 7GC and certain unaudited prospective financial information discussed in the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal —Projected Financial Information” and 7GC’s due diligence review and financial and valuation analyses of Banzai, the 7GC Board considered the transaction consideration to be issued to Banzai’s equityholders and determined that the consideration was reasonable in light of such data and financial information;

•

Other Alternatives. After a review of other business combination opportunities reasonably available to 7GC, the 7GC Board believes that the proposed Business Combination represents the best potential business combination for 7GC and the most attractive opportunity for 7GC’s stockholders based upon the process utilized to evaluate and assess other potential acquisition targets;

•

Negotiated Transaction. The terms and conditions of the Merger Agreement, the Ancillary Documents, and the Transactions, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, were the product of arms-length negotiations, and, are in the view of the 7GC Board, reasonable, and represent a strong commitment by 7GC and Banzai to complete the Business Combination; and

•

Post-Closing Governance. The fact that 7GC will appoint one member of the New Banzai Board following the Business Combination and the other proposed directors and officers of New Banzai represent a strong and experienced management team, including certain directors and officers that are current members of Banzai’s senior management responsible for the day-to-day operations of Banzai, and will provide helpful continuity in advancing New Banzai’s strategic goals.

The 7GC Board also considered a variety of uncertainties, risks and other potentially negative factors concerning the Business Combination including but not limited to, the following:

•	Historical Losses. Banzai has incurred losses on an as-reported basis for the last several years;

•	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on New Banzai’s revenues;

•	Stockholder Vote. The risk that 7GC’s stockholders may fail to approve the Condition Precedent Proposals;

•

Redemption Risk. The potential that a significant number of 7GC stockholders elect to redeem their public shares prior to the consummation of the Business Combination pursuant to the Existing Charter, which would provide less capital to New Banzai after Closing and would potentially make the Transactions more difficult or impossible to complete. As of June 30, 2023, 19,670,372 public shares have been redeemed.

•

Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within 7GC’s control, including the receipt of certain required regulatory approvals and the satisfaction of a minimum cash condition that requires that the Net Transaction Proceeds (as defined in the Merger Agreement) at the Closing must be equal to or greater than $5 million;

•

7GC’s Public Stockholders Holding a Minority Position in the Combined Company. The risks associated with 7GC’s public stockholders holding a minority position in the combined company (approximately    %, on a fully diluted basis, assuming no redemptions), which may reduce the influence that 7GC’s public stockholders have on the management of New Banzai;

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•

Listing Risks. The challenges associated with preparing New Banzai and its subsidiaries for the applicable disclosure and listing requirements to which New Banzai will be subject as a publicly traded company with securities listed on Nasdaq;

•

Liquidation of 7GC. The risks and costs to 7GC if the Business Combination is not completed, including the risk of diverting management’s focus and resources from other business combination opportunities, which could result in 7GC being unable to effect an initial business combination by December 28, 2023 and being required to liquidate;

•	Benefits May Not be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe; and

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

In addition to considering the factors above, the 7GC Board also considered other factors including, without limitation:

•

Interests of Certain Persons. Some officers and directors of 7GC have interests in the Business Combination. See “Proposal No. 1 — The Business Combination Proposal — Interests of 7GC’s Directors and Officers and Others in the Business Combination”; and

•	Other Risk Factors. Various other risk factors associated with Banzai’s business, as described in the section entitled “Risk Factors — Risks Related to Banzai’s Business and Industry.”

In light of the number and wide variety of factors the members of the 7GC Board considered in connection with evaluating and approving the Business Combination, the 7GC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The 7GC Board’s evaluation and determination regarding the Business Combination was necessarily based on the information available and the factors presented to and considered by it at the time.

The 7GC Board concluded that the potential benefits that it expected 7GC and 7GC’s stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. Accordingly, the 7GC Board unanimously determined that the Merger Agreement and consummation of the Mergers and other transactions contemplated by the Merger Agreement, including the Business Combination, were advisable to and in the best interests of 7GC and its stockholders.

Projected Financial Information

As described above, in connection with its consideration of the Business Combination, 7GC was provided with the Initial Projections in July 2022 and the Updated Projections in April 2023.

The 7GC Board reviewed and discussed the Initial Projections and Updated Projections, and a summary of the Updated Projections is provided in this proxy statement/prospectus because the Updated Projections were made available to 7GC and the 7GC Board in connection with their review of the Business Combination Proposal. Banzai management prepared such financial information in good faith based on its judgment and assumptions regarding the future financial performance of Banzai.

The inclusion of the below information should not be regarded as an indication that Banzai or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results.

7GC and Banzai do not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of their future performance, revenue, financial condition, or other results. However, in connection with the Business Combination, Banzai management prepared the financial projections set forth below to present key elements of the financial projections provided to 7GC. Banzai’s financial projections were prepared solely for internal use and not with a view toward compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for the preparation or presentation of prospective financial information, but, in the view of Banzai’s management team, were prepared on a reasonable basis, reflect the best then-currently available estimates and judgments, and present, to the best of Banzai management’s knowledge and belief, the expected course of action and the expected future financial performance of Banzai.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that 7GC, Banzai, their respective boards of directors, or their respective affiliates, advisors, or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. While all forecasts are necessarily speculative and uncertain, Banzai believes that the prospective financial information covering periods beyond twelve months from its date of preparation has increasingly higher levels of uncertainty and a wider range of potential actual outcomes, and such financial projections should be read in that context. There will be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the financial projections. The financial projections are not fact and are not necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned that future results may be materially different than the financial projections contained in this proxy statement/prospectus. The financial projections should not be viewed as public guidance and are not being included to influence you to vote for or against the Business Combination Proposal or any other proposal contained in this proxy statement/prospectus, as the financial projections may be materially different than actual results. New Banzai does not intend to reference these financial projections in its future periodic reports filed under the Exchange Act.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, industry, regulatory, environmental, market, and financial conditions and trends and other future events, as well as matters specific to Banzai’s business, all of which are difficult to predict and many of which are beyond Banzai’s and 7GC’s control. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Banzai’s and 7GC’s control, and Banzai’s limited operating history makes evaluating its business and future prospects, including the assumptions and analyses developed by Banzai upon which operating and financial results forecasts rely, difficult and uncertain. Various of such risks and uncertainties are set forth in the sections titled “Risk Factors,” “Banzai Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.” As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The financial projections reflect numerous estimates and assumptions with respect to general business, economic, and financial conditions, and other future events including matters specific to Banzai’s business, all of which are difficult to predict with certainty and many of which are beyond Banzai’s control. Some significant assumptions on which Banzai’s management based its financial projections include:

Revenue (Non-GAAP)

•	Direct and Indirect (Self-Serve) Revenue is forecasted to increase through a combination of marketing, channel, and product strategies, as well as price increases.

•

Marketing strategies are centered around positioning to reach high-value prospective customer segments and helping them prove marketing return on investment (“ROI”) through analytics and attribution to their activities. Targeting of higher ideal customer profile segments is expected to improve average customer value and retention rates.

•

Channel development entails expanding B2B and middle market (“MM”) business segments, while developing the Enterprise channel. This includes investment in sales leadership and focus on use case and vertical industry segmentation. Banzai is currently focused on MM.

•

Product strategy, including new products and services in development and integration of those to be acquired, increases Banzai’s ability to enhance the value of customer engagement experiences for marketers. Guided by Banzai’s “data first” principal, Banzai’s platform will provide integrated data solutions establishing Banzai as both a “system of automation” and a “system of record” for its customers, leading to increased usage, improved retention, more expansion revenue, and ultimately higher customer lifetime value.

•	Annual Revenue is flat in 2023 year over year and growth of approximately 35% in 2024.

•

Exceeding prior growth rates and those of Banzai competitors, in 2024 through the projection period, as we scale customer conversions and revenue per customer through improved net revenue retention and higher ACVs (as defined herein).

•	Ending customers to increase approximately 13% and 15% in 2023 and 2024, respectively.

•	Increased new customers through Direct sales and channel development, and improved efficiency in Indirect (self-serve) marketing qualified lead & sales qualified lead generation and conversion rates.

•	Retention improved through increased total monthly active users (“MAUs”) and MAUs per customer, as well as adoption of new product features designed to improve customer retention.

•	Expected increase in average total revenue per customer (“ACV”) of approximately 14% and 15% in 2023 and 2024, respectively (excluding enterprise).

Gross Margin (Non-GAAP)

•	Gross Margin growth of approximately 9% and 40% in 2023 and 2024, respectively.

•	Fixed COGS expenses are reduced through elimination of resources in support of the Reach product, which is being phased out.

•	Variable COGS increase commensurately with Revenue Growth.

Other economic, regulatory, market, and financial factors

•

Economic, market or regulatory factors may also impact the financial projections for Banzai, but they are difficult to predict or quantify with certainty. We assumed through the projection period there will be:

•	No material changes in the market landscape in which Banzai operates;

•	No regulatory changes in relation to privacy and data protection that materially and negatively impact Banzai’s operations; and

•	No continued negative impact from COVID-19.

On an organic basis

Banzai can invest into the sales & marketing team effectively in FY24 and FY25 following the Closing.

•

Growth in the number of full time equivalent (“FTE”) sales and marketing personnel at Banzai. We anticipate Banzai to have the ability to invest and hire additional team members to close larger deals following the Closing.

•

SaaS startups at around $10 million in ARR, on average, invest 109% of total revenue into sales and marketing. Banzai in FY21 and FY22, on average, invested 24% and 40% of revenue in sales and marketing.

•

Banzai was able to maintain an average net number of approximately 1.0x from 1Q 2019 through the fourth quarter of 2021. This reflected, on average, $183,662 in total sales and marketing expenses on a quarterly basis. Banzai expects sales and marketing on a quarterly basis of $814,090 in FY24, representing a 4.4x increase in investment, which can lead to substantial net new revenue in future quarters for the business in FY25.

Growth acceleration within FY24 and FY25 is in-line with median performance for early-stage venture-backed startups.

•

Top-quartile venture-backed performance typically sees growth of 7 times (700%) in annualized revenue growth year-over-year within the first year following reaching $1 million in ARR and typically scale to $50 million in less than four years. Our assumptions over two years fall well below these levels, but also assume Banzai can grow rapidly with additional investment.

Banzai is successful in its migration to larger small and mid-size business (“SMB”) and MM customers and new business will be driven from increased sales and marketing spend and increasing ACV.

•

As Banzai continues to build out a sales team, it can close larger sales-led deals within the SMB and Mid-Market sectors. ARR per single SMB / Mid-Market deal is approximately $21,000 for startups between $1 million and $10 million in ARR, on a median basis. For companies with ARR between $10 million to $20 million, average ARR per closed deal increases 233% to $70,000. Banzai typically captures approximately, on average, $1,000 in ARR from a customer, which supports the view that Banzai is still in early development of leveraging sales-first sales practices to employ and close larger deals with customers.

•

For businesses that have less than $10 million in ARR, new company logos reflect over 74% of total new annualized revenue. For businesses that have between $10 million to $25 million, it reflects over 66% of new business. This demonstrates that “new” customer business will likely be the largest driver for Banzai to grow over the next two years.

On a cost efficiency basis, Banzai outperforms startup peers, providing them with a strong background in investing in growth efficiently.

•

The spend to revenue ratio (defined as total costs equivalent to total COGS plus operating expenses divided by revenue) on average for startups with quarterly revenue at around $10 million sits at 2.5x. Analyzing Banzai from Q1 2019 through Q4 2022, Banzai, on average, maintained spend to burn ratio is approximately 2.2x.

•

For companies between $1 million and $25 million in ARR, capital consumption ratio is approximately 0.34x, on a median basis. Banzai raised $6.2 million Series A financing round in December 2020, which represents Banzai’s only primary financing round. In FY21, Banzai maintained a capital consumption ratio (defined as ARR divided by cumulative cash consumed) of 0.85x, on average, in each quarter. The Transactions will provide Banzai new primary capital to effectively drive into revenue similarly in FY24 and FY25.

•

Banzai outperforms similar sized start-ups on an FTE productivity (defined as ARR divided by total FTEs) and FTE efficiency basis (defined as total operation expenses divided by FTEs), two of the most robust measurements of overall growth & efficiency.

•	Banzai’s FTE productivity at the end of FY21 and FY22 was $245,578 and $551,375, respectively. This is well above median ranges for similar-sized start-ups.

•

Banzai’s FTE efficiency continues to be below median FTE productivity levels with similar start-ups, which reflects an opportunity to invest in the FTE team more aggressively for the business in future quarters.

•

On average, sales and marketing FTEs for startups with ARR between $10 million to $25 million have 139 FTEs and 71 of those employees work with sales & marketing. Banzai, as of June 2023, has 15 total FTEs and only six sales & marketing team members.

On an inorganic basis

While Banzai has an articulated pipeline of acquisitions that are either in the diligence process or have signaled interest in combining with Banzai, the financial projections do not include any further acquisitions or business combinations by Banzai.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR BANZAI, 7GC, AND NEW BANZAI UNDERTAKE NO OBLIGATIONS AND EXPRESSLY DISCLAIM ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE. NONE OF BANZAI, 7GC, NEW BANZAI, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS, OR OTHER REPRESENTATIVES HAS

MADE OR MAKES ANY REPRESENTATION TO ANY EQUITYHOLDER OF BANZAI, 7GC STOCKHOLDER, NEW BANZAI STOCKHOLDER, OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE FINANCIAL PROJECTIONS OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

The financial projections included in this document has been prepared by, and are the responsibility of, Banzai management. WithumSmith+Brown, PC, the independent registered public accounting firm of 7GC, and Marcum LLP, the independent registered public accounting firm of Banzai, have not audited, reviewed, examined, compiled, or applied agreed-upon procedures with respect to the accompanying financial projections and, accordingly, WithumSmith+Brown, PC and Marcum LLP expresses no opinion or any other form of assurance with respect thereto.

The key elements of the Updated Projections provided by Banzai’s management team to 7GC are summarized in the tables below. The financial projections assume the consummation of the Business Combination. Banzai’s ability to achieve these financial projections will depend upon a number of factors outside of its control and include significant business, economic, environmental, legal, regulatory, and competitive uncertainties and contingencies.

							Y-o-Y			Y-o-Y%
Banzai International Inc.	2023F			2024F			2024F			2024F
Revenue		$5,233.0	K		$7,400.4	K		$2,167.3	K	41.4%
COGS		$1,581.1	K		$1,978.8	K		$397.7	K	25.2%

Gross Profit		$3,651.9	K		$5,421.6	K		$1,769.6	K	48.5%
Gross Margin %		70%			73%			3%
OPEX		$8,428.6	K		$14,200.5	K		$5,771.9	K	68.5%

EBITDA (adjusted)	-$	4,776.7	K	-$	8,778.9	K	-$	4,002.2	K	83.8%
EBITDA Margin %		-91%			-119%			-27%
Transaction costs		$3,510.7	K		$0.0	K	-$	3,510.7	K	-100.0%

EBITDA	-$	8,287.4	K	-$	8,778.9	K	-$	491.6	K	5.9%
EBITDA Margin %		-158%			-119%			40%

Opinion of Houlihan Capital, LLC

Introduction

7GC retained Houlihan Capital to act as its financial advisor in connection with the Business Combination. 7GC selected Houlihan Capital to act as its financial advisor based on Houlihan Capital’s qualifications, expertise and reputation, and its knowledge of, and involvement in, recent transactions in the industry in which Banzai operates. On August 2, 2023, Houlihan Capital rendered its oral opinion to the 7GC Board (which was reaffirmed by delivery of Houlihan Capital’s written opinion on August 2, 2023), and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Houlihan Capital, as set forth in Houlihan Capital’s written opinion, (i) the consideration to be issued, paid or exchanged to stockholders of 7GC in the Business Combination is fair from a financial point of view to the securityholders of 7GC and (ii) the Business Combination is fair, from a financial point of view, to the stockholders of 7GC that are unaffiliated with the Sponsor.

The full text of the written opinion of Houlihan Capital delivered to the 7GC Board, dated August 2, 2023, is attached as Annex J and incorporated by reference into this proxy statement/prospectus in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Houlihan Capital in rendering its opinion. All stockholders of 7GC are urged to, and should, read the opinion carefully and in its entirety. Houlihan Capital’s opinion was directed to the 7GC Board and addressed only the fairness of (i) the consideration to be issued, paid or exchanged to stockholders of 7GC in the Business Combination from a financial point of view and (ii) the Business Combination to the securityholders of 7GC that are unaffiliated with the Sponsor, in each case, as of the date of the opinion. Houlihan Capital’s opinion did not address any other aspect or implications of the Business Combination and does not constitute an opinion, advice or recommendation as to how any stockholder of 7GC should vote at the Special Meeting. In addition, Houlihan Capital’s opinion did not in any manner address the prices at which the 7GC Class A Common Stock would trade following the consummation of the Business Combination or at any time. The summary of Houlihan Capital’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Houlihan Capital’s written opinion attached as Annex J hereto.

For purposes of rendering its opinion, Houlihan Capital, among other things:

•

Held discussions with certain members of 7GC’s management team (“7GC Management”) and Banzai management team (“Banzai Management”) regarding the Business Combination, the historical performance and financial projections of Banzai, and the future outlook of Banzai;

•	Reviewed information provided by 7GC and Banzai including, but not limited to the:

•	Annual financial statements for Banzai for the fiscal year ended December 31, 2022;

•	Projected financial statements for Banzai for the fiscal years ended December 31, 2023 through 2025;

•	Non-binding executed term sheet, dated August 16, 2022;

•	Presentation of Banzai Management, dated September 2022;

•	Draft of the Amendment, dated July 25, 2023;

•	Capitalization table pro forma for the Business Combination;

•

Reviewed the industry in which Banzai operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies, and (iii) certain mergers and acquisitions of comparable businesses;

•	Developed indications of value for Banzai using generally accepted valuation methodologies; and

•	Reviewed certain other relevant, publicly available information, including economic, industry, and Banzai specific information.

In addition, Houlihan Capital had discussions with Banzai Management and Banzai’s advisors concerning the material terms of the Business Combination and Banzai’s business and operations, assets, present condition and future prospects, and undertook such other studies, analyses and investigations as Houlihan Capital deemed relevant, necessary or appropriate.

In rendering the opinion, Houlihan Capital relied upon and assumed, without independent verification, the accuracy, completeness, and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by Houlihan Capital. Houlihan Capital further relied upon the assurances and representations from 7GC Management that they were unaware of any facts that would make the information provided to Houlihan Capital to be incomplete or misleading in any material respect for the purposes of Houlihan Capital rendering the opinion. Houlihan Capital did not assume responsibility for any independent verification of this information, nor did it assume any obligation to verify this information. Nothing came to Houlihan Capital’s attention in the course of the engagement which would lead Houlihan Capital to believe that (i) any information provided to Houlihan Capital or assumptions made by Houlihan Capital were insufficient or inaccurate in any material respect or (ii) it was unreasonable for Houlihan to use and rely upon such information or make such assumptions. For the avoidance of doubt, 7GC Management directed Houlihan Capital to rely on certain forecasted financial information (the “Forecast”) in preparation of the opinion, namely the financial forecast regarding the CY 2025 revenue expectation for Banzai of $25,000,000. The Forecast represented 7GC Management’s good faith assessment of 7GC’s future performance pro forma for closing of the Business Combination, and 7GC Management had a reasonable basis for such an assessment. Houlihan Capital had no role whatsoever in the preparation of the Forecast, nor was Houlihan Capital asked to provide an outside “reasonableness review” of the Forecast. Further, 7GC did not engage Houlihan Capital to audit or otherwise validate any of the Forecast’s underlying inputs and assumptions. Houlihan Capital provided a revised board presentation deck titled “2023, 08, 2 – 7GC Acquisition – Fairness Opinion Presentation – REVISED – 8.4.23 (1)” to 7GC Management via email on August 4, 2023. After review of this draft document (including slide 27), 7GC Management found that Houlihan Capital summarized and presented the Forecast accurately.

In arriving at the opinion, Houlihan Capital did not make any an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Banzai, nor was Houlihan Capital furnished with any such evaluations or appraisals, other than the unaudited financial statements of Banzai. The opinion, which is attached as Annex J hereto, is therefore necessarily based upon financial, market, economic, and other conditions, and circumstances as they exist and have been disclosed, and can be evaluated, as of August 1, 2023 without independent verification. Houlihan Capital was not requested to opine as to, and the Opinion does not address, the tax, accounting, or legal consequences of the Business Combination to either 7GC, its security holders, or any other party. Houlihan Capital relied as to all legal, tax and accounting matters on advice of 7GC Management and its third-party legal, tax and accounting advisors. Houlihan Capital understood and assumed that 7GC has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, and other professionals.

The following is a summary of the material financial and comparative analyses that Houlihan Capital deemed to be appropriate for the Business Combination that were reviewed with the 7GC Board in connection with delivering Houlihan Capital’s opinion. The summary of Houlihan Capital’s financial analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.

Summary of Financial Analyses

In assessing whether the consideration to be issued, paid, or exchanged to stockholders of 7GC in the Business Combination was fair from a financial point of view to the stockholders of 7GC and whether the Business Combination was fair from a financial point of view to the securityholders of 7GC that are unaffiliated with the Sponsor, Houlihan Capital compared the price per share at which the unaffiliated security holders may redeem their shares against the fair market value per share pro forma for the Business Combination calculated by Houlihan Capital. After considering the primary approaches that are traditionally used to appraise a business, as well as commonly used techniques and methods available under each approach, Houlihan Capital decided based on an assessment of company-specific factors and available market data to rely solely upon the guideline public company analysis under the market approach in estimating the value range for the fair market value per share of 7GC Class A Common Stock pro forma for the Business Combination. Houlihan Capital noted the contemplated consideration to be issued, paid, or exchanged was within the estimated value range.

Guideline Public Company Analysis

Houlihan Capital searched the universe of publicly traded companies for companies with operations that are similar to Banzai and identified 12 reasonably similar public companies. In selecting guideline public companies, Houlihan Capital searched for companies with similar business operations, size, prospects for growth, profitability, and risk. Among other things, Banzai’s business model, product lines, geography, market position, and growth profile make it unique such that there are no perfectly comparable public companies. The guideline public company peer group relied upon by Houlihan Capital therefore includes companies that individually exhibit some of the traits of Banzai and collectively encapsulate most of the factors that make Banzai unique. The guideline public company peer group relied upon by Houlihan Capital is presented in the table below.

Ticker	Name	Industry
NasdaqGS:TEAM	Atlassian Corporation	Application Software
NYSE:BILL	BILL Holdings, Inc.	Application Software
NasdaqGS:BRZE	Braze, Inc.	Application Software
NasdaqGS:DDOG	Datadog, Inc.	Application Software
NYSE:DV	DoubleVerify Holdings, Inc.	Application Software
NasdaqGS:GTLB	GitLab Inc.	Systems Software
NYSE:HUBS	HubSpot, Inc.	Application Software
NasdaqGS:KLTR	Kaltura, Inc.	Application Software
NYSE:SHOP	Shopify Inc.	Internet Services and Infrastructure
NasdaqCM:SPT	Sprout Social, Inc.	Application Software
NasdaqGS:ZI	ZoomInfo Technologies Inc.	Interactive Media and Services
NasdaqGS:ZS	Zscaler, Inc.	Application Software

The guideline public companies used by Houlihan Capital were those that in Houlihan Capital’s determination most closely resembled Banzai in terms of operating and risk characteristics as of the date of Houlihan Capital’s analysis. It was not possible to identify guideline public companies with characteristics identical to Banzai. Banzai’s primary competitors are all either privately held companies or operate as divisions of larger, more diversified organizations for which no market value has been established for the specific division that competes with Banzai. As a result, it was not possible to use such direct competitors as a basis for a comparable company analysis to determine an indicated market value for Banzai. Therefore, Houlihan Capital identified other guideline public companies that are broadly similar to Banzai, but, again, cannot be considered identical to Banzai. Houlihan Capital notes that this is common practice in the professional valuation industry and is considered a generally accepted valuation methodology, since exactly comparable public companies can rarely be identified.

The selection of a valuation multiple is largely a qualitative exercise that is informed by quantitative measures. In selecting the multiples to apply to Banzai, Houlihan Capital reviewed the growth expectations, risk, and margins (as captured by EBITDA margin) of Banzai and the guideline public companies. Based on this information and other factors, Houlihan Capital used professional judgment to select multiples that reflect the relative comparability of Banzai to the guideline public companies. Houlihan Capital considered applying multiples of Banzai’s revenues, EBITDA, net income, and book value; however, based on Banzai’s and the peer group’s business model and Banzai’s negative profit margins, Houlihan Capital concluded that multiples of revenue were the most applicable in this instance. In valuing Banzai, Houlihan Capital applied multiples of fiscal year (“FY”) 2025 revenue considering that Banzai is expected to reach profitability on a fiscal year basis in 2025.

Houlihan Capital calculated multiples of enterprise value (“EV”) divided by forecasted FY2025 Revenue as provided by Banzai Management and 7GC Management. Houlihan Capital applied the multiples to the following metrics of Banzai, respectively:

•	Forecasted FY2025 Revenue per unaudited financial statements for Banzai.

The valuation multiples, as of August 1, 2023, observed within Houlihan Capital’s guideline public company analysis are summarized in the following table:

Banzai

Guideline Public Company Analysis – Valuation Multiples as of August 1, 2023 – FY 2025

Ticker	Company Name	EV/Revenue
NasdaqGS:TEAM	Atlassian Corporation	8.13x
NYSE:BILL	BILL Holdings, Inc.	6.91x
NasdaqGS:BRZE	Braze, Inc.	5.82x
NasdaqGS:DDOG	Datadog, Inc.	10.05x
NYSE:DV	DoubleVerify Holdings, Inc.	6.75x
NasdaqGS:GTLB	GitLab Inc.	7.25x
NYSE:HUBS	HubSpot, Inc.	8.79x
NasdaqGS:KLTR	Kaltura, Inc.	1.34x
NYSE:SHOP	Shopify Inc.	8.59x
NasdaqCM:SPT	Sprout Social, Inc.	5.23x
NasdaqGS:ZI	ZoomInfo Technologies Inc.	5.14x
NasdaqGS:ZS	Zscaler, Inc.	7.81x

	Max	10.05x
	75th Percentile	8.24x
	Mean	6.82x
	Median	7.08x
	25th Percentile	5.67x
	Min	1.34x

In general, Banzai compares favorably to the guideline public companies with regard to (i) revenue growth (as Banzai is projected to grow at a rate of 237.8% between FY2024 and FY2025) and (ii) profit margin (considering Banzai is projected to achieve a gross profit margin of nearly 75% with EBITDA margins expected to be near the maximum of the comparable companies for FY2024 once Banzai achieves profitability). However, Banzai compares unfavorably on a size basis, and Banzai is expected to be the smallest of the guideline public companies in the projected years. Certain factors suggest that Banzai would trade at a premium to the guideline public companies, and other factors indicate it would trade at a discount. Ultimately, Houlihan Capital placed significant weight on the projected growth of Banzai and applied a FY2025 Revenue multiple around the 57th percentile of the guideline public companies and a FY2025 Revenue around the 67th percentile of the guideline public companies.

In its guideline public company analysis for Banzai, Houlihan Capital applied multiples of EV to FY2025 Revenue. Based on the public company trading data and the considerations noted above, Houlihan Capital concluded that reasonable valuation multiples to estimate a going-concern value for Banzai would approximate a range between the median and 67th percentile multiples as indicated by the guideline public company peer group identified. As a result, Houlihan Capital selected the following multiples to apply to its guideline public company analysis:

	EV / Revenue	EV / Revenue
Selected Multiple	7.0x	8.0x

Houlihan Capital calculated the product of Banzai’s respective selected multiples stated above to determine a range of indicated enterprise values for Banzai. It is common and generally accepted practice for financial advisors to develop a range of indicated values in this manner to account for the fact that it is difficult, if not impossible, to place an exact value on a company. The range of indicated fair values for Banzai resulting from Houlihan Capital’s guideline public company analysis are presented in the following table:

Indicated Fair Market Value of Enterprise Range (rounded) (thousands)
Low	High
$175,000.00	$200,000.00

Please be advised that none of the guideline public companies identified and included within Houlihan Capital’s analysis have characteristics identical to Banzai. An analysis of guideline public companies is not purely mathematical; rather it involves complex considerations and professional judgments concerning differences in financial and operating characteristics between those of Banzai and the guideline public companies analyzed, as well as other internal and external factors that could affect the public trading prices of the guideline public companies and, therefore, the implied valuation multiples derived from such.

Houlihan Capital believes that this valuation methodology produced a range of indicated fair market values for the equity of Banzai that supports its overall conclusion within the broader context of its entire analysis.

In summary, utilizing a reasonable range of the valuation multiples indicated by the guideline public companies identified (as adjusted for comparability between Banzai and the guideline public companies), Houlihan Capital calculated a range of indicated fair market values for Banzai. A summary of the results of Houlihan Capital’s guideline public company analysis is as follows:

Indicated Fair Market Value of Equity Range, net of Warrants (rounded) (thousands)
Low	High
$225,305.00	$248,461.00

To determine the indicated fair market value of the surviving entity’s equity pro forma for the Business Combination, Houlihan Capital started with the implied enterprise value of Banzai (calculated in accordance with the analysis described above), subtracted projected pro forma debt of the combined company of $7,200,000 (per estimates provided by Banzai Management), subtracted projected transaction expenses related to the Business Combination of $3,000,000, added the cash expected to be raised from various funding sources (including an assumed (i) equity raise at or prior to consummation of the Business Combination of $20,000,000, (ii) bridge funding at or prior to consummation of the Business Combination of $5,000,000, (iii) funding under the GEM Agreement at or following consummation of the Business Combination of $40,000,000, and projected cash from the Trust Account of $7,500,000 (assuming 79% of 7GC’s public stockholders exercise their redemption rights in connection with the Business Combination)) and projected cash retained on the balance sheet of $1,300,000 (per estimates provided by Banzai Management), and subtracted Houlihan Capital’s calculated value of the 7GC Public Warrants and GEM warrant (assuming issued upon funding under the GEM Agreement in accordance with its terms).

Houlihan Capital calculated an equity value range for the surviving entity between approximately $9.63 per share and $10.61 per share.

The fairness opinion was reviewed and unanimously approved by Houlihan Capital’s fairness opinion committee.

Interests of 7GC’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the 7GC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor Persons, including 7GC’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of 7GC’s stockholders generally. These interests include, among other things, the interests listed below:

•

In September 2020, the Sponsor purchased 5,031,250 founder shares for an aggregate purchase price of $25,000, or approximately $0.005 per share. On December 1, 2020, the Sponsor transferred 25,000 founder shares to each of Courtney Robinson, Tripp Jones, Kent Schofield, and Patrick Eggen, each of whom serve on the 7GC Board. In December 2020, 7GC effected a stock dividend of approximately 0.143 shares for each share of 7GC Class B Common Stock outstanding, resulting in an aggregate of 5,750,000 founder shares outstanding. The independent directors then retransferred an aggregate of 14,286 shares back to the Sponsor. If 7GC does not consummate a business combination by December 28, 2023 (or if such date is extended at a duly called special meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding shares of 7GC Class A Common Stock for cash and, subject to the approval of its remaining stockholders and the 7GC Board, dissolving and liquidating, subject in each case to its obligations under the DGCL to provide for the claims of creditors and the requirements of other applicable law. In such event, the 100,000 shares of 7GC Class B Common Stock collectively owned by the four directors (Courtney Robinson, Tripp Jones, Kent Schofield, and Patrick Eggen) would be worthless because following the redemption of the shares of 7GC Class A Common Stock, 7GC would likely have few, if any, net assets and because the Sponsor and 7GC’s directors and officers have agreed to waive their respective rights to liquidating dissolutions from the Trust Account in respect of any shares of 7GC Class B Common Stock held by them, if 7GC fails to complete a business combination within the required period.

•

Simultaneously with the consummation of the IPO, 7GC completed the Private Placement of 7,350,000 7GC Private Placement Warrants at a purchase price of $1.00 per 7GC Private Placement Warrant, to the Sponsor, generating gross proceeds to 7GC of $7,350,000. If 7GC does not consummate a business combination by December 28, 2023 (or if such date is extended at a duly called special meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding shares of 7GC Class A Common Stock for cash and, subject to the approval of its remaining stockholders and the 7GC Board, dissolving and liquidating, subject in each case to its obligations under the DGCL to provide for the claims of creditors and the requirements of other applicable law. In such event, the 5,650,000 shares of 7GC Class B Common Stock owned by the Sponsor would be worthless because following the redemption of the shares of 7GC Class A Common Stock, 7GC would likely have few, if any, net assets and because the Sponsor has agreed to waive its rights to liquidating dissolutions from the Trust Account in respect of any shares of 7GC Common Stock held by it, if 7GC fails to complete a business combination within the required period. Additionally, in such event, the 7,350,000 7GC Private Placement Warrants purchased by the Sponsor simultaneously with the consummation of the IPO for an aggregate purchase price of $7,350,000 will also expire worthless. Certain of 7GC’s directors and officers, including Jack Leeney, Thomas D. Hennessy, and M. Joseph Beck, also have a direct or indirect economic interest in such 7GC Private Placement Warrants and the 5,650,000 shares of 7GC Class B Common Stock owned by the Sponsor. The 7GC Private Placement Warrants will be surrendered, cancelled, and retired as of immediately prior to the First Effective Time pursuant to the Sponsor Forfeiture Agreement.

•

If 7GC is unable to complete a business combination within the required time period, the aggregate dollar amount of non-reimbursable funds the Sponsor and its affiliates, including Jack Leeney, Thomas D. Hennessy, and M. Joseph Beck, have at risk that depends on completion of a business combination is $   , comprised of (a) $25,000 representing the aggregate purchase price paid for the shares of 7GC Class B Common Stock, (b) $7,350,000 representing the aggregate purchase price paid for the 7GC Private Placement Warrants, (c) $    of unpaid expenses incurred by the Sponsor and 7GC’s officers and directors and their affiliates in connection with the administrative services agreement as of the date hereof and (d) $    representing amounts owed under the Promissory Notes.

•

The New Banzai Class A Shares into which the 5,650,000 shares of 7GC Class B Common Stock (396,500 of which are subject to forfeiture at closing of an initial business combination of 7GC pursuant to the Non-Redemption Agreements) held by the Sponsor and the 100,000 New Banzai Class A Shares into which the 100,000 shares of 7GC Class B Common Stock collectively held by the independent directors will automatically convert in connection with the Business Combination, if unrestricted and freely tradeable, would have had an aggregate market value of $    and $   , respectively, based upon the closing price of $    per share of 7GC Class A Common Stock on Nasdaq on    , 2023, the most recent practicable date prior to the date of this proxy statement/prospectus.

•

7GC’s executive officers and directors, or any of their respective affiliates, including the Sponsor and other entities affiliated with 7GC and the Sponsor, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on 7GC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations (including the Business Combination).

•

In the event of the liquidation of the Trust Account upon failure of 7GC to consummate its initial business combination within the time period set forth in the Existing Charter, the Sponsor has agreed to indemnify and hold harmless 7GC against any and all loss, liability, claim, damage, and expense whatsoever (including but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing, or defending against any litigation, whether pending or threatened) to which 7GC may become subject as a result of any claim by (i) any third party for services rendered or products sold to 7GC, or (ii) any prospective target business with which 7GC has entered into a written letter of intent, confidentiality, or other similar agreement or business combination agreement; provided, however, that such indemnification of 7GC by the indemnitor shall (x) apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, in each case, net of the interest that may be withdrawn to pay 7GC’s tax obligations, provided that such liability will (y) not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account and (z) not apply to any claims under 7GC’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

•

As a result of the low initial purchase price (consisting of $25,000 for the 5,750,000 shares of 7GC Class B Common Stock, or approximately $0.003 per share), the Sponsor, its affiliates, and 7GC’s management team and advisors stand to earn a positive rate of return or profit on their investment, even if other stockholders, such as holders of shares of 7GC Class A Common Stock, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus, the Sponsor, our officers and directors, and their respective affiliates may have more of an economic incentive to enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing, or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their shares of 7GC Class B Common Stock, rather than liquidate if we fail to complete our initial business combination by December 28, 2023.

•

The Sponsor has advanced funds to 7GC for working capital purposes. These outstanding advances have been documented in the Promissory Notes, pursuant to which 7GC may borrow up to $2,300,000 from the Sponsor under the 2022 Promissory Note and up to $500,000 from the Sponsor under the 2023 Promissory Note. Up to $500,000 of the 2022 Promissory Note and all $500,000 of the 2023 Promissory Note may be drawn and used for working capital purposes and up to $1,800,000 of the 2022 Promissory Note may be drawn and used to finance deposits to the Trust Account in connection with the solicitation of approval of the stockholders of 7GC to extend the deadline for 7GC to consummate an initial business combination. 7GC borrowed $1,300,000 under the 2022 Promissory Note on December 21, 2022, $900,000 of which was an Extension Drawdown and $400,000 of which was a Working Capital Drawdown. On February 9, 2023, 7GC borrowed an additional $177,500 under the 2022 Promissory Note which was a Working Capital Drawdown. As of March 31, 2023, there was $377,500 outstanding as a Working Capital Drawdown under the 2022 Promissory Note and $900,000 outstanding as an Extension Drawdown. In connection with the Second Extension, on each of April 12, May 9, and June 13, 2023, 7GC borrowed $300,000 under the 2022 Promissory Note as an Extension Drawdown and deposited such amounts in the Trust Account. On July 3, 2023, 7GC borrowed $122,500 under the 2022 Promissory Note as a Working Capital Drawdown. As a result, the 2022 Promissory Note has been drawn in full and there is $1,800,000 outstanding as an Extension Drawdown and $500,000 outstanding as a Working Capital Drawdown under the 2022 Promissory Note as of the date of this proxy statement/prospectus. 7GC borrowed $250,000 under the 2023 Promissory Note on October 6, 2023, and, as a result, $250,000 is outstanding under the 2023 Promissory Note as of the date of this proxy statement/prospectus. The Promissory Notes are non-interest bearing, unsecured, and due and payable in full upon the earlier of the date 7GC consummates its initial business combination or the date 7GC liquidates the Trust Account upon the failure to consummate an initial business combination within the time period set forth in the Existing Charter. If 7GC does not complete its initial business combination within the required period, it may use a portion of its working capital held outside the Trust Account to repay such advances and any other working capital advances made to 7GC, but no proceeds held in the Trust Account would be used to repay such advances and any other working capital advances made to 7GC, and such related party many not be able to recover the value it has loaned to 7GC and any other working capital advances it may make.

•

Pursuant to the A&R Registration Rights Agreement, the Sponsor and certain related parties will have customary registration rights, including piggy-back registration rights, subject to cooperation and cut-back provisions with respect to the shares of New Banzai Common Stock and New Banzai Warrants held by such parties following the consummation of the Business Combination. See the section titled “Certain Relationships and Related Person Transactions — 7GC.”

•	Jack Leeney, 7GC’s Chief Executive Officer, President, and Chairman of the 7GC Board, is anticipated to continue as a director of New Banzai.

The Sponsor (including its representatives and affiliates) and 7GC’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to 7GC. The Sponsor and 7GC’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to 7GC completing its initial business combination. Moreover, certain of 7GC’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. 7GC’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to 7GC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in 7GC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to 7GC, subject to applicable fiduciary duties under Delaware law. 7GC’s Existing Charter provides that 7GC renounces its interest in any corporate opportunity offered to any director or officer of 7GC unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of 7GC and (i) it is an opportunity that 7GC is legally and contractually permitted to undertake and is reasonable for 7GC to pursue, and (ii) the director or officer is permitted to refer such opportunity to 7GC without violating any other legal obligation. This provision in 7GC’s Existing Charter may present a conflict of interest in the event that a director or officer of 7GC is offered a corporate opportunity in a capacity other than his or her capacity as a director or officer of 7GC that is suitable for 7GC. 7GC does not believe that such potential conflict of interest impacted 7GC’s search for a business combination target.

7GC’s existing directors and officers will be eligible for continued indemnification and continued coverage under 7GC’s directors’ and officers’ liability insurance after the Mergers and pursuant to the Merger Agreement.

Unlike some other blank check companies in which the initial stockholders agree to vote their shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor Persons have agreed to, among other things, vote in favor of any proposed business combination and to waive their redemption rights in connection with such stockholder approval. The Sponsor has also agreed to, among other things, vote in favor of the Business Combination Proposal and the transactions contemplated thereby, including the other Condition Precedent Proposals. As of the date of this proxy statement/prospectus, the Sponsor Persons, collectively, own approximately 5,750,000 (or    %) of the issued and outstanding shares of 7GC Common Stock (5,650,000 of which are held by the Sponsor (396,500 of which are subject to forfeiture at closing of an initial business combination of 7GC pursuant to the Non-Redemption Agreements), and 100,000 of which, in the aggregate, are held by the independent directors).

The Sponsor and 7GC’s directors, officers, advisors, or their respective affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. However, they have no current commitments, plans, or intentions to engage in any such transactions and have not formulated any terms or conditions for any such transactions.

None of the funds in the Trust Account will be used to purchase shares or warrants in such transactions. If any such persons engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act or other federal securities laws. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of 7GC’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the Sponsor or 7GC’s directors, officers, advisors, or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

The purpose of such purchases would be to (i) ensure that such shares would not be redeemed in connection with the initial business combination, (ii) ensure that 7GC’s net tangible assets are at least $5,000,001, where it appears that such requirement would otherwise not be met, (iii) reduce the number of warrants outstanding, or (iv) vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of shares of 7GC Class A Common Stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor and 7GC’s officers, directors, and/or their affiliates anticipate that they may identify the stockholders with whom the Sponsor or 7GC’s officers, directors, or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders (in the case of shares of 7GC Class A Common Stock) following our mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or 7GC’s officers, directors, advisors, or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination Proposal but only if such shares have not already been voted at the Special Meeting. The Sponsor and 7GC’s officers, directors, advisors, or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

To the extent that the Sponsor or 7GC’s officers, directors, advisors, or their affiliates enter into any such private purchase, prior to the Special Meeting, 7GC will file a current report on Form 8-K to disclose (1) the amount of securities purchased in any such purchases, along with the purchase price; (2) the purpose of any such purchases; (3) the impact, if any, of any such purchases on the likelihood that the business combination transaction will be approved; (4) the identities or the nature of the security holders (e.g., 5% security holders)

who sold their securities in any such purchases; and (5) the number of securities for which 7GC has received redemption requests pursuant to its stockholders’ redemption rights in connection with the Business Combination.

Any purchases by the Sponsor or 7GC’s officers, directors, and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and 7GC’s officers, directors, and/or their affiliates will not make purchases of shares of 7GC Class A Common Stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Board of Directors Following the Business Combination

Following the completion of the Business Combination, the New Banzai Board will consist of Joseph Davy, Jack Leeney,    ,    ,    ,     and    . See the section titled “Management of New Banzai After the Business Combination” for more information.

Redemption Rights

Pursuant to the Existing Charter, a holder of public shares originally sold as part of the units issued in 7GC’s initial public offering may request of 7GC that 7GC redeem all or a portion of its public shares for cash, out of funds legally available therefor, if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through 7GC Units, elect to separate your 7GC Units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, in which you (a) request that 7GC redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on    , 2023 (two business days before the Special Meeting) in order for their public shares to be redeemed.

The redemption rights include the requirement that a public stockholder must identify itself in writing as a beneficial holder and provide its legal name, phone number, and address to Continental in order to validly redeem its shares. Holders of public shares may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares submitted for redemption will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a holder of public shares properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, 7GC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of     , 2023, this would have amounted to approximately $    per issued and outstanding public share. If a holder of public shares exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own shares of 7GC Class A Common Stock.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any request for redemption, once made by a holder of public shares, may not be withdrawn once submitted to 7GC unless the 7GC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). If you submit a redemption request to Continental and later decide prior to the Special Meeting not to elect redemption, you may request to withdraw the redemption request. You may make such request by contacting Continental at the phone number or address listed in the section titled “Questions and answers — Q: Who can help answer my questions?”

Any corrected or changed written exercise of redemption rights must be received by Continental prior to the vote taken on the Business Combination Proposal at the Special Meeting. No request for redemption will be honored unless the holder’s public share certificates (if any) and other redemption forms have been delivered to Continental physically or electronically through DTC at least two business days prior to the vote at the Special Meeting.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without the prior consent of 7GC.

Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash without the prior consent of 7GC.

The Sponsor Persons have agreed to, among other things, vote in favor of any proposed business combination and to waive their redemption rights in connection with such stockholder approval. The Sponsor has also agreed to, among other things, vote in favor of the Business Combination Proposal and the transactions contemplated thereby, including the other Condition Precedent Proposals. The 7GC Common Stock held by the Sponsor Persons will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor Persons, collectively, own approximately 5,750,000 (or    %) of the issued and outstanding shares of 7GC Common Stock (5,650,000 of which are held by the Sponsor (396,500 of which are subject to forfeiture at closing of an initial business combination of 7GC pursuant to the Non-Redemption Agreements), and 100,000 of which, in the aggregate, are held by the independent directors).

The closing price of the shares of 7GC Class A Common Stock on     , 2023 was $   . For illustrative purposes, as of    , 2023, funds in the Trust Account plus accrued interest thereon not previously released to 7GC to pay its taxes totaled approximately $    or approximately $    per issued and outstanding share of 7GC Class A Common Stock.

Prior to exercising redemption rights, public stockholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. 7GC cannot assure its stockholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

Satisfaction of 80% Test

It is a requirement under the Nasdaq listing requirements that any business acquired by 7GC have a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in, and taxes payable on income earned on, in the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. Based on a valuation of the combined company resulting from the Business Combination at a pro forma enterprise value of approximately $100,000,000, based on review of the financial information provided by Banzai management, including the Updated Projections, and Houlihan Capital’s written opinion and board presentation (see “Projected Financial Information,” “The 7GC Board’s Reasons for the Approval of the Business Combination,” and “Opinion of Houlihan Capital, LLC”), compared to the approximately $35.32 million in the Trust Account at the time of the signing of the Amendment (net of approximately $8,050,000 of deferred underwriting discount), the 7GC Board determined that this requirement was met. The 7GC Board determined that the terms of the Business Combination, which were negotiated at arms-length, were advisable and in the best interests of 7GC and its stockholders.

Ownership of New Banzai Following the Business Combination

As of the date of this proxy statement/prospectus, there are (i)     shares of 7GC Common Stock issued and outstanding, consisting of the 5,650,000 founder shares held by the Sponsor (396,500 of which are subject to forfeiture at closing of an initial business combination of 7GC pursuant to the Non-Redemption Agreements), the 100,000 founder shares in the aggregate held by the four independent directors of 7GC, and 3,329,638 shares of 7GC Class A Common Stock, and (ii) 18,850,000 7GC Warrants issued and outstanding, consisting of the 7,350,000 7GC Private Placement Warrants held by the Sponsor, which will be surrendered, cancelled, and retired immediately prior to the First Effective Time pursuant to the Sponsor Forfeiture Agreement, and 11,500,000 7GC Public Warrants. Each whole warrant entitles the holder thereof to purchase one share of 7GC Class A Common Stock at $11.50 per share and, following the Second Merger, will entitle the holder thereof to purchase one New Banzai Class A Share at $11.50 per share. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), 7GC’s fully diluted share capital would be 27,929,638 common stock equivalents.

Upon completion of the Business Combination, we anticipate that: (1) shares issued to the Banzai Management Stockholders will represent an ownership interest of 8.0% of the fully diluted New Banzai Common Stock, (2) shares issued to the Existing Banzai Securityholders (including those issued to holders of SAFE Rights and issuable upon conversion of the Subordinated Convertible Notes at the First Effective Time) other than the Banzai Management Stockholders will represent an ownership interest of 20.1% of the fully diluted New Banzai Common Stock, (3) shares held by 7GC public stockholders will represent an ownership interest of 10.8% of the fully diluted New Banzai Common Stock, (4) shares held by the Sponsor Persons will represent an ownership interest of 14.8% of the fully diluted New Banzai Common Stock (which does assume the forfeiture of Sponsor’s 7GC Private Placement Warrants, the Sponsor’s forfeiture of 396,500 founder shares pursuant to the Non-Redemption Agreements, and transfer of 100,000 founder shares to Cohen at Closing pursuant to the Cohen Engagement Letter), (5) New Award Grants will represent an ownership interest of 0% of the fully diluted New Banzai Common Stock upon full vesting and/or exercise thereof, (6) shares issued pursuant to the GEM Warrant issued in connection with funding under the GEM Agreement will represent an ownership interest of 2.7% of the fully diluted New Banzai Common Stock, (7) shares issued in connection with funding under the GEM Agreement will represent an ownership interest of 11.3% of the fully diluted New Banzai Common Stock, and (8) 7GC Public Warrants will represent an ownership interest of 32.4% of the fully diluted New Banzai Common Stock upon exercise thereof. These ownership interest levels are based on Banzai’s capitalization as of June 30, 2023 and assume (i) no additional issuance of Banzai equity, (ii) the Closing occurs on October 31, 2023, (iii) funding of $40,000,000 and issuance, along with the GEM Warrant, of 4,000,000 shares of Banzai Common Stock at a purchase price of $10 per share under the GEM Agreement at Closing, and (iv) except for the public stockholders that exercised their redemption rights in connection with the Business Combination pursuant to the Extension Meeting or the Second Extension Meeting, no public stockholders further exercise their redemption rights in connection with the Business Combination. As of June 30, 2023, 19,670,372 public shares have been redeemed.

The following table illustrates the varying ownership levels in New Banzai immediately following the consummation of the Business Combination, based on the assumptions above; provided that in the 25%, 50%, 75%, and maximum redemptions scenarios, assumption (iii) above is modified to assume that public stockholders exercise their redemption rights at the applicable redemption levels in connection with the Business Combination.

	Fully Diluted Share Ownership in New Banzai
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming 25% Redemptions)		Pro Forma Combined (Assuming 50% Redemptions)		Pro Forma Combined (Assuming 75% Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Banzai Management Stockholders	2,846,638	8.0%	2,846,638	8.2%	2,846,638	8.4%	2,846,638	8.6%	2,846,638	8.9%
Existing Banzai Securityholders(1)	7,153,304	20.1%	7,153,304	20.6%	7,153,304	21.2%	7,153,304	21.7%	7,153,304	22.3%
Public Stockholders(2)	3,826,138	10.8%	2,993,728	8.6%	2,161,319	6.4%	1,328,910	4.0%	496,500	1.5%
Sponsor Persons	5,253,500	14.8%	5,253,500	15.2%	5,253,500	15.5%	5,253,500	15.9%	5,253,500	16.4%
New Award Grants	—	—	—	—	—	—	—	—	—	—
GEM Warrant	945,760	2.7%	920,016	2.7%	894,271	2.6%	868,526	2.6%	842,782	2.6%
GEM Agreement Shares(3)	4,000,000	11.3%	4,000,000	11.5%	4,000,000	11.8%	4,000,000	12.1%	4,000,000	12.5%
Public Warrants	11,500,000	32.4%	11,500,000	33.2%	11,500,000	34.0%	11,500,000	34.9%	11,500,000	35.8%

Total	35,525,340	100.0%	34,667,186	100.0%	33,809,032	100%	32,950,878	100.0%	32,092,724	100.0%

(1)	Excluding the 2,846,638 shares issued to the Banzai Management Stockholders.
(2)

Including the 396,500 New Banzai Class A Shares to be issued at Closing pursuant to the Non-Redemption Agreements and the 100,000 founder shares to be transferred to Cohen at Closing pursuant to the Cohen Engagement Letter.

(3)

The shares issued pursuant to the GEM Agreement will be issued at a discount to the then-applicable market price of New Banzai Common Stock in tranches over a specified time period pursuant to the terms of the GEM Agreement, but are presented herein as if issued at $10 per share simultaneously at Closing for purposes of illustrating aggregate pro forma effect.

See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. These figures assume (i) that no holders of shares of 7GC Class A Common Stock exercise their redemption rights in connection with the Business Combination, except for the public stockholders that exercised their redemption rights in connection with the Business Combination pursuant to the Extension Meeting or the Second Extension Meeting, and (ii) that New Banzai issues 9,999,942 shares of New Banzai Common Stock to existing Banzai securityholders; provided that in the 25%, 50%, 75% and maximum redemptions scenarios, these assumptions are modified to assume that public stockholders exercise their redemption rights at the applicable redemption levels in connection with the Business Combination. If the actual facts are different from these assumptions, then the amounts and shares outstanding after the Closing will be different and those changes could be material.

No Redemptions Scenario

Sources		Uses
(in millions)
Cash held in Trust Account(1)	$35.3	Cash to balance sheet	$92.3
Existing Banzai Securityholders — equity rollover(2)	100.0	Transaction expenses(3)	8.0
PIPE(4)	20.0	Existing Banzai Securityholders — equity rollover(2)	100.0
Bridge funding(4)	5.0
Cash under the GEM Agreement(5)	40.0

Total sources	$200.3	Total uses	$200.3

(1)	Calculated as of July 31, 2023.
(2)	Based on the Total Consideration.
(3)	Reflects estimated 7GC Transaction Expenses of $4 million and estimated Company Expenses of $4 million.
(4)	7GC and Banzai intend to enter into a PIPE transaction of $20 million and bridge funding of $5 million prior to Closing.
(5)	Assumes funding of $40 million and issuance, along with the GEM Warrant, of 4,000,000 shares of Banzai Common Stock at a purchase price of $10 per share under the GEM Agreement at Closing.

25% Redemptions Scenario

Sources		Uses
(in millions)
Cash held in Trust Account(1)	$26.5	Cash to balance sheet	$83.5
Existing Banzai Securityholders — equity rollover(2)	100.0	Transaction expenses(3)	8.0
PIPE(4)	20.0	Existing Banzai Securityholders — equity rollover(2)	100.0
Bridge funding(4)	5.0
Cash under the GEM Agreement(5)	40.0

Total sources	$191.5	Total uses	$191.5

(1)	Calculated as of July 31, 2023.
(2)	Based on the Total Consideration.
(3)	Reflects estimated 7GC Transaction Expenses of $4 million and estimated Company Expenses of $4 million.
(4)	7GC and Banzai intend to enter into a PIPE transaction of $20 million and bridge funding of $5 million prior to Closing.
(5)	Assumes funding of $40 million and issuance, along with the GEM Warrant, of 4,000,000 shares of Banzai Common Stock at a purchase price of $10 per share under the GEM Agreement at Closing.

50% Redemptions Scenario

Sources		Uses
(in millions)
Cash held in Trust Account(1)	$17.7	Cash to balance sheet	$74.7
Existing Banzai Securityholders — equity rollover(2)	100.0	Transaction expenses(3)	8.0
PIPE(4)	20.0	Existing Banzai Securityholders — equity rollover(2)	100.0
Bridge funding(4)	5.0
Cash under the GEM Agreement(5)	40.0

Total sources	$182.7	Total uses	$182.7

(1)	Calculated as of July 31, 2023.
(2)	Based on the Total Consideration.
(3)	Reflects estimated 7GC Transaction Expenses of $4 million and estimated Company Expenses of $4 million.
(4)	7GC and Banzai intend to enter into a PIPE transaction of $20 million and bridge funding of $5 million prior to Closing.
(5)	Assumes funding of $40 million and issuance, along with the GEM Warrant, of 4,000,000 shares of Banzai Common Stock at a purchase price of $10 per share under the GEM Agreement at Closing.

75% Redemptions Scenario

Sources		Uses
(in millions)
Cash held in Trust Account(1)	$8.8	Cash to balance sheet	$65.8
Existing Banzai Securityholders — equity rollover(2)	100.0	Transaction expenses(3)	8.0
PIPE(4)	20.0	Existing Banzai Securityholders — equity rollover(2)	100.0
Bridge funding(4)	5.0
Cash under the GEM Agreement(5)	40.0

Total sources	$173.8	Total uses	$173.8

(1)	Calculated as of July 31, 2023.
(2)	Based on the Total Consideration.
(3)	Reflects estimated 7GC Transaction Expenses of $4 million and estimated Company Expenses of $4 million.
(4)	7GC and Banzai intend to enter into a PIPE transaction of $20 million and bridge funding of $5 million prior to Closing.
(5)	Assumes funding of $40 million and issuance, along with the GEM Warrant, of 4,000,000 shares of Banzai Common Stock at a purchase price of $10 per share under the GEM Agreement at Closing.

Maximum Redemptions Scenario

Sources		Uses
(in millions)
Cash held in Trust Account(1)	$—	Cash to balance sheet	$57
Existing Banzai Securityholders — equity rollover(2)	100.0	Transaction expenses(3)	8.0
PIPE(4)	20.0	Existing Banzai Securityholders — equity rollover(2)	100.0
Bridge funding(4)	5.0
Cash under the GEM Agreement(5)	40.0

Total sources	$165.0	Total sources	$165.0

(1)	Calculated as of July 31, 2023.
(2)	Based on the Total Consideration.
(3)	Reflects estimated 7GC Transaction Expenses of $4 million and estimated Company Expenses of $4 million.
(4)	7GC and Banzai intend to enter into a PIPE transaction of $20 million and bridge funding of $5 million prior to Closing.
(5)	Assumes funding of $40 million and issuance, along with the GEM Warrant, of 4,000,000 shares of Banzai Common Stock at a purchase price of $10 per share under the GEM Agreement at Closing.

Expected Accounting Treatment

The Business Combination is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, 7GC is treated as the “acquired” company for financial reporting purposes. Banzai has been determined to be the accounting acquirer because Banzai equityholders, as a group, will retain a majority of the voting power of New Banzai as of the closing of the Business Combination (and, depending on the amount of redemptions requested by 7GC’s public stockholders, may retain a majority of the outstanding shares of New Banzai), they have nominated more than half of the members of the board of directors as of the closing of the Business Combination, Banzai’s management will continue to manage New Banzai and Banzai’s business will comprise the ongoing operations of New Banzai.

Banzai is expected to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemptions scenarios:

•	Banzai’s business will comprise the ongoing operations of the combined company immediately following the consummation of the Business Combination, which we refer to herein as “New Banzai;”

•	Banzai’s senior management will serve as senior management of New Banzai;

•	Banzai’s existing shareholders will have the greatest voting interest in New Banzai and a majority interest under both the no redemption and maximum redemption scenarios;

•

Banzai’s existing directors and individuals designated by, or representing, Banzai’s existing stockholders will constitute at least four of the five members of the initial New Banzai Board following the consummation of the Business Combination;

•	Banzai’s existing stockholders will have the ability to control decisions regarding election and removal of directors from the New Banzai Board; and

•	New Banzai will continue to operate under the Banzai tradename and the headquarters of New Banzai will be Banzai’s existing headquarters.

Other factors were considered, including the purpose and intent of the Business Combination, noting that the preponderance of evidence as described above is indicative that Banzai is the accounting acquirer in the Business Combination.

Vote Required for Approval

Each of the Condition Precedent Proposals, including the Business Combination Proposal, is cross-conditioned on the approval of the others.

The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by the holders of 7GC Common Stock represented electronically or by proxy at the Special Meeting and entitled to vote thereon. Accordingly, a 7GC stockholder’s failure to vote by proxy or to vote electronically online at the Special Meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Business Combination Proposal.

Recommendation of the 7GC Board

THE 7GC BOARD RECOMMENDS THAT 7GC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of 7GC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of 7GC and its stockholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the proposals. In addition, 7GC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See “Interests of 7GC’s Directors and Executive Officers in the Business Combination” above for a further discussion of these considerations.

STOCKHOLDER PROPOSAL NO. 2 — THE BINDING CHARTER PROPOSAL

Overview

If the Business Combination is to be consummated, 7GC will replace the Existing Charter with the Proposed Charter which, in the judgment of the 7GC Board, is necessary to adequately address the needs of New Banzai following the Closing.

The following table sets forth a summary of the principal proposed changes and the differences between the Existing Charter and the Proposed Charter. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex H. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

	Existing Charter	Proposed Charter
Number of Authorized Shares	The Existing Charter authorizes the issuance of 100,000,000 shares of 7GC Class A Common Stock, 10,000,000 shares of 7GC Class B Common Stock, and 1,000,0000 shares of 7GC Preferred Stock.	The Proposed Charter authorizes the issuance of 250,000,000 New Banzai Class A Shares, 25,000,000 New Banzai Class B Shares, and 75,000,000 shares of New Banzai Preferred Stock.

Supermajority Voting Provisions	Under the Existing Charter and bylaws, all matters subject to a stockholder vote, except for the election of directors, require the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at a meeting and entitled to vote thereon; provided that so long as shares of 7GC Class B Common Stock remain outstanding, the Existing Charter requires the prior vote or written consent of the holders of a majority of the shares of 7GC Class B Common Stock then outstanding to amend, alter, or repeal any provision of the Existing Charter, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the 7GC Class B Common Stock.

The Proposed Charter will require the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding New Banzai Common Stock entitled to vote generally in the election of directors, voting together as a single class, to (a) adopt, amend, or repeal the Proposed Bylaws, (b) alter, amend or appeal Articles V, VI, VII, and VIII of the Proposed Charter, or (c) remove a director from office for cause.

In addition, so long as New Banzai Class B Shares remain outstanding, the Proposed Charter requires the approval of Mr. Joseph Davy to amend, repeal, waive, or alter any provision in Section A of Article IV (or adopt any provision inconsistent therewith) of the Proposed Charter that would adversely affect the rights of holders of New Banzai Class B Shares.

Name	7GC & Co. Holdings Inc.	Banzai International, Inc.

Purpose	The Existing Charter provides that the purpose of 7GC is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon 7GC by law and those incidental thereto, 7GC possesses and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or	The Proposed Charter provides that the purpose of New Banzai is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

purposes of 7GC, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination, involving 7GC and one or more businesses.

Duration of Existence	The Existing Charter provides that if 7GC has not consummated an initial business combination by December 28, 2023, 7GC will be required to cease all operations except for the purposes of winding up and dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Public Stockholders.	The Proposed Charter deletes the liquidation provision in the Existing Charter and does not include any provisions relating to New Banzai’s ongoing existence; the default under the DGCL will make New Banzai’s existence perpetual.

Provisions Specific to a Blank Check Company	The Existing Charter provides that 7GC shall not enter into an initial business combination with another blank check company or a similar company with nominal operations.	The Proposed Charter does not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

Voting Rights of Common Stock	The Existing Charter provides that holders of shares of 7GC Common Stock will be entitled to cast one vote per share of 7GC Common Stock on each matter properly submitted to the stockholders entitled to vote.	The Proposed Charter provides that holders of New Banzai Class A Shares will be entitled to cast one vote per New Banzai Class A Share, and holders of New Banzai Class B Shares will be entitled to cast ten votes per New Banzai Class B Share on each matter properly submitted to the stockholders entitled to vote.

Reasons for the Amendments to 7GC’s Existing Charter

In the judgment of the 7GC Board, the amendments reflected in the Proposed Charter are necessary to address the needs of New Banzai following the Closing. In particular:

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The greater number of authorized shares of capital stock is desirable for New Banzai to have sufficient shares to complete the Business Combination. Additionally, the 7GC Board believes that it is important for New Banzai to have available for issuance a number of authorized shares sufficient to support its growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which New Banzai may provide equity incentives to employees, officers, and directors. The 7GC Board believes that these additional shares will provide New Banzai with needed flexibility to issue shares in the future in a timely manner and under circumstances it considers favorable without incurring the risk, delay, and potential expense incident to obtaining stockholder approval for a particular issuance.

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The Proposed Charter provides that holders of New Banzai Class B Shares will have ten votes per New Banzai Class B Share on each matter properly submitted to the stockholders entitled to vote. Because, upon consummation of the Business Combination, Mr. Davy will be the sole beneficial owner of New Banzai Class B Shares, and those shares are generally restricted from transfers, except in limited circumstances, this dual class stock structure will provide Mr. Davy with the ability to control the outcome of matters requiring stockholder approval, even though he will own significantly less than a majority of New Banzai’s outstanding shares of common stock. We believe that New Banzai’s success rests on its ability to undertake a long-term view and that Mr. Davy’s controlling interest will enhance New Banzai’s ability to focus on long-term value creation and help insulate New Banzai from short-term outside influences. Mr. Davy’s voting control will also provide New Banzai with flexibility to employ various financing and transaction strategies involving the issuance of equity securities, while maintaining Mr. Davy’s voting control. The requirement for Mr. Davy’s approval to amend, repeal, waive, or alter any provision in Section A of Article IV of the Proposed Charter, which relates to the terms and rights of the New Banzai Class Shares and the dual class structure, that would adversely affect the rights of holders of New Banzai Class B Shares will preserve such terms against potential self-interested actions by one or a few large stockholders.

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The supermajority voting provisions with respect to altering, amending, or repealing the Proposed Bylaws and Articles V, VI, VII, and VIII of the Proposed Charter and for the removal of directors for cause are desirable to enhance the continuity and stability of the New Banzai Board. The supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the 7GC Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of New Banzai’s common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of New Banzai to negotiate with the New Banzai Board to reach terms that are appropriate for all stockholders.

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The additional changes to the Existing Charter, including the name change from “7GC & Co. Holdings Inc.” to “Banzai International, Inc.,” are necessary to adequately address the needs of New Banzai following the Closing. The elimination of certain provisions related to 7GC’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve 7GC and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and the 7GC Board believes it is the most appropriate period for New Banzai following the Business Combination. In addition, certain other provisions in the Existing Charter require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of 7GC has occurred. These provisions cease to apply once the Business Combination is consummated.

Vote Required for Approval

Each of the Condition Precedent Proposals, including the Binding Charter Proposal, is cross-conditioned on the approval of the others, including the Business Combination Proposal and the Nasdaq Proposal, at the Special Meeting.

The approval of the Binding Charter Proposal requires an affirmative vote of the holders of at least a majority of the outstanding shares of 7GC Common Stock entitled to vote thereon, voting together as a single class, an affirmative vote of the holders of at least a majority of the outstanding shares of 7GC Class A Common Stock entitled to vote thereon, voting separately as a single class, and an affirmative vote of the holders of at least a majority of the outstanding shares of 7GC Class B Common Stock entitled to vote thereon, voting separately as a single class. Accordingly, a 7GC stockholder’s failure to vote by proxy or to vote electronically online at the Special Meeting, an abstention from voting, or a broker non-vote on the Binding Charter Proposal will have the same effect as a vote against the Binding Charter Proposal.

Recommendation of the 7GC Board

THE 7GC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BINDING CHARTER PROPOSAL.

STOCKHOLDER PROPOSAL NO. 3 — THE ADVISORY CHARTER PROPOSALS

Overview

You are also being asked to vote on a series of proposals with respect to certain governance provisions in the Proposed Charter, which are being presented separately in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions and which will be voted upon on a non-binding advisory basis. These separate proposals with respect to certain governance provisions in the Proposed Charter are being submitted to stockholders for approval pursuant to SEC guidance and are not otherwise required by Delaware law. The stockholder vote regarding these proposals is advisory in nature and is not binding on New Banzai or the 7GC Board (separate and apart from the approval of the Binding Charter Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Binding Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, 7GC intends that the Proposed Charter will take effect at the Closing (assuming approval of the Binding Charter Proposal).

Proposal No. 3A — Changes to Authorized Capital Stock

See “Stockholder Proposal No. 2 — Number of Authorized Shares” and “Stockholder Proposal No. 2 — Reasons for the Amendments to 7GC’s Existing Charter” for a description and reasons for the amendment to increase the authorized capital stock to 350,000,000 shares of capital stock, consisting of (a) 250,000,000 New Banzai Class A Shares, (b) 25,000,000 New Banzai Class B Shares, and (c) 75,000,000 shares of New Banzai Preferred Stock.

Proposal No. 3B — Voting rights of New Banzai Common Stock

See “Stockholder Proposal No. 2 — Voting Rights of Common Stock” and “Stockholder Proposal No. 2 — Reasons for the Amendments to 7GC’s Existing Charter” for a description and reasons for the amendment to provide New Banzai Class A Shares one vote per share and New Banzai Class B Shares ten votes per share on matters properly submitted to the stockholders entitled to vote.

Proposal No. 3C — Founder written consent to amendments

See “Stockholder Proposal No. 2 — Supermajority Voting Provisions” and “Stockholder Proposal No. 2 — Reasons for the Amendments to 7GC’s Existing Charter” for a description and reasons for the amendment to require the approval of Mr. Davy to amend, repeal, waive, or alter any provision in Section A of Article IV (or adopt any provision inconsistent therewith) of the Proposed Charter that would adversely affect the rights of holders of New Banzai Class B Shares.

Proposal No. 3D — Change stockholder vote to alter, amend, or repeal the Proposed Bylaws

See “Stockholder Proposal No. 2 — Supermajority Voting Provisions” and “Stockholder Proposal No. 2 — Reasons for the Amendments to 7GC’s Existing Charter” for a description and reasons for the amendment to require the vote of at least 66 2/3% of the voting power of all then-outstanding shares of New Banzai Common Stock entitled to vote generally in the election of directors, voting together as a single class, to adopt, amend, or repeal the Proposed Bylaws.

Proposal No. 3E — Change stockholder vote required to amend, alter, or repeal certain provisions of the Proposed Charter

See “Stockholder Proposal No. 2 — Supermajority Voting Provisions” and “Stockholder Proposal No. 2 — Reasons for the Amendments to 7GC’s Existing Charter” for a description and reasons for the amendment to require the vote of at least 66 2/3% of the voting power of all then-outstanding shares of New Banzai Common Stock entitled to vote generally in the election of directors, voting together as a single class, to alter, amend, or repeal Articles V, VI, VII, and VIII of the Proposed Charter.

Proposal No. 3F — Removal of directors

See “Stockholder Proposal No. 2 — Supermajority Voting Provisions” and “Stockholder Proposal No. 2 — Reasons for the Amendments to 7GC’s Existing Charter” for a description and reasons for the amendment to require an affirmative vote of 66 2/3% of the voting power of all then-outstanding shares of New Banzai Common Stock entitled to vote generally in the election of directors, voting together as a single class, to remove a director from office for cause.

Proposal No. 3G — Removal of blank check company provisions and change of name

See “Stockholder Proposal No. 2 — Provisions Specific to a Blank Check Company,” “Stockholder Proposal No. 2 — Duration of Existence,” “Stockholder Proposal No. 2 — Name,” and “Stockholder Proposal No. 2 — Reasons for the Amendments to 7GC’s Existing Charter” for a description and reasons for the amendment to eliminate various provisions applicable only to blank check companies, including business combination requirements and for a description and reasons for the amendment of the name to Banzai International, Inc.

Vote Required for Approval

The Business Combination is not and none of the other proposals are conditioned on the Advisory Charter Proposals.

The approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires an affirmative vote of the holders of at least a majority of the outstanding shares of 7GC Common Stock entitled to vote thereon, voting together as a single class, an affirmative vote of the holders of at least a majority of the outstanding shares of 7GC Class A Common Stock entitled to vote thereon, voting separately as a single class, and an affirmative vote of the holders of at least a majority of the outstanding shares of 7GC Class B Common Stock entitled to vote thereon, voting separately as a single class. Accordingly, a 7GC stockholder’s failure to vote by proxy or to vote electronically online at the Special Meeting, an abstention from voting, or a broker non-vote on any of the Advisory Charter Proposals will have the same effect as a vote against any such Advisory Charter Proposal.

Recommendation of the 7GC Board

THE 7GC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.

STOCKHOLDER PROPOSAL NO. 4 — THE DIRECTOR ELECTION PROPOSAL

Overview

Upon the Closing of the Business Combination, the New Banzai Board will consist of five directors. Assuming the Business Combination Proposal is approved at the Special Meeting, holders of 7GC Common Stock are being asked to elect five directors to the New Banzai Board, effective upon the consummation of the Mergers. The election of these directors is contingent upon the Closing of the Business Combination.

Nominees

Pursuant to the Merger Agreement, the 7GC Board has nominated each of Joseph Davy, Jack Leeney, Paula Boggs, Mason Ward, and William Bryant to serve as members of the New Banzai Board, with Joseph Davy to serve as a Class I director (to initially serve for a term expiring at the 2024 annual meeting of stockholders), William Bryant and Mason Ward to serve as Class II directors (to initially serve for a term expiring at the 2025 annual meeting of stockholders), and Paula Boggs and Jack Leeney to serve as Class III directors (to initially serve for a term expiring at the 2026 annual meeting of stockholders).

For more information regarding each of these director nominees, see the section titled “Management of New Banzai After the Business Combination.”

Vote Required for Approval

Each of the Condition Precedent Proposals, including the Director Election Proposal, is cross-conditioned on the approval of the others, including the Business Combination Proposal and the Nasdaq Proposal, at the Special Meeting. Notwithstanding the approval of the Director Election Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Director Election Proposal will not be effected.

The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by the holders of 7GC Common Stock represented electronically or by proxy at the Special Meeting and entitled to vote thereon. This means that the five nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Accordingly, a 7GC stockholder’s failure to vote by proxy or to vote electronically online at the Special Meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of the vote on the Director Election Proposal.

Recommendation of the 7GC Board

THE 7GC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE FIVE DIRECTORS NOMINATED IN THE DIRECTOR ELECTION PROPOSAL.

STOCKHOLDER PROPOSAL NO. 5 — THE NASDAQ PROPOSAL

Overview

In connection with the Mergers, 7GC intends to effect: (i) the issuance of shares of New Banzai Common Stock pursuant to the Merger Agreement and (ii) the related change of control of 7GC that will occur in connection with the consummation of the Mergers and the other transactions contemplated by the Merger Agreement.

For further information, please see the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal,” as well as the annexes to this proxy statement/prospectus.

Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635

We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b), (c), and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, we will issue 9,999,942 shares of New Banzai Common Stock to the Banzai equity holders upon the Closing.

The issuance of the shares of New Banzai Common Stock described above would result in significant dilution to 7GC stockholders and result in 7GC stockholders having a smaller percentage interest in the voting power, liquidation value, and aggregate book value of New Banzai than they have in the voting power, liquidation value, and aggregate book value of 7GC.

Vote Required for Approval

Each of the Condition Precedent Proposals, including the Nasdaq Proposal, is cross-conditioned on the approval of the others, including the Business Combination Proposal, at the Special Meeting.

The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by the holders of 7GC Common Stock represented electronically or by proxy at the Special Meeting and entitled to vote thereon. Accordingly, a 7GC stockholder’s failure to vote by proxy or to vote electronically online at the Special Meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Nasdaq Proposal.

Recommendation of the 7GC Board

THE 7GC BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

STOCKHOLDER PROPOSAL NO. 6 — THE INCENTIVE PLAN PROPOSAL

Overview

7GC stockholders are also being asked to consider and vote upon a proposal to approve by ordinary resolution the Banzai International, Inc. 2023 Equity Incentive Plan, which we refer to herein as the “Equity Incentive Plan.” The Board approved the Equity Incentive Plan on     , 2023, subject to stockholder approval at the Special Meeting. If stockholders approve this proposal, the 2023 Plan will become effective on the consummation of the Business Combination. If the Equity Incentive Plan is not approved by the stockholders, it will not become effective and no awards will be granted thereunder. The Equity Incentive Plan is described in more detail below.

General Information

The purpose of the Equity Incentive Plan is to provide a means whereby New Banzai can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of New Banzai and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of New Banzai Common Stock through the granting of awards under the Equity Incentive Plan.

Approval of the Equity Incentive Plan by 7GC’s stockholders is required, among other things, in order to comply with stock exchange rules requiring stockholder approval of equity compensation plans and allow the grant of incentive stock options, RSU awards and other awards under the Equity Incentive Plan. If this Incentive Plan Proposal is approved by 7GC stockholders, the Equity Incentive Plan will become effective as of the date of the consummation of the Business Combination. In the event that our stockholders do not approve this Incentive Plan Proposal, the Equity Incentive Plan will not become effective and no awards will be granted under the Equity Incentive Plan.

New Banzai’s equity compensation program, as implemented under the Equity Incentive Plan, will allow New Banzai to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. It is critical to New Banzai’s long-term success that the interests of employees and other service providers are tied to its success as “owners” of the business. Approval of the Equity Incentive Plan will allow New Banzai to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for New Banzai’s success and ultimately increase stockholder value. The Equity Incentive Plan allows New Banzai to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for New Banzai.

If the request to approve the Equity Incentive Plan is approved by our stockholders, a number of shares of New Banzai Common Stock equal to twelve and a half percent (12.5%) of the total number of shares of the Fully Diluted Common Stock (as defined in the Equity Incentive Plan) determined as of immediately following the First Effective Time will be available for grant under the Equity Incentive Plan , subject to adjustment for specified changes in the New Banzai’s capitalization. In addition, as further described below under the section titled “Description of the Equity Incentive Plan — Authorized Shares,” the share reserve is subject to automatic annual increases each January 1, for up to ten years commencing on January 1, 2024 in an amount equal to five percent (5%) of the total number of shares of the Fully Diluted Common Stock (as defined in the Equity Incentive Plan) outstanding on a fully diluted basis as of December 31 of the preceding year(or a lesser number determined by the New Banzai Board). The &GC Board believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.

Description of the Equity Incentive Plan

A summary description of the material features of the Equity Incentive Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the Equity Incentive Plan and is qualified by reference to the Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex F and incorporated by reference in its entirety. 7GC stockholders should refer to the Equity Incentive Plan for more complete and detailed information about the terms and conditions of the Equity Incentive Plan.

Eligibility. Any individual who is an employee of New Banzai or any of its affiliates, or any person who provides services to New Banzai or its affiliates, including members of the New Banzai’s Board, is eligible to receive awards under the Equity Incentive Plan at the discretion of the plan administrator. If this proposal is approved by the stockholders, all   of New Banzai’s employees,    non-employee directors and consultants (as of   , 2023) will be eligible to receive awards following the consummation of the Business Combination.

Awards. The Equity Incentive Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of New Banzai’s affiliates.

Authorized Shares. Initially, the maximum number of shares of New Banzai Common Stock that may be issued under the Equity Incentive Plan after it becomes effective will not exceed a number of shares of New Banzai Common Stock equal to twelve and a half percent (12.5%) of the total number of shares of the Fully Diluted Common Stock determined as of immediately following the First Effective Time (as defined in the Merger Agreement) (the “Share Reserve”). In addition, the Share Reserve will automatically increase on January 1 of each year for a period of ten years, commencing on January 1, 2024 and ending on January 1, 2033, in an amount equal to (1) five percent (5%) of the total number of shares of the Fully Diluted Common Stock determined on December 31 of the preceding year, or (2) a lesser number of shares of New Banzai Common Stock determined by the New Banzai Board prior to January 1 of a given year. The maximum number of shares of the New Banzai Common Stock that may be issued on the exercise of ISOs under the Equity Incentive Plan is equal to   . As of    , 2023, the record date, the closing price of 7GC Common Stock as reported on Nasdaq was $    per share.

Shares subject to stock awards granted under the Equity Incentive Plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares do not reduce the Share Reserve. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the Share Reserve. If any shares of New Banzai Common Stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by New Banzai (1) because of the failure to meet a contingency or vest, (2) to satisfy the exercise, strike or purchase price of an award, or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or reacquired will revert back to the Share Reserve and will again become available for issuance under the Equity Incentive Plan.

Compensation Limit for Certain Directors. The aggregate value of all compensation granted or paid to any director who is not also an employee of the Company or any parent or subsidiary of the Company, for service as a director with respect to any period commencing on the date of New Banzai’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of New Banzai’s Annual Meeting of Stockholders for the next subsequent year, including awards granted under the Equity Incentive Plan and cash fees paid to such director, will not exceed (1) $    in total value or (2) if such director is first appointed or elected to the New Banzai Board during such annual period, $    in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

Notwithstanding the foregoing, the limits do not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by New Banzai or compensation received by the director in his or her capacity as an executive officer or employee of, or consultant to, New Banzai.

Plan Administration. The New Banzai Board, or a duly authorized committee thereof, will administer the Equity Incentive Plan and is referred to as the “plan administrator” herein. The New Banzai Board may also delegate to one or more of New Banzai’s officers the authority to, among other things, (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the Equity Incentive Plan, the New Banzai Board has the authority to interpret and administer the Equity Incentive Plan and to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value and exercise price, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award, subject to the limitations of the Equity Incentive Plan.

Under the Equity Incentive Plan, the New Banzai Board also generally has the authority to effect, without the approval of stockholders but with the consent of any materially adversely affected participant, (1) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right, (2) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration, or (3) any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options. ISOs and NSOs are granted under stock option agreements approved by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the Equity Incentive Plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of a share of New Banzai’s Common Stock on the date of grant. Options granted under the Equity Incentive Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the Equity Incentive Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock option agreement provide otherwise or as otherwise provided by written agreement between a participant and New Banzai or any of New Banzai’s affiliates, or as provided by the plan administrator, if a participant’s service relationship with New Banzai or any of New Banzai’s affiliates ceases for any reason other than disability, death, or cause, the participant may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of a participant’s stock option agreement provide otherwise or as otherwise provided by written agreement between a participant and New Banzai or any of New Banzai’s affiliates, or as provided by the plan administrator, if a participant’s service relationship with New Banzai or any of New Banzai’s affiliates ceases due to death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary of the participant may generally exercise any vested options for a period of 18 months following the date of death. Unless the terms of a participant’s stock option agreement provide otherwise or as otherwise provided by written agreement between a participant and New Banzai or any of New Banzai’s affiliates, or as provided by the plan administrator, if a participant’s service relationship with New Banzai or any of New Banzai’s affiliates ceases due to disability, the participant may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate immediately upon such termination for cause. In no event may an option be exercised beyond the expiration of its term.

The plan administrator will determine the manner of payment of the exercise of a stock option, which may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of New Banzai Common Stock previously owned by the participant, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of New Banzai Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of New Banzai’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of New Banzai’s total combined voting power or that of any of New Banzai’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements approved by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock unit awards, including vesting and forfeiture terms, as well as the manner of settlement, which may be by cash, delivery of shares of New Banzai Common Stock, a combination of cash and shares of New Banzai Common Stock, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements approved by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to New Banzai or any affiliates of New Banzai, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. Additionally, dividends may be credited in respect of shares covered by a restricted stock award. If a participant’s service relationship with New Banzai ends for any reason, New Banzai may reacquire any or all of the shares of New Banzai Common Stock held by the participant that have not vested as of the date the participant terminates service with New Banzai through a forfeiture condition or a repurchase right.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation right agreements approved by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which cannot be less than 100% of the fair market value of New Banzai Common Stock on the date of grant. A stock appreciation right granted under the Equity Incentive Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of New Banzai Common Stock (or a combination thereof) or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the Equity Incentive Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by written agreement between a participant and New Banzai or any of New Banzai’s affiliates, or as provided by the plan administrator, if a participant’s service relationship with New Banzai or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by written agreement between a participant and New Banzai or any of New Banzai’s affiliates, or as provided by the plan administrator, if a participant’s service relationship with New Banzai or any of its affiliates ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon such termination for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The Equity Incentive Plan permits the plan administrator to grant performance awards, which may be settled in stock, cash or other property, as determined by the plan administrator and specified in the performance award agreement. Performance awards may be structured so that the stock, cash or a combination of stock and cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period as determined by the plan administrator. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the New Banzai Common Stock.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to New Banzai Common Stock. The plan administrator will set the number of shares under the other stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure. In the event there is a specified type of change in the capital structure of New Banzai, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the Equity Incentive Plan, (2) the class and maximum number of shares that may be issued on the exercise of ISOs and (3) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. The following applies to stock awards under the Equity Incentive Plan in the event of a Corporate Transaction (as defined in the Equity Incentive Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with New Banzai or one of its affiliates.

In the event of a Corporate Transaction, stock awards outstanding under the Equity Incentive Plan may be assumed or continued, or substitute awards may be issued, by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by New Banzai with respect to the stock award may be assigned to New Banzai’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or issue substitute awards for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the Corporate Transaction, or “current participants,” the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level unless otherwise provided in the award agreement) to a date prior to the effective time of the Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by New Banzai with respect to such stock awards will lapse (contingent upon the effectiveness of the Corporate Transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction, except that any reacquisition or repurchase rights held by New Banzai with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a Corporate Transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the value of the property the holder would have received upon the exercise of the award (including, at the discretion of the plan administrator, any unvested portion of such award), over (ii) any per share exercise price payable by such holder, if applicable. If the exercise price with respect to an award is greater than the value of the property the holder would have received upon the exercise of the award (including, at the discretion of the New Banzai Board, any unvested portion of such Award), then such award may be cancelled at the effective time for no consideration.

Transferability. A participant may not transfer stock awards under the Equity Incentive Plan other than by will or by the laws of descent and distribution, or as otherwise provided under the Equity Incentive Plan.

Recoupment. Awards granted under the Equity Incentive Plan are subject to recoupment in accordance with any clawback policy adopted by the New Banzai Board.

Plan Amendment or Termination. The New Banzai Board has the authority to amend, suspend, or terminate the Equity Incentive Plan at any time, provided that such action does not materially impair (within the meaning of the Equity Incentive Plan) the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of the stockholders of New Banzai in accordance with the Nasdaq listing standards. No ISOs may be granted after the tenth anniversary of the earlier of (i) the date that the 7GC Board adopts the Equity Incentive Plan or (ii) the date that the Equity Incentive Plan is approved by the 7GC stockholders. No stock awards may be granted under the Equity Incentive Plan after it is terminated.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and New Banzai with respect to participation in the Equity Incentive Plan, which will not become effective until the date of the consummation of the Business Combination. No awards will be issued under the Equity Incentive Plan prior to the date of the consummation of the Business Combination. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant, exercise, vesting or settlement of an award or the disposition of stock acquired under the Equity Incentive Plan. The Equity Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Tax Consequences to the Participants

Nonstatutory Stock Options. Generally, there is no taxation to the participant upon the grant of an NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is a current or former employee of New Banzai or one of its affiliates, that income will be subject to payroll withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after the day on which the stock option is exercised.

Incentive Stock Options. The Equity Incentive Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. A participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, then the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the exercise price paid by the participant for that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, then the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.

Stock and Restricted Stock Awards. Generally, a participant who is granted a stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the participant in exchange for the stock and, if the participant is a current or former employee of New Banzai or one of its affiliates, that income will be subject to payroll withholding taxes. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the participant generally will not recognize income until the restrictions constituting the substantial risk of forfeiture lapse, at which time the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date of such lapse over any amount paid by the participant in exchange for the stock. A participant may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the participant for the stock. The participant’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse.

Restricted Stock Unit Awards. Generally, a participant who is granted a restricted stock unit award will recognize ordinary income at the time the stock is delivered equal to (i) the excess, if any, of the fair market value of the stock received over any amount paid by the participant in exchange for the stock or (ii) the amount of cash paid to the participant and, if the participant is a current or former employee of New Banzai, that income will be subject to payroll withholding taxes. The participant’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

Stock Appreciation Rights. Generally, a participant who is granted a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise and, if the participant is a current or former employee of New Banzai, that income will be subject to payroll withholding taxes. The participant’s tax basis in shares acquired upon exercise of a stock appreciation right will be equal to the amount of compensation recognized in respect of those shares, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

Performance Awards and Other Stock Awards. Generally, a participant who is granted a performance award or other stock award will recognize ordinary income equal to the fair market value of the stock received over any amount paid by the participant in exchange for such stock, or the amount of cash paid to the participant and, if the participant is a current or former employee of New Banzai, that income will be subject to payroll withholding taxes. In general, the participant’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a performance award or other stock award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

Tax Consequences to New Banzai

General. In each case described above, New Banzai or the participant’s subsidiary employer will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant with respect to the stock award at the same time the participant recognizes such ordinary income. New Banzai’s or the subsidiary employer’s ability to realize the benefit of any tax deductions depends on New Banzai’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of New Banzai’s tax reporting obligations.

Compensation of Covered Employees. The ability of New Banzai to obtain a deduction for amounts paid under the Equity Incentive Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits New Banzai’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.

Golden Parachute Payments. The ability of New Banzai (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the Equity Incentive Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.

New Plan Benefits

The awards, if any, that will be made to eligible persons under the Equity Incentive Plan are subject to the discretion of the plan administrator. Therefore, New Banzai cannot currently determine the benefits or number of shares subject to awards that may be granted in the future.

Equity Compensation Plan Information

As of   , 2023, 7GC had no compensation plans (including individual compensation arrangements) under which equity securities of 7GC were authorized for issuance.

Registration with the SEC

If the Equity Incentive Plan is approved by 7GC stockholders and becomes effective, 7GC intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the Equity Incentive Plan as soon as reasonably practicable after 7GC becomes eligible to use such form.

Vote Required for Approval

Each of the Condition Precedent Proposals, including the Incentive Plan Proposal, is cross-conditioned on the approval of the others, including the Business Combination Proposal, at the Special Meeting.

The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the holders of 7GC Common Stock represented electronically or by proxy at the Special Meeting and entitled to vote thereon. Accordingly, a 7GC stockholder’s failure to vote by proxy or to vote electronically online at the Special Meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Incentive Plan Proposal.

Recommendation of the 7GC Board

THE 7GC BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

When you consider the recommendation of the 7GC Board in favor of approval of the Equity Incentive Plan, you should keep in mind that certain of 7GC’s directors and officers have interests in the Equity Incentive Plan that are different from in addition to, or in conflict with your interests as a stockholder or warrantholder, including, among other things, the existence of financial and personal interests, which may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of 7GC and its stockholders and what he, she or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, 7GC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Proposal 1 — The Business Combination — Interests of Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

STOCKHOLDER PROPOSAL NO. 7 — THE ESPP PROPOSAL

Overview

7GC’s stockholders are also being asked to consider and vote upon a proposal to approve by ordinary resolution the New Banzai 2023 Employee Stock Purchase Plan, which we refer to herein as the “ESPP.” The 7GC Board approved the ESPP on     , 2023, subject to stockholder approval at the Special Meeting. If 7GC stockholders approve this proposal, the ESPP will become effective on the consummation of the Business Combination. If the ESPP is not approved by the stockholders, it will not become effective. The ESPP is described in more detail below.

General Information

The purpose of the ESPP is to provide a means whereby New Banzai can align the long-term financial interests of its employees with the financial interests of its stockholders. In addition, the 7GC Board believes that the ability to allow employees to purchase shares of New Banzai Common Stock following the consummation of the Business Combination will help new Banzai to attract, retain, and motivate employees and encourage employees to devote their best efforts to New Banzai’s business and financial success.

Approval of the ESPP by 7GC stockholders will allow New Banzai to provide its employees with the opportunity to acquire an ownership interest in New Banzai through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of New Banzai’s stockholders.

Description of the ESPP

The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex G and incorporated into this proxy statement/prospectus by reference. 7GC stockholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.

As stated above, the purpose of the ESPP is to provide a means by which eligible employees of New Banzai and certain designated companies may be given an opportunity to purchase shares of the New Banzai’s Common Stock following the consummation of the Business Combination, to assist New Banzai in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for New Banzai’s success. The ESPP includes two components: a 423 Component and a Non-423 Component. New Banzai intends that the share purchase rights under the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. The share purchase rights under the Non-423 Component will not qualify as options that are subject to Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by New Banzai’s Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Share Reserve. Following the consummation of the Business Combination, the maximum number of shares of New Banzai Common Stock that may be issued under the ESPP will not exceed the number of shares of New Banzai Common Stock equal to two percent (2%) of the Fully Diluted Common Stock (as defined in the ESPP) determined as of immediately following the First Effective Time (as defined in the Merger Agreement). This number is referred to herein as the “Initial Share Reserve,” subject to adjustment for specified changes in New Banzai’s capitalization. Additionally, the number of shares of the New Banzai Common Stock reserved for issuance under the ESPP will automatically increase on January 1 of each year for a period of up to ten years, beginning on January 1, 2024 and continuing through and including January 1, 2033, by an amount equal to the lesser of (x) one percent (1%) of the total number of shares of the Fully Diluted Common Stock determined on December 31 of the preceding year, and (y)     shares of Common Stock (equal to two hundred percent (200%) of the Initial Share Reserve). Notwithstanding the foregoing, New Banzai’s Board may act prior to January 1st of a given year to provide that there will be no increase in the share reserve for such calendar year or that the increase for such year will be a lesser number of shares. Shares issuable under the ESPP will be shares of authorized but unissued or reacquired New Banzai Common Stock, including shares purchased by the Company on the open market. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP. As of     , 2023, the record date, the closing price of Common Stock as reported on Nasdaq was $    per share.

Administration. The New Banzai Board, or a duly authorized committee thereof, will administer the ESPP.

Eligibility. New Banzai employees and the employees of any of its designated affiliates, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with New Banzai or one of its affiliates for more than 20 hours per week and more than five months per calendar year or (2) continuous employment with New Banzai or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, New Banzai’s Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this proposal is approved by the 7GC stockholders, all the   employees of New Banzai and its related corporations (as of    , 2023) will be eligible to participate in the ESPP following the consummation of the Business Combination. An employee may not be granted rights to purchase stock under the 423 Component of the ESPP (a) if such employee immediately after the grant would own stock (including stock issuable upon exercise of all such employee’s purchase rights) possessing 5% or more of the total combined voting power or value of all classes of New Banzai Common Stock or any affiliate or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 of fair market value of New Banzai Common Stock for each calendar year that the rights remain outstanding. New Banzai’s Board may approve different eligibility rules for the Non-423 Component.

Offerings. The 423 Component of the ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings under the 423 Component with a duration of not more than 27 months and may specify one or more shorter purchase periods within each offering. For the Non-423 Component, the administrator may specify offerings, and purchase periods within each offering, as determined by the administrator. Each offering will have one or more purchase dates on which shares of New Banzai Common Stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the other terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of New Banzai Common Stock on the first trading day of a new purchase period during the offering period is less than or equal to the fair market value of a share of New Banzai Common Stock for that offering, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after the purchase date for such purchase period.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Payroll Deductions. The ESPP permits participants to purchase shares of New Banzai Common Stock through payroll deductions, subject to such limitations as the administrator specifies. The administrator may limit a participant’s payroll deductions to a certain percentage or amount of pay, or by limiting the number of shares that may be purchased during the offering.

Purchase Price. Unless otherwise determined by the administrator, the purchase price of the shares will be not less than 85% of the lesser of the fair market value of New Banzai Common Stock on the first day of an offering or on the applicable date of purchase.

Withdrawal. Participants may withdraw from an offering by delivering a withdrawal form to New Banzai and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the administrator. Upon such withdrawal, New Banzai will distribute to the employee such employee’s accumulated but unused contributions without interest (unless otherwise required by law), and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment. A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by New Banzai or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, New Banzai will distribute to the participant such participant’s accumulated but unused contributions, without interest (unless otherwise required by law).

Changes to Capital Structure. In the event of a capitalization adjustment with respect to New Banzai, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class(es) and maximum number of securities subject to the ESPP, (2) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year, (3) the class(es) and maximum number of securities subject to, and the purchase price applicable to outstanding offerings and purchase rights under the ESPP, and (4) the class(es) and number of securities that are subject to purchase limits under each ongoing offering.

Corporate Transactions. In the event of certain specified significant corporate transactions, such as a merger or sale, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.

Amendment and Termination. New Banzai’s Board has the authority to amend, suspend, or terminate the ESPP, at any time, provided certain types of amendments will require the approval of the stockholders of New Banzai. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by New Banzai’s Board in accordance with the terms of the ESPP.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and New Banzai with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of New Banzai Common Stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. New Banzai’s ability to realize the benefit of any tax deductions described below depends on New Banzai’s generation of taxable income, the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations.

423 Component. Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares New Banzai Common Stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.

If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

There are no U.S. federal income tax consequences to New Banzai by reason of the grant or exercise of rights under the 423 Component. New Banzai or the subsidiary employer is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above.

Non-423 Component. A participant will be taxed on amounts withheld for the purchase of shares of New Banzai Common Stock as if such amounts were actually received. Under the Non-423 Component, at the time of exercise of the purchase rights, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. Such income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

There are no U.S. federal income tax consequences to New Banzai by reason of the grant of rights under the Non-423 Component. New Banzai or the subsidiary employer is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant at the time of exercise of the purchase rights.

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make such employee’s own decision regarding whether and to what extent to participate in the ESPP. Therefore, 7GC cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.

Vote Required for Approval

Each of the Condition Precedent Proposals, including the ESPP Proposal, is cross-conditioned on the approval of the others, including the Business Combination Proposal, at the Special Meeting.

The approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by the holders of 7GC Common Stock represented electronically or by proxy at the Special Meeting and entitled to vote thereon. Accordingly, a 7GC stockholder’s failure to vote by proxy or to vote electronically online at the Special Meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the ESPP Proposal.

Recommendation of the 7GC Board

THE 7GC BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

When you consider the recommendation of the 7GC Board in favor of approval of the ESPP, you should keep in mind that certain of 7GC’s directors and officers have interests in the ESPP that are different from, in addition to, or in conflict with, your interests as a stockholder or warrant holder, including, among other things, the existence of financial and personal interests, which may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of 7GC and its stockholders and what he, she or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, 7GC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Proposal 1 — The Business Combination Proposal— Interests of 7GC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

STOCKHOLDER PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow the 7GC Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are insufficient shares represented to constitute a quorum necessary to conduct business at the Special Meeting or votes for the approval of one or more proposals at the Special Meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to 7GC stockholders. In no event will the 7GC Board adjourn the Special Meeting or consummate the Mergers beyond the date by which it may properly do so under its Existing Charter and the DGCL.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by 7GC’s stockholders, the 7GC Board may not be able to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient shares represented to constitute a quorum necessary to conduct business at the Special Meeting or votes for the approval of one or more proposals at the Special Meeting or to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to 7GC stockholders, and may be unable to consummate the Mergers. If 7GC does not consummate the Mergers and fails to complete an initial business combination by December 28, 2023 (subject to the requirements of law), it will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.

Vote Required for Approval

The Business Combination is not and none of the other proposals are conditioned on the Adjournment Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of 7GC Common Stock represented electronically or by proxy at the Special Meeting and entitled to vote thereon. Accordingly, a 7GC stockholder’s failure to vote by proxy or to vote electronically online at the Special Meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Adjournment Proposal.

Recommendation of the 7GC Board

THE 7GC BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences of (i) the exercise by holders of 7GC Class A Common Stock (“7GC Public Shares”) of their redemption rights in connection with the Business Combination and (ii) the ownership and disposition of shares of New Banzai Common Stock following the Business Combination. However, the following does not purport to be a complete analysis of all potential tax effects resulting therefrom. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income taxation.

This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/consent solicitation/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those beneficial owners of 7GC Public Shares or shares of New Banzai Common Stock, as applicable, that hold their 7GC Public Shares or shares of New Banzai Common Stock, in each case, as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax considerations for holders of outstanding 7GC Warrants or recipients of restricted shares of New Banzai Common Stock or the tax considerations for any beneficial owners of founder shares. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a regulated investment company or a mutual fund;

•	pension plans;

•	a “controlled foreign corporation” or a “passive foreign investment company;”

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder that is liable for the alternative minimum tax;

•	a holder that received shares, through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. Holder that has a functional currency other than the U.S. dollar;

•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a person required to accelerate the recognition of any item of gross income with respect to its shares as a result of such income being recognized on an applicable financial statement; or

•	a U.S. expatriate.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of New Banzai Common Stock or 7GC Public Shares, as applicable, that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. A “Non-U.S. Holder” means a beneficial owner of 7GC Public Shares or New Banzai Common Stock (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes), as applicable, that is not a U.S. Holder.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds 7GC Public Shares, or will hold New Banzai Common Stock, the U.S. federal income tax consequences of the Mergers, a redemption of 7GC Public Shares, or the ownership and disposition of shares of New Banzai Common Stock, as applicable, to a partner in such partnership (or owner of such entity) generally will depend on the status of the partner and the activities of the partnership (or entity). Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds 7GC Public Shares, or will hold New Banzai Common Stock, and any partners in such partnership, are urged to consult their own tax advisors with respect to the applicable tax consequences in light of their specific circumstances.

The tax consequences of a redemption of your 7GC Public Shares and the ownership and disposition of shares of New Banzai Common Stock, as applicable, will depend on your specific situation. You should consult with your own tax advisor as to the tax consequences of a redemption of your 7GC Public Shares and the ownership and disposition of shares of New Banzai Common Stock, as applicable, in your particular circumstances, including the applicability and effect of any applicable alternative minimum tax and any state, local, foreign, or other tax laws and of changes in those laws.

Tax Consequences of a Redemption to Holders of 7GC Public Shares

Neither Banzai nor 7GC has requested, and neither intends to request, a ruling from the IRS as to the U.S. federal income tax consequences of a redemption of 7GC Public Shares. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Each holder of 7GC Public Shares is urged to consult its tax advisor with respect to the particular tax consequence of the redemption to such holder.

Tax Consequences for U.S. Holders

The discussion below applies to you if you are a “U.S. Holder” (as defined above) of 7GC Public Shares that exercises the redemption rights described above under “Special Meeting of 7GC — Redemption Rights” with respect to your 7GC Public Shares.

Treatment of Redemption

The treatment of a redemption of your 7GC Public Shares for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the 7GC Public Shares under Section 302 of the Code. If the redemption qualifies as a sale of the 7GC Public Shares, you will recognize gain or loss as described below under “— Gain or Loss on Redemptions Treated as a Sale of 7GC Public Shares” below. If the redemption does not qualify as a sale of 7GC Public Shares, you will be treated as receiving a corporate distribution subject to tax as described below under “— Taxation of Redemptions Treated as Distributions.” Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of 7GC Public Shares treated as held by you

(including any shares constructively owned by you, including 7GC Public Shares constructively held by you as a result of owning any 7GC Warrants) relative to all of the 7GC Public Shares outstanding both before and after the redemption (including shares of New Banzai Common Stock issued pursuant to the Mergers). The redemption of 7GC Public Shares generally will be treated as a sale of the 7GC Public Shares (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of your interest in 7GC, (ii) is “not essentially equivalent to a dividend” with respect to you or (iii) is a “substantially disproportionate redemption” with respect to you. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, you must take into account not only 7GC Public Shares actually owned by you, but also 7GC Public Shares that are constructively owned by you. You may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which you have an interest or that have an interest in you, as well as any shares that you have a right to acquire by exercise of an option (such as pursuant to any 7GC Warrants). There will be a complete termination of your interest if either (i) all of the shares of 7GC Public Shares actually and constructively owned by you are redeemed or (ii) all of the 7GC Public Shares actually owned by you are redeemed and you are eligible to waive, and do waive, the attribution of shares owned by certain family members and you do not constructively own any other shares. The redemption of 7GC Public Shares will not be essentially equivalent to a dividend if your redemption results in a “meaningful reduction” of your proportionate interest in 7GC. Whether the redemption will result in a meaningful reduction in your proportionate interest in 7GC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over its corporate affairs may constitute such a “meaningful reduction.” In order to meet the “substantially disproportionate” test, the percentage of outstanding 7GC Public Shares actually and constructively owned by you immediately following the redemption of the 7GC Public Shares must, among other requirements, be less than 80% of the percentage of the outstanding 7GC Public Shares actually and constructively owned by you immediately before the redemption. You are urged to consult with your tax advisor as to the tax consequences of a redemption.

If none of the foregoing tests are satisfied, then the redemption proceeds will be treated as a corporate distribution and the tax effects will be as described under “— Taxation of Redemptions Treated as Distributions” below. After the application of those rules, any remaining tax basis you have in the redeemed 7GC Public Shares will be added to your adjusted tax basis in your remaining 7GC Public Shares, or, if you have none, to your adjusted tax basis in 7GC Warrants held by you or possibly in other shares constructively owned by you.

Taxation of Redemptions Treated as Distributions

If the redemption of your 7GC Public Shares does not qualify as a sale of 7GC Public Shares, you will be treated as receiving a distribution from 7GC. You generally will be required to include in gross income as dividends the amount of proceeds received in connection with a redemption treated as a distribution to the extent the distribution is paid out of 7GC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits generally will treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described below under “— Gain or Loss on Redemptions Treated as a Sale or Exchange of 7GC Public Shares.”

If you are a corporate U.S. Holder, dividends paid by 7GC to you generally will be eligible for the dividends-received deduction allowed to domestic corporations in respect of dividends received from other domestic corporations so long as you satisfy the holding period requirement for the dividends-received deduction. If you are a non-corporate U.S. Holder, under tax laws currently in effect, dividends generally will be taxed at the lower applicable long-term capital gains rate so long as you satisfy the holding period requirement of at least sixty days which begins within a certain number of days before the ex-dividend date and certain other requirements are met. However, it is unclear whether the right to exercise the redemption rights with respect to the 7GC Public Shares described in this proxy statement/prospectus may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Redemptions Treated as a Sale or Exchange of 7GC Public Shares

If a redemption of your 7GC Public Shares qualifies as a sale of 7GC Public Shares, you generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) your adjusted tax basis in the 7GC Public Shares so redeemed.

Any such capital gain or loss generally will be long-term capital gain or loss if your holding period for the 7GC Public Shares so disposed of exceeds one year. However, it is unclear whether the right to exercise the redemption rights with respect to the 7GC Public Shares described in this proxy statement/prospectus may prevent a U.S. Holder from satisfying the applicable holding period requirements for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible for taxation at reduced rates. The deductibility of capital losses is subject to limitations. If you hold different blocks of 7GC Public Shares (generally, 7GC Public Shares purchased or acquired on different dates or at different prices), you should consult your tax advisors to determine how he above rules apply to you.

Information Reporting with Respect to Significant Holders

Certain information reporting requirements may apply to each U.S. Holder that is a “significant holder” of 7GC Public Shares. A “significant holder” is a beneficial owner of 7GC Public Shares that, immediately prior to the redemption, actually or constructively owns 5% or more of the outstanding 7GC Public Shares (by vote or value). You are urged to consult with your tax advisor as to the potential application of these reporting requirements.

Tax Consequences for Non-U.S. Holders

The discussion below applies to you if you are a “Non-U.S. Holder” (as defined above) of 7GC Public Shares that exercises the redemption rights described above under “Special Meeting of 7GC — Redemption Rights” with respect to your 7GC Public Shares.

Treatment of Redemption

If you are a Non-U.S. Holder, the characterization for U.S. federal income tax purposes of the redemption of your 7GC Public Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s 7GC Public Shares, as described above under “Tax Consequences for U.S. Holders — Treatment of Redemption.”

Non-U.S. Holders considering exercising their redemption rights are urged to consult their own tax advisors as to whether the redemption of their 7GC Public Shares will be treated as a distribution, or as a sale, under the Code.

Taxation of Redemptions Treated as Distributions

If the redemption of your 7GC Public Shares does not qualify as a sale or exchange of 7GC Public Shares, you will be treated as receiving a distribution from 7GC, which distribution will be treated as a dividend to the extent the distribution is paid out of 7GC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The gross amount of such dividends will be subject to a withholding tax at a rate of 30% unless you are eligible for a reduced rate of withholding under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN or

W-8BEN-E). Dividends that are effectively connected with the conduct by you of a trade or business in the United States (and are attributable to a U.S. permanent establishment or fixed base if an applicable treaty so requires) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described below under “— Gain or Loss on Redemptions Treated as a Sale or Exchange of 7GC Public Shares.”

Gain or Loss on Redemptions Treated as a Sale or Exchange of 7GC Public Shares

If the redemption of your 7GC Public Shares qualifies as a sale or exchange of such shares, you generally will not be subject to U.S. federal income tax on any gain recognized on such redemption unless:

•

such gain is effectively connected with the conduct by you of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that you maintain in the United States), in which case you generally will be subject to U.S. federal income tax on such gain at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate;

•

you are an individual who is present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met, in which case you will be subject to a 30% tax on your net capital gain for the year; or

•

7GC is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period during which you held 7GC Public Shares, and, in the case where 7GC Public Shares are traded on an established securities market, you have owned, directly or constructively, more than 5% of 7GC Public Shares at any time within the shorter of the five-year period or your holding period for 7GC Public Shares. 7GC does not believe that 7GC is or has been a U.S. real property holding corporation.

Because the satisfaction of the tests under Section 302 of the Code (described above) is dependent on matters of fact, the withholding agents may presume, for withholding purposes, that all amounts paid to Non-U.S. Holders in connection with a redemption are treated as distributions in respect of their shares. Accordingly, you should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to you pursuant to a redemption at a rate of 30% unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable).

ALL HOLDERS OF 7GC PUBLIC SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF A REDEMPTION OF 7GC PUBLIC SHARES IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, ANY FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO INCOME TAX (INCLUDING ESTATE AND GIFT TAX LAWS), AND ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

Information Reporting and Backup Withholding

Proceeds received in connection with the redemption of 7GC Public Shares may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding generally will not apply, however, to a

U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a Holder’s U.S. federal income tax liability, and a holder generally may claim a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Tax Consequences of Ownership and Disposition of New Banzai Common Stock Following the Business Combination

Tax Consequences for U.S. Holders

Taxation of Distributions

If New Banzai pays distributions to U.S. Holders of shares of New Banzai Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from New Banzai’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in New Banzai Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the New Banzai Common Stock and will be treated as described under the section of this prospectus titled “Tax Consequences for U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New Banzai Common Stock” below.

Dividends New Banzai pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends New Banzai pays to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New Banzai Common Stock

A U.S. Holder will recognize gain or loss on the sale, taxable exchange or other taxable disposition of New Banzai Common Stock. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the New Banzai Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible for taxation at reduced rates. The amount of capital gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its New Banzai Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its New Banzai Common Stock will generally equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.

Tax Consequences for Non-U.S. Holders

Taxation of Distributions

Subject to the discussions below regarding the Foreign Account Tax Compliance Act and backup withholding, in general, any distributions New Banzai makes to a Non-U.S. Holder of shares of New Banzai

Common Stock, to the extent paid out of New Banzai’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder), New Banzai will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend paid to Non-U.S. Holders of New Banzai Common Stock will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of New Banzai Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under the section of this prospectus titled “Tax Consequences for Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends New Banzai pays to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Exchange, or Other Taxable Disposition of New Banzai Common Stock

Subject to the discussions below regarding the Foreign Account Tax Compliance Act and backup withholding, a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of New Banzai Common Stock unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

New Banzai is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and, in the case where New Banzai Common Stock are traded on an established securities market, such Non-U.S. Holder has owned, directly or constructively, more than 5% of New Banzai Common Stock at any time within the shorter of the five-year period or such Non-U.S. Holder’s holding period for its New Banzai Common Stock.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

New Banzai will be classified as a United States real property holding corporation if the fair market value of New Banzai’s “United States real property interests” equals or exceeds 50% of the sum of the fair market value of New Banzai’s worldwide real property interests plus New Banzai’s other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. New Banzai does not believe it currently is or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and the gross proceeds of dispositions of, New Banzai Common Stock which is held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. Under proposed Treasury Regulations promulgated by the Treasury Department on December 13, 2018, which state that taxpayers may rely on the proposed Treasury Regulations until final Treasury Regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of New Banzai Common Stock. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which New Banzai Common Stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of New Banzai Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Prospective Non-U.S. Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in New Banzai Common Stock.

Information Reporting and Backup Withholding

Proceeds received in connection with the sale, exchange or other taxable disposition of New Banzai Common Stock may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding generally will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may claim a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

INFORMATION ABOUT 7GC

General

7GC is a blank check company incorporated in Delaware on September 18, 2020. 7GC was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination, with one or more businesses. 7GC is an emerging growth company and, as such, it is subject to all of the risks associated with emerging growth companies with one or more businesses. 7GC intends to effectuate an initial business combination using cash derived from the proceeds of the IPO and the sale of 7,350,000 Private Placement Warrants, 7GC’s shares, debt, or a combination of cash, shares, and debt.

Initial Public Offering

In September 2020, the Sponsor purchased 5,031,250 founder shares for an aggregate purchase price of $25,000, or approximately $0.005 per share. In December 2020, the Sponsor transferred 25,000 founder shares to each of 7GC’s four independent directors. In December 2020, 7GC effected a stock dividend of approximately 0.143 shares for each share of 7GC Class B Common Stock outstanding, resulting in an aggregate of 5,750,000 founder shares outstanding. The independent directors then retransferred an aggregate of 14,286 shares back to the Sponsor.

On December 28, 2020, 7GC consummated its IPO of 23,000,000 7GC Units (which included 3,000,000 7GC Units sold pursuant to the underwriters exercising their over-allotment option). Each 7GC Unit consists of one share of 7GC Class A Common Stock and one-half of one 7GC Public Warrant, with each whole 7GC Public Warrant entitling the holder thereof to purchase one share of 7GC Class A Common Stock for $11.50 per share. The 7GC Units were sold at a price of $10.00 per unit, generating gross proceeds of $230,000,000. Simultaneously with the completion of the IPO, 7GC completed the Private Placement at a purchase price of $1.00 per 7GC Private Placement Warrant, generating gross proceeds of $7,350,000.

Upon the completion of the IPO and the Private Placement, $230,000,000, comprised of $222,650,000 of the proceeds from the IPO (which amount includes $8,050,000 of the underwriters’ deferred discount) and $7,350,000 of the proceeds from the sale of the 7GC Private Placement Warrants, was placed in the Trust Account and invested in U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7(d) under the Investment Company Act, which invest only in direct U.S. government treasury obligations. In December 2022, 7GC instructed Continental to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at Morgan Stanley, with Continental continuing to act as trustee, until the earlier of the consummation of 7GC’s initial business combination or its liquidation. As of March 31, 2023 and December 31, 2022, the funds in the trust account are and were held solely in an interest-bearing demand deposit account.

7GC originally had up to 24 months from the closing of the IPO, or until December 28, 2022, to consummate an initial business combination. However, on December 21, 2022, the public stockholders approved the Extension, which extended the date by which 7GC must consummate its initial business combination by up to six months, or until June 28, 2023. On June 26, 2023, the public stockholders approved the Second Extension, which further extended the date by which 7GC must consummate its initial business combination by up to an additional six months, or until December 28, 2023.

In connection with the Extension, on December 21, 2022, 7GC issued to the Sponsor the 2022 Promissory Note, which provides for borrowings from time to time of up to an aggregate of $2,300,000. On October 4, 2023, 7GC also issued to the Sponsor the 2023 Promissory Note, which provides for borrowings from time to time up to an aggregate of $500,000. Up to $500,000 of the 2022 Promissory Note and all $500,000 of the 2023 Promissory Note may be drawn and used for working capital purposes and up to $1,800,000 of the 2022 Promissory Note may be drawn and used to finance deposits to the Trust Account in connection with the solicitation of the approval of the stockholders of 7GC to extend the deadline for 7GC to consummate an initial business combination. As of March 31, 2023, there was $377,500 outstanding as a Working Capital Drawdown under the 2022 Promissory Note and $900,000 outstanding as an Extension Drawdown. In connection with the Second Extension, on each of April 12, May 9, and June 13, 2023, 7GC borrowed $300,000 under the Promissory Note as an Extension Drawdown and deposited such amounts in the Trust Account. On July 3, 2023, 7GC borrowed $122,500 under the 2022 Promissory Note as a Working Capital Drawdown. As a result, the 2022 Promissory Note has been drawn in full and there is $1,800,000 outstanding as an Extension Drawdown and $500,000 outstanding as a Working Capital Drawdown under the 2022 Promissory Note as of the date of this proxy statement/prospectus. 7GC borrowed $250,000 under the 2023 Promissory Note on October 6, 2023, and, as a result, $250,000 is outstanding under the 2023 Promissory Note as of the date of this proxy statement/prospectus. The Promissory Notes are payable by 7GC upon the earlier of the consummation of the initial business combination or 7GC’s liquidation upon the failure of 7GC to consummate the initial business combination within the time period set forth in the Existing Charter.

If the initial business combination is not consummated by December 28, 2023, 7GC’s existence will terminate, and 7GC will distribute all amounts in the Trust Account.

7GC may elect to seek to further extend the deadline by which it must consummate its initial business combination. Such an extension would require the approval of the public stockholders to amend the Existing Charter, who would be provided the opportunity to at that time redeem all or a portion of their public shares (which would likely have a material adverse effect on the amount held in the Trust Account and other adverse effects on 7GC, such as its ability to maintain its listing on Nasdaq).

Fair Market Value of Target Business

The Nasdaq rules require that 7GC’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in, and taxes payable on income earned on, in the Trust Account) at the time of it signing a definitive agreement in connection with an initial business combination. The 7GC Board determined that this test was met in connection with the proposed business combination with Banzai as described in the section titled “Stockholder Proposal No. 1 — The Business Combination Proposal” in this proxy statement/prospectus.

Stockholder Approval of Mergers and Redemptions

Under the Existing Charter, in connection with any proposed business combination, 7GC is required to seek stockholder approval of a business combination at a meeting called for such purpose. Pursuant to the terms of the Business Combination as described in the section titled “7GC Special Meeting of In Lieu of 2023 Annual Meeting of Stockholders” in this proxy statement/prospectus, 7GC is seeking stockholder approval at a meeting called for such purpose at which public stockholders may seek to redeem their public shares for cash, regardless of whether they vote for or against the Business Combination Proposal, subject to the limitations described in this proxy statement/prospectus. Accordingly, in connection with the Mergers, public stockholders may seek to redeem their public shares for cash in accordance with the procedures set forth in this proxy statement/prospectus. 7GC will complete the Mergers only if the holders of a majority of the outstanding shares of 7GC Common Stock, voting together as a single class, vote in favor of the Mergers. A majority of the voting power of the issued and outstanding 7GC Common Stock entitled to vote at the Special Meeting must be present online or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business.

Voting Restrictions in Connection with Stockholder Meeting

Pursuant to the terms of the Letter Agreement, the Sponsor and each officer and director of 7GC signatory thereto has each agreed, among other things, to vote all shares of 7GC Common Stock held by them in favor of an initial business combination, and the Sponsor has agreed, among other things, pursuant to the terms of the Sponsor Support Agreement, to vote all shares of 7GC Common Stock held by it in favor of the adoption of the

Merger Agreement and approval of the Transactions. See the section titled “Summary of the Proxy Statement/Prospectus — Related Agreements” for more information about the Sponsor Support Agreement and the Letter Agreement. As of the date of this proxy statement/prospectus, the Sponsor Persons, collectively, own approximately 5,750,000 (or   %) of the issued and outstanding shares of 7GC Common Stock (5,650,000 of which are held by the Sponsor (396,500 of which are subject to forfeiture at closing of an initial business combination of 7GC pursuant to the Non-Redemption Agreements), and 100,000 of which, in the aggregate, are held by the independent directors). The quorum and voting thresholds at the Special Meeting, the Letter Agreement, and the Sponsor Support Agreement may make it more likely that 7GC will consummate the Mergers. In addition, pursuant to the terms of the Letter Agreement, the Sponsor and 7GC’s officers and directors have agreed to waive their redemption rights with respect to any founder shares and any shares of 7GC Class A Common Stock held by them in connection with the completion of a business combination.

Limitation on Redemption Upon Completion of 7GC’s Initial Business Combination

The Existing Charter provides that 7GC has until December 28, 2023 (or if such date is extended at a duly called special meeting, such later date) to complete its initial business combination. If 7GC is unable to complete its initial business combination by December 28, 2023 (or if such date is extended at a duly called special meeting, such later date), it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem the public shares at a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to 7GC to pay its taxes (less up to $100,000 of such net interest to pay dissolution expenses) by (B) the total number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of 7GC’s remaining stockholders and the 7GC Board, dissolve and liquidate, subject in each case to 7GC’s obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law . There will be no redemption rights or liquidating distributions with respect to 7GC Warrants, which will expire worthless if 7GC fails to complete its initial business combination by December 28, 2023.

The Sponsor and 7GC’s officers and directors have entered into the Letter Agreement, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares and any shares of 7GC Class A Common Stock held by them if 7GC fails to complete its initial business combination by December 28, 2023. However, if Sponsor or 7GC’s officers or directors acquired public shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if 7GC fails to complete its initial business combination by December 28, 2023.

Pursuant to the Letter Agreement, the Sponsor Persons agreed that they will not propose any amendment to the Existing Charter to modify (i) the substance or timing of the ability of holders of public to seek redemption in connection with an initial business combination, (ii) certain amendments to the Existing Charter prior to the completion of an initial business combination or (iii) (A) 7GC’s obligation to redeem 100% of the public shares if 7GC does not complete an initial business combination within such time set forth in the Existing Charter or (B) any other provisions relating to stockholders’ rights or pre-initial business combination activity, unless 7GC provides its public stockholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to 7GC to pay its taxes, divided by the number of then outstanding public shares. However, 7GC will only redeem its public shares so long as (after such redemption) its net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of its initial business combination and after payment of underwriters’ fees and commissions (so that it is not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that 7GC cannot satisfy the net tangible asset requirement (described above), it would not proceed with the amendment or the related redemption of its public shares at such time.

7GC expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds held outside the Trust Account, although it cannot assure you that there will be sufficient funds for such purpose. 7GC will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations it may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing 7GC’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, 7GC may request the trustee to release an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If 7GC were to expend all of the net proceeds of the IPO and the sale of the 7GC Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon 7GC’s dissolution would be approximately $    . The proceeds deposited in the Trust Account could, however, become subject to the claims of 7GC’s creditors which would have higher priority than the claims of 7GC’s public stockholders. 7GC cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $    . Under Section 281(b) of the DGCL, 7GC’s plan of dissolution must provide for all claims against 7GC to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before 7GC make any distribution of its remaining assets to its stockholders. While 7GC intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although 7GC has sought and will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses, and other entities with which we do business execute agreements with 7GC waiving any right, title, interest, or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility, or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against 7GC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, 7GC’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to 7GC than any alternative.

Examples of possible instances where 7GC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, 7GC’s independent registered public accounting firm, and the underwriters of the IPO will not execute agreements with 7GC waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts, or agreements with us.

In the event of the liquidation of the Trust Account upon the failure of 7GC to consummate its initial business combination within the time period set forth in the Existing Charter, the Sponsor has agreed to indemnify and hold harmless 7GC against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which 7GC may become subject as a result of any claim by (i) any third party for services rendered or products sold to 7GC or (ii) any Target with which 7GC has entered into a written letter of intent, confidentiality, or other similar agreement or business combination agreement; provided, however, that such indemnification of 7GC by the Indemnitor shall (x) apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, in each case, net of the interest that may be withdrawn to pay 7GC’s tax obligations, provided that such liability will (y) not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account and (z) not apply to any claims under 7GC’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

However, 7GC has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations, and 7GC believes that the Sponsor’s only assets are securities of 7GC. Therefore, 7GC cannot assure you that the Sponsor would be able to satisfy those obligations. None of 7GC’s officers or directors will indemnify 7GC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, 7GC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While 7GC currently expects that its independent directors would take legal action on 7GC’s behalf against the Sponsor to enforce its indemnification obligations, it is possible that 7GC’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If 7GC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to public stockholders may be reduced below $10.00 per share.

As described above, 7GC will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for 7GC’s independent registered public accounting firm), prospective target businesses or other entities with which 7GC does business execute agreements with 7GC waiving any right, title, interest, or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under its indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. 7GC will have access to certain funds from the proceeds of the IPO with which to pay any such potential claims (including costs and expenses incurred in connection with its liquidation, currently estimated to be no more than approximately $100,000). In the event that 7GC liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to 7GC’s public stockholders upon the redemption of its public shares in the event 7GC does not complete its initial business combination by December 28, 2023 may be considered a liquidating distribution under the DGCL. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the Trust Account distributed to 7GC’s public stockholders upon the redemption of its public shares in the event it does not complete its initial business combination by December 28, 2023 is not considered a liquidating distribution under the DGCL and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If 7GC is unable to complete its initial business combination by December 28, 2023, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem the public shares at a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to 7GC to pay its taxes (less up to $100,000 of such net interest to pay dissolution expenses) by (B) the total number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of 7GC’s remaining stockholders and the 7GC Board, dissolve and liquidate, subject in each case to 7GC’s obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is 7GC’s intention to redeem its public shares as soon as reasonably possible following December 28, 2023 and, therefore, 7GC does not intend to comply with those procedures. As such, 7GC’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of such date.

Because 7GC will not be complying with Section 280, Section 281(b) of the DGCL requires 7GC to adopt a plan, based on facts known to it at such time that will provide for 7GC’s payment of all existing and pending claims or claims that may be potentially brought against 7GC within the subsequent 10 years. However, because 7GC is a blank check company, rather than an operating company, and its operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, 7GC will seek to have all vendors, service providers (other than its independent registered accounting firm), prospective target businesses or other entities with which 7GC does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against 7GC are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.27 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under its indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

If 7GC files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, 7GC cannot assure you it will be able to return $    per share to its public stockholders. Additionally, if 7GC files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by 7GC’s stockholders. Furthermore, the 7GC Board may be viewed as having breached its fiduciary duty to 7GC’s creditors and/or may have acted in bad faith, thereby exposing itself and 7GC to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. 7GC cannot assure you that claims will not be brought against it for these reasons.

7GC’s public stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of 7GC’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend any provisions of the Existing Charter (A) to modify the substance or timing of 7GC’s obligation to offer redemption rights in connection with any proposed initial business combination or to redeem 100% of 7GC’s public shares if it does not complete its initial business combination by December 28, 2023 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of 7GC’s public shares if it is unable to complete its business combination by December 28, 2023, subject to applicable law. Stockholders who do not exercise their redemption rights in connection with an amendment to the Existing Charter would still be able to exercise their redemption rights in connection with a subsequent business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account.

Facilities

7GC’s executive offices are located at 388 Market Street, Suite 1300, San Francisco, CA 94111 and its telephone number is (628) 400-9284. 7GC’s executive offices are provided to 7GC by the Sponsor. 7GC pays the Sponsor a total of $10,000 per month for office space, utilities, and secretarial and administrative support.

Employees

7GC has two officers and does not intend to have any full-time employees prior to the completion of an initial business combination. These individuals are not obligated to devote any specific number of hours to 7GC’s matters, but they devote as much of their time as they deem necessary to 7GC’s affairs and intend to continue doing so until 7GC has completed its initial business combination. The amount of time they will devote in any time period will vary based on the stage of the initial business combination process 7GC is in.

Legal Proceedings

There is no material litigation, arbitration, or governmental proceeding currently pending against 7GC or any members of 7GC’s management team in their capacity as such, and 7GC and the members of 7GC’s management team have not been subject to any such proceeding in the twelve months preceding the date of this proxy statement/prospectus.

Merger Subs

First Merger Sub is a Delaware corporation and indirect, wholly owned subsidiary of 7GC. Second Merger Sub is a Delaware limited liability company and direct, wholly owned subsidiary of 7GC. Each of First Merger Sub and Second Merger Sub does not own any material assets or operate any business and was formed for the purpose of participating in the Business Combination.

7GC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this “7GC Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of 7GC. The statements in this management’s discussion and analysis of our financial condition and results of operations includes certain statements that are forward-looking statements, including statements regarding industry outlook, 7GC’s financial position, business strategy, the plans and objectives of management for future operations, and our expectations regarding the performance of our business, which are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections titled “Risk Factors,” “Information About 7GC” and 7GC’s consolidated financial statements, including the related notes, appearing elsewhere in this proxy statement/prospectus. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31.

Overview

7GC is a blank check company incorporated in Delaware on September 18, 2020. 7GC was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination, with one or more businesses. 7GC is an emerging growth company and, as such, it is subject to all of the risks associated with emerging growth. 7GC intends to effectuate an initial business combination using cash derived from the proceeds of the IPO and the sale of 7,350,000 Private Placement Warrants, 7GC’s shares, debt, or a combination of cash, shares, and debt.

Recent Developments

Extension Amendments; Related Redemptions

At the Extension Meeting held on December 21, 2022, 7GC’s stockholders approved the Extension, which extended the date which we must consummate our initial business combination from December 28, 2022, or within 24 months from the closing of the IPO, to June 28, 2023, or such earlier date as determined by the 7GC Board. In connection with the Extension and the Second Extension, 7GC stockholders holding 17,923,223 and 1,747,139 public shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. Following such redemptions, as of June 30, 2023, we had 3,329,638 public shares outstanding. In connection with the Extension, the Sponsor deposited into the Trust Account an aggregate of $900,000. In connection with the Second Extension, on each of April 12, May 9, and June 13, 2023, 7GC borrowed $300,000 under the 2022 Promissory Note as an Extension Drawdown, for a total outstanding amount of $1,800,000 and deposited such amounts in the Trust Account. During the three months ended June 30, 2023, an additional $122,500 was borrowed under the 2022 Promissory Note as a Working Capital Drawdown, for a total outstanding amount of $500,000. As of June 30, 2023 and December 31, 2022, $2,300,000 and $1,100,000 was outstanding on the 2022 Promissory Note, respectively.

At the Second Extension Meeting held on June 26, 2023, 7GC’s stockholders approved the Second Extension, which further extended the date which we must consummate our initial business combination from June 28, 2023 to December 28, 2023, or such earlier date as determined by the 7GC Board. In connection with the Second Extension, 7GC stockholders holding 1,747,139 public shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. Following such redemptions, we had 3,329,638 public shares outstanding. After the satisfaction of all such redemptions and the payment of taxes payable, the balance of the Trust Account was approximately $36.9 million.

Prior to the Second Extension Meeting, 7GC and the Sponsor entered into Non-Redemption Agreements with the holders in exchange for the holders agreeing either not to request redemption, or to reverse any previously submitted redemption demand with respect to an aggregate of 3,172,000 shares of 7GC Class A Common Stock of sold in its IPO, in connection with the Second Extension Meeting to, among other things, approve the Extension Amendment to extend the date by which 7GC must (i) consummate an initial business combination, (ii) cease all operations except for the purpose of winding up, and (iii) redeem or repurchase 100% of its 7GC Class A Common Stock included as part of the units sold in the IPO, from June 28, 2023 to December 28, 2023. In consideration of the foregoing agreements, immediately prior to, and substantially concurrently with, the closing of an initial Business Combination, (i) the Sponsor (or its designees) will surrender and forfeit to 7GC for no consideration the Forfeited Shares and (ii) the Company shall issue to the holders a number of shares of 7GC Class A Common Stock equal to the number of Forfeited Shares. 7GC estimated the aggregate fair value of the 396,500 7GC Class B Common Stock attributable to the holders to be $372,710 or $0.94 per share. The excess of the fair value of the 7GC Class B Common Stock was determined to be a cost associated with completing a Business Combination and a capital contribution from a related entity under SAB Topic 5T.

Proposed Business Combination

On December 8, 2022, 7GC entered into the Original Merger Agreement, and further, on August 4, 2023, entered into the Amendment, which amended and restated certain terms and conditions of and exhibits to the Original Merger Agreement.. Pursuant to the terms of the Merger Agreement, the parties thereto will enter into the Business Combination and the other Transactions, pursuant to which, among other things, (i) First Merger Sub will merge with and into Banzai, with Banzai surviving as an indirect wholly owned subsidiary of 7GC, and (ii) immediately after the First Merger, Banzai will merge with and into Second Merger Sub, with the Second Merger Sub surviving as a wholly owned subsidiary of 7GC. At the Closing, 7GC will change its name to Banzai International, Inc., and the New Banzai Class A Shares are expected to be listed on Nasdaq.

For more information about the Merger Agreement and the proposed Business Combination, see the section titled “Stockholder Proposal No. 1 — Business Combination Proposal.”

Liquidity and Going Concern

As of June 30, 2023, we had approximately $593,000 in cash and a working capital deficit of approximately $4.3 million (excluding the 2022 Promissory Note and public shares redeemed but not yet paid). During the period ended June 30, 2023, $411,000 was withdrawn from the Trust Account. As of December 31, 2022, we had approximately $1.0 million in cash and a working capital deficit of approximately $3.2 million (excluding the 2022 Promissory Note). During the year ended December 31, 2022, approximately $1.1 million was withdrawn from the Trust Account to pay tax obligations.

Subsequent to the consummation of the IPO, our liquidity has been satisfied through the net proceeds from the consummation of the IPO and the Private Placement held outside of the Trust Account and loans from the Sponsor. Additionally, during the year ended December 31, 2022, approximately $1.1 million of the interest earned on our investments held in the Trust Account was requested and released to us in order to pay our tax obligations. In addition, in order to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, provide us with Working Capital Loans. As of March 31, 2023 and December 31, 2021, there were no Working Capital Loans outstanding. During the three months ended June 30, 2023, $411,000 of the interest earned on our investments held in the Trust Account was requested and released to us in order to pay our tax obligations.

On December 21, 2022, we issued the 2022 Promissory Note to the Sponsor, which provides for borrowings from time to time of up to an aggregate of $2,300,000. Up to $500,000 of the 2022 Promissory Note may be drawn and used for Working Capital Drawdowns and up to $1,800,000 of the 2022 Promissory Note may be drawn and used for Extension Drawdowns. As of December 31, 2022, there was $200,000 outstanding as a Working Capital Drawdown under the 2022 Promissory Note and $900,000 outstanding as an Extension

Drawdown. On February 9, 2023, 7GC borrowed an additional $177,500 under the 2022 Promissory Note which was a Working Capital Drawdown. During the three months ended June 30, 2023, an additional $122,500 was borrowed under the 2022 Promissory Note as a Working Capital Drawdown, for a total outstanding amount of $500,000. During the three months ended June 30, 2023, an additional $900,000 was borrowed as an Extension Drawdown, for a total outstanding amount of $1,800,000. As of June 30, 2023 and December 31, 2022, $2,300,000 and $1,100,000 was outstanding under the 2022 Promissory Note, respectively.

The 2022 Promissory Note does not bear interest and is repayable in full upon the earlier of the consummation of an initial business combination or the date the Company liquidates the Trust Account upon the failure to consummate an initial business combination within the requisite time period. Upon the consummation of an initial business combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the 2022 Promissory Note, in whole or in part, into that number of shares of 7GC Class A Common Stock equal to the principal amount of the 2022 Promissory Note so converted divided by $10.00. The terms of such converted shares, if issued, will be identical to the terms of our public shares, except that such converted shares (x) will not be registered under the Securities Act and (y) will be subject to the terms of the Letter Agreement. The 2022 Promissory Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the 2022 Promissory Note and all other sums payable with regard to the 2022 Promissory Note becoming immediately due and payable.

In December 2022, we instructed Continental to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at Morgan Stanley, with Continental continuing to act as trustee, until the earlier of the consummation of our initial business combination or our liquidation. As a result, following the liquidation of investments in the trust account, the remaining proceeds from the IPO and the Private Placement are no longer invested in U.S. government securities or money market funds and, as of June 30, 2023 and December 31, 2022, the funds in the Trust Account were held solely in an interest-bearing demand deposit account.

We have incurred and expect to incur significant costs in pursuit of a business combination, which resulted in our accrued expenses being greater than the cash balance in our operating bank account. In connection with our assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements-Going Concern,” management has determined that the working capital deficit and the mandatory liquidation date and subsequent dissolution raise substantial doubt about our ability to continue as a going concern. If we are unable to complete an initial business combination by December 28, 2023, or such earlier date as determined by the 7GC Board, then we will cease all operations except for the purpose of liquidating. Management intends to close an initial business transaction prior to the termination date. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after December 28, 2023, or such earlier date as determined by the 7GC Board.

Various social and political circumstances in the United States and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the United States and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may also contribute to increased market volatility and economic uncertainties or deterioration in the United States and worldwide. Specifically, the continuing conflict between Russia and Ukraine and resulting market volatility could adversely affect 7GC’s ability to complete an initial business combination. In response to the conflict between Russia and Ukraine, the United States and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on our ability to complete an initial business combination and the value of 7GC’s securities.

Management continues to evaluate the impact of these types of risks and has concluded that while it is reasonably possible that these risks and uncertainties could have a negative effect on 7GC’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the accompanying consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any share redemption or other share repurchase that occurs after December 31, 2022, in connection with an initial business combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent we would be subject to the excise tax in connection with a business combination, extension vote or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, extension or otherwise, (ii) the structure of the business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the business combination (or otherwise issued not in connection with the business combination but issued within the same taxable year of the business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable to us and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. In order to mitigate the current uncertainty surrounding the implementation of the IR Act, our sponsor, or a designee, agreed to indemnify us for any excise tax liabilities with respect to any future redemptions that occur after December 31, 2022 and prior to or in connection with an initial business combination or liquidation of 7GC. The foregoing would mitigate a potential reduction in the cash available on hand to complete a business combination and in our ability to complete a business combination.

Results of Operations

Our entire activity since inception up to June 30, 2023, was in preparation for our formation, the Initial Public Offering, and in connection with identifying a target company for an initial business combination. We will not be generating any operating revenues until the closing and completion of our initial business Ccombination.

For the three months ended June 30, 2023, we had a net loss of $734,068, which consisted of approximately $891,000 in general and administrative expenses, $372,710 for non-redemption agreement costs incurred, $50,000 in franchise tax expense and approximately $97,000 in income tax expenses, offset by approximately $484,000 in gain on investments held in the Trust Account, and approximately $189,000 in gain from the change in fair value of derivative warrant liabilities.

For the six months ended June 30, 2023, we had a net loss of $1,541,273, which consisted of approximately $1,484,000 in general and administrative expenses, $372,710 for non-redemption agreement costs incurred, approximately $377,000 in loss from the change in fair value of derivative warrant liabilities, $100,000 in franchise tax expense, and approximately $233,000 in income tax expenses, offset by approximately $1,020,000 in gain on investments held in the Trust Account.

For the three months ended June 30, 2022, we had net income of approximately $2.8 million, which consisted of approximately $2.8 million in income from the change in fair value of derivative warrant liabilities and approximately $330,000 in gain on investments held in the Trust Account, partly offset by approximately $234,000 in general and administrative expenses, approximately $65,000 in franchise tax expense and approximately $11,000 in income tax expenses.

For the six months ended June 30, 2022, we had net income of approximately $9.5 million, which consisted of approximately $9.9 million in income from the change in fair value of derivative warrant liabilities, and approximately $344,000 in gain on investments held in the Trust Account, partly offset by approximately $573,000 in general and administrative expenses, approximately $114,000 in franchise tax expense and approximately $11,000 in income tax expenses.

Contractual Obligations

7GC does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor up to $10,000 per month for office space, utilities, secretarial and administrative services. Upon completion of a business combination or its liquidation, 7GC will cease paying these monthly fees.

Registration Rights

The holders of the founder shares, 7GC Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of 7GC Class A Common Stock issuable upon the exercise of the 7GC Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the founder shares) are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the IPO. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a business combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering our securities. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to a cash underwriting discount of 2.0% of the gross proceeds of the IPO, or $4.6 million in the aggregate. In addition, the representative of the underwriters is entitled to a deferred fee of 3.5% of the gross proceeds of the IPO, or approximately $8.1 million. The deferred fee will become payable to the representative of the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies and Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as our critical accounting policies:

Derivative Warrant Liabilities

7GC does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. 7GC evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC Topic 480

“Distinguishing Liabilities from Equity” (“ASC 480”) and ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period.

The 7GC Public Warrants and the 7GC Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, 7GC recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our unaudited condensed consolidated statements of operations. The fair value of the 7GC Public Warrants issued in the IPO and the 7GC Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the 7GC Private Placement Warrants have been estimated using a Monte Carlo simulation model at each measurement date. The fair value of the 7GC Public Warrants issued in connection with the IPO have subsequently been measured based on the listed market price of such warrants. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

7GC Class A Common Stock Subject to Possible Redemption

We account for 7GC Class A Common Stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of 7GC Class A Common Stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable 7GC Class A Common Stock (including 7GC Class A Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, shares of 7GC Class A Common Stock are classified as stockholders’ equity. 7GC Class A Common Stock features certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2023 and December 31, 2022, 3,329,638 and 5,076,777 shares of 7GC Class A Common Stock, respectively, subject to possible redemption are presented as temporary equity, outside of the stockholders’ deficit section of our consolidated balance sheets.

Under ASC 480-10-S99, we have elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of the reporting period. This method would view the end of the reporting period as if it were also the redemption date of the security. Effective with the closing of the IPO, we recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit. Subsequent changes result from Extension payments deposited in the Trust Account. The changes in the carrying value of the common stock, subject to possible redemption, result in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Income (Loss) Per Share of 7GC Common Stock

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” We have two series of 7GC Common Stock, which are referred to as 7GC Class A Common Stock and 7GC Class B Common Stock. Income and losses are shared pro rata between the two classes of shares. This presentation assumes a business combination as the most likely outcome. Net income (loss) per share of 7GC Common Stock is calculated by dividing net income (loss) by the weighted average number of shares of 7GC Common Stock outstanding for the respective period.

The calculation of diluted net income (loss) per 7GC Common Stock does not consider the effect of the warrants issued in connection with the IPO and the Private Placement to purchase an aggregate of 18,850,000 shares of 7GC Class A Common Stock in the calculation of diluted income per share, because their exercise is contingent upon future events. Accretion associated with the redeemable 7GC Class A Common Stock is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Standards

Our management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material impact on our consolidated financial statements.

Off-Balance Sheet Arrangements

As of June 30, 2023 and June 30, 2022, and as of December 31, 2022 and 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act is allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the IPO or until we are no longer an emerging growth company, whichever is earlier.

Factors That May Adversely Affect 7GC’s Results of Operations

7GC’s results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond 7GC’s control. See the section titled “Risk Factors.”

MANAGEMENT OF 7GC

Directors and Executive Officers

References in this section to “7GC,” “we,” “our,” or “us” refer to 7GC & Co. Holdings Inc. As of the date of this proxy statement/prospectus, 7GC’s directors and officers are as follows:

Name	Age	Position
Jack Leeney	38	Chairman of the Board, Chief Executive Officer, and President
Christopher Walsh	31	Chief Financial Officer, Chief Operating Officer, and Secretary
Thomas D. Hennessy	38	Director
M. Joseph Beck	37	Director
Courtney Robinson	38	Director
Tripp Jones	42	Director
Kent Schofield	43	Director
Patrick Eggen	48	Director

Jack Leeney has served as our Chairman and Chief Executive Officer since inception. Since September 2016, Mr. Leeney has served as a Founding Partner of 7GC & Co Sarl and is responsible for running the firm’s operations. Mr. Leeney led the firm’s investments in Cheddar TV, Capsule Pharmacy, hims & hers, Jyve, Roofstock, The Mom Project, and Reliance Jio. Since 2020, he has served as a director for The Mom Project. From December 2020 to November 2022, he served as a director of PropTech Investment Corporation II (“PTIC”), a SPAC that closed an initial business combination with RW National Holdings, LLC (d/b/a Appreciate), the parent holding company of Renters Warehouse, in November 2022. Between April 2011 and December 2016, Mr. Leeney served on the boards of directors of Quantenna Communications, Inc. (Nasdaq: QTNA), DoAt Media Ltd. (Private), CinePapaya (acquired by Comcast), Joyent (acquired by Samsung), BOKU, Inc. (AIM: BOKU), Eventful (acquired by CBS), and Blueliv (Private). Previously, Mr. Leeney served as the Head of U.S. Investing for Telefonica Ventures, the investment arm of Telefonica (NYSE: TEF), between June 2012 and September 2016 and as an investor at Hercules Capital (NYSE: HTGC) between May 2011 and June 2012. He began his career as a technology-focused investment banker at Morgan Stanley in 2007, where he worked on the initial public offerings for Tesla Motors, LinkedIn, and Pandora. Mr. Leeney holds a B.S. from Syracuse University. Mr. Leeney is well qualified to serve as director due to his extensive venture capital experience.

Christopher Walsh has served as our Chief Financial Officer and Chief Operating Officer since inception. Since September 2020, Mr. Walsh has served as a Vice President at 7GC & Co Sarl, where he is responsible for sourcing new investment opportunities and due diligence for all fund investments. Mr. Walsh assisted with the successful launch of Empros Capital in 2016, a boutique merchant bank that worked with pre-IPO and growth-stage technology companies, where he worked until 2019. Mr. Walsh played an active role in working with Empros Capital’s portfolio companies, working closely with management teams of several “Unicorn” companies within the FinTech, Enterprise Software, Online Marketplace, and Mobility verticals. Mr. Walsh began his career as a technology investor at Disruptive Technology Advisers in 2015, where he invested in and advised growth stage companies including Palantir Technologies. Mr. Walsh holds a B.A. degree from Wesleyan University.

Thomas D. Hennessy has served as one of our directors since December 2020. From August 2020 to November 2022, he served as the Chairman, Co-Chief Executive Officer and President of PTIC, a SPAC that closed an initial business combination with RW National Holdings, LLC (d/b/a Appreciate), the parent holding company of Renters Warehouse, in November 2022. From November 2019 to December 2020, he served as the Chairman, Co-Chief Executive Officer and President of PropTech Acquisition Corporation (“PTAC”), a SPAC that closed an initial business combination with Porch.com in December 2020. Mr. Hennessy has served as the Managing Partner of Real Estate Strategies of Hennessy Capital LLC since July 2019. From September 2014 to July 2019, Mr. Hennessy served as a Portfolio Manager at ADIA, the largest global institutional real estate investor, where he was responsible for managing office, residential, and retail assets in the U.S. totaling over $2.1 billion of net asset value or $5.0 billion of gross asset value. While at ADIA, Mr. Hennessy executed over $475 billion of equity commitments to U.S. acquisitions and developments and over $435 million of limited partner equity commitments to opportunistic real estate equity funds, real estate credit funds, and real estate technology venture capital funds. Mr. Hennessy also created and led ADIA’s PropTech investment mandate, which included committing equity to PropTech. From January 2011 to April 2014, Mr. Hennessy served as an associate at Equity International Management LLC, an opportunistic real estate private equity fund founded by Sam Zell, where he evaluated investments and structured equity investments in real estate operating platforms in emerging markets. From September 2009 to January 2011, Mr. Hennessy served as an associate for CERES Real Estate Partners LLC, a private investment management company. From June 2007 to June 2009, Mr. Hennessy served as an analyst in the investment banking division of Credit Suisse, where he focused on mergers and acquisitions for companies in the real estate, gaming, lodging and leisure sectors as well as public and private financings of equity, debt, and structured products. Mr. Hennessy is the son of Daniel J. Hennessy, one of our advisors. Mr. Hennessy holds a B.A. degree from Georgetown University and an M.B.A. from the University of Chicago Booth School of Business. Mr. Hennessy is well qualified to serve as director due to his extensive SPAC and private equity experience.

M. Joseph Beck has served as one of our directors since December 2020. From August 2020 to November 2022, he also served as the Co-Chief Executive Officer, Chief Financial Officer, and a director of PTIC, a SPAC that closed an initial business combination with RW National Holdings, LLC (d/b/a Appreciate), the parent holding company of Renters Warehouse, in November 2022, and has served as a director of the post-combination company since November 2022. From November 2019 to December 2020, he served as the Co-Chief Executive Officer, Chief Financial Officer and a director at PTAC, a SPAC that closed an initial business combination with Porch.com in December 2020. Mr. Beck has served as the Managing Partner of Real Estate Strategies of Hennessy Capital LLC since July 2019. From August 2012 to July 2019, Mr. Beck served as a Senior Investment Manager at ADIA, where he was responsible for managing office, residential, industrial, and retail assets in the U.S. totaling over $2.7 billion of net asset value or $3.6 billion of gross asset value. While at ADIA, Mr. Beck executed over $2.2 billion of equity commitments to U.S. acquisitions and developments and over $400 million of limited partner equity commitments to opportunistic real estate equity funds and real estate credit funds. Mr. Beck also led an internal restructuring of a seven-asset, $3.5 billion gross asset value portfolio at the ADIA. From July 2008 to August 2012, Mr. Beck served as an analyst in the Investment Banking Division of Goldman, Sachs & Co., where he focused on mergers and acquisitions for companies in the real estate sector as well as public and private financings of equity, debt, and structured products. Mr. Beck holds a B.A. degree from Yale University. Mr. Beck is well qualified to serve as director due to his extensive SPAC and investment experience.

Courtney Robinson has served as one of our directors since December 2020. Since October 2014, Ms. Robinson has served as a Founding Partner of Advance Venture Partners LLC, a growth stage venture capital firm, and is responsible for the firm’s consumer investment practice. Ms. Robinson led the firm’s investments in Bellhops, a technology-enabled moving service; Brandable, a portfolio of CPG brands; Curology, a personalized skincare provider; Modsy, an interior design marketplace; Rent the Runway, a subscription clothing business; and Sawyer, an education marketplace. She also served as a director of PTAC, a SPAC that closed an initial business combination with Porch.com, from November 2019 to December 2020. From December 2020 to November 2022, she served as a director of PTIC, a SPAC that closed an initial business combination with RW National Holdings, LLC (d/b/a Appreciate), the parent holding company of Renters Warehouse, in November 2022. Between December 2011 and October 2014, Ms. Robinson was a Founding Principal at American Express Ventures, the investment arm of American Express (NYSE: AXP), and before that, served as Director of Business Development at Plum District, a local commerce marketplace, between February 2011 and December 2011. She began her career as a technology-focused investment banker at GCA Savvian Advisors LLC in 2006. Ms. Robinson holds a B.A. from Columbia University. Ms. Robinson is well qualified to serve as a director due to her extensive investment and advisory experience.

Tripp Jones has served as one of our directors since December 2020. Since June 2021, Mr. Jones has served as a General Partner of Uncork Capital, a venture capital firm, where he is responsible for making early-stage investments. Between May 2011 and May 2021, Mr. Jones served as a General Partner of August Capital, a venture capital firm, where he was responsible for the firm’s Special Opportunities funds and led the firm’s investments in ADARA, BARK, CommonBond, Compology, Hipcamp, Paperless Post, Quandl, Revel, Rocketmiles, Spacious, Sun Basket, Wattpad, and Yumi. He currently acts a director of Yumi, Sun Basket, Cosmopology, CommonBond.io, Paperless Post, Bark, and Adara, and acts as a board observer for Hipcamp and Sendbird. From October 2013 to August 2019, Mr. Jones served on the boards of directors of Spacious.com (acquired by WeWork), Quandl (acquired by Nasdaq), RJMetrics (acquired by Magento Commerce), and RocketMiles (acquired by Priceline). Between June 2007 and May 2011, Mr. Jones served as a Senior Associate at Spectrum Equity Investors, and between August 2005 and June 2007, served as an analyst at JMP Securities. Mr. Jones began his career as an investment banker at BMO Capital Markets. Mr. Jones holds a B.A. from Princeton University. Mr. Jones is well qualified to serve as director due to his extensive venture capital and investment experience.

Kent Schofield has served as one of our directors since December 2020. Since December 2022, Mr. Schofield has served as the CFO of Welcome Tech, a digital services provider to the US immigrant community. From September 2021 to December 2022, he served as the Vice President of Finance and Strategy at Shipbob, Inc., a global technology logistics company. From April 2017 to September 2021, Mr. Schofield served as the Financial, Planning and Analysis team leader at Uber Technologies, Inc., or Uber (NYSE:UBER). Mr. Schofield also was head of investor relations in 2019, before, during, and after Uber’s initial public offering in May 2019. Between September 2010 and June 2015, Mr. Schofield served as a Vice President and lead equity analyst at Goldman Sachs within the TMT division. From December 2006 to September 2010, Mr. Schofield served as an associate equity research analyst at Citigroup, where he covered Software, Enterprise Information Technology and Hardware sectors. Mr. Schofield began his career as an equity research analyst at Prudential Securities in 2004. Mr. Schofield holds a B.A. in Economics from UCLA. Mr. Schofield is well qualified to serve as director due to his extensive public market investing and financial experience.

Patrick Eggen has served as one of our directors since December 2020. Since March 2018, Mr. Eggen has served as a Founding General Partner of Counterpart Ventures, an early-stage venture capital firm. Mr. Eggen led the firm’s investments in Sense360, a data insights platform (acquired by Medallia in 2020), Particle, an IoT platform for the enterprise, Cloudbeds, a hospitality management platform, and Prismo Systems, cybersecurity software for the enterprise. Between February 2005 and March 2018, Mr. Eggen was a Managing Director at Qualcomm Ventures, where he oversaw North America investment strategy and founded their Global Early Stage Fund, whose investments included Zoom (Nasdaq:ZM), Cruise (acquired by General Motors), 99 (acquired by Didi), Matterport, Noom and SwiftNav. Additionally, he co-sponsored investments in Ring (acquired by Amazon) and Waze (acquired by Google). Prior investments (exits) include Aicent, Avaak (acquired by NetGear), Divide (acquired by Google), Clicker (acquired by CBS), Magisto (acquired by IAC), Tempo.AI (acquired by Salesforce), ThinkNear (acquired by Telenav), and Viewdle (acquired by Google). From July 1998 to September 2001, Mr. Eggen served as an analyst in the Investment Banking Division of Salomon Smith Barney, where he focused on mergers & acquisitions and capital raising advisory in the Global Telecommunications team. Mr. Eggen holds a B.A. from Northwestern University and a M.B.A. from the Northwestern Kellogg School of Management. Mr. Eggen is well qualified to serve as director due to his extensive venture capital and investment experience.

Advisors

In addition to our independent directors, we have recruited two highly accomplished senior advisors who bring to us significant experience in SPACs, global investment management, public and private equity and debt capital markets. Our senior advisors advise us on public company governance, executive leadership, human capital management, corporate strategy and capital markets. Our senior advisors have served as directors, officers, executives, and partners for publicly-listed and privately-owned companies, private equity firms, and global investment managers. In addition to advising us in the areas of assessment of key risks and opportunities and due diligence, our senior advisors may also advise us after the completion of our business combination in overseeing our strategy and value creation plan where relevant expertise exists.

Our advisors (i) provide their business insights when we assess potential business combination targets and (ii) upon our request, provide their business insights as we work to create additional value in the businesses in which we may invest. In this regard, they fulfill some of the same functions as our board members. However, they have no written advisory, employment or advisory agreement with us or any other employment or compensation arrangements with us. Moreover, our advisors are not under any fiduciary obligations to us, and they will not perform board or committee functions or have any voting or decision-making capacity on our behalf. They are not required to devote any specific amount of time to our efforts or be subject to the fiduciary requirements to which our board members are subject. Accordingly, if any of our advisors becomes aware of a business combination opportunity that is suitable for any of the entities to which he has fiduciary or contractual obligations (including other blank check companies), he will honor his fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. We may modify or expand our roster of advisors as we source potential business combination targets or create value in businesses in which we may invest.

Daniel J. Hennessy is one of our senior advisors and is the Founder and the Managing Member of Hennessy Capital LLC, an alternative investment firm founded in 2013 that focuses on sustainable industrial technology, infrastructure, and real estate technology sectors. Since January 2021, he has also served as Chairman and CEO of Hennessy Capital Acquisition Corp. VI. From August 2020 to November 2022, he served as a senior advisor to PTIC, a SPAC that closed an initial business combination with RW National Holdings, LLC (d/b/a Appreciate), the parent holding company of Renters Warehouse, in November 2022. From October 2020 to January 2023, Mr. Hennessy also served as Chairman and Chief Executive Officer of Hennessy Capital Acquisition Corp. V. From March 2019 to December 2020, Mr. Hennessy served as Chairman and CEO of Hennessy Capital Acquisition Corp. IV (NASDAQ: HCAC). Mr. Hennessy also served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Acquisition Corp. III, which merged with NRC Group Holdings, LLC, a global provider of comprehensive environmental, compliance and waste management services, now known as US Ecology, Inc. (NASDAQ: ECOL), and served as a director from January 2017 to October 2019. From April 2015 to February 2017, Mr. Hennessy served as Chairman and CEO of Hennessy Capital Acquisition Corp. II, which merged with Daseke in February 2017 and is now known as Daseke, Inc. (NASDAQ: DSKE), and from February 2017 to June 2021, served as its Vice Chairman. From September 2013 to February 2015, Mr. Hennessy served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Acquisition Corp., which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (NASDAQ: BLBD), and previously served as a director from September 2013 to April 2019. From 1988 to 2016, Mr. Hennessy served as a Partner at Code Hennessy & Simmons LLC (n/k/a CHS Capital or “CHS”), a middle-market private equity investment firm he co-founded in 1988. Prior to forming CHS, Mr. Hennessy was employed by Citicorp from 1984 to 1988 as head of the Midwest Region for Citicorp Mezzanine Investments and Vice President and Team Leader with Citicorp Leveraged Capital Group. He began his career in 1981 in the oil and gas lending group at Continental Illinois National Bank (now Bank of America) where he was a Banking Officer. Mr. Hennessy holds a B.A. degree, magna cum laude, from Boston College and an M.B.A. from the University of Michigan Ross School of Business. Mr. Hennessy is the father of Thomas D. Hennessy, an independent director.

Dr. Steffen Pauls currently serves as a Founding Partner of 7GC, a growth stage venture capital fund founded in 2015 that focuses on technology investments. Since October 2015, Dr. Pauls has also served as Founder and Chairman of Moonfare gmbH, an investing platform that has invested over $400 million across various alternative investment funds. From 2004 to 2015, Dr. Pauls served as a Managing Director of KKR & Co. Inc., or KKR, where he was a senior member of KKR’s deal team, responsible for the German market, deal origination, due diligence and portfolio coverage. Additionally, Dr. Pauls was a senior member of KKR Capstone, the firm’s “Operations Group.” Between 1999 and 2003, Dr. Pauls served on the boards of directors of

ATU Auto-Teile-Unger Handels GmbH & Co KG (Private), Die 1&1 Versatel GmbH (Private), Hertha BSC (Private), United Group B.V. (Private), and Pro7Sat1 Group (PSM:DE). Previously, Dr. Pauls served as the Co-Founder and CEO for First Five Inc. (Private). He began his career at Boston Consulting Group from 1993 to 1999. Dr. Pauls holds a Master’s degree from the University of Mannheim in Germany, an MBA from ESSEC in France, and a Doctoral degree from University of Trier in Germany.

Corporate Governance

Number and Terms of Office of Officers and Directors

The 7GC Board consists of seven directors and is divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The first class of directors, consisting of Tripp Jones and Patrick Eggen, were re-elected at the Extension Meeting for a term that will expire at 7GC’s annual meeting of stockholders to be held in 2025 or until their successors are appointed and qualified. The term of office of the second class of directors, consisting of Courtney Robinson and Kent Schofield, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Jack Leeney, Thomas D. Hennessy, and M. Joseph Beck, will expire at the third annual meeting of stockholders.

7GC’s officers are appointed by the 7GC Board and serve at the discretion of the 7GC Board, rather than for specific terms of office. The 7GC Board is authorized to appoint persons to the offices set forth in 7GC’s bylaws as it deems appropriate. 7GC’s bylaws provide that 7GC’s officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries, and such other officers as may be determined by the 7GC Board.

Director Independence

Nasdaq listing standards require that a majority of the 7GC Board be independent. The 7GC Board has determined that Kent Schofield, Tripp Jones, Patrick Eggen, and Courtney Robinson are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. 7GC’s independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the 7GC Board

The 7GC Board has two standing committees: an audit committee and a compensation committee. Each committee operates under a charter that is approved by the 7GC Board and has the composition and responsibilities described below.

Audit Committee

We have established an audit committee (the “Audit Committee”) of the 7GC Board. Kent Schofield, Tripp Jones, and Patrick Eggen serve as members of the Audit Committee, and Mr. Schofield chairs the Audit Committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the Audit Committee, all of whom must be independent. Each of Kent Schofield, Tripp Jones, and Patrick Eggen meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the Audit Committee is financially literate and the 7GC Board has determined that Mr. Schofield qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee (the “Compensation Committee”) of the 7GC Board. Courtney Robinson and Tripp Jones serve as members of the Compensation Committee and Courtney Robinson chairs the Compensation Committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the Compensation Committee, all of whom must be independent. Courtney Robinson and Tripp Jones are independent, and Ms. Robinson chairs the compensation committee.

We have adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluations;

•	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating, and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to the Sponsor of $10,000 per month for office space, utilities and secretarial and administrative support and reimbursement of expenses until the earlier of the consummation by 7GC of an initial business combination or the liquidation of 7GC, no compensation of any kind, including finders, consulting or other similar fees, has been or will be paid to any of 7GC’s existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the Compensation Committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The Compensation Committee’s charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

7GC does not have a standing nominating committee, though it intends to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the 7GC Board. The 7GC Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Kent Schofield, Tripp Jones, Patrick Eggen, and Courtney Robinson. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the 7GC Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of 7GC’s executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on the 7GC Board. None of the members of the Compensation Committee is currently or has been during 7GC’s last fiscal year, one of 7GC’s officers or employees.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers, and employees. We filed a copy of our Code of Ethics and the Audit Committee’s and the Compensation Committee’s charters as exhibits to the IPO registration statement. You can review these documents by accessing our public filings on the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

INFORMATION ABOUT BANZAI

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Banzai International, Inc. prior to the consummation of the Business Combination.

Banzai is a MarTech company that provides marketers with the tools they need to target, engage, and analyze their audience, all under one trusted brand. Our mission is to help our customers accomplish their mission – through better marketing, sales, and customer success outcomes. Banzai offers our customers an integrated platform enabling companies of all sizes to target, engage, and measure both new and existing customers more effectively.

We believe great marketing results are rooted in data-driven insights which are lacking in almost all of today’s marketing tools, forcing marketers to cobble together technologies at great time and expense. Artificial intelligence (“AI”), data, and analytics technologies are advancing rapidly. These technologies will enable dramatic improvements in productivity and ROI for marketers across virtually every type of marketing activity. We believe it’s inevitable that marketers will adopt MarTech solutions that seamlessly incorporate these technologies.

Banzai’s vision is to increase the value of every customer interaction for every company in the world. We plan to do this by delivering SaaS MarTech tools that leverage data, analytics, and AI to improve all types of customer interactions and provide powerful benefits to our customers across three key areas of focus: targeting, engagement, and measurement.

Banzai’s platform currently includes three products:

•	Demio – SaaS solution for webinars designed for marketing, sales, and customer success teams.

•	Boost – SaaS solution for social sharing designed to increase attendance for Demio-hosted events by enabling easy social sharing by event registrants.

•	Reach – SaaS and managed services offering designed to increase registration and attendance of marketing events. We plan to end service for Reach at the end of FY2023.

Banzai sells recurring subscription licenses typical in SaaS businesses. Demio pricing tiers are based on the number of host-capable users, desired feature sets, and maximum audience size. Boost pricing tiers are based on the Demio plan to which the customer subscribes. Reach pricing is based on the number of event campaigns a customer has access to run simultaneously or the maximum number of registrations a customer is allowed to generate per subscription period. Banzai’s customer contracts vary in term length from single months to multiple years. It is common for our customers to upgrade their subscriptions to include additional licenses or additional products. For example, as of June 30, 2023, a few months after the launch of the Boost product, approximately 2.2% of Demio customers had also purchased the Boost add-on product.

The first product Banzai launched was Reach, followed by the acquisition of Demio in 2021 and the launch of Boost in 2023. Our customer base included over 3,500 customers in 50+ countries as of the twelve months ended December 31, 2022. Our customers represent a variety of industries, including financial services, e-commerce, technology, and others. Our customers range in size from solo entrepreneurs and small businesses to members of the Fortune 500. No single customer represents more than 1% of our revenue. Since 2021, we have focused on increasing mid-market and enterprise customers for Demio. Our progress towards this is reflected in our increase in multi-host Demio customers from 23 on January 1, 2021, to 163 on March 31, 2023, a seven-fold increase.

Our Values

Banzai’s culture is unique and an important contributor to our success. Our culture allows us to scale our business by attracting and retaining great people who are aligned to our values. Having shared values enables our team members to make independent decisions, encourages accountability, and fosters collaboration. Banzai’s culture is defined by four core values:

1.

Learning. Technology and marketing are constantly changing. Banzai values learning because adaptation is essential to delivering the best solutions for our customers. Banzai team members are open-minded, critical-thinkers who are willing to disagree, try new things, and change their minds when warranted.

2.

Serving Others. Nothing happens without our customers. Banzai values Serving Others because serving customers is the reason we exist. Banzai team members prioritize the needs of our customers, our team, and our communities.

3.

Game Changing. To succeed in a competitive marketplace, we have to deliver impactful solutions for our customers. Banzai team members find creative solutions, raise the bar, take risks, and help our customers realize more successful outcomes.

4.

“10,000 Years.” To achieve long-term success, we must plan and act with the end goal in mind. Banzai values the symbolism of the term “10,000 Years” (the literal translation of the Japanese word “Banzai”), because it reminds us that we’re building for the future — to something greater than what we see today — and that each day we’re contributing toward that vision.

Industry Background and Trends

The MarTech industry has experienced significant growth and transformation in recent years. As companies increasingly rely on digital channels to reach customers, the demand for MarTech solutions has grown. MarTech refers to the software and tools that enable marketers to plan, execute, and measure their campaigns across various channels.

The MarTech landscape is vast and complex, with thousands of vendors offering a wide range of solutions. There are 9,932 MarTech companies included in the 2022 Marketing Technology Landscape report published by ChiefMartec, a leading marketing technology research group. MarTech solutions can be grouped into several broad categories, including advertising and promotion, content and experience, social and relationships, commerce and sales, data management and analytics, and marketing automation.

One of the key drivers of growth in the MarTech industry is the increasing importance of data-driven marketing. As companies collect more data on their customers’ behaviors and preferences, they need more sophisticated tools to analyze this data and use it to inform and optimize their marketing strategies. This has led to a proliferation of customer data platforms, customer relationship management (“CRM”) systems, analytics tools, and other solutions that help marketers make sense of their data and utilize it more effectively.

Another trend driving growth in the MarTech industry is the rise of AI and machine learning. These technologies can be used to automate many aspects of marketing campaigns, from ad targeting to content creation. Overall, the MarTech industry is expected to continue growing rapidly in the coming years as companies invest more heavily in digital marketing channels. However, with so many vendors offering similar solutions, competition is fierce, making it essential for MarTech companies to differentiate themselves through innovation and exceptional customer service.

There are several key trends in MarTech that are shaping the industry and driving innovation:

1.

Personalization: Consumers today expect personalized experiences from the brands they interact with, and MarTech solutions are helping companies deliver on this expectation. By leveraging data and AI, marketers can create highly targeted campaigns that speak directly to individual customers’ needs and preferences.

2.

Automation: As marketing campaigns become more complex, automation is becoming increasingly important. By leveraging data and AI, MarTech solutions can automate many aspects of marketing, from ad targeting to content creation, freeing up marketers’ time to focus on strategy and creativity.

3.

Integration: With so many different MarTech solutions available, integration has become a major challenge for marketers. To address this issue, many vendors are working to create more open platforms that can easily integrate with other tools and systems. The growing trend of open platforms allows us to gather larger amounts of data as an input from an increasing variety of marketing tools and platforms to then leverage in AI systems.

4.

Data Privacy: With the increasing importance of data-driven marketing comes a greater need for data privacy and security. MarTech vendors are working to ensure that their solutions comply with regulations like the EU General Data Protection Regulation (“GDPR”) and the California Consumer Privacy Act of 2018 (“CCPA”), while also providing customers with greater control over their data.

5.

Results Driven Environment: In today’s economic environment, marketers are faced with internal pressure to prove the value of every dollar spent while also maintaining results across every channel. Marketers require a complete view of performance and ROI of all marketing campaigns and investments to enable better decision making and streamline their operations.

The MarTech industry is constantly evolving, and these trends are just a few of the many factors shaping its future. As technology continues to advance, the success of any MarTech company will depend on its ability to adapt to these trends and deliver real value to marketers and their customers alike.

Market Size

Banzai competes within the business-to-business (“B2B”) MarTech value chain, which encompasses tasks ranging from acquiring and nurturing leads, to executing and optimizing campaigns and managing and measuring content, data, and performance.

Banzai engaged Verista Partners Inc., also known as Winterberry Group (“Winterberry”), to conduct an analysis of the MarTech opportunity Banzai is pursuing. Winterberry provided a Strategic Due Diligence Assessment Report (the “Winterberry Report”) to Banzai on April 14, 2023, which estimates the size of our total addressable market (our “TAM”), which is defined to include B2B spending in the United States on demand generation, marketing automation, digital events platforms, account-based marketing, customer relationship management, engagement, content management systems, customer data platforms, measurement and attribution, and predictive and prescriptive analytics. The Winterberry Report estimates our TAM to be an estimated $28.09 billion in 2023 and forecasts our TAM to reach an estimated $39.42 billion by 2026. This represents a projected compound annual growth rate (“CAGR”) of 11.80% during the 2020 to 2026 period.

The Winterberry Report also estimates our Serviceable Addressable Market (our “SAM”), which is defined to include B2B spending in the United States on measurement and attribution, demand generation, and digital events platforms. The Winterberry Report estimates our SAM to be an estimated $5.42 billion in 2023 and forecasts our SAM to reach an estimated $8.37 billion by 2026. This represents a projected CAGR of 16.07% during the 2020 to 2026 period.

To calculate our estimated SAM and TAM, Winterberry started with the B2B MarTech stack from acquiring and nurturing leads to executing and optimizing campaigns to managing and measuring content, data and performance. Within that value chain, Winterberry identified which components were core to the Banzai business as of the date of the Winterberry Report (i.e., measurement and attribution, demand generation, and digital events platforms) and which would be natural adjacencies and future offerings (i.e., demand generation, marketing automation, digital events platforms, account-based marketing, customer relationship management, engagement, content management systems, customer data platforms, measurement and attribution, and predictive and prescriptive analytics). The identified core components make up our SAM, and both core components and adjacent and future offerings are included in our TAM. Winterberry then sized each component individually utilizing a range of sources estimating market spending and forecasted growth rates, including Winterberry proprietary models, as well as various other market research company products and forecasts. Depending on the estimate and whether it was global or included in B2B use cases, Winterberry utilized assumptions that 25% of spend is B2B and 33% of global spend is U.S.-specific.

The models provided by Winterberry were based on economic forecasts from government and private sector analysts as well as third-party media forecasts primarily provided by marketing agencies, governing bodies and associations, trade publications, and research analysts, all of which are subject to change. There are uncertainties inherent in attempting to make such projections and forecasts, and investors are encouraged to perform their own investigation and carefully consider such uncertainties.

Products and Services

Banzai’s platform offers three SaaS products: Demio, Boost, and Reach.

Demio

Demio is a user-friendly, browser-based webinar platform with extensive data and marketing features designed to help businesses effectively engage with their audience through live events and on-demand, interactive video content. Demio enables customers to create, host, and manage webinars with ease, providing a suite of tools and features that enhance audience interaction, generate leads, and drive sales. Demio provides the following features and benefits to customers:

1.

Easy Webinar Creation and Setup: Demio allows users to quickly create and schedule webinars with a simple, intuitive interface. Users can customize their webinar registration pages, add branding elements, and set up email reminders for attendees.

2.

Live Webinars: Customers can host live webinars, where they can interact with their audience in real-time using features like polls, question & answer sessions, featured actions, and pre-loaded content.

3.

Automated Webinars: Automated webinars run on a pre-set schedule and can run with or without participation from the host. This flexibility enables businesses to reach their audience at the most convenient times and increase engagement.

4.

Audience Interaction: Demio offers a range of engagement tools, such as polls, question & answer sessions, and real-time chat, which allow presenters to interact with their audience during the webinar and helps create a more interactive experience, leading to higher attendee engagement.

5.

Screen Sharing and Presentations: Presenters can share their screen, display slides, or play videos during the webinar, providing a seamless multimedia experience for the audience. This helps to create a more professional and polished presentation.

6.

Integration with Marketing Tools: Demio integrates with various marketing tools and platforms, such as CRM systems, email marketing services, and marketing automation software, allowing users to streamline their lead generation and follow-up processes.

7.

Analytics and Reporting: Demio provides detailed analytics and reporting features, giving users insights into attendee engagement, registration conversion, and overall webinar performance. This data can help businesses optimize their webinar strategies and improve their results.

8.

Lead Generation and Sales: With customizable registration forms, Demio enables customers to capture lead information during the registration process. Additionally, Demio’s built-in call-to-action (“CTA”) feature allows presenters to promote products or services during the webinar, driving sales and audience conversions.

In summary, Demio enables customers to create and host engaging, interactive webinars with ease, helping businesses generate leads, drive sales, and foster strong relationships with their audience.

Boost

Boost is a tool utilized by customers to enhance participation in their Demio webinars. This tool allows registered attendees to promote Demio webinars on social media platforms. Moreover, Boost offers incentives to current registrants to encourage additional signups. In this manner, registrants become promoters, with the ability to tailor promotional content for platforms such as Facebook, LinkedIn, Twitter, and email. Boost’s native integration with Demio ensures a smooth user experience. Boost offers customers a series of features and benefits, as outlined below:

1.	Email Notifications: Boost integrates with Demio to send automated notifications to all event registrants directing them to a share page.

2.	Social Sharing: Boost provides a share page that makes it easy for registrants to share Demio registration links on LinkedIn, Twitter, Facebook, and via email.

3.	Link Tracking: Boost’s seamless link tracking enables customers to identify which registrants have driven additional registrations through their links.

4.	Rewards: Boost enables offering rewards for registrants who drive additional registrations and tracking reward attainment through tracking links.

In summary, Boost enables customers to create social sharing campaigns for their events more easily, leading to increased registrations.

Reach

Customers use Reach to directly connect with their event’s target audience to increase registrations for their events. Reach’s Audience AI feature generates target lists of potential event attendees, and the email marketing feature sends personalized email invitations to those target lists. Reach provides features such as:

1.	Audience AI: Reach enables targeting of a potential audience based on customer-defined criteria such as region, job title, company size, and revenue.

2.	Automatic Event Invitations: Event invitations are automatically generated and sent to targeted customers.

3.	Event Confirmation and Reminders: Confirmations and reminders are automatically generated and sent to registrants to improve attendance rate.

4.	Opt-ins and Privacy Compliance: Reach enables customers to define customized privacy policy and opt-in language to help customers maintain compliance with privacy regulations such as GDPR.

5.	Target Lists: Account and contact lists can be specified for inclusion or exclusion, allowing customers to enact account-based marketing (“ABM”) campaigns or exclude sensitive accounts or contacts.

6.	List Scrubbing: Target lists are pre-validated to remove invalid email addresses and other invalid contacts, improving email deliverability rates.

Reach can be used to drive event attendance and reach leads that customers might be otherwise unable to engage. We are in the process of phasing out the Reach product.

Product Roadmap and Enhancements

Improving our family of products is how we create more value for our customers and our product roadmap is an essential part of delivering on our vision of improving the value of customer interactions for companies throughout the world. The role of product management at Banzai is to identify and prioritize underserved and unmet customer and market needs and to use our ability to create products and features based on data and AI to increase customer value.

1.

Strategic Vision and Alignment: Banzai aligns our cross-functional objectives around a set of strategies that we update as the needs of our business change. We use these strategies to create alignment for our engineering, sales, and marketing teams. This helps us to work cohesively towards shared goals, maximizing the efficiency and effectiveness of our efforts.

2.

Customer-Centric Approach: By prioritizing innovation, we demonstrate a commitment to addressing the evolving needs and expectations of our customers. This customer-centric approach helps us maintain a competitive edge, as we continuously adapt our products and services to stay relevant and valuable to our existing and future customers.

3.

Long-Term Growth: By identifying opportunities for new features, enhancements, and market segments, Banzai can strategically plan and execute its growth initiatives, supporting our long-term sustainability and success.

4.

Customer Expansion: Our strategies support increasing the average amount of revenue we earn per customer per year (our Average Customer Value or “ACV”) through development of features that are correlated with usage by higher value customers. We also develop add-on features and products that can be sold to our existing customers.

5.

Resource Allocation: Our strategic planning process allows us to better allocate resources between projects, allowing us to advance multiple initiatives at once. This capability is essential for a multi-product company to maintain product leadership on multiple fronts.

6.

Stakeholder Communication: A product roadmap serves as a powerful communication tool, enabling us to set clear expectations with our customers. We use tools such as ProductBoard to accept customer feedback and share upcoming product changes.

There are several product areas that we are focused on for the foreseeable future. These may change from time to time as we learn from our customers and make changes to our strategy.

1.	Mobile Capabilities: By expanding our mobile web experience or developing future mobile apps, we can increase customer value across multiple products, including Demio.

2.	Integrations: Integrations are a core feature of Demio. Over time, we will want to develop integrations with new systems, as well as improve our existing integrations.

3.	AI: We are exploring a number of additional AI-powered features such as text-to-voice, translation, transcription, and content generation.

4.

Analytics & Insights: We are embedding analytics and insights features into multiple products, including Demio. These features are designed to enable our customers to see new perspectives on their data, further improve their results, and dramatically reduce their manual analysis effort.

5.	Ad Generation: We believe there may be opportunities in automating ad-creative generation (e.g., text, images, and videos) to help our customers improve their ad performance through automated testing.

6.

Content and Experience Hosting: We are expanding the content and experiences that can be hosted and deployed using Banzai products. For example, we plan to improve our automated events capability in Demio.

Research and Development Expenses

As a product-led company, we attain and maintain our competitive advantage through our investment in our products. Maintenance of existing products and development of new products are both essential to our long-term success. Therefore, our management team feels that significant ongoing investment in technology is required. We plan to continue to utilize a combination of in-house employees and development partners to maintain and improve our technology.

Our Growth Strategies

Our growth strategy is to expand our platform to make it more valuable to customers and find new ways to enhance a wider range of MarTech interactions. The key elements of our growth strategy are:

1.

Cost Efficient Customer Acquisition: Continue to acquire new customers cost effectively through organic traffic, content, affiliates, social media, partnerships, advertising, word-of-mouth, and other sources.

2.	Customer Retention and Expansion: Continue to expand our customer success and customer marketing organizations to increase customer retention and customer expansion.

3.	Implement Product Improvements: Continue to develop our family of products to create defensibly differentiated solutions that are essential to customers.

4.	Introduce New Products: Roll out new products that attract new customers and expand the ways we can serve existing customers.

Sales and Marketing

As a product-led growth company, we utilize a hybrid self-service and direct sales go-to-market approach. Our self-service customers subscribe or purchase directly from our product websites or start free product trials which can lead to a later paid subscription or purchase. Our direct sales customers subscribe or purchase through sales representatives, who are compensated with a base salary and typically participate in incentive plans such as commissions or bonuses.

Trials, customers, and leads come from organic website visitors, affiliates and partners, and visitors from paid ads such as Google ads. We also utilize partner marketing, account-based marketing, lead generation and demand generation programs, webinars, and other direct and indirect marketing activities to reach our target audience and acquire leads and customers.

We sell our products using a recurring subscription license model typical in SaaS businesses. Demio pricing tiers are based on the number of host-capable users, desired feature sets, and maximum audience size. Boost pricing tiers are based on the Demio plan to which the customer subscribes. Reach pricing is based on the number of event campaigns a customer has access to run simultaneously or the maximum number of registrations a customer is allowed to generate per subscription period. Banzai’s customer contracts vary in term length from single months to multiple years. It is common for our customers to upgrade their subscriptions to include additional licenses or additional products. For example, approximately 2.2% of Demio customers as of June 30, 2023 had also purchased the Boost add-on product less than six months after the launch of Boost.

Customers

Our customer base included over 3,500 customers as of the twelve months ended December 31, 2022 and comes from a variety of industries, including (among others) healthcare, financial services, e-commerce, technology and media, operating in over 50 countries. Our customers range in size from solo entrepreneurs and small businesses to members of the Fortune 500. No single customer represents more than 1% of our revenue.

Competition, Strengths, and Differentiation

We compete across five distinct categories within the B2B MarTech landscape: digital events and webinars, demand generation, creative development, engagement platforms and marketing automation, and measurement and attribution.

Our strengths are:

1.	Brand: Our recognizable brand, and the brands of our products, especially Demio, can be leveraged to acquire customers at lower costs than reliance on paid advertising alone.

2.	Existing Customer Base: Our existing customers can be cross-sold additional products we may offer in the future. We can also cross sell our current products to existing customers.

3.	Customer Success: We have developed an operational competency in customer success, enabling us to more effectively leverage our customer base to drive expansion sales.

We differentiate ourselves from the crowded MarTech market in the following ways:

1.

Data: Our products incorporate data either as a primary value proposition or an enabling feature, or by utilizing data through integrations to simplify and streamline otherwise complex business processes.

2.	AI / Machine Learning: Many of our products incorporate AI and machine learning to deliver new capabilities or improved performance for our customers.

3.

Marketing Industry Focus: Our focus exclusively on the marketing industry differentiates us from broad-market competitors such as Zoom and GoToWebinar in the digital event, analytics, and webinar product categories.

4.	Organic Customer Acquisition: The majority of our product trials and new leads come from organic customer acquisition due to our content, social media, affiliates, word-of-mouth, and brand awareness.

5.	Multi-Product Strategy: Multiple products enable us to grow our customer base through expansion in ways that single-product companies cannot.

Intellectual Property

To establish and protect our proprietary rights, we rely on a combination of trademarks and trade secrets, including know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements, and other contractual rights. As of June 30, 2023, we held one registered trademark in the United States: Banzai. For more information regarding risks related to our intellectual property, please see “Risk Factors — Risks Related to Banzai’s Business and Industry — Failure to protect or enforce our intellectual property rights could harm our business and results of operations” and “Risk Factors — Risks Related to Banzai’s Business and Industry — Third parties may initiate legal proceedings alleging that we are infringing or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could harm our business.”

Government Regulation

We are subject to federal, state, and foreign legal requirements on matters customary to the SaaS and MarTech industries such as data privacy and protection, employment and labor relations, immigration, taxation, anti-corruption, import/export controls, trade restrictions, internal and disclosure control obligations, securities regulation, and anti-competition considerations.

Regarding privacy and communications, we are subject to the following regulatory standards and laws: the GDPR, CCPA, Telephone Consumer Protection Act (TCPA), Canada’s Anti-Spam Legislation (CASL), the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (CAN-SPAM), and others that may apply in the various regions in which we operate.

Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other damage to our reputation, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations. To date, we have not experienced material fines or penalties related to these regulations.

Legal Proceedings

From time to time, we may be party to litigation and subject to claims incident to the ordinary course of our business. As our growth continues, we may become party to an increasing number of litigation matters and claims. The outcome of litigation and claims cannot be predicted with certainty, and the resolution of these matters could materially affect our future results of operations, cash flows, or financial position. We are not presently party to any legal proceedings that, in the opinion of management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition, or cash flows.

Employees and Management

As of June 30, 2023, Banzai had 15 employees and 53 contractors.

Joe Davy currently serves as Chief Executive Officer of Banzai and Mark Musburger currently serves as the Vice President of Finance of Banzai. Both Mr. Davy and Mr. Musburger are expected to maintain their positions upon the consummation of the Merger and be the Chief Executive Officer and Chief Financial Officer, respectively.

Banzai’s human capital resources objectives include identifying, recruiting, retaining, incentivizing and integrating its existing and new employees. The principal purposes of Banzai’s equity incentive plans are to attract, retain and motivate personnel through the granting of equity-based compensation awards, in order to increase stockholder value and the success of Banzai by motivating such individuals to perform to the best of their abilities and achieve Banzai’s objectives.

Corporate Information

Banzai International, Inc. was incorporated in Delaware on April 20, 2016. Our offices are located at 435 Ericksen Ave NE, Suite 250, Bainbridge Island, WA 98110. Our website is www.banzai.io

We have one wholly owned operating subsidiary: Demio Holding, Inc.

BANZAI MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Banzai’s financial condition and results of operations should be read in conjunction with its consolidated financial statements and related notes that appear elsewhere in this proxy statement/prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect Banzai’s plans, estimates and beliefs. Banzai’s actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere particularly in the section titled “Risk Factors” and elsewhere in this proxy statement/prospectus.

Overview

Banzai is a MarTech company that produces data-driven marketing and sales solutions for businesses of all sizes. Our mission is to help our customers accomplish their mission – by enabling better marketing, sales, and customer engagement outcomes. Banzai endeavors to acquire companies strategically positioned to enhance our product and service offerings, increasing the value provided to current and prospective customers.

Banzai was founded in 2015. The first product Banzai launched was Reach, a SaaS and managed services offering designed to increase registration and attendance of marketing events, followed by the acquisition of Demio, a SaaS solution for webinars designed for marketing, sales, and customer success teams, in 2021 and the launch of Boost, a SaaS solution for social sharing designed to increase attendance for Demio-hosted events by enabling easy social sharing by event registrants, in 2023. Our customer base included over 3,550 customers as of December 31, 2022 and comes from a variety of industries, including (among others) healthcare, financial services, e-commerce, technology and media, operating in over 50 countries. Our customers range in size from solo entrepreneurs and small businesses to Fortune 500 companies. No single customer represents more than 1% of our revenue. Since 2021, we have focused on increasing mid-market and enterprise customers for Demio. Progress towards this is reflected in our increase in multi-host Demio customers from 14 on January 1, 2021 to 152 on June 30, 2023, an 11-fold increase.

We sell our products using a recurring subscription license model typical in SaaS businesses. Pricing tiers for our main product, Demio, are based on the number of host-capable users, desired feature sets, and maximum audience size. Boost pricing tiers are based on the Demio plan to which the customer subscribes. Reach pricing is based on the number of event campaigns a customer has access to run simultaneously or the maximum number of registrations a customer is allowed to generate per subscription period. Banzai’s customer contracts vary in term length from single months to multiple years.

Banzai generated revenue of $5.2 million and $5.3 million in the years ended December 31, 2021 and 2022, respectively, and of $3.0 million and $2.4 million in the six months ended June 30, 2022 and 2023, respectively. Banzai has incurred significant net losses since inception, including net losses of $10.0 million and $15.5 million in 2021 and 2022, respectively, and of $5.6 million and $7.2 million in the six months ended June 30, 2022 and 2023, respectively. Banzai had an accumulated deficit of $17.0 million and of $32.5 million as of December 31, 2021 and 2022, respectively, and of $22.5 million and $39.6 million as of June 30, 2022 and 2023, respectively.

Key Business Metrics

In the management of our businesses, we identify, measure, and evaluate a variety of operating metrics, as described below. These key performance measures and operating metrics are not prepared in accordance with GAAP and may not be comparable to or calculated in the same way as other similarly titled measures and metrics used by other companies. Measurements are specific to the group being measured, i.e. total customers, new customers, or other cohorts. Banzai currently uses these operating metrics with its Demio product. We do not track and use these operating metrics with prior products or products that are in the process being phased out (such as the Reach product).

The following table presents the percentage of Banzai’s revenue generated from Demio for the years ended December 31, 2022 and 2021 and the six months ended June 30, 2023 and 2022 as compared to their other SaaS products.

Revenue %	Year Ended December 31, 2022	Year Ended December 31, 2021	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Reach	15.0%	32.2%	5.6%	16.2%
Demio	84.9%	66.4%	94.4%	82.5%
Other	0.4%	1.5%	0.0%	1.2%

Total	100.0%	100.0%	100.0%	100.0%

Net Revenue Retention (“NRR”)

NRR is a metric Banzai uses to measure the revenue retention of its existing customer base. NRR calculates the change in revenue from existing customers by cohort over a period of time, after taking into account revenue lost due to customer churn and downgrades, and revenue gained due to upgrades and reactivations.

The formula for calculating NRR is: NRR = (Revenue at the beginning of a period - Revenue lost from churn, and downgrades + Revenue gained from expansion and reactivation) / Revenue at the beginning of the period.

The following table presents average monthly NRR for Demio for the years ended December 31, 2022 and 2021 and the six months ended June 30, 2023 and 2022.

Product: Demio	Year Ended December 31, 2022	Year Ended December 31, 2021	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Average Monthly NRR	93.7%	93.6%	95.5%	94.2%

Average Customer Value (“ACV”)

ACV is a metric Banzai uses to calculate the total revenue that it can expect to generate from a customer in a year. ACV is commonly used in the SaaS industry to measure the value of a customer to a subscription-based company over a 12-month period. Banzai uses ACV to segment its customers and to determine whether the value of new customers is growing or shrinking relative to the existing customer base. Banzai uses this information to make strategic decisions about pricing, marketing, and customer retention.

The formula for calculating ACV is: ACV = Total Annual Recurring Revenue (ARR) / Total Number Customers, where ARR is defined as annual run-rate revenue of subscription agreements from all customers measured at a point in time.

The following table presents new customer ACV and total average ACV for Demio for the years ended December 31, 2022 and 2021 and the six months ended June 30, 2023 and 2022.

Product: Demio	Year Ended December 31, 2022	Year Ended December 31, 2021	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
New Customer ACV	$1,453	$1,258	$1,499	$1,365
Total Average ACV	$1,213	$1,156	$1,380	$1,345

Customer Acquisition Cost (“CAC”)

CAC is a financial metric Banzai uses to evaluate the average cost of acquiring a new customer. It includes marketing, sales, and other related expenses incurred while attracting and converting prospects into paying customers. CAC is a critical metric for Banzai to understand the efficiency and effectiveness of its marketing and sales efforts, as well as to ensure sustainable growth.

The formula for calculating CAC is: CAC = Total Sales & Marketing Cost / Number of Customers Acquired.

The following table presents CAC for Demio for the years ended December 31, 2022 and 2021 and the six months ended June 30, 2023 and 2022.

Product; Demio	Year Ended December 31, 2022	Year Ended December 31, 2021	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Customer Acquisition Cost (CAC)	$785	$471	$1,077	$905

Customer Churn %

Customer Churn is the rate of customers who deactivate in a given period relative to the number of active customers at the beginning of such period or end of the prior period. Understanding drivers of churn allows Banzai to take measures to reduce the number of customers who deactivate and increase the overall rate of customer retention. There are two types of Churn % measured: Revenue churn and Customer (or logo) churn.

The formula for calculating Churn % is: Churn % = [# or $ value of] Deactivations / [# or $ value of] Beginning Customers.

The following table presents revenue Churn and new customer (or logo) Churn for Demio for the years ended December 31, 2022 and 2021 and the six months ended June 30, 2023 and 2022.

Product: Demio	Year Ended December 31, 2022	Year Ended December 31, 2021	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Churn - Revenue	7.1%	6.8%	7.8%	6.1%
Churn - Customer (Logo}	7.6%	7.4%	8.6%	7.1%

Customer Lifetime Value (“LTV”)

LTV is a financial metric Banzai uses to estimate the total revenue it can expect to generate from a customer throughout their entire relationship. LTV helps Banzai understand the long-term value of each customer, enabling it to make informed decisions about marketing, sales, customer support, and product development strategies. It also helps Banzai allocate resources more efficiently by identifying high-value customer segments to focus on growth and retention.

The formula for calculating LTV is comprised of two metrics: Monthly Recurring Revenue (MRR) and Customer Life represented in # of months. Calculations for these metrics on a per-customer basis, as follows:

MRR = ACV / 12

Customer Life (# of months) = 1 / Churn %

LTV = MRR * Customer Life (# of months)

MRR is calculated by aggregating, for all customers from customer base or the group being measured during that month, monthly revenue from committed contractual amounts. For customers on annual contracts, this represents their ACV divided by 12.

The following table presents MRR, Customer Life, and LTV for Demio for the years ended December 31, 2022 and 2021 and the six months ended June 30, 2023 and 2022.

Product: Demio	Year Ended December 31, 2022	Year Ended December 31, 2021	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
MRR (New Customers)	$121	$105	$125	$114
Customer Life (months)	14.1	14.7	12.8	16.4
LTV (New Customers)	$1,706	$1,540	$1,596	$1,870

LTV / CAC Ratio

LTV / CAC ratio is a culminating metric measuring the efficiency of Sales and Marketing activities in terms of the dollar value of new business generated versus the amount invested in order to generate that new business. This provides a measurement of ROI for Sales and Marketing activities. A segmented view of LTV / CAC ratio gives additional insight into the profitability of various business development activities.

The formula for calculating LTV / CAC ratio is: LTV / CAC for the segment or activity being measured.

The following table presents the LTV / CAC ratio for Demio for the years ended December 31, 2022 and 2021 and the six months ended June 30, 2023 and 2022.

Product: Demio	Year Ended December 31, 2022	Year Ended December 31, 2021	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
LTV / CAC Ratio	2.2	3.3	1.5	2.1

Analysis of the Impact of Key Business Drivers on Financial Performance

Banzai strives to maximize revenue growth within a reasonable cost structure through optimizing and continuous monitoring of the key business metrics described above relative to SaaS industry benchmarks, Banzai’s direct competition, and historical company performance. This is accomplished through a combination of increased revenue per customer (higher ACVs and NRR) on an increasing customer base, generated through efficient customer acquisition (LTV / CAC ratio) and improved customer retention (lower churn, higher customer life). Other business activities contribute to improved performance and metrics, including but not limited to the following:

•	Customer Success and Onboarding, leading to maximum customer satisfaction and retention.

•	Product Development and Support, maximizing customer value, supporting usage and expansion revenue.

•

Company Initiatives, designed to improve trial experience and conversion rates, on-demand adoption, and emphasis on data to position our products as a system of automation and a system of record for our customers, supporting growth and retention.

Identification of Operational Risk Factors

There are a number of key internal and external operational risks to the successful execution of Banzai’s strategy.

Internal risks include:

•	Management and leadership issues: ineffective leadership, poor decision-making, or lack of direction.

•	Operational inefficiencies: inadequate processes and poor resource allocation may lead to decreased productivity or insufficient ROI.

•	Financial mismanagement: inadequate financial planning, improper accounting practices, or excessive debt can lead to financial instability.

•	Employee-related challenges: high turnover, lack of skilled staff, or internal conflicts can impact morale and productivity.

•	Technological obsolescence: failing to develop (or adapt) to new technologies in anticipation or response to changes in market trends can lead to competitive disadvantages.

External risks include:

•	Economic factors: including economic downturns, inflation, or currency fluctuations impacting business spending and overall market conditions.

•	Competition: from established industry players to new entrants, eroding market share and profitability.

•	Legal and regulatory: changes in laws or regulations that impact operations or increase compliance costs.

•	Technological disruptions: from advancements in technology leading to obsolescence of existing products.

•	Unforeseen events: including natural disasters, geo-political instability, and pandemics, potentially impacting market demand, operational or supply chain disruption.

Analysis of the Impact of Operational Risks on Financial Performance

The risk factors described above could have significant impacts on Banzai’s financial performance. These or other factors, including those risk factors summarized in the section titled “Risk Factors” could impact Banzai’s ability to generate and grow revenue, contain costs, or inhibit profitability, cash flow, and overall financial performance:

•

Revenue and Sales: Internal risks from operating inefficiency or external factors, including economic downturns or increased competition, could lead to lower sales, impaired unit economics, and reduced revenue.

•

Costs and Expenses: Internal operating mismanagement or external factors, including supplier issues, may cause increased cost relative to revenue generation, resulting in insufficient return on investment or profit margins.

By continuing to conduct comprehensive risk monitoring and analysis on financial performance, Banzai can optimize its ability to make informed decisions and improve its ability to navigate internal and external challenges. Such activities include: identification and categorization of risks, quantification and analysis of potential severity, and development of risk mitigation strategies. It is also important for Banzai to ensure financial reports and disclosures accurately reflect the potential impact of risks on financial performance, essential for transparent communication with investors and stakeholders.

The Business Combination and Public Company Costs

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, 7GC is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Banzai will represent a continuation of the financial statements of Banzai with the Business Combination treated as the equivalent of Banzai issuing stock for the net assets of 7GC, accompanied by a recapitalization. The net assets of 7GC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Banzai in future reports of New Banzai.

As a consequence of the Business Combination, New Banzai will become the successor to an SEC-registered and Nasdaq-listed company, which will require New Banzai to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. New Banzai expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees. New Banzai will qualify as an “emerging growth company.” As a result, upon completion of the Business Combination, New Banzai will be provided certain disclosure and regulatory relief. See the section titled “Summary of the Proxy Statement/Prospectus—Emerging Growth Company.”

New Banzai’s future results of operations and financial position may not be comparable to Banzai’s historical results of operations and financial position as a result of the Business Combination.

Results of Operations

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Revenue	$5,333	$5,207	$126	2.4%
Cost of revenue	1,957	2,072	(115)	-5.6%

Gross profit	$3,376	$3,135	$241	7.7%

Operating expenses:
General and administrative	$9,275	$11,006	$(1,731)	-15.7%
Depreciation and Amortization	10	481	(471)	-98.0%
Impairment loss on operating lease	303	0	303	nm
Loss on impairment of intangible assets	0	1,634	(1,634)	-100.0%

Total operating expenses	$9,588	$13,121	$(3,533)	-26.9%

Operating loss	$(6,212)	$(9,986)	$3,774	37.8%

Other expenses (income):
Other income, net	$(151)	$(290)	$139	48.0%
Interest income	0	(5)	5	100.0%
Interest expense	1,651	1,218	433	35.6%
Interest expense – related party	729	0	729	nm
Loss (gain) on extinguishment of debt	57	(41)	97	-239.3%
Loss on modification of simple agreement for future equity	151	0	151	nm
Loss on modification of simple agreement for future equity – related party	1,572	0	1,572	nm
Change in fair value of simple agreement for future equity	384	(42)	426	1015.7%
Change in fair value of simple agreement for future equity – related party	4,002	(437)	4,439	1015.7%
Change in fair value of bifurcated embedded derivative liabilities	269	1	268	nm
Change in fair value of bifurcated embedded derivative liabilities – related party	592	0	592	nm

Total Other Expenses	$9,256	$405	$8,852	2187.6%

Loss before income taxes	(15,469)	(10,391)	(5,077)	-48.9%

Provision for income taxes	0	(409)	409	100.0%

Net Loss	$(15,469)	$(9,982)	$(5,487)	-55.0%

($ thousands)	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022	Year- over- Year $	Year- over- Year %
Revenue	$2,370	$2,964	$(593)	-20.0%
Cost of revenue	792	1,084	(293)	-27.0%

Gross profit	$1,579	$1,879	$(300)	-16.0%

Operating expenses:
General and administrative	$6,111	$5,870	$242	4.1%
Depreciation and Amortization	4	5	(1)	-12.4%
Impairment loss on operating lease	0	303	(303)	-100.0%

Total operating expenses	$6,115	$6,178	$(62)	-1.0%

Operating loss	$(4,537)	$(4,298)	$(238)	-5.5%

Other expenses (income):
Other income, net	$(85)	$(111)	$26	23.8%
Interest income	(0)	0	(0)	nm
Interest expense	1,083	702	381	54.4%
Interest expense – related party	912	104	808	775.9%
Change in fair value of simple agreement for future equity	114	54	60	111.3%
Change in fair value of simple agreement for future equity – related party	1,190	563	627	111.3%
Change in fair value of bifurcated embedded derivative liabilities	(150)	2	(152)	-7582.3%
Change in fair value of bifurcated embedded derivative liabilities – related party	(353)	(28)	(325)	-1162.5%

Total other expenses	$2,711	$1,286	$1,425	110.8%

Loss before income taxes	(7,248)	(5,584)	(1,663)	-29.8%

Provision for income taxes	16	11	5	47.1%

Net Loss	$(7,263)	$(5,595)	$(1,668)	-29.8%

Components of Results of Operations

Revenue Analysis

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Revenue	$5,333	$5,207	$126	2.4%

($ thousands)	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022	Year- over- Year $	Year- over- Year %
Revenue	$2,370	$2,964	$(593)	-20.0%

For the year ended December 31, 2022, Banzai reported total revenue of $5.3 million, representing an increase of $0.1 million, or approximately 2.4%, over 2021. This increase is attributable to a $1.1 million increase year-over-year in Demio revenue, offset by a decrease in Reach revenue of $1 million, as this product is being phased out. The 2022 annual Demio revenue increase is primarily due to increased demand for our products and services from existing customers.

Total Banzai revenue for the six months ended June 30, 2023 was $2.4 million, lower by $0.6 million or 20% from the six month period ending June 30, 2022. This is due to $0.3 million lower Reach revenue, as the product continues to be phased out, and $0.2 million lower Demio revenue, due to a lower customer base driven by churn, partially offset by higher revenue per customer from expansion sales and price increases.

Cost of Revenue Analysis

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Cost of revenue	$1,957	$2,072	$(115)	-5.6%

($ thousands)	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022	Year- over- Year $	Year- over- Year %
Cost of revenue	$792	$1,084	$(293)	-27.0%

For the years ended December 31, 2022 and 2021, Banzai’s cost of revenue totaled $2.0 million and $2.1 million, respectively. This represents a decrease of $0.1 million, or approximately 5.6%, due primarily to lower payroll for services in support of the Reach product, which is being phased out.

For the six months ended June 30, 2023 and 2022, Banzai’s cost of revenue totaled $0.8 million and $1.1 million, respectively, representing a reduction of $0.3 million, or approximately 27%. This reduction is due primarily to lower payroll as well as lower contracted services supplying data, both in support of the Reach product.

Gross Profit Analysis

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Gross profit	$3,376	$3,135	$241	7.7%

($ thousands)	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022	Year- over- Year $	Year- over- Year %
Gross profit	$1,579	$1,879	$(300)	-16.0%

For the year ended December 31, 2022 and 2021, Banzai’s gross profit was $3.4 million and $3.1 million, respectively. This represents a year-over-year increase of $0.2 million, or approximately 7.7% due to corresponding decreases in cost of revenue of $0.1 million from lower payroll and contracted services in support of the Reach product being phased out, and $0.1 million in higher total revenue.

For the six months ended June 30, gross profit fell from $1.9 million in 2022 to $1.6 million in 2023, due to $0.6 million lower revenue, partially offset by $0.3 million lower cost of revenue.

Operating Expense Analysis`

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Total Operating Expenses	$9,588	$13,121	$(3,533)	-26.9%

($ thousands)	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022	Year- over- Year $	Year- over- Year %
Total Operating Expenses	$6,115	$6,178	$(62)	-1.0%

Total operating expenses for the years ended December 31, 2022 and 2021, were $9.6 million and $13.1 million, respectively, signifying a year-over-year decrease of approximately $3.5 million, or 26.9%. This reduction reflects the result of cost-cutting and other efficiency improvement initiatives in Banzai’s general and administrative expenses by approximately $1.7 million, or $15.7%. In addition, there was a reduction in Loss on Impairment of Intangible Assets by $1.6 million year-over-year, as the net value for both Demio and High Attendance products was fully recognized in 2021. As a result, amortization expense was not applicable in 2022, leading to a reduction in depreciation and amortization of $0.5 million.

Total operating expenses for the six months ended June 30, 2023 were $6.1, down $0.1 million, or 1%, from $6.2 million for the six months ended June 30, 2022. General and administrative expenses were up $0.2 million in the first half of 2023 over the same period in the prior year, and offset by impairment loss on operating lease, which was $0.0 million in the first half of 2023, down from $0.3 million in the first half of 2022.

Other Expense Analysis

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Total other expenses	$9,256	$405	$8,852	2187.6%

($ thousands)	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022	Year- over- Year $	Year- over- Year %
Total other expenses	$2,711	$1,286	$1,425	110.8%

For the year ended December 31, 2022, Banzai reported total other expenses of $9.3 million. This represents an increase of $8.9 million over December 31, 2021. The escalation in non-operating loss was driven by the following:

•

Changes in fair value of the SAFEs was $4.4 million in 2022, of which $4.0 million pertained to related party. This represents an increase of $4.9 million from the 2021 balance of $(0.5) million, including $(0.4) million for related party, in accordance with ASC 820 and ASC 480-10-35-5, and exceptions per 35-1 through 35-4A. The fair value of the SAFEs at December 31, 2022 was $9.5 million, including $8.6 million for related party, which represents an increase of $6.1 million ($3.5 million for related party) from $3.4 million at December 31, 2021 ($3.1 million for related party). Of this increase, $1.7 million ($1.6 million for related party) was recognized as loss of SAFE modification (see next) resulting in the $4.4 million 2022 balance.

•

Loss on modification of SAFEs was $1.7 million in 2022, as noted above, including $1.6 million for related party, up from $0 in 2021. Banzai issued a SAFE with various investors on September 17, 2021, which was subsequently modified on September 2, 2022 under ASC 480-10-25-14. The fair value, and corresponding liability, of the SAFEs increased $1.7 million ($4.2 million for related party) from $4.6 million prior to modification to $6.3 million post-modification ($5.7 million for related party).

•

Interest expense increased by $1.2 million ($0.7 million due to related party) year-over-year to $2.4 million for the year ended December 31, 2022 ($1.6 million for related party) due to additional capital of $6.3 million ($4.1 million for related party) raised through financing from various investors with convertible notes during the 12-month periods from January 1, 2022 to December 31, 2022, plus the full year interest expenses recognized in 2022 on the existing debts carry forward from 2021 that were executed in Q1 2021.

•	Changes in fair value of bifurcated embedded derivative liabilities was $0.9 million ($0.6 million for related party) as of December 31, 2022, up from $0 million in 2021, per ASC 820.

Banzai’s total other expenses for the six months ended June 30, 2023, were $2.7 million ($1.7 million for related party), up by approximately $1.4 million ($1.1 million for related party) due to increased interest expenses of $1.2 million ($0.8 million for related party) on imputed interest and PIK from higher convertible note investments, $0.7 million ($0.6 million for related party) on change in fair value of simple agreement for future equity, and partially offset by $0.5 million ($0.3 million for related party) for change in value of bifurcated embedded derivative liabilities

Provision for Income Taxes

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Provision for income taxes (benefit)	$0	$(409)	$409	100.0%

($ thousands)	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022	Year- over- Year $	Year- over- Year %
Provision for income taxes	$16	$11	$5	47.1%

For the year ended December 31, 2022 and 2021, Banzai’s reported provision for income tax expense was $0.0 million and $(0.4) million, respectively. This represents a year-over-year increase of approximately $0.4 million.

As of December 31, 2022, Banzai had federal and state net operating loss carryforwards of approximately $15.3 million and $9.2 million, respectively. As of December 31, 2021, Banzai had federal and state net operating loss carryforwards of approximately $11.9 million and $7.9 million, respectively. Federal losses of $0.1 million will begin to expire in 2036, and $15.2 million of the federal losses carry forward indefinitely. State losses of $7.4 million begin to expire in 2031 and $1.8 million of the state losses carry forward indefinitely. Utilization of the net operating loss carryforwards may be subject to an annual limitation according to Section 382 of the Internal Revenue Code of 1986 as amended, and similar provisions.

Banzai has determined, based upon available evidence, that it is more likely than not that all of the net deferred tax assets will not be realized and, accordingly, has provided a full valuation allowance against its net deferred tax asset. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, net operating loss carryback potential, and tax planning strategies in making these assessments. Banzai has determined that it had no material uncertain tax benefits for the years ended December 31, 2022 and 2021.

Banzai recognizes interest accrued for unrecognized tax benefits and penalties in interest expense and penalties in operating expense. No amounts were accrued for the payment of interest and penalties at

December 31, 2022, and 2021. Banzai files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, Banzai is subject to examination by federal and state jurisdictions where applicable based on the statute of limitations that apply in each jurisdiction. As of December 31, 2022, open years for possible examination related to all jurisdictions are 2022, 2021, 2020, 2019, 2018, 2017, and 2016. Banzai had no open tax audits with any taxing authority as of December 31, 2022.

Net Loss Analysis

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Net loss	$(15,469)	$(9,982)	$(5,487)	-55.0%

($ thousands)	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022	Year- over- Year $	Year- over- Year %
Net loss	$(7,263)	$(5,595)	$(1,668)	-29.8%

For the years ended December 31, 2022 and 2021, Banzai reported net losses of $15.5 million and of $10.0 million, respectively. This deterioration is primarily due to higher total other expenses by $8.9 million in 2022 over 2021, offsetting improvements in gross profit by $0.2 million and lower total operating expenses by $3.5 million.

Banzai’s net income for the six months ended June 30 resulted in net losses of $7.3 million and $5.6 million for 2023 and 2022 respectively. This increased net loss of $1.7 million, or 29.8%, was driven by a combination of lower gross profit by $0.3 million due to lower revenue, higher interest expense by $1.2 million ($0.8 million due to related party) on more convertible notes and change in fair value of simple agreement for future equity of $0.7 million ($0.6 million for related party).

Adjusted EBITDA, a Non-GAAP Measure

In addition to our results determined in accordance with U.S. GAAP, we believe that Adjusted EBITDA, a non-GAAP measure as defined below, is useful in evaluating our operational performance distinct and apart from certain irregular, non-cash, and non-operational expenses. We use this information for ongoing evaluation of operations and for internal planning purposes. We believe that non- GAAP financial information, when taken collectively with results under GAAP, may be helpful to investors in assessing our operating performance and comparing our performance with competitors and other comparable companies.

Non-GAAP measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We endeavor to compensate for the limitation of Adjusted EBITDA, by also providing the most directly comparable GAAP measure, which is net loss, and a description of the reconciling items and adjustments to derive the non-GAAP measure. Some of these limitations are:

•	Adjusted EBITDA does not consider the potentially dilutive impact of stock-based compensation;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect impairment and restructuring costs;

•	Adjusted EBITDA does not reflect interest expense or other income;

•	Adjusted EBITDA does not reflect income taxes;

•	Adjusted EBITDA does not reflect audit, legal, incremental accounting and other expenses tied to M&A or the Business Combination; and

•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently from the way we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should only be considered alongside results prepared in accordance with GAAP, including various cash-flow metrics, net income (loss) and our other GAAP results and financial performance measures.

Adjusted EBITDA Analysis

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Adjusted EBITDA (Loss)	$(4,827)	$(8,118)	$3,292	40.5%

($ thousands)	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022	Year- over- Year $	Year- over- Year %
Adjusted EBITDA (Loss)	$(1,296)	$(3,416)	$2,120	62.1%

For the year ended December 31, 2022, Banzai’s Adjusted EBITDA (loss) was ($4.8) million, reflecting an improvement of $3.3 million from the Adjusted EBITDA (Loss) from the year ended December 31, 2021 of ($8.1) million. This year-over-year loss reduction is primarily attributable to reduced general and administrative expenses and improved gross profit.

Banzai’s Adjusted EBITDA (loss) for the six months ended June 30, 2023 was $(1.3) million versus $(3.4) million from the six months ended June 30, 2022.

Net Income/(Loss) to Adjusted EBITDA Reconciliation

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Net Income (Loss)	$(15,469)	$(9,982)	$(5,487)	-55.0%

Other income (loss), net	(151)	(290)	139	48.0%

Depreciation and amortization	10	481	(471)	98.0%
Stock based compensation	770	803	(33)	-4.1%
Interest expense	1,651	1,218	433	35.6%
Interest expense – related party	729	0	729	nm
Income Tax expense	0	(409)	409	100.0%
Loss on extinguishment of debt	57	(41)	97	239.3%
Loss on modification of simple agreement for future equity	151	0	151	nm
Loss on modification of simple agreement for future equity – related party	1,572	0	1,572	nm
Change in fair value of simple agreement for future equity	384	(42)	426	1015.7%
Change in fair value of simple agreement for future equity – related party	4,002	(437)	4,439	1015.7%
Change in fair value of bifurcated embedded derivative liabilities	269	1	268	nm
Change in fair value of bifurcated embedded derivative liabilities – related party	592	0	592	nm
Transaction related expense*	304	0	304	nm

Adjusted EBITDA	$(4,827)	$(8,118)	$3,292	40.5%

*	Transaction related expenses include

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Professional fees – audit	$145	$0	$145	nm
Professional fees – legal	103	0	103	nm
Incremental accounting	57	0	57	nm
Market study, M&A support	0	0	0	nm

Transaction related costs	$304	$0	$304	nm

($ thousands)	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022	Year- over- Year $	Year- over- Year %
Net Income (Loss)	$(7,263)	$(5,595)	$(1,668)	-29.8%

Other income (loss), net	(85)	(111)	26	23.8%

Depreciation and amortization	4	5	(1)	-12.4%
Stock based compensation	633	613	20	3.2%
Interest expense	1,083	702	381	54.3%
Interest expense – related party	912	104	808	775.9%
Income Tax expense	16	11	5	47.1%
Loss on extinguishment of debt	0	0	0	nm
Loss on modification of simple agreement for future equity	0	0	0	nm
Loss on modification of simple agreement for future equity – related party	0	0	0	nm
Change in fair value of simple agreement for future equity	114	54	60	111.3%
Change in fair value of simple agreement for future equity – related party	1,190	563	627	111.3%
Change in fair value of bifurcated embedded derivative liabilities	(150)	2	(152)	nm
Change in fair value of bifurcated embedded derivative liabilities – related party	(353)	(28)	(325)	-1162.5%
Transaction related expense*	2,434	42	2,392	5695.1%

Adjusted EBITDA	$(1,296)	$(3,416)	$2,120	62.1%

*	Transaction related expenses include

($ thousands)	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022	Year- over- Year $	Year- over- Year %
Professional fees – audit	$400	$42	$358	852%
Professional fees – legal	273	0	273	nm
Incremental accounting	1,459	0	1,459	nm
Market study, M&A support	302	0	302	nm

Transaction related costs	$2,434	$42	$2,392	5695.1%

Liquidity and Capital Resources

Analysis of Banzai’s Liquidity Position

Since inception, Banzai has financed its operations primarily from the sales of redeemable convertible preferred stock and convertible promissory notes, and proceeds from senior secured loans. As of December 31, 2022, Banzai had cash and cash equivalents of $1.0 million. As of June 30, 2023, Banzai had cash and cash equivalents of $0.4 million.

Banzai has incurred losses since its inception, had a working capital deficit of $34.8 million and $27.9 million as of June 30, 2023 and December 31, 2022, respectively, and had an accumulated deficit at June 30, 2023 and December 31, 2022 totaling $39.6 million and $32.4 million, respectively. As of June 30, 2023 and December 31, 2022, Banzai had $17.7 million and $14.3 million aggregate principal amount outstanding on term loans and promissory notes, respectively. Subsequent to December 31, 2022, Banzai raised additional capital through financing by issuing convertible debts of $3.5 million, through July 2023, to various investors plus a short-term loan from one of the investors for $500 thousand. Banzai has used debt proceeds principally to fund general operations.

Banzai’s intends to seek additional funding through the completion of the Business Combination. At this time, Banzai is focused on completing the Business Combination, which is subject to regulatory approval from the SEC and other customary closing conditions and is limited in its efforts to raise additional capital from secondary sources. If Banzai is unable to complete the Business Combination, Banzai will have to pursue an alternative course of action to seek additional capital through other debt and equity financing.

If Banzai is unable to raise sufficient additional capital, through future debt or equity financings or through strategic and collaborative ventures with third parties, Banzai will not have sufficient cash flows and liquidity to fund its planned business for the next 12 months. There can be no assurances that Banzai will be able complete the Business Combination or that in the event that the Business Combination does not take place, that Banzai will be able to secure alternate forms of financing at terms that are acceptable to management if at all. In that event, Banzai might be forced to limit many of its business plans and consider other means of creating value for its stockholders. Based on the factors described above, and after considering management’s plans, there is substantial doubt about Banzai’s ability to continue as a going concern within one year from the date the financial statements were available to be issued. The accompanying consolidated financial statements have been prepared assuming Banzai will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

Cash Flows

The following table sets forth Banzai’s cash flows for 2021, 2022 and the six month period ended June 30, 2022 and 2023:

($ thousands)	Year Ended December 31, 2022	Year Ended December 31, 2021	Year- over- Year $	Year- over- Year %
Net Loss	$(15,469)	$(9,982)	$(5,487)	-55.0%
Adjustments to reconcile Net Loss to Net Cash Used in Operations	10,300	3,139	7,161	228.1%
Cash Used by Operating	$(5,168)	$(6,843)	$1,675	24.5%
Cash Used by Investing	(11)	(3,569)	3,558	99.7%
Cash Provided by Financing	4,416	11,419	(7,003)	-61.3%
Net Cash Flow for the Period	$(763)	$1,007	$(1,770)	-175.7%

($ thousands)	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022	Year- over- Year $	Year- over- Year %
Net Loss	$(7,263)	$(5,595)	$(1,668)	-29.8%
Adjustments to reconcile Net Loss to Net Cash Used in Operations	3,644	2,050	1,595	77.8%
Cash Used by Operating	$(3,619)	$(3,545)	$(74)	-2.1%
Cash Used by Investing	0	(9)	9	nm
Cash Provided by Financing	3,019	1,889	1,129	59.8%
Net Cash Flow for the Period	$(600)	$(1,665)	$(1,065)	64.0%

2022

Net cash used in operating activities was $5.2 million for the year ended December 31, 2022. Net cash used in operating activities consists of net loss of $15.5 million, total adjustments of $10.3 million for non-cash items and the effect of changes in working capital. Non-cash adjustments include stock-based compensation expense of $0.8 million, non-cash interest expense of $0.9 million ($0.1 million for related party), bad debt expense of $(0.1 million), amortization of debt discount and issuance costs of $0.7 million ($0.5 million for related party), amortization of operating lease ROU assets of $0.2 million, impairment of operating lease ROU assets of $0.3 million, loss on extinguishment of debt of $0.1 million, loss on modification of SAFE $1.7 million ($1.6 million for related party), fair value adjustments to simple agreement for future equity of $4.4 million ($4.0 million for related party), fair value adjustments to bifurcated embedded derivative liabilities of $0.9 million ($0.6 million for related party), and net of change in operating assets and liabilities of $0.5 million.

Net cash used in investing activities was $(0.01) million for the year ended December 31, 2022, and was primarily related to the purchase of equipment.

Net cash provided by financing activities was $4.4 million for the year ended December 31, 2022, and was primarily related to convertible debt financing of $5.9 million ($4.1 million for related party), net of deferred offering cost payment of $1.5 million.

2021

Net cash used in operating activities was $6.8 million for the year ended December 31, 2021. Net cash used in operating activities consists of net loss of $10.0 million, total adjustments of $3.1 million for non-cash items and the effect of changes in working capital. Non-cash adjustments include stock-based compensation expense of $0.8 million, depreciation and amortization of $0.5 million, non-cash interest expense of $0.3 million, bad debt expense of $0.2 million, amortization of debt discount and issuance costs of $0.1 million, impairment of intangible assets of $1.6 million, fair value adjustments to simple agreement for future equity of ($0.5) million, gain of loan forgiveness ($0.5) million, net of change in operating assets and liabilities of $0.7 million.

Net cash used in investing activities was $3.6 million for the year ended December 31, 2021, primarily related to investments made in the acquisition of Demio, net of cash acquired of $3.6 million.

Net cash provided by financing activities was $11.4 million for the year ended December 31, 2021. Net cash provided by financing activities is primarily related to debt financing, including proceeds from term loan of $6.2 million (net of issuance cost) and proceeds from PPP loan of $0.5 million, offset by loan repayments of $0.6 million, convertible debt of $1.4 million, proceeds from simple agreement for future equity of $3.8 million, and proceeds from issuance of common stock of $0.1 million,.

Capital Expenditure Commitments and Financing Requirements

($ thousands)	Total	Less than 1 year	1 – 3 Years
Debt principal - 14% plus 1.5% PIK Term Loan	$6,500	$0	$6,500
Debt principal - 15.5% Convertible Notes	1,821	0	1,821
Debt principal - 8% Convertible Notes	5,961	5,961	0
Interest on Debt	3,500	319	3,180
Operating leases	519	0.0	519
Total principal amount at June 30, 2023	$18,301	$6,280	$12,020

Debt Principal 14% + 1.5% PIK Term Loan and 15.5% Senior Convertible Notes

On February 19, 2021, Banzai entered into the Loan Agreement. The Loan Agreement was comprised of a term loan in an aggregate principal amount of $6.5 million and a Senior Convertible Note in an aggregate principal amount of $1.5 million. The term loan bears cash interest at a rate of 14% per annum paid monthly and accrued PIK interest cumulatively at 1.5% per annum. The outstanding principal balance of the term loan, together with accrued and unpaid interest thereon, unpaid fees, and expenses and any other obligations then due, is due on February 19, 2025 (“Loan Maturity Date”). Such Senior Convertible Note accrues PIK interest cumulatively at a rate of 15.5% per annum and is convertible into Banzai Class A Common Stock upon the occurrence of a Qualified Financing (as defined in the Loan Agreement), upon a Change of Control (as defined in the Loan Agreement), upon prepayment of the Senior Convertible Note, or at maturity at a fixed conversion price. On October 10, 2022 the Loan Agreement was amended, whereby CP BF waived payment by Banzai of four months of cash interest with respect to the term loan in replacement for another Senior Convertible Note in the aggregate principal amount of $321,345, which is not considered an additional loan. The total principal balance of the Senior Convertible Notes was $1.8 million at June 30, 2023 and December 31, 2022.

On August 24, 2023, Banzai entered into the Forbearance Agreement with CP BF, pursuant to which, in connection with Banzai’s non-compliance with certain covenants of the Loan Agreement, CP BF agreed to (i) amend certain provisions of the Loan Agreement to clarify that, subject to certain conditions, the Business Combination will not be considered a “Change of Control” under the Loan Agreement, (ii) consent to the consummation of the Merger, and (iii) forbear from exercising any of its rights and remedies under the Loan Agreement from the effective date of the Forbearance Agreement until the earlier of (a) the four-month anniversary of the closing of the Business Combination if the Business Combination is closed on or prior to December 29, 2023, (b) December 29, 2023 if the Business Combination is not consummated on or prior to December 29, 2023 or (c) the date on which any Termination Event (as defined within the Forbearance Agreement) shall have occurred. In connection with the Forbearance Agreement, CP BF and Banzai also agreed to amend and restate the Senior Convertible Notes so that they shall not convert at the Closing of the Business Combination as a “Change of Control” and, at CP BF’s option, shall be convertible into New Banzai Class A Shares after the Closing.

The foregoing descriptions of the Forbearance Agreement and the Senior Convertible Notes do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Forbearance Agreement and the Senior Convertible Notes, copies of which are attached hereto as Exhibits 10.18 and 4.7, respectively, and incorporated herein by reference.

Debt Principal 8% Subordinated Convertible Notes

Between July and September 2022, Banzai issued Subordinated Convertible Notes in an aggregate principal amount of $5,961,744, of which $5,100,538 was issued to related parties and the remainder of $861,206 to third-party creditors. The Subordinated Convertible Notes bear interest at a rate of 8% per annum, and are convertible into the same series of capital stock of Banzai to be issued to other investors upon a Qualified Financing (as defined in the Subordinated Convertible Notes) at a conversion price equal to the lesser of (i) 80% of the per share price paid by the cash purchasers of such Qualified Financing Securities (as defined in the Subordinated Convertible Notes) in the Qualified Financing, or (ii) the conversion price obtained by dividing $50,000,000 by the Fully Diluted Capitalization (as defined in the Subordinated Convertible Notes). If not sooner converted or prepaid, the Subordinated Convertible Notes are payable no later than the earlier of (a) the written demand by the holders of a majority-in-interest of the Subordinated Convertible Notes then outstanding on or after September 1, 2023, (b) consummation of a Liquidity Event (as defined in the Subordinated Convertible Notes), or (c) the written demand by the Majority Holders (as defined in the Subordinated Convertible Notes) after an Event of Default (as defined in the Subordinated Convertible Notes) has occurred. In the event of a Liquidity Event while the Subordinated Convertible Notes are outstanding, immediately prior to the closing of such Liquidity Event and in full satisfaction of the Subordinated Convertible Notes, an amount equal to the greater of (a) the Outstanding Amount (as defined in the Subordinated Convertible Notes), or (b) two times (2x) the principal amount of the Subordinated Convertible Notes then outstanding shall become immediately due and payable in cash.

Interest on Debt

Interest on debt totals $3.5 million, representing the aggregate interest expenses / payments obligation to be paid and to be recognized during the rest of the terms of the Loan Agreement, Senior Convertible Notes, Subordinated Convertible Notes as described under “—Debt Principal 14% + 1.5% PIK Term Loan and 15.5% Subordinated Convertible Notes” and “—Debt Principal 8% Subordinated Convertible Notes” above.

Operating Leases

Banzai has operating leases for its real estate for office use. The leases have lease terms expiring October 2024. Banzai adopted ASC 842 Leases by applying the guidance at adoption date, January 1, 2022. The $519,006 balance recognized as of December 31, 2022 represents the future minimum lease payments under non-cancellable leases as liabilities.

Debt Structure and Maturity Profile

($ thousands)	Principal	Debt Discount / Issuance Cost	Carrying Value	Accrued Interest	Carrying Value and Accrued Interest
As of December 31 2022
14% Coupon Rate plus 1.5% PIK Term Loan, due February 2, 2025	$6,500	$(193)	$6,307	$187	$6,494
15.5% PIK Interest Rate convertible promissory notes, due February 2 2025	1,821	(64)	1,758	519	2,276
8% convertible promissory notes, due February 2025	1,860	(420)	1,440	49	1,489
8% PIK Interest Rate convertible promissory notes, due February 2025	4,101	(828)	3,272	153	3,425

Total debt carrying values at December 31, 2021	$14,282	$(1,504)	$12,777	$907	$13,685
Debt Additions 1H23
Related Party	$2,500
Other	933
Total Debt Additions 1H23	$3,433

Total principal amount at June 30, 2023	$17,715

Contractual Obligations and Commitments

Revenue

Under ASC 606, revenue is recognized throughout the life of the executed agreement. Banzai measures revenue based on considerations specified in terms and conditions agreed to by a customer. Furthermore, Banzai recognizes revenue when a performance obligation is satisfied by transferring control of the service to the customer, which occurs over time.

Leases

Banzai’s existing leases contain escalation clauses and renewal options. Banzai is not reasonably certain that renewal options will be exercised upon expiration of the initial terms of its existing leases. Prior to adoption of ASU 2016-02 effective January 1, 2022, Banzai accounted for operating lease transactions by recording lease expense on a straight-line basis over the expected term of the lease.

Banzai entered into a sublease which it had identified as an operating lease prior to the adoption of ASC 842 Leases. Banzai remains the primary obligor to the head lease lessor, making rental payments directly to the lessor and separately billing the sublessee. The sublease is subordinated to the master lease, and the sublessee must comply with all applicable terms of the master lease. Banzai subleased the real estate to a third-party at a monthly rental payment amount that was less than the monthly cost that it pays on the headlease with the lessor.

In evaluating long-lived assets for recoverability, Banzai calculated the fair value of the sublease using its best estimate of future cash flows expected to result from the use of the asset. When undiscounted cash flows to be generated through the sublease is less than the carrying value of the underlying asset, the asset is deemed impaired. If it is determined that assets are impaired, an impairment loss is recognized for the amount that the asset’s book value exceeds its fair value. Based on the expected future cash flows, Banzai recognized an impairment loss upon adoption of ASC 842 Leases of $303,327. The impairment loss was recorded to impairment loss on lease on the consolidated statement of operations for the year ended December 31, 2022.

Off-Balance Sheet Arrangements

Other than the items described above, Banzai has no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

Banzai’s business and operations are sensitive to general business and economic conditions. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the world economy. A host of factors beyond Banzai’s control could cause fluctuations in these conditions. Adverse developments in these general business and economic conditions could have a material adverse effect on Banzai’s financial condition and the results of its operations. In addition, Banzai will compete with many companies that currently have extensive and well-funded products, marketing and sales operations. Banzai may be unable to compete successfully against these companies. Banzai’s industry is characterized by rapid changes in technology and market demands. As a result, Banzai’s products, services, or expertise may become obsolete or unmarketable. Banzai’s future success will depend on its ability to adapt to technological advances, anticipate customer and market demands, and enhance its current technology under development. Banzai is also subject to risks which include, but are not limited to, dependence on key personnel, reliance on third parties, successful integration of business acquisitions, protection of proprietary technology, and compliance with regulatory requirements.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our condensed financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our estimates and assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revisions and future periods if the revision affects both current and future periods.

Certain accounting policies have a more significant impact on our financial statements due to the size of the financial statement elements and prevalence of their application. The following is a summary of some of the more critical accounting policies and estimates.

Revenue Recognition

The Financial Accounting Standards Board (“FASB”) issued new guidance that created ASC 606, Revenue from Contracts with Customers (“ASC 606”), in the Accounting Standards Codification (“ASC”). ASC 606 requires the recognition of revenue when promised goods and services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. The new guidance also added Subtopic ASC 340-40, Other Assets and Deferred Costs - Contracts with Customers (“ASC 340”), to the ASC to require the deferral of incremental costs of obtaining a contract with a customer. Costs incurred to obtain a contract include sales commissions, which are capitalized and amortized to commission expense over time in accordance with the related contract’s term.

The requirements of ASC 606 were adopted as of January 1, 2020, utilizing the full retrospective method of transition, initially applying the guidance as of date of initial application, e.g., January 1, 2020, with no impact to Banzai’s financial position and results of operations. Adoption of the new guidance resulted in changes to accounting policies for revenue recognition and deferred costs.

Revenue is generated through Banzai providing marketing and webinar platform subscription software service for a set period of time. The Statement of Work (“SOW”) or invoice, and the accompanying documents (if applicable) are negotiated and signed by both parties. When execution or completion of the contract occurs, the contract is valid and revenue is earned when the service is provided for each period of performance, daily. The amount is paid by the customer based on the contract terms monthly, quarterly, or annually.

Banzai recognizes revenue in an amount that reflects the consideration to which it expects to be entitled in exchange for the transfer of promised services to its customers. To determine revenue recognition for contracts with customers, Banzai performs the following steps described in ASC 606:

(1) identifies the contract with the customer, or Step 1,

(2) identifies the performance obligations in the contract, or Step 2,

(3) determines the transaction price, or Step 3,

(4) allocates the transaction price to the performance obligations in the contract, or Step 4, and

(5) recognizes revenue when (or as) the entity satisfies a performance obligation, or Step 5.

Revenue from contracts with customers are not recorded until Banzai has the approval and commitment from the parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of the consideration is probable. Banzai also evaluates the following indicators, amongst others, when determining whether it is acting as a principal in the transaction (and therefore whether to record revenue on a gross basis): (i) whether Banzai is primarily responsible for fulfilling the promise to provide the specified good or service, (ii) whether Banzai has the inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) whether Banzai has the discretion to establish the price for the specified good or service. If the terms of a transaction do not indicate that Banzai is acting as a principal in the transaction, then Banzai is acting as an agent in the transaction and therefore, the associated revenue is recognized on a net basis (that is revenue net of costs).

Revenue is recognized once control passes to the customer. The following indicators are evaluated in determining when control has passed to the customer: (i) whether Banzai has a right to payment for the product or service, (ii) whether the customer has legal title to the product or service, (iii) whether Banzai has transferred physical possession of the product or service to the customer, (iv) whether the customer has the significant risk and rewards of ownership of the product or service and (v) whether the customer has accepted the product or service. When an arrangement contains more than one performance obligation, Banzai will allocate the transaction price to each performance obligation on a relative standalone selling price basis. Banzai utilizes the observable price of goods and services when they are sold separately to similar customers in order to estimate standalone selling price.

Stock-Based Compensation

Banzai expenses stock-based compensation to employees and non-employees over the requisite service period based on the estimated grant-date fair value of the awards in accordance with ASC 718, Stock Compensation. Banzai accounts for forfeitures as they occur. Stock-based awards are accounted for based on their grant date fair value and recognized on a straight-line basis over the requisite service period. Banzai estimates the fair value of stock option grants using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment.

Income Taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. Banzai recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Banzai accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, Banzai recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. Banzai recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.

Derivative Financial Instruments

Banzai evaluates all its financial instruments to determine if such instruments contain features that qualify as embedded derivatives in accordance with ASC820. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period. Bifurcated embedded derivatives are classified with the related host contract in Banzai’s balance sheet.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that estimates made as of the date of the financial statements could change in the near term due to one or more future events. Actual results could differ significantly from these estimates. Significant accounting estimates reflected in Banzai’s consolidated financial statements include, but are not limited to, revenue recognition, estimates of impairment of long-lived assets, estimates of an accounts receivable allowance for doubtful accounts, recognition and measurement of the valuation allowance of deferred tax assets resulting from net operating losses, recognition and measurement of convertible and Simple Agreement for Future Equity (SAFE) notes, including the associated embedded derivatives, recognition and measurement of stock compensation, and the valuation of intangible assets acquired in business

Valuation of SAFE Liabilities

Banzai adopts guidance per ASC 480-10-25-14, measures the SAFE liabilities initially and subsequently at fair value, with changes in fair value recognized in earnings unless a different accounting treatment is permitted or required by other GAAP (e.g., share-settled debt that is accounted for at amortized cost by using the interest method in accordance with ASC 835-30). As the SAFEs are not legal form debt, management evaluated the modification as incurred in accordance with the guidance for equity-linked instruments. Per Section 4.4.5.2 of the EY Guide, when an equity contract that is classified as an asset or liability and measured at fair value is subsequently modified, the effect of the changed terms will be reflected in the subsequent measurement and thus will generally be recognized in earnings. Depending on the facts and circumstances, the change in fair value due to the modification may be classified differently from the rest of the change in the fair value, and the classification may vary based on the nature of, and reason for, the modification.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables are recorded at the invoiced amount and generally do not bear interest. An allowance for doubtful accounts is established, as necessary, based on past experience and other factors which, in the management’s judgment, deserve current recognition in estimating bad debts. Such factors include growth and composition of accounts receivable, the relationship of the allowance for doubtful accounts to accounts receivable, and current economic conditions. The determination of the collectability of amounts due requires Banzai to make judgments regarding future events and trends. Allowances for doubtful accounts are determined based on assessing Banzai’s portfolio on an individual customer and on an overall basis. This process consists of a review of historical collection experience, current aging status of the customer account, and the financial condition of Banzai’s customers. Based on a review of these factors, Banzai establishes or adjusts the allowance for specific customers and the accounts receivable portfolios as a whole

Impairment Analysis

Per ASC 350-20-35-28 – impairment test for goodwill, ASC 360 – impairment test for finite-lived assets. Banzai tests its goodwill for impairment on an annual basis. Management selected December 31st as the annual goodwill impairment testing date and performed an assessment for potential impairment of goodwill of its reporting unit. Banzai assessed its long-lived assets for impairment indicators as needed during the years ended December 31, 2021, and 2022 and performed an impairment assessment, as applicable. In accordance with ASC 350-20-35-31, Banzai will first assess the long-lived assets for impairment at each reporting date, prior to the assessment of goodwill. If there exist long-lived assets that are subject to impairment, those assets will be tested prior to the testing of goodwill for that period as well.

Business Combinations

Banzai accounts for business combinations in accordance with FASB ASC 805 (“ASC 805”), Business Combinations. Accordingly, identifiable tangible and intangible assets acquired and liabilities assumed are recorded at their estimated fair values, the excess of the purchase consideration over the fair values of net assets acquired is recorded as goodwill, and transaction costs are expensed as incurred.

Impact of Accounting Policies and Estimates on Financial Statements

Banzai believes that the assumptions and estimates associated with but not limited to, revenue recognition, estimates of impairment of long-lived assets, recognition and measurement of the valuation allowance of deferred tax assets resulting from net operating losses, recognition and measurement of convertible and SAFEs, including the valuation of the bifurcated embedded derivatives liabilities, measurement and recognition of stock-based compensation and the valuation of net assets acquired in business combinations net have the most significant impact on our condensed financial statements. Therefore, Banzai considers these to be Banzai’s critical accounting policies and estimates.

Changes in Accounting Policies or Estimates

There have been no significant changes in our critical accounting policies and estimates as compared to the critical accounting policies and estimates disclosed in the section above titled “Critical Accounting Policies and Estimates”.

Recently Issued and Adopted Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021 and should be applied on a full or modified retrospective basis. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Banzai adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have a material impact on Banzai’s financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (ASC 842) (“ASU 2016-02”), which supersedes the current accounting for leases and while retaining two distinct types of leases, finance and operating, (i) requires lessees to record a right of use asset and a related liability for the rights and obligations associated with a lease, regardless of lease classification, and recognize lease expense in a manner similar to current accounting, (ii) eliminates most real estate specific lease provisions, and (iii) aligns many of the underlying lessor model principles with those in the new revenue standard. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. Banzai adopted ASU 2016-02 effective January 1, 2022 using the effective date method. Banzai elected the transition package of three practical expedients permitted within the standard, which eliminates the requirements to reassess prior conclusions about lease identification, lease classification and initial direct costs. In addition, Banzai elected the hindsight practical expedient and the practical expedient to combine lease and non-lease components. Further, Banzai adopted a short-term lease exception policy, permitting Banzai to not apply the recognition requirements of this standard to short-term leases (i.e. leases with terms of 12 months or less).

On June 20, 2018, the FASB issued Accounting Standards Update 2018-07, Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”), which simplifies the accounting for share-based payments granted to nonemployees for goods and services. ASU 2018-07 supersedes ASC 505-50 Equity by expanding the scope of Topic 718 to include non-employee awards and generally aligning the accounting for non-employee awards with the accounting for employee awards. Banzai adopted ASU 2018-07 as of January 1, 2020. The adoption of this guidance did not have a material impact on the consolidated financial statements.

Internal Control Over Financial Reporting

In connection with the audit of Banzai’s financial statements for the year ended December 31, 2022, Banzai, in the course of assessing their ICFR environment, has identified the following material weaknesses. A material weakness is a deficiency or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Banzai’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses in our internal control over financial reporting for the year ended and as of December 31, 2022 were as follows:

•	Management does not have appropriate IT general control in place over change management, user access, cybersecurity, and reviews of service organizations.

•	Management does not have suitable COSO entity level controls in place, including reviews of the financial statements, and certain entity level controls were not performed by management.

•

Pervasive transactional and account level reconciliations and analyses are not performed, or not performed with sufficient detail to prevent or detect a material weakness. These issues related to managements controls over the review of complex significant transactions, complex debt and equity, income, and sales taxes, & revenue recognition.

Banzai’s remediation efforts for these material weaknesses have included the following:

•

Management prioritizes its allocation of resources to ensure that these areas of material weaknesses and hence higher risk areas continue to remain addressed. Current and on-going efforts to alleviate future ICFR issues that could lead to future material weaknesses include, but are not limited to:

•	Perform root cause analysis to involve various stakeholders / process owners (head of department or similar) such as IT department & Finance to ensure control risk in each aspect are addressed.

•

Align with all stakeholders, such as formalizing an existing operational control into the ICFR, modifying existing processes, and outsourcing certain activities to enhance competency or segregation of duties. All such alternatives are to be regularly evaluated to ensure they address the identified root causes and mitigate the risks.

•

Obtain technical expertise from qualified consultants to recommend additional resources, such as people, tools, outsourced services, or other technologies, leading to practical and effective solutions.

•

Management will continue to periodically review feasibility of new and existing controls to assess current or potential effectiveness of risk mitigation alternatives, evaluate resource requirements, estimate return on investment, and recommend adjustments or new courses of action to minimize or remediate risk.

•

Hired Controller to adopt and maintain GAAP accounting standards and practices. See the sections titled “Critical Accounting Policies and Estimates”, “Impact of Accounting Policies and Estimates on Financial Statements”, and “Recently Issued and Adopted Accounting Pronouncements”.

•	Hired Director of Business Intelligence to improve quality of data infrastructure, management reporting, analytics, and system integration.

•	Banzai has been and will continue to design and implement additional automation and integration in its financially significant systems.

Banzai plans to continue to assess its internal controls and procedures and intends to take further action as necessary or appropriate to address any other matters it identifies. See the section titled “Risk Factors — Banzai has identified material weaknesses in its internal control over financial reporting. If New Banzai is unable to remediate these material weaknesses, or if New Banzai identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, New Banzai may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect its business and stock price.

EXECUTIVE AND DIRECTOR COMPENSATION OF BANZAI

Banzai Executive Officer and Director Compensation

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Banzai International, Inc. and its subsidiaries prior to the consummation of the Business Combination and to New Banzai and its subsidiaries after the Business Combination. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from historical and the currently planned programs summarized in this discussion. All share counts in this section are shown on a pre-Business Combination basis.

Our named executive officers for the fiscal year ended December 31, 2022, consisting of our principal executive officer and the next three most highly compensated executive officers, were:

Joseph P. Davy, our Chief Executive Officer;

Simon Baumer, our Chief Technology Officer;

Ashley Levesque, our Vice President of Marketing; and

Rachel Stanley, our Vice President of Revenue.

2022 Summary Compensation Table

The following table presents the compensation paid or awarded to our named executive officers with respect to the fiscal year ended December 31, 2022.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Joseph P. Davy	2022	237,500	—	—	5,500	243,000
Chief Executive Officer
Simon Baumer	2022	250,000	—	—	—	250,000
Chief Technology Officer
Ashley Levesque	2022	151,818	7,642	—	3,000	162,460
Vice President of Marketing
Rachel Stanley	2022	151,818	7,642	—	3,000	162,460
Vice President of Revenue

(1)

The amounts disclosed represent the aggregate grant date fair value of the stock options granted to our named executive officers during the fiscal year ended December 31, 2022 under the 2016 Plan (as defined herein) computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC Topic 718”). The assumptions used in calculating the grant date fair value of the stock options are set forth in Note to our audited financial statements included elsewhere in this proxy statement/prospectus. This amount does not reflect the actual economic value that may be realized by the named executive officer.

(2)	Consists of Company contributions to the Company’s 401(k) plan.

Non-Equity Incentive Plan Compensation

In addition to base salaries, our named executive officers are eligible to receive annual performance-based cash bonuses, which are designed to provide appropriate incentives to our employees to achieve defined performance goals. None of our named executive officers received annual performance-based cash bonuses with respect to the fiscal year ended December 31, 2022.

Outstanding Equity Awards as of December 31, 2022

The following table presents the outstanding equity incentive plan awards held by each named executive officer as of December 31, 2022.

			Option Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price Per Share ($)	Option Expiration Date
Joseph P. Davy	—	—	—	—		—	—
Simon Baumer	7/14/2021	7/1/2021	17,708	32,292	(2)	$1.73	7/14/2031
	2/16/2022	1/31/2022	—	50,000	(2)	$1.70	2/15/2032
Ashley Levesque	7/14/2021	2/21/2021	5,500	6,500	(2)	$1.73	7/14/2031
	7/14/2021	7/1/2021	4,604	8,396	(2)	$1.73	7/14/2031
	2/16/2022	1/31/2022	—	10,000	(2)	$1.70	2/15/2032
Rachel Stanley	11/11/2021	10/18/2021	11,666	28,3347	(3)	$1.73	11/10/2031
	2/16/2022	1/31/2022	—	10,000	(2)	$1.70	2/15/2032

(1)	Each of the equity awards was granted under the 2016 Plan (as defined herein), the terms of which are described below under “— Employee Benefit Plans.”
(2)

25% of the total shares underlying the option award vest on the one-year anniversary of the vesting commencement date, thereafter 1/48th of the total shares underlying the option award vest in 36 equal monthly installments, subject to the named executive officer’s continued service at each vesting date.

(3)	The total shares underlying the option award vest in 48 equal monthly installments, subject to the named executive officer’s continued service at each vesting date.

Director Compensation

None of the non-employee directors to serve on the New Banzai Board received compensation during the fiscal year ended December 31, 2022 for services rendered to Banzai.

401(k) Plan

We maintain a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. We make employer contributions under the 401(k) plan and also have the ability to make employer profit sharing contributions to the 401(k) plan. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan.

Employee Benefit Plans

We believe that performance and equity-based compensation can be an important component of the total executive compensation package for supporting stockholder value creation while, at the same time, attracting, motivating, and retaining high-quality executives. Formal guidelines for the allocations of cash and equity-based compensation have not yet been determined, but it is expected that the Equity Incentive Plan described in the Incentive Plan Proposal will be an important element of New Banzai’s compensation arrangements for both executive officers and directors, and that the executive officers will also be eligible to participate in the ESPP described in the ESPP Proposal. In connection with the Business Combination, it is anticipated that the 2016 Plan will be terminated and the Equity Incentive Plan will be adopted. Below is a description of the 2016 Plan. If the Incentive Plan Proposal is successful, no new awards will be granted under the 2016 Plan following the Business Combination.

2016 Equity Incentive Plan

Banzai’s 2016 Equity Incentive Plan (the “2016 Plan”) provides for the grant of Incentive Stock Options (“ISOs”), Non-Qualified Stock Options (“NSOs”), restricted stock awards and stock grants to our employees, consultants, officers, or directors. ISOs may be granted only to our employees or employees of our subsidiaries or parent.

If the Incentive Plan Proposal is successful, the 2016 Plan will terminate on the date the Equity Incentive Plan becomes effective. However, any outstanding awards granted under the 2016 Plan will remain outstanding, subject to the terms of the 2016 Plan and the applicable award agreements, until such outstanding options are exercised or until any awards terminate or expire by their terms.

Authorized Shares. We will no longer grant awards under the 2016 Plan following the effective date of the Equity Incentive Plan. As of December 31, 2022, options to purchase 603,578 shares of Banzai Class A Common Stock were outstanding and 1,497,158 shares of Banzai Class A Common Stock remained available for future grants under our 2016 Plan. The options outstanding as of December 31, 2022 had a weighted-average exercise price of $1.35 per share.

Plan Administration. Our board of directors or a duly authorized committee of our board of directors administers the 2016 Plan and the awards granted under it.

Acquisitions or Other Combinations of the Company.

In the event we are subject to a change of control, our board of directors has the discretion to provide for one or more of the following treatments with respect to 2016 Plan awards:

•	the conversion, assumption, substitution, or replacement of the outstanding options;

•	acceleration, in whole or in part, of the vesting or exercisability of unvested options or lapse of the risk of forfeiture with respect to awards of restricted stock; or

•

termination of options that remain outstanding at the time of the transaction; provided that, with respect to any outstanding options, the board may provide consideration to the holders of vested and/or unvested options equal to the consideration received in the transaction per share over the exercise price of the option.

Transferability. Except as otherwise permitted by the administrator and the 2016 Plan terms, a participant may not transfer awards under the 2016 Plan other than by will, the laws of descent, and distribution.

Plan Amendment or Termination. Our board of directors has the authority to terminate the 2016 Plan at any time, provided that outstanding awards will survive such termination unless the holder agrees in writing to terminate the award. Our board of directors also has the authority to amend the 2016 Plan, subject to certain limitations, and provided that certain material amendments require the approval of our stockholders. As described above, the 2016 Plan will be terminated upon the effective date of the Equity Incentive Plan so that no future awards will be granted under the 2016 Plan following the effectiveness of the Equity Incentive Plan.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy. The sale of any shares under such a plan will be subject to the Lock-Up Agreements, to the extent that the selling director or executive officer is a party thereto.

Emerging Growth Company Status

New Banzai will be an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, it will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of its chief executive officer to the median of the annual total compensation of all of its employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

MANAGEMENT OF NEW BANZAI AFTER THE BUSINESS COMBINATION

The following is a list of the persons who are anticipated to serve as New Banzai’s directors and executive officers following the Closing of the Business Combination and assuming the election of the director nominees at the Special Meeting as set forth in “Proposal No. 4 — The Director Election Proposal.”

Name	Age	Position
Joseph P. Davy	34	Chief Executive Officer and Director
Simon Baumer	38	Chief Technology Officer
Ashley Levesque	37	Vice President of Marketing
Rachel Stanley	39	Vice President of Revenue
Mark Musburger	59	Vice President of Finance
Jack Leeney	38	Director
Mason Ward	42	Director
Paula Boggs	64	Director
William Bryant	65	Director

Executive Officers

Joseph P. Davy has served as the Chief Executive Officer of Banzai and a member of Banzai’s board of directors since co-founding Banzai in 2016. Prior to co founding Banzai, he served as the General Manager at Avalara from 2013 to 2016. From 2012 to 2013, he served as Chief Executive Officer of Buystand. From 2012 to 2013, he also served as Customer Advisory Board Member at Microsoft Corp. Mr. Davy founded EvoApp in 2009 and served as its Chief Executive Officer and Chief Product Officer from 2009 to 2012. Prior to his service at EvoApp, Mr. Davy was a software engineer at International Business Machines Corp (IBM). Mr. Davy also served as a member of the board of directors of Legalpad Inc. from 2019 to 2022. Prior to joining IBM, Mr. Davy attended the University of North Carolina at Chapel Hill from 2007 to 2010. We believe Mr. Davy is qualified to serve on the New Banzai board of directors due to his extensive venture capital experience.

Simon Baumer has served as Banzai’s Chief Technology Officer since 2021. Prior to that, Mr. Baumer worked at Verivox GmbH as Vice President of Engineering from 2018 to 2021, as Head of Software Development from 2016 to 2021, and as Teamlead for Software Development from 2015 to 2021.

Ashley Levesque has served as Banzai’s Vice President of Marketing since 2021 and previously served as Banzai’s Director of Marketing from 2020 to 2021. Ms. Levesque previously served as Marketing host at RevGenius and as a Marketing Host for The Revenue Podcast in 2020. Ms. Levesque worked at Soft Robotics as Senior Marketing Manager from 2019 to 2020, as Manager of Marketing from 2018 to 2019, and as Commercial Operations Manager from 2017 to 2018, and as Executive Assistant to the Chief Executive Officer from 2016 to 2017. Ms. Levesque began her career in numerous roles at Bad Habit Productions, Inc. and Great Hill Partners. Ms. Levesque holds a master’s degree from the Boston Conservatory at Berklee and a bachelor’s degree from Lawrence University.

Rachel Stanley has served as Banzai’s vice president of revenue since 2022 and previously served as Banzai’s Vice President of Customer Experience from 2021 to 2022, as Banzai’s Senior Director of Customer Adoption and Support in 2021, as Banzai’s Director of Customer Adoption from 2020 to 2021, and as Banzai’s Enterprise Customer Success Manager from 2019 to 2020. In 2018, she served as Marketing Manager at Amazon. Prior to that, she worked at ACS Technologies as Team Leader from 2014 to 2018, as Implementation Consultant from 2012 to 2014, and as Launch and Onboarding Coordinator in 2012. Ms. Stanley worked at CRISTA Ministries as Administrative Assistant in the President’s Office from 2011 to 2012. Ms. Stanley holds a degree from Palm Beach Atlantic University.

Mark Musburger has served as Banzai’s vice president of finance since 2022. Mr. Musburger previously served as the Chief Financial Officer of Corvee from 2021 to 2022, as the Senior Director of Finance at Identity Digital from 2016 to 2021, as a Director, Finance at Avalara from 2014 to 2016 and as a Director, FP&A at Solavei from 2013 to 2014. Mr. Musburger holds a bachelor’s degree in finance and economics and a masters in business administration from Seattle University.

Non-Employee Directors

Jack Leeney served as 7GC’s Chairman and Chief Executive Officer since its inception. Since September 2016, Mr. Leeney has served as a Founding Partner of 7GC & Co Sarl and is responsible for running the firm’s operations. Mr. Leeney led the firm’s investments in Cheddar TV, Capsule Pharmacy, hims & hers, Jyve, Roofstock, The Mom Project, and Reliance Jio. Since 2020, he has served as a director for The Mom Project. From December 2020 to November 2022, he served as a director of PTIC, a SPAC that closed an initial business combination with RW National Holdings, LLC (d/b/a Appreciate), the parent holding company of Renters Warehouse, in November 2022. Between April 2011 and December 2016, Mr. Leeney served on the boards of directors of Quantenna Communications, Inc. (Nasdaq: QTNA), DoAt Media Ltd. (Private), CinePapaya (acquired by Comcast), Joyent (acquired by Samsung), BOKU, Inc. (AIM: BOKU), Eventful (acquired by CBS) and Blueliv (Private). Previously, Mr. Leeney served as the Head of U.S. Investing for Telefonica Ventures, the investment arm of Telefonica (NYSE: TEF), between June 2012 and September 2016 and as an investor at Hercules Capital (NYSE: HTGC) between May 2011 and June 2012. He began his career as a technology-focused investment banker at Morgan Stanley in 2007, where he worked on the initial public offerings for Tesla Motors, LinkedIn, and Pandora. Mr. Leeney holds a B.S. from Syracuse University. We believe Mr. Leeney is qualified to serve on the New Banzai Board due to his extensive venture capital experience.

Mason Ward has served as the Chief Financial Officer of Alco Investment Company since 2018, and served as its Controller and Finance Director from 2015 to 2018. Prior to joining Alco, Mr. Ward served as an Infantry Officer in multiple operations, logistics, risk management and fiscal operations roles during two deployments to Afghanistan with the United States Army. Mr. Ward holds a B.S. in Civil Engineering from the University of Cincinnati and a Certificate in Accounting and a Masters in Business Administration from the University of Washington, and he is also a certified public accountant (inactive). We believe Mr. Ward is qualified to serve on the New Banzai Board due to his extensive finance and accounting expertise and experience.

Paula Boggs is the founder and owner of Boggs Media, LLC, which manages Ms. Boggs’ musical, public speaking, and other creative business endeavors. A former executive at the Starbucks Coffee Company, she led the global law department of Starbucks from 2002 to 2012 and was Corporate Secretary of the Starbucks Foundation. Prior to that, Ms. Boggs was a Vice President of Legal for products, operations and information technology at Dell Computer Corporation from 1997 to 2002 and also held the role of Senior Deputy General Counsel starting in June 1997. Before joining Dell, Ms. Boggs was a partner with the law firm of Preston Gates & Ellis LLP from 1995 to 1997. Ms. Boggs is also a voting member and Pacific Northwest Chapter Governor of the Recording Academy, and serves on the Newport Festivals Foundation board, overseeing both the Newport Jazz Festival and Newport Folk Festival. She was previously on the board of Fender; a member of the Board of Premera Blue Cross and chair of its compensation and investments committees; a member of the Nominating/Trusteeship, Audit/Compliance (including six years as the chair of the audit committee) and Executive Committees of Johns Hopkins University’s board of trustees; a member of the Executive Committee of KEXP Radio, an affiliate of National Public Radio and the University of Washington; a member of the audit committee for School of Rock LLC; a member of the American Bar Association board of governors, chairing its investments committee; a member of the President’s Committee for the Arts and the Humanities from 2013 through 2017; a member of the White House Council for Community Solutions from 2010 to 2012; a member of the audit and nominating committee of the American Red Cross; and a member of the board of Sterling Financial Inc. Ms. Boggs holds a B.A. from Johns Hopkins University and a J.D. from the University of California at Berkeley. We believe Ms. Boggs is qualified to serve on the New Banzai Board due to her extensive governance and Fortune 500 experience with high-growth companies.

William Bryant has served as the general partner of Threshold Ventures, a venture capital firm, since 2007 and has been a founder, board member, advisor and investor in over twenty venture backed startups. Prior joining Threshold Ventures, Mr. Bryant served as the Chief Executive Officer of Mixxer Inc. from 2005 to 2006, as a Venture Partner with Atlas Venture from 2001 to 2002 and as Chief Executive Officer and Chairman of Qpass Inc. from 1997 until its acquisition in 2001 by Amdocs. Mr. Bryant has also served as a director for multiple public and private companies, including, recently, Remitly Global (REMY) from 2015 to 2022. Mr. Bryant holds a Ph.D. in Business Strategy and a Masters in Business Administration in Business Strategy and Entrepreneurship from the University of Washington. We believe Mr. Bryant is qualified to serve on the New Banzai Board due to his extensive experience in venture capital and as a public company board member.

Role of Board in Risk Oversight

Upon the Closing of the Business Combination, one of the key functions of the New Banzai Board will be informed oversight of New Banzai’s risk management process. The New Banzai Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the New Banzai Board as a whole, as well as through various standing committees of the New Banzai Board that address risks inherent in their respective areas of oversight. In particular, the New Banzai Board will be responsible for monitoring and assessing strategic risk exposure and New Banzai’s audit committee will have the responsibility to consider and discuss New Banzai’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. New Banzai’s audit committee will also monitor compliance with legal and regulatory requirements. New Banzai’s compensation committee will assess and monitor whether New Banzai’s compensation plans, policies and programs comply with applicable legal and regulatory requirements. See “Description of New Banzai Capital Stock — Anti-Takeover Effects of Delaware Law and the Proposed Charter — Staggered Board.”

Composition of the New Banzai Board After the Business Combination

New Banzai’s business and affairs will be managed under the direction of the New Banzai Board. We anticipate that the New Banzai Board will consist of five members upon the consummation of the Business Combination. Joseph Davy will serve as Chairman of the New Banzai Board. The primary responsibilities of the New Banzai Board will be to provide oversight, strategic guidance, counseling, and direction to New Banzai’s management. The New Banzai Board will meet on a regular basis and additionally as required.

In accordance with the terms of the Proposed Charter, which will be effective upon the consummation of the Business Combination, the New Banzai Board will be divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except with respect to the election of directors at the special meeting pursuant to the Director Election Proposal, the Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

The New Banzai Board will be divided into the following classes:

•	Class I, which Banzai and 7GC anticipate will consist of Joseph Davy, whose term will expire at New Banzai’s first annual meeting of stockholders to be held after the Closing;

•	Class II, which Banzai and 7GC anticipate will consist of William Bryant and Mason Ward, whose terms will expire at New Banzai’s second annual meeting of stockholders to be held after the Closing; and

•	Class III, which Banzai and 7GC anticipate will consist of Paula Boggs and Jack Leeney, whose terms will expire at New Banzai’s third annual meeting of stockholders to be held after the Closing.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the New Banzai Board may have the effect of delaying or preventing changes in New Banzai’s control or management. New Banzai’s directors may be removed for cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock of New Banzai entitled to vote at an election of directors, voting together as a single class.

Director Independence

Upon the consummation of the Business Combination, the New Banzai Board is expected to determine that each the directors on the New Banzai Board other than Mr. Davy will qualify as independent directors, as defined under the listing rules of Nasdaq (the “Nasdaq listing rules”), and the New Banzai Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, New Banzai will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Board Committees

After the Closing of the Business Combination, the standing committees of the New Banzai Board will consist of an audit committee, a compensation committee, and a nominating and corporate governance committee. The New Banzai Board may from time to time establish other committees.

New Banzai’s Chief Executive Officer and other executive officers will regularly report to the non-executive directors and each standing committee to ensure effective and efficient oversight of its activities and to assist in proper risk management and the ongoing evaluation of management controls.

Audit Committee

Upon the completion of the Business Combination, New Banzai expects to have an audit committee consisting of Paula Boggs, who will be serving as the chairperson, Mason Ward, and William Bryant. Each proposed member of the audit committee qualifies as an independent director under the Nasdaq corporate governance standards and the independence requirements of Rule 10A-3 of the Exchange Act. Following the Business Combination, the New Banzai Board will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of Nasdaq.

The primary purpose of the audit committee will be to discharge the oversight responsibilities of the New Banzai Board with respect to New Banzai’s corporate accounting and financial reporting processes, systems of internal control over financial reporting, and financial statement audits, as well as the quality and integrity of the financial statements and reports and to oversee the qualifications, independence, and performance of New Banzai’s independent registered public accounting firm. The audit committee will also provide oversight assistance in connection with legal, risk, regulatory, and ethical compliance programs established by management and the New Banzai Board. Specific responsibilities of New Banzai’s audit committee are expected to include:

•	helping the New Banzai Board oversee its corporate accounting and financial reporting processes;

•	reviewing and discussing with New Banzai’s management the adequacy and effectiveness of our disclosure controls and procedures;

•	assisting with design and implementation of New Banzai’s risk assessment functions;

•

managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit New Banzai’s financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, New Banzai’s interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related person transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes New Banzai’s internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

New Banzai’s audit committee will operate under a written charter, which the New Banzai Board will adopt in connection with the Closing of the Business Combination, that satisfies the applicable listing standards of Nasdaq.

Compensation Committee

Upon the completion of the Business Combination, New Banzai expects to have a compensation committee consisting of Mason Ward, who will be serving as the chairperson, Paula Boggs and William Bryant. Each member of the compensation committee is independent under the listing standards of Nasdaq, including Nasdaq’s controlled company exemption which is discussed below, and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of New Banzai’s compensation committee will be to discharge the responsibilities of the New Banzai Board in overseeing New Banzai’s compensation policies, plans, and programs and to review, approve, and/or recommend the compensation to be paid to its executive officers, directors, and other senior management, as appropriate. Specific responsibilities of New Banzai’s compensation committee are expected to include:

•	reviewing and recommending to the New Banzai Board the compensation of New Banzai’s chief executive officer and other executive officers;

•	reviewing and recommending to the New Banzai Board the compensation of New Banzai’s directors;

•	administering New Banzai’s equity incentive plans and other benefit programs;

•

reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for New Banzai’s executive officers and other senior management;

•	reviewing and establishing general policies relating to compensation and benefits of New Banzai’s employees, including New Banzai’s overall compensation philosophy; and

•	reviewing and evaluating with New Banzai’s chief executive officer the succession plans for New Banzai’s executive officers.

New Banzai’s compensation committee will operate under a written charter, which the New Banzai Board will adopt in connection with the Closing of the Business Combination, that satisfies the applicable listing standards of Nasdaq.

Nominating and Corporate Governance Committee

Upon the completion of the Business Combination, New Banzai expects to have a nominating and corporate governance committee consisting of William Bryant who will be serving as the chairperson, and Jack Leeney. Each member of the nominating and corporate governance committee is independent under the listing standards of Nasdaq, including Nasdaq’s controlled company exemption which is discussed below.

Specific responsibilities of New Banzai’s nominating and corporate governance committee are expected to include:

•	identifying, reviewing, and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the New Banzai Board;

•	considering and making recommendations to the New Banzai Board regarding the composition and chairmanship of the committees of the New Banzai Board;

•

reviewing with New Banzai’s chief executive officer the plans for succession to the offices of New Banzai’s executive officers and make recommendations to the New Banzai Board with respect to the selection of appropriate individuals to succeed to these positions;

•	developing and making recommendations to the New Banzai Board regarding corporate governance guidelines and matters; and

•	overseeing periodic evaluations of the New Banzai Board’s performance, including committees of the New Banzai Board.

New Banzai’s nominating and corporate governance committee will operate under a written charter, which the New Banzai Board will adopt in connection with the Closing of the Business Combination, that satisfies the applicable listing standards of Nasdaq.

Controlled Company Exemption

Upon the consummation of the Business Combination, Mr. Davy will control more than a majority of the total voting power. As a result, New Banzai will be a “controlled company” within the meaning of Nasdaq corporate listing rules. Under Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain Nasdaq rules regarding corporate governance, including the following:

•	the requirement that a majority of its board of directors consist of independent directors;

•

the requirement that director nominees must be selected, or recommended for selection, by either (i) the independent directors constituting a majority of the board of directors’ independent directors in a vote in which only independent directors participate or (ii) a nominations committee comprised solely of independent directors;

•	the requirement to maintain a compensation committee with prescribed duties and a written charter comprised solely of independent directors; and

•	the requirement of an annual performance evaluation of our nominating and corporate governance and compensation committees.

As a “controlled company,” New Banzai may elect to rely on some or all of these exemptions. However, New Banzai does not currently intend to take advantage of any of these exemptions.

Code of Business Conduct and Ethics

New Banzai will adopt a new code of business conduct and ethics that applies to its directors, officers, and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon the Closing of the Business Combination, New Banzai’s code of business conduct and ethics will be available under the Corporate Governance section of its website at www.banzai.io. In addition, New Banzai intends to post on its website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code. The reference to New Banzai’s website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this proxy statement/prospectus.

Compensation Committee Interlocks and Insider Participation

None of the expected members of New Banzai’s compensation committee is currently or has been during Banzai’s last fiscal year, one of Banzai’s officers or employees. None of Banzai’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers that will serve as a member of the New Banzai Board or New Banzai’s compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

Our Existing Charter eliminates each director’s liability for monetary damages for breaches of fiduciary duty as a director, except to the extent prohibited by law, unless a director violated his or her duty of loyalty to 7GC or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. The Proposed Charter eliminates directors’ liability for monetary damages to the fullest extent permitted by applicable law. Our Existing Charter and the Proposed Charter require 7GC to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers, and agents and prohibit any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification. We believe these provisions in our Existing Charter and the Proposed Charter are necessary to attract and retain qualified persons as directors and officers. However, these provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Non-Employee Director Compensation

The New Banzai Board expects to review director compensation periodically to ensure that director compensation remains competitive such that New Banzai is able to recruit and retain qualified directors. Following the consummation of the Business Combination, New Banzai intends to develop a board of directors’ compensation program that is designed to align compensation with New Banzai’s business objectives and the creation of stockholder value, while enabling New Banzai to attract, retain, incentivize, and reward directors who contribute to the long-term success of New Banzai.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information with respect to (i) the beneficial ownership of shares of 7GC Class A Common Stock and shares of 7GC Class B Common Stock, as of June 30, 2023, and (ii) the expected beneficial ownership of New Banzai Class A Shares and New Banzai Class B Shares immediately following the consummation of the Business Combination, assuming the no redemption scenario, and alternatively, assuming the maximum redemption scenario, for:

•

each person known by 7GC to be, or who is expected to be upon consummation of the Business Combination, the beneficial owner of more than 5% of any class of issued and outstanding shares of 7GC Common Stock or of New Banzai Common Stock, based on Banzai’s stockholder listing as of June 30, 2023;

•	each member of the 7GC Board and each of 7GC’s executive officers who beneficially owns 7GC Common Stock;

•

each person who is expected to become a member of the New Banzai Board or serve as an executive officer of New Banzai upon the consummation of the Business Combination who is expected to beneficially own shares of New Banzai Common Stock, based on Banzai’s and 7GC’s stockholder listing as of June 30, 2023; and

•

all of the members of the 7GC Board and 7GC’s executive officers as a group, and all expected members of the New Banzai Board and executive officers of New Banzai following consummation of the Business Combination as a group.

As of June 30, 2023, 7GC had 9,079,638 shares of 7GC Common Stock issued and outstanding, consisting of (i) 3,329,638 shares of 7GC Class A Common Stock owned by two holders of record and (ii) 5,750,000 shares of 7GC Class B Common Stock owned by five holders of record (396,500 of which are subject to forfeiture at Closing pursuant to the Non-Redemption Agreements and 100,000 of which will be transferred to Cohen at Closing pursuant to the Cohen Engagement Letter). Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

The number of shares and the percentages of beneficial ownership below on a pre-Business Combination basis are based on the number of shares of 7GC Common Stock issued and outstanding as of June 30, 2023. In computing the number of shares of 7GC Common Stock beneficially owned by a person and the percentage ownership of such person, 7GC deemed to be outstanding all shares of 7GC Common Stock subject to options held by the person that are currently exercisable or exercisable within 60 days of June 30, 2023. 7GC did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

The expected beneficial ownership of shares of New Banzai Common Stock post-Business Combination, assuming the no redemption scenario, has been determined based upon the assumptions: (i) except for the public stockholders that exercised their redemption rights in connection with the Business Combination pursuant to the Extension Meeting or the Second Extension Meeting, no public stockholder has exercised its redemption rights to receive cash from the Trust Account in exchange for its public shares in connection with the Business Combination, (ii) the Business Combination closing date will be October 31, 2023, (iii) 7,550,515 New Banzai Class A Shares and 2,449,427 New Banzai Class B Shares are issued to the former securityholders of Banzai as consideration in the Merger (for the avoidance of doubt, excluding shares reserved for issuance in respect of securities that were, prior to the consummation of the Business Combination, convertible into or exercisable for shares of Banzai capital stock), (iv) there will be no New Banzai Class A Shares reserved for issuance in respect of New Award Grants, (v) 5,353,500 shares of 7GC Class B Common Stock, assuming the Sponsor’s forfeiture of 396,500 founder shares pursuant to the Non-Redemption Agreements and including the 100,000 founder shares to Cohen at Closing pursuant to be transferred to the Cohen Engagement Letter, shall have converted into 5,353,500 New Banzai Class A Shares, (vi) the issuance of 396,500 New Banzai Class A Shares in exchange for the forfeited 396,500 founder shares at closing pursuant to the Non-Redemption Agreements, (vii) none of the

7GC Public Warrants have been exercised and the 7GC Private Placement Warrants have been forfeited pursuant to the Sponsor Forfeiture Agreement, and (viii) there will be an aggregate of 19,079,580 shares of New Banzai Common Stock issued and outstanding at the closing of the Business Combination.

The expected beneficial ownership of shares of New Banzai Common Stock post-Business Combination, assuming the maximum redemption scenario, has been determined based upon the same assumptions set forth above, except that the maximum redemption scenario assumes that (i) in addition to the public stockholders that exercised their redemption rights in connection with the Business Combination pursuant to the Extension Meeting or the Second Extension Meeting, public stockholders have exercised their redemption rights to receive cash from the Trust Account in exchange for all 3,329,638 shares of 7GC Class A Common Stock in the aggregate in connection with the Business Combination, and (ii) there will be an aggregate of 15,749,942 shares of New Banzai Common Stock issued and outstanding at the closing of the Business Combination.

If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under the title “After the Business Combination” in the following table will be different.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. New Banzai Class B Shares will be convertible into New Banzai Class A Shares on a one-for-one basis. Ownership of New Banzai Class B Shares is therefore deemed to be beneficial ownership of New Banzai Class A Shares under SEC regulations. For purposes of the presentation of ownership of New Banzai Class A Shares in this table, it has been assumed that each person listed therein as holding New Banzai Class B Shares has converted all New Banzai Class B Shares of which that person is deemed the beneficial owner into New Banzai Class A Shares. Thus, all New Banzai Class B Shares held by the reporting parties have been included in the calculation of the total amount of New Banzai Class A Shares owned by each such person as well as in the calculation of the total amount of New Banzai Class B Shares owned by each such person. As a result of this presentation, there are substantial duplications in the number of shares and percentages shown in the table.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

	Before the Business Combination					After the Business Combination
	Class A Common Stock		Class B Common Stock			No Redemption Scenario Common Stock			Maximum Redemption Scenario Common Stock
Name and Address of Beneficial Owner†	Number of Shares	% of Class	Number of Shares	% of Class	% of Total Voting Power**	Number of Shares		% of Outstanding Shares	Number of Shares		% of Outstanding Shares
7GC & Co. Holdings LLC(1)	—	—	5,650,000	98.3%	62.2%	5,153,000		27.0%	$5,153,500		32.7%
Jack Leeney(1)	—	—	5,650,000	98.3%	62.2%	5,153,500		27.0%	5,153,500		32.7%
Christopher Walsh	—	—	—	—	—	—		—	—		—
Thomas D. Hennessy(1)	—	—	5,650,000	98.3%	62.2%	5,153,500		27.0%	5,153,500		32.7%
M. Joseph Beck(1)	—	—	5,650,000	98.3%	62.2%	5,153,500		27.0%	5,153,500		32.7%
Courtney Robinson	—	—	25,000	*	*	25,000		*	25,000		*
Tripp Jones	—	—	25,000	*	*	25,000		*	25,000		*
Kent Schofield	—	—	25,000	*	*	25,000		*	25,000		*
Patrick Eggen	—	—	25,000	*	*	25,000		*	25,000		*
All directors and executive officers of 7GC as a group (8 individuals)	—	—	5,750,000	100%	63.3%	5,253,500	(2)	27.5%	5,253,500	(2)	33.4%

	Before the Business Combination					After the Business Combination
	Class A Common Stock		Class B Common Stock			No Redemption Scenario Common Stock			Maximum Redemption Scenario Common Stock
Name and Address of Beneficial Owner†	Number of Shares	% of Class	Number of Shares	% of Class	% of Total Voting Power**	Number of Shares		% of Outstanding Shares	Number of Shares		% of Outstanding Shares
Directors and Executive Officers of New Banzai After Consummation of the Business Combination††
Jack Leeney(1)	—	—	5,650,000	98.3%	62.2%	5,153,500	(2)	27.0%	5,153,500	(2)	32.7%
Joseph Davy(3)	—	—	—	—	—	2,449,427		12.8%	2,449,427		15.6%
Simon Baumer(4)	—	—	—	—	—	44,791		*	44,791		* %
Ashley Levesque(5)	—	—	—	—	—	51,561		*	51,561		* %
Rachel Stanley(6)	—	—	—	—	—	28,433		*	28,433		* %
Mason Ward(10)	—	—	—	—	—	1,657,211		8.7%	1,657,211		10.5%
Paula Boggs	—	—	—	—	—	—		—	—		—
William Bryant(15)	—	—	—	—	—	27,744		*	27,744		*
All Directors and Executive Officers of New Banzai After Consummation of the Business Combination (8 individuals)	—	—	5,650,000	98.3%	62.2%	9,412,667		49.0%	9,412,667		59.3%
5% or Greater Stockholders
Polar Asset Management Partners Inc. (7)	500,000	15.0%	—	—	5.5%	500,000		2.6%	—		—
Glazer Capital, LLC(8)	483,365	14.5%	—	—	5.3%	483,365		2.5%	—		—
Castle Creek Arbitrage, LLC(9)	450,000	13.5%	—	—	5.0%	450,000		2.4%	—		—
MMF FT, LLC(13)	287,000	8.6%	—	—	3.2%	287,000		1.5%	—		—
Harraden Circle Investors, LP(14)	243,189	7.3%	—	—	2.7%	243,189		1.3%	—		—
ALCO Investment Company(10)	—	—	—	—	—	1,657,211		8.7%	1,657,211		10.5%
Entities Affiliated with DNX Partners(11)	—	—	—	—	—	1,324,312		6.9%	1,324,312		8.4%
Sheila Linteau(12)	—	—	—	—	—	1,667,695		8.7%	1,667,695		10.6%

*	Denotes less than 1%.
**	Percentage of total voting power represents voting power with respect to all shares of 7GC Class A Common Stock and 7GC Class B Common Stock, as a single class.
†	Unless otherwise noted, the business address of each of the following entities or individuals is c/o 7GC & Co. Holdings Inc., 388 Market Street, Suite 1300, San Francisco, CA 94111.
††	Unless otherwise noted, the business address of each of the following individuals after the Closing is c/o Banzai International, Inc., 435 Ericksen Ave NE, Suite 250, Bainbridge Island, WA 98110.
(1)

The Sponsor is the record holder of such shares. VII Co-Invest Sponsor LLC and HC 7GC Partners I LLC are the managing members of the Sponsor. VII Co-Invest Sponsor LLC is managed by SP Global Advisors LLC, which is managed by Mr. Leeney. Each of Mr. Hennessy and Mr. Beck are the managing members of HC 7GC Partners I LLC. As such, each of the foregoing individuals have voting and investment discretion with respect to the common stock held of record by the Sponsor and may be deemed to have shared beneficial ownership of the 7GC Common Stock held directly by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Excludes the shares issuable upon exercise of the 7,350,000 7GC Private Placement Warrants held by the Sponsor, which will be surrendered, cancelled, and retired immediately prior to the First Effective Time pursuant to the Sponsor Forfeiture Agreement. The business address is 388 Market Street, Suite 1300, San Francisco, CA 94111.

(2)

Excludes the 396,500 founder shares to be forfeited by the Sponsor at Closing pursuant to the Non-Redemption Agreements and the 100,000 founder shares to be transferred by the Sponsor to Cohen at Closing pursuant to the Cohen Engagement Letter.

(3)

Consists of 2,449,427 New Banzai Class B Shares. Each New Banzai Class B Share entitles its holder to ten votes on all matters presented to our stockholders generally, which will have the effect of concentrating the majority of the aggregate voting power of New Banzai Common Stock at the Closing with Mr. Davy (59.6% of the aggregate voting power assuming no redemptions and 64.8% of the aggregate voting power assuming maximum redemptions).

(4)	Consists of options to purchase 44,791 New Banzai Class A Shares exercisable within 60 days of June 30, 2023.
(5)	Consists of options to purchase 51,561 New Banzai Class A Shares exercisable within 60 days of June 30, 2023.
(6)	Consists of 6,350 New Banzai Class A Shares and options to purchase 22,083 New Banzai Class A Shares exercisable within 60 days of June 30, 2023.
(7)

According to a Schedule 13G filed on February 14, 2023, Polar Multi-Strategy Master Fund (“PMSMF”) directly holds the reported shares, and Polar Asset Management Partners Inc. (“Polar”) serves as the investment advisor to PMSMF with respect to such shares. The business address of Polar is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

(8)

According to a Schedule 13G/A filed on February 14, 2023, Glazer Capital, LLC (“Glazer Capital”) and Mr. Paul Glazer beneficially own and share voting and dispositive powers over the reported shares. Certain funds and managed accounts (the “Glazer Funds”) to which Glazer Capital serves as investment manager holds the reported shares. Mr. Glazer serves as the managing member of Glazer Capital with respect to the shares held by the Glazer Funds. The business address of each such reporting person is 250 West 55th Street, Suite 30A, New York, New York, 10019.

(9)

According to a Schedule 13G filed on February 13, 2023, Castle Creek Arbitrage, LLC (“Castle Creek”), Mr. Allan Weine and CC ARB West, LLC beneficially own and share voting and dispositive powers over the reported shares. Castle Creek serves as a registered investment adviser whose client is CC Arb West, LLC. Mr. Weine is the managing member of Castle Creek. By virtue of these relationships, each of Castle Creek and Mr. Weine may be deemed to beneficially own the shares directly owned by CC ARB West, LLC. The business address of each such reporting person is 111 W. Beaver Creek Blvd PO Box 3500 Avon, CO 81620.

(10)

Consist of 1,657,211 New Banzai Class A Shares held directly by ALCO Investment Company (“ALCO”). Mason Ward is the Chief Financial Officer of ALCO and, in such capacity, has voting and investment control over the shares held by ALO such that Mason Ward may be deemed to indirectly beneficially own the shares owned directly by ALCO. The address of the entity listed above is 33930 Weyerhaeuser Way S., Suite 150, Federal Way, Washington 98001.

(11)

Consists of (i) 969,415 New Banzai Class A Shares held by DNX Partners III, LP (“DNX III”), (ii) 339,218 New Banzai Class A Shares held by DNX Partners Japan III, LP (“DNX Japan III”) and (iii) 15,679 New Banzai Class A Shares held by DNX Partners S-III, LP (“DNX S-III”). NEX III, LLC (“NEX III”) is the general partner of DNX III and DNX Japan III, and NEX Partners S3, LLC (“NEX S3”) is the general partner of DNX S-III. Mitch Kitamura is the Managing Partner of DNX Partners and a Manager of each of NEX III and NEX S3 and, in such capacity, has voting and investment control over the shares held by DNX III, DNX Japan III and DNX S-III such that Mr. Kitamura may be deemed to indirectly beneficially own the shares owned directly by DNX III, DNX Japan III and DNX S-III. The address of the persons and entities listed above is 55 East 3rd Avenue, San Mateo, California 94401.

(12)	Consists of 1,667,695 New Banzai Class A Shares.
(13)

According to a Schedule 13G filed on July 7, 2023, Moore Capital Management, LP, a Delaware limited partnership (“MCM”), MMF LT, LLC, a Delaware limited liability company (“MMF”), Moore Global Investments, LLC, a Delaware limited liability company (“MGI”), Moore Capital Advisors, L.L.C., a Delaware limited liability company (“MCA”) and Louis M. Bacon (“Mr. Bacon”), a United States citizen, in his capacity as chairman, chief executive officer and director of MCM beneficially own the reported shares. MMF directly holds the reported shares. MCM, as the investment manager of MMF, has voting and investment control over the shares held by MMF. MGI and MCA are the sole owners of MMF. Mr. Bacon is the indirect majority owner of and controls MCM and its general partner, MCA, and is the indirect majority owner of MMF. Each of MCM, MMF, MGI, MCA and Mr. Bacon, in the capacities set forth above, may be deemed to be the beneficial owner of Shares, as applicable. The principal business office of each of MCM, MMF, MGI, MCA and Mr. Bacon is located at 11 Times Square, 39th Floor, New York, New York 10036.

(14)

According to a Schedule 13G filed on July 3, 2023, Harraden Circle Investors, LP (“Harraden Fund”) directly holds the reported shares. Harraden Circle Investors GP, LP (“Harraden GP”) is the general partner to Harraden Fund, and Circle Investors GP, LLC (“Harraden LLC”) is the general partner of Harraden GP. Harraden Circle Investments, LLC (“Harraden Adviser”) serves as investment manager to Harraden Fund and other high net worth individuals. Mr. Frederick V. Fortmiller, Jr. is the managing member of each of Harraden LLC and Harraden Adviser. In such capacities, each of Harraden GP, Harraden LLC, Harraden Adviser and Mr. Fortmiller may be deemed to indirectly beneficially own the reported shares directly beneficially owned by Harraden Fund. The address of the principal business office of each such person is 299 Park Avenue, 21st Floor, New York, NY 10171.

(15)	Consists of 27,744 New Banzai Class A Shares held directly.

The following table sets forth the beneficial ownership of Banzai prior to the Business Combination, with respect to each executive officer or director and each individual or entity expected to own in excess of 5% of any class of security of New Banzai following the Business Combination:

Name of Beneficial Owner†	Shares Beneficially Owned Prior to the Business Combination
	Class A Common Stock		Class B Common Stock		% of Total Voting Power

	Shares	%	Shares	%
Named Executive Officers and Directors:
Joseph Davy(1)	—	—	3,760,000	58.7%	55.0%
Simon Baumer(2)	33,541	*	—	—	*
Ashley Levesque(3)	51,561	*	—	—	*
Rachel Stanley(4)	55,498	*	—	—	*
Mason Ward	524,219	5.0%	—	—	*
Paula Boggs	—	—	—	—	—
William Bryant(8)	12,149	*	—	—	*
All executive officers and directors as a group (total of seven persons)	681,968	6.4%	3,760,000	58.7%	56.0%
Other 5% Stockholders:
Alco Investment Company(5)	524,219	5.0%	—	—	*
Entities Affiliated with DNX Partners(6)	1,371,977	13.1%	—	—	2.0%
Sheila Linteau(7)	—	—	2,650,000	41.3%	38.7%

†	Unless otherwise noted, the business address of each of the following individuals is c/o Banzai International, Inc., 435 Ericksen Ave NE, Suite 250, Bainbridge Island, WA 98110.
(1)

Consists of 3,760,000 shares of Banzai Class B Common Stock. Pursuant to Banzai’s Amended and Restated Certificate of Incorporation in effect prior to the Business Combination, Banzai Class B common Stock is entitled to ten (10) votes per share, and all other classes of Banzai’s capital stock are entitled to one (1) vote per share.

(2)	Consists of options to purchase 33,541 Banzai Class A Common Stock exercisable within 60 days of June 30, 2023.
(3)	Consists of options to purchase 61,651 Banzai Class A Common Stock exercisable within 60 days of June 30, 2023.
(4)	Consists of 9,749 shares of Banzai Class A Common Stock and options to purchase 45,749 shares of Banzai Class A Common Stock exercisable within 60 days of June 30, 2023.
(5)	Consist of 342,994 shares of Banzai Series A-1 Preferred Stock and 181,225 shares of Banzai Series A-2 Preferred Stock held directly by ALCO.
(6)

Consists of (i) 1,014,166 shares of Banzai Series A-1 Preferred Stock held by DNX III, (ii) 350,266 shares of Banzai Series A-1 Preferred Stock held by DNX Japan III and (iii) 7,545 shares of Banzai Series A-1 Preferred Stock held by DNX S-III. NEX III is the general partner of DNX III and DNX Japan III, and NEX S3 is the general partner of DNX S-III. Mitch Kitamura is the Managing Partner of DNX Partners and a Manager of each of NEX III and NEX S3 and, in such capacity, has voting and investment control over the shares held by DNX III, DNX Japan III and DNX S-III such that Mr. Kitamura may be deemed to indirectly beneficially own the shares owned directly by DNX III, DNX Japan III and DNX S-III. The address of the persons and entities listed above is 55 East 3rd Avenue, San Mateo, California 94401.

(7)

Consists of 2,560,000 shares of Banzai Class B Common Stock. In connection with the Closing, Ms. Linteau has agreed to convert her outstanding shares of Class B Common Stock to shares of New Banzai Class A Common Stock.

(8)	Consists of 17,149 shares of Banzai Series A-1 Preferred Stock held directly.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

7GC

Below is a description of transactions since January 1, 2020 to which 7GC was a party or will be a party, in which:

•	the amounts involved exceeded or will exceed the lesser of (1) $120,000 or (2) 1% of the average of 7GC’s total assets at year end for the last two completed fiscal years; and

•

any of 7GC’s directors, executive officers or holders of more than 5% of 7GC’s capital stock, or an affiliate or immediate family member of the foregoing persons, had or will have a direct or indirect material interest.

Founder Shares

Prior to the IPO, the Sponsor paid an aggregate of $25,000, or approximately $0.005 per share, to cover certain 7GC expenses in consideration of 5,031,250 shares of 7GC Class B Common Stock. The number of shares of 7GC Class B Common Stock issued was determined based on the expectation that such shares of 7GC Class B Common Stock would represent 20% of the outstanding shares of 7GC Common Stock upon completion of the IPO. In December 2020, the Sponsor transferred 25,000 shares of 7GC Class B Common Stock to each of Courtney Robinson, Tripp Jones, Kent Schofield, and Patrick Eggen, each of whom serve on the 7GC Board, at their original per share purchase price. In December 2020, 7GC effected a stock dividend of approximately 0.143 shares for each share of 7GC Class B Common Stock, resulting in an aggregate of 5,750,000 shares of 7GC Class B Common Stock issued and outstanding. Ms. Robinson and Messrs. Jones, Schofield, and Eggen then retransferred an aggregate of 14,286 shares back to the Sponsor. Of the 5,750,000 founder shares outstanding, up to 750,000 shares were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment in the IPO was not exercised in full, so that the initial stockholders would own 20.0% of the issued and outstanding shares of 7GC Common Stock after the IPO. The underwriters exercised their over-allotment option in full on December 28, 2020; thus, these 750,000 founder shares are no longer subject to forfeiture.

7GC Private Placement Warrants

On December 28, 2020, 7GC completed the sale to the Sponsor of an aggregate of 7,350,000 7GC Private Placement Warrants for a purchase price of $1.00 per whole warrant for an aggregate of $7,350,000. Each 7GC Private Placement Warrant entitles the holder to purchase one share of 7GC Class A Common Stock at $11.50 per share. Certain proceeds from the Private Placement were added to the net proceeds from the IPO held in the Trust Account. If 7GC does not complete an initial business combination within the time period set forth in the Existing Charter, the proceeds from the Private Placement will be used to fund the redemption of the public shares (subject to the requirement of applicable law) and the 7GC Private Placement Warrants will expire worthless. The 7GC Private Placement Warrants will be surrendered, cancelled, and retired as of immediately prior to the First Effective Time pursuant to the Sponsor Forfeiture Agreement.

Original Sponsor Letter Agreement

On December 22, 2020, 7GC entered into the Letter Agreement with the Sponsor, pursuant to which, among other things, the Sponsor and 7GC’s directors and officers agreed to vote all founder shares and shares of 7GC Class A Common Stock held by them to approve a proposed business combination and not to redeem any shares of 7GC Common Stock held by them in connection with such stockholder approval in order to induce 7GC and the underwriters in the IPO to enter into an underwriting agreement and to proceed with the IPO.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, 7GC, Banzai and the Sponsor entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed to, among other things, vote all of its shares of 7GC Common Stock in favor of the proposals being presented at the Special Meeting and waive its redemption rights in connection with the Transactions.

Related Party Loans

In connection with the Extension, on December 21, 2022, 7GC issued to the Sponsor the 2022 Promissory Note, which provides for borrowings from time to time of up to an aggregate of $2,300,000. On October 3, 2023, 7GC also issued to the Sponsor the 2023 Promissory Note, which provides for borrowings from time to time of up to an aggregate of $500,000. Up to $500,000 of the 2022 Promissory Note and all $500,000 of the 2023 Promissory Note may be drawn and used for working capital purposes and up to $1,800,000 of the 2022 Promissory Note may be drawn and used to finance deposits to the Trust Account in connection with the solicitation of the approval of the stockholders of 7GC to extend the deadline for 7GC to consummate an initial business combination. As of March 31, 2023, there was $377,500 outstanding as a Working Capital Drawdown under the 2022 Promissory Note and $900,000 outstanding as an Extension Drawdown. In connection with the Second Extension, on each of April 12, May 9, and June 13, 2023, 7GC borrowed $300,000 under the 2022 Promissory Note as an Extension Drawdown and deposited such amounts in the Trust Account. On July 3, 2023, 7GC borrowed $122,500 under the 2022 Promissory Note as a Working Capital Drawdown. As a result, the 2022 Promissory Note has been drawn in full and there is $1,800,000 outstanding as an Extension Drawdown and $500,000 outstanding as a Working Capital Drawdown under the 2022 Promissory Note as of the date of this proxy statement/prospectus. 7GC borrowed $250,000 under the 2023 Promissory Note on October 6, 2023, and, as a result, $250,000 is outstanding under the 2023 Promissory Note as of the date of this proxy statement/prospectus. The Promissory Notes are payable by 7GC upon the earlier of the consummation of the initial business combination or 7GC’s liquidation upon the failure of 7GC to consummate the initial business combination within the time period set forth in the Existing Charter.

Upon the consummation of 7GC’s initial business combination, the Sponsor will have the option, but not the obligation, to convert the principal balance of the Promissory Notes, in whole or in part, into shares of 7GC Class A Common Stock (the “Converted Shares”) equal to the principal amount of the Promissory Notes so converted divided by $10.00. The terms of the Converted Shares, if issued, will be identical to the terms of the public shares, except that the Converted Shares (x) will not be registered under the Securities Act and (y) will be subject to the terms of the Letter Agreement. The Promissory Notes are subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Promissory Note and all other sums payable with regard to the Promissory Notes becoming immediately due and payable.

Prior to the closing of the IPO, the Sponsor loaned 7GC $150,000 under an unsecured promissory note, which was used for a portion of the expenses of the IPO. The loan was fully repaid upon the closing of the IPO.

Administrative Support Agreement

Since December 2020, 7GC has paid the Sponsor a total of $10,000 per month for office space, utilities, and secretarial and administrative support. Upon completion of its initial business combination or its liquidation, 7GC will cease paying these monthly fees. In the six months ended June 30, 2023 and 2022, 7GC incurred approximately $60,000 in expenses for these services. In each of the years ended December 31, 2022 and 2021, 7GC incurred and paid approximately $120,000 in expenses for these services. There was $10,000 and $0 outstanding balance for such services as of June 30, 2023 and December 31, 2022, respectively.

Due to Related Party

In the three and six months ended June 30, 2023, the Sponsor paid certain expenses on behalf of 7GC. There were no such expenses in the three and six months ended June 30, 2022. As of June 30, 2023, the outstanding balance for such advances were approximately $67,000, which was included in due to related party in current liabilities on 7GC’s condensed consolidated balance sheets. There was $48,000 of such advances outstanding as of December 31, 2022.

Amended & Restated Registration Rights Agreement

In connection with the execution of the Merger Agreement, New Banzai, the Sponsor and the Existing Banzai Securityholders have agreed to enter into the A&R Registration Rights Agreement at the Closing. The A&R Registration Rights Agreement will provide these holders (and their permitted transferees) with the right to require New Banzai, at New Banzai’s expense, to register New Banzai Class A Shares that they hold on customary terms for a transaction of this type, including customary demand and piggyback registration rights. The A&R Registration Rights Agreement will also provide that New Banzai pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act.

Lock-up Agreements

In connection with the execution of the Merger Agreement, New Banzai and certain stockholders of Banzai, including holders of 10% or more of the outstanding shares of Banzai Common Stock as of the date of the Merger Agreement, have agreed to enter into the Lock-up Agreements at the Closing. Pursuant to the Lock-up Agreements, such stockholders will agree not to, without the prior written consent of New Banzai (subject to certain exceptions): (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Act and the rules and regulations of the SEC promulgated thereunder, any shares of New Banzai Common Stock held by him, her, or it immediately after the Closing, any shares of New Banzai Common Stock issuable upon the exercise of options to purchase shares, or any securities convertible into or exercisable or exchangeable for New Banzai Common Stock held by him, her, or it immediately after the Closing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of New Banzai Common Stock or securities convertible into or exercisable or exchangeable for New Banzai Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until 180 days after the Closing.

Compensation

Other than with respect to the Promissory Notes, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by 7GC to the Sponsor or 7GC’s officers and directors, or any affiliate of the Sponsor or 7GC’s officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is), including the Business Combination. However, these individuals are reimbursed for any out-of-pocket expenses incurred in connection with activities on 7GC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. 7GC does not have a policy that prohibits the Sponsor or its executive officers or directors, or any of their respective affiliates, from negotiating for the reimbursement of out-of-pocket expenses by a target business. The Audit Committee reviews on a quarterly basis all payments that were made to the Sponsor and 7GC’s officers, directors or 7GC’s or their affiliates and determines which expenses and the amount of expenses are to be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on 7GC’s behalf. Any such payments prior to a business combination will be made using funds held outside the trust account.

Policy for Approval of Related Party Transactions

The Audit Committee has adopted an audit committee charter, providing for the review and approval of all “related party transactions” (which are those transactions required to be disclosed pursuant to Item 404(a) under the Exchange Act). At each of its meetings, the Audit Committee is provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that 7GC has already committed to, the business purpose of the transaction, and the benefits of the transaction to

7GC and to the relevant related party. Any member of the Audit Committee who has an interest in the related party transaction under review by the Audit Committee must abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the Audit Committee, participate in some or all of the Audit Committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the Audit Committee may determine to permit or to prohibit the related party transaction.

Banzai

Other than compensation arrangements for Banzai’s directors and executive officers, which are described elsewhere in this proxy statement/prospectus, below is a description of transactions since January 1, 2020 to which Banzai was a party or will be a party, in which:

•	the amounts involved exceeded or will exceed the lesser of (1) $120,000 or (2) 1% of the average of Banzai’s total assets for the last two completed fiscal years; and

•

any of Banzai’s directors, executive officers or holders of more than 5% of Banzai’s capital stock, or an affiliate or immediate family member of the foregoing persons, had or will have a direct or indirect material interest.

Convertible Note Financing

Beginning in July 2022, Banzai issued convertible promissory notes (the “2022 Notes”) to certain accredited investors in an aggregate principal amount of approximately $7.5 million. The 2022 Notes accrue interest at a rate of 8% per annum. The 2022 Notes, including principal and interest, will convert into Banzai Class A Common Stock as of immediately prior to the First Effective Time at the applicable Subordinated Convertible Note Conversion Price.

The table below sets forth the aggregate principal amount of 2022 Notes issued to Banzai’s related parties:

Stockholder(3)	Aggregate Principal Amount
Entities Affiliated with DNX Partners(1)	$1,500,000
ALCO(2)	$5,100,538
William Bryan(3)	$33,000

(1)

Consists of (i) a 2022 Note issued to ALCO in the principal amount of $1,000,000 on July 1, 2022, (ii) a 2022 Note issued to ALCO in the principal amount of $2,100,538.22 on July 19, 2022, (iii) a 2022 Note issued to ALCO in the principal amount of $1,500,000 on March 8, 2023 and (iv) a 2022 Note issued to ALCO in the principal amount of $500,000 on May 10, 2023.

(2)

Consists of (i) a 2022 Note issued to DNX III in the principal amount of $717,500, (ii) a 2022 Note issued to DNX Japan III in the principal amount of $258,000, (iii) a 2022 Note issued to DNX S-III in the principal amount of $37,500, (iv) a 2022 Note issued to DNX III in the principal amount of $358,500, (v) a 2022 Note issued to DNX Japan III in the principal amount of $129,000, (vi) a 2022 Note issued to DNX S-III in the principal amount of $12,500 ((i)-(iii) together, the “2022 DNX Notes”, (iv)-(vi) together, the “2023 DNX Notes” and, the 2022 DNX Notes and the 2023 DNX Notes, together, the “DNX Notes”). The 2022 DNX Notes were issued in on July 1,2022 and the 2023 DNX Notes were issued on May 11, 2023.

(3)	Consists of a 2022 Note issued to William Bryant in the principal amount of $33,000 on June 6, 2023.
(4)	Additional details regarding these stockholders and their equity holdings are provided in this proxy statement/prospectus under the section “Beneficial Ownership of Securities.”

Series A Preferred Stock Financing

In February 2020, Banzai issued and sold an aggregate of 2,129,476 shares of its Series A-1 Preferred Stock at a purchase price of $2.9155 per share, for an aggregate purchase price of approximately $6.2 million, and issued an aggregate of 199,347 shares of its Series A-2 Preferred Stock upon conversion of an aggregate of $110,000 in SAFE Agreements.

The table below sets forth the number of shares of Series A Preferred Stock purchased by Banzai’s related parties:

Stockholder(3)	Shares of Series A-1 and Series A-2 Preferred Stock	Total Cash Purchase Price	Conversion of SAFE
Entities affiliated with DNX Partners(1)	1,371,977	$3,999,999	$—
ALCO(2)	524,219	$999,999	$100,000
William Bryan(3)	17,149	$49,997.91	$—

(1)

Consists of (i) 1,104,166 shares of Series A-1 Preferred Stock purchased by DNX III, (ii) 350,266 shares of Series A-1 Preferred Stock purchased by DNX Japan III, and (iii) 7,545 shares of Series A-1 Preferred Stock purchased by DNX S-III. NEX III is the general partner of DNX III and DNX Japan III, and NEX S3 is the general partner of DNX S-III. Mitch Kitamura, a member of Banzai’s board of directors, is the manager of each of NEX III and NEX S3. The address of the persons and entities listed above is 55 East 3rd Avenue, San Mateo, California 94401.

(2)

Consists of (i) 342,994 shares of Series A-1 Preferred Stock purchased by ALCO and (ii) 181,225 shares of Series A-2 Preferred Stock purchased by ALCO in consideration of the conversion of a SAFE Agreement issued to ALCO in 2016.

(3)	Consists of 17,149 shares of Series A-1 Preferred Stock purchased by William Bryant.
(4)	Additional details regarding these stockholders and their equity holdings are provided in this proxy statement/prospectus under the section “Beneficial Ownership of Securities.”

SAFE Financing

In September 2021, Banzai entered into SAFE Agreements (the “2021 SAFEs”) with accredited investors in an aggregate principal amount of approximately $3.8 million.

The table below sets forth the aggregate principal amount of 2021 SAFEs issued to Banzai’s related parties:

Stockholder(3)	Aggregate Principal Amount
Entities Affiliated with DNX Partners(1)	$1,000,000
ALCO(2)	$2,500,000
William Bryan(3)	$67,000

(1)

Consists of (i) a 2021 SAFE entered into with DNX III in the principal amount of $717,000, (ii) a 2021 SAFE entered into with DNX Japan III in the principal amount of $258,000, and (iii) a 2021 SAFE entered into with DNX S-III in the principal amount of $25,000 (together, the “DNX SAFEs”). Each of the DNX SAFEs were issued on September 17, 2021. NEX III is the general partner of DNX III and DNX Japan III, and NEX S3 is the general partner of DNX S-III. Mitch Kitamura, a member of Banzai’s board of directors, is the manager of each of NEX III and NEX S3.

(2)	Consists of a 2021 SAFE in the principal amount of $2,500,000 issued to ALCO on September 17, 2021.
(3)	Consists of a 2021 SAFE in the principal amount of $67,000 issued to William Bryant on September 17, 2021.
(4)	Additional details regarding these stockholders and their equity holdings are provided in this proxy statement/prospectus under the section “Beneficial Ownership of Securities.”

Related Person Transactions Policy

Although Banzai has not had a written policy for the review and approval of transactions with related persons, its board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director or officer’s relationship or interest in the agreement or transaction were disclosed to the board of directors.

DESCRIPTION OF NEW BANZAI SECURITIES

The following summary of certain provisions of New Banzai’s securities upon the completion of the Business Combination does not purport to be complete and is subject to the provisions of the Proposed Charter, the Proposed Bylaws and applicable law. The applicable provisions of the Proposed Charter and the Proposed Bylaws that are attached to this proxy statement/prospectus as Annex H and Annex I, respectively, should be read carefully and in their entirety.

Authorized and Outstanding Stock

The Proposed Charter will authorize the issuance of 350,000,000 shares, consisting of 250,000,000 New Banzai Class A Shares, 25,000,000 New Banzai Class B Shares, and 75,000,000 shares of New Banzai Preferred Stock, $0.0001 par value per share.

New Banzai expects approximately 19,079,580 shares of New Banzai Common Stock and no shares of New Banzai Preferred Stock to be outstanding immediately following the consummation of the Business Combination, assuming no 7GC stockholders exercise their redemption rights in connection with the Business Combination, except for the public stockholders that exercised their redemption rights in connection with the Business Combination pursuant to the Extension Meeting or the Second Extension Meeting.

Common Stock

New Banzai Class A Shares

Voting rights. Each holder of New Banzai Class A Shares will be entitled to one (1) vote for each New Banzai Class A Share held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Proposed Charter, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any New Banzai Preferred Stock, the holders of New Banzai Class A Shares will not be entitled to vote on any amendment to our Proposed Charter that relates solely to the terms of one or more outstanding series of New Banzai Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Proposed Charter (including any certificate of designation relating to any series of New Banzai Preferred Stock) or pursuant to the DGCL.

Dividend rights. Subject to the rights of holders of New Banzai Preferred Stock, holders of New Banzai Class A Shares and New Banzai Class B Shares will be entitled to receive ratably, on a per share basis, dividends and other distributions in cash, stock or property of New Banzai as may be declared and paid from time to time by the New Banzai Board out of any of our assets legally available therefor; provided that in the event a dividend is paid in the form New Banzai Class A Shares or New Banzai Class B Shares (or rights to acquire such shares), then the holders of New Banzai Class A Shares will receive New Banzai Class A Shares (or rights to acquire such shares, as the case may be) and the holders of New Banzai Class B Shares will receive New Banzai Class B Shares (or rights to acquire such shares, as the case may be), with the holders New Banzai Class A Shares and New Banzai Class B Shares receiving, on a per share basis, the same number New Banzai Class A Shares or New Banzai Class B Shares, as applicable.

Rights upon liquidation. Subject to applicable law and the rights of holders of New Banzai Preferred Stock, holders of New Banzai Class A Shares and New Banzai Class B Shares shall be entitled to receive ratably the assets and funds of New Banzai available for distribution in the event of any liquidation, dissolution or winding up of New Banzai, whether voluntary or involuntary, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by holders of a majority of the outstanding New Banzai Class A Shares and the holders of a majority of the outstanding New Banzai Class B Shares, each voting separately as a class.

Other rights. No holder of New Banzai Class A Shares will be entitled to preemptive or subscription rights contained in the Proposed Charter or in the Proposed Bylaws. There are no redemption or sinking fund provisions applicable to the New Banzai Class A Shares. The rights, preferences, and privileges of holders of the New Banzai Class A Shares will be subject to those of the holders of any shares of the New Banzai Preferred Stock that New Banzai may issue in the future.

New Banzai Class B Shares

Issuance of New Banzai Class B Shares. New Banzai Class B Shares may be issued only to, and registered in the name of, Mr. Davy and any entities wholly-owned (directly or indirectly) by Mr. Davy, or any trust for the benefit of Mr. Davy, or of which Mr. Davy is a trustee or has sole or shared voting power such that Mr. Davy has Voting Control (as defined in the Proposed Charter) over the shares held therein; provided that, in each case, Mr. Davy has sole dispositive power and the exclusive right to direct the voting of all of the New Banzai Class B Shares held by such entity and the transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to Mr. Davy (collectively, “Permitted Class B Owners”).

Voting rights. Each holder of New Banzai Class B Shares will be entitled to 10 votes for each New Banzai Class B Share held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Proposed Certificate of Incorporation, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any New Banzai Preferred Stock, the holders of New Banzai Class B Shares will not be entitled to vote on any amendment to our Proposed Charter that relates solely to the terms of one or more outstanding series of New Banzai Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Proposed Charter (including any certificate of designation relating to any series of New Banzai Preferred Stock) or pursuant to the DGCL.

Dividend rights. Subject to the rights of holders of New Banzai Preferred Stock, holders of New Banzai Class A Shares and New Banzai Class B Shares will be entitled to receive ratably, on a per share basis, dividends and other distributions in cash, stock or property of New Banzai as may be declared and paid from time to time by the New Banzai Board out of any of our assets legally available therefor; provided that in the event a dividend is paid in the form of New Banzai Class A Shares or New Banzai Class B Shares (or rights to acquire such shares), then the holders of New Banzai Class A Shares will receive New Banzai Class A Shares (or rights to acquire such shares, as the case may be) and the holders of New Banzai Class B Shares will receive New Banzai Class B Shares (or rights to acquire such shares, as the case may be), with the holders of New Banzai Class A Shares and New Banzai Class B Shares receiving, on a per share basis, the same number of New Banzai Class A Shares or New Banzai Class B Shares, as applicable.

Rights upon liquidation. Subject to applicable law and the rights of holders of New Banzai Preferred Stock, holders of New Banzai Class A Shares and New Banzai Class B Shares shall be entitled to receive ratably the assets and funds of New Banzai available for distribution in the event of any liquidation, dissolution or winding up of New Banzai, whether voluntary or involuntary, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by holders of a majority of the outstanding shares of New Banzai Class A Shares and the holders of a majority of the outstanding shares of New Banzai Class B Shares, each voting separately as a class.

Transfers. Pursuant to the Proposed Charter, holders of New Banzai Class B Shares are generally restricted from transferring such shares, other than to a Permitted Class B Owner or in connection with a divorce or domestic relations order or decree.

Conversion. Each New Banzai Class B Share will be (1) automatically converted into an equal number of fully paid and nonassessable New Banzai Class A Shares upon any Transfer (as defined in the Proposed Charter) of such New Banzai Class B Shares, except for a Permitted Transfer (as defined in the Proposed Charter) and

(2) subject to conversion into an equal number of fully paid and nonassessable New Banzai Class A Shares at the determination of the New Banzai Board 90 days after the earliest date (the “Termination Anniversary Date”) that any of the following conditions are satisfied: (i) Mr. Davy’s employment as Chief Executive Officer being terminated for cause or due to death or permanent disability; (ii) Mr. Davy resigns (other than for good reason) as the Chief Executive Officer of New Banzai; or (iii) Mr. Davy no longer serves as a member of the New Banzai Board. In the event that Mr. Davy is reinstated as the Chief Executive Officer of New Banzai or is reelected or reappointed to serve as a member of the New Banzai Board prior to the Termination Anniversary Date (each, a “Reset Event”), then the New Banzai Class B Shares will not be converted pursuant to clause (2) unless and until the ninety-day anniversary of the date that any of the foregoing conditions are subsequently met; provided that in the event of a subsequent Reset Event, the next Termination Anniversary Date will extend until the ninety-day anniversary of the date that any of the foregoing conditions are subsequently met without a Reset Event occurring prior to such anniversary. In addition, upon delivery by Mr. Davy of written notice (a “Conversion Notice”) to New Banzai at any time requesting the conversion of all or a portion of the New Banzai Class B Shares held by Mr. Davy, New Banzai shall, without further action on the part of New Banzai or any holder of New Banzai Class B Shares, be converted into an equal number of fully paid and nonassessable shares of New Banzai Class A Shares (a “Voluntary Conversion”). The election by the Founder to effect a Voluntary Conversion shall be irrevocable.

Other rights. No holder of New Banzai Class B Shares will be entitled to preemptive or subscription rights contained in the Proposed Charter or in the Proposed Bylaws. There are no redemption or sinking fund provisions applicable to the New Banzai Class A Shares. The rights, preferences, and privileges of holders of the New Banzai Class B Shares will be subject to those of the holders of any shares of the New Banzai Preferred Stock that New Banzai may issue in the future.

Preferred Stock

The New Banzai Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of New Banzai Preferred Stock could have the effect of decreasing the trading price of New Banzai Class A Shares, restricting dividends on the capital stock of New Banzai, diluting the voting power of the New Banzai Class A Shares, impairing the liquidation rights of the capital stock of New Banzai, or delaying or preventing a change in control of New Banzai.

Warrants

Public Stockholder Warrants

Each whole 7GC Public Warrant entitles the registered holder to purchase one New Banzai Class A Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination (subject to certain exceptions). Pursuant to the Warrant Agreement, a warrant holder may exercise its 7GC Public Warrants only for a whole number of New Banzai Class A Shares. The 7GC Public Warrants will expire five years after the Closing, at 5:00 p.m., New York City time.

New Banzai will not be obligated to deliver any New Banzai Class A Shares pursuant to the exercise of a 7GC Public Warrant and will have no obligation to settle such 7GC Public Warrant exercise unless a registration statement under the Securities Act with respect to the New Banzai Class A Shares underlying the 7GC Public Warrants is then effective and a prospectus relating thereto is current, subject to New Banzai satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No 7GC Public Warrant will be exercisable and New Banzai will not be obligated to issue a New Banzai Class A

Share upon exercise of a 7GC Public Warrant unless the New Banzai Class A Shares issuable upon such 7GC Public Warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the 7GC Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a 7GC Public Warrant, the holder of such 7GC Public Warrant will not be entitled to exercise such 7GC Public Warrant and such 7GC Public Warrant may have no value and expire worthless. In no event will New Banzai be required to net cash settle any 7GC Public Warrant.

New Banzai has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the Closing, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the New Banzai Class A Shares issuable upon exercise of the 7GC Public Warrants, and New Banzai will use its best efforts to cause the same to become effective within 60 business days after the Closing, and to maintain the effectiveness of such registration statement and a current prospectus relating to those New Banzai Class A Shares until the 7GC Public Warrants expire or are redeemed, as specified in the Warrant Agreement; provided that if New Banzai Class A Shares are at the time of any exercise of a 7GC Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New Banzai may, at its option, require holders of 7GC Public Warrants who exercise their 7GC Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New Banzai so elects, New Banzai will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of New Banzai Common Stock issuable upon exercise of the 7GC Public Warrants is not effective by the 60th day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when New Banzai will have failed to maintain an effective registration statement, exercise 7GC Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but New Banzai will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the 7GC Public Warrants for that number of New Banzai Class A Shares equal to the quotient obtained by dividing (x) the product of the number of New Banzai Class A Shares underlying the 7GC Public Warrants, multiplied by the excess of the “fair market value” (as defined herein) less the exercise price of the 7GC Public Warrants by (y) the fair market value. The “fair market value” as used in this paragraph shall mean the average last sale price of the New Banzai Class A Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders.

Redemption of 7GC Warrants When the price per Share of New Banzai Class A Shares Equals or Exceeds $18.00.

Upon the consummation of the Business Combination and once the 7GC Warrants become exercisable, New Banzai may redeem the outstanding 7GC Warrants (except as described herein with respect to the 7GC Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per 7GC Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price per share of New Banzai Class A Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a 7GC Warrant as described under the heading “— Warrants — Public Stockholder Warrants — Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before New Banzai send the notice of redemption to the warrant holders.

New Banzai will not redeem the 7GC Warrants as described above unless a registration statement under the Securities Act covering the issuance of New Banzai Class A Shares issuable upon exercise of the 7GC Warrants is then effective and a current prospectus relating to those New Banzai Class A Shares is available throughout the 30-day redemption period. If and when the 7GC Warrants become redeemable by New Banzai, New Banzai may not exercise its redemption right if New Banzai is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

New Banzai has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the 7GC Warrant exercise price. If the foregoing conditions are satisfied and New Banzai issues a notice of redemption of the 7GC Warrants, each warrant holder will be entitled to exercise his, her or its 7GC Warrant prior to the scheduled redemption date. However, the price per share of New Banzai Class A Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a 7GC Warrant as described under the heading “— Warrants — Public Stockholder Warrants — Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) 7GC Warrant exercise price after the redemption notice is issued.

No fractional shares of New Banzai Class A Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, New Banzai will round down to the nearest whole number of the number of New Banzai Class A Shares to be issued to the holder.

Redemption Procedures

A holder of a 7GC Warrant may notify New Banzai in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such 7GC Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the New Banzai Class A Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding New Banzai Class A Shares is increased by a stock dividend payable in New Banzai Class A Shares, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of New Banzai Class A Shares issuable on exercise of each 7GC Warrant will be increased in proportion to such increase in the outstanding New Banzai Class A Shares. A rights offering made to all or substantially all holders of New Banzai Class A Shares entitling holders to purchase New Banzai Class A Shares at a price less than the “historical fair market value” (as defined herein) will be deemed a stock dividend of a number of New Banzai Class A Shares equal to the product of (i) the number of New Banzai Class A Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New Banzai Class A Shares) and (ii) one (1) minus the quotient of (x) the price per share of New Banzai Class A Shares paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for New Banzai Class A Shares, in determining the price payable per share of a New Banzai Class A Share, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price per share of a New Banzai Class A Share as reported during the 10 trading day period ending on the trading day prior to the first date on which the New Banzai Class A Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if New Banzai, at any time while the 7GC Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of New Banzai Class A Shares on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares issuable on exercise of each 7GC Warrant) does not exceed $0.50, then the 7GC Warrant price shall be decreased, effective immediately, by the amount of cash and/or fair market value (as determined by the New Banzai Board in good faith) of any securities or other assets paid on each share.

If the number of outstanding New Banzai Class A Shares is decreased by a consolidation, combination, reverse stock split or reclassification of the New Banzai Class A Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of New Banzai Class A Shares issuable on exercise of each 7GC Warrant will be decreased in proportion to such decrease in outstanding New Banzai Class A Shares.

Whenever the number of New Banzai Class A Shares purchasable upon the exercise of the 7GC Warrants is adjusted, as described above, the 7GC Warrant exercise price will be adjusted by multiplying the 7GC Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of New Banzai Class A Shares purchasable upon the exercise of the 7GC Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of New Banzai Class A Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding New Banzai Class A Shares (other than those described above or that solely affects the par value of such New Banzai Class A Shares), or in the case of any merger or consolidation of New Banzai with or into another entity (other than a consolidation or merger in which New Banzai is the continuing corporation and that does not result in any reclassification or reorganization of our outstanding New Banzai Class A Shares), or in the case of any sale or conveyance to another entity of the assets or other property of New Banzai as an entirety or substantially as an entirety in connection with which New Banzai is dissolved, the holders of the 7GC Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the 7GC Warrants and in lieu of the New Banzai Class A Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of New Banzai Class A Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the 7GC Warrants would have received if such holder had exercised their 7GC Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each 7GC Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding New Banzai Class A Shares, the holder of a 7GC Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the 7GC Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the New Banzai Class A Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of New Banzai Class A Shares in such a transaction is payable in the form of New Banzai Class A Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the

7GC Warrant properly exercises the 7GC Warrant within thirty days following public disclosure of such transaction, the 7GC Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes warrant value (as defined in the Warrant Agreement) of the 7GC Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the 7GC Warrants when an extraordinary transaction occurs during the exercise period of the 7GC Warrants pursuant to which the holders of the 7GC Warrants otherwise do not receive the full potential value of the 7GC Warrants. The purpose of such exercise price reduction is to provide additional value to holders of the 7GC Warrants when an extraordinary transaction occurs during the exercise period of the 7GC Warrants pursuant to which the holders of the 7GC Warrants otherwise do not receive the full potential value of the 7GC Warrants.

The 7GC Warrants were issued in registered form under a Warrant Agreement, dated December 22, 2020, by and between Continental, as warrant agent, and us. The warrant agreement provides that the terms of the 7GC Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting or supplementing any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the 7GC Warrants and the warrant agreement set forth in the prospectus dated December 22, 2020, or defective provision, or adding or changing any other provision of the warrant agreement with respect to matters or questions arising under the warrant agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the holders and (ii) to provide for the delivery of an issuance pursuant to Section 4.4 of the warrant agreement. All other modifications or amendments, including any amendment to increase the 7GC Warrant price or shorten the exercise period, shall require the vote or written consent of the holders of a majority of the then outstanding 7GC Public Warrants. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement filed with the SEC for the IPO, for a complete description of the terms and conditions applicable to the 7GC Warrants.

The warrant holders do not have the rights or privileges of holders of New Banzai Class A Shares and any voting rights until they exercise their 7GC Warrants and receive New Banzai Class A Shares. After the issuance of the New Banzai Class A Shares upon exercise of the 7GC Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholder.

Private Placement Warrants

Except as described below, the 7GC Private Placement Warrants are identical to the warrants sold as part of the 7GC Units in the IPO, except that, so long as they are held by the Sponsor or its permitted transferees: (i) they will not be redeemable by 7GC, (ii) they (including shares of 7GC Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of 7GC’s initial business combination, (iii) they may be exercised by the holders on a cashless basis, and (iv) they (including the 7GC Common Stock issuable upon exercise of these warrants) are entitled to registration rights. If the 7GC Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the 7GC Private Placement Warrants will be redeemable by New Banzai in all redemption scenarios and exercisable by the holders on the same basis as the 7GC Public Warrants. The 7GC Private Placement Warrants are also redeemable in accordance with the warrant agreement (and must be redeemed if the 7GC Public Warrants are being redeemed). Any amendment solely to the 7GC Private Placement Warrants shall require the vote or written consent of a majority of the holders of the then outstanding 7GC Private Placement Warrants.

If holders of the 7GC Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its 7GC Private Placement Warrants for that number of New Banzai Class A Shares equal to the quotient obtained by dividing (x) the product of the number of New Banzai Class A Shares underlying the 7GC Private Placement Warrants, multiplied by the difference between the “Sponsor fair market value” (defined below) and the exercise price of the 7GC Private Placement Warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported last sale price per share of a New Banzai Class A Share for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Amendment of Proposed Charter or Proposed Bylaws

The DGCL generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as applicable, imposes a higher voting standard.

The affirmative vote of the holders of a majority in voting power of the shares of New Banzai entitled to vote thereon shall be required to amend, alter, change, or repeal any provision of the Proposed Charter or to adopt any new provision of the Proposed Charter; provided, however, that the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of New Banzai entitled to vote thereon shall be required to amend, alter, change, or repeal, or adopt any provision inconsistent with, any of Article V, Article VI, Article VII, Article VIII of the Proposed Charter. The affirmative vote of a majority of the authorized number of directors of the New Banzai Board and the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of New Banzai Common Stock entitled to vote generally in the election of directors, voting together as a single class, is required to adopt, amend or repeal the Proposed Bylaws.

Additionally, so long as New Banzai Class B Shares remain outstanding, the Proposed Charter requires the approval of Mr. Davy, as Founder, to amend, repeal, waive, or alter any provision in Section A of Article IV (or adopt any provision inconsistent therewith) of the Proposed Charter that would adversely affect the rights of holders of New Banzai Class B Shares.

Anti-Takeover Effects of Delaware Law and the Proposed Charter

Among other things, the Proposed Charter and Proposed Bylaws will:

•

permit the New Banzai Board to issue up to 75,000,000 shares of New Banzai Preferred Stock, with any rights, preferences, and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the authorized number of directors may be changed only by resolution of the New Banzai Board;

•	provide that the New Banzai Board will be classified into three classes of directors;

•

provide that, subject to the rights of any series of New Banzai Preferred Stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of New Banzai capital stock entitled to vote generally at an election of directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•

require that any action to be taken by New Banzai’s stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•

provide that special meetings of New Banzai’s stockholders may be called only by the chairperson of the New Banzai Board, New Banzai’s chief executive officer or by the New Banzai Board pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•

not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of the voting power of all of New Banzai’s then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

The combination of these provisions will make it more difficult for New Banzai’s existing stockholders to replace the New Banzai Board as well as for another party to obtain control of us by replacing the New Banzai Board. Since the New Banzai Board has the power to retain and discharge New Banzai’s officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the New Banzai Board to issue New Banzai Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change New Banzai’s control.

These provisions are intended to enhance the likelihood of continued stability in the composition of the New Banzai Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce New Banzai’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for New Banzai’s shares and may have the effect of delaying changes in New Banzai’s control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of New Banzai’s stock.

Certain Anti-Takeover Provisions of Delaware Law

Special Meetings of Stockholders

The Proposed Charter and the Proposed Bylaws provide that special meetings of our stockholders may be called only by the Chairman of the New Banzai Board, the Chief Executive Officer of New Banzai, or the New Banzai Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the New Banzai Board for adoption).

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Proposed Bylaws provide that stockholders seeking to nominate candidates for election to the New Banzai Board or to bring business before our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under our the Proposed Bylaws, a stockholder’s notice will need to be received by the Secretary of New Banzai at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by New Banzai. The Proposed Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

New Banzai shall at all times reserve and keep available out of its authorized but unissued New Banzai Class A Shares, solely for the purpose of effecting the conversion of New Banzai Class B Shares, such number of shares of New Banzai Class A Shares as will from time to time be sufficient to effect the conversion of all outstanding New Banzai Class B Shares into New Banzai Class A Shares.

Exclusive Forum Selection

The Proposed Charter provides that unless we consent in writing to the selection of an alternative forum to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (a) any derivative claim or cause of action brought on behalf of New Banzai; (b) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of New Banzai, to New Banzai or its stockholders; (c) any claim or cause of action against New Banzai or any current or former director, officer or other employee of New Banzai, arising out of or pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws; (d) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Charter or the Proposed Bylaws; (e) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (f) any claim or cause of action against New Banzai or any current or former director, officer or other employee of New Banzai, governed by the internal-affairs doctrine or otherwise related to New Banzai’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The Proposed Charter also requires that unless New Banzai consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Although we believe these provisions benefit us by providing increased consistency in the application of the DGCL in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Section 203 of the Delaware General Corporation Law

We have not and will not opt out of the provisions of Section 203 of the DGCL regulating corporate takeovers under the Proposed Charter. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the initial business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with 7GC for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Washington Business Corporation Act

The laws of the State of Washington, where New Banzai’s principal executive offices are expected to be located, impose restrictions on certain transactions between certain foreign corporations and significant stockholders. In particular, the WBCA prohibits a “target corporation,” subject to certain exceptions, from engaging in certain “significant business transactions” with a “person” or group of persons which beneficially own 10% or more of the voting securities of the target corporation, or an “acquiring person,” for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time of acquisition. Such prohibited transactions may include, among other things:

•	any merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

•	any termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares; and

•	allowing the acquiring person to receive any disproportionate benefit as a stockholder.

After the five-year period, a significant business transaction may take place as long as it complies with certain fair price provisions of the WBCA or is approved at an annual or special meeting of stockholders.

New Banzai will be considered a “target corporation” so long as its principal executive office is located in Washington, and: (i) a majority of its employees are residents of the state of Washington or it employs more than one thousand residents of the state of Washington; (ii) a majority of New Banzai’s tangible assets, measured by market value, are located in the state of Washington or it has more than $50.0 million worth of tangible assets located in the state of Washington; and (iii) any one of the following: (a) more than 10% of New Banzai’s stockholders of record are resident in the state of Washington; (b) more than 10% of New Banzai’s shares are owned of record by state residents; or (c) 1,000 or more of New Banzai’s stockholders of record are resident in the state of Washington.

If New Banzai meets the definition of a target corporation, the WBCA may have the effect of delaying, deferring, or preventing a future change of control.

Exclusive Forum

Under the Proposed Charter, unless New Banzai consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of New Banzai; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of New Banzai, to New Banzai or New Banzai’s stockholders; (C) any claim or cause of action against New Banzai or any current or former director, officer or other employee of New Banzai, arising out of or pursuant to any provision of the DGCL, the Proposed Charter or the bylaws (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Charter or the bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against New Banzai or any current or former director, officer or other employee of New Banzai, governed by the internal-affairs doctrine or otherwise related to New Banzai’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The above shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless New Banzai consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Charter, which will be effective upon consummation of the Business Combination, eliminates New Banzai’s directors’ liability for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of New Banzai’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Proposed Charter requires New Banzai to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers, and agents. New Banzai plans to maintain a directors’ and officers’ insurance policy pursuant to which New Banzai’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Proposed Charter prohibits any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, New Banzai will enter into separate indemnification agreements with New Banzai’s directors and officers. These agreements, among other things, require New Banzai to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of New Banzai’s directors or officers or any other company or enterprise to which the person provides services at New Banzai’s request.

We believe these provisions in the Proposed Charter are necessary to attract and retain qualified persons as directors and officers.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, New Banzai’s stockholders will have appraisal rights in connection with a merger or consolidation of New Banzai. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of New Banzai’s stockholders may bring an action in New Banzai’s name to procure a judgment in New Banzai’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New Banzai’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Warrant Agent

Continental Stock Transfer & Trust Company will be the transfer agent for New Banzai Common Stock and the warrant agent for New Banzai Warrants.

Listing of New Banzai Common Stock and New Banzai Warrants

Applications will be made for the New Banzai Class A Shares and New Banzai Warrants to be approved for listings on Nasdaq under the symbols “BNZI” and “BNZIW,” respectively.

COMPARISON OF STOCKHOLDER RIGHTS

If the Charter Proposals are approved, the Proposed Charter will amend and replace the Existing Charter, the amendments included in which, in the judgment of the 7GC Board, are necessary to adequately address the needs of New Banzai following the Closing.

The following table sets forth a summary of the principal proposed changes and the differences between 7GC’s stockholders’ rights under the Existing Charter and under the Proposed Charter. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex H. We urge you to read the Proposed Charter in its entirety for a complete description of the rights and preferences of the securities of New Banzai.

For more information on the Charter Proposals, see the sections entitled “Proposal No. 2 — The Binding Charter Proposal” and “Proposal No. 3 — The Advisory Charter Proposals.”

	Existing Charter	Proposed Charter

Number of Authorized Shares	The Existing Charter provides that the total number of authorized shares of all classes of capital stock is 111,000,000 shares, each with a par value of $ 0.0001, consisting of (a) 110,000,000 shares of 7GC Common Stock, including (i) 100,000,000 shares of 7GC Class A Common Stock, and (ii) 10,000,000 shares of 7GC Class B Common Stock, and (b) 1,000,000 shares of preferred stock.	The Proposed Charter increases the total number of authorized shares of all classes of capital stock to 350,000,000 shares, each with a par value of $0.0001, consisting of (a) 250,000,000 New Banzai Class A Shares, (b) 25,000,000 New Banzai Class B Shares, and (c) 75,000,000 shares of New Banzai Preferred Stock.

	See Article IV of the Existing Charter.	See Article IV of the Proposed Charter.

Class A Common Stock	The Existing Charter authorizes 110,000,000 shares of 7GC Class A Common Stock.	Upon the Proposed Charter becoming effective, each issued and outstanding share of 7GC Class A Common Stock will automatically be reclassified, redesignated, and changed into one validly issued, fully paid and non-assessable New Banzai Class A Share.

	Under the Existing Charter, holders of 7GC Class A Common Stock have no conversion, preemptive or other subscription rights and there are no sinking fund provisions, except that public stockholders have the right to have their shares of 7GC Class A Common Stock redeemed in connection with an initial Business Combination.	Holders of New Banzai Class A Shares will have no conversion, preemptive, or other subscription rights and there will be no sinking fund or redemption provisions applicable to the New Banzai Class A Shares.

	See Article IV and Article IX of the of the Existing Charter.	See Article IV of the Proposed Charter.

Class B Common Stock	The Existing Charter authorizes 10,000,000 shares of 7GC Class B Common Stock. Under the Existing Charter, shares of 7GC Class B Common Stock will automatically	Under the Proposed Charter, New Banzai Class B Shares may be issued only to Mr. Davy (“Founder”) and a Permitted Class B Owner (as defined in the Proposed

	Existing Charter	Proposed Charter
	convert into shares of 7GC Class A Common Stock on a one-for-one basis upon closing of the Business Combination.	Charter). New Banzai Class B Shares will be (1) automatically converted into an equal number of New Banzai Class A Shares upon any Transfer (as defined in the Proposed Charter) of such New Banzai Class B Shares, except for a Permitted Transfer (as defined in the Proposed Certificate of Incorporation) and (2) subject to conversion into an equal number of New Banzai Class A Shares at the determination of the New Banzai Board 90 days after the earliest date (the “Termination Anniversary Date”) that any Trigger Condition (as defined in the Proposed Charter) is satisfied or upon written request of Founder.

	See Article IV of the of the Existing Charter.	See Article IV of the of the Proposed Charter.

Preferred Stock	The Existing Charter provides that shares of preferred stock may be issued from time to time in one or more series. The 7GC Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional, special, or other rights, if any, of each such series and any qualifications, limitations, and restrictions. The 7GC Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of 7GC Class A Common Stock and 7GC Class B Common Stock and could have anti-takeover effects. The ability of the 7GC Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring, or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.	The Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. The New Banzai Board will be authorized to fix the number of shares and to determine or alter for each such series, such voting rights, if any, designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof. The New Banzai Board will also be authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The New Banzai Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of New Banzai Class A Shares and New Banzai Class B Shares and could have anti-takeover effects. The ability of the New Banzai Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring, or preventing a change of control of New

	Existing Charter	Proposed Charter
Banzai or the removal of New Banzai’s management. The number of authorized shares of New Banzai Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of New Banzai entitled to vote thereon, without a separate vote of the holders of the New Banzai Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of New Banzai Preferred Stock New Banzai will have no preferred stock outstanding at the date the Proposed Charter becomes effective. Although the 7GC Board does not currently intend to issue any shares of preferred stock, we cannot assure you that the New Banzai Board will not do so in the future.

Voting Power	Except as otherwise required by law, the Existing Charter, or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of 7GC Class A Common Stock and 7GC Class B Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of 7GC Class A Common Stock and 7GC Class B Common Stock are entitled to one vote per share on matters to be voted on by stockholders.	Except as otherwise required by law, the Proposed Charter, or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of New Banzai Class A shares and New Banzai Class B Shares will at all times vote together as a single class on all matters (including the election of directors) requiring stockholder action. Except as otherwise expressly provided in the Proposed Charter or required by applicable law, each holder of New Banzai Class A Shares will be entitled to one (1) vote per New Banzai Class A Share held of record by such holder and each holder of New Banzai Class B Shares will have the right to ten (10) votes per New Banzai Class B Share held of record by such holder, in each case, on matters to be voted on by stockholders.

Director Elections	Currently, the 7GC Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected at each annual meeting. There is no cumulative voting with respect to the election of . Holders of a plurality of the shares voted for the election of directors can elect all of the directors.	Under the Proposed Charter, the New Banzai Board will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors. Under the Proposed Bylaws, holders of a plurality of the shares voted for the election of directors can elect all of the directors.

	See Article V of the Existing Charter.	See Article V of the Proposed Charter.

	Existing Charter	Proposed Charter

Dividends	Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock, the holders of shares of 7GC Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property, or capital stock of 7GC) when, as and if declared thereon by the 7GC Board from time to time out of any assets or funds of 7GC legally available therefor and shall share equally on a per share basis in such dividends and distributions. 7GC has not paid any dividends on its 7GC Class A Common Stock or 7GC Class B Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The 7GC Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.	Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock, the holders of New Banzai Class A Shares and New Banzai Class B Shares shall be entitled to receive such dividends and other distributions (payable in cash, stock or property of New Banzai) when, as and if declared thereon by the New Banzai Board from time to time, out of assets or funds of New Banzai legally available therefor and shall share equally on a per share basis in such dividends and distributions; provided, however, that in the event a dividend is paid in the form of New Banzai Class A Shares or New Banzai Class B Shares (or rights to acquire such shares), then the holders of New Banzai Class A Shares will receive New Banzai Class A Shares (or rights to acquire such shares, as the case may be) and the holders of New Banzai Class B Shares will receive New Banzai Class B Shares (or rights to acquire such shares, as the case may be) and shall share equally on a per share basis in such dividend.

Supermajority Voting Provisions	Under the Existing Charter and bylaws, all matters subject to a stockholder vote, except for amendments to Article IX of the Existing Charter, require the affirmative vote of the holders of a majority of the outstanding 7GC Common Stock entitled to vote thereon. Amendment of Article IX of the Existing Charter requires the affirmative vote of the holders of at least 65% of all then outstanding shares of 7GC Common Stock.	The Proposed Charter will require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of New Banzai entitled to vote generally in the election of directors, voting together as a single class, (i) to adopt, amend or repeal the bylaws of New Banzai, or (ii) to alter, amend or appeal Articles V, VI, VII, and VIII of the Proposed Charter.

Exclusive Forum	Under the Existing Charter, unless 7GC consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of 7GC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the 7GC to 7GC or 7GC’s stockholders, (iii) any action asserting a claim against 7GC, its directors, officers or employees arising pursuant to any provision	Under the Proposed Charter, unless New Banzai consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or

	Existing Charter	Proposed Charter
	of the DGCL or the Existing Charter or the bylaws, or (iv) any action asserting a claim against 7GC, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the federal securities laws, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction.	causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of New Banzai; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of New Banzai, to New Banzai or New Banzai’s stockholders; (C) any claim or cause of action against New Banzai or any current or former director, officer or other employee of New Banzai, arising out of or pursuant to any provision of the DGCL, the Proposed Charter or the bylaws (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Charter or the bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against New Banzai or any current or former director, officer or other employee of New Banzai, governed by the internal-affairs doctrine or otherwise related to New Banzai’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The above shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless New Banzai consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint.

Liquidation, Dissolution and Winding Up	Subject to applicable law and the rights, if any, of holders of outstanding preferred stock, in the event of 7GC’s voluntary or involuntary liquidation, dissolution or	Subject to applicable law and the rights of the holders of New Banzai Preferred Stock, holders of New Banzai Class A Shares and New Banzai Class B Shares shall be entitled

Existing Charter	Proposed Charter
winding-up, after payment or provision for payment of the debts and other liabilities of 7GC, the holders of shares of 7GC Common Stock shall be entitled to receive all the remaining assets of 7GC available for distribution to its stockholders, ratably in proportion to the number of shares of 7GC Class A Common Stock (on an as converted basis with respect to the 7GC Class B Common Stock) held by them.	to receive ratably the assets and funds of New Banzai available for distribution in the event of any liquidation, dissolution or winding up of the affairs of New Banzai, whether voluntary or involuntary, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by holders of a majority of the outstanding New Banzai Class A Shares and the holders of a majority of the outstanding New Banzai Class B Shares, each voting separately as a class.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW BANZAI SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Banzai Class A Shares or New Banzai Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Banzai at the time of, or at any time during the three months preceding, a sale, and (ii) New Banzai is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New Banzai was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New Banzai Common Stock or New Banzai Warrants for at least six months but who are affiliates of New Banzai at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent of the total number of New Banzai Common Stock then outstanding; or

•	the average weekly reported trading volume of New Banzai Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Banzai under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Banzai.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are    shares of 7GC Common Stock issued and outstanding. Of these shares, the 3,329,638 shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 5,750,000 shares owned collectively by the Founders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus, there are a total of 18,850,000 7GC Warrants outstanding, consisting of 11,500,000 7GC Public Warrants and 7,350,000 7GC Private Placement Warrants (which the Sponsor agreed to forfeit in connection with the Business Combination pursuant to the Sponsor Forfeiture Agreement). Each warrant is exercisable for one share of 7GC Class A Common Stock (or one New Banzai Class A Share post-Business Combination), in accordance with the terms of the warrant agreement. The 7GC Public Warrants are freely tradable, except for any 7GC Public Warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act.

7GC anticipates that following the consummation of the Business Combination, New Banzai will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

APPRAISAL RIGHTS

Neither 7GC’s stockholders nor 7GC’s warrant holders have appraisal rights in connection with the Business Combination or the Transactions under Delaware law.

SUBMISSION OF STOCKHOLDER PROPOSALS

The 7GC Board is aware of no matters other than the Business Combination Proposal, Binding Charter Proposals, Advisory Charter Proposals, Director Election Proposal, Nasdaq Proposal, Incentive Plan Proposal, ESPP Proposal, or Adjournment Proposal that may be brought before the Special Meeting. If any other matters properly come before the Special Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

FUTURE STOCKHOLDER PROPOSALS

We anticipate that the 2024 annual meeting of stockholders will be held no later than    , 2024. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2024 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws. Assuming the meeting is held on or about    , 2024, such proposals must be received by New Banzai at its offices at 435 Ericksen Ave NE, Suite 250, Bainbridge Island, WA 98110, within a reasonable time before New Banzai begins to print and send its proxy materials for the meeting.

In addition, the Proposed Bylaws, which will be effective upon the consummation of the Business Combination, provide notice procedures for stockholders to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of New Banzai not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by New Banzai. Thus, for New Banzai’s 2024 annual meeting of stockholders, notice of a proposal must be delivered to our Secretary no later than    , 2024 and no earlier than    , 2024. The Chairperson of the New Banzai Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Further, the Proposed Bylaws, which will be effective upon the consummation of the Business Combination, provide notice procedures for stockholders to nominate a person as a director to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of New Banzai not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by New Banzai. Thus, for New Banzai’s 2024 annual meeting of stockholders, notice of a nomination must be delivered to our Secretary no later than    , 2024 and no earlier than    , 2024. The Chairperson of the New Banzai Board may refuse to acknowledge the introduction of any stockholder nomination not made in compliance with the foregoing procedures.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS/HOUSEHOLDING

Under the rules of the SEC, unless it has received a contrary instruction, 7GC (and the services 7GC employs to deliver communications to its stockholders) may send a single copy of this proxy statement/prospectus and any other proxy statement/prospectus or annual report delivered to 7GC stockholders to two (2) or more stockholders sharing the same address, if 7GC believes that the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce 7GC’s expenses.

Upon request, 7GC will deliver a separate copy of this proxy statement/prospectus and/or any annual report or proxy statement/prospectus to any stockholder at a shared address to which a single copy of such document was delivered. Stockholders receiving multiple copies of such documents may likewise request that 7GC deliver single copies of such documents in the future. Stockholders may notify 7GC of their requests by calling 628-400-9284 or writing to 7GC at its principal executive offices at 388 Market Street, Suite 1300, San Francisco, CA 94111.

Following the Business Combination, stockholders should send any such requests in writing to New Banzai at 435 Ericksen Ave NE, Suite 250, Bainbridge Island, WA 98110 or by calling (206) 414-1777.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the 7GC Board, any committee chairperson, or the non-management directors as a group by writing to the board or committee chairperson in care of 388 Market Street, Suite 1300, San Francisco, CA 94111. Following the Business Combination, such communications should be sent to 435 Ericksen Ave NE, Suite 250, Bainbridge Island, WA 98110. Any such communication will be reviewed and, to the extent such communication falls within the scope of matters generally considered by the 7GC Board, forwarded to the 7GC Board, the appropriate committee chairperson, or the non-management directors, as appropriate, based on the subject matter of the communication. The acceptance and forwarding of communications to the members of the 7GC Board or to an executive officer of 7GC does not imply or create any fiduciary duty of such director or executive officer to the person submitting the communications.

LEGAL MATTERS

Sidley Austin LLP will pass upon the validity of the New Banzai Common Stock to be issued in connection with the Business Combination and certain U.S. federal income tax matters relating to the Business Combination.

EXPERTS

The financial statements of 7GC & Co. Holdings Inc. as of December 31, 2022 and 2021 and for the years then ended included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

The financial statements of Banzai International, Inc. as of December 31, 2022 and December 31, 2021 and for the years ended December 31, 2022 and December 31, 2021 included in this proxy statement/prospectus have been audited by Marcum, LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

7GC files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You may read 7GC’s SEC filings, including this proxy statement/prospectus and any other reports, proxy statements/prospectuses and other information filed by 7GC with the SEC, on the SEC website at www.sec.gov.

This proxy statement/prospectus is available without charge to 7GC stockholders upon written or oral request. If you would like additional copies of this proxy statement/prospectus or need to obtain proxy cards, or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact 7GC or the Proxy Solicitor at the information below.

7GC

Attn: Secretary

388 Market Street, Suite 1300

San Francisco, CA 94111

(628) 400-9284

or:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Toll Free: (800) 662-5200

Collect: (203) 658-9400

E-mail: vii.info@investor.morrowsodali.com

Stockholders may call toll free: (800) 662-5200

Banks and Brokers may call collect: (203) 658-9400

Email: vii.info@investor.morrowsodali.com

If you are a stockholder of 7GC and would like to request documents, please do so no later than five (5) business days before the Special Meeting in order to receive them before the Special Meeting.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document filed as an exhibit to the registration statement on Form S-4 of which this proxy statement/prospectus forms a part.

All information contained in this proxy statement/prospectus relating to 7GC has been supplied by 7GC and all information relating to Banzai has been supplied by Banzai. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

Neither of 7GC nor Banzai have authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that included in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information included in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
7GC & CO. HOLDINGS INC.

BANZAI INTERNATIONAL, INC.
Index to the Unaudited Condensed Consolidated Financial Statements

Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2023 (Unaudited) and December 31, 2022	F-52
Unaudited Condensed Consolidated Statement of Operations for the six months ended June 30, 2023 and 2022	F-53
Unaudited Condensed Consolidated Statement of Changes in Mezzanine Equity and Stockholders’ Equity (Deficit) for the six months ended June 30, 2023 and 2022	F-54
Unaudited Condensed Consolidated Statement of Cash Flows for the six months ended June 30, 2023 and 2022	F-55
Notes to the Unaudited Condensed Consolidated Financial Statements	F-56

BANZAI INTERNATIONAL, INC. Index to the Consolidated Financial Statements

Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB ID: 688)	F-82
Consolidated Balance Sheets as of December 31, 2022 and 2021	F-83
Consolidated Statement of Operations for the years ended December 31, 2022 and 2021	F-84
Consolidated Statement of Changes in Mezzanine Equity and Stockholders’ Equity (Deficit) for the years ended December 31, 2022 and 2021	F-85
Consolidated Statement of Cash Flows for the years ended December 31, 2022 and 2021	F-86
Notes to the Consolidated Financial Statements	F-87

7GC & Co. Holdings Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS

	JUNE 30, 2023	DECEMBER 31, 2022
	(unaudited)
ASSETS
Cash	$592,590	$1,016,853
Prepaid expenses	44,251	4,750

Total current assets	636,841	1,021,603
Marketable securities held in Trust Account	53,637,523	52,128,420

Total Assets	$54,274,364	$53,150,023

LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,628,636	$1,591,356
Due to related party	67,118	47,694
Class A ordinary shares tendered for redemption, 1,747,139 shares at $10.55 to be paid out of Trust account	18,432,316	—
Convertible loan from related party	2,300,000	1,100,000
Income taxes payable	482,504	765,554
Franchise tax payable	100,000	80,050
Accrued expenses	2,681,869	1,759,569

Total current liabilities	25,692,443	5,344,223
Deferred underwriting fees payable	8,050,000	8,050,000
Derivative warrant liabilities	1,696,500	1,319,500

Total liabilities	35,438,943	14,713,723

Commitments and Contingencies (Note 5)
Class A common stock subject to possible redemption, $0.0001 par value; 3,329,638 and 5,076,777 shares at $10.57 and $10.23 per share at June 30, 2023 and December 31, 2022, respectively	35,205,207	51,916,992
Stockholders’ deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 3,329,638 and 5,076,777 shares issued or outstanding (excluding 3,329,638 and 5,076,777 shares subject to possible redemption as of June 30, 2023 and December 31, 2022, respectively )	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding	575	575
Additional paid-in capital	—	—
Accumulated deficit	(16,370,361)	(13,481,267)

Total stockholders’ deficit	(16,369,786)	(13,480,692)

Total Liabilities, Common Stock Subject to Possible Redemption, and Stockholders’ Deficit	$54,274,364	$53,150,023

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

7GC & Co. Holdings Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Three Months Ended June 30, 2023	For The Three Months Ended June 30, 2022	For The Six Months Ended June 30, 2023	For The Six Months Ended June 30, 2022
General and administrative expenses	$890,936	$233,847	$1,483,692	$573,479
Non-redemption agreement expense	372,710	—	372,710	—
Franchise tax expenses	50,000	64,906	100,000	114,271

Loss from operations	(1,313,646)	(298,753)	(1,956,402)	(687,750)
Change in fair value of derivative warrant liabilities	188,500	2,827,500	(377,000)	9,875,500
Gain on marketable securities (net), dividends and interest, held in Trust Account	484,180	330,405	1,020,303	344,005
Other Income (expense)	3,734	—	4,776	—

Income (loss) before taxes	(637,232)	2,859,152	(1,308,323)	9,531,755
Income tax expense	96,836	11,064	232,950	11,064

Net income (loss)	$(734,068)	$2,848,088	$(1,541,273)	$9,520,691

Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted	4,999,980	23,000,000	5,038,166	23,000,000

Basic and diluted net income (loss) per share, Class A common stock subject to possible redemption	$(0.07)	$0.10	$(0.14)	$0.33

Weighted average shares outstanding of Class B non-redeemable common stock	5,750,000	5,750,000	5,750,000	5,750,000

Basic and diluted net income (loss) per share, Class B non-redeemable common stock	$(0.07)	$0.10	$(0.14)	$0.33

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

7GC & Co. Holdings Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Class B
	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2023	5,750,000	$575	$—	$(13,481,267)	$(13,480,692)
Remeasurement of Class A common stock to redemption value	—	—	—	(350,009)	(350,009)
Net loss	—	—	—	(807,205)	(807,205)

Balance as of March 31, 2023 (unaudited)	5,750,000	$575	$—	$(14,638,481)	$(14,637,906)
Contribution for non-redemption agreement	—	—	—	372,710	372,710
Remeasurement of Class A common stock to redemption value	—	—	—	(1,370,522)	(1,370,522)
Net loss	—	—	—	(734,068)	(734,068)

Balance as of June 30, 2023 (unaudited)	5,750,000	$575	$—	$(16,370,361)	$(16,369,786)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Class B
	Shares	Amount	Capital	Deficit	Deficit

Balance as of January 1, 2022	5,750,000	$575	$—	$(20,143,930)	$(20,143,355)
Net income	—	—	—	6,672,603	6,672,603

Balance as of March 31, 2022 (unaudited)	5,750,000	$575	$—	$(13,471,327)	$(13,470,752)
Net income	—	—	—	2,848,088	2,848,088

Balance as of June 30, 2022 (unaudited)	5,750,000	$575	$—	$(10,623,239)	$(10,622,664)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

7GC & CO. Holdings Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	FOR THE SIX MONTHS ENDED JUNE 30, 2023	FOR THE SIX MONTHS ENDED JUNE 30, 2022
Cash Flows from Operating Activities

Net (loss) income	$(1,541,273)	$9,520,691
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Non redemption agreement	372,710	—
Gain on marketable securities (net), dividends and interest, held in Trust Account	(1,020,303)	(344,005)
Formation and operating expenses funded by note payable through Sponsor	—	21,134
Change in fair value of derivative warrant liabilities	377,000	(9,875,500)
Changes in operating assets and liabilities:
Prepaid and other assets	(20,077)	95,499
Income tax payable	(283,050)	11,064
Accounts payable	37,280	7,242
Accrued expenses	942,250	158,377

Net cash provided by (used in) operating activities	(1,135,463)	(405,498)

Cash Flows from Investing Activities
Cash deposited in Trust Account for extension	(900,000)	—
Cash withdrawn from Trust Account to pay fr anchi se and income taxes	411,200	—

Net cash used in investing activities	(488,800)	—

Cash Flows from Financing Activities
Offering costs paid	—	(70,000)
Proceeds from note payable and advances from related party	1,200,000	—

Net cash provided by (used in) financing activities	1,200,000	(70,000)

Net decrease in cash	(424,263)	(475,498)
Cash—beginning of period	1,016,853	711,652

Cash—end of period	$592,590	$236,154

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

7GC & Co. Holdings Inc.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note
1-Description
of Organization and Business Operations
Organization and General
7GC & Co. Holdings Inc. (the “Company”) was incorporated as a Delaware corporation on September 18, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of June 30, 2023, the Company has not commenced any operations. All activity for the period from September 18, 2020 (inception) through June 30, 2023, has been related to the Company’s formation and the initial public offering (“Initial Public Offering”) described below, and since the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenue until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating
income in the form of income earned on marketable securities held in the Trust Account (as defined below) and is subject to non-cash
fluctuations for changes in the fair value of derivative warrant liabilities in its unaudited condensed consolidated statements of operations.
Sponsor and Financing
The Company’s sponsor is 7GC & Co. Holdings LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on December 22, 2020. On December 28, 2020, the Company consummated its Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 3,000,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.2 million, of which approximately $8.1 million was for deferred underwriting commissions (Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 7,350,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $7.4 million (Note 4).
Trust Account
Upon the closing of the Initial Public Offering and the Private Placement, $230.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (the “Trust Account”) in the United States, with Continental Stock Transfer & Trust Company (“Continental”) acting as trustee, and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any money market funds meeting certain conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.
With respect to the regulation of SPACs like our company, on March 30, 2022, the SEC issued proposed rules relating to, among other items, the circumstances in which SPACs could become subject to regulation under the Investment Company Act. To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, in December 2022 we instructed Continental, the trustee of the trust

7GC & Co. Holdings Inc.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

account, to liquidate the investments held in the trust account and instead to hold the funds in the trust account in an interest-bearing demand deposit account until the earlier of consummation of our initial business combination or liquidation. This may reduce the amount of interest earned by the funds in the trust account. As of June 30, 2023 and December 31, 2022, the funds in the trust account are held solely in an interest-bearing demand deposit account.
Initial Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq Stock Market rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholders meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which public stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) provides that, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.
The Public Stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share
amount to be distributed to Public Stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the representative of the underwriters (as discussed in Note 5). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. These shares of Class A common stock are recorded at a redemption value and classified as temporary equity, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”
If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer

7GC & Co. Holdings Inc.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.
The Sponsor has agreed (a) to vote its Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation with respect to the Company’s pre-Business
Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Placement Warrants (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-Business
Combination activity and (d) that the Founder Shares and Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.
If the Company is unable to complete a Business Combination by June 28, 2023, or such earlier date as determined by the Company’s board of directors (the “Board” and such period, the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirement of applicable law. The representative of the underwriters has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company

7GC & Co. Holdings Inc.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Proposed Business Combination
On December 8, 2022, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Original Merger Agreement”) with Banzai International Inc., a Delaware corporation (“Banzai”), 7GC Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of 7GC (“First Merger Sub”), and 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of 7GC (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and each, a “Merger Sub”), as amended by the Amendment to Agreement and Plan of Merger, dated as of August 4, 2023, by and between 7GC and Banzai (the “Amendment” and together with the Original Merger Agreement, the “Merger Agreement”).
Pursuant to the terms of the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Proposed Business Combination” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”), pursuant to which, among other things, (i) First Merger Sub will merge with and into Banzai (the “First Merger”), with Banzai surviving as an indirect wholly owned subsidiary of the Company (the “Surviving Corporation”), and, (ii) immediately following the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of 7GC. At the closing of the Transactions (the “Closing”), 7GC will change its name to Banzai International, Inc., and its common stock is expected to be listed on the Nasdaq Capital Market (“Nasdaq”).
Pursuant to the Amendment, the Company and Banzai agreed to amend the terms and conditions of the Merger Agreement to provide (among other changes) that: (i) the closing of the Transactions is no longer conditioned upon the consummation of Banzai’s acquisition of Hyros Inc.; (ii) the value of the total consideration payable to Banzai stockholders is reduced from $293.0 million to $100.0 million, with no post-closing “earn-out” or other future contingent consideration; and (iii) the “Termination Date” upon which either party may terminate the Merger Agreement for any reason (subject to certain conditions set forth in the Merger Agreement) if the closing of the Transactions has not yet occurred is extended from September 8, 2023 to December 28, 2023.
The aggregate consideration payable to Banzai security holders at the closing of the Transactions (the “Closing”) is $100.0 million, consisting of newly issued shares of the Company’s Class A common stock, par value $0.0001 per share (the “7GC New Class A Shares”), which will have one vote per share, and newly issued shares of the Company’s Class B common stock, par value $0.0001 per share (the “7GC New Class B Shares”), which will have ten votes per share, in each case, as such classes of common stock exist as of immediately following the First Effective Time, and cash in lieu of any fractional 7GC New Class A Shares or 7GC New Class B Shares that would otherwise be owed to any Pre-Closing
Holder.
The consummation of the Transactions is subject to customary closing conditions for transactions involving special purpose acquisition companies, including, among others: (i) approval of the 7GC Stockholder Matters (as defined in the Merger Agreement) by the Company’s stockholders, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) no order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions being in force, (iv) the Registration Statement/Proxy Statement (as defined in the Merger Agreement) having become effective, (v) the

7GC New Class A Shares to be issued pursuant to the Merger Agreement having been approved for listing on Nasdaq, (vi) the Company having at least

$
5,000,001
 of net tangible assets remaining after redemptions by the Company’s stockholders, and (vii) customary bring-down conditions. Additionally, the obligations of Banzai and

7GC & Co. Holdings Inc.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

its subsidiaries to consummate the Transactions are also conditioned upon, among others, the satisfaction of a $5.0 million minimum net cash condition, being defined as an amount equal to the sum of (i) the cash proceeds to be received by the Company at Closing from the Trust Account established by the Company in connection with the Transactions (after, for the avoidance of doubt, giving effect to redemptions by the Company’s stockholders), (ii) the cash proceeds to be received by the Company or any of Banzai or its subsidiaries from any financing, whether equity or debt, at or immediately following the Closing, and (iii) the unrestricted cash on the balance sheet of Banzai as of immediately prior to the Closing, minus
7GC Transaction Expenses (as defined in the Amendment), minus the Company Expenses (as defined in the Amendment), equaling or exceeding $5,000,000.
The Company filed (i) a Current Report on Form 8-K with the SEC on December 8, 2022 including additional details, the Merger Agreement, and related supporting agreements, and (ii) a Current Report on Form 8-K with the SEC on August 7, 2023 including the Amendment and related supporting agreements
.
Stockholders Meeting, Trust Account Redemptions, Extension of Combination Period and Additional Trust Deposits
On December 21, 2022, the Company held a special meeting of stockholders in lieu of an annual meeting of stockholders (the “Meeting”). At the Meeting, the Company’s stockholders approved an amendment to the Amended and Restated Certificate of Incorporation (the “Extension Amendment”) to extend the date by which the Company must consummate its initial Business Combination from December 28, 2022, within 24 months from the closing of the Initial Public Offering, to June 28, 2023, or such earlier date as determined by the Board (the “Extension”). Also on December 21, 2022, the Company filed the Extension Amendment with the Secretary of State of the State of Delaware.
Stockholders holding 17,923,223 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. Following redemptions, the Company has 5,076,777 Public Shares outstanding. After the satisfaction of such redemptions the balance of the Trust Account was approximately $52.1 million.
In connection with the Extension, the Sponsor agreed to deposit into the Trust Account an aggregate of $900,000 plus $300,000 for each of the three subsequent calendar months commencing on March 29, 2023. As of June 30, 2023, $1,800,000 was deposited into the Trust Account for the benefit of the Public Stockholders. The Company issued an unsecured promissory note in connection with these fundings. See Note 4.
On June 26, 2023, the Company held a special meeting of stockholders in lieu of an annual meeting of stockholders (the “Second Meeting”). At the Second Meeting, the Company’s stockholders approved an amendment to the Amended and Restated Certificate of Incorporation (the “Second Extension Amendment”) to extend the date by which the Company must consummate its initial Business Combination from June 28, 2023 to December 28, 2023, or such earlier date as determined by the Board (the “Second Extension”).

Stockholders holding 1,747,139
 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. Following redemptions, the Company had
3,329,638
 Public Shares outstanding. After the satisfaction of such redemptions, which occurred after
June 30, 2023,

the balance of the Trust Account was approximately $
36.9
 million
.

Prior to the Second Meeting, the Company and the Sponsor entered into non-redemption agreements (the “Non-Redemption Agreements”) with certain unaffiliated third parties (the “Holders”) in exchange for the Holders agreeing either not to request redemption, or to reverse any previously submitted redemption demand with respect to an aggregate of
3,172,000
 shares of Class A common stock, par value $
0.0001
 per share (the “Class A

7GC & Co. Holdings Inc.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

common stock”), of the Company sold in its Initial Public Offering, in connection with the Second Meeting to, among other things, approve the Second Extension Amendment to extend the date by which the Company must (i) consummate an initial business combination, (ii) cease all operations except for the purpose of winding up, and (iii) redeem or repurchase
100
% of its Class A common stock included as part of the units sold in the IPO, from June 28, 2023 to December 28, 2023. In consideration of the foregoing agreements, immediately prior to, and substantially concurrently with, the closing of an initial Business Combination, (i) the Sponsor (or its designees) will surrender and forfeit to the Company for no

consideration an aggregate
of
396,500
shares of the Company’s Class B common stock, par value $
0.0001
per share, held by the Sponsor (the “Forfeited Shares”) and (ii) the Company shall issue to the Holders a number of shares of Class A common stock equal to the number of Forfeited Shares. The Company estimated the aggregate fair value of the
396,500
Class B Ordinary Shares attributable to the Holders to be $
372,710
or $
0.94
per share. The excess of the fair value of the Class B Ordinary Shares was determined to be a cost associated with completing a Business Combination and a capital contribution from a related entity under SAB Topic 5T.
Liquidity and Going Concern
As of June 30, 2023, the Company had approximately $593,000 of cash in its operating account and a working capital deficit of approximately $4.3 million (excluding the convertible promissory note – related party and shares redeemed but not yet paid). During the period ended June 30, 2023
,
$411,000 was withdrawn from the Trust Account. During the year ended December 31, 2022, approximately $1.1 million was withdrawn from the Trust Account to pay tax obligations.
Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account and loans from the Sponsor. Additionally, during the year ended December 31, 2022, approximately $1.1 million of the gain on investments held in the Trust Account was requested and released from the Trust Account in order to pay the Company’s tax obligations. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4).
On December 21, 2022, the Company issued an unsecured promissory note (the “Note”) to the Sponsor, which provides for borrowings from time to time of up to an aggregate of $2,300,000. Up to $500,000 of the Note may be drawn and used for working capital purposes (a “Working Capital Drawdown”) and up to $1,800,000 of the Note may be drawn and used to finance deposits to the Trust Account (an “Extension Drawdown”).
As of
June 30, 2023 there was $
500,000 outstanding as a Working Capital Drawdown under this Note and $1,800,000 outstanding as an Extension Drawdown. As of December 31, 2022, there was $200,000 outstanding as a Working Capital Drawdown under this Note and $900,000 outstanding as an Extension Drawdown. See Note 4.
The Company has incurred and expects to incur significant costs in pursuit of its Proposed Business Combination, which resulted in the Company’s accrued expenses being greater than the cash balance in its operating account. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) ASC
Topic 205-40, “Presentation
of Financial Statements – Going Concern,” management has determined that the working capital deficit and the mandatory liquidation date and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. If the Company is unable to complete a Business Combination by December 28, 2023, or such earlier date as determined by the Board, then the Company will cease all operations except for the purpose of liquidating. Management intends to close the Business Combination prior to the termination date. No adjustments have been made to the

7GC & Co. Holdings Inc.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

carrying amounts of assets or liabilities should the Company be r eq
uired to liquidate after December 28, 2023, or such earlier date as determined by the Board.
Note
2-Basis
of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and six months ended June 30, 2023, are not necessarily indicative of the results that may be expected through December 31, 2023 or any future period.
The condensed consolidated financial statements include the accounts of 7GC & Co. Holdings Inc., its subsidiaries where we have controlling financial interests. All intercompany balances and transactions have been eliminated.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form
10-K
filed by the Company with the SEC on March 31, 2023.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s unaudited condensed consolidated financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

7GC & Co. Holdings Inc.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates
The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the most significant accounting estimates included in these unaudited condensed consolidated financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. Actual results could differ from those estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation limit of $250,000, and any investments held in the Trust Account. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.
The Trust Account as of June 30, 2023 and December 31, 2022 was held in an interest-bearing demand deposit account.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company held no cash equivalents or cash equivalents outside the Trust Account as of June 30, 2023 and December 31, 2022.
Investments Held in the Trust Account
The Company’s portfolio of investments held in the Trust Account prior to the extension period was comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on investments held in the Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
In December 2022 the Company instructed the trustee of the Trust Account to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit

7GC & Co. Holdings Inc.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

account until the earlier of consummation of a Business Combination and liquidation of the Company. As of June 30, 2023 and December 31, 2022, the funds in the Trust Account are held solely in an interest-bearing demand deposit account.
Fair Value of Financial Instruments
The carrying value of the Company’s assets and liabilities recognized in the condensed consolidated balance sheets, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements,” equals or approximates the fair value for such assets and liabilities either because of the short-term nature of the instruments or because the instrument is recognized at fair value.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating
expenses in the unaudited condensed consolidated statements of operations. Offering costs associated with the Public Shares were charged against the carrying value of the Class A common stock subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current
liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Derivative Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to

7GC & Co. Holdings Inc.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed
at the end of each reporting period.
The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s unaudited condensed consolidated statements of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Black-Scholes model at each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants. The determination of the fair value of the warrant liabilities may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current
liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480
“Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of June 30, 2023 and December 31, 2022,

3,329,638 and

5,076,777
 shares of Class A common stock, respectively
,
subject to possible redemption were presented as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed consolidated balance sheets.
Under ASC
480-10-S99,
the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of the reporting period. This method would view the end of the reporting period as if it were also the redemption date of the security. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in
capital (to the extent available) and accumulated deficit. Subsequent changes result from redemptions and the Extension payments deposited in the Trust Account. The changes in the carrying value of the common stock, subject to possible redemption, result in charges against additional paid-in
capital (to the extent available) and accumulated deficit.
Net Income (loss) Per Share of Common Stock
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. This presentation

7GC & Co. Holdings Inc.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

assumes a Business Combination as the most likely outcome. Net income (loss) per share of common stock is calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the respective period.
The calculation of diluted net income (loss) per common share does not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement to purchase an aggregate of
18,850,000
 shares of Class A common stock in the calculation of diluted income per common share, because their exercise is contingent upon future events. As a result, diluted net income

(loss)

per common share is the same as basic net income
 (loss)

per common share for the three and six months ended June 30, 2023 and 2022. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.
The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income

(loss)

per share for each class of common stock:

	For The Three Months Ended June,				For The Six Months Ended June,
	2023		2022		2023		2022
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share:
Numerator:
Allocation of net income (loss)	$(341,426)	$(392,642)	$2,278,470	$569,618	$(719,788)	$(821,485)	$7,616,553	$1,904,138
Denominator:
Basic and diluted weighted average ordinary shares outstanding	4,999,980	5,750,000	22,066,250	5,750,000	5,038,166	5,750,000	22,066,250	5,750,000
Basic and diluted net income (loss) per ordinary share	$(0.07)	$(0.07)	$0.10	$0.10	$(0.14)	$(0.14)	$0.33	$0.33
Income Taxes
The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of June 30, 2023 and December 31, 2022, deferred taxes were offset by their full valuation allowances.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax

7GC & Co. Holdings Inc.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Recent Accounting Pronouncements
The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements if currently adopted would have a material effect on the accompanying unaudited condensed consolidated financial statements.
Note
3-Initial
Public Offering
On December 28, 2020, the Company consummated its Initial Public Offering of 23,000,000 Units, including 3,000,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.2 million, of which approximately $8.1 million was for deferred underwriting commissions.
Each Unit consists of one share of Class A common stock, and one-half
of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).
Note
4-Related
Party Transactions
Founder Shares
On September 18, 2020, the Sponsor purchased 5,031,250 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.005 per share. On December 1, 2020, the Sponsor transferred 25,000 Founder Shares to each of the Company’s four director nominees. In December 2020, the Company effected a stock dividend of approximately 0.143 shares for each share of Class B common stock outstanding, resulting in an aggregate of 5,750,000 Founder Shares outstanding. Certain of the initial stockholders then retransferred an aggregate of 14,286 shares back to the Sponsor. Of the 5,750,000 Founder Shares outstanding, up to 750,000 shares were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full, so that the initial stockholders would own 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters exercised their over-allotment option in full on December 28, 2020; thus, the 750,000 Founder Shares were no longer subject to forfeiture.
The Company’s initial stockholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $
12.00
per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any
20
trading days within any
30-trading
day period commencing at least
150
days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Prior to the Second Meeting, the Company and the Sponsor entered into Non-Redemption Agreements with the Holders in exchange for the Holders agreeing either not to request redemption, or to reverse any previously submitted redemption demand with respect to an aggregate of 3,172,000 shares of Class A Common Stock of the

7GC & Co. Holdings Inc.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Company sold in its Initial Public Offering, in connection with the Second Meeting to, among other things, approve the Second Extension Amendment to extend the date by which the Company must (i) consummate an initial business combination, (ii) cease all operations except for the purpose of winding up, and (iii) redeem or repurchase 100% of its Class A common stock included as part of the units sold in the IPO, from June 28, 2023 to December 28, 2023. In consideration of the foregoing agreements, immediately prior to, and substantially concurrently with, the closing of an initial Business Combination, (i) the Sponsor (or its designees) will surrender and forfeit to the Company for no consideration the Forfeited Shares and (ii) the Company shall issue to the Holders a number of shares of Class A common stock equal to the number of Forfeited Shares.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 7,350,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $7.4 million.
Each warrant is exercisable to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Certain proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirement of applicable law) and the Private Placement Warrants will expire worthless.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lenders’ discretion, up to $1.5 million of notes may be converted upon consummation of a Business Combination into additional Private Placement Warrants at a price of $1.00 per Warrant. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the
Working Capital Loans. As of June 30, 2023 and December 31, 2022, the Company had nothing outstanding under this Working Capital Loan.
On December 21, 2022, the Company issued the Note to the Sponsor, which provides for borrowings from time to time of up to an aggregate of $
2,300,000
. Up to $
500,000
 of the Note may be drawn and used for Working Capital Drawdowns and up to $
1,800,000
 of the Note may be drawn and used for Extension Drawdowns. The Company borrowed $
1,100,000
 under the Note on December 21, 2022, $
900,000
 of which was an Extension Drawdown and $
200,000
 of which was a Working Capital Drawdown. The Note does not bear interest and is repayable in full upon the earlier of the consummation of a Business Combination or the date the Company liquidates the Trust Account upon the failure of the Company to consummate a Business Combination within the requisite time period. Upon the consummation of a Business Combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the Note, in whole or in part, into that number of shares of Class A common stock, $
0.0001
 par value per share, of the Company (the “Converted Shares”) equal to the principal amount of the Note so converted divided by $
10.00
. The terms of the Converted Shares, if issued, will be identical to the terms of the Company’s Public Shares, except that the Converted Shares (x) will not be registered under the Securities Act, and (y) will be subject to the terms of that certain letter agreement, dated as of December 22, 2020, among the Company, the Sponsor, and certain other parties thereto. The Note is subject to

7GC & Co. Holdings Inc.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable. On February 9, 2023 the Company borrowed an additional $177,500 under the Note which was a Working Capital Drawdown. During the three months ended June 30, 2023 an additional $122,500 was borrowed under the Working Capital Drawdown, for a total outstanding of $500,000. During the three months ended June 30, 2023 an additional $900,000 was borrowed as an Extensions drawdown, for a total outstanding of $1,800,000. As of June 30, 2023 and December 31, 2022 $2,300,000 and $1,100,000 was outstanding on the loan, respectively.
Administrative Support Agreement
The Company agreed to pay $10,000 a month for office space, utilities, and secretarial and administrative support to the Sponsor. Services commenced on the date the securities were first listed on Nasdaq and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company. In the three and six months ended June 30, 2023 and 2022, the Company incurred approximately $30,000 and
$
60,000 in expenses for these services. These expenses were included in general and administrative expenses on the accompanying unaudited condensed consolidated statements of operations. There was $10,000 and $0 outstanding balance for such services as of June 30, 2023 and December 31, 2022, respectively.
Due to Related Party
In the three and six months ended June 30, 2023, the Sponsor paid certain expenses on behalf of the Company, there were no such expenses in the three and six months ended June 30, 2022. As of June 30, 2023, the outstanding balance for such advances were approximately $
67,000, which was included in due to related party in current liabilities on the accompanying condensed consolidated balance sheets. There was $48,000 of such advances outstanding as of December 31, 2022.
Note
5-Commitments &
Contingencies
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) were entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were entitled to a cash underwriting discount of 2.0% of the gross proceeds of the Initial Public Offering, or $4.6 million in the aggregate. In addition, the representative of the underwriters is entitled to a deferred fee of 3.5% of the gross proceeds of the Initial Public Offering, or approximately $8.1 million. The deferred fee will become payable to the representative of the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

7GC & Co. Holdings Inc.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Non-redemption Agreement
Prior to the Second Meeting, the Company and the Sponsor entered into non-redemption agreements (the “Non-Redemption Agreements”) with certain unaffiliated third parties (the “Holders”) in exchange for the Holders agreeing either not to request redemption, or to reverse any previously submitted redemption demand with respect to an aggregate of 3,172,000 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of the Company sold in its Initial Public Offering, in connection with the Second Meeting to, among other things, approve the Second Extension Amendment to extend the date by which the Company must (i) consummate an initial business combination, (ii) cease all operations except for the purpose of winding up, and (iii) redeem or repurchase 100% of its Class A common stock included as part of the units sold in the IPO, from June 28, 2023 to December 28, 2023. In consideration of the foregoing agreements, immediately prior to, and substantially concurrently with, the closing of an initial Business Combination, (i) the Sponsor (or its designees) will surrender and forfeit to the Company for no consideration an aggregate of 396,500 shares of the Company’s Class B common stock, par value $0.0001 per share, held by the Sponsor (the “Forfeited Shares”) and (ii) the Company shall issue to the Holders a number of shares of Class A common stock equal to the number of Forfeited Shares. The Company estimated the aggregate fair value of the 396,500 Class B Ordinary Shares attributable to the Holders to be $372,710 or $0.94 per share. The excess of the fair value of the Class B Ordinary Shares was determined to be a cost associated with completing a Business Combination and a capital contribution from a related entity under SAB Topic 5T.

Risks and Uncertainties
Various social and political circumstances in the United States and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the United States and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may also contribute to increased market volatility and economic uncertainties or deterioration in the United States and worldwide. Specifically, the continuing conflict between Russia and Ukraine, and resulting market volatility could adversely affect the Company’s ability to complete a business combination. In response to the conflict between Russia and Ukraine, the United States and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s ability to complete a business combination and the value of the Company’s securities.
Management continues to evaluate the impact of these types of risks and has concluded that while it is reasonably possible that these risks and uncertainties could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the

7GC & Co. Holdings Inc.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any share redemption or other share repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. In order to mitigate the current uncertainty surrounding the implementation of the IR Act, the Sponsor, or a designee, agreed to indemnify the Company for any excise tax liabilities with respect to any future redemptions that occur after December 31, 2022 and prior to or in connection with a Business Combination or liquidation of the Company. The foregoing would mitigate a potential reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.
Note
6-Derivative
Warrant Liabilities
As of June 30, 2023 and December 31, 2022, the Company had 11,500,000 Public Warrants and 7,350,000 Private Placement Warrants outstanding.
The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering, provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, it will its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, the warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor

7GC & Co. Holdings Inc.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.
Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (except for the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period commencing once the Warrants become exercisable and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the
30-day
redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by the Company, it may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants, and the shares of common stock issuable upon the exercise of the Private Placement Warrants will not, be

7GC & Co. Holdings Inc.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable
so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private
Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Note
7-Class
A Common Stock Subject to Possible Redemption
The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of June 30, 2023 and December 31, 2022, there were 3,329,638 and 5,076,777 shares of Class A common stock outstanding, respectively, which were all subject to possible redemption and are classified outside of permanent equity in the condensed consolidated balance sheets. On December 2, 2022 and June 26, 2023, the Company held the stockholders meetings described in Note 1. Stockholders holding 17,923,223 and 1,747,139 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. In addition, as of June 30, 2023 and December 31, 2022, $1,800,000 was deposited by the Company in to the Trust Account for the benefit of the public stockholders.

As of June 30, 2023, 1,747,139 Class A ordinary shares have been tendered for redemption. These shares were deemed to be mandatorily redeemable as of June 30, 2023 and were classified as liabilities at approximately $10.55 per share.
The Class A common stock subject to possible redemption reflected on the condensed consolidated balance sheets is reconciled on the following table:

Gross proceeds	$230,000,000
Less:
Class A common stock issuance costs	(12,403,774)
Fair value of Public Warrants at issuance	(13,340,000)
Fair value of rights	—
Plus:
Remeasurement of Class A common stock to redemption value	28,519,292
Redemption of Class A common stock	(180,858,526)

Class A common stock subject to possible redemption at December 31, 2022	$51,916,992
Remeasurement of Class A common stock to redemption value	1,720,531
Class A ordinary shares tendered for redemption	(18,432,316)

Class A common stock subject to possible redemption at June 30, 2023	$35,205,207

Note
8-Stockholders’
Deficit
Preferred stock
-The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of June 30, 2023 and December 31, 2022, there were no
shares of preferred stock issued or outstanding.

7GC & Co. Holdings Inc.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Class
 A common stock
-The Company is authorized to issue
100,000,000
 shares of Class A common stock with a par value of $
0.0001
 per share. As of June 30, 2023 and December 31, 2022, there were
3,329,638 and 5,076,777

shares of Class A common stock outstanding respectively, including
3,329,638 and 5,076,777
 shares of Class A common stock subject to possible redemption that were classified as temporary equity in the accompanying condensed consolidated balance sheets (see Note 7).
Class
 B common stock
-The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of June 30, 2023 and December 31, 2022, there were 5,750,000 shares of Class B common stock outstanding with no shares subject to forfeiture.
Holders of the Company’s Class B common stock are entitled to one vote for each share. The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one
basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted
basis, 20
% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).
Note
9-Fair
Value Measurements
The following tables present information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
June 30, 2023

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Derivative warrant liabilities – Public	$—	$1,035,000	$—
Derivative warrant liabilities – Private Placement	$—	$661,500	$—
December 31, 2022

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Derivative warrant liabilities – Public	$805,000	$—	$—
Derivative warrant liabilities – Private Placement	$—	$514,500	$—

7GC & Co. Holdings Inc.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

There were no assets that were required to be measured at fair value on a recurring basis as of June 30, 2023 and December 31, 2022. Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement, as the Public Warrants were separately listed and traded in February 2021. The estimated fair value of the Private Placement Warrants was transferred from a Level 3 fair value measurement to a Level 2 fair value measurement in the fourth quarter of 2022. As the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant due to the low probability of the redemption feature only applicable to the Public Warrants being triggered. The Public Warrants were transferred to Level 2 in the first quarter of 2023 due to the low trading volume of the security.
The fair values of the Public Warrants and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair values of the Private Placement Warrants have continued to be measured using a similar simulation model through June 30, 2023. The fair values of Public Warrants have been measured based on the listed market price of such warrants, until December 31, 2022 until trading volume decreased and the public warrants were valued in a similar manner as the private warrants.
In the periods ended June 30, 2023 and December 31, 2022, the Company recognized a benefit (loss) of approximately ($0.4) million and $10.3 million, respectively, resulting from changes in the fair value of the derivative warrant liabilities, presented as change in fair value of derivative warrant liabilities in the accompanying condensed

consolidated statements of

operations.
The estimated fair values of the Private Placement Warrants and the Public Warrants prior to being separately listed and traded, were initially determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S.
Treasury zero-coupon
yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The changes in the fair value of the Level 3 derivative warrant liabilities for the six months ended June 30, 2022, are summarized as follows:

2022
Derivative warrant liabilities at January 1,	$4,557,000
Change in fair value of derivative warrant liabilities	(2,793,000)
Transfer of Public Warrants to Level 1	—

Derivative warrant liabilities at March 31,	1,764,000
Change in fair value of derivative warrant liabilities	(1,102,500)

Derivative warrant liabilities at June 30,	$661,500

Note
10-Subsequent
Events
The Company evaluated subsequent events and transactions that occurred after the condensed consolidated balance sheets date up to the date that the unaudited condensed consolidated financial statements were issued and

7GC & Co. Holdings Inc.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

determined that there have been no events other than the event described below, that have occurred that would require adjustments to the disclosures in the unaudited condensed consolidated financial statements.
In July 2023, $
18,432,316
was paid to
s
tockholders holding
1,747,139
Public Shares wh
o
had exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. Following redemptions, the Company had
3,329,638
Public Shares outstanding. After the satisfaction of such redemptions, the balance of the Trust Account was approximately $
36.9
 million.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of
7GC & Co. Holdings Inc.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of 7GC & Co. Holdings Inc. (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by June 28, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
March 30, 2023
PCAOB ID Number 100

7GC & CO. HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
Assets:
Current assets:

Cash	$1,016,853	$711,652
Prepaid expenses	4,750	264,193

Total current assets	1,021,603	975,845
Cash and i nvestments held in Trust Account	52,128,420	230,023,192

Total Assets	$53,150,023	$230,999,037

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$1,591,356	$342,538
Due to related party	47,694	—
Accrued expenses	1,759,569	1,003,760
Convertible promissory note - related party	1,100,000	—
Franchise tax payable	80,050	174,094
Income tax payable	765,554	—

Total current liabilities	5,344,223	1,520,392
Deferred underwriting commissions	8,050,000	8,050,000
Derivative warrant liabilities	1,319,500	11,572,000

Total Liabilities	14,713,723	21,142,392
Commitments and Contingencies
Class A common stock subject to possible redemption, $0.0001 par value; 5,076,777 and 23,000,000 shares issued and outstanding at approximately $10.23 and $10.00 per share at redemption as of December 31, 2022 and December 31, 2021, respectively	51,916,992	230,000,000
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; no non-redeemable shares issued or outstanding as of December 31, 2022 and December 31, 2021	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding as of December 31, 2022 and December 31, 2021	575	575
Additional paid-in capital	—	—
Accumulated deficit	(13,481,267)	(20,143,930)

Total stockholders’ deficit	(13,480,692)	(20,143,355)

Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$53,150,023	$230,999,037

The accompanying notes are an integral part of these consolidated financial statements.

F-
28

7GC & CO. HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2022	2021

General and administrative expenses	$3,018,332	$2,480,244
Franchise tax expense	226,156	200,050

Loss from operations	(3,244,488)	(2,680,294)
Other income (expense)
Change in fair value of derivative warrant liabilities	10,252,500	14,284,500
Gain on investments held in Trust Account	3,195,723	23,003

Income before income tax expense	$10,203,735	$11,627,209
Income tax expense	765,554	—

Net income	$9,438,181	$11,627,209

Weighted average shares outstanding of Class A common stock	22,901,791	23,000,000

Basic and diluted net income per share, Class A common stock	$0.33	$0.40

Weighted average shares outstanding of Class B common stock	5,750,000	5,750,000

Basic and diluted net income per share, Class B common stock	$0.33	$0.40

The accompanying notes are an integral part of these consolidated financial statements.

F-
29

7GC & CO. HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount

Balance - December 31, 2020	—	$—	5,750,000	$575	$—	$(31,771,139)	$(31,770,564)
Net income	—	—	—	—	—	11,627,209	11,627,209

Balance - December 31, 2021	—	$—	5,750,000	$575	$—	$(20,143,930)	$(20,143,355)
Net income	—	—	—	—	—	9,438,181	9,438,181
Increase in redemption value of Class A common stock subject to redemption	—	—	—	—	—	(2,775,518)	(2,775,518)

Balance - December 31, 2022	—	$—	5,750,000	$575	$—	$(13,481,267)	$(13,480,692)

The accompanying notes are an integral part of these consolidated financial statements.

F-
30

7GC & CO. HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31
	2022	2021
Cash Flows from Operating Activities:

Net income	$9,438,181	$11,627,209
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(10,252,500)	(14,284,500)
Gain on investments held in Trust Account	(3,195,723)	(23,003)
Changes in operating assets and liabilities:
Prepaid expenses	259,443	291,217
Accounts payable	1,248,818	325,557
Due to related party	47,694	—
Accrued expenses	825,809	933,760
Franchise tax payable	(94,044)	117,058
Income tax payable	765,554	—

Net cash used in operating activities	(956,768)	(1,012,702)
Cash Flows from Investing Activities:
Cash withdrawn from Trust Account for redemptions	180,858,526	—
Cash deposited in Trust Account for extension	(900,000)	—
Cash withdrawn from Trust Account to pay franchise and income taxes	1,131,969	—

Net cash provided by investing activities	181,090,495	—
Cash Flows from Financing Activities:
Proceeds from convertible promissory note to related party	1,100,000	—
Redemption of Class A common stock	(180,858,526)	—
Offering costs paid	(70,000)	—

Net cash used in financing activities	(179,828,526)	—
Net change in cash	305,201	(1,012,702)
Cash - beginning of the period	711,652	1,724,354

Cash - end of the period	$1,016,853	$711,652

The accompanying notes are an integral part of these consolidated financial statements.

F-
31

Note
1-Description
of Organization and Business Operations
Organization and General
7GC & Co. Holdings, Inc. (the “Company”) was incorporated as a Delaware corporation on September 18, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2022, the Company has not commenced any operations. All activity for the period from September 18, 2020 (inception) through December 31, 2022 has been related to the Company’s formation and the initial public offering (“Initial Public Offering”) described below, and since the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenue until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating
income in the form of income earned on investments held in the Trust Account (as defined below) and is subject to non-cash
fluctuations for changes in the fair value of derivative warrant liabilities in its consolidated statements of operations. The Company’s fiscal year end is December 31.
Sponsor and Financing
The Company’s sponsor is 7GC & Co. Holdings LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on December 22, 2020. On December 28, 2020, the Company consummated its Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 3,000,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.2 million, of which approximately $8.1 million was for deferred underwriting commissions (Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 7,350,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $7.4 million (Note 4).
Trust Account
Upon the closing of the Initial Public Offering and the Private Placement, $230.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (the “Trust Account”) in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any money market funds meeting certain conditions of Rule
2a-7
of the Investment Company Act, which invest only in direct U.S, government treasury obligations.
With respect to the regulation of special purpose acquisition companies (“SPACs”) like the Company, on March 30, 2022, the SEC issued proposed rules relating to, among other items, the circumstances in which SPACs could become subject to regulation under the Investment Company Act. To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, in December 2022 the Company instructed the trustee of the Trust Account to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account until the earlier of consummation of a Business Combination and liquidation of the Company. This may reduce the amount of interest earned by the funds in the Trust Account. As of December 31, 2022, the funds in the Trust Account are held solely in an interest-bearing demand deposit account.

Initial Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Nasdaq Stock Market rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholders meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which public stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) provides that, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.
The Public Stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $
10.00
per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share
amount to be distributed to Public Stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the representative of the underwriters (as discussed in Note 5). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. These shares of Class A common stock are recorded at a redemption value and classified as temporary equity, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”
If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.
The Sponsor has agreed (a) to vote its Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation with respect to the Company’s pre-Business
Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Placement Warrants (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-Business
Combination activity and (d) that the Founder Shares and Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.
If the Company is unable to complete a Business Combination by June 28, 2023, or such earlier date as determined by the Company’s board of directors (the “Board” and such period, the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirement of applicable law. The representative of the underwriters has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Proposed Business Combination
On December 8, 2022, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Banzai International Inc., a Delaware corporation (“Banzai”), 7GC Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of 7GC (“First Merger Sub”), and 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of 7GC (“Second
Merger Sub” and, together with First Merger Sub, the “Merger Subs” and each, a “Merger Sub”).

Pursuant to the terms of the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Proposed Business Combination” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”), pursuant to which, among other things, (i) First Merger Sub will merge with and into Banzai (the “First Merger”), with Banzai surviving as an indirect wholly owned subsidiary of the Company (the “Surviving Corporation”), and, (ii) immediately following the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of 7GC. At the closing of the Transactions (the “Closing”), 7GC will change its name to Banzai International, Inc., and its common stock is expected to be listed on the Nasdaq Capital Market (“Nasdaq”).
The Proposed Business Combination values the combined company resulting from the completion of the Proposed Business Combination at a pro forma enterprise value of approximately $380 million. Under the terms of the Merger Agreement, the consideration to be paid to security holders of Banzai prior to the First Effective Time (such time as defined in the Merger Agreement and such holders, the
“Pre-Closing
Holders”) in the First Merger is $293,000,000, subject to certain adjustments contained in the Merger Agreement, including a reduction of $7,672,000 and addition of the 7GC Transaction Expenses (as defined in the Merger Agreement) in excess of the deferred underwriting fees from the Initial Public Offering and $10,000,000, in each case as more specifically set forth in the Merger Agreement. The consideration will be paid in stock, comprised of shares of the Company’s Class A common stock, par value $
0.0001
per share (the “7GC New Class A Shares”), which will have one vote per share, and the Company’s Class B common stock, par value $0.0001 per share (the “7GC New Class B Shares”), which will have ten votes per share, in each case, as such classes of common stock exist as of immediately following the First Effective Time, and in cash in lieu of any fractional 7GC New Class A Shares or 7GC New Class B Shares that would otherwise be owed to any
Pre-Closing
Holder, as well as restricted 7GC New Class A Shares subject to the vesting and forfeiture provisions provided for in the Merger Agreement and described in the Merger Agreement (collectively, the “Earn Out Shares”).
The consummation of the Transactions is subject to customary closing conditions for transactions involving special purpose acquisition companies, including, among others: (i) approval of the 7GC Stockholder Matters (as defined in the Merger Agreement) by the Company’s stockholders, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) no order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions being in force, (iv) the Registration Statement/Proxy Statement (as defined in the Merger Agreement) having become effective, (v) the 7GC New Class A Shares (including the Earn Out Shares) to be issued pursuant to the Merger Agreement having been approved for listing on Nasdaq, (vi) the Company having at least $5,000,001 of net tangible assets remaining after redemptions by the Company’s stockholders, (vii) consummation of the acquisition by Banzai of Hyros Inc., a Delaware corporation (“Hyros”), pursuant to the terms and subject to the conditions set forth in that certain Agreement and Plan of Merger, dated as of December 8, 2022 (the “Hyros Purchase Agreement”), by and among Banzai, Hero Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Banzai (the “Hyros Merger Sub”), Hyros and the stockholder representative party thereto (the “Stockholder Representative”), and (vii) customary bring-down conditions. Additionally, the obligations of Banzai and its subsidiaries to consummate the Transactions are also conditioned upon, among others, (A) the Company having delivered to Banzai executed copies of the Registration Rights Agreement and the Exchange Agent Agreement (as defined in the Merger Agreement), and evidence that the second amended and restated certificate of incorporation of the Company has been filed with the Secretary of State of Delaware, and (B) the sum of (i) the cash proceeds to be received by the Company at Closing from the Trust Account established by the Company in connection with the Transactions (after, for the avoidance of doubt, giving effect to redemptions by the Company’s stockholders), (ii) the $100,000,000 equity commitment by GEM Global Yield LLC SCS and GEM Yield Bahamas Limited under the Share Purchase Agreement dated as of May 27, 2022 and (iii) the unrestricted cash on the balance sheet of Banzai as of immediately prior to the Closing equaling or exceeding $100,000,000.
The Company filed a Current Report on Form
8-K
with the SEC on December 8, 2022 including additional details, the Merger Agreement, and related supporting agreements.

Stockholders Meeting, Trust Account Redemptions, Extension of Combination Period and Additional Trust Deposits
On December 21, 2022, the Company held a special meeting of stockholders in lieu of an annual meeting of stockholders (the “Meeting”). At the Meeting, the Company’s stockholders approved an amendment to the Amended and Restated Certificate of Incorporation (the “Extension Amendment”) to extend the date by which the Company must consummate its initial Business Combination from December 28, 2022, within 24 months from the closing of the Initial Public Offering, to June 28, 2023, or such earlier date as determined by the Board (the “Extension”). Also on December 21, 2022, the Company filed the Extension Amendment with the Secretary of State of the State of Delaware.
Stockholders holding 17,923,223 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. Following redemptions, the Company has 5,076,777 Public Shares outstanding. After the satisfaction of such redemptions the balance of the Trust Account was approximately $52.1 million.
In connection with the Extension, the Sponsor agreed to deposit into the Trust Account an aggregate of $900,000 plus $300,000 for each of the three subsequent calendar months commencing on March 29, 2023. As of December 31, 2022, $900,000 was deposited into the Trust Account for the benefit of the Public Stockholders. The Company issued an unsecured promissory note in connection with these fundings. See Note 4.
Liquidity and Going Concern
As of December 31, 2022, the Company had approximately $1.0 million of cash in its operating account and a working capital deficit of approximately $3.2 million (excluding the convertible promissory note – related party). During the year ended December 31, 2022, approximately $1.1 million was withdrawn from the Trust Account to pay tax obligations, and as of December 31, 2022, approximately $111,000 of tax obligations can be withdrawn from the Trust

Account.
Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account and loans from the Sponsor. Additionally, during the year ended December 31, 2022, approximately $
1.1
 million of the gain on investments held in the Trust Account was requested and released from the Trust Account in order to pay the Company’s tax obligations. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4). As of December 31, 2021, there were no Working Capital Loans outstanding.
On December 21, 2022, the Company issued an unsecured promissory note (the “Note”) to the Sponsor, which provides for borrowings from time to time of up to an aggregate of $2,300,000. Up to $500,000 of the Note may be drawn and used for working capital purposes (a “Working Capital Drawdown”) and up to $1,800,000 of the Note may be drawn and used to finance deposits to the Trust Account (an “Extension Drawdown”). As of December 31, 2022, there was $200,000 outstanding as a Working Capital Drawdown under this Note and $900,000 outstanding as an Extension Drawdown. See Note 4.
The Company has incurred and expects to incur significant costs in pursuit of its Proposed Business Combination, which resulted in the Company’s accrued expenses being greater than the cash balance in its operating account. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic
205-40,
“Presentation of Financial Statements—Going Concern,” management has determined that the working capital deficit and the mandatory liquidation date and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. If the Company is unable to complete a Business Combination by June 28, 2023, or such earlier date as determined by the Board, then the Company will cease all operations except for the purpose of liquidating. Management intends to close the Business Combination prior to the termination date. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 28, 2023, or such earlier date as determined by the Board.
Note
2-Basis
of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.
Principles of Consolidation
The consolidated financial statements of the Company include its wholly owned subsidiaries in connection with the Proposed Business Combination. All inter-company accounts and transactions are eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contin
gent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the most significant accounting estimates included in these consolidated financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation limit of $250,000, and any investments held in the Trust Account.
The Trust Account as of December 31, 2022 was held in an interest-bearing demand deposit account. As of December 31, 2021, investments held in the Trust Account were comprised of investments in money market funds that invest solely in
U.S.
T
reasury securities.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents held outside the Trust Account as of December 31, 2022 and 2021.
Cash and Investments Held in the Trust Account
The Company’s portfolio of investments held in the Trust Account prior to the extension period was comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on investments held in the Trust Account in the accompanying consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
In December 2022 the Company instructed the trustee of the Trust Account to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account until the earlier of consummation of a Business Combination and liquidation of the Company. As of December 31, 2022, the funds in the Trust Account are held solely in an interest-bearing demand deposit account.
Fair Value of Financial Instruments
The carrying value of the Company’s assets and liabilities recognized on the consolidated balance sheets, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements,” equals or approxima tes th
e fair value for such assets and liabilities either because of the short-term nature of the instruments or because the instrument is recognized at fair value.

Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating
expenses in the consolidated statements of operations. Offering costs associated with the Public Shares were charged against the carrying value of the Class A common stock subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current
liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Derivative Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed
at the end of each reporting period.
The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s consolidated statements of operations. The fair value of the Public Warrants and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants through September 30, 2022 have been estimated using a Monte Carlo simulation model at each measurement date and have since then relied on the quoted listed trading price of the Public Warrants. The fair value of Public Warrants have subsequently been measured based on the listed market price of such warrants. The determination of the fair value of the warrant liabilities may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current
liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2022 and 2021, 5,076,777 and 23,000,000 shares of Class A common stock subject to possible redemption, respectively, were presented as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets.
Under ASC
480-10-S99,
the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of the reporting period. This method would view the end of the reporting period as if it were also the redemption date of the security. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in
capital (to the extent available) and accumulated deficit. Subsequent changes result from redemptions and the

Extension
payments
deposited in the Trust Account. The changes in the carrying value of the common stock, subject to possible redemption, result in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Net Income Per Common Stock
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. This presentation assumes a Business Combination as the most likely outcome. Net income per share of common stock is calculated by dividing net income by the weighted average number of shares of common stock outstanding for the respective period.
The calculation of diluted net income per common share does not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement to purchase an aggregate of 18,850,000 shares of Class A common stock in the calculation of diluted income per common share, because their exercise is contingent upon future events. As a result, diluted net income per common share is the same as basic net income per common share for the years ended December 31, 2022 and 2021. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

F-
40

The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of common stock:

	For the Year Ended December 31,
	2022		2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per common share:
Numerator:

Allocation of net income	$7,544,075	$1,894,106	$9,301,767	$2,325,442
Denominator:
Basic and diluted weighted average common shares outstanding	22,901,791	5,750,000	23,000,000	5,750,000

Basic and diluted net income per common share	$0.33	$0.33	$0.40	$0.40

Income Taxes
The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of December 31, 2022 and 2021, deferred taxes were offset by their full valuation allowances.
ASC 740 prescribes a recognition threshold and a measurement attribute for the consolidated financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Recent Accounting Standards
The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.
Note
3-Initial
Public Offering
On December 28, 2020, the Company consummated its Initial Public Offering of 23,000,000 Units, including 3,000,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.2 million, of which approximately $8.1 million was for deferred underwriting commissions.
Each Unit consists of one Public Share and
one-half
of one Public Warrant. Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

Note
4-Related
Party Transactions
Founder Shares
On September 18, 2020, the Sponsor purchased 5,031,250 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.005 per share. On December 1, 2020, the Sponsor transferred 25,000 Founder Shares to each of the Company’s four director nominees. In December 2020, the Company effected a stock dividend of approximately 0.143 shares for each share of Class B common stock outstanding, resulting in an aggregate of 5,750,000 Founder Shares outstanding. Certain of the initial stockholders then retransferred an aggregate of 14,286 shares back to the Sponsor. Of the 5,750,000 Founder Shares outstanding, up to 750,000 shares were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full, so that the initial stockholders would own 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters exercised their over-allotment option in full on December 28, 2020; thus, the 750,000 Founder Shares were no longer subject to forfeiture.
The Company’s initial stockholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 7,350,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $7.4 million.
Each warrant is exercisable to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Certain proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirement of applicable law) and the Private Placement Warrants will expire worthless.
Promissory Note - Related Party
On September 18, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Initial Note”). This loan was non-interest
bearing and was due upon the completion of the Initial Public Offering. The Company borrowed $150,000 under the Initial Note and repaid the Initial Note in full on December 28, 2020. As of December 31, 2022 and 2021, the Initial Note is no longer available.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, if specified by the note, at the lenders’ discretion, up to $1.5 million of notes may be converted upon consummation of a Business Combination into additional Private Placement Warrants at a price of $
1.00
 per Warrant. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2021, the Company had no Working
Capital Loans outstanding.
On December 21, 2022, the Company issued the Note to the Sponsor, which provides for borrowings from time to time of up to an aggregate of $2,300,000. Up to $500,000 of the Note may be drawn and used for Working Capital Drawdowns and up to $1,800,000 of the Note may be drawn and used for Extension Drawdowns. The Company borrowed $1,100,000 under the Note on December 21, 2022, $900,000 of which was an Extension Drawdown and $200,000 of which was a Working Capital Drawdown. The Note does not bear interest and is repayable in full upon the earlier of the consummation of a Business Combination or the date the Company liquidates the Trust Account upon the failure of the Company to consummate a Business Combination within the requisite time period. Upon the consummation of a Business Combination, the Sponsor shall have the option, but not the obligation, to convert the principal balance of the Note, in whole or in part, into that number of shares of Class A common stock, $0.0001 par value per share, of the Company (the “Converted Shares”) equal to the principal amount of the Note so converted divided by $10.00. The terms of the Converted Shares, if issued, will be identical to the terms of the Company’s Public Shares, except that the Converted Shares (x) will not be registered under the Securities Act, and (y) will be subject to the terms of that certain letter agreement, dated as of December 22, 2020, among the Company, the Sponsor, and certain other parties thereto. The Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable. On February 9, 2023 the Company borrowed an additional $177,500 under the Note which was a Working Capital Drawdown.
Administrative Support Agreement
The Company agreed to pay $10,000 a month for office space, utilities, and secretarial and administrative support to the Sponsor. Services commenced on the date the securities were first listed on Nasdaq and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company. In each of the years ended December 31, 2022 and 2021, the Company incurred and paid approximately $120,000 in expenses for these services. These expenses were included in general and administrative expenses in the accompanying consolidated statements of operations. There was no outstanding balance for such services as of December 31, 2022 and 2021.
Due to Related Party
The Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket
expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, directors, officers or directors of the Company, or any of their affiliates. As of December 31, 2022 and 2021, there were approximately $48,000 and $0, respectively, of such fees included as due to related party on the accompanying consolidated balance sheets.
Note
5-Commitments &
Contingencies
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) were entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were entitled to a cash underwriting discount of 2.0% of the gross proceeds of the Initial Public Offering, or $4.6 million in the aggregate. In addition, the representative of the underwriters is entitled to a deferred fee of 3.5% of the gross proceeds of the Initial Public Offering, or approximately $8.1 million. The deferred fee will become payable to the representative of the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Risks and Uncertainties
Various social and political circumstances in the United States and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the United States and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may also contribute to increased market volatility and economic uncertainties or deterioration in the United States and worldwide. Specifically, the continuing conflict between Russia and Ukraine, and resulting market volatility could adversely affect the Company’s ability to complete a business combination. In response to the conflict between Russia and Ukraine, the United States and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s ability to complete a business combination and the value of the Company’s securities.
Management continues to evaluate the impact of these types of risks and has concluded that while it is reasonably possible that these risks and uncertainties could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1
% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any share redemption or other share repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the

Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. In order to mitigate the current uncertainty surrounding the implementation of the IR Act, the Sponsor, or a designee, agreed to indemnify the Company for any excise tax liabilities with respect to any future redemptions that occur after December 31, 2022 and prior to or in connection with a Business Combination or liquidation of the Company. The foregoing would mitigate a potential reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.
Note
6-Derivative
Warrant Liabilities
As of December 31, 2022 and 2021, the Company had 11,500,000 Public Warrants and 7,350,000 Private Placement Warrants outstanding.
The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering, provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, it will its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, the warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except for the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the
30-day
redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by the Company, it may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable
so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Note
7-Class
A Common Stock Subject to Possible Redemption
The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of December 31, 2022 and 2021, there were

5,076,777 and 23,000,000 shares of Class A common stock outstanding, respectively, which were all subject to possible redemption and are classified outside of permanent equity on the consolidated balance sheets. On December 2, 2022, the Company held the stockholders meeting described in Note 1. Stockholders holding 17,923,223 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account.

In addition, as of December 31, 2022, $900,000 was deposited by the Company in
to the Trust Account for the benefit of the public stockholders.
The Class A common stock subject to possible redemption reflected on the consolidated balance sheets is reconciled on the following table:

Gross proceeds	$230,000,000
Less:
Amount allocated to Public Warrants	(13,340,000)
Class A common stock issuance costs	(12,403,774)
Plus:
Accretion of carrying value to redemption value	25,743,774

Class A common stock subject to possible redemption, December 31, 2021	230,000,000
Less:
Redemption of Class A common stock subject to possible redemption	(180,858,526)
Plus:
Increase in redemption value of Class A common stock subject to redemption	2,775,518

Class A common stock subject to possible redemption, December 31, 2022	$51,916,992

Note
8-Stockholders’
Deficit
Preferred stock
-The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.
Class
 A Common Stock
-The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 5,076,777 and 23,000,000 shares of Class A common stock outstanding, respectively, all of which were subject to possible redemption and classified as temporary equity on the accompanying consolidated balance sheets (see Note 7).
Class
 B Common Stock
-The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 5,750,000 shares of Class B common stock outstanding with no shares subject to forfeiture.
Holders of the Company’s Class B common stock are entitled to one vote for each share. The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one
basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted
basis,
20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).
Note
9-Fair
Value Measurements
The following tables present information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
December 31, 2022

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Derivative warrant liabilities - Public	$805,000	$—	$—
Derivative warrant liabilities - Private Placement	$—	$514,500	$—

December 31, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$230,023,192	$—	$—
Liabilities:
Derivative warrant liabilities - Public	$7,015,000	$—	$—
Derivative warrant liabilities - Private	$—	$—	$4,557,000
There were no assets that were required to be measured at fair value on a recurring basis as of December 31, 2022. Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement, as the Public Warrants were separately listed and traded in February 2021.
The estimated fair value of the Private Placement Warrants was transferred from a Level 3 fair value measurement to a Level 2 fair value measurement in the fourth quarter of 2022. As the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant due to the low probability of the redemption feature only applicable to the Public Warrants being triggered.
At December 31, 2021, Level 1 instruments include investments in U.S. government securities and investments in money market and mutual funds invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
The fair values of the Public Warrants and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair values of the Private Placement Warrants have continued to be measured using a Monte Carlo simulation model through September 30, 2022 and have since then relied on the quoted listed trading price of the Public Warrants. The fair value
s
of Public Warrants have been measured based on the listed market price of such warrants, a Level 1 measurement, since the three months ended March 31, 2021 reporting period.
In the years ended December 31, 2022 and 2021, the Company recognized a benefit of approximately $10.3 million and approximately $14.3 million, respectively, resulting from decreases in the fair value of the derivative warrant liabilities, presented as change in fair value of derivative warrant liabilities in the accompanying consolidated statements of operations.
The estimated fair values of the Private Placement Warrants and the Public Warrants prior to being separately listed and traded, were initially determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon
yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

As of December 31, 2021

Volatility	5.7%
Stock price	$9.76
Time to M&A (Yr)	0.50
Risk-free rate	1.31%
Dividend yield	0.0%
The changes in the fair value of th
e Le
vel 3 derivative warrant liabilities for the years ended December 31, 2022 and 2021, are summarized as follows:

Derivative warrant liabilities at December 31, 2020	$25,856,500
Transfer of Public Warrants to Level 1	(8,740,000)
Change in fair value of derivative warrant liabilities	(12,559,500)

Derivative warrant liabilities at December 31, 2021	$4,557,000
Change in fair value of derivative warrant liabilities	(4,410,000)
Transfer of Private Placement Warrants to Level 2	(147,000)

Derivative warrant liabilities at December 31, 2022	$—

Note
10-Income
Taxes
The Company’s general and administrative costs are generally considered start-up
costs and are not currently deductible.
The income tax (benefit) provision consists of the following:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Current
Federal	$558,171	$—
State	207,383	—
Deferred
Federal	(980,668)	(558,031)
State	—	—
Valuation allowance	980,668	558,031

Income tax provision	$765,554	$—

The Company’s net deferred tax asset is summarized as follows:

	December 31,
	2022	2021
Deferred tax assets:

Start-up/Organization costs	$2,068,988	$530,288
Net operating loss carryforwards	49,118	49,118

Total deferred tax assets	2,118,106	579,406
Valuation allowance	(2,118,106)	(579,406)

Deferred tax asset, net of allowance	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of a deferred tax asset is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax asset and has therefore established a full valuation allowance. For the years ended December 31, 2022 and 2021, the valuation allowance increased by approximately $981,000 and approximately $558,000, respectively.
As of December 31, 2022, there were no federal net operating loss carryovers to offset future taxable income. The net operating loss carryovers were fully utilized. As of December 31, 2021, the Company had approximately $234,000 of U.S. federal net operating loss carryovers, which do not expire, available to offset future taxable income.
There were no unrecognized tax benefits as of December 31, 2022 and 2021. No amounts were accrued for the payment of interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021

Statutory federal income tax rate	21.0%	21.0%
State taxes	7.0%	0.0%
Change in fair value of derivative warrant liabilities	-28.1%	-25.8%
Change in rate on deferred tax asset	-1.8%	0.0%
Change in valuation allowance	9.5%	4.8%

Effective tax rate	7.6%	0.0%

Note
11-Subsequent
Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued and determined that other than the additional borrowings under the extension described in Note 4, there have been no events that have occurred that would require adjustments to the disclosures in the consolidated financial statements.

BANZAI INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash	$423,211	$1,023,499
Accounts receivable, net	109,533	68,416
Deferred contract acquisition costs, current	40,152	69,737
Prepaid expenses and other current assets	386,492	263,770

Total current assets	959,388	1,425,422
Property and equipment, net	7,778	11,803
Goodwill	2,171,526	2,171,526
Operating lease right-of-use assets	220,938	307,258
Deferred offering costs	1,952,598	1,524,934
Other assets	38,381	38,381

Total assets	$5,350,609	$5,479,324

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	2,319,026	1,100,249
Simple agreement for future equity, current	943,358	829,139
Simple agreement for future equity, current—related party	9,826,642	8,636,861
Convertible notes	2,377,781	1,490,307
Convertible notes—related party	5,742,432	3,425,027
Convertible notes (CP BF)	2,476,684	2,276,534
Bifurcated embedded derivative liabilities	1,139,501	893,216
Bifurcated embedded derivative liabilities—related party	2,596,499	1,889,084
Notes payable	6,743,669	6,494,051
Earnout liability	—	289,099
Deferred revenue	962,560	930,436
Operating lease liabilities, current	298,494	284,963
Accrued expenses and other current liabilities	409,041	745,373

Total current liabilities	35,835,687	29,284,339
Earnout liability, non-current	89,099	—
Operating lease liabilities, non-current	81,708	234,043
Other long-term liabilities	75,000	75,000

Total liabilities	36,081,494	29,593,382

Commitments and contingencies (Note 12)
Mezzanine equity:
Series A preferred stock, $0.0001 par value, 2,624,827 shares authorized, 2,328,823 issued and outstanding at June 30, 2023 and December 31, 2022	6,318,491	6,318,491
Stockholders’ deficit:
Common stock, $0.0001 par value, 19,544,521 shares authorized, 8,167,894 and 8,157,606 issued and outstanding at June 30, 2023 and December 31, 2022, respectively	817	816
Additional paid-in capital	2,573,181	1,926,697
Accumulated deficit	(39,623,374)	(32,360,062)

Total stockholders’ deficit	(37,049,376)	(30,432,549)

Total liabilities, mezzanine equity, and stockholders’ deficit	$5,350,609	$5,479,324

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BANZAI INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For the Six Months Ended June 30,
	2023	2022
Operating income:
Revenue	$2,370,382	$2,963,575
Cost of revenue	791,520	1,084,309

Gross profit	1,578,862	1,879,266

Operating expenses:
General and administrative expenses	6,111,350	5,869,836
Depreciation and amortization expenses	4,025	4,596
Impairment loss on operating lease	—	303,327

Total operating expenses	6,115,375	6,177,759

Operating loss	(4,536,513)	(4,298,493)

Other expenses (income):
Other income, net	(84,683)	(111,176)
Interest income	(111)	—
Interest expense	1,083,393	701,897
Interest expense—related party	911,592	104,072
Change in fair value of simple agreement for future equity	114,219	54,044
Change in fair value of simple agreement for future equity—related party	1,189,781	562,956
Change in fair value of bifurcated embedded derivative liabilities	(149,646)	2,000
Change in fair value of bifurcated embedded derivative liabilities—related party	(353,495)	(28,000)

Total other expenses	2,711,050	1,285,793

Loss before income taxes	(7,247,563)	(5,584,286)

Provision for income taxes	15,749	10,707

Net loss	$(7,263,312)	$(5,594,993)

Net loss per share
Basic and diluted	$(0.89)	$(0.70)

Weighted average common shares outstanding
Basic and diluted	8,162,096	7,981,705

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BANZAI INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)

	Series A Preferred Stock		Common Stock		Additional Paid-in-Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance December 31, 2021	2,328,823	$6,318,491	8,276,972	$828	$1,151,333	$(16,891,560)	$(15,739,399)
Exercise of stock options	—	—	6,600	1	5,015	—	5,016
Stock-based compensation	—	—	—	—	613,407	—	613,407
Net loss	—	—	—	—	—	(5,594,993)	(5,594,993)

Balance June 30, 2022	2,328,823	$6,318,491	8,283,572	$829	$1,769,755	$(22,486,553)	$(20,715,969)

	Series A Preferred Stock		Class A Common Stock		Additional Paid-in-Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance December 31, 2022	2,328,823	$6,318,491	8,157,606	$816	$1,926,697	$(32,360,062)	$(30,432,549)
Exercise of stock options	—	—	10,288	1	13,361	—	13,362
Stock-based compensation	—	—	—	—	633,123	—	633,123
Net loss	—	—	—	—	—	(7,263,312)	(7,263,312)

Balance June 30, 2023	2,328,823	$6,318,491	8,167,894	$817	$2,573,181	$(39,623,374)	$(37,049,376)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BANZAI INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(7,263,312)	$(5,594,993)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	4,025	4,596
Provision for losses on accounts receivable	7,798	58,164
Non-cash interest expense	480,690	189,343
Non-cash interest expense—related party	205,742	83,836
Amortization of debt discount and issuance costs	286,206	40,002
Amortization of debt discount and issuance costs—related party	705,850	20,236
Amortization of operating lease right-of-use assets	86,320	74,032
Impairment of operating lease right-of-use assets	—	303,327
Stock-based compensation expense	633,123	613,407
Change in fair value of simple agreement for future equity	114,219	54,044
Change in fair value of simple agreement for future equity—related party	1,189,781	562,956
Change in fair value of bifurcated embedded derivative liabilities	(149,646)	2,000
Change in fair value of bifurcated embedded derivative liabilities—related party	(353,495)	(28,000)
Changes in operating assets and liabilities:
Accounts receivable	(48,915)	(103,399)
Deferred contract acquisition costs, current	29,585	633
Prepaid expenses and other current assets	(122,722)	367,479
Accounts payable	1,218,777	7,092
Deferred revenue	32,124	66,039
Accrued expenses and other current liabilities	(336,332)	149,999
Operating lease liabilities	(138,804)	(116,029)
Earnout liability	(200,000)	(300,000)

Net cash used in operating activities	(3,618,986)	(3,545,236)

Cash flows from investing activities:
Purchase of property and equipment	—	(9,430)

Net cash used in investing activities	—	(9,430)

Cash flows from financing activities:
Deferred offering costs	(427,664)	(115,644)
Proceeds from issuance of convertible notes, net of issuance costs	933,000	—
Proceeds from issuance of convertible notes, net of issuance costs—related party	2,500,000	2,000,000
Proceeds from issuance of common stock	13,362	5,016

Net cash provided by financing activities	3,018,698	1,889,372

Net decrease in cash	(600,288)	(1,665,294)
Cash at beginning of period	1,023,499	1,786,550

Cash at end of period	$423,211	$121,256

Supplemental disclosure of cash flow information:
Cash paid for interest	313,813	387,724
Cash paid for taxes	8,825	1,549
Non-cash investing and financing activities
Bifurcated embedded derivative liabilities at issuance	395,931	—
Bifurcated embedded derivative liabilities at issuance—related party	1,060,910	151,000
The accompanying notes are an integral part of these consolidated financial statements.

BANZAI INTERNATIONAL, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1. Organization
The Business
Banzai International, Inc. (the “Company” or “Banzai”) was incorporated in Delaware on September 30, 2015. Banzai is a leading enterprise SaaS Video Engagement platform used by thousands of marketers to power webinars, trainings, virtual events, and on-demand
video content.
On February 19, 2021, the Company completed its business acquisition of 100% of the equity interests of Demio, Inc. (“Demio”), pursuant to the Agreement and Plan of Merger, dated January 29, 2021, whereby Demio became a wholly owned subsidiary of the Company.
Acquisition of Hyros, Inc. (terminated) and Merger Agreement with 7GC
In December 2022, the Company entered into a plan of merger agreement with Hyros, Inc., whereby immediately prior to the closing of the proposed merger transaction between Banzai and 7GC & Co. Holdings Inc. (See Note 18 for further detail), Banzai will acquire 100% of the issued share capital of Hyros for approximately $110 million (subject to customary and negotiated adjustments) in a primarily stock transaction. The acquisition is expected to enhance Banzai’s role as a full-stack marketing technology platform, expand its total addressable market, to significantly enhance the Banzai platform and accelerate its long-term revenue growth and operational efficiency. As of December 31, 2022, the merger agreement had not yet closed. On August 1, 2023, the Company terminated their merger agreement with Hyros Inc., and entered into an amended agreement with 7GC& Co. The reason for the termination with Hyros Inc., as well as the terms of the amended agreement with 7GC&Co., have been included in Note 16.
GEM Financing Arrangement
In May 2022, the Company entered into a Share Purchase Agreement with GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (collectively, “GEM”) (the “GEM Agreement”) pursuant to which, among other things, upon the terms and subject to the conditions of the GEM Agreement, GEM is to purchase from the Company (or its successor following a Reverse Merger Transaction (as defined in the GEM Agreement)) up to the number of duly authorized, validly issued, fully paid and non-assessable
shares of common stock having an aggregate value of $100,000,000 (the “GEM Financing”).
Further, in terms of the GEM Agreement, on the Public Listing Date, the Company shall make and execute a warrant (the “GEM Warrant”) granting GEM the right to purchase up to the number of Common Shares of the Company that is equal to 3% of the total equity interests, calculated on a fully diluted basis, and at an exercise price per share equal to the lesser of (i) the public offering price or closing bid price on the Public Listing Date or (ii) the quotient obtained by dividing $650 million by the total number of equity interests. The GEM Warrant has an expiration date that is the third anniversary of the Public Listing Date.
Per the terms of the GEM Agreement, the GEM Agreement shall terminate automatically on the earliest of
(i) thirty-six
consecutive months from the Public Listing Date;
(ii) thirty-six
months from the Effective Date (May 27, 2022), and (iii) the date the Purchaser shall have purchased the Aggregate Limit. The GEM Agreement may be terminated immediately at any time by mutual written consent of the Parties. The Company shall tender to GEM, as a commitment fee, an amount equal to 2% of the Aggregate Limit ($100M) upon each Draw Down and may be paid in cash from the proceeds of such Draw Down or in freely tradeable Common Shares of the Company valued at the Daily Closing Price at the time of such Draw Down, at the option of the Company.

Emerging Growth Company
The Company will be an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. Private companies are those companies that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, it adopts the new or revised standard at the time private companies adopt the new or revised standard. Therefore, the Company’s financial statements may not be comparable to certain public companies.
2. Going Concern
As of August 29, 2023, the Company had cash of approximately $0.2 million. For the six months ended June 30, 2023, the Company used approximately $3.62 million in cash for operating activities. The Company has incurred recurring net losses from operations and negative cash flows from operating activities since inception. As of June 30, 2023, the Company had an accumulated deficit of approximately $39.6 million. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year of the date these financial statements were issued.
The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders and debt holders. Specifically, continuation is contingent on the Company’s ability to obtain necessary equity or debt financing to continue operations, and ultimately the Company’s ability to generate profit from sales and positive operating cash flows, which is not assured. The Company raised an additional $4.0 million by issuing additional subordinated convertible promissory notes between March and July 2023 to various investors.
The Company’s plans include the merger described in footnote 1 and 16, as well as obtaining associated debt and equity financing in the future. If the Company is unsuccessful in completing these planned transactions, it may be required to reduce its spending rate to align with expected revenue levels and cash reserves, although there can be no guarantee that it will be successful in doing so. Accordingly, the Company may be required to raise additional cash through debt or equity transactions. It may not be able to secure financing in a timely manner or on favorable terms, if at all.
These accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

3. Summary of Significant Accounting Policies
Basis of Presentation
The Company’s unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and applicable regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting.
Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements include the accounts of Banzai and its subsidiary. The Company consolidates all entities over which the Company has the power to govern the financial and operating policies and therefore exercises control, and upon which the Company has a controlling financial interest. The existence and effect of both current voting rights and potential voting rights that are currently exercisable or convertible are considered when assessing whether control of an entity is exercised. The subsidiaries are consolidated from the date at which the Company obtains control and are de-consolidated
from the date at which control ceases. All intercompany balances and transactions have been eliminated. The accounting policies of the subsidiary has been changed where necessary to ensure consistency with the policies adopted by the Company.
In the opinion of management, all necessary adjustments (consisting of normal recurring adjustments, intercompany adjustments, reclassifications and non-recurring
adjustments) have been recorded to present fairly our financial position as of June 30, 2023 and December 31, 2022, and the results of operations, and cash flows for the six months ended June 30, 2023 and 2022.
Use of Estimates
The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that estimates made as of the date of the financial statements could change in the near term due to one or more future events. Actual results could differ significantly from these estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include revenue recognition, estimates of impairment of long-lived assets, estimates of an accounts receivable allowance for doubtful accounts, recognition and measurement of the valuation allowance of deferred tax assets resulting from net operating losses, recognition and measurement of convertible and Simple Agreement for Future Equity (SAFE) notes, including the associated embedded derivatives, recognition and measurement of stock compensation, and the valuation of intangible assets acquired in business combinations.
Certain Risks and Uncertainties
The Company’s business and operations are sensitive to general business and economic conditions. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the world economy. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial condition and the results of its operations. In addition, the Company will compete with many companies that currently have extensive and well-funded products, marketing and sales operations. The Company may be unable to compete successfully against these companies. The Company’s industry is characterized by rapid changes in technology and market demands. As a result, the Company’s products, services, or expertise may become obsolete or unmarketable. The Company’s future success will depend on its ability to adapt to technological advances, anticipate customer and market demands, and enhance its current technology. The Company is also subject to risks which include, but are not limited to, dependence on key personnel, reliance on third parties, successful integration of business acquisitions, protection of proprietary technology, and compliance with regulatory requirements.

Cash
The Company considers all highly liquid investments purchased with original maturities of 90 days or less to be cash equivalents. As of June 30, 2023 and December 31, 2022, the Company does not have any cash equivalents.
The Company has no significant
off-balance-sheet
concentration of credit risk such as foreign exchange contracts, option contracts or other hedging arrangements. The Company holds cash in banks in excess of federally insured limits. However, the Company believes risk of loss is minimal as the cash is held by large highly rated financial institutions. To reduce its risk associated with the failure of such financial institutions, the Company evaluates at least annually the rating of the financial institutions in which it holds cash. Any material loss that the Company may experience in the future could have an adverse effect on its ability to pay its operational expenses or make other payments and may require the Company to move its cash to other high quality financial institutions. Currently, the Company is reviewing its bank relationships in order to mitigate its risk to ensure that its exposure is limited or reduced to the FDIC protection limits.
Accounts Receivable and Allowance for Credit Losses
Accounts receivable consist of balances due from customers. Payment terms range from due upon receipt, to net 30 days. In determining collectability, historical trends are evaluated, and specific customer issues are reviewed on a periodic basis to arrive at appropriate allowances. As of June 30, 2023 and December 31, 2022, the Company determined an allowance for doubtful accounts of $2,250 and $107,860 was required, respectively. Further, for the six months ended June 30, 2023 and 2022, the Company recognized bad debt expenses for accounts receivable balances directly written-off,
of $22,935 and $12,467, respectively.
Property and Equipment
Property and equipment are recorded at cost and presented net of accumulated depreciation. Major additions and betterments are capitalized while maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed. Property and equipment are depreciated on the straight-line basis over their estimated useful lives (3 years for computer equipment).
Goodwill
Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. Goodwill is reviewed for impairment at least annually, in December, or more frequently if a triggering event occurs between impairment testing dates. As of June 30, 2023, the Company had one operating segment, which was deemed to be its reporting unit, for the purpose of evaluating goodwill impairment.
The Company’s impairment assessment begins with a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. Qualitative factors may include, macroeconomic conditions, industry and market considerations, cost factors, and other relevant entity and Company specific events. If, based on the qualitative test, the Company determines that it is “more likely than not” that the fair value of a reporting unit is less than its carrying value, then we evaluate goodwill for impairment by comparing the fair value of our reporting unit to its respective carrying value, including its goodwill. If it is determined that it is “not likely” that the fair value of the reporting unit is less than its carrying value, then no further testing is required.
The selection and assessment of qualitative factors used to determine whether it is more likely than not that the fair value of a reporting unit exceeds the carrying value involves significant judgment and estimates. Fair values may be determined using a combination of both income and market-based approaches. There were no impairments of goodwill recorded for the six months ended June 30, 2023 and 2022.

Intangible Assets
Definite-lived and indefinite-lived intangible assets arising from business combinations include primarily intellectual property, customer relationships, trade names and trademarks, and developed technology. Definite-lived intangible assets are amortized over the estimated period during which the asset is expected to contribute directly or indirectly to future cash flows. Intangible assets that are considered to be indefinite-lived are not amortized. Management follow a three step impairment assessment accounting policy over definite-lived intangible assets. Step one being identification of potential indicators of impairment, step two being identification of asset groupings and estimation of undiscounted future cashflows and step three being determination of impairment loss, if applicable. Indefinite-lived intangible assets are tested for impairment annually, or when events or changes in circumstances indicate that the asset might be impaired.
Impairment of Long-Lived Assets
The Company reviews its long-lived assets, consisting of both fixed and intangible assets, for impairment whenever events or circumstances exist that indicate the carrying amount of an asset or asset group may not be recoverable. The recoverability of long-lived assets is measured by a comparison of the carrying amount of the asset or asset group to the future undiscounted cash flows expected to be generated by that asset group. If the carrying value of the asset or asset group is considered to be unrecoverable, an impairment loss is recorded to adjust the carrying amounts to the estimated fair value. The excess of the carrying value of the reporting unit over the estimated fair value was first allocated to the intangibles and then to goodwill. Fair value was determined using the income approach.
There were no impairments of intangible assets recorded for the six months ended June 30, 2023 or 2022.
Deferred Offering Costs
In 2022 and 2023, the Company capitalized fees related to the Merger Agreement (see Notes 1 and 16) as an asset. These fees will be recognized as a reduction of equity, on consummation of the Merger.
Capitalized deferred offering costs consisted of the following, as of June 30, 2023 and December 31, 2022:

	June 30, 2023	December 31, 2022
SPAC Specific legal fees	$1,692,578	$1,264,914
Investment bank Advisory Services	135,000	135,000
Federal Trade Commission filing fees	125,020	125,020

Total deferred offering costs capitalized	$1,952,598	$1,524,934

Simple Agreements for Future Equity—SAFE
The Company accounts for Simple Agreements for Future Equity (“SAFE”) at fair value in accordance with ASC 480
Distinguishing Liabilities From Equity
. The SAFEs are subject to revaluation at the end of each reporting period, with changes in fair value recognized in the accompanying Consolidated Statement of Operations.
Concentration of Business and Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company’s cash is deposited in accounts at large financial institutions, and amounts may exceed FDIC federally insured limits. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash is held. The Company has no financial instruments with off-balance
sheet risk of loss.

At June 30, 2023, no customers accounted for 10% or more of accounts receivable. At December 31, 2022, three customers accounted for 10% or more of accounts receivable with concentrations of 21%, 16%, and 10% and totaling approximately 47% of the total accounts receivable balance as of December 31, 2022. Total revenues from these customers amounted to $259,635 for the twelve months ended December 31, 2022.
At June 30, 2023 and December 31, 2022, respectively, two and one suppliers accounted for 10% or more of accounts payable.
Loss Per Share
Basic loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the years. Diluted net loss per share excludes, when applicable, the potential impact of stock options, restricted stock units, and convertible preferred stock because their effect would be anti-dilutive due to the net loss. Since the Company had a net loss in each of the periods presented, basic and diluted net loss per common share are the same.
The calculation of basic and diluted net loss per share attributable to common stock was as follows:

	As of June 30,
	2023	2022
Numerator:
Net loss attributable to common stock—basic and diluted	$(7,263,312)	$(5,594,993)
Denominator:
Weighted average shares—basic and diluted	8,162,096	7,981,705
Net loss per share attributable to common stock—basic and diluted	$(0.89)	$(0.70)
Securities that were excluded from loss per share as their effect would be anti-dilutive due to the net loss position that could potentially be dilutive in future periods are as follows:

	As of June 30,
	2023	2022
Options	1,190,209	860,174
Convertible preferred stock	2,328,823	2,328,823

Total	3,519,032	3,188,997

Leases
The Company determines if an arrangement is a lease at inception and classifies its leases at commencement. Operating leases are presented as right-of-use
(“ROU”) assets and the corresponding lease liabilities are included in operating lease liabilities, current and operating lease liabilities, non-current
on the Company’s balance sheets. ROU assets represent the Company’s right to use an underlying asset, and lease liabilities represent the Company’s obligation for lease payments in exchange for the ability to use the asset for the duration of the lease term.
ROU assets and lease liabilities are recognized at commencement date and determined using the present value of the future minimum lease payments over the lease term. The Company uses an incremental borrowing rate based on estimated rate of interest for collateralized borrowing since the Company’s leases do not include an implicit interest rate. The estimated incremental borrowing rate considers market data, actual lease economic environment, and actual lease term at commencement date. The lease term may include options to extend when it is reasonably certain that the Company will exercise that option. In addition, the Company does not recognize short-term leases that have a term of twelve months or less as ROU assets or lease liabilities. The Company recognizes operating lease expense on a straight-line basis over the lease term.

The Company has lease agreements which contain both lease and non-lease
components, which it has elected to account for as a single lease component when the payments are fixed. As such, variable lease payments, including those not dependent on an index or rate, such as real estate taxes, common area maintenance, and other costs that are subject to fluctuation from period to period are not included in lease measurement.
The Company evaluates long-lived assets for recoverability if there are indicators of potential impairment. Indicators of potential impairment may include subleasing a location for less than the head lease cost. If there are indicators of potential impairment, the Company will test the assets for recoverability. If the undiscounted cash flows estimated to be generated are less than the carrying value of the underlying assets, the assets are deemed impaired. If it is determined that assets are impaired, an impairment loss is calculated based on the amount that the asset’s book value exceeds its fair value.
Revenue Recognition
Revenue is generated through Banzai providing marketing and webinar platform subscription software service for a set period of time. The Statement of Work (“SOW”) or Invoice, and the accompanying documents (if applicable) are negotiated and signed by both parties. When execution or completion of the contract occurs, the contract is valid and revenue is earned when the service is provided for each period of performance, daily. The amount is paid by the customer based on the contract terms monthly, quarterly, or annually.
The Company recognizes revenue in an amount that reflects the consideration to which it expects to be entitled in exchange for the transfer of promised services to its customers. To determine revenue recognition for contracts with customers, the Company performs the following steps described in ASC 606: (1) identifies the contract with the customer, or Step 1, (2) identifies the performance obligations in the contract, or Step 2, (3) determines the transaction price, or Step 3, (4) allocates the transaction price to the performance obligations in the contract, or Step 4, and (5) recognizes revenue when (or as) the entity satisfies a performance obligation, or Step 5.
Revenue from contracts with customers are not recorded until the Company has the approval and commitment from the parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of the consideration is probable. The Company also evaluates the following indicators, amongst others, when determining whether it is acting as a principal in the transaction (and therefore whether to record revenue on a gross basis): (i) whether the Company is primarily responsible for fulfilling the promise to provide the specified good or service, (ii) whether the Company has the inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) whether the Company has the discretion to establish the price for the specified good or service. If the terms of a transaction do not indicate that the Company is acting as a principal in the transaction, then the Company is acting as an agent in the transaction and therefore, the associated revenue is recognized on a net basis (that is revenue net of costs).
Revenue is recognized once control passes to the customer. The following indicators are evaluated in determining when control has passed to the customer: (i) whether the Company has a right to payment for the product or service, (ii) whether the customer has legal title to the product or service, (iii) whether the Company has transferred physical possession of the product or service to the customer, (iv) whether the customer has the significant risk and rewards of ownership of the product or service and (v) whether the customer has accepted the product or service. When an arrangement contains more than one performance obligation, the Company will allocate the transaction price to each performance obligation on a relative standalone selling price basis. The Company utilizes the observable price of goods and services when they are sold separately to similar customers in order to estimate standalone selling price.
Costs of revenue
Costs of revenue consist primarily of infrastructure, streaming service, data license and contracted services costs, as well as merchant fees and payroll costs.

Advertising costs
Advertising costs are expensed as incurred. Advertising costs were $377,296 and $528,720 for the six months ended June 30, 2023 and 2022, respectively, which are included in general and administrative expenses on the consolidated statements of operations.
Stock-Based Compensation
The Company expenses stock-based compensation to employees and non-employees
over the requisite service period based on the estimated grant-date fair value of the awards in accordance with ASC 718,
Stock Compensation
. The Company accounts for forfeitures as they occur. Stock-based awards are accounted for based on their grant date fair value and recognized on a straight-line basis over the requisite service period. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment.
Income Taxes
Income taxes are recorded in accordance with ASC 740,
Income Taxes
(“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.
Derivative Financial Instruments
The Company evaluates all its financial instruments to determine if such instruments contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period. Bifurcated embedded derivatives are classified with the related host contract in the Company’s balance sheet. Refer to Notes 5 and 10 for further detail.
Fair Value of Financial Instruments
In accordance with FASB ASC 820
Fair Value Measurements and Disclosures
, the Company uses a three-level hierarchy for fair value measurements of certain assets and liabilities for financial reporting purposes that distinguishes between market participant assumptions developed from market data obtained from outside sources (observable inputs) and the Company’s own assumptions about market participant assumptions developed from the best information available to us in the circumstances (unobservable inputs). The fair value hierarchy is divided into three levels based on the source of inputs as follows:
Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.
Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.
Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as during the six months ended June 30, 2023 and 2022. The carrying amount of cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses, deferred revenue and other current liabilities approximated their fair values as of June 30, 2023 and December 31, 2022. The Company carries Convertible Notes and Simple Agreements for Future Equity (“SAFE”) investments at their fair value (see Note 7 for fair value information).
Business Combinations
The Company accounts for business combinations in accordance with FASB ASC 805 (“ASC 805”),
Business Combinations
. Accordingly, identifiable tangible and intangible assets acquired and liabilities assumed are recorded at their estimated fair values, the excess of the purchase consideration over the fair values of net assets acquired is recorded as goodwill, and transaction costs are expensed as incurred.
Recent Accounting Pronouncements
Accounting pronouncements recently adopted
In June 2016, the FASB issued ASU
No. 2016-13,
Financial Instruments: Credit Losses (Topic 326) (“ASU
2016-13”),
which requires measurement and recognition of expected losses for financial assets held. The new standard changes the impairment model for most financial instruments, including trade receivables, from an incurred loss method to a new-forward
looking approach, based on expected losses. The estimate of expected credit losses will require organizations to incorporate considerations of historical information, current conditions, and reasonable and supportable forecasts. The standards update is effective prospectively for annual and interim periods beginning after December 15, 2022 for private and smaller reporting companies. The Company adopted ASU
2016-13
on January 1, 2023. The adoption of this standard did not have a material impact on these condensed consolidated financial statements.
4. Revenue
Under ASC 606, revenue is recognized throughout the life of the executed agreement. The Company measures revenue based on considerations specified in terms and conditions agreed to by a customer. Furthermore, the Company recognizes revenue when a performance obligation is satisfied by transferring control of the service to the customer, which occurs over time.
The Company’s services include providing
end-to-end
video engagement solutions that provide a fast, intuitive and powerful platform of marketing tools that create more intent-driven videos, webinars, virtual events and other digital and in-person
marketing campaigns.
As noted within the SOW’s and invoices, agreements range from monthly to annual and Banzai generally provides for net 30 days payment terms with the payment made directly through check or electronic means.
Banzai’s Management believes its exposure to Credit Risk is sufficiently mitigated by collection through credit card sales or direct payment from established clients.

The Company follows the provisions of ASC 606, under which the Company recognizes revenue when the customer obtains control of promised goods or services, in an amount that reflects the consideration which is expected to be received in exchange for those goods or services. The Company recognize revenues following the five-step model prescribed under ASC 606: (i) identify contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenues when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue.
Nature of Goods and Services
The following is a description of the Company’s goods and services from which the Company generates revenue, as well as the nature, timing of satisfaction of performance obligations, and significant payment terms for each, as applicable:
Demio
The Demio product is a full-stack technology that marketers can leverage live and automated for video marketing content such as webinars and virtual events. Software products are provided to Demio customers for a range of attendees and hosts within a specified time frame at a specified established price. The performance obligations identified include access to the suite and platform, within the parameters established, and within the standards established in the agreement. Contracts include a standalone selling price for the number of webinars and hosts as a performance obligation. There are no financing components and payments are typically net 30 of date or receipt of invoice. It is nearly 100% certain that a significant revenue reversal will not occur. The Company recognizes revenue for its sale of Demio services over time which corresponds with the period of time that access to the service is provided.
Reach
The Reach product provides a multi-channel targeted audience acquisition (via Reach) to bolster engagement and Return on Investment (ROI). Banzai enables marketing teams to create winning webinars and virtual and in-person
events that increase marketing efficiency and drive additional revenue. Software products are provided to Reach customers for a range of simultaneous events and registrations within a specified time frame at a specified established price. The performance obligations identified include access to the suite and platform, within the parameters established, and within the standards established in the agreement. Contracts include a standalone selling price for the number of simultaneous published events as a performance obligation. There are no financing components and payments are typically net 30 of date or receipt of invoice. It is nearly 100% certain that a significant revenue reversal will not occur. The Company recognizes revenue for its sale of Reach services over time which corresponds with the timing the service is rendered.

Disaggregation of Revenue
The following table summarizes revenue by region based on the billing address of customers:

	Six Months Ended June 30,
	2023		2022
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
Americas	$1,374,401	58%	$1,855,858	63%
Europe, Middle East and Africa (EMEA)	797,228	34%	870,122	29%
Asia Pacific	198,753	8%	237,595	8%

Total	$2,370,382	100%	$2,963,575	100%

Contract Balances
Accounts Receivable
A receivable is recorded when an unconditional right to invoice and receive payment exists, such that only the passage of time is required before payment of consideration is due. The Company receives payments from customers based upon agreed-upon contractual terms, typically within 30 days of invoicing the customer. The timing of revenue recognition may differ from the timing of invoicing to customers.

	6/30/2023		6/30/2022
	Opening Balance	Closing Balance	Opening Balance	Closing Balance
Accounts receivable, net	$68,416	$109,533	$74,727	$119,962
Costs to Obtain a Contract
Sales commissions, the principal costs incurred to obtain a contract are earned when the contract is executed. Management has capitalized these costs and amortized the commission expense over time in accordance with the related contract’s term. For the six months ended June 30, 2023 and 2022, commission expenses were $190,619 and $229,289, respectively. Capitalized commissions at June 30, 2023 and December 31, 2022 are $40,152 and $69,737 respectively.
The following summarizes the Costs to obtain a contract activity during the six months ended June 30, 2023:

Balance—December 31, 2022	$69,737
Commissions Incurred	149,705
Deferred Commissions Recognized	(179,290)

Balance—June 30, 2023	$40,152

5. Fair Value Measurements
Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the six months ended June 30, 2023 and 2022. The carrying amount of accounts payable approximated fair value as they are short term in nature.
Fair Value on a
Non-recurring
Basis
The fair value of
non-financial
assets measured at fair value on a
non-recurring
basis, classified as Level 3 in the fair value hierarchy, is determined based on using market-based approaches, or estimates of discounted expected future cash flows.

Fair Value on a Recurring Basis
The Company follows the guidance in ASC 820
Fair Value Measurements and Disclosures
for its financial assets and liabilities that are
re-measured
and reported at fair value at each reporting period, and
non-financial
assets and liabilities that are
re-measured
and reported at fair value at least annually. The estimated fair value of the convertible notes bifurcated embedded derivative liabilities, and SAFE represent Level 3 measurements.
The following table presents information about the Company’s financial instruments that are measured at fair value on a recurring basis at June 30, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2023	December 31, 2022
Liabilities:
Bifurcated embedded derivative liabilities	3	$1,139,501	$893,216
Bifurcated embedded derivative liabilities—related party	3	$2,596,499	$1,889,084
SAFE	3	$943,358	$829,139
SAFE—related party	3	$9,826,642	$8,636,861
Bifurcated Embedded Derivative Liability
The fair value of the embedded put option was determined using a Black Scholes option pricing model. Estimating fair values of embedded conversion features requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. Because the embedded conversion features are initially and subsequently carried at fair values, the Company’s consolidated statements of operations will reflect the volatility in these estimate and assumption changes. Refer to Note 10 for further details.
The following table sets forth a summary of the changes in the fair value of the bifurcated embedded derivative liability, related to the Related Party and Third Party Convertible Debt, respectively, which are Level 3 financial liabilities that are measured at fair value on a recurring basis:

	Fair Value
	Related Party	Third Party
Balance at December 31, 2022	$1,889,084	$893,216
Issuance of convertible notes with bifurcated embedded derivative	1,060,910	395,931
Change in fair value	(353,495)	(149,646)

Balance at June 30, 2023	$2,596,499	$1,139,501

Simple Agreements for Future Equity (SAFE)
During 2021, the Company entered into Simple Agreements for Future Equity (SAFE) arrangements (the “SAFEs”). In the event of an Equity Financing (as defined in the SAFEs agreements), the SAFEs will automatically convert into shares of the Company’s common or preferred stock at a discount of 15% of the per share price of the shares offered in the Equity Financing (the “Discount Price”). In the event of a Liquidity Event, SPAC Transaction or Dissolution Event (all terms as defined in the SAFEs agreements), the holders of the SAFEs will be entitled to receive cash or shares of the Company’s common or preferred stock. The number of shares required to be issued to settle the SAFEs at the equity financing is variable, because that number will be determined by the discounted fair value of the Company’s equity shares on the date of settlement (i.e., Discount Price). Regardless of the fair value of the shares on the date of settlement, the holder will receive a fixed monetary value based on the Purchase Amount of the SAFE. If there is a Liquidity Event or SPAC Transaction before the settlement or termination of the SAFEs, the SAFEs will automatically be entitled to receive a portion of Proceeds, due and payable immediately prior to, or concurrent with, the consummation of such Liquidity Event or SPAC Transaction, equal to the greater of (i) two times (2x) the Purchase Amount (the
“Cash-Out
Amount”) or (ii) the amount payable on the number of shares of Common Stock equal to the Purchase Amount divided by the Liquidity Price. Refer to Note 11 for additional information related to the Company’s SAFEs.
The fair value of the SAFEs was determined using a scenario-based method for the pre-modification
SAFE’s and a Monte Carlo simulation method for the post-modification SAFEs. The value of the SAFE liability as of June 30, 2023 and December 31, 2022 is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The fair value of the SAFEs on the date of issuance was determined to be $3,836,000. Refer to Note 11 for further details.
The following table sets forth a summary of the activity of the Related Party and Third Party SAFE liabilities, respectively (See Note 11 for further detail), which represents a recurring fair value measurement at the end of each reporting period:

	Fair Value
	Related Party	Third Party
Balance at December 31, 2022	$8,636,861	$829,139
Change in fair value	1,189,781	114,219

Balance at June 30, 2023	$9,826,642	$943,358

6. Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following at the dates indicated:

	June 30, 2023	December 31, 2022
Prepaid expenses and other current assets:
Prepaid data license and subscription costs	9,375	3,124
Prepaid consulting costs	209,700	40,000
Prepaid advertising and marketing costs	10,726	32,178
Prepaid merchant fees	30,461	26,401
Prepaid insurance costs	—	15,430
Prepaid software costs	34,395	10,255
Prepaid employee benefit costs	1,315	—
Other current assets	90,520	136,382

Total prepaid expenses and other current assets	$386,492	$263,770

7. Goodwill
The following summarizes our goodwill activity in 2023:

Total
Goodwill—December 31, 2022	$2,171,526

Goodwill—June 30, 2023	$2,171,526

As the Company has one operating segment which was deemed to be its only reporting unit, goodwill is allocated to that one unit and the carrying value is determined based on the equity of the entire company for purposes of evaluating goodwill impairment. As of December 31, 2022, the date of the last goodwill impairment analysis, the reporting unit had a negative carrying value of $19,252,093.
As of December 31, 2022, the estimated enterprise fair value for the one identified reporting unit was $99,410,104. No impairment of goodwill was identified as of December 31, 2022.
8. Accrued and Other Current Liabilities
Accrued and other current liabilities consisted of the following at the dates indicated:

	June 30, 2023	December 31, 2022
Accrued and other current liabilities:
Accrued offering costs	$—	$261,090
Sales Tax Payable	281,872	230,617
Accrued payroll and benefit costs	—	95,947
Accrued accounting and professional services costs	—	94,573
Accrued legal costs	—	31,355
Accrued subscription costs	22,493	28,774
Accrued streaming service costs	32,806	—
Other current liabilities	71,870	3,017

Total accrued and other current liabilities	$409,041	$745,373

9. Deferred Revenue
Deferred revenue represents amounts that have been invoiced in advance of revenue recognition and is recognized as revenue when transfer of control to customers has occurred or services have been provided. The deferred revenue balance does not represent the total contract value of annual or multi-year, non-cancelable
revenue agreements. Differences between the revenue recognized per the below schedule, and the revenue recognized per the Consolidated Statement of Operations, reflect amounts not recognized through the deferred revenue process, and which have been determined to be insignificant.
The change in deferred revenue was as follows for the periods indicated:

	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Deferred revenue, beginning of period	$930,436	$1,060,040
Billings	2,346,487	5,040,665
Revenue recognized (prior year deferred revenue)	(887,218)	(1,004,697)
Revenue recognized (current year deferred revenue)	(1,427,145)	(4,165,572)

Deferred revenue, end of period	$962,560	$930,436

10. Debt
Convertible Notes
Convertible Notes—Related Party
On March 21, 2022, the Company issued a subordinated convertible promissory note (“Old Alco Note”) for a principal sum of $2,000,000 to Alco Investment Company (“Alco”), a related party. Alco held approximately 5% of the issued equity of the Company, through its ownership of Series A preferred stock, for all periods presented. The Old Alco Note bore interest at a rate of 15% per annum until exchanged. The outstanding principal and accrued interest were due and payable on the December 31, 2023 (“Original Maturity Date”), provided that, Alco could elect to extend the Original Maturity Date up to two times by additional
12-month
increments by delivering written notice to the Company prior to the Original Maturity Date of such election. The outstanding principal and interest under the Old Alco Note was, at the Holder’s election, either (i) effective upon the closing of an Equity Financing (as defined in the agreement), to be converted into shares of the same series of preferred stock of the Company issued to other investors in the Equity Financing (the “Equity Financing Securities”) at a conversion price equal to 85% of the price per share of Equity Financing Securities paid by the other investors in the Equity Financing, with any resulting fraction of a share rounded to the nearest whole share (with 0.5 being rounded up) (the “Conversion Option”) or (ii) immediately prior to the closing of an Equity Financing, become due and payable in cash.
The embedded redemption put feature upon an Equity Financing is not clearly and closely related to the debt host instrument, was separated from the debt host and initially measured at fair value. Subsequent changes in fair value of the feature are recognized in the Consolidated Statement of Operations. The fair value (see Note 5) of the bifurcated derivative liability was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative.
Discounts to the principal amounts were included in the carrying value of the Old Alco Note and amortized to interest expense over the remaining term of the underlying debt. During 2022, the Company recorded a $151,000 debt discount upon issuance of the Old Alco Note. For the six months ended June 30, 2022, interest expense on the Old Alco Note totaled $104,072, comprised of $83,836 of contractual interest and $20,236 for the amortization of the discount. The effective interest rate was 20% prior to the exchange of the Old Alco Note as noted below.
On July 19, 2022, the Company and Alco entered into an exchange agreement whereby Alco and the company agreed to the cancellation of the Old Alco Note in exchange for the issuance of a new subordinated convertible promissory note in the principal amount of $2,101,744 (representing the principal amount plus accrued interest under the Old Alco Note) (the “New Alco Note”). In accordance with ASC 470
Debt
, the Company treated the Old Alco Note as extinguished and recognized a loss on debt extinguishment of $56,653, determined by the sum of the fair value of the New Alco Note in excess of the carrying value of the Old Alco Note less the bifurcated embedded derivative liability at the time of the modification.
Between July and September 2022, the Company issued additional Subordinated convertible notes (together with the New Alco Note, the “Related Party Convertible Notes”) for an aggregate amount of $4,100,538 to related parties Alco and DNX. DNX held in excess of 5% of the issued equity of the Company, through its ownership of Series A preferred stock, for all periods presented. The Related Party Convertible Notes bear interest at a rate of 8% per annum, and are convertible into the same series of capital stock of the Company to be issued to other investors upon a Qualified Financing (as defined in the agreement) at a conversion price equal to the lesser of (i) 80% of the per share price paid by the cash purchasers of such Qualified Financing Securities (as defined in the agreement) in the Qualified Financing, or (ii) the conversion price obtained by dividing $50,000,000 by the Fully Diluted Capitalization (as defined in the agreement). If not sooner converted or prepaid, the Convertible Notes are payable no later than the earlier of (a) the written demand by the holders of a majority-in-interest
of the Notes

then outstanding on or after September 1, 2023, (b) consummation of a Liquidity Event (as defined in the agreement), or (c) the written demand by the Majority Holders (as defined in the agreement) after an Event of Default (as defined in the agreement) has occurred. In the event of a Liquidity Event (as defined below) while this Note is outstanding, immediately prior to the closing of such Liquidity Event and in full satisfaction of this Note, an amount equal to the greater of (a) the Outstanding Amount, or (b) two times (2x) the principal amount of this Note then outstanding shall become immediately due and payable in cash.
In March 2023, the 2022 Related Party Convertible Notes were amended to extend the maturity to December 31, 2023. This amendment was deemed to be a debt modification in accordance with ASC 470, Debt, which will be accounted for prospectively. Modification does not result in recognition of a gain or loss in the consolidated statement of operations but does impact interest expense recognized in the future.
The embedded redemption put feature upon an Equity Financing and the optional redemption upon a Liquidity Event at a substantial premium are not clearly and closely related to the debt host instrument, were separated and bundled together, assigned probabilities of being affected and initially measured at fair value. Subsequent changes in fair value of the feature will be recognized in the Consolidated Statement of Operations. The fair value of the bifurcated derivative liability was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative (see Note 5).
Discounts to the principal amounts are included in the carrying value of the Related Party Convertible Notes and amortized to interest expense over the contractual term of the underlying debt. During 2022, the Company recorded a $1,279,840 debt discount upon issuance of the above described Related Party Convertible Notes, which is comprised of $1,262,026 related to the bifurcated derivative and $17,814 of debt issuance costs. During the six months ended June 30, 2023, the Company recorded a $1,094,189 debt discount upon issuance of additional Related Party Convertible Notes. For the six months ended June 30, 2023, interest expense on the Related Party Convertible Notes totaled $911,592, comprised of $205,742 of contractual interest and $705,850 for the amortization of the discount. The effective interest rate for each of the Related Party Convertible Notes ranged from 28% to 110% as of June 30, 2023.
Convertible Notes—Third Party
Between July and September 2022, the Company issued additional Subordinated convertible notes (the “Third Party Convertible Notes”) for an aggregate amount of $1,861,206 to third-party creditors. The Third Party Convertible Notes bear interest at a rate of 8% per annum, and are convertible into the same series of capital stock of the Company to be issued to other investors upon a Qualified Financing (as defined in the agreement) at a conversion price equal to the lesser of (i) 80% of the per share price paid by the cash purchasers of such Qualified Financing Securities (as defined in the agreement) in the Qualified Financing, or (ii) the conversion price obtained by dividing $50,000,000 by the Fully Diluted Capitalization (as defined in the agreement). If not sooner converted or prepaid, the Convertible Notes are payable no later than the earlier of (a) the written demand by the holders of a majority-in-interest
of the Notes then outstanding on or after September 1, 2023, (b) consummation of a Liquidity Event (as defined in the agreement), or (c) the written demand by the Majority Holders (as defined in the agreement) after an Event of Default (as defined in the agreement) has occurred. In the event of a Liquidity Event (as defined below) while this Note is outstanding, immediately prior to the closing of such Liquidity Event and in full satisfaction of this Note, an amount equal to the greater of (a) the Outstanding Amount, or (b) two times (2x) the principal amount of this Note then outstanding shall become immediately due and payable in cash.
In March 2023, the 2022 Third Party Convertible Notes were amended to extend the maturity to December 31, 2023. This amendment was deemed to be a debt modification in accordance with ASC 470, Debt, which will be accounted for prospectively. Modification does not result in recognition of a gain or loss in the consolidated statement of operations but does impact interest expense recognized in the future.

The embedded redemption put feature upon an Equity Financing and the optional redemption upon a Liquidity Event at a substantial premium are not clearly and closely related to the debt host instrument, were separated and bundled together, assigned probabilities of being affected and initially measured at fair value. Subsequent changes in fair value of the feature will be recognized in the Consolidated Statement of Operations. The fair value of the bifurcated derivative liability was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative (see Note 5).
Discounts to the principal amounts are included in the carrying value of the Third Party Convertible Notes and amortized to interest expense over the contractual term of the underlying debt. During 2022, the Company recorded a $580,056 debt discount upon issuance of the Third Party Convertible Notes, which is comprised of $571,974 related to the bifurcated derivative and $8,082 of debt issuance costs. During the six months ended June 30, 2023, the Company recorded a $362,652 debt discount upon issuance of additional Related Party Convertible Notes. For the six months ended June 30, 2023, interest expense on the Related Party Convertible Notes totaled $317,127, comprised of $82,177 of contractual interest and $234,950 for the amortization of the discount. The effective interest rate for each of the Related Party Convertible Notes ranged from 28% to 110% as of June 30, 2023.
The following table presents the Related Party and Third Party Convertible Notes, respectively, as of June 30, 2023:

	Related Party	Third Party
Face value of the convertible notes	$6,600,538	$2,794,206
Debt discount, net	(1,216,427)	(547,303)

Carrying value of the convertible notes	5,384,111	2,246,903
Accrued interest	358,321	130,878

Total convertible notes and accrued interest	$5,742,432	$2,377,781

Term and Convertible Notes (CP BF)
On February 19, 2021, the Company entered into a Loan Agreement with CP BF Lending, LLC (“CP BF”) for $8,000,000. The Loan Agreement was comprised of a Term Note for $6,500,000 and a Convertible Note for $1,500,000, with the option upon the request of the Company for Additional Loan (“Additional Loan”) principal amount of up to $7,000,000, evidenced by additional notes with 81.25% of the principal amount of such Additional Loan being evidenced by a Term Note, and 18.75% of the principal amount of such an Additional Loan being evidenced by a Convertible Note. The Term Loan bears cash interest at a rate of 14% per annum paid monthly and accrued interest payable-in-kind
(“PIK”) cumulatively at 1.5% per annum. The outstanding principal balance of the Term Loan together with accrued and unpaid interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on February 19, 2025 (“Loan Maturity Date”). The Convertible Loan accrues PIK interest cumulatively at a rate of 15.5% per annum, and is convertible into Class A Common Stock upon Qualified Financing (as defined in the agreement), upon a Change of Control (as defined in the agreement), upon Prepayment, or at Maturity at a fixed conversion price. If not sooner converted or prepaid, the Convertible Note principal together with accrued and unpaid interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on the Loan Maturity Date. Upon the occurrence, and during the continuance, of an Event of Default (as defined in the agreement), interest on the Term Loan will bear cash interest at a per annum rate of 20% (“Default Rate”) and no PIK interest shall accrue at any time during an Event of Default and the Convertible Note will bear PIK Interest at a per annum at the Default Rate.
Additionally, the Company may voluntarily prepay the Principal of the Loans, in accordance with their terms, in whole or in part at any time. On the date of any such prepayment, the Company will owe to Lender: (i) all accrued and unpaid Cash Interest with respect to the principal amount so prepaid through the date the prepayment is made; (ii) if such prepayment is prior to the twelve-month anniversary of the Closing Date, all unpaid interest (including for the avoidance of doubt, PIK Interest and Cash Interest) with respect to the principal amount so prepaid that would have been due and payable on or prior to the twelve-month anniversary of the Closing Date had the Loans remained outstanding until such twelve-month anniversary date (the “Yield Maintenance Premium”); (iii) the Exit Fee with respect to the principal amount so prepaid, calculated as 1.0% of the outstanding principal balance of the Loans, with only the portion of the principal balance so converted counted for purposes of determining the applicable Exit Fee; and provided further, that, in the event of a partial prepayment of the Loans, the Exit Fee shall be calculated on the principal amount so repaid and not on the entire outstanding principal balance thereof, and (iv) all other Obligations, if any, that shall have become due and payable hereunder with respect to the principal amount so prepaid.
The Loan Agreement contains customary covenants, including restrictions on the Company’s ability to incur indebtedness, grant liens or security interest on assets, make acquisitions, loans, advances or investments, or sell or otherwise transfer assets, among others. The Loan Agreement also contains other financial covenants related to minimum gross profit margin, minimum ARR (Annual Recurring Revenue) growth rate, and fixed charge ratio, among other financial covenants per the terms of the Loan Agreement. The Loan Agreement is secured by a first-priority Lien (subject to Permitted Liens) on and security interest in the Collateral pursuant to the terms of the Collateral Documents. The Loan Agreement named Joseph Davy, CEO, as Guarantor, and per the term of the Loan Agreement, he is willing to guarantee the full payment, performance and collection of all of the Credit Parties’ obligations thereunder and under the Loan Agreement, all as further set forth therein.
For the first quarter ended March 31, 2022, the second quarter ended June 30, 2022, the third quarter ended September 30, 2022, and the fourth quarter ended December 31, 2022, the Company was not in compliance with the Minimum Gross Profit Margin covenant in section 7.14.1 of the Loan Agreement, the Minimum ARR Growth covenant in section 7.14.2 of the Loan Agreement, and the Fixed Charge Coverage Ratio covenant in section 7.14.3 of the Loan Agreement.
For the first quarter ending March 31, 2023, and the second quarter ended June 30, 2023, the Company was not in compliance with the Minimum Gross Profit Margin covenant in section 7.14.1 of the Loan Agreement, the Minimum ARR Growth covenant in section 7.14.2 of the Loan Agreement, and the Fixed Charge Coverage Ratio covenant in section 7.14.3 of the Loan Agreement. As a result of the Company’s noncompliance with the financial covenants, the entire principal amount and all unpaid and accrued interest will be classified as current on the Company’s consolidated balance sheets.
Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by CP BF or cured to the satisfaction of Lender, subject to the exercise of customary commercial underwriting standards in determining such satisfaction, Lender may, without notice or demand to the Credit Parties declare the unpaid principal of and any accrued interest shall be immediately due and payable. While the Company and the Lender are engaged in good faith discussions to resolve these matters, no agreement to resolve such matters has been reached and all of the Loans remain in default for the reasons stated above, and the Lender is not presently exercising remedies, which the Lender reserves the right to so do at any time.
The Company capitalized $310,589 and $71,674 of costs associated with the issuance of the Term Note and Convertible Notes, respectively, and amortizes these costs to interest expense over the term of the debt, using the effective interest method. The capitalized debt issuance costs are presented as a reduction of the carrying value of the Term Note and Convertible Notes.
The embedded redemption put feature upon a Prepayment and Default Interest triggering events that are unrelated to the creditworthiness of the Company are not clearly and closely related to the debt host instrument, were separated and bundled together, as a derivative and assigned probabilities of being affected and initially measured at fair value in the amount of $3,000. Subsequent changes in fair value of the feature will be recognized as a gain or loss in the Consolidated Statement of Operations. The fair value of the bifurcated derivative liability was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative (See note 7).

On October 10, 2022 the Loan Agreement was amended, where CP BF waived payment by the Company of four months of cash interest with respect to the Term Loan in replacement for a Convertible Loan (“First Amendment Convertible Loan”) in the principal amount of $321,345, which is not considered an Additional Loan as defined above. The First Amendment Convertible Loan has the same features as the Convertible Loan described above.
Discounts to the principal amounts, relating to the debt issuance costs and embedded features, are included in the carrying value of the Convertible Notes and amortized to interest expense over the remaining term of the underlying debt. During 2022, the Company recorded a $2,000 debt discount upon issuance of the Convertible Notes. For the six months ended June 30, 2023, interest expense on the Term loan totaled $562,261, comprised of $523,763 of contractual interest and $38,498 for the amortization of the discount. The effective interest rate for the Term Loan was 16% for six months ended June 30, 2023 and 2022. For the six months ended June 30, 2023, interest expense on the Convertible Notes totaled $200,151, comprised of $187,394 of contractual interest and $12,757 for the amortization of the discount. The effective interest rate for the CP BF Convertible Note and First Amendment Convertible Loan was 16% and 16%, respectively, for the six months ended June 30, 2023 and 2022. For the six months ended June 30, 2022, interest expense on the Term loan totaled $547,061, comprised of $514,873 of contractual interest and $32,188 for the amortization of the discount. For the six months ended June 30, 2022, interest expense on the Convertible Notes totaled $146,050, comprised of $138,236 of contractual interest and $7,814 for the amortization of the discount.
The Company utilizes a combination of scenario-based methods and Black-Scholes option pricing models to determine the average share count outstanding at conversion and the simulated price per share for the Company as of the valuation date. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.
The following table presents the CP BF convertible notes as of June 30, 2023:

Face value of the CB BF convertible notes	$1,821,345
Debt discount, net	(50,959)

Carrying value of the CB BF convertible notes	1,770,386
Accrued interest	706,298

Total CB BF convertible notes and accrued interest	$2,476,684

The following table presents the CP BF term note as of June 30, 2023:

Face value of the CB BF term note	$6,500,000
Debt discount, net	(154,318)

Carrying value of the CB BF term note	6,345,682
Accrued interest	397,987

Total CB BF term note and accrued interest	$6,743,669

11. Simple Agreements for Future Equity
Simple Agreements for Future Equity—Related Party
During 2021, the Company entered into Simple Agreements for Future Equity (SAFE) arrangements with related parties Alco and DNX (See Note 13 for description of the related party relationship with these entities) (the “Related Party SAFEs”) pursuant to which the Company received gross proceeds in the amount of $3,500,000. In the event of an Equity Financing (as defined in the SAFEs agreements), the Related Party SAFEs will automatically convert into shares of the Company’s common or preferred stock at a discount of 15% of the per share price of the shares offered in the Equity Financing (the “Discount Price”). In the event of a Liquidity Event, SPAC Transaction or Dissolution Event (all terms as defined in the SAFEs agreements), the holders of the Related Party SAFEs will be entitled to receive cash or shares of the Company’s common or preferred stock. The Related Party SAFEs were recorded as a liability in accordance with the applicable accounting guidance as they are redeemable for cash upon contingent events that are outside of the Company’s control. The initial fair value of the Related Party SAFE liability was $3,500,000. Subsequent changes in fair value at each reporting period are recognized in the Consolidated Statement of Operations. For the six months ended June 30, 2023 and 2022, the Company recognized a loss of $1,189,781 and a loss of $562,956, respectively, for the change in fair value of the Related Party SAFE liability.
The Company utilizes a combination of scenario-based methods and Monte Carlo simulation to determine the fair value of the Related Party SAFE liability as of the valuation dates. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.
On September 2, 2022, the Company modified the SAFE agreements pursuant to approval by the holders. In accordance with the modified terms, in the event of an Equity Financing or SPAC Transaction, the Related Party SAFEs will automatically convert into shares of the Company’s common or preferred stock at the lesser of (a) the Discount Price for an Equity Financing (Liquidity Price (as defined in the agreements) for a SPAC Transaction) or (b) the conversion price obtained by dividing $50,000,000 by the Fully Diluted Capitalization (as defined in the agreements).
Simple Agreements for Future Equity—Third Party
During the year ended December 31, 2021, the Company entered into Simple Agreements for Future Equity (SAFE) arrangements with third party investors (the “Third Party SAFEs”) pursuant to which the Company received gross proceeds in the amount of $336,000. In the event of an Equity Financing (as defined in the SAFEs agreements), the Third Party SAFEs will automatically convert into shares of the Company’s common or preferred stock at a discount of 15% of the per share price of the shares offered in the Equity Financing (the “Discount Price”). In the event of a Liquidity Event, SPAC Transaction or Dissolution Event (all terms as defined in the SAFEs agreements), the holders of the Third Party SAFEs will be entitled to receive cash or shares of the Company’s common or preferred stock. The Third Party SAFEs were recorded as a liability in accordance with the applicable accounting guidance as they are redeemable for cash upon contingent events that are outside of the Company’s control. The initial fair value of the Third Party SAFE liability was $336,000. Subsequent changes in fair value at each reporting period are recognized in the Consolidated Statement of Operations. For the six months ended June 30, 2023 and 2022, the Company recognized a loss of 114,219 and a loss of 54,044, respectively, for the change in fair value of the Third Party SAFE liability.
The Company utilizes a combination of scenario-based methods and Monte Carlo simulation to determine the fair value of the Third Party SAFE liability as of the valuation dates. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.
On September 2, 2022, the Company modified the Third Party SAFE agreements pursuant to approval by the holders. In accordance with the modified terms, in the event of an Equity Financing or SPAC Transaction, the Third Party SAFEs will automatically convert into shares of the Company’s common or preferred stock at the lesser of (a) the Discount Price for an Equity Financing (Liquidity Price (as defined in the agreements) for a SPAC Transaction) or (b) the conversion price obtained by dividing $50,000,000 by the Fully Diluted Capitalization (as defined in the agreements).

12. Commitments and Contingencies
Leases
The Company has operating leases for its real estate across multiple states. The operating leases have remaining lease terms of approximately 1.3 years as of June 30, 2023 and consist primarily of office space. As discussed above, the Company adopted the provisions of ASU
2016-02
effective January 1, 2022, using a modified retrospective approach at the beginning of the year of adoption.
The lease agreements generally do not provide an implicit borrowing rate. Therefore, the Company used a benchmark approach to derive an appropriate incremental borrowing rate to discount remaining lease payments.
Leases with an initial term of twelve months or less are not recorded on the balance sheet. There are no material residual guarantees associated with any of the Company’s leases, and there are no significant restrictions or covenants included in the Company’s lease agreements. Certain leases include variable payments related to common area maintenance and property taxes, which are billed by the landlord, as is customary with these types of charges for office space. The Company has not entered into any lease arrangements with related parties.
The Company’s existing leases contain escalation clauses and renewal options. The Company is not reasonably certain that renewal options will be exercised upon expiration of the initial terms of its existing leases. Prior to adoption of ASU
2016-02
effective January 1, 2022, the Company accounted for operating lease transactions by recording lease expense on a straight-line basis over the expected term of the lease.
The Company entered into a sublease which it has identified as an operating lease prior to the adoption of ASC 842
Leases
. The Company remains the primary obligor to the head lease lessor, making rental payments directly to the lessor and separately billing the sublessee. The sublease is subordinate to the master lease, and the sublessee must comply with all applicable terms of the master lease. The Company subleased the real estate to a third-party at a monthly rental payment amount that was less than the monthly cost that it pays on the headlease with the lessor.
In evaluating long-lived assets for recoverability, the Company calculated the fair value of the sublease using its best estimate of future cash flows expected to result from the use of the asset. When undiscounted cash flows to be generated through the sublease is less than the carrying value of the underlying asset, the asset is deemed impaired. If it is determined that assets are impaired, an impairment loss is recognized for the amount that the asset’s book value exceeds its fair value. Based on the expected future cash flows, the Company recognized an impairment loss upon adoption of ASC 842
Leases
of $303,327. The impairment loss was recorded to impairment loss on lease on the consolidated statement of operations for the six months ended June 30, 2022.
The components of lease expense, are as follows:

	For the Six Months Ended June 30,
Components of lease expense:	2023	2022
Operating lease cost	$101,888	$95,214
Lease impairment cost	—	303,327
Sublease income	(102,165)	(60,828)

Total lease cost	$(277)	$337,713

Supplemental cash flow information related to leases are as follows:

	For the Six Months Ended June 30,
Supplemental cash flow information:	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Non-cash lease expense (operating cash flow)	$86,320	$74,032
Non-cash impairment of right to use assets (operating cash flow)	—	(303,327)
Change in lease liabilities (operating cash flow)	(138,804)	(116,029)
Operating lease right-of-use assets obtained in exchange for lease obligations:
Operating leases	$—	$762,603
Supplemental balance sheet information related to leases was as follows:

Operating leases:	June 30, 2023	December 31, 2022
Operating lease right-of-use assets	$220,938	$307,258

Operating lease liability, current	298,494	284,963
Operating lease liability, long-term	81,708	234,043

Total operating lease liabilities	$380,202	$519,006

Weighted-average remaining lease term:	June 30, 2023	December 31, 2022
Operating leases (in years)	1.26	1.76

Weighted-average discount rate:	June 30, 2023	December 31, 2022
Operating leases	6.75%	6.74%
The Company adopted ASC 842
Leases
by applying the guidance at adoption date, January 1, 2022. Prior to January 1, 2022, the Company applied ASC 840
Leases
. Future minimum lease payments under
non-cancellable
lease as of June 30, 2023, are as follows:

Maturities of lease liabilities:
Year Ending December 31,
Remainder of 2023	$156,955
2024	240,818

Total undiscounted cash flows	397,773

Less discounting	(17,571)

Present value of lease liabilities	$380,202

13. Equity
Class A and B Common Stock
The Company’s Amended and Restated Certificate of Incorporation, issued January 29, 2021, authorized the issuance of 19,544,521 shares of Common Stock, $0.0001 par value per share, of which (i) 13,224,521 shares are designated as Class A Common Stock (“Class A Common Stock”) and (ii) 6,320,000 shares are designated as Class B Common Stock (“Class B Common Stock”) (collectively, the “Common Stock”). As of June 30, 2023 and December 31, 2022, the Company has issued 1,847,894 and 1,837,606 shares of Class A Common Stock, respectively. As of June 30, 2023 and December 31, 2022, the Company has issued 6,320,000 shares of Class B Common Stock. The Class A Common Stock and Class B Common Stock entitle their holders to one vote per share and ten votes per share, respectively, on each matter properly submitted to the stockholders entitled to vote thereon.
The holders of shares of Common Stock shall be entitled to receive dividends declared by the Board of Directors, on a pro rata basis based on the number of shares of Common Stock held by each such holder, assuming conversion of all Class B Common Stock into Class A Common Stock at a one to one conversion ratio.
This Note 13 was revised October 18, 2023 to include the respective voting power of the Class A and Class B Common Stock.
Series
A-1
and
A-2
Convertible Preferred Stock
The Company’s Amended and Restated Certificate of Incorporation, issued February 20, 2020, authorized the issuance of 2,600,306 shares of Preferred Stock, $0.0001 par value per share, of which (i) 2,400,959 shares are designated as Series
A-1
Preferred Stock (“Series
A-1
Preferred”) and (ii) 199,347 shares are designated as Series
A-2
Preferred Stock (“Series
A-2
Preferred”) (collectively, the “Preferred Stock”). On November 30, 2020 the Company Amended and Restated their Certificate of Incorporation which increased the number of authorized shares of Series
A-1
Preferred Stock by 24,521 to a total of 2,425,480. As of June 30, 2023 and December 31, 2022, the Company has issued 2,129,476 shares of Series
A-1
Preferred with an original issuance price of $2.9155 per share and 199,347 shares of Series
A-2
Preferred with an original issuance price of $0.5518 per share.
The Preferred Stock is presented in temporary or “mezzanine” equity as the convertible preferred stock give the holders (by majority vote) the option if there is a sale, merger or change of control to redeem shares for cash. The convertible preferred stock is recorded at fair value as of the date of issuance. No subsequent adjustment of the initial measurement amounts for these contingently redeemable Preferred Stock is necessary unless the redemption of the convertible preferred shares becomes probable. Accordingly, the amount presented as temporary equity for the contingently redeemable Preferred Stock outstanding is its issuance-date fair value.
The Preferred Stock are convertible at the option of the holder at any time into shares of Class A Common Stock or will automatically convert into Class A Common Stock upon (1) Sale of shares of Common Stock to the public or (2) Specified by vote or written consent of the Requisite Holders. Other than dividends on shares of Common Stock payable in shares of Common Stock, the Preferred Stock have rights equal to holders on shares of any other class or series of capital stock of the Corporation. There have been no dividends declared to date. Each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Class A Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable
shares of Class A Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price in effect at the time of conversion, with the “Conversion Price” with respect to each series of Preferred Stock initially equal to the applicable Original Issue Price for each such series of the Preferred Stock.

Restricted Stock
In connection with the acquisition of Demio and High Attendance, the Company issued restricted stock to the selling shareholders and founders of Demio. 1,213,346 shares of the Company’s restricted Class A common stock were issued to the selling shareholders and founders of Demio and 133,257 shares of the Company’s restricted Class A common stock were issued to the High Attendance shareholder. All shares either vested or were cancelled/forfeited as of June 30, 2023.
14. Stock-Based Compensation
The Company established the Banzai International, Inc. 2016 Equity Incentive Plan (“the Plan”) on April 26, 2016, to enable the Company to attract, incentivize and retain eligible individuals through the granting of awards in the Company. The maximum number of options that may be issued over the term of the Plan were initially set at 400,000 shares of common stock. On July 19, 2017, the Plan was amended to increase the maximum number of options that may be issued to 2,400,000 shares of common stock. Accordingly, the Company has reserved a sufficient number of shares to permit the exercise of options in accordance with the terms of the Plan. The term of each award under the Plan shall be no more than ten years from the date of grant thereof. The Company’s Board of Directors is responsible for the administration of the Plan and has the sole discretion to determine which grantees will be granted awards and the terms and conditions of the awards granted. As of June 30, 2023, 1,209,791 stock options remain available to be awarded under the Plan.
The Company accounts for stock-based payments pursuant to ASC 718
Stock Compensation
and, accordingly, the Company records compensation expense for stock-based awards based upon an assessment of the grant date fair value for options using the Black-Scholes option pricing model. The Company has concluded that its historical share option exercise experience does not provide a reasonable basis upon which to estimate expected term. Therefore, the expected term was determined according to the simplified method, which is the average of the vesting tranche dates and the contractual term. Due to the lack of company specific historical and implied volatility data, the estimate of expected volatility is primarily based on the historical volatility of a group of similar companies that are publicly traded. For these analyses, companies with comparable characteristics were selected, including enterprise value and position within the industry, and with historical share price information sufficient to meet the expected life of the share-based awards. The Company computes the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent periods of the calculated expected term of its share-based awards. The risk-free interest rate is determined by reference to the U.S. Treasury zero-coupon
issues with remaining maturities similar to the expected term of the options. Expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.
On June 26, 2020, the Board of Directors of Banzai approved the repricing of 973,000 outstanding stock options held by current employees to an exercise price of $0.76. No other changes to the original stock option grant terms were made.
The incremental compensation cost was measured as the fair value of the stock options immediately before and immediately after the modification. The Company determined the total incremental compensation cost from the modification to be $35,013, of which $25,127 related to fully vested options and was expensed as stock-based compensation expense, and $9,886 related to unvested options and will be recognized over the remaining service period.
The following table summarizes assumptions used to compute the fair value of options granted:

	June 30, 2023	December 31, 2022
Stock price	$7.04	$1.54
Exercise price	$7.36	$1.70
Expected volatility	80.00 - 99.03%	53.61 - 55.30%
Expected term (in years)	5.25 - 6.08	5.94 - 6.08
Risk-free interest rate	3.46 - 4.31%	1.95 - 2.85%

A summary of stock option activity under the Plan is as follows:

	Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Intrinsic Value
Outstanding at December 31, 2022	603,578	$1.35	7.95	$3,433,946
Granted	606,200	7.36
Exercised	(10,288)	0.76		64,609
Expired	(3,281)	1.73
Forfeited	(6,000)	7.36

Outstanding at June 30, 2023	1,190,209	$4.39	8.60	$3,351,916

Exercisable at June 30, 2023	434,852	$2.13	7.40	$2,156,732

In connection with issuances under the Plan, the Company recorded stock-based compensation expense of $633,123 and $613,407, which is included in general and administrative expense for the six months ended June 30, 2023 and 2022, respectively. The weighted-average grant-date fair value per option granted during the six months ended June 30, 2023 and 2022 was $4.96 and $0.60, respectively. As of June 30, 2023 and December 31, 2022, $2,505,890 and $160,203 of unrecognized compensation expense related to non-vested
awards is expected to be recognized over the weighted average period of 2.90 and 2.74 years, respectively. The aggregate intrinsic value is calculated as the difference between the fair value of the Company’s stock price and the exercise price of the options.
15. Income Taxes
The Company estimates an annual effective tax rate of 0% for the year ended December 31, 2023 as the Company incurred losses for the six month period ended June 30, 2023 and is forecasting an estimated net loss for both financial statement and tax purposes for the year ended December 31, 2023. Therefore, no federal or state income taxes are expected and none have been recorded at this time. Income taxes have been accounted for using the liability method in accordance with FASB ASC 740.
Due to the Company’s history of losses since inception, there is not enough evidence at this time to support that the Company will generate future income of a sufficient amount and nature to utilize the benefits of its net deferred tax assets. Accordingly, the deferred tax assets have been reduced by a full valuation allowance, since the Company cannot currently support that realization of its deferred tax assets is more likely than not.
At June 30, 2023, the Company had no unrecognized tax benefits that would reduce the Company’s effective tax rate if recognized.
16. Subsequent Events
Termination of Hyros Acquisition and Amended Merger Agreement with 7GC
On July 31, 2023, Banzai sent a notice of termination to Hyros. On August 1, 2023, Banzai and Hyros terminated the Hyros Purchase Agreement and the Hyros Side Letter (the “Hyros Transaction Termination”), with immediate effect, in connection with the inability to procure the Hyros audited financial statements set forth in the Hyros Purchase Agreement on the timeline contemplated by the Merger Agreement for delivery of the Hyros audited financial statements.
On August 4, 2023, the Company entered into an Amendment to the Agreement and Plan of Merger and Reorganization (the “Amended Merger Agreement”) with 7GC. Pursuant to the terms of the Merger Agreement and the Amended Merger Agreement, the parties thereto will enter into the Business Combination and the other

Transactions, pursuant to which, among other things, (i) First Merger Sub will merge with and into Banzai, with Banzai surviving as an indirect wholly owned subsidiary of 7GC, and (ii) immediately after the First Merger, Banzai will merge with and into Second Merger Sub, with the Second Merger Sub surviving as a wholly owned subsidiary of 7GC. As a result of the Merger Agreement and Amended Merger Agreement, among other things, all outstanding shares of capital stock of Banzai will be canceled and converted into the right to receive newly issued shares of common stock, par value $0.0001 per share, 7GC Common Stock determined based on a pre-money
enterprise valuation of Banzai of $100 million and a $10.00 price per share of 7GC Common Stock.
If 7GC is not able to obtain approval to file the extension to the deadline and is then unable to complete the Business Combination with Banzai by December 28, 2023, or after approval to file the extension to the deadline, is unable to complete the Business Combination with Banzai by December 28, 2023, nor able to complete another business combination by such dates, in each case, as such date may be further extended pursuant to the Organizational Documents, it would cease all operations except for the purpose of winding up and 7GC would redeem 7GC’s public stock and liquidate, in which case 7GC’s public stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and any public rights will expire worthless.
Issuance of Subordinated Convertible Promissory Notes
In July 2023, Banzai issued subordinated convertible promissory notes, for a principal balance of $585,000 to various investors. The notes bear interest at 8% per year, payable on maturity, and mature on the earlier of the date of a Liquidity Event, as defined in Note 13, or December 31, 2023. The convertible promissory notes are convertible into common stock upon the closing of a Qualified Financing, should this occur prior to maturity, at a conversion price of the lesser of (i) 80% of the per share price paid by the cash purchasers of such Qualified Financing Securities in the Qualified Financing, or (ii) the conversion price obtained by dividing $50,000,000 (the “Valuation Cap”) by the Fully Diluted Capitalization, as defined. These issuances were approved by the board of directors and principal shareholders of the Company, in accordance with a written consent and waiver, signed on March 8, 2023.
Forbearance Agreement with CP BF Lending
On August 24, 2023, the Company entered into a forbearance agreement (the “Forbearance Agreement”) with CP BF. Under the terms of the Forbearance Agreement, and as a result of the Company’s non-compliance with certain covenants of its Loan Agreement with CP BF, CP BF agreed to (i) amend certain provisions of the Loan Agreement to clarify the treatment of the Business Combination under the Loan Agreement, (ii) consent to the consummation of the Merger Agreement with 7GC, and (iii) forbear from exercising any of its rights and remedies under the Loan Agreement with the Company from the effective date of the Forbearance Agreement under the earlier of (a) the four-month anniversary of the closing of the 7GC Combination if the 7GC Combination is closed on or prior to December 29, 2023, (b) December 29, 2023 if the 7GC Combination is not consummated on or prior to December 29, 2023, or (c) the date on which any Termination Event (as defined within the Forbearance Agreement) shall have occurred. In connection with the Forbearance Agreement, CP BF and the Company also agreed to amend and restate CP BF’s existing convertible promissory notes so that they shall remain outstanding following the closing of the Business Combination and, at CP BF’s option, be convertible into Class A shares of the Company after the Business Combination.
Issuance of Subordinated Term Note
In August 2023, Banzai issued a subordinated term note, for a principal balance of $150,000 to Alco, a related party lender. The note bears interest at 8% per year, payable on maturity, and matures two months from issuance. This issuance was approved by the board of directors and principal shareholders of the Company, in accordance with a written consent and waiver, signed on March 8, 2023.

To the Shareholders and Board of Directors of
Banzai International Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Banzai International Inc. (the “Company”) as of December 31, 2021 and 2022, the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the two years in the periods ended December 31, 2021 and 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2022 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021 and 2022, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum
LLP
Marlton, NJ
August 29, 2023, except for Note 16 as to which the date is October 18, 2023
We have served as the Company’s auditor since 2023.
Marcum
LLP
/ 601 Route 73 North / Suite 400 / Marlton, NJ 08053 /
Phone
856.830.1600 /
marcumllp.com

BANZAI INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Current assets:
Cash	$1,023,499	$1,786,550
Accounts receivable, net	68,416	74,727
Deferred contract acquisition costs, current	69,737	90,662
Prepaid expenses and other current assets	263,770	667,856

Total current assets	1,425,422	2,619,795
Property and equipment, net	11,803	10,586
Goodwill	2,171,526	2,171,526
Operating lease right-of-use assets	307,258	—
Deferred offering costs	1,524,934	—
Other assets	38,381	90,972

Total assets	$5,479,324	$4,892,879

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	1,100,249	439,405
Simple agreement for future equity, current	829,139	—
Simple agreement for future equity, current—related party	8,636,861	—
Convertible notes	1,490,307	—
Convertible notes—related party	3,425,027	—
Convertible notes (CP BF)	2,276,534	1,654,595
Bifurcated embedded derivative liabilities	893,216	4,000
Bifurcated embedded derivative liabilities—related party	1,889,084	—
Notes payable	6,494,051	6,325,178
Earnout liability	289,099	1,000,000
Deferred revenue	930,436	1,060,040
Operating lease liabilities, current	284,963	—
Accrued expenses and other current liabilities	745,373	360,732

Total current liabilities	29,284,339	10,843,950
Simple agreement for future equity, non-current	—	294,044
Simple agreement for future equity, non-current—related party	—	3,062,956
Operating lease liabilities, non-current	234,043	—
Other long-term liabilities	75,000	112,837

Total liabilities	29,593,382	14,313,787

Commitments and contingencies (Note 15)
Mezzanine equity:
Series A preferred stock, $0.0001 par value, 2,624,827 shares authorized, 2,328,823 issued and outstanding at December 31, 2022 and 2021.	6,318,491	6,318,491

Stockholders’ deficit:
Common stock, $0.0001 par value, 19,544,521 shares authorized, 8,157,606 and 8,276,972 issued and outstanding at December 31, 2022 and 2021, respectively	816	828
Additional paid-in capital	1,926,697	1,151,333
Accumulated deficit	(32,360,062)	(16,891,560)

Total stockholders’ deficit	(30,432,549)	(15,739,399)

Total liabilities, mezzanine equity, and stockholders’ deficit	$5,479,324	$4,892,879

The accompanying notes are an integral part of these consolidated financial statements.

BANZAI INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	For the Years Ended December 31,
	2022	2021
Operating income:
Revenue	$5,332,979	$5,207,210
Cost of revenue	1,956,964	2,072,411

Gross profit	3,376,015	3,134,799

Operating expenses:
General and administrative expenses	9,275,251	11,006,459
Depreciation and amortization expenses	9,588	480,549
Impairment loss on operating lease	303,327	—
Loss on impairment of intangible assets	—	1,634,242

Total operating expenses	9,588,166	13,121,250

Operating loss	(6,212,151)	(9,986,451)

Other expenses (income):
Other income, net	(150,692)	(289,738)
Interest income	—	(4,898)
Interest expense	1,651,141	1,217,940
Interest expense—related party	728,949	—
Loss (gain) on extinguishment of debt	56,653	(40,668)
Loss on modification of simple agreement for future equity	150,920	—
Loss on modification of simple agreement for future equity—related party	1,572,080	—
Change in fair value of simple agreement for future equity	384,175	(41,956)
Change in fair value of simple agreement for future equity—related party	4,001,825	(437,044)
Change in fair value of bifurcated embedded derivative liabilities	268,891	1,000
Change in fair value of bifurcated embedded derivative liabilities—related party	592,409	—

Total other expenses	9,256,351	404,636

Loss before income taxes	(15,468,502)	(10,391,087)

Provision for income taxes	—	(409,458)

Net loss	$(15,468,502)	$(9,981,629)

Net loss per share
Basic and diluted	$(1.90)	$(1.32)

Weighted average common shares outstanding
Basic and diluted	8,150,270	7,557,173

The accompanying notes are an integral part of these consolidated financial statements.

BANZAI INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF CHANGES IN MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)

	Series A Preferred Stock		Common Stock		Additional Paid-in-Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance December 31, 2020	2,328,823	$6,318,491	6,894,882	$690	$220,172	$(6,909,931)	$(6,689,069)
Exercise of stock options	—	—	168,744	17	128,110	—	128,127
Stock-based compensation	—	—	1,213,346	121.00	803,051	—	803,172
Net loss	—	—	—	—	—	(9,981,629)	(9,981,629)

Balance December 31, 2021	2,328,823	$6,318,491	8,276,972	$828	$1,151,333	$(16,891,560)	$(15,739,399)

Exercise of stock options	—	—	13,891	1	5,015	—	5,016
Repurchase of shares in High Attendance sale	—	—	(133,257)	(13)	13	—	—
Stock-based compensation	—	—	—	—	770,336	—	770,336
Net loss	—	—	—	—	—	(15,468,502)	(15,468,502)

Balance December 31, 2022	2,328,823	$6,318,491	8,157,606	$816	$1,926,697	$(32,360,062)	$(30,432,549)

The accompanying notes are an integral part of these consolidated financial statements.

BANZAI INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Years Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(15,468,502)	$(9,981,629)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	9,588	6,916
Amortization expense	—	473,633
Provision for losses on accounts receivable	92,619	231,699
Non-cash interest expense	857,425	304,288
Non-cash interest expense—related party	52,040	—
Amortization of debt discount and issuance costs	245,082	61,817
Amortization of debt discount and issuance costs—related party	476,098	—
Amortization of operating lease right-of-use assets	152,018	—
Impairment of operating lease right-of-use assets	303,327	—
Impairment of intangible assets	—	1,634,242
Stock based compensation expense	770,336	803,051
Loss (gain) on extinguishment of debt	56,653	(40,668)
Loss on modification of simple agreement for future equity	150,920	—
Loss on modification of simple agreement for future equity—related party	1,572,080	—
Change in fair value of simple agreement for future equity	384,175	(41,956)
Change in fair value of simple agreement for future equity—related party	4,001,825	(437,044)
Change in fair value of bifurcated embedded derivative liabilities	268,891	1,000
Change in fair value of bifurcated embedded derivative liabilities—related party	592,409	—
Forgiveness of PPP loan	—	(480,971)
Changes in operating assets and liabilities:
Accounts receivable	(86,308)	(274,289)
Deferred contract acquisition costs, current	20,925	45,614
Prepaid expenses and other current assets	404,086	(302,248)
Other assets	52,591	—
Accounts payable	660,844	(256,912)
Deferred revenue	(129,604)	319,338
Accrued expenses and other current liabilities	384,641	54,278
Operating lease liabilities	(243,596)	—
Earnout liability	(710,901)	1,000,000
Other liabilities	(37,837)	37,162

Net cash used in operating activities	(5,168,175)	(6,842,679)

Cash flows from investing activities:
Purchase of property and equipment	(10,806)	(1,694)
Disposal of property and equipment	—	8,757
Acquisition of Demio, net of cash acquired	—	(3,575,985)

Net cash used in investing activities	(10,806)	(3,568,922)

Cash flows from financing activities:
Deferred offering costs	(1,524,934)	—
Proceeds from PPP loan	—	480,971
Proceeds from simple agreement for future equity	—	336,000
Proceeds from simple agreement for future equity—related party	—	3,500,000
Proceeds from issuance of notes payable, net of issuance costs	—	6,189,411
Repayment of notes payable	—	(643,796)
Proceeds from issuance of convertible notes, net of issuance costs	1,835,310	1,428,326
Proceeds from issuance of convertible notes, net of issuance costs—related party	4,100,538	—
Proceeds from issuance of common stock	5,016	128,127

Net cash provided by financing activities	4,415,930	11,419,039

Net (decrease) / increase in cash	(763,051)	1,007,438
Cash at beginning of period	1,786,550	779,112

Cash at end of period	$1,023,499	$1,786,550

Supplemental disclosure of cash flow information:
Cash paid for interest	630,454	916,174
Cash paid (refund) for taxes	(4,875)	5,697
Non-cash investing and financing activities
Convertible note issued in settlement of accrued interest	321,345	—
Convertible note issued in settlement of accrued interest—related party	100,538	—
Debt issuance costs	25,896	382,263
Bifurcated embedded derivative liabilities at issuance	654,974	3,000
Bifurcated embedded derivative liabilities at issuance—related party	1,262,026	—
Issuance of common stock for acquisition of Demio	—	121
Right-of-use assets obtained in exchange for lease obligations	762,603	—
The accompanying notes are an integral part of these consolidated financial statements.

BANZAI INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization
The Business
Banzai International, Inc. (the “Company” or “Banzai”) was incorporated in Delaware on September 30, 2015. Banzai is a leading enterprise SaaS Video Engagement platform used by thousands of marketers to power webinars, trainings, virtual events, and on-demand
video content.
On February 19, 2021, the Company completed its business acquisition of 100% of the equity interests of Demio, Inc. (“Demio”), pursuant to the Agreement and Plan of Merger, dated January 29, 2021, whereby Demio became a wholly owned subsidiary of the Company. Refer to Note 4 for additional information on the business combination.
Acquisition of Hyros, Inc. (terminated) and Merger Agreement with 7GC
In December 2022, the Company entered into a plan of merger agreement with Hyros, Inc., whereby immediately prior to the closing of the proposed merger transaction between Banzai and 7GC & Co. Holdings Inc. (See Note 18 for further detail), Banzai will acquire 100% of the issued share capital of Hyros for approximately $110 million (subject to customary and negotiated adjustments) in a primarily stock transaction. The acquisition is expected to enhance Banzai’s role as a full-stack marketing technology platform, expand its total addressable market, to significantly enhance the Banzai platform and accelerate its long-term revenue growth and operational efficiency. As of December 31, 2022, the merger agreement had not yet closed. On August 1, 2023, the Company terminated their merger agreement with Hyros Inc., and entered into an amended agreement with 7GC& Co.. The reason for the termination with Hyros Inc., as well as the terms of the amended agreement with 7GC&Co., have been included in Note 18.
GEM Financing Arrangement
In May 2022, the Company entered into a Share Purchase Agreement with GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (collectively, “GEM”) (the “GEM Agreement”) pursuant to which, among other things, upon the terms and subject to the conditions of the GEM Agreement, GEM is to purchase from the Company (or its successor following a Reverse Merger Transaction (as defined in the GEM Agreement)) up to the number of duly authorized, validly issued, fully paid and non-assessable
shares of common stock having an aggregate value of $100,000,000 (the “GEM Financing”).
Further, in terms of the GEM Agreement, on the Public Listing Date, the Company shall make and execute a warrant (the “GEM Warrant”) granting GEM the right to purchase up to the number of Common Shares of the Company, that is equal to 3% of the total equity interests, calculated on a fully diluted basis, and at an exercise price per share equal to the lesser of (i) the public offering price or closing bid price on the Public Listing Date or (ii) the quotient obtained by dividing $650 million by the total number of equity interests. The GEM Warrant has an expiration date that is the third anniversary of the Public Listing Date.
Per the terms of the GEM Agreement, the GEM Agreement shall terminate automatically on the earliest of
(i) thirty-six
consecutive months from the Public Listing Date;
(ii) thirty-six
months from the Effective Date (May 27, 2022), and (iii) the date the Purchaser shall have purchased the Aggregate Limit. The GEM Agreement may be terminated immediately at any time by mutual written consent of the Parties. The Company shall tender to GEM, as a commitment fee, an amount equal to 2% of the Aggregate Limit ($100M) upon each Draw Down and may be paid in cash from the proceeds of such Draw Down or in freely tradeable Common Shares of the Company valued at the Daily Closing Price at the time of such Draw Down, at the option of the Company.

Emerging Growth Company
The Company will be an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. Private companies are those companies that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, it adopts the new or revised standard at the time private companies adopt the new or revised standard. Therefore, the Company’s financial statements may not be comparable to certain public companies.
2. Going Concern
As of August 29, 2023, the Company had cash of approximately $0.2 million. For the year ended December 31, 2022, the Company used approximately $5.17 million in cash for operating activities. The Company has incurred recurring net losses from operations and negative cash flows from operating activities since inception. As of December 31, 2022, the Company had an accumulated deficit of approximately $32.36 million. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year of the date these financial statements were issued.
The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders and debt holders. Specifically, continuation is contingent on the Company’s ability to obtain necessary equity or debt financing to continue operations, and ultimately the Company’s ability to generate profit from sales and positive operating cash flows, which is not assured. The Company raised an additional $4.0 million by issuing additional subordinated convertible promissory notes between March and July 2023 to various investors.
The Company’s plans include the merger described in footnote 1 and 18, as well as obtaining associated debt and equity financing in the future. If the Company is unsuccessful in completing these planned transactions, it may be required to reduce its spending rate to align with expected revenue levels and cash reserves, although there can be no guarantee that it will be successful in doing so. Accordingly, the Company may be required to raise additional cash through debt or equity transactions. It may not be able to secure financing in a timely manner or on favorable terms, if at all.
These accompanying audited consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

3. Summary of Significant Accounting Policies
Basis of Presentation
The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and applicable regulations of the Securities and Exchange Commission (“SEC”) regarding annual financial reporting.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of Banzai and its subsidiary. The Company consolidates all entities over which the Company has the power to govern the financial and operating policies and therefore exercises control, and upon which the Company has a controlling financial interest. The existence and effect of both current voting rights and potential voting rights that are currently exercisable or convertible are considered when assessing whether control of an entity is exercised. The subsidiaries are consolidated from the date at which the Company obtains control and are de-consolidated
from the date at which control ceases. All intercompany balances and transactions have been eliminated. The accounting policies of the subsidiary has been changed where necessary to ensure consistency with the policies adopted by the Company.
In the opinion of management, all necessary adjustments (consisting of normal recurring adjustments, intercompany adjustments, reclassifications and non-recurring
adjustments) have been recorded to present fairly our financial position as of December 31, 2022 and 2021, and the results of operations, and cash flows for the years ended December 31, 2022 and 2021.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that estimates made as of the date of the financial statements could change in the near term due to one or more future events. Actual results could differ significantly from these estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include revenue recognition, estimates of impairment of long-lived assets, estimates of an accounts receivable allowance for doubtful accounts, recognition and measurement of the valuation allowance of deferred tax assets resulting from net operating losses, recognition and measurement of convertible and Simple Agreement for Future Equity (SAFE) notes, including the associated embedded derivatives, recognition and measurement of stock compensation, and the valuation of intangible assets acquired in business combinations.
Certain Risks and Uncertainties
The Company’s business and operations are sensitive to general business and economic conditions. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the world economy. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial condition and the results of its operations. In addition, the Company will compete with many companies that currently have extensive and well-funded products, marketing and sales operations. The Company may be unable to compete successfully against these companies. The Company’s industry is characterized by rapid changes in technology and market demands. As a result, the Company’s products, services, or expertise may become obsolete or unmarketable. The Company’s future success will depend on its ability to adapt to technological advances, anticipate customer and market demands, and enhance its current technology. The Company is also subject to risks which include, but are not limited to, dependence on key personnel, reliance on third parties, successful integration of business acquisitions, protection of proprietary technology, and compliance with regulatory requirements.

Cash
The Company considers all highly liquid investments purchased with original maturities of 90 days or less to be cash equivalents. As of December 31, 2022 and 2021, the Company does not have any cash equivalents.
The Company has no significant
off-balance-sheet
concentration of credit risk such as foreign exchange contracts, option contracts or other hedging arrangements. The Company holds cash in banks in excess of federally insured limits. However, the Company believes risk of loss is minimal as the cash is held by large highly rated financial institutions. To reduce its risk associated with the failure of such financial institutions, the Company evaluates at least annually the rating of the financial institutions in which it holds cash. Any material loss that the Company may experience in the future could have an adverse effect on its ability to pay its operational expenses or make other payments and may require the Company to move its cash to other high quality financial institutions. Currently, the Company is reviewing its bank relationships in order to mitigate its risk to ensure that its exposure is limited or reduced to the FDIC protection limits.
Accounts Receivable and Allowance for Credit Losses
Accounts receivable consist of balances due from customers. Payment terms range from due upon receipt, to net 30 days. In determining collectability, historical trends are evaluated, and specific customer issues are reviewed on a periodic basis to arrive at appropriate allowances. As of December 31, 2022 and 2021, the Company determined an allowance for doubtful accounts of $107,860 and $262,489 was required, respectively. Further, for the years ended December 31, 2022 and 2021, the Company recognized bad debt expenses for accounts receivable balances directly written-off,
of $12,467 and $205,350, respectively.
Property and Equipment
Property and equipment are recorded at cost and presented net of accumulated depreciation. Major additions and betterments are capitalized while maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed. Property and equipment are depreciated on the straight-line basis over their estimated useful lives (3 years for computer equipment).
Goodwill
Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. Goodwill is reviewed for impairment at least annually, in December, or more frequently if a triggering event occurs between impairment testing dates. As of December 31, 2022, the Company had one operating segment, which was deemed to be its reporting unit, for the purpose of evaluating goodwill impairment.
The Company’s impairment assessment begins with a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. Qualitative factors may include, macroeconomic conditions, industry and market considerations, cost factors, and other relevant entity and Company specific events. If, based on the qualitative test, the Company determines that it is “more likely than not” that the fair value of a reporting unit is less than its carrying value, then we evaluate goodwill for impairment by comparing the fair value of our reporting unit to its respective carrying value, including its goodwill. If it is determined that it is “not likely” that the fair value of the reporting unit is less than its carrying value, then no further testing is required.
The selection and assessment of qualitative factors used to determine whether it is more likely than not that the fair value of a reporting unit exceeds the carrying value involves significant judgment and estimates. Fair values may be determined using a combination of both income and market-based approaches. There were no impairments of goodwill recorded for the years ended December 31, 2022 and 2021.

Intangible Assets
Definite-lived and indefinite-lived intangible assets arising from business combinations include primarily intellectual property, customer relationships, trade names and trademarks, and developed technology. Definite-lived intangible assets are amortized over the estimated period during which the asset is expected to contribute directly or indirectly to future cash flows. Intangible assets that are considered to be indefinite-lived are not amortized. Management follow a three step impairment assessment accounting policy over definite-lived intangible assets. Step one being identification of potential indicators of impairment, step two being identification of asset groupings and estimation of undiscounted future cashflows and step three being determination of impairment loss, if applicable.
Impairment of Long-Lived Assets
The Company reviews its long-lived assets, consisting of both fixed and intangible assets, for impairment whenever events or circumstances exist that indicate the carrying amount of an asset or asset group may not be recoverable. The recoverability of long-lived assets is measured by a comparison of the carrying amount of the asset or asset group to the future undiscounted cash flows expected to be generated by that asset group. If the carrying value of the asset or asset group is considered to be unrecoverable, an impairment loss is recorded to adjust the carrying amounts to the estimated fair value. The excess of the carrying value of the reporting unit over the estimated fair value was first allocated to the intangibles and then to goodwill. Fair value was determined using the income approach.
During 2021, the Company experienced operating losses and net cash outflows from operating activities. Accordingly, management evaluated the ongoing value of the Company’s intangible assets. Based on this evaluation, management determined that intangible assets, representing 100% of the carrying value of the intangible assets recognized as part of the Demio and High Attendance acquisitions (See note 4 for further detail), with a carrying amount of $1,634,242 were impaired and wrote them down to their estimated fair value of $0, as of December 31, 2021. Fair value was based on expected future cash flows using Level 3 inputs under ASC 820
Fair Value Measurements and Disclosures
. The cash flows are those expected to be generated by the market participants, discounted using a weighted average cost of capital calculated using guideline public companies. The decline in fair value of these intangibles was due to decreases in the expected future cash flows associated with these assets. There were no impairments of intangible assets recorded for the year ended December 31, 2022.
Deferred Offering Costs
In 2022, the Company capitalized fees related to the Merger Agreement (see Note 18) as an asset. These fees will be recognized as a reduction of equity, on consummation of the Merger.
Capitalized deferred offering costs consisted of the following, as of December 31, 2022:

December 31, 2022
SPAC Specific legal fees	$1,264,914
Investment bank Advisory Services	135,000
Federal Trade Commission filing fees	125,020

Total deferred offering costs capitalized	$1,524,934

There were no deferred offering costs recognized as of December 31, 2021.

Simple Agreements for Future Equity—SAFE
The Company accounts for Simple Agreements for Future Equity (“SAFE”) at fair value in accordance with ASC 480
Distinguishing Liabilities From Equity
. The SAFEs are subject to revaluation at the end of each reporting period, with changes in fair value recognized in the accompanying Consolidated Statement of Operations.
Concentration of Business and Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company’s cash is deposited in accounts at large financial institutions, and amounts may exceed FDIC federally insured limits. The Company believes it is not exposed to significant credit risk due to the financial strength of the depository institutions in which the cash is held. The Company has no financial instruments with off-balance
sheet risk of loss.
At December 31, 2022, three customers accounted for 10% or more of accounts receivable with concentrations of 21%, 16%, and 10% and totaling approximately 47% of the total accounts receivable balance as of December 31, 2022. At December 31, 2021, two customers accounted for 10% or more of accounts receivable with concentrations of 35% and 25%, respectively and totaling approximately 60% of the total accounts receivable balance as of December 31, 2021. Total revenues from these customers amounted to $259,635 and $106,531 for the years ended December 31, 2022 and 2021, respectively.
At December 31, 2022 and 2021, respectively, one and two suppliers accounted for 10% or more of accounts payable.
Loss Per Share
Basic loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the years. Diluted net loss per share excludes, when applicable, the potential impact of stock options, restricted stock units, and convertible preferred stock because their effect would be anti-dilutive due to the net loss. Since the Company had a net loss in each of the years presented, basic and diluted net loss per common share are the same.
The calculation of basic and diluted net loss per share attributable to common stock was as follows:

	As of December 31,
	2022	2021
Numerator:
Net loss attributable to common stock—basic and diluted	$(15,468,502)	$(9,981,629)
Denominator:
Weighted average shares—basic and diluted	8,150,270	7,557,173
Net loss per share attributable to common stock—basic and diluted	$(1.90)	$(1.32)
Securities that were excluded from loss per share as their effect would be anti-dilutive due to the net loss position that could potentially be dilutive in future periods are as follows:

	As of December 31,
	2022	2021
Restricted stock	—	739,932
Options	603,578	781,715
Convertible preferred stock	2,328,823	2,328,823

Total	2,932,401	3,850,470

Leases
The Company determines if an arrangement is a lease at inception and classifies its leases at commencement. Operating leases are presented as right-of-use
(“ROU”) assets and the corresponding lease liabilities are included in operating lease liabilities, current and operating lease liabilities, non-current
on the Company’s balance sheets. ROU assets represent the Company’s right to use an underlying asset, and lease liabilities represent the Company’s obligation for lease payments in exchange for the ability to use the asset for the duration of the lease term.
ROU assets and lease liabilities are recognized at commencement date and determined using the present value of the future minimum lease payments over the lease term. The Company uses an incremental borrowing rate based on estimated rate of interest for collateralized borrowing since the Company’s leases do not include an implicit interest rate. The estimated incremental borrowing rate considers market data, actual lease economic environment, and actual lease term at commencement date. The lease term may include options to extend when it is reasonably certain that the Company will exercise that option. In addition, the Company does not recognize short-term leases that have a term of twelve months or less as ROU assets or lease liabilities. The Company recognizes operating lease expense on a straight-line basis over the lease term.
The Company has lease agreements which contain both lease and non-lease
components, which it has elected to account for as a single lease component when the payments are fixed. As such, variable lease payments, including those not dependent on an index or rate, such as real estate taxes, common area maintenance, and other costs that are subject to fluctuation from period to period are not included in lease measurement.
The Company evaluates long-lived assets for recoverability if there are indicators of potential impairment. Indicators of potential impairment may include subleasing a location for less than the head lease cost. If there are indicators of potential impairment, the Company will test the assets for recoverability. If the undiscounted cash flows estimated to be generated are less than the carrying value of the underlying assets, the assets are deemed impaired. If it is determined that assets are impaired, an impairment loss is calculated based on the amount that the asset’s book value exceeds its fair value.
Revenue Recognition
The Financial Accounting Standards Board (“FASB”) issued new guidance that created ASC 606,
Revenue from Contracts with Customers
(“ASC 606”), in the Accounting Standards Codification (“ASC”). ASC 606 requires the recognition of revenue when promised goods and services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. The new guidance also added Subtopic ASC
340-40,
Other Assets and Deferred Costs—Contracts with Customers
(“ASC 340”), to the ASC to require the deferral of incremental costs of obtaining a contract with a customer. Costs incurred to obtain a contract include sales commissions, which are capitalized and amortized to commission expense over time in accordance with the related contract’s term.
The requirements of ASC 606 were adopted as of January 1, 2020, utilizing the full retrospective method of transition, initially applying the guidance as of date of initial application, e.g., January 1, 2020, with no impact to the Company’s financial position and results of operations. Adoption of the new guidance resulted in changes to accounting policies for revenue recognition and deferred costs.
Revenue is generated through Banzai providing marketing and webinar platform subscription software service for a set period of time. The Statement of Work (“SOW”) or Invoice, and the accompanying documents (if applicable) are negotiated and signed by both parties. When execution or completion of the contract occurs, the contract is valid and revenue is earned when the service is provided for each period of performance, daily. The amount is paid by the customer based on the contract terms monthly, quarterly, or annually.

The Company recognizes revenue in an amount that reflects the consideration to which it expects to be entitled in exchange for the transfer of promised services to its customers. To determine revenue recognition for contracts with customers, the Company performs the following steps described in ASC 606: (1) identifies the contract with the customer, or Step 1, (2) identifies the performance obligations in the contract, or Step 2, (3) determines the transaction price, or Step 3, (4) allocates the transaction price to the performance obligations in the contract, or Step 4, and (5) recognizes revenue when (or as) the entity satisfies a performance obligation, or Step 5.
Revenue from contracts with customers are not recorded until the Company has the approval and commitment from the parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of the consideration is probable. The Company also evaluates the following indicators, amongst others, when determining whether it is acting as a principal in the transaction (and therefore whether to record revenue on a gross basis): (i) whether the Company is primarily responsible for fulfilling the promise to provide the specified good or service, (ii) whether the Company has the inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) whether the Company has the discretion to establish the price for the specified good or service. If the terms of a transaction do not indicate that the Company is acting as a principal in the transaction, then the Company is acting as an agent in the transaction and therefore, the associated revenue is recognized on a net basis (that is revenue net of costs).
Revenue is recognized once control passes to the customer. The following indicators are evaluated in determining when control has passed to the customer: (i) whether the Company has a right to payment for the product or service, (ii) whether the customer has legal title to the product or service, (iii) whether the Company has transferred physical possession of the product or service to the customer, (iv) whether the customer has the significant risk and rewards of ownership of the product or service and (v) whether the customer has accepted the product or service. When an arrangement contains more than one performance obligation, the Company will allocate the transaction price to each performance obligation on a relative standalone selling price basis. The Company utilizes the observable price of goods and services when they are sold separately to similar customers in order to estimate standalone selling price.
Costs of revenue
Costs of revenue consist primarily of infrastructure, streaming service, data license and contracted services costs, as well as merchant fees and payroll costs.
Advertising costs
Advertising costs are expensed as incurred. Advertising costs were $783,764 and $815,134 for the years ended December 31, 2022 and 2021, respectively, which are included in general and administrative expenses on the consolidated statements of operations.
Stock-Based Compensation
The Company expenses stock-based compensation to employees and non-employees
over the requisite service period based on the estimated grant-date fair value of the awards in accordance with ASC 718,
Stock Compensation
. The Company accounts for forfeitures as they occur. Stock-based awards are accounted for based on their grant date fair value and recognized on a straight-line basis over the requisite service period. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment.

Income Taxes
Income taxes are recorded in accordance with ASC 740,
Income Taxes
(“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.
Derivative Financial Instruments
The Company evaluates all its financial instruments to determine if such instruments contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the statement of operations each period. Bifurcated embedded derivatives are classified with the related host contract in the Company’s balance sheet. Refer to Notes 7 and 13 for further detail.
Fair Value of Financial Instruments
In accordance with FASB ASC 820
Fair Value Measurements and Disclosures
, the Company uses a three-level hierarchy for fair value measurements of certain assets and liabilities for financial reporting purposes that distinguishes between market participant assumptions developed from market data obtained from outside sources (observable inputs) and the Company’s own assumptions about market participant assumptions developed from the best information available to us in the circumstances (unobservable inputs). The fair value hierarchy is divided into three levels based on the source of inputs as follows:
Level 1: Quoted prices in active markets for identical assets or liabilities.
Level 2: Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.
Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.
Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the years ended December 31, 2022 and 2021. The carrying amount of cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses, deferred revenue and other current liabilities approximated their fair values as of December 31, 2022 and 2021. The Company carries Convertible Notes and Simple Agreements for Future Equity (“SAFE”) investments at their fair value (see Note 7 for fair value information).

Business Combinations
The Company accounts for business combinations in accordance with FASB ASC 805 (“ASC 805”),
Business Combinations
. Accordingly, identifiable tangible and intangible assets acquired and liabilities assumed are recorded at their estimated fair values, the excess of the purchase consideration over the fair values of net assets acquired is recorded as goodwill, and transaction costs are expensed as incurred.
Recent Accounting Pronouncements
Accounting pronouncements recently adopted
In August 2020, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”)
2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40)
(“ASU
2020-06”)
to simplify certain financial instruments. ASU
2020-06
eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU
2020-06
amends the diluted earnings per share guidance, including the requirement to use the if-converted
method for all convertible instruments. ASU
2020-06
is effective for fiscal years beginning after December 15, 2021 and should be applied on a full or modified retrospective basis. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU
2020-06
effective January 1, 2021. The adoption of ASU
2020-06
did not have a material impact on the Company’s financial statements.
In February 2016, the FASB issued ASU
2016-02,
Leases
(ASC 842) (“ASU
2016-02”),
which supersedes the current accounting for leases and while retaining two distinct types of leases, finance and operating, (i) requires lessees to record a right of use asset and a related liability for the rights and obligations associated with a lease, regardless of lease classification, and recognize lease expense in a manner similar to current accounting, (ii) eliminates most real estate specific lease provisions, and (iii) aligns many of the underlying lessor model principles with those in the new revenue standard. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. The Company adopted ASU
2016-02
effective January 1, 2022 using the effective date method. The Company elected the transition package of three practical expedients permitted within the standard, which eliminates the requirements to reassess prior conclusions about lease identification, lease classification and initial direct costs. In addition, the Company elected the hindsight practical expedient and the practical expedient to combine lease and non-lease
components. Further, the Company adopted a short-term lease exception policy, permitting the Company to not apply the recognition requirements of this standard to short-term leases (i.e. leases with terms of 12 months or less). The application of this exception policy was applicable to a single lease, which was terminated, and for which the last payment was made, in April 2022. Total lease payments made related to this lease, in 2022, amounted to approximately $6,500.
On June 20, 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update
2018-07,
Improvements to Nonemployee Share-Based Payment Accounting (“ASU
2018-07”),
which simplifies the accounting for share-based payments granted to nonemployees for goods and services. ASU
2018-07
supersedes ASC
505-50
Equity
by expanding the scope of Topic 718 to include
non-employee
awards and generally aligning the accounting for nonemployee awards with the accounting for employee awards. The Company adopted ASU
2018-07
as of January 1, 2020. The adoption of this guidance did not have a material impact on the consolidated financial statements.
Accounting pronouncements not yet adopted
In June 2016, the FASB issued ASU
No. 2016-13,
Financial Instruments: Credit Losses (Topic 326) (“ASU
2016-13”),
which requires measurement and recognition of expected losses for financial assets held. The new standard changes the impairment model for most financial instruments, including trade receivables, from an incurred loss method to a
new-forward
looking approach, based on expected losses. The estimate of expected credit losses will require organizations to incorporate considerations of historical information, current conditions, and reasonable and supportable forecasts. The standards update is effective prospectively for annual and interim periods beginning after December 15, 2022 for private and smaller reporting companies. The Company is required to adopt ASU
2016-13
on January 1, 2023. Management is currently evaluating the impact of these changes on its financial statements.
4. Business Combinations & Asset Acquisitions
Acquisition of Demio, Inc.
On February 19, 2021, the Company completed its business acquisition of 100% of the equity interests of Demio, Inc. (“Demio”), pursuant to the Agreement and Plan of Merger, dated January 29, 2021. Demio, a Florida corporation, is a developer of a cloud-based webinar platform designed to engage and covert audiences through live conversations. Demio’s solution is designed to help businesses create, launch and manage live, automated or recorded webinars, facilitating engagement with prospects as well as clients. The purpose of this acquisition was to strategically integrate Demio’s webinar platform into Banzai’s growing list of offerings.
The purchase price of Demio consisted of cash consideration of $3,400,000. The Company also issued (i) 1,213,346 shares of Banzai restricted Class A Common Stock to the selling shareholders and founders of Demio and (ii) up to an aggregate of $2,000,000 payable in cash (the “Earnout liability”). The vesting of the equity consideration and the cash payments are contingent upon the achievement of revenue targets of the combined company. Contingent consideration is payable upon the achievement of a target of $4,000,000 in revenues attributable to Demio for two discrete
12-month
periods as described in the Agreement and Plan of Merger. A maximum of two cash payments, each in the amount of $1,000,000 payable in cash, are payable upon the achievement of the revenue targets as described above. This contingent consideration was accounted for as post-combination compensation, with amounts recorded on the Statement of Operations, as part of General and Administrative expenses. Management notes further that the revenue targets applicable to the 2nd discrete
12-month
period, were not achieved and this portion of the Earnout Liability was forfeited.
Pursuant to the Agreement and Plan of Merger, one hundred percent (100%) of the restricted shares shall initially be deemed unvested and subject to forfeiture.
One-half
(1/2) of the unvested shares shall no longer be subject to forfeiture and shall thereupon cease to be unvested shares upon payment, if any, of the first revenue target in accordance with the Merger Agreement. The remaining one-half
(1/2) of the unvested shares shall no longer be subject to forfeiture and shall thereupon cease to be unvested shares upon payment, if any, of the second revenue target in accordance with the Agreement and Plan of Merger. The Company classified the restricted shares as post-combination expense, as upon termination of the selling shareholders the restricted shares would also be forfeited. Therefore, the Company recognized stock compensation upon vesting for these restricted shares when payout of the Earnout liability was deemed probable, refer to Note 16.
Assets acquired and liabilities assumed are recorded at the date of acquisition at their respective fair values. Also, current assets and liabilities were recorded at their carrying amounts, which are deemed to approximate their respective fair values given their short-term nature. The estimated fair value of net assets acquired, including the allocation of the fair value to identifiable assets and liabilities, was determined using established valuation techniques.
The estimated fair value of the acquired intangible assets was determined using a method which reflects the present value of the operating cash flows generated by this asset after taking into account the cost to realize the revenue, and an appropriate discount rate to reflect the time value and risk associated with the invested capital. These assets are subject to impairment testing.
Goodwill of $2,171,526 arising from the acquisition equates to the residual intangible asset that generates earnings in excess of a normal return on all other tangible and intangible assets. Under the residual method, the fair value of goodwill is determined by subtracting the fair value of the identified net tangible and intangible assets from the fair value of the total purchase consideration. The goodwill is primarily attributable to the synergies that are expected to result from combining the operations of the Company and Demio. Specifically, the goodwill of the acquired company is primarily related to expected improvements in technology performance and functionality, as well as sales growth from future product and service offerings and new customers, together with certain intangible assets that do not qualify for separate recognition. All of the goodwill was assigned to the Company’s only segment. None of the goodwill recognized is expected to be deductible for income tax purposes.
In connection with the business acquisition, the Company incurred acquisition costs of approximately $185,000 that were recognized in general and administrative expenses.
Total Consideration Paid

Closing cash price	$3,400,000

Total purchase price	$3,400,000

The table below sets forth the allocation of the fair value of the Demio net assets acquired and the corresponding line item in the Company’s consolidated balance sheet at the date of acquisition.

Assets
Cash and cash equivalents	$233,352
Property, plant and equipment	6,265
Technology	1,169,000
Trade names and trademarks	546,000
Goodwill	2,171,526

Total assets	4,126,143
Liabilities
Accounts payable and other accrued expenses	180,117
Deferred revenue	136,568
Deferred tax liability	409,458

Total liabilities	726,143

Total net assets acquired	3,400,000
Cash Paid at Closing	3,400,000

Total purchase price	$3,400,000

The Company’s consolidated financial statements for the year ended December 31, 2021 include the results of operations of Demio since February 20, 2021 during which period Demio contributed revenues of approximately $3,468,000 and a net loss of approximately $770,000. On an unaudited pro forma basis, the revenues and net income of the Company assuming the acquisition had occurred on January 1, 2021, are shown below. The unaudited pro forma information does not purport to present what the Company’s actual results would have been had the acquisition occurred on January 1, 2021, nor is the financial information indicative of the results of future operations.

	Revenue (unaudited)	Earnings/(Loss) (unaudited)
Actual from February 20, 2021 through December 31, 2021	$3,468,000	$(770,000)
Fiscal 2021 supplemental pro forma from January 1, 2021 through December 31, 2021	$6,106,442	$(9,734,298)

The Company did not have any material, nonrecurring pro forma adjustments directly attributable to the business acquisition included in the reported unaudited pro forma revenue and earnings. These unaudited pro forma amounts have been calculated after applying the Company’s accounting policies. In 2021, the Company incurred approximately $185,000 of acquisition-related costs. These expenses are included in general and administrative expenses on the Company’s consolidated income statement for the year ended December 31, 2021 and are reflected in pro forma earnings for the year ended December 31, 2021 in the table above. Revenue and earnings from Demio is $899,232 and $247,331, respectively for the period from January 1, 2021 through February 19, 2021.
5. Asset Disposal
Acquisition of High Attendance Assets
On August 14, 2020, in connection with the terms and conditions of the Asset Purchase Agreement (the “Agreement”) by and among the Company and High Attendance, the Company acquired intellectual property and fixed assets of High Attendance in exchange for $449,000 cash and 133,257 restricted shares of Class A Common Stock of the Company (the “Purchase”). The Purchase was accounted for as an asset acquisition as substantially all of the fair value of the assets acquired was concentrated in one asset class, Technology. The Purchase was initiated by the Company to acquire High Attendance’s Technology to be incorporated into products of the Company. There was $49,000 of transaction costs incurred by the Company relating to the Purchase.
The restrictions on the Class A Common Stock are subject to High Attendance meeting certain service requirements over a two-year
period (“Restricted Stock”). The Restricted Stock is payable to the sole shareholder of High Attendance who became an employee of the Company. The Restricted Stock is treated as post-combination compensation expense in accordance with the applicable guidance for share-based payments.
The following table represents the purchase price:

Cash	$400,000
Transaction costs	49,000

Total purchase price	$449,000

The following table represents the net assets acquired:

Assets:
Technology	$436,000
Trade names and trademarks	13,000

Net assets acquired	$449,000

High Attendance’s assets were measured and recognized as an allocation of the purchase price based on their relative fair values as of the transaction date.
Disposal of High Attendance Assets
On July 1, 2022, the Company sold the assets and liabilities of High Attendance back to its former owner (the “Buyer”), from whom the assets were originally purchased during the year ended December 31, 2020 pursuant to an Asset Purchase Agreement. At the time of the sale, the Buyer was employed by and a shareholder of the Company. The sale was accounted for as a nonmonetary transaction as the Company determined the sale of the High Attendance asset group represents the rescission of the prior acquisition of these assets in the asset acquisition which occurred during the year ended December 31, 2020.

The assets and liabilities of High Attendance were exchanged for the cancellation of 133,257 shares of restricted Class A Common Stock of the Company, par value $0.0001 per share, held by the former owner of High Attendance, and which were previously granted to the Buyer as consideration for the acquisition of High Attendance during the year ended December 31, 2020. As additional consideration for the Buyer’s assumption of liabilities relating to the purchased assets of High Attendance, the Company paid $17,500 to the Buyer at closing. The shares of restricted Class A Common Stock had vesting terms over 24 months of continuous service from the date of the initial purchase during the year ended December 31, 2020.
In accordance with the provisions of ASC 845
Nonmonetary Transactions
, the Company recorded the cancellation of 133,257 shares of restricted Class A Common Stock as a reduction of additional paid in capital, and no gain or loss was recorded in this transaction.
The following summarizes the activity related to the High Attendance assets in 2022 and 2021:

Carrying Value
Acquisition of High Attendance assets	$449,000
Amortization of High Attendance assets	(56,125)

High Attendance assets—December 31, 2020	392,875
Amortization of High Attendance assets	(149,666)
Impairment of High Attendance assets	(243,209)

High Attendance assets—December 31, 2021	$—

6. Revenue
Under ASC 606, revenue is recognized throughout the life of the executed agreement. The Company measures revenue based on considerations specified in terms and conditions agreed to by a customer. Furthermore, the Company recognizes revenue when a performance obligation is satisfied by transferring control of the service to the customer, which occurs over time.
The Company’s services include providing
end-to-end
video engagement solutions that provide a fast, intuitive and powerful platform of marketing tools that create more intent-driven videos, webinars, virtual events and other digital and in-person
marketing campaigns.
As noted within the SOW’s and invoices, agreements range from monthly to annual and Banzai generally provides for net 30 days payment terms with the payment made directly through check or electronic means.
Banzai’s Management believes its exposure to Credit Risk is sufficiently mitigated by collection through credit card sales or direct payment from established clients.
The Company follows the provisions of ASC 606, under which the Company recognizes revenue when the customer obtains control of promised goods or services, in an amount that reflects the consideration which is expected to be received in exchange for those goods or services. The Company recognize revenues following the five-step model prescribed under ASC 606: (i) identify contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenues when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue.

Nature of Goods and Services
The following is a description of the Company’s goods and services from which the Company generates revenue, as well as the nature, timing of satisfaction of performance obligations, and significant payment terms for each, as applicable:
Demio
The Demio product is a full-stack technology that marketers can leverage live and automated for video marketing content such as webinars and virtual events. Software products are provided to Demio customers for a range of attendees and hosts within a specified time frame at a specified established price. The performance obligations identified include access to the suite and platform, within the parameters established, and within the standards established in the agreement. Contracts include a standalone selling price for the number of webinars and hosts as a performance obligation. There are no financing components and payments are typically net 30 of date or receipt of invoice. It is nearly 100% certain that a significant revenue reversal will not occur. The Company recognizes revenue for its sale of Demio services over time which corresponds with the period of time that access to the service is provided.
Reach
The Reach product provides a multi-channel targeted audience acquisition (via Reach) to bolster engagement and Return on Investment (ROI). Banzai enables marketing teams to create winning webinars and virtual and in-person
events that increase marketing efficiency and drive additional revenue. Software products are provided to Reach customers for a range of simultaneous events and registrations within a specified time frame at a specified established price. The performance obligations identified include access to the suite and platform, within the parameters established, and within the standards established in the agreement. Contracts include a standalone selling price for the number of simultaneous published events as a performance obligation. There are no financing components and payments are typically net 30 of date or receipt of invoice. It is nearly 100% certain that a significant revenue reversal will not occur. The Company recognizes revenue for its sale of Reach services over time which corresponds with the timing the service is rendered.
Disaggregation of Revenue
The following table summarizes revenue by region based on the billing address of customers:

	Year Ended December 31,
	2022		2021
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
Americas	$3,307,129	62%	$3,521,217	68%
Europe, Middle East and Africa (EMEA)	1,588,539	30%	1,351,589	26%
Asia Pacific	437,311	8%	334,404	6%

Total	$5,332,979	100%	$5,207,210	100%

Contract Balances
Accounts Receivable
A receivable is recorded when an unconditional right to invoice and receive payment exists, such that only the passage of time is required before payment of consideration is due. The Company receives payments from customers based upon agreed-upon contractual terms, typically within 30 days of invoicing the customer. The timing of revenue recognition may differ from the timing of invoicing to customers.

	12/31/2022		12/31/2021
	Opening Balance	Closing Balance	Opening Balance	Closing Balance
Accounts receivable, net	$74,727	$68,416	$32,137	$74,727
Costs to Obtain a Contract
Sales commissions, the principal costs incurred to obtain a contract, are earned when the contract is executed. Management has capitalized these costs and amortized the commission expense over time in accordance with the related contract’s term. For the years ended December 31, 2022 and 2021, commission expenses were $434,446 and $513,293, respectively. Capitalized commissions at the years ended 2022 and 2021 were $69,737 and $90,662, respectively.
The following summarizes the Costs to obtain a contract activity in 2022 and 2021:

Balance—December 31, 2020	$136,276

Commissions Incurred	407,035
Deferred Commissions Recognized	(452,649)

Balance—December 31, 2021	90,662
Commissions Incurred	343,003
Deferred Commissions Recognized	(363,928)

Balance—December 31, 2022	$69,737

7. Fair Value Measurements
Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the years ended December 31, 2022 and 2021. The carrying amount of accounts payable approximated fair value as they are short term in nature.
Fair Value on a
Non-recurring
Basis
The fair value of
non-financial
assets measured at fair value on a
non-recurring
basis, classified as Level 3 in the fair value hierarchy, is determined based on using market-based approaches, or estimates of discounted expected future cash flows. Refer to Note 3 for further detail regarding any applicable impairment expenses recognized with regard to the measurement of non-financial
assets at fair value on a
non-recurring
basis.
Fair Value on a Recurring Basis
The Company follows the guidance in ASC 820
Fair Value Measurements and Disclosures
for its financial assets and liabilities that are
re-measured
and reported at fair value at each reporting period, and
non-financial
assets and liabilities that are
re-measured
and reported at fair value at least annually. The estimated fair value of the convertible notes bifurcated embedded derivative liabilities, and SAFE represent Level 3 measurements.

The following table presents information about the Company’s financial instruments that are measured at fair value on a recurring basis at December 31, 2022 and 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2022	December 31, 2021
Liabilities:
Bifurcated embedded derivative liabilities	3	$893,216	$4,000
Bifurcated embedded derivative liabilities—related party	3	$1,889,084	$—
SAFE	3	$829,139	$294,044
SAFE—related party	3	$8,636,861	$3,062,956
Bifurcated Embedded Derivative Liability
The fair value of the embedded put option was determined using a Black Scholes option pricing model. Estimating fair values of embedded conversion features requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. Because the embedded conversion features are initially and subsequently carried at fair values, the Company’s consolidated statements of operations will reflect the volatility in these estimate and assumption changes. Refer to Note 13 for further details.
The following table sets forth a summary of the changes in the fair value of the bifurcated embedded derivative liability, related to the Related Party and Third Party Convertible Debt, respectively, which are Level 3 financial liabilities that are measured at fair value on a recurring basis:

	Fair Value
	Related Party	Third Party
Balance at December 31, 2020	$—	$—
Issuance of CP BF convertible notes with bifurcated embedded derivative	—	3,000
Change in fair value	—	1,000

Balance at December 31, 2021	—	4,000
Issuance of convertible notes with bifurcated embedded derivatives	1,365,300	619,700
Issuance of CP BF convertible notes with bifurcated embedded derivative	1,375	625
Extinguishment of Old Alco Note derivative	(70,000)	—
Change in fair value	592,409	268,891

Balance at December 31, 2022	$1,889,084	$893,216

Simple Agreements for Future Equity (SAFE)
During the year ended December 31, 2021, the Company entered into Simple Agreements for Future Equity (SAFE) arrangements (the “SAFEs”) with both related and unrelated parties. In the event of an Equity Financing (as defined in the SAFEs agreements), the SAFEs will automatically convert into shares of the Company’s common or preferred stock at a discount of 15% of the per share price of the shares offered in the Equity Financing (the “Discount Price”). In the event of a Liquidity Event, SPAC Transaction or Dissolution Event (all terms as defined in the SAFEs agreements), the holders of the SAFEs will be entitled to receive cash or shares of the Company’s common or preferred stock. The number of shares required to be issued to settle the SAFEs at the equity financing is variable, because that number will be determined by the discounted fair value of the

Company’s equity shares on the date of settlement (i.e., Discount Price). Regardless of the fair value of the shares on the date of settlement, the holder will receive a fixed monetary value based on the Purchase Amount of the SAFE. If there is a Liquidity Event or SPAC Transaction before the settlement or termination of the SAFEs, the SAFEs will automatically be entitled to receive a portion of Proceeds, due and payable immediately prior to, or concurrent with, the consummation of such Liquidity Event or SPAC Transaction, equal to the greater of (i) two times (2x) the Purchase Amount (the
“Cash-Out
Amount”) or (ii) the amount payable on the number of shares of Common Stock equal to the Purchase Amount divided by the Liquidity Price. Refer to Note 14 for additional information related to the Company’s SAFEs.
The fair value of the SAFEs was determined using a scenario-based method for the pre-modification
SAFE’s and a Monte Carlo simulation method for the post-modification SAFEs. The value of the SAFE liability as of December 31, 2022 and 2021 is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The fair value of the SAFEs on the date of issuance was determined to be $3,836,000. Refer to Note 14 for further details.
The following table sets forth a summary of the activity of the Related Party and Third Party SAFE liabilities, respectively (See Note 14 for further detail), which represents a recurring fair value measurement at the end of each reporting period:

	Fair Value
	Related Party	Third Party
Balance at December 31, 2020	$—	$—
Issuance of SAFEs	3,500,000	336,000
Change in fair value	(437,044)	(41,956)

Balance at December 31, 2021	3,062,956	294,044
Change in fair value	4,001,825	384,175
Loss on modification	1,572,080	150,920

Balance at December 31, 2022	$8,636,861	$829,139

8. Property and Equipment
Property and equipment, net consisted of the following at the dates indicated:

	December 31,
	2022	2021
Computers and equipment	30,866	20,061
Less: accumulated depreciation	(19,063)	(9,475)

Property and equipment, net	$11,803	$10,586

Depreciation expense for the years ended December 31, 2022 and 2021 was $9,588 and $6,916, respectively.

9. Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following at the dates indicated:

	December 31,
	2022	2021
Prepaid expenses and other current assets:
Prepaid data license and subscription costs	3,124	23,344
Prepaid consulting costs	40,000	—
Prepaid advertising and marketing costs	32,178	—
Prepaid merchant fees	26,401	26,513
Prepaid insurance costs	15,430	8,992
Prepaid software costs	10,255	73,017
Prepaid interest	—	387,724
Prepaid employee benefit costs	—	19,056
Other current assets	136,382	129,210

Total prepaid expenses and other current assets	$263,770	$667,856

10. Goodwill
The following summarizes our goodwill activity in 2022 and 2021:

Total
Goodwill—January 1, 2021	$—

Acquisition of Demio	2,171,526
Impairment	—

Goodwill—December 31, 2021	2,171,526
Impairment	—

Goodwill—December 31, 2022	$2,171,526

As the Company has one operating segment which was deemed to be its only reporting unit, goodwill is allocated to that one unit and the carrying value is determined based on the equity of the entire company for purposes of evaluating goodwill impairment. As of December 31, 2022 and 2021, the reporting unit had a negative carrying value of $19,252,093 and $8,593,627, respectively.
As of December 31, 2022 and 2021, the estimated enterprise fair value for the one identified reporting unit was $99,410,104 and $19,574,000, respectively. No impairment of goodwill was identified as of December 31, 2022 and 2021, respectively.

11. Accrued and Other Current Liabilities
Accrued and other current liabilities consisted of the following at the dates indicated:

	December 31,
	2022	2021
Accrued and other current liabilities:
Accrued offering costs	$261,090	$—
Sales Tax Payable	230,617	113,526
Accrued payroll and benefit costs	95,947	106,257
Accrued accounting and professional services costs	94,573	30,000
Accrued legal costs	31,355	—
Accrued subscription costs	28,774	35,139
Accrued advertising and marketing costs	—	37,500
Accrued streaming service costs	—	33,310
Other current liabilities	3,017	5,000

Total accrued and other current liabilities	$745,373	$360,732

12. Deferred Revenue
Deferred revenue represents amounts that have been invoiced in advance of revenue recognition and is recognized as revenue when transfer of control to customers has occurred or services have been provided. The deferred revenue balance does not represent the total contract value of annual or multi-year, non-cancelable
revenue agreements. Differences between the revenue recognized per the below schedule, and the revenue recognized per the Consolidated Statement of Operations, reflect amounts not recognized through the deferred revenue process, and which have been determined to be insignificant.
The change in deferred revenue was as follows for the years indicated:

	December 31,
	2022	2021
Deferred revenue, beginning of period	$1,060,040	$604,134
Billings	5,040,665	5,127,696
Revenue recognized (prior year deferred revenue)	(1,004,697)	(482,126)
Revenue recognized (current year deferred revenue)	(4,165,572)	(4,304,195)
Deferred revenue balance acquired (Demio)	—	114,531

Deferred revenue, end of period	$930,436	$1,060,040

13. Debt
Convertible Notes
Convertible Notes—Related Party
On March 21, 2022, the Company issued a subordinated convertible promissory note (“Old Alco Note”) for a principal sum of $2,000,000 to Alco Investment Company (“Alco”), a related party. Alco held approximately 5% of the issued equity of the Company, through its ownership of Series A preferred stock, for all periods presented. The Old Alco Note bore interest at a rate of 15% per annum until exchanged. The outstanding principal and accrued interest were due and payable on the December 31, 2023 (“Original Maturity Date”), provided that, Alco could elect to extend the Original Maturity Date up to two times by additional
12-month
increments by delivering written notice to the Company prior to the Original Maturity Date of such election. The outstanding principal and interest under the Old Alco Note was, at the Holder’s election, either (i) effective upon the closing of an Equity Financing (as defined in the agreement), to be converted into shares of the same series of preferred stock of the Company issued to other investors in the Equity Financing (the “Equity Financing Securities”) at a conversion price equal to 85% of the price per share of Equity Financing Securities paid by the other investors in the Equity Financing, with any resulting fraction of a share rounded to the nearest whole share (with 0.5 being rounded up) (the “Conversion Option”) or (ii) immediately prior to the closing of an Equity Financing, become due and payable in cash.
The embedded redemption put feature upon an Equity Financing is not clearly and closely related to the debt host instrument, was separated from the debt host and initially measured at fair value. Subsequent changes in fair value of the feature are recognized in the Consolidated Statement of Operations. The fair value (see Note 7) of the bifurcated derivative liability was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative.
Discounts to the principal amounts were included in the carrying value of the Old Alco Note and amortized to interest expense over the remaining term of the underlying debt. During 2022, the Company recorded a $151,000 debt discount upon issuance of the Old Alco Note. For the year ended December 31, 2022, interest expense on the Old Alco Note totaled $124,620, comprised of $100,273. of contractual interest and $24,347 for the amortization of the discount. The effective interest rate was 20% prior to the exchange of the Old Alco Note as noted below.
On July 19, 2022, the Company and Alco entered into an exchange agreement whereby Alco and the company agreed to the cancellation of the Old Alco Note in exchange for the issuance of a new subordinated convertible promissory note in the principal amount of $2,101,744 (representing the principal amount plus accrued interest under the Old Alco Note) (the “New Alco Note”). In accordance with ASC 470
Debt
, the Company treated the Old Alco Note as extinguished and recognized a loss on debt extinguishment of $56,653 for the year ended December 31, 2022, determined by the sum of the fair value of the New Alco Note in excess of the carrying value of the Old Alco Note less the bifurcated embedded derivative liability at the time of the modification.
Between July and September 2022, the Company issued additional Subordinated convertible notes (together with the New Alco Note, the “Related Party Convertible Notes”) for an aggregate amount of $4,100,538 to related parties Alco and DNX. DNX held in excess of 5% of the issued equity of the Company, through its ownership of Series A preferred stock, for all periods presented. The Related Party Convertible Notes bear interest at a rate of 8% per annum, and are convertible into the same series of capital stock of the Company to be issued to other investors upon a Qualified Financing (as defined in the agreement) at a conversion price equal to the lesser of (i) 80% of the per share price paid by the cash purchasers of such Qualified Financing Securities (as defined in the agreement) in the Qualified Financing, or (ii) the conversion price obtained by dividing $50,000,000 by the Fully Diluted Capitalization (as defined in the agreement). If not sooner converted or prepaid, the Convertible Notes are payable no later than the earlier of (a) the written demand by the holders of a majority-in-interest
of the Notes then outstanding on or after September 1, 2023, (b) consummation of a Liquidity Event (as defined in the agreement), or (c) the written demand by the Majority Holders (as defined in the agreement) after an Event of Default (as defined in the agreement) has occurred. In the event of a Liquidity Event (as defined below) while this Note is outstanding, immediately prior to the closing of such Liquidity Event and in full satisfaction of this Note, an amount equal to the greater of (a) the Outstanding Amount, or (b) two times (2x) the principal amount of this Note then outstanding shall become immediately due and payable in cash.
The embedded redemption put feature upon an Equity Financing and the optional redemption upon a Liquidity Event at a substantial premium are not clearly and closely related to the debt host instrument, were separated and bundled together, assigned probabilities of being affected and initially measured at fair value. Subsequent changes in fair value of the feature will be recognized in the Consolidated Statement of Operations. The fair value of the bifurcated derivative liability was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative (see Note 7).
Discounts to the principal amounts are included in the carrying value of the Related Party Convertible Notes and amortized to interest expense over the contractual term of the underlying debt. During 2022, the Company recorded a $1,279,840 debt discount upon issuance of the above described Related Party Convertible Notes, which is comprised of $1,262,026 related to the bifurcated derivative and $17,814 of debt issuance costs. For the year ended December 31, 2022, interest expense on the Related Party Convertible Notes totaled $604,329, comprised of $152,578 of contractual interest and $451,751 for the amortization of the discount. The effective interest rate for each of the convertible notes ranged from 42% to 48% as of December 31, 2022.
Convertible Notes—Third Party
Between July and September 2022, the Company issued additional Subordinated convertible notes (the “Third Party Convertible Notes”) for an aggregate amount of $1,861,206 to third-party creditors. The Third Party Convertible Notes bear interest at a rate of 8% per annum, and are convertible into the same series of capital stock of the Company to be issued to other investors upon a Qualified Financing (as defined in the agreement) at a conversion price equal to the lesser of (i) 80% of the per share price paid by the cash purchasers of such Qualified Financing Securities (as defined in the agreement) in the Qualified Financing, or (ii) the conversion price obtained by dividing $50,000,000 by the Fully Diluted Capitalization (as defined in the agreement). If not sooner converted or prepaid, the Convertible Notes are payable no later than the earlier of (a) the written demand by the holders of a majority-in-interest
of the Notes then outstanding on or after September 1, 2023, (b) consummation of a Liquidity Event (as defined in the agreement), or (c) the written demand by the Majority Holders (as defined in the agreement) after an Event of Default (as defined in the agreement) has occurred. In the event of a Liquidity Event (as defined below) while this Note is outstanding, immediately prior to the closing of such Liquidity Event and in full satisfaction of this Note, an amount equal to the greater of (a) the Outstanding Amount, or (b) two times (2x) the principal amount of this Note then outstanding shall become immediately due and payable in cash.
The embedded redemption put feature upon an Equity Financing and the optional redemption upon a Liquidity Event at a substantial premium are not clearly and closely related to the debt host instrument, were separated and bundled together, assigned probabilities of being affected and initially measured at fair value. Subsequent changes in fair value of the feature will be recognized in the Consolidated Statement of Operations. The fair value of the bifurcated derivative liability was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative (see Note 7).
Discounts to the principal amounts are included in the carrying value of the Third Party Convertible Notes and amortized to interest expense over the contractual term of the underlying debt. During 2022, the Company recorded a $580,056 debt discount upon issuance of the Third Party Convertible Notes, which is comprised of $571,974 related to the bifurcated derivative and $8,082 of debt issuance costs. For the year ended December 31, 2022, interest expense on the Third Party Convertible Notes totaled $209,156, comprised of $48,702 of contractual interest and $160,454 for the amortization of the discount. The effective interest rate for each of the convertible notes ranged from 42% to 48% as of December 31, 2022.

The following table presents the Related Party and Third Party Convertible Notes, respectively, as of December 31, 2022:

	Related Party	Third Party
Face value of the convertible notes	$4,100,538	$1,861,206
Debt discount, net	(828,089)	(419,601)

Carrying value of the convertible notes	3,272,449	1,441,605
Accrued interest	152,578	48,702

Total convertible notes and accrued interest	$3,425,027	$1,490,307

Term and Convertible Notes (CP BF)
On February 19, 2021, the Company entered into a Loan Agreement with CP BF Lending, LLC (“CP BF”) for $8,000,000. The Loan Agreement was comprised of a Term Note for $6,500,000 and a Convertible Note for $1,500,000, with the option upon the request of the Company for Additional Loan (“Additional Loan”) principal amount of up to $7,000,000, evidenced by additional notes with 81.25% of the principal amount of such Additional Loan being evidenced by a Term Note, and 18.75% of the principal amount of such an Additional Loan being evidenced by a Convertible Note. The Term Loan bears cash interest at a rate of 14% per annum paid monthly and accrued interest payable-in-kind
(“PIK”) cumulatively at 1.5% per annum. The outstanding principal balance of the Term Loan together with accrued and unpaid interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on February 19, 2025 (“Loan Maturity Date”). The Convertible Loan accrues PIK interest cumulatively at a rate of 15.5% per annum, and is convertible into Class A Common Stock upon Qualified Financing (as defined in the agreement), upon a Change of Control (as defined in the agreement), upon Prepayment, or at Maturity at a fixed conversion price. If not sooner converted or prepaid, the Convertible Note principal together with accrued and unpaid interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on the Loan Maturity Date. Upon the occurrence, and during the continuance, of an Event of Default (as defined in the agreement), interest on the Term Loan will bear cash interest at a per annum rate of 20% (“Default Rate”) and no PIK interest shall accrue at any time during an Event of Default and the Convertible Note will bear PIK Interest at a per annum at the Default Rate.
Additionally, the Company may voluntarily prepay the Principal of the Loans, in accordance with their terms, in whole or in part at any time. On the date of any such prepayment, the Company will owe to Lender: (i) all accrued and unpaid Cash Interest with respect to the principal amount so prepaid through the date the prepayment is made; (ii) if such prepayment is prior to the twelve-month anniversary of the Closing Date, all unpaid interest (including for the avoidance of doubt, PIK Interest and Cash Interest) with respect to the principal amount so prepaid that would have been due and payable on or prior to the twelve-month anniversary of the Closing Date had the Loans remained outstanding until such twelve-month anniversary date (the “Yield Maintenance Premium”); (iii) the Exit Fee with respect to the principal amount so prepaid, calculated as 1.0% of the outstanding principal balance of the Loans, with only the portion of the principal balance so converted counted for purposes of determining the applicable Exit Fee; and provided further, that, in the event of a partial prepayment of the Loans, the Exit Fee shall be calculated on the principal amount so repaid and not on the entire outstanding principal balance thereof, and (iv) all other Obligations, if any, that shall have become due and payable hereunder with respect to the principal amount so prepaid.
The Loan Agreement contains customary covenants, including restrictions on the Company’s ability to incur indebtedness, grant liens or security interest on assets, make acquisitions, loans, advances or investments, or sell or otherwise transfer assets, among others. The Loan Agreement also contains other financial covenants related to minimum gross profit margin, minimum ARR (Annual Recurring Revenue) growth rate, and fixed charge ratio, among other financial covenants per the terms of the Loan Agreement. The Loan Agreement is secured by a first-priority Lien (subject to Permitted Liens) on and security interest in the Collateral pursuant to the terms of the Collateral Documents. The Loan Agreement named Joseph Davy, CEO, as Guarantor, and per the term of the

Loan Agreement, he is willing to guarantee the full payment, performance and collection of all of the Credit Parties’ obligations thereunder and under the Loan Agreement, all as further set forth therein.
For the first quarter ended March 31, 2022, the second quarter ended June 30, 2022, the third quarter ended September 30, 2022, and the fourth quarter ended December 31, 2022, the Company was not in compliance with the Minimum Gross Profit Margin covenant in section 7.14.1 of the Loan Agreement, the Minimum ARR Growth covenant in section 7.14.2 of the Loan Agreement, and the Fixed Charge Coverage Ratio covenant in section 7.14.3 of the Loan Agreement. For the second quarter ended June 30, 2021, and the third quarter ended September 30, 2021, the Company was not in compliance with the Minimum ARR Growth covenant in section 7.14.2 of the Loan Agreement. For the fourth quarter ended December 31, 2021, the Company was not in compliance with the Minimum Gross Profit Margin covenant in section 7.14.1 of the Loan Agreement and the Minimum ARR Growth covenant in section 7.14.2 of the Loan Agreement.
For the first quarter ending March 31, 2023, the Company was not in compliance with the Minimum Gross Profit Margin covenant in section 7.14.1 of the Loan Agreement, the Minimum ARR Growth covenant in section 7.14.2 of the Loan Agreement, and the Fixed Charge Coverage Ratio covenant in section 7.14.3 of the Loan Agreement. As a result of the Company’s noncompliance with the financial covenants, the entire principal amount and all unpaid and accrued interest will be classified as current on the Company’s consolidated balance sheets.
Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by CP BF or cured to the satisfaction of Lender, subject to the exercise of customary commercial underwriting standards in determining such satisfaction, Lender may, without notice or demand to the Credit Parties declare the unpaid principal of and any accrued interest shall be immediately due and payable. While the Company and the Lender are engaged in good faith discussions to resolve these matters, no agreement to resolve such matters has been reached and all of the Loans remain in default for the reasons stated above, and the Lender is not presently exercising remedies, which the Lender reserves the right to so do at any time.
During the year ended December 31, 2021, the Company capitalized $310,589 and $71,674 of costs associated with the issuance of the Term Note and Convertible Notes, respectively, and amortizes these costs to interest expense over the term of the debt, using the effective interest method. The capitalized debt issuance costs are presented as a reduction of the carrying value of the Term Note and Convertible Notes.
The embedded redemption put feature upon a Prepayment and Default Interest triggering events that are unrelated to the creditworthiness of the Company are not clearly and closely related to the debt host instrument, were separated and bundled together, as a derivative and assigned probabilities of being affected and initially measured at fair value in the amount of $3,000. Subsequent changes in fair value of the feature will be recognized as a gain or loss in the Consolidated Statement of Operations. The fair value of the bifurcated derivative liability was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative (See Note 7).
On October 10, 2022 the Loan Agreement was amended, where CP BF waived payment by the Company of four months of cash interest with respect to the Term Loan in replacement for a Convertible Loan (“First Amendment Convertible Loan”) in the principal amount of $321,345, which is not considered an Additional Loan as defined above. The First Amendment Convertible Loan has the same features as the Convertible Loan described above.
Discounts to the principal amounts, relating to the debt issuance costs and embedded features, are included in the carrying value of the Convertible Notes and amortized to interest expense over the remaining term of the underlying debt. During 2022, the Company recorded a $2,000 debt discount upon issuance of the Convertible Notes. For the year ended December 31, 2022, interest expense on the Term loan totaled $1,110,296, comprised of $1,042,291 of contractual interest and $68,006 for the amortization of the discount. The effective interest rate for the Term Loan was 16% for years ending December 31, 2022 and 2021. For the year ended December 31, 2022, interest expense on the Convertible Notes totaled $319,743, comprised of $303,121 of contractual interest and $16,622 for the amortization of the discount. The effective interest rate for the CP BF Convertible Note and First Amendment Convertible Loan was 16% and 16%, respectively, for the year ending December 31, 2022. During 2021, the Company recorded a $74,674 debt discount upon issuance of the Convertible Note. For the year ended December 31, 2021, interest expense on the Term loan totaled $939,321, comprised of $889,650 of contractual interest and $49,671 for the amortization of the discount. For the year ended December 31, 2021, interest expense on the Convertible Notes totaled $229,270, comprised of $217,124 of contractual interest and $12,146 for the amortization of the discount. The effective interest rate for the CP BF Convertible Note was 16% for the year ending December 31, 2021.
The Company utilizes a combination of scenario-based methods and Black-Scholes option pricing models to determine the average share count outstanding at conversion and the simulated price per share for the Company as of the valuation date. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.
The following table presents the CP BF convertible notes as of December 31, 2022:

Face value of the CB BF convertible notes	$1,821,345
Debt discount, net	(63,715)

Carrying value of the CB BF convertible notes	1,757,630
Accrued interest	518,904

Total CB BF convertible notes and accrued interest	$2,276,534

The following table presents the CP BF convertible notes as of December 31, 2021:

Face value of the CB BF convertible notes	$1,500,000
Debt discount, net	(62,529)

Carrying value of the CB BF convertible notes	1,437,471
Accrued interest	217,124

Total CB BF convertible notes and accrued interest	$1,654,595

The following table presents the CP BF term note as of December 31, 2022:

Face value of the CB BF term note	$6,500,000
Debt discount, net	(192,911)

Carrying value of the CB BF term note	6,307,089
Accrued interest	186,962

Total CB BF term note and accrued interest	$6,494,051

The following table presents the CP BF term note as of December 31, 2021:

Face value of the CB BF term note	$6,500,000
Debt discount, net	$(260,917)

Carrying value of the CB BF term note	$6,239,083
Accrued interest	$86,095

Total CB BF term note and accrued interest	$6,325,178

14. Simple Agreements for Future Equity
Simple Agreements for Future Equity—Related Party
During the year ended December 31, 2021, the Company entered into Simple Agreements for Future Equity (SAFE) arrangements with related parties Alco and DNX (See Note 13 for description of the related party relationship with these entities) (the “Related Party SAFEs”) pursuant to which the Company received gross proceeds in the amount of $3,500,000. In the event of an Equity Financing (as defined in the SAFEs agreements), the Related Party SAFEs will automatically convert into shares of the Company’s common or preferred stock at a discount of 15% of the per share price of the shares offered in the Equity Financing (the “Discount Price”). In the event of a Liquidity Event, SPAC Transaction or Dissolution Event (all terms as defined in the SAFEs agreements), the holders of the Related Party SAFEs will be entitled to receive cash or shares of the Company’s common or preferred stock. The Related Party SAFEs were recorded as a liability in accordance with the applicable accounting guidance as they are redeemable for cash upon contingent events that are outside of the Company’s control. The initial fair value of the Related Party SAFE liability was $3,500,000. Subsequent changes in fair value at each reporting period are recognized in the Consolidated Statement of Operations. For the years ended December 31, 2022 and 2021, the Company recognized a loss of $4,001,825 and a gain of $437,044, respectively, for the change in fair value of the Related Party SAFE liability.
The Company utilizes a combination of scenario-based methods and Monte Carlo simulation to determine the fair value of the Related Party SAFE liability as of the valuation dates. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.
On September 2, 2022, the Company modified the SAFE agreements pursuant to approval by the holders. In accordance with the modified terms, in the event of an Equity Financing or SPAC Transaction, the Related Party SAFEs will automatically convert into shares of the Company’s common or preferred stock at the lesser of (a) the Discount Price for an Equity Financing (Liquidity Price (as defined in the agreements) for a SPAC Transaction) or (b) the conversion price obtained by dividing $50,000,000 by the Fully Diluted Capitalization (as defined in the agreements). Upon modification, the Company calculated the fair value of the Related Party SAFE liability immediately before and immediately after the modification which resulted in the recognition of a loss for the change in fair value of $1,572,080.
Simple Agreements for Future Equity—Third Party
During the year ended December 31, 2021, the Company entered into Simple Agreements for Future Equity (SAFE) arrangements with third party investors (the “Third Party SAFEs”) pursuant to which the Company received gross proceeds in the amount of $336,000. In the event of an Equity Financing (as defined in the SAFEs agreements), the Third Party SAFEs will automatically convert into shares of the Company’s common or preferred stock at a discount of 15% of the per share price of the shares offered in the Equity Financing (the “Discount Price”). In the event of a Liquidity Event, SPAC Transaction or Dissolution Event (all terms as defined in the SAFEs agreements), the holders of the Third Party SAFEs will be entitled to receive cash or shares of the Company’s common or preferred stock. The Third Party SAFEs were recorded as a liability in accordance with the applicable accounting guidance as they are redeemable for cash upon contingent events that are outside of the Company’s control. The initial fair value of the Third Party SAFE liability was $336,000. Subsequent changes in fair value at each reporting period are recognized in the Consolidated Statement of Operations. For the years ended December 31, 2022 and 2021, the Company recognized a loss of $384,175 and a gain of $41,956, respectively, for the change in fair value of the Third Party SAFE liability.
The Company utilizes a combination of scenario-based methods and Monte Carlo simulation to determine the fair value of the Third Party SAFE liability as of the valuation dates. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.

On September 2, 2022, the Company modified the Third Party SAFE agreements pursuant to approval by the holders. In accordance with the modified terms, in the event of an Equity Financing or SPAC Transaction, the Third Party SAFEs will automatically convert into shares of the Company’s common or preferred stock at the lesser of (a) the Discount Price for an Equity Financing (Liquidity Price (as defined in the agreements) for a SPAC Transaction) or (b) the conversion price obtained by dividing $50,000,000 by the Fully Diluted Capitalization (as defined in the agreements). Upon modification, the Company calculated the fair value of the Third Party SAFE liability immediately before and immediately after the modification which resulted in the recognition of a loss for the change in fair value of $150,920.
15. Commitments and Contingencies
Leases
The Company has operating leases for its real estate across multiple states. The operating leases have remaining lease terms of approximately 1.8 years as of December 31, 2022 and consist primarily of office space. As discussed above, the Company adopted the provisions of ASU
2016-02
effective January 1, 2022, using a modified retrospective approach at the beginning of the year of adoption.
The lease agreements generally do not provide an implicit borrowing rate. Therefore, the Company used a benchmark approach to derive an appropriate incremental borrowing rate to discount remaining lease payments.
Leases with an initial term of twelve months or less are not recorded on the balance sheet. There are no material residual guarantees associated with any of the Company’s leases, and there are no significant restrictions or covenants included in the Company’s lease agreements. Certain leases include variable payments related to common area maintenance and property taxes, which are billed by the landlord, as is customary with these types of charges for office space. The Company has not entered into any lease arrangements with related parties.
The Company’s existing leases contain escalation clauses and renewal options. The Company is not reasonably certain that renewal options will be exercised upon expiration of the initial terms of its existing leases. Prior to adoption of ASU
2016-02
effective January 1, 2022, the Company accounted for operating lease transactions by recording lease expense on a straight-line basis over the expected term of the lease.
The Company entered into a sublease which it has identified as an operating lease prior to the adoption of ASC 842
Leases
. The Company remains the primary obligor to the head lease lessor, making rental payments directly to the lessor and separately billing the sublessee. The sublease is subordinate to the master lease, and the sublessee must comply with all applicable terms of the master lease. The Company subleased the real estate to a third-party at a monthly rental payment amount that was less than the monthly cost that it pays on the headlease with the lessor.
In evaluating long-lived assets for recoverability, the Company calculated the fair value of the sublease using its best estimate of future cash flows expected to result from the use of the asset. When undiscounted cash flows to be generated through the sublease is less than the carrying value of the underlying asset, the asset is deemed impaired. If it is determined that assets are impaired, an impairment loss is recognized for the amount that the asset’s book value exceeds its fair value. Based on the expected future cash flows, the Company recognized an impairment loss upon adoption of ASC 842
Leases
of $303,327. The impairment loss was recorded to impairment loss on lease on the consolidated statement of operations for the year ended December 31, 2022.

The components of lease expense, are as follows:

Components of lease expense:	For the Year Ended December 31, 2022
Operating lease cost	$191,483
Short-term lease cost	—
Lease impairment cost	303,327
Sublease income	(177,588)

Total lease cost	$317,222

Supplemental cash flow information related to leases are as follows:

Supplemental cash flow information:	For the Year Ended December 31, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Non-cash lease expense (operating cash flow)	$152,018
Non-cash impairment of right to use assets (operating cash flow)	(303,327)
Change in lease liabilities (operating cash flow)	(243,596)
Operating lease right-of-use assets obtained in exchange for lease obligations:
Operating leases	762,603
Supplemental balance sheet information related to leases was as follows:

Operating leases:	As of December 31, 2022
Operating lease right-of-use assets	$307,258

Operating lease liability, current	284,963
Operating lease liability, long-term	234,043

Total operating lease liabilities	$519,006

Weighted-average remaining lease term:	As of December 31, 2022
Operating leases (in years)	1.76

Weighted-average discount rate:	As of December 31, 2022
Operating leases	6.74%

The Company adopted ASC 842
Leases
by applying the guidance at adoption date, January 1, 2022. Prior to January 1, 2022, the Company applied ASC 840
Leases
. There was no impact of adoption as of the December 31, 2021. Future minimum lease payments under non-cancellable
lease as of December 31, 2022, are as follows:

Maturities of lease liabilities:
Year Ending December 31, 2023	$311,327
2024	240,818

Total undiscounted cash flows	552,145

Less discounting	(33,139)

Present value of lease liabilities	$519,006

In addition, the Company recognized lease expense under ASC 840
Leases
of $285,219 during the year ended December 31, 2021. There are no contingent rental amounts due to the lessors. Future minimum lease payments under non-cancellable
leases as of December 31, 2021 were as follows:

Future minimum lease payments:
Year Ending December 31, 2022	$276,888
2023	283,549
2024	217,096

Total future minimum payments	$777,533

16. Equity
Class A and B Common Stock
The Company’s Amended and Restated Certificate of Incorporation, issued January 29, 2021, authorized the issuance of 19,544,521 shares of Common Stock, $0.0001 par value per share, of which (i) 13,224,521 shares are designated as Class A Common Stock (“Class A Common Stock”) and (ii) 6,320,000 shares are designated as Class B Common Stock (“Class B Common Stock”) (collectively, the “Common Stock”). As of December 31, 2022 and 2021, the Company has issued 1,837,606 and 1,956,972 shares of Class A Common Stock, respectively. As of December 31, 2022 and 2021, the Company has issued 6,320,000 shares of Class B Common Stock. The Class A Common Stock and Class B Common Stock entitle their holders to one vote per share and ten votes per share, respectively, on each matter properly submitted to the stockholders entitled to vote thereon.
The holders of shares of Common Stock shall be entitled to receive dividends declared by the Board of Directors, on a pro rata basis based on the number of shares of Common Stock held by each such holder, assuming conversion of all Class B Common Stock into Class A Common Stock at a one to one conversion ratio.
This Note 16 was revised October 18, 2023 to include the respective voting power of the Class A and Class B Common Stock.
Series
A-1
and
A-2
Convertible Preferred Stock
The Company’s Amended and Restated Certificate of Incorporation, issued February 20, 2020, authorized the issuance of 2,600,306 shares of Preferred Stock, $0.0001 par value per share, of which (i) 2,400,959 shares are designated as Series
A-1
Preferred Stock (“Series
A-1
Preferred”) and (ii) 199,347 shares are designated as Series
A-2
Preferred Stock (“Series
A-2
Preferred”) (collectively, the “Preferred Stock”). On November 30, 2020 the Company Amended and Restated their Certificate of Incorporation which increased the number of authorized shares of Series
A-1
Preferred Stock by 24,521 to a total of 2,425,480. As of December 31, 2022 and 2021, the Company has issued 2,129,476 shares of Series
A-1
Preferred with an original issuance price of $2.9155 per share and 199,347 shares of Series
A-2
Preferred with an original issuance price of $0.5518 per share.
The Preferred Stock is presented in temporary or “mezzanine” equity as the convertible preferred stock give the holders (by majority vote) the option if there is a sale, merger or change of control to redeem shares for cash. The convertible preferred stock is recorded at fair value as of the date of issuance. No subsequent adjustment of the initial measurement amounts for these contingently redeemable Preferred Stock is necessary unless the redemption of the convertible preferred shares becomes probable. Accordingly, the amount presented as temporary equity for the contingently redeemable Preferred Stock outstanding is its issuance-date fair value.
The Preferred Stock are convertible at the option of the holder at any time into shares of Class A Common Stock or will automatically convert into Class A Common Stock upon (1) Sale of shares of Common Stock to the public or (2) Specified by vote or written consent of the Requisite Holders. Other than dividends on shares of Common Stock payable in shares of Common Stock, the Preferred Stock have rights equal to holders on shares of any other class or series of capital stock of the Corporation. There have been no dividends declared to date. Each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Class A Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable
shares of Class A Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price in effect at the time of conversion, with the “Conversion Price” with respect to each series of Preferred Stock initially equal to the applicable Original Issue Price for each such series of the Preferred Stock.
Restricted Stock
In connection with the acquisition of Demio and High Attendance, the Company issued restricted stock to the selling shareholders and founders of Demio. 1,213,346 shares of the Company’s restricted Class A common stock were issued to the selling shareholders and founders of Demio and 133,257 shares of the Company’s restricted Class A common stock were issued to the High Attendance shareholder.
A summary of the status of the Company’s grants of restricted shares of common stock is presented below:

	Number of Non- vested Shares	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2021	133,257	$0.64
Granted	1,213,346	1.11
Vested	(606,671)	1.11

Outstanding at December 31, 2021	739,932	1.03
Vested	(606,675)	1.11
Cancelled/ Forfeited	(133,257)	0.64

Non-vested shares at December 31, 2022	—	$—

17. Stock-Based Compensation
The Company established the Banzai International, Inc. 2016 Equity Incentive Plan (“the Plan”) on April 26, 2016, to enable the Company to attract, incentivize and retain eligible individuals through the granting of awards in the Company. The maximum number of options that may be issued over the term of the Plan were initially set at 400,000 shares of common stock. On July 19, 2017, the Plan was amended to increase the maximum number of options that may be issued to 2,400,000 shares of common stock. Accordingly, the Company has reserved a sufficient number of shares to permit the exercise of options in accordance with the terms of the Plan. The term of each award under the Plan shall be no more than ten years from the date of grant thereof. The Company’s Board of Directors is responsible for the administration of the Plan and has the sole discretion to determine which grantees will be granted awards and the terms and conditions of the awards granted. As of December 31, 2022, 1,796,422 stock options remain available to be awarded under the Plan.

The Company accounts for stock-based payments pursuant to ASC 718
Stock Compensation
and, accordingly, the Company records compensation expense for stock-based awards based upon an assessment of the grant date fair value for options using the Black-Scholes option pricing model. The Company has concluded that its historical share option exercise experience does not provide a reasonable basis upon which to estimate expected term. Therefore, the expected term was determined according to the simplified method, which is the average of the vesting tranche dates and the contractual term. Due to the lack of company specific historical and implied volatility data, the estimate of expected volatility is primarily based on the historical volatility of a group of similar companies that are publicly traded. For these analyses, companies with comparable characteristics were selected, including enterprise value and position within the industry, and with historical share price information sufficient to meet the expected life of the share-based awards. The Company computes the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent periods of the calculated expected term of its share-based awards. The risk-free interest rate is determined by reference to the U.S. Treasury zero-coupon
issues with remaining maturities similar to the expected term of the options. Expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.
On June 26, 2020, the Board of Directors of Banzai approved the repricing of 973,000 outstanding stock options held by current employees to an exercise price of $0.76. No other changes to the original stock option grant terms were made.
The incremental compensation cost was measured as the fair value of the stock options immediately before and immediately after the modification. The Company determined the total incremental compensation cost from the modification to be $35,013, of which $25,127 related to fully vested options and was expensed as stock-based compensation expense, and $9,886 related to unvested options and will be recognized over the remaining service period.
The following table summarizes assumptions used to compute the fair value of options granted:

	Year Ended December 31,
	2022	2021
Stock price	$1.54	$1.11
Exercise price	$1.70	$0.76 - 1.73
Expected volatility	53.61 - 55.30%	49.70 - 54.58%
Expected term (in years)	5.94 - 6.08	5.44 - 6.08
Risk-free interest rate	1.95 - 2.85%	0.60 - 1.34%
A summary of stock option activity under the Plan is as follows:

	Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Intrinsic Value
Outstanding at January 1, 2021	934,079	$0.73	8.99	$356,328
Granted	500,500	1.51
Exercised	(168,748)	0.76		59,062
Expired	(24,142)	0.76
Forfeited	(459,974)	0.85

Outstanding at December 31, 2021	781,715	1.15	7.20	369,102

Granted	382,500	1.70
Exercised	(13,891)	0.76		10,835
Expired	(196,154)	0.85
Forfeited	(350,592)	1.59

Outstanding at December 31, 2022	603,578	$1.35	7.95	$3,433,946

Exercisable at December 31, 2022	301,199	$1.00	7.00	$1,818,865

In connection with issuances under the Plan, the Company recorded stock-based compensation expense of $70,567 and $87,003, which is included in general and administrative expense for the years ended December 31, 2022 and 2021, respectively. The Company recorded stock-based compensation expense of $673,405 and $673,405 related to the restricted shares of Class A Common Stock issued in connection with the Demio acquisition for the years ended December 31, 2022 and 2021, respectively. The Company recorded stock-based compensation expense of $26,364 and $42,643 related to the restricted shares of Class A Common Stock issued in connection with the High Attendance asset acquisition for the years ended December 31, 2022 and 2021, respectively. The weighted-average grant-date fair value per option granted during the years ended December 31, 2022 and 2021 was $0.77 and $0.46, respectively. As of December 31, 2022 and 2021, $160,203 and $176,726 of unrecognized compensation expense related to non-vested
awards is expected to be recognized over the weighted average period of 2.74 and 3.00 years, respectively. The aggregate intrinsic value is calculated as the difference between the fair value of the Company’s stock price and the exercise price of the options.
18. Income Taxes
A reconciliation of the statutory U.S. federal income tax rate to the Company’s effective tax rate consist of the following:

	For the Years Ended December 31,
	2022		2021
Statutory federal income tax benefit	$(3,248,385)	21%	$(2,182,128)	21%
Permanent items	2,117,591	(14)%	258,449	(2)%
State taxes, net of federal tax benefit	(327,095)	2%	(317,955)	3%
Change in valuation allowance	1,435,042	(9)%	1,817,277	(17)%
Change in state tax rate	13,055	—%	18,481	—%
Other	9,792	—%	(3,582)	—%

Effective tax rate	$—	—%	$(409,458)	4%

The components of income tax provision (benefit) are as follows:

	As of December 31,
	2022	2021
Federal:
Current	$—	$—
Deferred	—	(360,150)
State and Local:
Current	—	—
Deferred	—	(49,308)

Total	$—	$(409,458)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The temporary differences that give rise to deferred tax assets and liabilities are as follows:

	As of December 31,
	2022	2021
Deferred tax assets (liabilities):
Net operating loss carryforwards	$3,744,512	$2,950,020
Contribution carryforwards	20,837	16,222
Stock-based compensation	25,216	17,989
Accrual to cash adjustment	482,109	255,440
Intangible assets	—	97,979
Lease Liabilities	119,971	—
Right of use assets	(71,024)	—
Capitalized R&D costs (Sec. 174)	451,195	—
Other	696	820

	4,773,512	3,338,470
Valuation allowance	(4,773,512)	(3,338,470)

Deferred tax assets, net of allowance	$—	$—

As of December 31, 2022, the Company had federal and state net operating loss carryforwards of approximately $15,325,300 and $9,175,400, respectively. As of December 31, 2021, the Company had federal and state net operating loss carryforwards of approximately $11,863,100 and $7,911,700, respectively. Federal losses of $124,500 begin to expire in 2036 and $15,200,800 of the federal losses carryforward indefinitely. State losses of $7,357,300 begin to expire in 2031 and $1,818,100 of the state losses carryforward indefinitely. Utilization of the net operating loss carryforwards may be subject to an annual limitation according to Section 382 of the Internal Revenue Code of 1986 as amended, and similar provisions.
The Company has determined, based upon available evidence, that it is more likely than not that all of the net deferred tax assets will not be realized and, accordingly, has provided a full valuation allowance against its net deferred tax asset. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, net operating loss carryback potential, and tax planning strategies in making these assessments.
The Company has determined that it had no material uncertain tax benefits for the year ended December 31, 2022 and 2021. The Company recognizes interest accrued related to unrecognized tax benefits and penalties in interest expense and penalties in operating expense. No amounts were accrued for the payment of interest and penalties at December 31, 2022, and 2021.
The Company files tax returns as prescribed by the tax laws of the jurisdictions in which they operate. In the normal course of business, the Company is subject to examination by federal and state jurisdictions where applicable based on the statute of limitations that apply in each jurisdiction. As of December 31, 2022, open years related to all jurisdictions are 2022, 2021, 2020, 2019, 2018, 2017, and 2016.
The Company has no open tax audits with any taxing authority as of December 31, 2022.
19. Subsequent Events
Proposed Merger with 7GC & Co. Holdings Inc.
On December 8, 2022, Banzai entered into an Agreement and Plan of Merger (the “Merger Agreement”) with 7GC & Co. Holdings Inc. (“7GC”), a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities, and 7GC Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of 7GC (“First Merger Sub”), and 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of 7GC (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and each, a “Merger Sub”). The Merger Subs are, as of the date of the Agreement, wholly owned subsidiaries of 7GC that were formed for purposes of consummating the transactions of the Agreement. The Merger Agreement provides that, among other things and upon the terms and subject to the conditions of the Merger Agreement at the closing of the transactions contemplated by the Merger Agreement, and in accordance with the Delaware General Corporation Law, Merger Sub will merge with and into Banzai, the separate corporate existence of Merger Sub will cease and Banzai shall continue as the surviving corporation and a wholly owned subsidiary of 7GC (the “Merger”). As a result of the Merger, among other things, all outstanding shares of capital stock of Banzai will be canceled and converted into the right to receive newly issued shares of common stock, par value $0.0001 per share, of 7GC (the “7GC Common Stock”) determined based on a pre-money
enterprise valuation of Banzai of $100,000,000 and a $10.00 price per share of 7GC Common Stock.
On June 14, 2023, 7GC entered into an engagement letter with Cohen, pursuant to which 7GC engaged Cohen to act as its capital markets advisor in connection with seeking extension of the date by which 7GC must consummate its initial business combination and in connection with an initial business combination with an unaffiliated third party, as well as to act as placement agent, on a non-exclusive basis, in connection with any private placement of equity, convertible and/or debt securities or other capital or debt raising transaction in connection with an initial business combination, in exchange for the right to receive (x) an advisory fee of 100,000 founder shares in connection with a successful extension, payable by the Sponsor at closing of an initial business combination, and (y) a transaction fee in connection with any such offering.
On June 15, 2023, 7GC issued a press release announcing that its special meeting of stockholders, to be held for the approval of the Second Extension Amendment, would be postponed from June 20, 2023 to June 26, 2023.
On June 26, 2023, 7GC’s stockholders approved the proposal for the Second Extension Amendment. 7GC filed a Current Report on Form 8-K with the SEC on June 29, 2023, announcing the approval of and the final results of the stockholder vote approving the Second Extension Amendment.
On July 31, 2023, Banzai sent a notice of termination to Hyros. On August 1, 2023, Banzai and Hyros terminated the Hyros Purchase Agreement and the Hyros Side Letter (the “Hyros Transaction Termination”), with immediate effect, in connection with the inability to procure the Hyros audited financial statements set forth in the Hyros Purchase Agreement on the timeline contemplated by the Merger Agreement for delivery of the Hyros audited financial statements.
Concurrent with discussions around the Hyros Transaction Termination, beginning in July 2023, 7GC and Banzai discussed and decided to pursue a business combination involving solely 7GC and Banzai. 7GC and Banzai negotiated and agreed upon the following changes (among others) to the key terms of the Business Combination: (i) the closing of Banzai’s acquisition of Hyros is no longer a condition to the closing of the Business Combination, (ii) the total deal value will be changed to a flat consideration of $100 million based on the standalone value of Banzai, without any right to earn out as was contemplated under the Original Merger Agreement, (iii) the outside date for the closing of the Business Combination will be pushed out to December 28, 2023 and (iii) the minimum aggregate transaction proceeds condition will be replaced with a net cash closing condition, under which the net cash of 7GC, the Company and their subsidiaries shall be no less than $5 million.
On August 4, 2023, 7GC and Banzai executed the Amendment.

Issuance of Subordinated Convertible Promissory Notes
Between March and July 2023, Banzai issued subordinated convertible promissory notes, for a principal balance of approximate $4.0 million to various third party and related party investors. The notes bear interest at 8% per year, payable on maturity, and mature on the earlier of the date of a Liquidity Event, as defined in Note 13, or December 31, 2023. The convertible promissory notes are convertible into common stock upon the closing of a Qualified Financing, should this occur prior to maturity, at a conversion price of the lesser of (i) 80% of the per share price paid by the cash purchasers of such Qualified Financing Securities in the Qualified Financing, or (ii) the conversion price obtained by dividing $50,000,000 (the “Valuation Cap”) by the Fully Diluted Capitalization, as defined. These issuances were approved by the board of directors and principal shareholders of the Company, in accordance with a written consent and waiver, signed on March 8, 2023.
Amendment to Alco Convertible Notes
In March 2023, Banzai entered into an agreement to amend the maturity date of the Alco Convertible Notes, previously issued to various investors during 2022, and which had an aggregate principal balance of approximately $6.0 million, from September 1, 2023 to December 31, 2023. No other amendments to the agreements related to these convertible notes, were made.
Forbearance Agreement with CP BF Lending
On August 24, 2023, the Company entered into a forbearance agreement (the “Forbearance Agreement”) with CP BF. Under the terms of the Forbearance Agreement, and as a result of the Company’s non-compliance with certain covenants of its Loan Agreement with CP BF, CP BF agreed to (i) amend certain provisions of the Loan Agreement to clarify the treatment of the Business Combination under the Loan Agreement, (ii) consent to the consummation of the Merger Agreement with 7GC, and (iii) forbear from exercising any of its rights and remedies under the Loan Agreement with the Company from the effective date of the Forbearance Agreement under the earlier of (a) the four-month anniversary of the closing of the 7GC Combination if the 7GC Combination is closed on or prior to December 29, 2023, (b) December 29, 2023 if the 7GC Combination is not consummated on or prior to December 29, 2023, or (c) the date on which any Termination Event (as defined within the Forbearance Agreement) shall have occurred. In connection with the Forbearance Agreement, CP BF and the Company also agreed to amend and restate CP BF’s existing convertible promissory notes so that they may remain outstanding following the closing of the Business Combination and, at CP BF’s option, be convertible into Class A shares of the Company after the Business Combination.
Issuance of Subordinated Term Note
In August 2023, Banzai issued a subordinated term note, for a principal balance of $150,000 to Alco, a related party lender. The note bears interest at 8% per year, payable on maturity, and matures two months from issuance. This issuance was approved by the board of directors and principal shareholders of the Company, in accordance with a written consent and waiver, signed on March 8, 2023.

Execution Version

CONFIDENTIAL

Annex A-1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

BANZAI INTERNATIONAL, INC.,

7GC & CO. HOLDINGS INC.,

7GC MERGER SUB I, INC.

and

7GC MERGER SUB II, LLC.

dated as of DECEMBER 8, 2022

ii

EXHIBITS
Exhibit A-1	Form of Sponsor Support Agreement
Exhibit A-2	Form of Company Support Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Lock-up Agreement
Exhibit D	Form of Written Consent

iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of December 8, 2022, is made by and among Banzai International, Inc., a Delaware corporation (the “Company”), 7GC & Co. Holdings Inc., a Delaware corporation (“7GC”), 7GC Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of 7GC (“First Merger Sub”), and 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of 7GC (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and each, a “Merger Sub”). 7GC, First Merger Sub, Second Merger Sub, and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) 7GC is a blank check company incorporated in the State of Delaware on December 22, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, and (b) the Merger Subs are, as of the date hereof, wholly owned subsidiaries of 7GC that were formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of 7GC, 7GC is required to provide an opportunity for its stockholders to have their outstanding 7GC Pre-Merger Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the 7GC Stockholder Approval;

WHEREAS, the Company is engaged in the business of, directly or indirectly, providing software and services relating to tracking, measuring and optimizing marketing and virtual events for businesses, (together with all other businesses conducted by any Group Company, the “Business”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of December 8, 2022 (as may be amended from time to time, the “Hyros Merger Agreement”), by and among the Company, Hero Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company, Hyros Inc., a Delaware corporation (“Hyros”), and the stockholder representative party thereto, and, prior to the Closing and pursuant to such Hyros Merger Agreement, the Company intends to acquire all of the issued and outstanding capital stock of Hyros through a statutory merger (the “Hyros Acquisition);

WHEREAS, prior to the Closing, each share of Company Class B Common Stock that is not held by Joseph Davy has been converted to one share of Company Class A Common Stock, to be treated the same as all the other shares of the Company Class A Common Stock hereunder in all respects;

WHEREAS, subject to the terms and conditions of this Agreement, immediately following the consummation of the Hyros Acquisition, and (i) in accordance with Section 251 of the Delaware General Corporation Law, as amended (the “DGCL”), at the Closing, First Merger Sub will merge with and into the Company (the “First Merger”), with the separate corporate existence of First Merger Sub ceasing and the Company surviving the First Merger as an indirect wholly owned subsidiary of 7GC (the “Surviving Corporation”) and (ii) in accordance with the Limited Liability Company Act of the State of Delaware (as amended, the “DLLCA”) and the DGCL, promptly following the First Merger, but in any event on the same day as the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with the separate corporate existence of the Surviving Corporation ceasing and Second Merger Sub surviving the Second Merger as a direct wholly owned subsidiary of 7GC, and, upon the First Effective Time of the First Merger, all shares of Company Stock will be converted into the right to receive the consideration set forth in Article 2 of this Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor is entering into a support agreement with 7GC and the Company, substantially in the form attached hereto as Exhibit A-1 (the “Sponsor Support Agreement”);

WHEREAS, concurrently with the execution of this Agreement, certain Pre-Closing Holders are entering into a support agreement with 7GC and the Company, substantially in the form attached hereto as Exhibit A-2 (the “Company Support Agreement”);

WHEREAS, the Company entered into that certain Share Purchase Agreement with GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (collectively, “GEM”) dated as of May 27, 2022 (the “GEM Agreement”) pursuant to which, among other things, upon the terms and subject to the conditions of the GEM Agreement, GEM has agreed to purchase from the Company (or its successor following a Reverse Merger Transaction (as defined in the GEM Agreement)) up to the number of duly authorized, validly issued, fully paid and non-assessable shares of common stock having an aggregate value of $100,000,000(the “GEM Financing”);

WHEREAS, in connection with the transactions contemplated by this Agreement, 7GC shall file a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a proxy statement of 7GC (the “Registration Statement / Proxy Statement”) and, it is a condition to the consummation of the transactions contemplated by this Agreement that the 7GC Stockholder Approval shall have been obtained;

WHEREAS, as of the date of this Agreement and immediately prior to giving effect to the transactions contemplated by this Agreement, Sponsor owns, and shall own, 5,650,000 7GC Pre-Merger Class B Shares and 7,350,000 7GC Warrants;

WHEREAS, at the Closing, 7GC, Sponsor, and certain Pre-Closing Holders shall enter into an amended and restated registration rights agreement, substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”);

WHEREAS, at the Closing, 7GC and certain Pre-Closing Holders shall enter into a lock-up agreement, substantially in the form attached hereto as Exhibit C (the “Lock-up Agreement”);

WHEREAS, the board of directors of 7GC has (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Mergers) and (b) recommended, among other things, the acceptance and approval of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby (including the Mergers) by the holders of 7GC Pre-Merger Shares entitled to vote thereon;

WHEREAS, the board of directors of the Company has (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Mergers) and (b) recommended, among other things, the acceptance and approval of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby (including the Mergers) by the holders of Company Stock entitled to vote thereon;

WHEREAS, the board of directors of First Merger Sub has (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the First Merger), and (b) recommended, among other things, the approval of this Agreement and the Ancillary Documents and acceptance of the transactions contemplated hereby and thereby (including the First Merger) by 7GC, in its capacity as the sole stockholder of First Merger Sub;

WHEREAS, 7GC, in its capacity as the sole member of Second Merger Sub has (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including, the Second Merger), on the terms and subject to the conditions of this Agreement and (b) determined, among other things, that it is in the best interests of Second Merger Sub, and declared it advisable, to enter into this Agreement and the Ancillary Documents providing for transactions contemplated hereby and thereby (including the Second Merger); and

2

WHEREAS, each of the Parties intends for U.S. federal and applicable state and local income tax purposes that (a) this Agreement constitute, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and (b) the Mergers, taken together, will constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“$12 Earn Out Shares” has the meaning set forth in Section 2.6(a)(i).

“$14 Earn Out Shares” has the meaning set forth in Section 2.6(a)(ii).

“$16 Earn Out Shares” has the meaning set forth in Section 2.6(a)(iii).

“7GC” has the meaning set forth in the introductory paragraph to this Agreement.

“7GC Advised Parties” has the meaning set forth in Section 8.19(b).

“7GC Board” has the meaning set forth in Section 5.18(a)(i).

“7GC Confidential Information” has the meaning set forth in Section 5.4(c).

“7GC Deal Communications” has the meaning set forth in Section 8.19(d).

“7GC Director” has the meaning set forth in Section 5.18(a)(i).

“7GC Financial Statements” means all of the financial statements of 7GC included in the 7GC SEC Reports.

“7GC Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Organization and Qualification), 4.2 (Authority), 4.3(i) and (iii) (No Violations), 4.4 (Brokers), and 4.7(a) (Capitalization of the 7GC Parties).

“7GC Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of a 7GC Party to timely consummate the transactions by this Agreement or any Ancillary Document.

“7GC New Class A Shares” means shares of 7GC’s Class A common stock, par value $0.0001 per share, as such class of common stock exists as of immediately following the First Effective Time.

“7GC New Class B Shares” means shares of 7GC’s Class B common stock, par value $0.0001 per share, as such class of common stock exists as of immediately following the First Effective Time.

“7GC Option” has the meaning set forth in Section 2.2(b)(i).

3

“7GC Parties” means, collectively, 7GC and the Merger Subs.

“7GC Pre-Merger Class A Shares” means shares of 7GC’s Class A common stock, par value $0.0001 per share, as such class of common stock exists as of the date of this Agreement.

“7GC Pre-Merger Class B Shares” means shares of 7GC’s Class B common stock, par value $0.0001 per share, as such class of common stock exists as of the date of this Agreement.

“7GC Pre-Merger Shares” means, collectively, at all times prior to the First Effective Time, the 7GC Pre-Merger Class A Shares, the 7GC Pre-Merger Class B Shares and the 7GC Preferred Shares.

“7GC Preferred Shares” means shares of 7GC’s preferred stock, par value $0.0001 per share.

“7GC Sale” means (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Securities that represent more than 50% of the total voting power of 7GC or (ii) a sale or disposition of all or substantially all of the assets of 7GC and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of 7GC (or any successor to 7GC) immediately following the closing of such transaction (or series of related transactions) being Beneficially Owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the Beneficial Owners, respectively, of at least 50% of the Equity Securities of 7GC immediately prior to such transaction (or series of related transactions).

“7GC Sale Price” means the price per share for one (1) 7GC New Class A Share in a 7GC Sale (disregarding any portion of such price attributable to any escrows, holdbacks, deferred purchase price, earnouts or the like). If and to the extent the price is payable in whole or in part with consideration other than cash, the price for such non-cash consideration shall be determined as follows: (i) with respect to any securities: (A) the average of the closing prices of the sales of the securities on all securities exchanges on which the securities may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such securities are not so listed, the average of the representative bid and asked prices quoted in the Nasdaq system as of 4:00 P.M., New York time, or, if on any day such securities are not quoted in the Nasdaq system, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive business days prior to such day or (B) if at any time the securities are not listed on any securities exchange or quoted in the Nasdaq system or the over-the-counter market, the value of each such security shall be equal to the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of the Sponsor and the Company on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale) and (ii) with respect to any other non-cash assets, the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of the Sponsor and the Company on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale).

“7GC Schedules” means the disclosure schedules to this Agreement delivered to the Company by 7GC on the date hereof.

“7GC SEC Reports” has the meaning set forth in Section 4.8.

4

“7GC Stockholder Approval” means the approval, as determined in accordance with the Governing Documents of 7GC, the DGCL and the rules of the Nasdaq, as applicable, of (i) the Transaction Proposal identified in clause (F) of Section 5.10 by the affirmative vote of the holders of at least a majority of the outstanding 7GC Pre-Merger Shares entitled to vote thereon, voting as a single class, present in person (or virtually) or represented by proxy at the 7GC Stockholders Meeting and entitled to vote thereon, (ii) those Transaction Proposals identified in clauses (A), (B), (C), (D), (E) and, if necessary, (H) and (I), of Section 5.10, in each case, by an affirmative vote of holders of at least a majority of the votes cast by holders of 7GC Pre-Merger Shares, voting as a single class, whether present in person (or virtually) or represented by proxy and entitled to vote thereon, in each case, at the 7GC Stockholders Meeting, and (iii) the Transaction Proposal identified in clause (G) of Section 5.10 by a plurality of the votes cast by holders of 7GC Pre-Merger Shares present in person (or virtually) or represented by proxy at the 7GC Stockholders Meeting and entitled to vote thereon.

“7GC Stockholder Redemption” means the right of the holders of 7GC Pre-Merger Class A Shares to redeem all or a portion of their 7GC Pre-Merger Class A Shares (in connection with the transactions contemplated by this Agreement or in connection with 7GC seeking an Extension) as set forth in the Governing Documents of 7GC.

“7GC Stockholders Meeting” has the meaning set forth in Section 5.10.

“7GC Transaction Expenses” means (i) the deferred underwriting fees in the amount of $8,050,000 in connection with 7GC’s IPO, and (ii) the aggregate amount of out-of-pocket fees, commissions, costs and expenses payable by 7GC (whether or not invoiced) and which are unpaid as of the Second Effective Time of outside legal counsel, accountants, advisors, investment bankers or consultants in connection with the negotiation, preparation, execution and performance of this Agreement or any Ancillary Document and the consummation of the transactions contemplated hereby and thereby.

“7GC Warrant” means each warrant to purchase one (1) 7GC Pre-Merger Class A Share at a price of $11.50 per share, subject to adjustment, as described in the 7GC SEC Reports.

“Accounting Principles” means GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the latest audited Financial Statements.

“Additional 7GC SEC Reports” has the meaning set forth in Section 4.8.

“Acquisition Proposal” has the meaning set forth in Section 5.8(a).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law relating to income Tax).

“Aggregate 7GC Transaction Proceeds” means an amount equal to the sum of (a) the cash proceeds to be received by 7GC at Closing from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to the 7GC Stockholder Redemptions), (b) the $100,000,000 equity commitment by GEM under the GEM Agreement and (c) the unrestricted cash on the balance sheet of the Company as of immediately prior to the Closing.

5

“Aggregate Fractional Share Cash Consideration” has the meaning set forth in Section 2.2(f).

“Aggregate Merger Consideration” means the Closing Merger Consideration and the Earn Out Shares.

“Aggregate SAFE Cash-Out Amount” means $7,672,000.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.2(h).

“Ancillary Documents” means this Agreement, the Registration Rights Agreement, the Lock-up Agreement, the Company Support Agreement, the Sponsor Support Agreement, each Letter of Transmittal and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively: (i) the U.S. Foreign Corrupt Practices Act (FCPA); (ii) the UK Bribery Act 2010; and (iii) any other anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Banzai Latest Balance Sheet” has the meaning set forth in Section 3.4(a)(iii).

“Beneficially Own” and correlative terms such as “Beneficial Ownership” and “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act and shall be calculated in accordance therewith.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Combination Proposal” has the meaning set forth in Section 5.10.

“Business Data” means all Personal Data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is Processed by or on behalf of the Group Companies.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in San Francisco, California or Salt Lake City, Utah are open for the general transaction of business.

“Business Intellectual Property” has the meaning set forth in Section 3.13(b).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020 and any and all Laws promulgated thereunder (including any SBA rules, regulations and guidance).

“CBA” has the meaning set forth in Section 3.14(e).

“Certificates” has the meaning set forth in Section 2.3(b).

“Closing” has the meaning set forth in Section 2.1(e).

“Closing Company Audited Financial Statements” has the meaning set forth in Section 3.4(c).

“Closing Date” has the meaning set forth in Section 2.1(e).

“Closing Filing” has the meaning set forth in Section 5.4(b).

6

“Closing Merger Consideration” means without duplication, the sum of (i) the 7GC New Class A Shares, the 7GC New Class B Shares and the Aggregate Fractional Share Cash Consideration payable to Pre-Closing Holders pursuant to Section 2.2(a), Section 2.2(b)(ii), Section 2.2(c), Section 2.2(d) and Section 2.2(f) and (ii) the aggregate number of 7GC New Class A Shares underlying the Company Options assumed by 7GC in accordance with Section 2.2(b), all upon the terms set forth in Section 2.2.

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“Closing Price” means, on any day of determination, the closing price on Nasdaq for a 7GC New Class A Share.

“Closing Adjusted Vested Securities Merger Consideration” means an amount equal to, (i) the Total Consideration, less (ii) the Aggregate SAFE Cash-Out Amount plus (iii) the Excess 7GC Transaction Expenses (if any).

“Closing Vested Securities Merger Consideration” means an amount equal to $293,000,000.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Advised Parties” has the meaning set forth in Section 8.19(b).

“Company Charter” means the Amended and Restated Certificate of Incorporation filed by the Company with the Delaware Secretary of State on February 20, 2020, as amended on December 28, 2020 and January 29, 2021.

“Company Class A Common Stock” means the Class A common stock of the Company, $0.0001 par value per share.

“Company Class B Common Stock” means the Class B common stock of the Company, $0.0001 par value per share.

“Company Common Stock” means the Company Class A Common Stock and Company Class B Common Stock, collectively.

“Company Convertible Notes” means the Senior Convertible Notes and the Subordinated Convertible Notes.

“Company D&O Tail Policy” has the meaning set forth in Section 5.5(c).

“Company Deal Communications” has the meaning set forth in Section 8.19(c).

“Company Directors” has the meaning set forth in Section 5.18(c).

“Company Equity Plan” means the Company’s 2016 Equity Incentive Plan, and each other plan that provides for the award of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

7

“Company Expenses” means, without duplication, the aggregate amount payable by any Group Company that is unpaid as of any time of determination, for (i) out-of-pocket fees, costs and expenses incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (including the fees and expenses of outside legal counsel, accountants, advisors, investment bankers, brokers, consultants or other agents (including, for the avoidance of doubt, to perform any compensation studies)), (ii) the cost of the Company D&O Tail Policy to be obtained pursuant to Section 5.5, (iii) the costs and expenses of any consultant or advisor engaged to prepare a compensation study in connection with implementation of the New Incentive Plan, (iv) the filing fee to be paid pursuant to the HSR Act, (v) the filing fee to be paid for the Registration Statement / Proxy Statement, and (vi) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company, or the Pre-Closing Holders pursuant to this Agreement or any Ancillary Document, in each case as of such determination time.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification), Sections 3.2(a) and 3.2(b) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.5(i) and (iii) (No Violations) and Section 3.17 (Brokers).

“Company IT Systems” means all computer systems, Software (including Company Products) and hardware, communication systems, servers, and all other information technology or network equipment and related items of automated, computerized or Software systems, and related documentation, in each case, relied on, owned, licensed or leased by a Group Company.

“Company Material Adverse Effect” means any change, event, effect, development or occurrence that, individually or in the aggregate with any other change, event, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business, customer relationships, regulatory environment, assets, prospects or results of operations of the Group Companies, taken as a whole, or (b) the ability of any Group Company to timely perform any of its or their respective covenants or obligations under this Agreement or any Ancillary Document or to consummate the transactions contemplated hereby or thereby; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any adverse change, event, effect, development or occurrence arising after the date hereof from or related to (i) conditions affecting the United States or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, (iii) changes in conditions of the financial, banking or securities markets generally, (iv) changes in any applicable Laws or GAAP (or authoritative interpretation of GAAP), (v) any change, event, effect, development or occurrence that is generally applicable to the industries or markets in which the Group Companies operate, (vi) the public announcement or pendency or consummation of the transactions contemplated by this Agreement (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5 to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) the taking of any action expressly required to be taken by the terms and conditions of this Agreement by the Company (other than as set forth in Section 5.1(a)), (viii) any failure, in and of itself, by the Group Companies to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending before, on or after the date of this Agreement (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, acts of God, pandemics (including COVID-19) or other comparable events; provided, however, that any change, event, effect, development or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (ix) may be taken into account in determining whether a Company Material Adverse

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Effect has occurred or is reasonably likely to occur to the extent such change, event, effect, development or occurrence has a disproportionate effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Option” means any option to purchase Company Class A Common Stock granted pursuant to a Company Equity Plan.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any Group Company.

“Company Preferred Conversion” has the meaning set forth in Section 5.16(a).

“Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company, and consisting of Series A-1 Preferred Stock and Series A-2 Preferred Stock.

“Company Products” means all Software and other products from which any of the Group Companies is currently deriving revenue from the sale, license, maintenance or other provision thereof.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by any Group Company.

“Company Schedules” means the disclosure schedules to this Agreement delivered to 7GC by the Company on the date hereof.

“Company Stockholder Agreements” means each of Contracts set forth on Section 1.1(a) of the Company Schedules.

“Company Stock” means the Company Common Stock and the Company Preferred Stock collectively.

“Company Stockholder Package” has the meaning set forth in Section 5.16(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 1, 2022, by and between 7GC and the Company.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment, understanding or arrangement, whether written or oral, that is legally binding upon a Person or any of his, her, or its properties or assets.

Conversion Amount” with respect to each Senior Convertible Note means, on any date of determination, the outstanding principal, accrued and unpaid interest and all fees and other obligations then payable in respect of such Senior Convertible Note.

“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition).

“COVID-19 Changes” has the meaning set forth in Section 5.1(a).

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

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“D&O Persons” has the meaning set forth in Section 5.5(a).

“Data” has the meaning set forth in the definition of Intellectual Property.

“Data Privacy and Security Requirements” means, collectively, all of the following to the extent governing the Group Company’s Processing of Personal Data or otherwise governing the Group Company’s privacy, security, or data breach notification requirements and as applicable to any Group Company, to the conduct of the Business, or to any of the Company IT Systems or any Business Data: (i) the Group Companies’ own published written policies and procedures; (ii) all applicable Laws (including, as and to the extent applicable, the General Data Protection Regulation (GDPR) (EU) 2016/679) and the California Consumer Privacy Act; (iii) binding industry standards applicable to the Group Company’s Processing activities; (iv) requirements of the Payment Card Industry Data Security Standard (PCI DSS) applicable to the Group Company’s collection or Processing of payment card information; and (v) provisions governing privacy, security, or data breach notification in any contracts into which any Group Company has entered or by which they are otherwise bound.

“Data Processor” means a third party that Processes Personal Data on behalf of or at the direction of the Company.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.2(i).

“Dissenting Stockholder” has the meaning set forth in Section 2.2(i).

“Earn Out Approval Parties” has the meaning set forth in Section 2.6(e).

“Earn Out Period” means the period of time from the date immediately following the Closing Date to the date that is sixty (60) months following the Closing Date.

“Earn Out Shares” has the meaning set forth in Section 2.6(a).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each pension, retirement, profit-sharing, savings, health, welfare, bonus, incentive, commission, stock option, equity or equity-based, deferred compensation, severance, retention, accident, disability, employment, change of control, stock purchase, restricted stock, separation, consulting, vacation, paid time off, fringe benefit and each other benefit or compensatory plan, program, policy or Contract (in each case, whether written or unwritten, formal or informal, and whether or not subject to ERISA) that any Group Company maintains, sponsors or contributes to, is required to contribute to or under or with respect to which any Group Company has any Liability, other than any plan sponsored or maintained by a Governmental Entity.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Rights” has the meaning set forth in Section 3.2(a).

“Equity Securities” means, with respect to any Person, any share, share capital, capital stock, partnership, membership, joint venture or similar interest in such Person (including any restricted stock, stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” means any Person that is or, at the relevant time was, treated as a single employer with the Company under Code Section 414(b), (c), (m) or (o).

“Excess 7GC Transaction Expenses” means the amount of 7GC Transaction Expenses as of the Measurement Time minus the deferred underwriting fees in the amount of $8,050,000.00 in connection with 7GC’s initial public offering minus $10,000,000.00; provided however, that in no event shall the amount of Excess 7GC Transaction Expenses be less than $0.00.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.3(a).

“Exchange Agent Agreement” means the paying and exchange agent agreement, in a form mutually agreed upon by 7GC and the Company.

“Exchange Ratio” means the quotient obtained by dividing (i) the Per Share Value by (ii) the Reference Price.

“Excess Awards” has the meaning set forth in Section 5.1(b)(v).

“Extension” has the meaning set forth in Section 5.21.

“Federal Securities Laws” means U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“First Certificate of Merger” has the meaning set forth in Section 2.1(a).

“First Effective Time” has the meaning set forth in Section 2.1(e).

“First Merger” has the meaning set forth in the recitals to this Agreement.

“First Merger Sub Sole Stockholder Approval” means the approval of 7GC, in its capacity as the sole stockholder of First Merger Sub, of this Agreement, the Ancillary Documents, and the transactions contemplated hereby and thereby (including the Mergers).

“First Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Fraud” means common law fraud under the Laws of the State of Delaware.

“Fully Diluted 7GC Common Stock” means as of the applicable time of measurement, a number equal to the sum of (i) the total number of shares of 7GC Class A common stock and 7GC Class B common stock issued and outstanding and (ii) the total number of shares of 7GC Class A common stock subject to securities that are convertible into or exercisable for shares of 7GC Class A common stock (in each case whether vested or unvested).

“GAAP” means generally accepted accounting principles in the United States of America.

“GEM” has the meaning set forth in the recitals to this Agreement.

“GEM Agreement” has the meaning set forth in the recitals to this Agreement.

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“GEM Financing” has the meaning set forth in the recitals to this Agreement.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate or articles of limited partnership, and the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company operating agreement and certificate or articles of formation or organization.

“Governmental Entity” means any United States or non-United States (i) transnational, federal, state, local, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private) or commission.

“Group Companies” means, collectively, the Company and its Subsidiaries.

“Group Company” means, individually, any of the Group Companies.

“Group Company Permits” has the meaning set forth in Section 3.6.

“Hazardous Substance” means any substance, material, or waste which is regulated by, or may give rise to Liability or standards of conduct pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, mold, radon, noise, odor, or radiation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hyros” has the meaning set forth in the recitals to this Agreement.

“Hyros Acquisition” has the meaning set forth in the recitals to this Agreement.

“Hyros Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, all amounts arising under any obligations of such Person or its Subsidiaries for, or in respect of, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for borrowed money, (ii) other obligations evidenced by any note, bond, debenture or other debt security, (iii) obligations (contingent or otherwise) for the deferred purchase price of property, assets or a business, including “earn-outs”, “seller notes”, contingent or deferred consideration or purchase price adjustments, (iv) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (v) leases required to be capitalized under GAAP, (vi) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (vii) indebtedness evidenced by letters of credit, assurances against loss, bankers’ acceptances or surety bonds (in each case, only to the extent drawn or cash collateralized prior to the Closing Date), (viii) unfunded or underfunded Liabilities under any defined benefit pension, supplemental retirement or post-employment welfare plan or arrangement, (ix) with respect to the Group Companies, any and all liabilities for amounts that any Group Company has deferred pursuant to Section 2302 of the CARES Act, (x) with respect to the Group Companies, unpaid accrued acquisition compensation, unpaid accrued bonuses, payments owing under appreciation rights, phantom equity, bonus, incentive or similar plans (including the employer portion of any employment, withholding, payroll, social security, unemployment or similar Taxes imposed on such amounts), (xi) with respect to the Group

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Companies, Affiliate payables or amounts payable to any Affiliate under any management or similar agreement or pursuant to termination of any Affiliate Contract at Closing, and (xii) any of the obligations of any other Person of the type referred to in clauses (i) through (xi) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person, and with respect to clauses (i) through (xi), including all accrued and unpaid interest, fees, expenses and other payment obligations (including any prepayment penalties, premiums, costs, breakage or other amounts payable upon the discharge thereof) arising under or in respect of such Indebtedness.

“Independent Director” means any director of a corporation who meets the requirements of “independent director” for all purposes under the rules and regulations of the SEC and the Nasdaq.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes and extensions of any of the foregoing (collectively, “Patents”); (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing, (collectively, “Marks”); (iii) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing; (iv) trade secrets, know-how and confidential and proprietary information, processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, financial and marketing plans and customer and supplier lists and information, formulae, algorithms, compositions, industrial models, architectures, plans, proposals, technical data, source code (collectively, and together with Data, “Trade Secrets”); (v) Software or other technology; (vi) technical data, databases, data repositories, data lakes and collections of data (collectively, “Data”), data classifications and data analysis, enrichment, measurement and management tools; (vii) usernames, keywords, tags, and other social media identifiers and accounts, for all third-party social media sites, as well as all content uploaded or posted to such sites; (viii) any other intellectual or industrial property, and all proprietary rights therein and thereto; (ix) all copies and tangible embodiments of any item reference in any of clauses (i)-(viii) (in whatever form or medium); and (x) enforcement rights with respect to any of the foregoing (including the right to seek and recover damages and equitable relief for any infringement, misappropriation, dilution or violation thereof).

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IP Contributor” has the meaning set forth in Section 3.13(c).

“IPO” has the meaning set forth in Section 8.18.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Latest Balance Sheets” has the meaning set forth in Section 3.4(a)(iv).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Letter of Transmittal” means a letter of transmittal in a form mutually agreed upon by the Parties.

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“Liability” or “liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, whether or not contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“Lien” means any mortgage, pledge, security interest, encumbrance, financing statement, lien, license or sub-license, covenant not to sue or otherwise enforce rights, charge, trust, option, warrant, purchase right, preemptive right, right of first offer or refusal, easement, servitude, restriction (whether voting, transfer or otherwise), encroachment or other similar encumbrance of any kind or nature whatsoever.

“Malicious Code” has the meaning set forth in Section 3.20(a).

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Data Supply Agreement” has the meaning set forth in Section 3.20(b).

“Measurement Time” means 12:01 a.m. Pacific Time on the Closing Date.

“Mergers” has the meaning set forth in Section 2.1(a).

“Merger Subs” has the meaning set forth in the introductory paragraph to this Agreement.

“Minimum Cash Condition” has the meaning set forth in Section 6.3(d).

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Stock Market.

“New Incentive Plan” has the meaning set forth in Section 5.10.

“Nonparty Affiliate” has the meaning set forth in Section 8.13.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $100,000 per license, or an ongoing licensee fee of less than $50,000 per year, excluding (i) third-party components bundled or integrated with any Company Product and (ii) Open Source Software.

“Open Source Software” means any Software that is licensed pursuant to: (i) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL); and the Server Side Public License (SSPL), (ii) any license that is considered “free” or “open source software”, including by the Open Source Foundation or the Free Software Foundation or (iii) any license that requires, or that conditions any rights granted in such license upon, any of the following: (a) the disclosure, distribution or licensing of any Software (other than the Software licensed thereunder in its unmodified form); (b) the disclosure, distribution or licensing of any Software (other than the Software licensed thereunder in its unmodified form) at no charge; (c) that any licensee of any Software (other than the Software licensed thereunder in its unmodified form) be permitted to

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access the source code of, modify, make derivative works of, or reverse-engineer such Software; (d) that any Software (other than the Software licensed thereunder in its unmodified form) be redistributable by other licensees; or (e) the grant of (or a prohibition on the assertion of) any rights in or to any Patents.

“Order” means any outstanding writ, order, judgment, injunction, settlement, decision, determination, award, ruling, subpoena, verdict or decree entered, issued, made or rendered by any Governmental Entity.

“Outstanding Amount” means with respect to each Subordinated Convertible Note, the Outstanding Amount as defined in and determined pursuant to such Subordinated Convertible Note.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financials” has the meaning set forth in Section 5.17(a).

“Per Share Value” means an amount equal to (i) the Closing Adjusted Vested Securities Merger Consideration divided by (ii) the Total Company Vested Securities.

“Permits” means any approvals, authorizations, waivers, consents, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (ii) statutory Liens for Taxes (x) not yet due and delinquent as of the Closing Date or (y) which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established on the Financial Statements in accordance with GAAP, (iii) encumbrances and restrictions of record on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not or would not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property or the operation of the business of the Group Companies, (iv) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Companies and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property or the operation of the business of the Group Companies, (v) non-exclusive licenses to Company Owned Intellectual Property granted by a Group Company in the ordinary course of business; (vi) other than with respect to Intellectual Property, Liens which would not be, or reasonably be expected to be, material to the Group Companies, (vii) other than with respect to Intellectual Property, which shall be governed by (v) above, any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or in the property being leased or licensed, and (viii) Liens on equity or debt securities resulting from applicable federal, state, provincial and other securities Laws.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Data” means all data or information Processed by or on behalf of the Group Companies that constitutes “personal information” or “personal data” or other equivalent term under applicable Data Privacy and Security Requirements.

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“Pre-Closing Holder Related Parties” has the meaning set forth in Section 3.19.

“Pre-Closing Holder Related Party Transactions” has the meaning set forth in Section 3.19.

“Pre-Closing Holders” means all Persons who hold one or more shares of Company Common Stock, shares of Company Preferred Stock (which shares of Company Preferred Stock shall convert to shares of Company Common Stock as of immediately prior to the First Effective Time), Company Options, Company Convertible Notes, or SAFE Rights prior to the First Effective Time.

“Prior 7GC Counsel” has the meaning set forth in Section 8.19(a).

“Prior Company Counsel” has the meaning set forth in Section 8.19(a).

“Privileged 7GC Deal Communications” has the meaning set forth in Section 8.19(d).

“Privileged Company Deal Communications” has the meaning set forth in Section 8.19(c).

“Proceeding” means any lawsuit, litigation, action, audit, demand, examination, hearing, claim, charge, complaint, audit, investigation, inquiry, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity or arbitrator.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, exchange, import, export, protection (including security measures), disposal, de-identification, sanitization, cleansing, sale or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.18.

“Public Distributions” has the meaning set forth in Section 8.18.

“Public Stockholders” has the meaning set forth in Section 8.18.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Reference Price” means $10.00.

“Registered Intellectual Property” means any Intellectual Property that is registered, filed or issued (or for which an application is pending for registration, filing or issuance) under the authority of any Governmental Entity (or, in the case of Internet domain names, under the authority of any authorized private registrar).

“Registration Statement / Proxy Statement” has the meaning set forth in the recitals to this Agreement.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Company Stockholder Approval” has the meaning set forth in Section 5.16(a).

“Restricted Stock” means each share of Company Class A Common Stock that, as of immediately prior to the First Effective Time, is unvested or subject to forfeiture by the holder.

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“SAFE Agreements” means those certain Simple Agreements for Future Equity entered into by and between the Company and the SAFE Investors.

“SAFE Cash-Out Amount” means with respect to each SAFE Right, the Cash-Out Amount as defined in the applicable SAFE Agreement that governs such SAFE Right.

“SAFE Investors” means those Persons identified on Section 1.1(b) of the Company Schedules.

“SAFE Right” means the right of each SAFE Investor to receive a portion of the Total Consideration pursuant to such SAFE Investor’s SAFE Agreement.

“Sanctions and Export Control Laws” means any Law in any part of the world related to (i) import and export controls, including the U.S. Export Administration Regulations, (ii) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and His Majesty’s Treasury of the United Kingdom, or (iii) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedules” means, collectively, the Company Schedules and the 7GC Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Second Effective Time” has the meaning set forth in Section 2.1(e).

“Second Merger” has the meaning set forth in the recitals to this Agreement.

“Second Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Law” means Federal Securities Law and other applicable foreign and domestic securities or similar Laws.

“Security Incident” means any unauthorized Processing of Business Data, any unauthorized access to any Company IT System, or any incident that would require notification to any Person or governmental entity under Data Privacy and Security Requirements.

“Senior Convertible Note Amendment” has the meaning set forth in Section 5.23(b).

“Senior Convertible Note Conversion Price” with respect to each Senior Convertible Note, means the Conversion Price, as defined in and determined pursuant to the terms of such Senior Convertible Note.

“Senior Convertible Notes” has the meaning set forth in Section 3.2(b) of the Company Schedules.

“Senior Loan” has the meaning set forth in Section 5.24 of the Company Schedules.

“Senior Loan Agreement” has the meaning set forth in Section 5.24 of the Company Schedules.

“Senior Note Holder” means the holder of the Senior Convertible Notes.

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“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all: (i) computer programs, including any and all software implementations of algorithms, applications, utilities, development tools, models, embedded systems and methodologies, whether in source code, object code or executable code or made available on a shrink wrap or SaaS basis; (ii) descriptions, flowcharts and other work product used with or to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iii) documentation, including user manuals and other training documentation related to any of the foregoing.

“Sponsor” means 7GC & Co. Holdings LLC, a Delaware limited liability company.

“Sponsor Director” has the meaning set forth in Section 5.18(b).

“Stock Price Earn Out Statement” has the meaning set forth in Section 2.6(e).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subordinated Convertible Notes Amendment” has the meaning set forth in Section 5.23(a).

“Subordinated Convertible Note Conversion Price” with respect to each Subordinated Convertible Note, means the quotient obtained by dividing the Valuation Cap by the Fully Diluted Capitalization, each as defined in and determined pursuant to the terms of such Subordinated Convertible Note.

“Subordinated Convertible Notes” means the Subordinated Convertible Promissory Notes (as may be amended pursuant to Section 5.22) set forth in Section 1.1(a) of the Company Schedules.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, or other legal entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall also include all Subsidiaries of such Subsidiary. As of the Closing Date, all references to a Subsidiary of the Company in this Agreement shall for all purposes include Hyros.

“Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Surviving Entity” has the meaning set forth in Section 2.1(b).

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage,

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employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits or other taxes of any kind whatsoever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, and any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity relating thereto or with respect to the failure to file any Tax Return, whether disputed or not.

“Tax Authority” means any Governmental Entity responsible for the imposition, collection or administration of Taxes or Tax Returns.

“Tax Proceeding” has the meaning set forth in Section 3.16(c).

“Tax Return” means any return, information return, statement, declaration, claim for refund, schedule, attachment or report relating to Taxes filed or required to be filed with any Governmental Entity, and any amendments thereof.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Total Company Vested Securities” means (i) the total number of shares of Company Class A Common Stock and shares of Company Class B Common Stock issued and outstanding as of immediately prior to the First Effective Time (including, for the avoidance of doubt, shares of Company Class A Common Stock issued in connection with the closing of the Hyros Acquisition and the Company Preferred Conversion), (ii) the maximum aggregate number of shares of Company Class A Common Stock issuable upon full exercise of all Company Options issued, outstanding and vested immediately prior to the First Effective Time, (iii) the maximum aggregate number of shares of Company Class A Common Stock issuable upon conversion of the Conversion Amount under each Senior Convertible Note as of immediately prior to the First Effective Time at the applicable Senior Convertible Note Conversion Price and (iv) the maximum aggregate number of shares of Company Class A Common Stock issuable upon conversion of the Outstanding Amount under each Subordinated Convertible Note as of immediately prior to the First Effective Time at the applicable Subordinated Convertible Note Conversion Price.

“Total Consideration” means $293,000,000, payable in 7GC New Class A Shares or 7GC New Class B Shares, as applicable.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trading Day” means any day on which the 7GC New Class A Shares are actually traded on the principal securities exchange or securities market on which the 7GC New Class A Shares are then traded.

“Transaction Proposals” has the meaning set forth in Section 5.10.

“Transfer” means any direct or indirect sale, transfer, gift, assignment, pledge, encumbrance or other disposition of any interest (whether with or without consideration and whether voluntary, involuntary or by operation of Law).

“Triggering Event I” means if at any time following the Closing but prior to the expiry of the Earn Out Period, the Closing Price of the 7GC New Class A Shares is greater than or equal to $12.00 over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period.

“Triggering Event II” means if at any time following the Closing but prior to the expiry of the Earn Out Period, the Closing Price of the 7GC New Class A Shares is greater than or equal to $14.00 over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period.

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“Triggering Event III” means if at any time following the Closing but prior to the expiry of the Earn Out Period, the Closing Price of the 7GC New Class A Shares is greater than or equal to $16.00 over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period.

“Triggering Events” shall mean collectively, Triggering Event I, Triggering Event II and Triggering Event III, and “Triggering Event” shall mean any one such individual event.

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.9.

“Trustee” has the meaning set forth in Section 4.9.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, as well as analogous applicable foreign, state or local Laws.

“Written Consent” has the meaning set forth in Section 5.16(a).

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Mergers; Closing.

(a) First Merger. Upon the terms and subject to the conditions set forth in this Agreement, immediately following the consummation of the Hyros Acquisition, 7GC, First Merger Sub, Second Merger Sub and the Company (First Merger Sub and the Company sometimes being referred to herein as the “First Merger Constituent Corporations”) shall cause First Merger Sub and the Company to consummate the First Merger, pursuant to which the First Merger Sub shall be merged with and into the Company, with the Company being the surviving corporation. The First Merger shall be consummated in accordance with this Agreement and evidenced by a Certificate of Merger in a form mutually agreed upon by the Parties (the “First Certificate of Merger”) executed by the Company in accordance with the relevant provisions of the DGCL, such First Merger to be consummated as of the First Effective Time. Upon the consummation of the First Merger, the separate corporate existence of First Merger Sub shall cease and the Company, as the surviving corporation of the First Merger (sometimes referred to herein for the periods at and after the First Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned Subsidiary of 7GC.

(b) Second Merger. Upon the terms and subject to the conditions set forth in this Agreement, immediately following the consummation of the First Merger, 7GC, Second Merger Sub and the Surviving Corporation (Second Merger Sub and the Surviving Corporation sometimes being referred to herein as the “Second Merger Constituent Entities”) shall cause Second Merger Sub and the Surviving Corporation to consummate the Second Merger, pursuant to which the Surviving Corporation shall be merged with and into Second Merger Sub, with the Second Merger Sub being the surviving entity. The Second Merger shall be consummated in accordance with this Agreement and evidenced by a Certificate of Merger in in a form mutually agreed upon by the Parties (the “Second Certificate of Merger”) executed by the Second Merger Sub in accordance with the relevant provisions of the DGCL and the DLLCA, such Second Merger to be consummated as of the Second Effective Time. Upon the consummation of the Second Merger, the separate corporate existence of the Surviving Corporation shall cease and the Second Merger Sub, as the surviving entity of the Second Merger (sometimes referred to herein for the periods at and after the Second Effective Time as the “Surviving Entity”), shall continue its limited liability company existence under the DGCL and DLLCA, as a wholly owned Subsidiary of 7GC.

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(c) At and after the First Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the assets, properties rights, privileges, powers and franchises, of a public as well as a private nature, of the First Merger Constituent Corporations, and shall become subject to all the debts, liabilities, restrictions, disabilities, obligations and duties of each of the First Merger Constituent Corporations in accordance with the applicable provisions of the DGCL.

(d) At and after the Second Effective Time, the Surviving Entity shall thereupon and thereafter possess all of the assets, properties rights, privileges, powers and franchises, of a public as well as a private nature, of the Second Merger Constituent Entities, and shall become subject to all the debts, liabilities, restrictions, disabilities, obligations and duties of each of the Second Merger Constituent Entities in accordance with the applicable provisions of the DGCL and DLLCA.

(e) In accordance with the terms and subject to the conditions of this Agreement, immediately prior to the filing of the First Certificate of Merger in accordance with Section 2.1(a), the closing of the Mergers (the “Closing”) shall take place at 10:00 a.m., San Francisco, California time by electronic exchange of executed documents, on the date which is three (3) Business Days after the first date on which all conditions set forth in Article 6 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time or place as 7GC and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. On the Closing Date, 7GC and the Company shall cause the First Certificate of Merger to be executed and duly submitted for filing with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The First Merger shall become effective at the time when the First Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware or at such later time as may be agreed by 7GC and the Company in writing and specified in the First Certificate of Merger in accordance with the DGCL (the “First Effective Time”). Promptly following the First Effective Time, but in any event on the same day as the First Effective Time, 7GC and the Surviving Corporation shall cause the Second Certificate of Merger to be executed and duly submitted for filing with the Secretary of State of the State of Delaware as provided in Section 264 of the DGCL and Section 209 of the DLLCA. The Second Merger shall become effective at the time when the Second Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware or at such later time as may be agreed by 7GC and the Surviving Corporation in writing and specified in the Second Certificate of Merger in accordance with the DGCL and DLLCA (the “Second Effective Time”).

(f) At the First Effective Time, the Governing Documents of First Merger Subs shall be the Governing Documents of the Surviving Corporation, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(g) At the Second Effective Time, the Governing Documents of Second Merger Sub shall be the Governing Documents of the Surviving Entity, in each case, until thereafter changed or amended as provided therein or by applicable Law, provided, that the certificate of formation of Second Merger Sub, shall be amended to change the name of the Surviving Entity to “Banzai International, LLC”.

(h) Immediately after the First Effective Time, until successors are duly elected or appointed in accordance with applicable Law, the initial directors of the Surviving Corporation shall be the individuals set forth on Section 2.1(h) of the 7GC Schedules, and (ii) the officers of the Company at the First Effective Time shall be the officers of the Surviving Corporation.

(i) From and after the Second Effective Time, until successors are duly elected or appointed in accordance with applicable Law, (i) 7GC shall be the sole member and manager of the Surviving Entity, and (ii) the officers of the Company at the First Effective Time shall be the initial officers of the Surviving Entity.

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Section 2.2 Effect of the Mergers; Allocation of Aggregate Merger Consideration.

(a) Effect of the First Merger. At the First Effective Time, by virtue of the First Merger and without any action on the part of any Party or any other Person:

(i) Each share of Company Class A Common Stock (including, for the avoidance of doubt, each share of Restricted Stock, each share of Company Class A Common Stock converted from shares of Company Preferred Stock in the Company Preferred Conversion and each share of Company Class A Common Stock issued in connection with the Hyros Acquisition) that is issued and outstanding immediately prior to the First Effective Time (other than Dissenting Shares, which shall be treated in the manner as set forth in Section 2.2(i), and shares of Company Class A Common Stock, if any, held in the treasury of the Company, which treasury shares shall be cancelled for no consideration as part of the First Merger) shall be cancelled and converted into and become the right to receive (A) a number of 7GC New Class A Shares equal to (x) the Per Share Value divided by (y) the Reference Price, plus (B) the right to receive the Earn Out Shares, as determined pursuant to Section 2.6, upon surrender of the Certificate in respect thereof, together with a properly completed Letter of Transmittal, all in the manner provided in Section 2.3; provided, however, that the 7GC New Class A Shares issued in exchange for shares of Restricted Stock shall continue to be subject to the terms and conditions (including with respect to vesting) of the Restricted Stock.

(ii) Each share of Company Class B Common Stock that is issued and outstanding immediately prior to the First Effective Time (other than Dissenting Shares, which shall be treated in the manner as set forth in Section 2.2(i), and shares of Company Class B Common Stock, if any, held in the treasury of the Company, which treasury shares shall be cancelled for no consideration as part of the First Merger) shall be cancelled and converted into and become the right to receive (A) a number of 7GC New Class B Shares equal to (x) the Per Share Value divided by (y) the Reference Price, plus (B) the right to receive the Earn Out Shares, as determined pursuant to Section 2.6, upon surrender of the Certificate in respect thereof, together with a properly completed Letter of Transmittal, all in the manner provided in Section 2.3.

(b) Treatment of Outstanding Equity Awards.

(i) Company Options Held by Current Service Providers. As of the First Effective Time, each Company Option, whether vested or unvested, that is outstanding immediately prior to the First Effective Time and held by a Pre-Closing Holder who is providing services to the Company immediately prior to the First Effective Time shall, by virtue of the occurrence of the First Effective Time and without any action on the part of the Company, 7GC or the Pre-Closing Holder thereof, be assumed and converted into an option (a “7GC Option”) with respect to a number of 7GC New Class A Shares equal to the number of shares of Company Class A Common Stock subject to such Company Option immediately prior to the First Effective Time multiplied by the Exchange Ratio, and rounded down to the nearest whole share set forth on the Allocation Schedule and at an exercise price per 7GC New Class A Share equal to the exercise price per share of Company Class A Common Stock subject to such Company Option divided by the Exchange Ratio, and rounded up to the nearest whole cent set forth on the Allocation Schedule; provided, that the exercise price and the number of 7GC New Class A Shares subject to the 7GC Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of each Company Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code. Except as otherwise provided in this Section 2.2(b)(i), each 7GC Option shall continue to be subject to the terms and conditions of the Company Equity Plan and the applicable Company Option award agreement, as in effect immediately prior to the First Effective Time. In addition to the assumption and conversion of the Company Options into 7GC Options in accordance with this Section 2.2(b)(i), immediately prior to the First Effective Time, each Pre-Closing Holder who holds a vested Company Option shall receive, in exchange for such vested Company Option, such Pre-Closing Holder’s allocation of the Earn Out Shares, as determined pursuant to Section 2.6,

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(ii) Company Options Held by Former Service Providers. Immediately prior to the First Effective Time, the vested portion of each Company Option that is outstanding at such time and held by a Pre-Closing Holder who is not then providing services to the Company shall, by virtue of the occurrence of the First Effective Time and without any action on the part of the Company, 7GC or the Pre-Closing Holder thereof, be assumed and converted into a 7GC Option with respect to a number of 7GC New Class A Shares equal to the number of shares of Company Class A Common Stock subject to the vested portion of such Company Option immediately prior to the First Effective Time multiplied by the Exchange Ratio, and rounded down to the nearest whole share set forth on the Allocation Schedule, and at an exercise price per 7GC New Class A Share equal to the exercise price per share of Company Class A Common Stock subject to the vested portion of such Company Option divided by the Exchange Ratio, and rounded up to the nearest whole cent set forth on the Allocation Schedule; provided, that the exercise price and the number of 7GC New Class A Shares subject to the 7GC Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of each Company Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code. Except as otherwise provided in this Section 2.2(b)(ii), each 7GC Option shall be fully vested upon issuance. The unvested portion of each Company Option that is outstanding as of immediately prior to the First Effective Time and held by a Pre-Closing Holder who is not then providing services to the Company shall be cancelled without consideration. In addition to the preceding treatment of such Company Options in accordance with this Section 2.2(b)(ii), immediately prior to the First Effective Time, each Pre-Closing Holder who is not then providing services to the Company and holds a vested and exercisable Company Option shall receive, in exchange for such Company Option, such Pre-Closing Holder’s allocation of the Earn Out Shares, as determined pursuant to Section 2.6.

(iii) Prior to the First Effective Time, the board of directors of the Company (or appropriate committee thereof) shall pass resolutions and take such other actions as are necessary to provide for the treatment of the Company Options as contemplated by this Section 2.2(b).

(c) Treatment of SAFE Rights. At the First Effective Time, by virtue of the First Merger and without any action on the part of any Party or any other Person, each SAFE Right that is outstanding immediately prior to the First Effective Time shall thereupon be cancelled and converted into and become (A) the right to receive a number of 7GC New Class A Shares equal to the SAFE Cash-Out Amount in respect of such SAFE Right divided by the Reference Price, plus (B) the right to receive the Earn Out Shares, as determined pursuant to Section 2.6.

(d) Treatment of Company Convertible Notes. At the First Effective Time, by virtue of the First Merger and without any action on the part of any Party or any other Person, (i) each Subordinated Convertible Note that is outstanding immediately prior to the First Effective Time shall thereupon be cancelled and converted into and become (A) the right to receive a number of 7GC New Class A Shares equal to (1) the Outstanding Amount in respect of such Subordinated Convertible Note divided by the Subordinated Convertible Note Conversion Price in respect of such Subordinated Convertible Note, multiplied by (2) the Exchange Ratio, plus (B) the right to receive the Earn Out Shares, as determined pursuant to Section 2.6; and (ii) each Senior Convertible Note that is outstanding immediately prior to the First Effective Time shall thereupon be cancelled and converted into and become (A) the right to receive a number of 7GC New Class A Shares equal to (1) the Conversion Amount in respect of such Senior Convertible Note divided by the Senior Convertible Note Conversion Price in respect of such Senior Convertible Note, multiplied by (2) the Exchange Ratio, plus (B) the right to receive the Earn Out Shares, as determined pursuant to Section 2.6.

(e) Aggregate Merger Consideration. The aggregate consideration to be paid to the Pre-Closing Holders in the First Merger shall consist of (i) the Closing Merger Consideration apportioned pursuant to Section 2.2(a), Section 2.2(b) and Section 2.2(c) and Section 2.1(d) and (ii) 5,850,000 Earn Out Shares (divided into allotments of 1,950,000 $12 Earn Out Shares, 1,950,000 $14 Earn Out Shares and 1,950,000 $16 Earn Out Shares as further described in Section 2.6).

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(f) Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no certificate or scrip representing fractional 7GC New Class A Shares or 7GC New Class B Shares shall be issued pursuant to this Section 2.2, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of 7GC. In lieu of any fractional shares, 7GC shall pay each Pre-Closing Holder entitled to any portion of 7GC New Class A Shares or 7GC New Class B Shares, and such Person shall be entitled to receive, an amount in cash, rounded up to the nearest cent, equal to the product obtained by multiplying (i) the fractional share interest to which such Person (after taking into account all Equity Securities held at the First Effective Time by such holder) would otherwise be entitled, by (ii) the Reference Price (the aggregate amount of cash on account of such fractional share interests being referred to herein as the “Aggregate Fractional Share Cash Consideration”).

(g) Adjustment to Merger Consideration. The 7GC New Class A Shares and the 7GC New Class B Shares issuable pursuant to Section 2.2 shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into 7GC New Class A Shares or 7GC New Class B Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of 7GC New Class A Shares and 7GC New Class B Shares outstanding after the date hereof and prior to the First Effective Time so as to provide the Pre-Closing Holders with the same economic effect as contemplated by this Agreement prior to such event.

(h) Allocation Schedule. The Company shall deliver to 7GC, at least five (5) Business Days prior to the Closing Date, a schedule (the “Allocation Schedule”) setting forth the allocation of the Aggregate Merger Consideration among the Pre-Closing Holders. The Company acknowledges and agrees that the Allocation Schedule (i) is and will be in accordance with the Governing Documents of the Company, the Company Stockholder Agreements and applicable Law, (ii) does and will set forth (A) the mailing addresses and email addresses, for each Pre-Closing Holder, (B) the number and class of Equity Securities of the Company owned by each Pre-Closing Holder as of immediately prior to the First Effective Time, and (C) the portion of the Aggregate Merger Consideration allocated to each Pre-Closing Holder (divided into 7GC New Class A Shares, 7GC New Class B Shares, the Earn Out Shares, and cash consideration payable in lieu of fractional shares pursuant to Section 2.2(f)), including with respect to Company Options assumed by 7GC pursuant to Section 2.2(b), the number of 7GC New Class A Shares subject to, and the exercise price per 7GC New Class A Share of each 7GC Option, and (iii) is and will be accurate. Notwithstanding anything in this Agreement to the contrary, upon delivery, payment and issuance of the Aggregate Merger Consideration on the Closing Date in accordance with the Allocation Schedule, 7GC and its Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Aggregate Merger Consideration), and none of them shall have (i) any further obligations to the Company, any Pre-Closing Holder or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Aggregate Merger Consideration), or (ii) any Liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably waives and releases 7GC and its Affiliates (and, on and after the Closing, the Company and its Affiliates) from all claims arising from or related to such Allocation Schedule and the allocation of the Aggregate Merger Consideration among each Pre-Closing Holder as set forth in such Allocation Schedule.

(i) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock for which the holder thereof (i) has not voted in favor of the First Merger or consented to it in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (such holder, a “Dissenting Stockholder” and, such shares of Company Stock, collectively, the “Dissenting Shares”) shall not be converted into the right to receive the portion of Aggregate Merger Consideration applicable to such Dissenting Shares; provided, that any such amounts that would otherwise be payable in respect of such Dissenting Shares shall remain the property of 7GC. From and after the First Effective Time, (x) all Dissenting Shares shall be cancelled and cease to exist and (y) Dissenting Stockholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving

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Corporation or equityholder of the Surviving Entity. Notwithstanding the foregoing, if any Dissenting Stockholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that Dissenting Stockholder’s shares (i) shall no longer be deemed to be Dissenting Shares, and (ii) shall be treated as if they had been converted automatically at the First Effective Time into the right to receive the portion of Aggregate Merger Consideration applicable to such Dissenting Shares in accordance with the Allocation Schedule upon delivery of a duly completed and validly executed Letter of Transmittal and the surrender of any Certificates in accordance with Section 2.3(b). Each Dissenting Stockholder who becomes entitled to payment for his, her or its Dissenting Shares pursuant to the DGCL shall receive payment thereof from the Exchange Agent in accordance with the DGCL. For the avoidance of doubt, for purposes of determining the Allocation Schedule and the other related definitions and terms that are affected by the total number of shares of Company Class A Common Stock and Company Class B Common Stock outstanding immediately prior to the First Effective Time, any and all Dissenting Shares shall be included in all such determinations as if such Dissenting Shares were participating in the First Merger and were entitled to receive the applicable payments under this Agreement. The Company shall give 7GC prompt notice of any written demands for appraisal of any shares of Company Class A Common Stock or Company Class B Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and 7GC shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of 7GC (prior to the Closing) or the Sponsor (after the Closing), make any payment with respect to, settle or offer or agree to settle any such demands. Any portion of the Aggregate Merger Consideration made available to the Exchange Agent pursuant to Section 2.3(a) to pay for Dissenting Shares shall be returned to 7GC upon demand.

(j) Effects of the Second Merger. On the terms and subject to the conditions set forth herein, at the Second Effective Time, by virtue of the Second Merger and without any further action on the part of any Party or any other Person, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and extinguished and shall cease to exist, and no consideration shall be delivered therefor.

Section 2.3 Payment of Aggregate Merger Consideration; Other Closing Date Payments.

(a) Deposit with Exchange Agent. Immediately prior to the First Effective Time, 7GC shall deposit with an exchange agent (the “Exchange Agent”) mutually selected by 7GC and the Company, (i) the total number of 7GC New Class A Shares issuable in respect of the Closing Merger Consideration as set forth in the Allocation Schedule, (ii) the total number of 7GC New Class B Shares issuable in respect of the Closing Merger Consideration as set forth in the Allocation Schedule (iii) the Earn Out Shares, and (iv) cash in an amount equal to the Aggregate Fractional Share Cash Consideration.

(b) Letter of Transmittal. Prior to the Closing Date and in accordance with Section 5.16 of this Agreement, the Company shall deliver to each Pre-Closing Holder of shares of Company Common Stock a Letter of Transmittal, together with a request to have such Pre-Closing Holder deliver an executed Letter of Transmittal to the Company and the Exchange Agent no less than ten (10) Business Days prior to the Closing. At the First Effective Time, each Pre-Closing Holder of an outstanding certificate or certificates for Company Class A Common Stock or Company Class B Common Stock (collectively, the “Certificates”) who has surrendered such Certificates to the Company and the Exchange Agent (together with a properly completed Letter of Transmittal) in accordance with the above timelines prior to the Closing shall be entitled to receive the Aggregate Merger Consideration in accordance with the Allocation Schedule on the Closing Date following the First Effective Time. Promptly after the First Effective Time, 7GC shall send, or shall cause the Exchange Agent to send, to each Pre-Closing Holder of Company Class A Common Stock or Company Class B Common Stock that did not receive a Company Stockholder Package pursuant to Section 5.16, a Letter of Transmittal for use in such exchange. Following surrender of Certificates to the Company and the Exchange Agent (together with a properly completed Letter of Transmittal) in the case of Pre-Closing Holders of Company Stock following the Closing,

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such Pre-Closing Holders shall be entitled to receive the Aggregate Merger Consideration in accordance with the Allocation Schedule within ten (10) Business Days following such surrender or delivery of the applicable documents. No interest or dividends will be paid or accrued on the consideration payable upon delivery of a Letter of Transmittal.

(c) No Further Transfers. At the First Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any Company Stock that were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, any Company Class A Common Stock or Company Class B Common Stock is presented to the Surviving Corporation or Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Section 2.3.

Section 2.4 Exchange Agent. Promptly following the date that is one (1) year after the First Effective Time, 7GC shall instruct the Exchange Agent to deliver to 7GC all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Pre-Closing Holder of shares of Company Common Stock who has not delivered a Letter of Transmittal may surrender such Certificate or deliver such Letter of Transmittal to 7GC and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and 7GC shall promptly pay, the portion of the Aggregate Merger Consideration deliverable in respect thereof as determined in accordance with this Article 2 without any interest thereon. None of 7GC, the Merger Subs, the Company, the Surviving Corporation, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Entity, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation or Surviving Entity, as applicable, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.5 Withholding. Notwithstanding any other provision in this Agreement to the contrary, 7GC, the Company, and the Exchange Agent (and any of their applicable Affiliates or agents) shall be entitled to deduct and withhold from any cash, stock consideration or other amounts otherwise paid or payable in connection with the transactions contemplated in this Agreement to any Person such amounts that 7GC, the Company or the Exchange Agent (or any of their applicable Affiliates or agents) are required to deduct and withhold with respect thereto under the Code or any provision of applicable Tax Law; provided, however, that 7GC will use reasonable efforts to provide the Company with written notice at least five (5) Business Days prior to any such deduction or withholding (other than deductions or withholdings (x) with respect to amounts treated as compensation for applicable Tax purposes, (y) a failure to deliver the certificate referenced in Section 5.6(b) or (z) a failure by any Pre-Closing Holder to provide any tax form or certificate requested by the Exchange Agent), such notice to include reasonable detail regarding the proposed deduction or withholding, and (a) 7GC and/or the applicable withholding agent shall consider in good faith any claim by the Company or the applicable Pre-Closing Holder that such deduction or withholding is not required or should be imposed at a reduced rate and (b) 7GC and/or the applicable withholding agent shall cooperate with the Company or the applicable Pre-Closing Holder in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by cooperating with the submission of any certificates or forms to establish an exemption from, reduction in, or refund of any such deduction or withholding. To the extent that amounts so deducted and withheld are duly deposited with the appropriate Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6 Earn Out.

(a) At the First Effective Time, in accordance with the provisions of Section 2.2(b) and the Allocation Schedule, 7GC shall issue or cause to be issued to each Pre-Closing Holder, such Pre-Closing Holder’s

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proportionate allocation (based on such Pre-Closing Holder’s Closing Merger Consideration) of 5,850,000 restricted 7GC New Class A Shares, which shall be subject to the vesting and forfeiture provisions provided for in this Section 2.6 (collectively, the “Earn Out Shares”):

(i) 1,950,000 of the Earn Out Shares will vest upon the occurrence of Triggering Event I (the “$12 Earn Out Shares”);

(ii) 1,950,000 of the Earn Out Shares will vest upon the occurrence of Triggering Event II (the “$14 Earn Out Shares”); and

(iii) 1,950,000 Earn Out Shares will vest upon the occurrence of Triggering Event III (the “$16 Earn Out Shares”).

For illustrative purposes, if, prior to the expiry of the Earn Out Period:

(i) the Closing Price of the 7GC New Class A Shares is greater than or equal to $12.00 over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period, all of the $12 Earn Out Shares shall automatically vest;

(ii) the Closing Price of the 7GC New Class A Shares is greater than or equal to $14.00 over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period, all of the $14 Earn Out Shares shall vest and, if not already vested, all of the $12 Earn Out Shares shall vest; and

(iii) the Closing Price of the 7GC New Class A Shares is greater than or equal to $16.00 over any twenty (20) Trading Days within any thirty- (30-) consecutive Trading Day period, all of the $16 Earn Out Shares shall vest and, if not already vested, all of the $12 Earn Out Shares and $14 Earn Out Shares shall vest.

(b) The Earn Out Shares shall be shown as issued and outstanding on the 7GC’s financial statements, and shall be legally outstanding under applicable state law as of the First Effective Time. Subject to the limitations contemplated herein, each Pre-Closing Holder shall have all of the rights of a stockholder with respect to the Earn Out Shares, including the right to receive dividends and to vote such shares; provided, other than pursuant to Section 2.6(f), that the Earn Out Shares shall not entitle the holder thereof to consideration in connection with any sale or other transaction and may not be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by any Pre-Closing Holder or be subject to execution, attachment or similar process without the consent of 7GC, and shall bear a customary legend with respect to such transfer restrictions. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such Earn Out Shares shall be null and void.

(c) Any Earn Out Shares distributed to individuals who held a vested Company Option as of immediately prior to the First Effective Time in accordance with this Agreement shall be granted to such individuals pursuant to the New Incentive Plan.

(d) If the applicable Triggering Event has not occurred prior to the expiry of the Earn Out Period, then all Earn Out Shares which would vest in connection with such Triggering Event shall be automatically forfeited and deemed transferred to 7GC and shall be cancelled by 7GC and cease to exist. For the avoidance of doubt, prior to such forfeiture, all Earn Out Shares shall be entitled to any dividends or distributions made to the holders of 7GC New Class A Shares and shall be entitled to the voting rights generally granted to holders of 7GC New Class A Shares.

(e) In the event of occurrence of any Triggering Event set forth in Section 2.6(a), as soon as practicable (but in any event within twenty (20) Business Days), 7GC will deliver to the Sponsor and the Company (the “Earn Out Approval Parties”) a written statement (each, a “Stock Price Earn Out Statement”) that sets forth (i) the Closing Price over the applicable 20-Trading Day period and (ii) the calculation of the Earn Out Shares in connection therewith and the Allocation Schedule. Either or both of the Earn Out Approval Parties may deliver

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written notice to 7GC and the other Earn Out Approval Party on or prior to the fifteenth (15th) day after receipt of a Stock Price Earn Out Statement specifying in reasonable detail any items that they wish to dispute and the basis therefor. If neither of the Earn Out Approval Parties deliver such written notice in such fifteen- (15-) day period, then the Earn Out Approval Parties and the Pre-Closing Holders will be deemed to have waived their right to contest such Stock Price Earn Out Statement and the calculations set forth therein. If either or both of the Earn Out Approval Parties provide 7GC and the other Earn Out Approval Party with written notice of any objections to the Stock Price Earn Out Statement in such fifteen (15) day period, then 7GC and each of the Earn Out Approval Parties will, for a period of twenty (20) days following the date of delivery of such notice, attempt to resolve their differences and any written resolution by signed by each of the Earn Out Approval Parties and 7GC as to any disputed amount will be final and binding for all purposes under this Agreement. If at the conclusion of such twenty (20) day period the Earn Out Approval Parties and 7GC have not reached an agreement on any objections with respect to the Stock Price Earn Out Statement, then upon the written request of any of 7GC or the Earn Out Approval Parties the parties will refer the dispute to an independent accountant of national standing as shall be mutually agreed upon in good faith by the Earn Out Approval Parties and 7GC for final resolution of the dispute as promptly as practicable.

(f) In the event that there is a 7GC Sale after the Closing and prior to the expiry of the Earn Out Period that will result in the holders of 7GC New Class A Shares receiving a 7GC Sale Price equal to or in excess of the applicable price per share attributable to any Triggering Event, then immediately prior to the consummation of the 7GC Sale any such Triggering Event that has not previously occurred shall be and the related vesting conditions in Section 2.6(e) also shall be deemed to have occurred and the holders of such Earn Out Shares shall be eligible to participate in such 7GC Sale. For avoidance of doubt, assuming no prior Triggering Events have occurred:

(i) if the 7GC Sale Price for acquisition of the 7GC New Class A Shares is greater than or equal to $12.00 but less than $14.00 per 7GC New Class A Share, the $12 Earn Out Shares shall be deemed to have fully vested (and the $14 Earn Out Shares and $16 Earn Out Shares shall be deemed forfeited and shall be cancelled by 7GC);

(ii) if the 7GC Sale Price for acquisition of the 7GC New Class A Shares is greater than or equal to $14.00 but less than $16.00 per 7GC New Class A Share, the $12 Earn Out Shares and the $14 Earn Out Shares shall be deemed to have vested (and the $16 Earn Out Shares shall be deemed forfeited and shall be cancelled by 7GC);

(iii) if the 7GC Sale Price for acquisition of the 7GC New Class A Shares is greater than or equal to $16.00 per 7GC New Class A Share, the $12 Earn Out Shares, the $14 Earn Out Shares and the $16 Earn Out Shares shall be deemed to have fully vested;

provided, that if the 7GC Sale Price for acquisition of the 7GC New Class A Shares is less than $12.00 per 7GC New Class A Share, then no Earn Out Shares shall be deemed to have vested and all such Earn Out Shares shall be deemed forfeited and shall be cancelled by 7GC.

(g) From and after the Closing until the expiration of the Earn Out Period, 7GC shall not, and shall not knowingly and intentionally cause any of its Subsidiaries (including the Group Companies) to, knowingly and intentionally take any actions with the express intent of, and the primary purpose of which is to, avoid the occurrence of any Triggering Event.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Except as set forth in the Company Schedules (but subject to the terms of Section 8.8), the Company hereby represents and warrants to the 7GC Parties as of the date hereof and as of the Closing Date (except to the extent that any such representation and warranty is made on and as of an earlier date), as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof) would not have a Company Material Adverse Effect. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not be material to the Group Companies taken as a whole. Each Group Company is duly qualified or licensed to transact business in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(b) True, correct and complete copies of the Governing Documents of each Group Company and Hyros and the Company Stockholder Agreements have been provided to 7GC, in each case, as amended and in effect as of the date hereof. The Governing Documents of each Group Company and the Company Stockholder Agreements are in full force and effect and none of the Group Companies in breach or violation of any provision set forth in their respective Governing Documents or the Company Stockholder Agreements.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Schedules sets forth, as of the date hereof, a true, correct and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record owners thereof and (iii) with respect to any Equity Rights, (1) the date of grant, (2) the strike price (where applicable), (3) any applicable vesting schedule and expiration date, (4) the type of Equity Right (including whether each Company Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code), and (5) whether any Company Option is or was eligible to be early exercised. All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable. The Equity Securities of the Company (A) were not issued in violation of the Governing Documents of the Company or the Company Stockholder Agreements or any other Contract to which the Company or any of its Subsidiaries is party or bound, (B) are not subject to any purchase option, call option, right of first refusal or first offer, preemptive right, subscription right or any similar right of any Person granted pursuant to a Contract to which the Company or any of its Subsidiaries are a party or bound or, to the Company’s knowledge, any other Contract, and were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (C) have, in connection with their initial sale, been offered, sold and issued in compliance with applicable Law, including Securities Laws, and (D) to the knowledge of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law).

(b) (i) Each Company Option has an exercise price that has been determined pursuant to an independent valuation to be at least equal to the fair market value of a shares of Company Common Stock on a date no earlier than the date of the corporate action authorizing the grant, (ii) no Company Option has had its

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exercise date or grant date “back-dated” or materially delayed, (iii) each Company Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code so qualifies, and (iv) all Company Options have been issued in compliance in all material respects with the Company Equity Plan and all material applicable Laws and properly accounted for in all material respects in accordance with the Accounting Principles. Except for the Equity Rights set forth on Section 3.2(b) of the Company Schedules (which such Equity Rights shall, for the avoidance of doubt, no longer be outstanding at the Closing as provided in Section 2.2) or as is set forth in Company’s Governing Documents or the Company Stockholder Agreements, as of the date hereof the Company has no outstanding convertible debt, equity appreciation, agreements for equity issuances, phantom equity, profit participation rights, options, restricted stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company (collectively, “Equity Rights”). Except for the Company’s Governing Documents and the Company Stockholder Agreements, there are no voting trusts, proxies, or other Contracts to which the Company or any of its Subsidiaries are a party or bound or, to the Company’s knowledge, under any other Contract, with respect to the voting or transfer of the Company’s Equity Securities. The Equity Securities set forth on the Allocation Schedule will, as of immediately prior to the Closing, constitute all of the issued and outstanding Equity Securities of the Company.

(c) Except as set forth on Section 3.2(c) of the Company Schedules, all of the outstanding Equity Securities of each Subsidiary of the Company are owned directly by the Company, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or Permitted Liens), and are set forth on Section 3.2(c) of the Company Schedules opposite the name of each Subsidiary of the Company. There are no Equity Rights that could require the Company or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company’s Subsidiaries. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiaries of the Company.

(d) Except as is set forth on Section 3.2(d) of the Company Schedules, none of the Group Companies owns or holds (of record, beneficially or otherwise), directly or indirectly, any Equity Securities in or debt of any other Person or the right to acquire any such Equity Security or debt, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture. Section 3.2(d) of the Company Schedules sets forth a list of all Indebtedness of the Group Companies as of the date hereof, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the issuer thereof.

Section 3.3 Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby (subject, as applicable, to obtaining the Required Company Stockholder Approval). The execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate and stockholder (or other similar) action on the part of the Company (subject, as applicable, to obtaining the Required Company Stockholder Approval). This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto and thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy,

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insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) Attached hereto as Section 3.4(a) of the Company Schedules are true, correct and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i) unaudited consolidated balance sheets of the Group Companies (excluding Hyros) as of December 31, 2021 and December 31, 2020, and the related unaudited consolidated statements of income and cash flows of the Group Companies (excluding Hyros) for the fiscal years then ended;

(ii) unaudited consolidated balance sheets of Hyros as of December 31, 2021 and December 31, 2020, and the related unaudited consolidated statements of income and cash flows of Hyros for the fiscal years then ended;

(iii) unaudited consolidated balance sheets of the Group Companies (excluding Hyros) as of each of September 30, 2022 (the “Banzai Latest Balance Sheet”) and September 30, 2021, and the related unaudited consolidated statements of income and cash flows of the Group Companies (excluding Hyros) for the nine- (9-) month periods then ended; and

(iv) unaudited consolidated balance sheets of Hyros as of each of September 30, 2022 (together with the Banzai Latest Balance Sheet, the “Latest Balance Sheets”) and September 30, 2021, and the related unaudited consolidated statements of income and cash flows of Hyros for the nine- (9-) month periods then ended.

(b) The Financial Statements (i) have been prepared from, and reflect in all material respects, the books and records of the applicable Group Companies (including, for the avoidance of doubt, Hyros), (ii) have been prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments, none of which are material, and (iii) fairly present, in all material respects, the consolidated financial position of the applicable Group Companies (including, for the avoidance of doubt, Hyros) as of the dates thereof and their consolidated results of operations for the periods then ended, subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments.

(c) The audited consolidated balance sheet of the Group Companies (including, for the avoidance of doubt, Hyros) as of December 31, 2022 and December 31, 2021 and the related audited consolidated statements of income and cash flows of the Group Companies (including, for the avoidance of doubt, Hyros) for each of the periods then ended (the “Closing Company Audited Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.17, (w) will be prepared from, and reflect in all material respects, the books and records of the Group Companies (including, for the avoidance of doubt, Hyros), (x) will be prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods covered thereby, (y) will fairly present, in all material respects, the consolidated financial position of the Group Companies (including, for the avoidance of doubt, Hyros) as of the dates thereof and their consolidated results of operations for the periods then ended, and (z) in the case of the Closing Company Audited Financial Statements, will be audited in accordance with the standards of the PCAOB.

(d) No Group Company has any Liability, other than (i) Liabilities set forth on the Latest Balance Sheets (including the notes thereto), (ii) Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheets (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, misappropriation or violation of Law), (iii) Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants and agreements in this Agreement or any Ancillary Document or the consummation of the transactions

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contemplated hereby or thereby, (iv) Liabilities disclosed in Section 3.4(d) of the Company Schedules, (v) Liabilities that are not and would not reasonably be expected to be material to the Group Companies (including, for the avoidance of doubt, Hyros). No Group Company is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(e) Each Group Company has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with applicable accounting standards and to maintain accountability for the Group Companies’ assets. Since December 31, 2019, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) Fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations. No Consent of any Governmental Entity is necessary in connection with the execution, delivery or performance by the Company of this Agreement and the Ancillary Documents to which the Company is or will be party or bound or the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, except for (a) compliance with and filings under the HSR Act, (b) compliance with and filings under any applicable Securities Laws, including the Registration Statement / Proxy Statement or (c) those for which the failure to obtain or make would not have, or be reasonably expected to have, a Company Material Adverse Effect. Neither the execution, delivery and performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without notice or lapse of time or both) (i) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, or the loss of any benefits under (A) any Contract to which any Group Company is a party or by which it or its properties or assets are bound, (B) any Group Company Permits or (C) any Data Privacy and Security Requirement, (iii) violate, or constitute breach under, any Order or applicable Law to which any Group Company or any of it properties or assets are bound, or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as is not and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Permits. The Group Companies hold all Permits necessary or required for the lawful conduct of their respective businesses or necessary or required to own, lease or operate any of the properties or assets of the Group Companies, other than any such Permits which if not held by the Group Companies, would not reasonably be expected to have a Company Material Adverse Effect (collectively, the “Group Company Permits”). Except as set forth in Section 3.6 of the Company Schedules, (a) each Group Company Permit is valid and in full force and effect either pursuant to its terms or by operation of law; (b) each Group Company is, and since December 31, 2019 has been, in compliance with the terms of all Group Company Permits held by such Group Company; and (c) to the Company’s knowledge, no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of a Group Company to be in compliance with the terms of any Group Company Permit.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Schedules sets forth a list of the following Contracts (other than Employee Benefit Plans) to which a Group Company is, as of the date of this Agreement, a party or by which it

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or its assets or properties are bound (each Contract required to be set forth on Section 3.7(a) of the Company Schedules, together with each Contract entered into after the date hereof that would be required to be set forth on Section 3.7(a) of the Company Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(iv) any material joint venture, profit-sharing, partnership, collaboration, co-promotion or other similar Contract;

(v) any Contract that (A) limits, in any material respect, the ability of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit, in any material respect, the ability of 7GC or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions materially restricting the ability of any Group Company to operate the Business or to solicit any potential employee or customer in any material respect or that would so limit 7GC or any of its Affiliates after the Closing;

(vi) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than purchases of inventory in the ordinary course of business), or under which the Company or any of its Subsidiaries has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(vii) any Contract with any Governmental Entities;

(viii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than any other Group Company) or pursuant to which any Person (other than a Group Company) has guaranteed the Liabilities of a Group Company;

(ix) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(x) any Contract (A) relating to the licensing of any Software or other material Intellectual Property by or to any Group Company, other than (1) licenses for Off-the-Shelf Software and Open Source Software, (2) Contracts for the permitted use right granted to or by a Group Company to confidential information in a non-disclosure agreement, (3) non-exclusive licenses granted to the Company by customers or distributors in the ordinary course of business, (4) feedback or similar licenses that are not material to the business, (5) Contracts to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contain a license of Intellectual Property that are ancillary to the purchase or lease purpose of such Contract, (6) vendor Contracts that include permission for the vendor to identify the Group Companies as a customer of the vendor, (7) Contracts that include a license to use the trademarks and copyrights of the Group Companies, and no other Company Owned Intellectual Property, for the sole purpose of promoting the Business, subject to use restrictions and standards commensurate with those customary in the industry for such purposes or (8) non-exclusive licenses by a Group Company to Company Owned Intellectual Property in the

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ordinary course of business granted on such Group Company’s form customer agreement made available to 7GC or do not, as to Intellectual Property terms, materially deviate from such form; and (B) relating to the ownership or development of any Company Owned Intellectual Property (other than form Intellectual Property assignments entered into with the applicable Group Companies’ employees and independent contractors in the ordinary course of business on a Group Company’s form of employee or contractor agreement made available to 7GC); or (C) relating to concurrent use, consent to use, covenant not to sue (other than as included in a Group Company’s form of employee agreement), and escrow agreements;

(xi) any employment, engagement, services or separation Contract with any current director, officer, employee or individual independent contractor of a Group Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $100,000;

(xii) each Contract or other agreement that provides for (A) severance, retention or stay bonus, advance notice of termination, change in control bonus, or accelerated vesting, or (B) any other amount that will be payable or due as a result of any of the transactions or events contemplated by this Agreement;

(xiii) each Contract (including but not limited to any collective bargaining agreement) with any labor union, employee association, or other labor organization;

(xiv) any settlement agreement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date hereof, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or 7GC or any of its Affiliates after the Closing);

(xv) any Contract required to be disclosed on Section 3.19 of the Company Schedules;

(xvi) any Contract with any Person (A) pursuant to which any Group Company (or 7GC or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments, or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license, or any other similar rights with respect to any Intellectual Property; and

(xvii) any other Contract the performance of which requires either (A) annual payments to or from the Group Companies individually in an amount excess of $100,000 or (B) payments to or from the Group Companies in an aggregate amount in excess of $500,000 on an annual basis and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty days prior written notice.

(b) Except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect, each Material Contract is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect, there is no breach or default by any Group Company or, to the Company’s knowledge, any third party under any Material Contract, and, to the Company’s knowledge, (i) no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Material Contract, and (ii) no party to a Material Contract has claimed a force majeure (or similar excuse in performance due to COVID-19) with respect thereto. Except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect, since December 31, 2019, no Group Company has received notice of (A) any breach or default under any Material Contract or (B) the intention of any third party under any Material Contract to cancel, terminate or modify the terms of any such Material Contract, or

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accelerate the obligations of any Group Company thereunder. True, correct and complete copies of all Material Contracts as in effect as of the date hereof have been made available to 7GC.

Section 3.8 Absence of Changes. During the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) (i) each Group Company has conducted its business in the ordinary course and (ii) no Group Company has taken any action described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(xi), Section 5.1(b)(xii), Section 5.1(b)(xiii) or Section 5.1(b)(xv) which, if taken during the period from the date of this Agreement until the Closing, would require the consent of 7GC pursuant to Section 5.1(b).

Section 3.9 Litigation. There is and, since December 31, 2019, there has been no Proceeding pending or, to the Company’s knowledge, threatened against or involving (a) any Group Company, (b) any of their respective properties or assets, including any Company Owned Intellectual Property, (c) any of their respective managers, officers, directors or employees (in their capacities as such) (in each case of clause (a) through (c), seeking non-monetary relief or involving an amount in controversy in excess of $250,000) or (d) any of the foregoing in such capacity in a criminal Proceeding. None of the Group Companies nor any of their respective properties or assets is subject to any outstanding Order that is, or would reasonably be expected to be, material to the Group Companies. There are no material Proceedings by a Group Company pending, or which a Group Company has commenced preparations to initiate, against any other Person.

Section 3.10 Compliance with Applicable Law. Each Group Company is (and since December 31, 2019 has been) in compliance in all material respects with all applicable Laws applicable to it or its business, operations or assets or properties. No Group Company has, since December 31, 2019 through the date hereof, received any notice or communication from any Governmental Entity regarding any actual, alleged, or potential violation in any material respect of, or a failure to comply in any material respect with, any applicable Laws. Since December 31, 2019, no Group Company has conducted any internal investigation with respect to any actual, potential or alleged violation of applicable Law by any of its Representatives, individual independent contractors or other service providers or concerning any actual or alleged fraud.

Section 3.11 Employee Plans.

(a) Section 3.11(a) of the Company Schedules sets forth a true, correct and complete list of each material Employee Benefit Plan (excluding any (i) stock option agreement evidencing any Company Option on the Company’s standard form of stock option agreement, (ii) standard at-will employment agreement or offer letter that does not contain severance payments or benefits, transaction or retention-based bonuses or outstanding obligations for future grants of equity or equity-based awards, and (iii) consulting or contractor agreement that is terminable by the Company unilaterally with no more than thirty (30) days’ notice and does not contain any termination consideration, bonus, change in control, or vesting acceleration provisions). With respect to each Employee Benefit Plan, the Group Companies have provided 7GC with correct and complete copies of the following documents, to the extent applicable: (i) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code; (ii) the plan and trust documents (including all amendments thereto); (iii) the most recent summary plan description; and (iv) any non-routine correspondence with any Governmental Entity.

(b) In the past six years, no Group Company nor any ERISA Affiliate has ever maintained, sponsored, contributed to or has ever had any obligation to contribute to or has ever had any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Employee Benefit Plan provides and no Group Company has any Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to

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COBRA or similar Law. No Group Company has any Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person other than another Group Company.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service and to the Company’s knowledge no events have occurred or circumstances exist that would reasonably be expected to adversely affect such qualified status. None of the Group Companies nor any ERISA Affiliate has incurred (whether or not assessed) any penalty or Tax under Sections 4971 through 4980H, 6055 or 6056 of the Code.

(d) There are no pending, or to the Company’s knowledge, threatened, Proceedings with respect to any Employee Benefit Plan or any fiduciary or assets thereof (other than routine claims for benefits). Each Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded, operated and administered in material compliance with its terms and with the applicable requirements of ERISA, the Code, and other applicable Laws. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been made in full and, to the extent not yet due, have been properly accrued in accordance with GAAP.

(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event, whether contingent or otherwise) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies.

(f) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise in connection with the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) is reasonably expected, separately or in the aggregate, to be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(g) Each Employee Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has at all times been maintained in all material respects in form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder and no amount under any such Employee Benefit Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(h) The Group Companies have no obligation, under an Employee Benefit Plan or otherwise, to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

Section 3.12 Environmental Matters.

(a) The Group Companies are, and at all times since December 31, 2019 have been, operating in compliance in all respects with all Environmental Laws except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect.

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(b) No Group Company has received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, or liability arising under, any Environmental Laws except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect.

(c) There is (and since December 31, 2019 there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect.

(d) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances, in each case that has resulted or would result in Liability under Environmental Laws for any Group Company except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Schedules sets forth a true, correct and complete list of (i) all Company Registered Intellectual Property (and, for each listed item, identifies the jurisdiction(s) in which it has been registered or filed, the record owner, and the registration or serial number (or application number, as applicable)), and (ii) any material unregistered Marks included in the Company Owned Intellectual Property. The Company Registered Intellectual Property is valid, subsisting and, to the Company’s knowledge, enforceable. A Group Company exclusively owns and possesses all right, title and interest in and to the material Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens).

(b) A Group Company exclusively owns and possesses all right, title and interest in and to, or has a valid, enforceable and sufficient written license to or right to use, all material Intellectual Property that is used in or necessary for the operation of the Business, free and clear of all Liens or obligations to others (other than Permitted Liens) (together with the Company Owned Intellectual Property, the “Business Intellectual Property”). The Business Intellectual Property will, immediately after the Closing, be owned by, licensed to or available for use by the Group Companies on terms and conditions the same in all material respects to those immediately prior to the Closing. No Group Company has granted any exclusive license to, or any license that restricts in any material respect any Group Company’s further use or license of, any Company Owned Intellectual Property (including any Company Product) to any other Person.

(c) All Persons who independently or jointly have contributed to, or otherwise participated in the authorship, invention, creation, improvement, modification or development of, any material Company Owned Intellectual Property for or on behalf of, or under the supervision of, any Group Company (each such Person, an “IP Contributor”) have executed and delivered to the Group Company a valid and enforceable written contract providing for (i) the non-disclosure by such Person of all confidential information of all Group Companies and (ii) the assignment by such Person (by way of a present grant of assignment) to a Group Company of all of such Person’s rights in and to such Intellectual Property. Each Group Company has taken reasonable steps to maintain, protect and enforce its rights in and to the Company Owned Intellectual Property and to safeguard and maintain the secrecy of any Trade Secrets owned or used by each Group Company. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any Trade Secrets of or in the possession any Group Company, or of any written obligations with respect to such and, to the Company’s knowledge, no Person is in material breach of any contract referenced in this Section.

(d) No funding or resources of any Governmental Entity or research or educational institution were used to develop any part of the Company Owned Intellectual Property. No Group Company has undertaken any commitment or obligation to license, offer to license, or not assert rights with respect to any Company Owned Intellectual Property as a result of or in connection with its participation in any standards-setting organization or process.

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(e) The operation of the Business as conducted by the Group Companies, including the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution or maintenance of Company Products, does not infringe, misappropriate or violate, and has not since December 31, 2018, infringed, misappropriated, or violated any Intellectual Property of any other Person in any material respect. There is not, and there has not been since December 31, 2018, any Proceeding or other material claim pending or threatened in writing, or sent or received in writing (including unsolicited offers, demands, or requests to license or cease and desist letters) by or against any Group Company with respect to any Intellectual Property (including any infringement, misappropriation, dilution, violation, enforceability, use (including any assertion of misuse), ownership, scope, licensing, or validity thereof), any Security Incident or any alleged violation of any Data Privacy and Security Requirement. To the Company’s knowledge, no Person is infringing, misappropriating, or violating any Company Owned Intellectual Property in any material respect.

(f) The Group Companies possess all source code and other material documentation and materials necessary to compile and operate the Company Products. No Group Company has disclosed, delivered, licensed or otherwise made available, and no Group Company has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Products or otherwise included in the Company Owned Intellectual Property to any Person, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any such source code to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(g) Each Group Company is in material compliance with all obligations under any Contract pursuant to which such Group Company has obtained the right to use any third party Software or Personal Data, including Open Source Software, and in particular the Group Companies have purchased a sufficient number of seat licenses for the Company IT Systems. The Company IT Systems are sufficient for the immediate needs of the Business as it is currently conducted.

(h) The Group Companies do not use and have not used any Open Source Software or any modification or derivative thereof in any Company Product or any Company Owned Intellectual Property (A) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Company Owned Intellectual Property, or (B) under any license requiring any Group Company to disclose or distribute any source code to any of the Company Products or otherwise included in the Company Owned Intellectual Property, to license or provide any such source code for the purpose of making derivative works, or to make available for redistribution to any Person any such source code at no or minimal charge.

(i) No Company Product: (A) to the Group Companies’ knowledge, contains any Malicious Code; (B) contains any bug, defect or error that materially and adversely affects the use, functionality or performance of such Company Product or any product or system containing or used in conjunction with such Company Product; or (C) materially fails to comply with any applicable warranty or other contractual commitment made by or on behalf of any Group Company relating to the use, functionality or performance of such Company Product or any product or system containing or used in conjunction with such Company Product. Since December 31, 2018, no Group Company (or any of its Representatives) has received any written claim from any Person alleging any of the foregoing.

Section 3.14 Labor Matters.

(a) The Company has provided to 7GC a true and correct list of all employees and individual independent contractors of the Group Company, containing: (i) their names and status as an employee or contractor; (ii) the entity with which they are employed or engaged and their location (country, state, city); (iii) their start dates and number of years of continuous service; (iv) their positions and job titles; (v) their fulltime, part-time, or temporary status; (vi) their base salaries or base hourly wage or contract rate; (vii) their target bonus

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rates or target commission rates; (viii) any other compensation payable to them (including compensation payable pursuant to any other bonus, deferred compensation, commission arrangements or other compensation, and/or severance payments); (ix) any promises or commitments made to them with respect to changes or additions to their compensation or benefits; (x) their visa status, if applicable, and (xi) designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act and any similar state law.

(b) Since December 31, 2019, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages, salaries, premiums, commissions, bonuses, fees or other compensation for services, or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the ordinary course of business); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries, and other payments to employees or independent contractors of each Group Company, except in the case of clauses (i) and (ii) above, as would have, or be reasonably expected to have, a Company Material Adverse Effect.

(c) Since December 31, 2019 there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any material Liability under WARN as a result of the transactions contemplated by this Agreement.

(d) There are no material Proceedings pending or, to the Company’s knowledge, threatened by or on behalf of any current or former director, manager, officer, employee, applicant, individual independent contractor or other service providers or government or administrative authority, including, but not limited to, any claims relating to actual or alleged harassment, discrimination, or retaliation, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage, salary differences, and social security contributions and taxes. No Group Company is bound by any consent decree with, or citation by, any Governmental Entity relating to any employment practices, except as would have, or be reasonably expected to have, a Company Material Adverse Effect.

(e) Since December 31, 2019, (i) the Group Companies have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices and (ii) no Group Company has been a party to or bound by any collective bargaining agreements or other Contracts with any labor organization, works council, labor union or other employee representative (collectively, “CBA”). Since December 31, 2019, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since December 31, 2019 there have been no labor organizing activities with respect to any employees or other service providers of any Group Company. The Group Companies have no notice or consultation obligations to any labor union, labor organization or works council, which is representing any employee, individual independent contractor or other service provider in connection with the execution of this Agreement or consummation of the transactions contemplated by this Agreement.

(f) To the Company’s knowledge, no current or former employee or independent contractor of any Group Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) owed to any Group Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the applicable Group Company.

Section 3.15 Insurance. All material insurance policies of any Group Company (including fire, liability, workers’ compensation, property, cyber, casualty and other forms of insurance owned or held by any Group

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Company) are in full force and effect, all premiums due and payable thereon as of the date hereof have been paid in full as of the date hereof, and no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect. No Group Company is in material breach or default under the terms of any such insurance policy (including any such breach or default with respect to the giving of notice of claims) and, to the Company’s knowledge, no event has occurred which (with or without notice or the lapse of time or both) would constitute a material breach or material default except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect. No written notice of pending material premium increase, cancellation, termination or non-renewal has been received by any Group Company with respect to any such policy except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect. No Group Company has a self-insurance or co-insurance program.

Section 3.16 Tax Matters.

(a) Each Group Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects and prepared in compliance in all material respects with all applicable Law, and each Group Company has paid all income and other material Taxes required to have been paid by it regardless of whether or not shown on any such Tax Return.

(b) Each Group Company has withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder, or other third party.

(c) No Group Company is currently the subject of any Proceeding conducted by a Tax Authority with respect to Taxes (a “Tax Proceeding”), and no Tax Proceeding with respect to any Group Company is pending or has been threatened in writing. No Group Company has been informed in writing of any deficiency, proposed adjustment, or assessment, in each case with respect to material Taxes, that has not been fully paid or finally resolved.

(d) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority and no request for such a waiver is currently outstanding, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income tax Law).

(g) There are no material Liens for Taxes on any assets of the Group Companies other than Permitted Liens.

(h) During the two-year period ending on the date of this Agreement, no Group Company (or any predecessor thereof) was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i) No Group Company (i) has ever been a member of an Affiliated Group (other than an Affiliated Group the common parent of which was a Group Company) or (ii) has any Liability for the Taxes of any Person

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(other than a Group Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or otherwise by operation of Law.

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file a particular type of Tax Return or pay a particular type of Tax that such Group Company is or may be required to file such a Tax Return or pay such Taxes, which claims have not been finally resolved or withdrawn.

(k) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes), and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m) No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in (or use of an improper) method of accounting for a taxable period ending on or prior to the Closing Date or for the portion of any Straddle Period ending on the Closing Date, including under Section 481 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other applicable Law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount, advanced payment or deferred revenue received or accrued outside of the ordinary course of business on or prior to the Closing Date; or (iv) any intercompany transaction entered into on or prior to the Closing Date.

(n) Each Group Company has (i) materially complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, and (ii) to the extent applicable, materially complied with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act.

(o) No Group Company has taken, has agreed to take, or intends to take, in each case, any action that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(p) All material reports or filings required to be filed by or with respect to each Group Company relating to escheat and/or abandoned or unclaimed property have been filed with the appropriate Governmental Entity, and all such reports or filings are true, complete and correct in all material respects. Each Group Company has paid, remitted, or otherwise turned over to the appropriate Governmental Entity all material property subject to escheat and/or abandoned or unclaimed property Laws and has otherwise complied in all material respects with all applicable escheat and/or abandoned or unclaimed property Laws.

Section 3.17 Brokers. Section 3.17 of the Company Schedules sets forth a true, correct and complete list of (a) all broker’s, finder’s, financial advisor’s, investment banker’s fees or commissions or similar payments payable to any broker, finder, financial advisor or investment banker in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of any Group Company or their respective Affiliates, (b) all amounts due and payable to any Persons described in clause (a) in connection with, or as a result of, directly or indirectly, the execution, negotiation or delivery of this Agreement or any Ancillary Document, the performance of the covenants or obligations hereunder or thereunder

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or the consummation of the transactions contemplated hereby or thereby and (c) each Contract pursuant to which such amounts are due and payable.

Section 3.18 Real and Personal Property.

(a) Owned Real Property. No Group Company owns any real property.

(b) Leased Real Property. Section 3.18(b) of the Company Schedules sets forth a true, correct and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. Except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect, each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect, there is no breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a breach or default or would permit termination of, or a modification or acceleration thereof by any party to such Real Property Leases.

(c) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the assets and properties of the Group Companies reflected in the Latest Balance Sheet or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business or as would not have, or would be reasonably expected not to have, a Company Material Adverse Effect. The tangible assets and properties of the Group Companies are in good operating condition in all respects (normal wear and tear excepted) and are fit, in all respects, for use in the ordinary course of business, and no uninsurable damage has, since the date of the Latest Balance Sheet, occurred with respect to such assets and properties, except in each case as would not have, or would not be reasonably expected to have, a Company Material Adverse Effect.

Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company or any immediate family member of the foregoing Persons, on the other hand (the Persons identified in this clause (b), “Pre-Closing Holder Related Parties”), other than (i) Contracts with respect to a Pre-Closing Holder Related Party’s employment or services with (including benefit plans and other ordinary course compensation from) any of the Group Companies, (ii) any Ancillary Document and (iii) Contracts entered into after the date hereof that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b) (all such Contracts, “Pre-Closing Holder Related Party Transactions”). No Pre-Closing Holder Related Party has, since December 31, 2019, been a party to any transaction with any Group Company that would be required to be disclosed pursuant to Item 404 of Regulation S-K. No Pre-Closing Holder Related Party (A) owns any interest in any asset used in the Business or in any competitor of the Business, or (B) owes any amount to, or is owed any amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date hereof that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)).

Section 3.20 Data Privacy and Security Requirements.

(a) The Group Companies are and, since December 31, 2019, have been in material compliance with all Data Privacy and Security Requirements. Except as set forth on Section 3.20 to the Company Schedules, there

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are no current, and since December 31, 2019, there have been no material Security Incidents at the Group Companies and, to the knowledge of the Group Companies, at their Data Processors (with respect to Business Data Processed by them). The Group Companies have implemented and maintain commercially reasonable security procedures and practices that include: (i) written policies and procedures regarding their Processing of Business Data; (ii) administrative, technical and physical safeguards designed to protect the security, confidentiality, availability, and integrity of Business Data Processed by the Company or Data Processors; and (iii) incident response, disaster recovery and business continuity plans. In the last twelve (12) months, there has not been any material failure with respect to any of the Company IT Systems that has not been addressed, remedied or replaced in all material respects. To the Group Companies’ knowledge, the Company IT Systems do not contain any worm, bomb, Trojan Horse, backdoor, drop dead device, ransomware, clock, timer or other device, code, design or routine designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any material manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) materially damaging or destroying any data or file without the user’s consent, collectively (“Malicious Code”).

(b) The Group Companies have, with respect to all Business Data, all rights necessary to conduct the operation of such Business as then-currently conducted, in all material respects. None of the Group Companies has received any written or electronic notice from any Person from whom it licenses, acquires or purchases any Data (such arrangements, “Material Data Supply Agreements”) to the effect that any such Person will materially alter the terms of the Material Data Supply Agreements with any Group Company. No Group Company is in breach of any Material Data Supply Agreements in any material respect.

Section 3.21 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Group Companies, nor, to the Company’s knowledge, any of their Representatives or any other Persons in each case to the extent acting for or on behalf of any of the Group Companies is or has been, since December 31, 2015, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more Persons described in subsections (i) or (ii); (iv) otherwise engaging in dealings with or for the benefit of any Person described in subsections (i) – (iii) or any country or territory which is or has, since December 31, 2015, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria); or (v) otherwise in violation of Sanctions and Export Control Laws.

(b) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives or any other Persons in each case to the extent acting for or on behalf of any of the Group Companies has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

(c) To the Company’s knowledge, there are no Proceedings, filings, Orders, inquiries or governmental investigations alleging any such violations of Anti-Corruption Laws or Sanctions and Export Control Laws by the Group Companies or any of their Representatives or any other Persons in each case to the extent acting for or on behalf of any of the Group Companies, and, to the Company’s knowledge, no such Proceedings, filings, Orders, inquiries or governmental investigations have been threatened or are pending and there are no circumstances likely to give rise to any such Proceedings, filings, Orders, inquiries or governmental investigations.

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Section 3.22 Information Supplied. None of the information supplied or to be supplied by the Group Companies expressly for inclusion prior to the Closing: (a) in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to stockholders of 7GC, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; or (b) in the current report on Form 8-K filed after the Closing will, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (i) any information supplied by or on behalf of 7GC or its Affiliates or (ii) any information or statements made or incorporated by reference in such filings that were not supplied by or on behalf of the Company for use in such filings.

Section 3.23 Indebtedness. Immediately after giving effect to the transactions contemplated by this Agreement and the Ancillary Documents, there will be no “Default”, “Event of Default” or similar event that has occurred and is continuing with respect to any Indebtedness for borrowed money of 7GC or any of its Subsidiaries (including, for the avoidance of doubt, the Group Companies).

Section 3.24 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the 7GC Parties and (ii) it has been furnished with or given access to such documents and information about the 7GC Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is a party and no other representations or warranties of any 7GC Party or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is a party, no 7GC Party or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.25 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE 7GC PARTIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3, OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS (ON HIS, HER OR ITS OWN BEHALF AND ON BEHALF OF HIS, HER OR ITS RESPECTIVE REPRESENTATIVES) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY STOCK OR BUSINESSES OR ASSETS OF ANY OF THE GROUP COMPANIES, AND THE COMPANY SPECIFICALLY DISCLAIMS (ON HIS, HER OR ITS OWN BEHALF, ON THE GROUP COMPANIES’ BEHALF AND ON BEHALF OF HIS, HER OR ITS RESPECTIVE REPRESENTATIVES) ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE

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WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND EACH OF THE 7GC PARTIES SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3 AND THE ANCILLARY DOCUMENTS.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO THE 7GC PARTIES

Except as set forth (a) subject to Section 8.8, on the 7GC Schedules or (b) in any 7GC SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each 7GC Party hereby represents and warrants on behalf of itself to the Company as of the date hereof and as of the Closing Date, as follows:

Section 4.1 Organization and Qualification.

(a) Such 7GC Party is a corporation, limited liability company or other business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof) would not have, or be reasonably expected to have, a 7GC Material Adverse Effect. Such 7GC Party has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a 7GC Material Adverse Effect. Such 7GC Party is duly qualified or licensed to transact business in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not have a 7GC Material Adverse Effect.

(b) True, correct and complete copies of the Governing Documents of each 7GC Party have been provided (including via the SEC’s EDGAR system) to the Company, in each case, as amended and in effect as of the date hereof. The Governing Documents of each 7GC Party are in full force and effect and none of the 7GC Parties are in breach or violation of any provision set forth in their respective Governing Documents.

Section 4.2 Authority. Such 7GC Party has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, each of the Ancillary Documents to which such 7GC Party is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the 7GC Stockholder Approval and the First Merger Sub Sole Stockholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which such 7GC Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of such 7GC Party. This Agreement has been and each Ancillary Document to which such 7GC Party is or will be a party has been or will be upon execution thereof, duly and validly executed and delivered by such 7GC Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such 7GC Party (assuming this Agreement has been and the Ancillary Documents to which such 7GC Party is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such 7GC Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

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Section 4.3 Consents and Requisite Government Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties set forth in Section 3.5 (and assuming all Consents referred to in such Sections (or required to be disclosed in the corresponding sections of the Company Schedules) are made or obtained), no Consent of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement or the Ancillary Documents to which such 7GC Party is or will be a party or bound, or the consummation by such 7GC Party of the transactions contemplated hereby and thereby, except for (a) compliance with and filings under the HSR Act, (b) compliance with and filings under any applicable Securities Laws, including the Registration Statement / Proxy Statement, (c) the 7GC Stockholder Approval, (d) the filings, notices or other actions contemplated by Section 5.15 or (e) those the failure of which to obtain or make would not have, or be reasonably expected to have, a 7GC Material Adverse Effect. Neither the execution, delivery and performance by such 7GC Party of this Agreement nor the Ancillary Documents to which such 7GC Party is or will be a party nor the consummation by such 7GC Party of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) conflict with or result in any breach of any provision of the Governing Documents of such 7GC Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, or the loss of any benefits under, any Contract to which such 7GC Party is a party or by which any such 7GC Party or any of its properties or assets are bound, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such 7GC Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of such 7GC Party, except in the case of clauses (ii) though (iv) above, as would not have, or be reasonably expected to have, a 7GC Material Adverse Effect.

Section 4.4 Brokers. Section 4.4 of the 7GC Schedules sets forth a true, correct and complete list of (a) all broker’s, finder’s, financial advisor’s, investment banker’s fees or commissions or similar payments payable to any broker, finder, financial advisor or investment banker in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the 7GC Parties or any of their respective Affiliates for which any Group Company may become liable, (b) all amounts due and payable to any Persons described in clause (a) in connection with, or as a result of, directly or indirectly, the execution, negotiation or delivery of this Agreement or any Ancillary Document, the performance of the covenants or obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby and (c) each Contract pursuant to which such amounts are due and payable.

Section 4.5 Intentionally Omitted..

Section 4.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of such 7GC Party expressly for inclusion or incorporation by reference: (a) in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective by the SEC, when the Registration Statement / Proxy Statement is mailed to the holders of 7GC Pre-Merger Shares as of the record date for the 7GC Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; or (b) in the current report on Form 8-K filed after the Closing (or in any amendments to such Form 8-K) will, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.7 Capitalization of the 7GC Parties.

(a) Section 4.7(a) of the 7GC Schedules sets forth as of the date hereof a true, correct, and complete statement of the number and class or series (as applicable) of the issued and outstanding 7GC Pre-Merger Shares and 7GC Warrants. All outstanding 7GC Pre-Merger Shares and 7GC Warrants have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the

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Governing Documents of 7GC, and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Law or under the Governing Documents of 7GC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for this Agreement, the Ancillary Documents, as set forth in 7GC’s Governing Documents (including the 7GC Stockholder Redemptions) and the transactions contemplated hereby and thereby, there are no outstanding (A) equity appreciation, phantom equity, profit participation rights, or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, preemptive or similar rights, rights of first refusal or first offer or other Contracts that could require 7GC to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any 7GC Pre-Merger Shares or 7GC Warrants or securities convertible into or exchangeable for 7GC Pre-Merger Shares or 7GC Warrants, and, except as expressly contemplated by this Agreement, the Ancillary Documents, and 7GC’s Governing Documents there is no obligation of 7GC, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any 7GC Pre-Merger Shares or 7GC Warrants or securities convertible into or exchangeable for 7GC Pre-Merger Shares or 7GC Warrants. Except in connection with the 7GC Stockholder Redemptions, neither 7GC nor any Merger Sub is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Securities. Neither 7GC nor any Merger Sub is party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Securities, other than as disclosed in the 7GC SEC Reports. There are no outstanding registration rights in respect of Equity Securities of 7GC (other than as disclosed in the 7GC SEC Reports) or any Merger Sub.

(b) As of the date hereof, 7GC has no Subsidiaries other than the Merger Subs and does not own, directly or indirectly, any Equity Securities in any Person other than the Merger Subs. As of the date hereof, 7GC owns all of the outstanding Equity Securities of each Merger Sub, free and clear of any Liens (other than the Permitted Liens).

(c) As of the date of this Agreement, there are no securities or instruments issued by or to which 7GC is a party containing anti-dilution or similar provisions with respect to the equity interests of 7GC that will be triggered by the consummation of the transactions contemplated hereby that have not been or will be waived on or prior to the Closing Date.

(d) The Total Consideration (excluding the Excess 7GC Transaction Expenses (if any)), when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable Securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Governing Documents of 7GC, or any Contract to which 7GC is a party or otherwise bound, other than Liens arising under applicable Securities Laws or Liens arising under this Agreement or any Ancillary Document.

Section 4.8 SEC Filings. Except as set forth on Section 4.8 of the 7GC Schedules, 7GC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its incorporation (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “7GC SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, prospectuses, registration statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional 7GC SEC Reports”). Each of the 7GC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied, and each of the Additional 7GC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or

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filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the 7GC SEC Reports or the Additional 7GC SEC Reports. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the 7GC SEC Reports. To the knowledge of 7GC, none of the 7GC SEC Reports filed on or prior to the date of this Agreement is subject to any ongoing SEC investigation or review. The 7GC SEC Reports did not at the time they were filed with the SEC, or if amended, as of the date of such amendment with respect to those disclosures that were amended (except to the extent that information contained in any 7GC SEC Report has been superseded by a subsequently filed 7GC SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of 7GC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. As of the date hereof, neither 7GC nor any Merger Sub is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration or regulation as an “investment company”, in each case, within the meaning of the Investment Company Act.

Section 4.9 Trust Account. The funds held in the Trust Account are invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to that certain Investment Management Trust Agreement, dated December 22, 2020, by and between 7GC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate agreements, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the 7GC SEC Reports to be inaccurate in any material respect or, to 7GC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (a) in respect of deferred underwriting commissions or Taxes, (b) to the Public Stockholders who have elected to redeem their 7GC Pre-Merger Class A Shares pursuant to any 7GC Stockholder Redemptions or (c) if 7GC fails to complete a business combination as contemplated by a Business Combination Proposal within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, 7GC (in limited amounts to permit 7GC to pay the expenses of the Trust Account’s liquidation and dissolution) and then to the Public Stockholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of 7GC and the Trust Agreement. The Trust Agreement is valid, binding and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. As of the date hereof, the Trust Account consists of no less than $100,000,000.00. There are no Proceedings (or to the knowledge of 7GC, investigations) pending or to the knowledge of 7GC, threatened with respect to the Trust Account. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company in this Agreement and the compliance of the Company with its respective obligations hereunder, 7GC has no reason to believe that any of the conditions to use the funds in the Trust Account will not be satisfied or that funds available in the Trust Account (after giving effect to any 7GC Stockholder Redemptions and release of funds in accordance with the terms of 7GC’s Governing Documents and the Trust Agreement) will not be available to 7GC at the First Effective Time.

Section 4.10 Litigation. There is (and since its incorporation there has been) no Proceeding pending or, to 7GC’s knowledge, threatened against or involving (a) any 7GC Party, (b) any of its respective properties or assets, or (c) any of its respective managers, officers, directors or employees (in their capacities as such), except as would not have, or be reasonably expected to have, a 7GC Material Adverse Effect. No 7GC Party is subject to any outstanding Order that is, or would reasonably be expected to be, material to the 7GC Parties. As of the date hereof, there are no material Proceedings pending or threatened by 7GC or the Merger Subs against any other Person.

Section 4.11 Compliance with Applicable Law. Each 7GC Party is (and since its incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have, or be

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reasonably expected to have, a 7GC Material Adverse Effect. No 7GC Party has, since its incorporation or formation, as applicable, through the date hereof, received any written notice or communication from any Governmental Entity regarding any actual, alleged, or potential violation in any material respect of, or a failure to comply in any material respect with, any applicable Laws, except as would not have, or be reasonably expected to have, a 7GC Material Adverse Effect.

Section 4.12 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of 7GC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its incorporation, (i) 7GC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of 7GC’s financial reporting and the preparation of 7GC’s financial statements for external purposes in accordance with GAAP and (ii) 7GC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to 7GC is made known to 7GC’s principal executive officer and principal financial officer by others within 7GC.

(b) 7GC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) As of the date hereof, 7GC is in compliance in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding 7GC Pre-Merger Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of 7GC, threatened against 7GC by Nasdaq or the SEC with respect to any intention by such entity to deregister 7GC Pre-Merger Class A Shares or prohibit or terminate the listing of 7GC Pre-Merger Class A Shares on Nasdaq. 7GC has not taken any action that is designed to terminate the registration of 7GC Pre-Merger Class A Shares under the Exchange Act.

(d) The 7GC SEC Reports contain true, correct, and complete copies of the applicable 7GC Financial Statements. The 7GC Financial Statements (i) fairly present in all material respects the financial position of 7GC as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited 7GC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) Since its incorporation, 7GC has not received any written notification of any (a) “significant deficiency” in the internal controls over financial reporting of 7GC, (b) “material weakness” in the internal controls over financial reporting of 7GC or (c) Fraud, whether or not material, that involves management or other employees of 7GC who have a significant role in the internal controls over financial reporting of 7GC.

Section 4.13 No Undisclosed Liabilities. Except for Liabilities (a) set forth in Section 4.13 of the 7GC Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants and agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (c) set forth or disclosed in

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the 7GC Financial Statements included in the 7GC SEC Reports, (d) that have arisen since the date of the most recent balance sheet included in the 7GC SEC Reports in the ordinary course of business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, misappropriation or violation of Law), (e) either permitted to be incurred pursuant to Section 5.14 or incurred in accordance with Section 5.14 or (f) that are not and would not reasonably be expected to be, individually or in the aggregate, material to 7GC, 7GC has no Liabilities.

Section 4.14 Tax Matters.

(a) Each 7GC Party has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects and prepared in compliance in all material respects with all applicable Law, and each 7GC Party has paid all income and other material Taxes required to have been paid by it regardless of whether or not shown on any such Tax Return.

(b) Each 7GC Party has withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder, or other third party.

(c) No 7GC Party is currently the subject of any Tax Proceeding, and no Tax Proceeding with respect to any 7GC Party is pending or has been threatened in writing. No 7GC Party has been informed in writing of any deficiency, proposed adjustment, or assessment, in each case with respect to material Taxes, that has not been fully paid or finally resolved.

(d) No 7GC Party has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority and no request for such a waiver is currently outstanding, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Tax Authority with respect to a 7GC Party which agreement or ruling would be effective after the Closing Date.

(f) No 7GC Party is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income tax Law).

(g) There are no Liens for material Taxes on any assets of the 7GC Parties other than Permitted Liens.

(h) During the two-year period ending on the date of this Agreement, no 7GC Party (or any predecessor thereof) was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i) No 7GC Party (i) has ever been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is 7GC) or (ii) has any Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or otherwise by operation of Law.

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where a 7GC Party does not file a particular type of Tax Return or pay a particular type of Tax that such 7GC Party is or may be required to file such a Tax Return or pay such Taxes, which claims have not been finally resolved or withdrawn.

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(k) No 7GC Party is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than commercial agreements entered into in the ordinary course of business that are not primarily related to Taxes), and no 7GC Party is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) No 7GC Party has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m) No 7GC Party will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in (or use of an improper) method of accounting for a taxable period ending on or prior to the Closing Date or for the portion of any Straddle Period ending on the Closing Date, including under Section 481 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other applicable Law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount, advanced payment or deferred revenue received or accrued outside of the ordinary course of business on or prior to the Closing Date; or (iv) any intercompany transaction entered into on or prior to the Closing Date.

(n) No 7GC Party has (i) deferred any “applicable employment taxes” under Section 2302 of the CARES Act or (ii) claimed, applied for, or availed itself of any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act.

(o) No 7GC Party has taken, has agreed to take, or intends to take, in each case, any action that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. To the knowledge of 7GC, no facts or circumstances exist that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. 7GC is and always has been classified as a domestic corporation taxable under subchapter C of the Code for U.S. federal income tax purposes. Second Merger Sub is a direct wholly owned subsidiary of 7GC and is and always has been classified as disregarded as separate from 7GC for U.S. federal income tax purposes. First Merger Sub is a direct wholly owned subsidiary of Second Merger Sub.

(p) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of 7GC in connection with the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) is reasonably expected, separately or in the aggregate, to be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(q) All material reports or filings required to be filed by or with respect to each 7GC Party relating to escheat and/or abandoned or unclaimed property have been filed with the appropriate Governmental Entity, and all such reports or filings are true, complete and correct in all material respects. Each 7GC Party has paid, remitted, or otherwise turned over to the appropriate Governmental Entity all material property subject to escheat and/or abandoned or unclaimed property Laws and has otherwise complied in all material respects with all applicable escheat and/or abandoned or unclaimed property Laws.

Section 4.15 Business Activities.

(a) Since its organization, other than as described in the 7GC SEC Reports, 7GC has not conducted any material business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the 7GC Governing Documents, there is no Contract, or Order binding upon 7GC or to which 7GC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of 7GC or any acquisition of property by 7GC or the conduct of business as currently conducted, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, have a 7GC Material Adverse Effect.

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(a) Except for this Agreement and the transactions contemplated by this Agreement, 7GC has no interests, rights, obligations or Liabilities with respect to, and 7GC is not party to, bound by nor are any of its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a 7GC Competing Transaction.

(b) Other than pursuant to this Agreement, neither 7GC nor any Merger Sub is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(c) Other than any 7GC’s officers and directors, 7GC and the Merger Subs do not employ and have never employed any employees. Other than reimbursement of any out-of-pocket expenses incurred by 7GC’s officers and directors in connection with activities on 7GC’s behalf, 7GC has no unsatisfied material liability with respect to any employee, officer or director. 7GC and the Merger Subs have never and do not currently maintain, sponsor, contribute to or have any direct or material liability under any Employee Benefit Plan.

Section 4.16 Investigation; No Other Representations.

(a) Such 7GC Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies (including the Business) and (ii) it has been provided with certain documents and certain information about the Group Companies and their respective businesses and operations to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is a party, such 7GC Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and the Ancillary Documents to which it is a party or a beneficiary of any representations and warranties (including each Support Agreement and each Letter of Transmittal) and no other representations or warranties of the Company or any other Person, either express or implied, and such 7GC Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is a party or a beneficiary of any representations and warranties (including each Support Agreement and each Letter of Transmittal), none of the Company or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.17 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 AND THE ANCILLARY DOCUMENTS, NO 7GC PARTY OR ANY OTHER PERSON MAKES, AND EACH 7GC PARTY EXPRESSLY DISCLAIMS (ON ITS OWN BEHALF AND ON BEHALF OF ITS REPRESENTATIVES) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE EQUITY SECURITIES, BUSINESSES OR ASSETS OF ANY 7GC PARTY, AND EACH 7GC PARTY SPECIFICALLY DISCLAIMS (ON ITS OWN BEHALF AND ON BEHALF OF ITS REPRESENTATIVES) ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND THE COMPANY SHALL RELY SOLELY ON ITS OWN EXAMINATION AND

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INVESTIGATION THEREOF AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 AND THE ANCILLARY DOCUMENTS.

ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business of the Group Companies.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), the Company shall, and the Company shall cause its Subsidiaries (including Hyros, but prior to the closing of the Hyros Acquisition, only to the extent that the Company or any of its Affiliates exercises control) to, except (i) as expressly required by this Agreement or any Ancillary Document, (ii) as required by applicable Law, (iii) as set forth on Section 5.1(a) of the Company Schedules, (iv) as consented to in writing by 7GC, or (v) as required to comply with COVID-19 Measures (but only to the extent reasonable and prudent in light of the business of the Group Companies and, where applicable, the circumstances giving rise to adverse changes in respect of COVID-19 or the COVID-19 Measures), (A) operate the business of the Group Companies in the ordinary course and (B) use reasonable best efforts to effect the closing of the Hyros Acquisition pursuant to the Hyros Merger Agreement. In the case of the foregoing clause (B), the Company shall inform 7GC as promptly as reasonably practicable of any material developments in respect of the Hyros Acquisition (and in any event, within two (2) Business Days following any such development) and upon reasonable request by 7GC shall provide copies of all written correspondence and summaries of material oral correspondence with the counterparties to the Hyros Merger Agreement with respect to any such material development.

(b) Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall, and the Company shall cause its Subsidiaries to, except as (i) expressly required by this Agreement, (ii) as required by applicable Law, (iii) as set forth on Section 5.1(b) of the Company Schedules or (iv) as consented to in writing by 7GC (such consent, other than in the case of Section 5.1(b)(i), (ii), (iii), (v), (xii) (xiii) or (xv), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Group Company’s Equity Securities, or repurchase, redeem, or otherwise acquire, any outstanding Equity Securities of any Group Company, other than (A) any redemptions of outstanding Equity Securities of any Group Company held by an employee thereof in connection with his or her termination of employment, but solely to the extent such redemption is contemplated pursuant to the terms of such individual’s employment agreement or award agreement(s) issued under a Company Equity Plan and (B) the withholding of Equity Securities to satisfy applicable tax withholding requirements upon the exercise or vesting of any equity-based compensation award in the ordinary course of business consistent with past practice; provided that in the event of any such permitted redemption of any Company Stock, the Company shall notify 7GC in writing of such redemption and the Parties shall mutually agree to any update of the Allocation Schedule to reflect a pro rata allocation of any such redeemed Company Stock among any remaining Pre-Closing Holders;

(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person, (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business entity or organization or division thereof, or (C) purchase or otherwise acquire, or lease or license, any other property or assets of any other Person, in each case, except for completing the Hyros Acquisition pursuant to the terms and conditions of the Hyros Merger Agreement in existence as of the date hereof;

(iii) adopt any amendments, supplements, restatements or modifications to or otherwise terminate any Group Company’s Governing Documents or the Company Stockholder Agreements;

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(iv) (A) sell, assign, abandon, let lapse, lease, license, grant a covenant not to sue or enforce with respect to, or otherwise dispose of any material assets or properties of the Group Companies (including any Business Intellectual Property), other than non-exclusive licenses granted in the ordinary course of business to customers to use a Company Product, (B) create, subject or incur any Lien on any material assets or properties of the Group Companies (other than Permitted Liens), or (C) disclose any Trade Secrets of any Group Company (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of such Trade Secrets and other confidential information) or any source code;

(v) (A) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (1) any Equity Securities of any Group Company or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, except in each case, (i) for awards granted under the Company Equity Plan in the ordinary course of business (including grants to new hires), to satisfy outstanding commitments to employees or service providers provided that any such awards relating to more than 250,000 shares of Company Common Stock shall be considered “Excess Awards” for purposes of Section 5.10, or (ii) as the result of the exercise or conversion of or as otherwise granted in connection with any Equity Rights outstanding as of the date hereof, or (B) adjust, split, combine or reclassify any Equity Securities of any Group Company or other rights exercisable therefor or convertible into;

(vi) incur, create or assume any Indebtedness for borrowed money;

(vii) (A) enter into, or terminate, or amend or modify any material term of, any Material Contract or any Real Property Lease (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Material Contract or any Real Property Lease pursuant to its terms), other than entry into any such Contract in the ordinary course of business consistent with past practice or as required by Law, (B) waive any material benefit or right under any Material Contract or Material Real Property Lease, in each case of (A) and (B), or a Contract that would be a Material Contract or Real Property Lease if in existence as of the date hereof, or (C) extend, renew, terminate, amend, modify or waive any benefit or right under the Hyros Merger Agreement;

(viii) with respect to a Group Company, make any loans, advances or capital contributions to, or guarantees for the benefit of, or any equity or other investments in, any Person, other than any capital contributions by a Group Company in another wholly-owned Group Company in the ordinary course of business and the reimbursement of expenses of employees in the ordinary course of business;

(ix) except as required under the terms of any Employee Benefit Plan of the Group Companies that is set forth on the Section 3.11(a) of the Company Schedules (including any equity awards promised to Company employees), (A) amend, modify, adopt, enter into or terminate any Employee Benefit Plan of the Group Companies or any benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date hereof, (B) grant any bonuses, cash incentive awards or similar payments, or make a commitment to pay any such amount (including any transaction or change in control bonus), (C) increase, or agree to increase, the compensation or benefits (including equity-based compensation, whether payable in cash or otherwise) payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Group Companies (retroactively or otherwise), (D) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Group Companies, (E) hire, engage or terminate (other than for cause), furlough or temporarily layoff any director, manager, officer, employee, individual independent contractor or other service provider of the Group Companies whose annual base compensation exceeds or would exceed $200,000, (F) except as required by Law, with respect to a Group Company or any employees of the Group Companies, amend, modify, negotiate, adopt, enter

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into, extend, renew or terminate any CBA or other Contract with any labor organization, works council or labor union, employee delegate, representative or other employee collective group that is representing any employee of a Group Company, (G) except as required by Law, recognize or certify any labor organization, works council, labor union or group of employees of the Group Companies as the bargaining representative for any employees of a Group Company, (H) with respect to a Group Company or any employees of the Group Companies, engage in or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions that could implicate WARN, or (I) waive or release any noncompetition, nonsolicitation, no-hire, nondisclosure, or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Group Companies;

(x) make, change or revoke any material election concerning Taxes, adopt or change any material accounting method concerning Taxes, change any material Tax accounting period, amend any material Tax Return, take any position on any material Tax Return inconsistent with past practice, enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), settle or surrender any material Tax Proceeding, initiate any material voluntary disclosure proceeding, or fail to pay any material Tax when due (including any material estimated Tax payments), request any ruling relating to Taxes, or consent to any extension or waiver of any limitation period with respect to any material Taxes (other than any such extension or waiver that is obtained in the ordinary course of business;

(xi) change any member of the Group Companies’ methods of accounting or accounting practices, except as required by GAAP;

(xii) (A) enter into any settlement, conciliation or similar Contract, in each case, in respect of a Proceeding, (1) the performance of which involves or could reasonably involve at any point in the future the payment by the Group Companies (or 7GC or any of its Affiliates after the Closing) in excess of $100,000 in the aggregate (in each case with respect to any Proceeding, determined net of any insurance coverage in respect of such Proceeding), (2) that imposes, or could reasonably impose at any point in the future, any non-monetary obligations (including injunctive relief) on any Group Company (or 7GC or any of its Affiliates after the Closing), (3) that involves any criminal misconduct or any admission or wrongdoing or other misconduct by any Group Company (or 7GC or any of its Affiliates after the Closing), or (4) that is brought by or on behalf of any Pre-Closing Holder, or (B) commence any lawsuit, litigation, action, demand, examination, hearing, claim, charge, complaint, suit or arbitration;

(xiii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any of the Group Companies;

(xiv) with respect to a Group Company, commit or authorize any capital commitment or capital expenditure (or series of capital commitments or capital expenditures), other than those capital expenditures contemplated by the Group Companies’ capital expenditure budget set forth on Section 5.1(b)(xiv) of the Company Schedules;

(xv) with respect to any Group Company, enter into, conduct, engage in or otherwise operate any new line of business, change its operating policies in any material respect or discontinue or make any material change to the business of the Group Companies;

(xvi) incorporate, create or form a Subsidiary of any Group Company;

(xvii) change any insurance policy or plan of a Group Company in effect as of the date hereof or allow such policy or plan to lapse, in each case without obtaining a reasonable replacement thereof, or

(xviii) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

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Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give 7GC, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing.

Section 5.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party to upon the execution thereof, the execution and delivery of such Ancillary Document). Notwithstanding the foregoing, each Party shall use reasonable best efforts to obtain consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

(b) Each Party shall (i) make, or cause to be made, an appropriate filing or take, or cause to be taken, any required actions, as applicable, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event, within ten (10) Business Days) after the date of this Agreement, (ii) request for early termination of the waiting period thereunder, and (iii) respond as promptly as practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. All filing fees in connection with the HSR Act shall be Company Expenses. Each Party shall promptly inform the other Parties of any communication between such Party and any Governmental Entity regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of 7GC and the Company. 7GC agrees to take all actions that are required by any Governmental Entity in connection with the filing pursuant to the HSR Act to expeditiously consummate the transactions contemplated by this Agreement, including to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements, provided that any such action: (x) is conditioned upon the consummation of the transactions contemplated by this Agreement and (y) does not require 7GC to agree to take, any action if such action would have, or would be reasonably expected to have, a Company Material Adverse Effect.

(c) During the Pre-Closing Period, the 7GC Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any 7GC Party) or 7GC and its counsel (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or any Ancillary Document. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any 7GC Party, the Company, or, in the case of the Company, 7GC, in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any 7GC Party, the Company, or, in the case of the Company, 7GC, the opportunity to attend and participate in such meeting or discussion.

(d) In furtherance of, and without limiting the Parties’ obligations pursuant to, Section 5.2(a), the Company shall use commercially reasonable efforts to obtain, prior to the Closing, written consents, in form and substance reasonably acceptable to 7GC, from each of the counterparties to the agreements set forth on Section 5.2(d) of the Company Schedules; provided, that nothing herein shall require a Party or any of its

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respective Affiliates to expend money, commence any Proceeding or offer or grant any accommodation (financial or otherwise) to any third party. All costs incurred in connection with obtaining such consents shall be Company Expenses.

(e) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

Section 5.3 Access to Information. During the Pre-Closing Period, upon reasonable notice, the Company shall provide, or cause to be provided, to 7 GC and its Representatives during normal business hours reasonable access to all of the employees, properties, Contracts, and books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies); provided, that (i) such access may be limited by the Group Companies in response to COVID-19 Changes to the extent reasonably necessary in order to comply with any applicable COVID-19 Measures, and (ii) prior to the closing of the Hyros Acquisition, such access in respect of Hyros shall only be required to be provided to the extent the Company has such right to provide such access under the Hyros Merger Agreement; provided, further, in each case that the Company shall, and shall cause the other Group Companies to, use reasonable best efforts to provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed). All of such information shall be treated as “Confidential Information” (or the applicable equivalent term) pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Notwithstanding the foregoing, none of the Group Companies shall be required to disclose to 7 GC or any of its Representatives any information (i) if and to the extent doing so (A) would violate any applicable Law, (B) could, as reasonably determined upon the advice of outside legal counsel, result in the loss of the ability to successfully assert any attorney-client or work product privilege (provided, that, in case of each of (A) and (B), the Company shall, and shall cause the other Group Companies to, use reasonable best efforts to provide (x) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) or (y) such information in a manner without violating such privilege, Contract or Law), or (ii) if any Group Company, on the one hand, and 7GC or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided, that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis, or (C) Trade Secrets. The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.9 and Section 5.10, none of the Parties nor any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Company and 7GC, prior to the Closing, or the Company and the Sponsor, after the Closing; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow the Company, if the disclosing party is a 7GC Party (prior to the Closing), 7GC, if the disclosing party is the Company (prior to the Closing) or the Company (prior to the Closing) or the Sponsor, if the disclosing party is the Company (after the Closing), any Pre-Closing Holder (after the Closing) or 7GC (after the Closing), to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4, and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement or in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary in this

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Section 5.4 or otherwise in this Agreement, the Parties agree that the Sponsor, 7GC and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities. Furthermore, during the Pre-Closing Period, the Company shall not, and each shall cause its Subsidiaries not to, make any broad-based announcements or disclosures regarding the transactions contemplated hereby or any Ancillary Document to any of their respective employees, customers, suppliers or other business relationships without the prior written consent of 7GC (not to be unreasonably withheld, delayed or conditioned).

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and 7GC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter). Promptly after the execution of this Agreement (but in any event within four (4) Business Days thereafter), 7GC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and 7GC shall consider such comments in good faith. The Company, 7GC and the Sponsor shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of them) and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the after the Closing (but in any event within four (4) Business Days after the Closing), 7GC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which the Sponsor shall have the opportunity to review and comment upon prior to filing and 7GC shall consider in good faith such comments. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release or the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

(c) Without limiting the foregoing, during the Pre-Closing Period, the Company shall maintain, and shall cause their Affiliates who are in possession of any material non-public information, written or oral, it or they may have to the extent regarding 7GC or any of its Affiliates, including this Agreement and its terms and conditions (“7GC Confidential Information”), to maintain such 7GC Confidential Information, in confidence, and such information shall not be disclosed or used by the Company or its Affiliates for any purpose without 7GC’s prior written consent, unless such information is: (i) otherwise publicly available through no breach by the Company or its Affiliates of this Section 5.4(c), (ii) required to be disclosed by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, notify 7GC in advance of such disclosure, or (iii) disclosed or used in connection with any Proceeding to enforce the rights of the Company or its Affiliates under this Agreement or any Ancillary Document.

Section 5.5 Indemnification; Directors’ and Officers’ Insurance.

(a) 7GC agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each Group Company, as provided in a Group Company’s Governing Documents or otherwise in effect as of the date of this Agreement and set forth on Section 5.5(a) of the Company Schedules, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years, and (ii) the Group Companies will perform and discharge all obligations to provide such indemnity and exculpation during such six (6) year period. To the maximum extent permitted by applicable Law, during such six (6) year period, the Group Companies shall advance expenses in connection with such indemnification as provided in such Group Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing

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Documents shall not, during such six (6) year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of any Group Company (the “D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such D&O Person was a director or officer of any Group Company prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) Neither 7GC nor any Group Company shall have any obligation under this Section 5.5 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall cause the Group Companies to purchase, at or prior to the Closing, and 7GC shall cause the Group Companies to maintain in effect for a period of six (6) years after the Closing Date, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of the those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date hereof with respect to matters occurring on or prior to the Closing (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date hereof; provided that the Group Companies shall not pay a premium for such “tail” policy in excess of 300% of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Group Companies shall purchase the maximum coverage available for 300% of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d) If 7GC, any Group Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of 7GC or such Group Company shall assume all of the obligations set forth in this Section 5.5.

(e) The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.5 are intended to be third party beneficiaries of this Section 5.5. This Section 5.5 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of 7GC and the Group Companies.

Section 5.6 Tax Matters.

(a) Tax Treatment.

(i) Each of the Parties intends that the Mergers, taken together, shall constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and each Party shall file all Tax Returns consistent with, and take no position inconsistent with (whether in Tax Returns, Tax Proceedings, or otherwise) such treatment unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(ii) Each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause the Mergers to qualify for the Intended Tax Treatment. None of the Parties shall (and each of the Parties shall cause their respective Affiliates not to) take any action, or knowingly fail to take any action, whether before or after the First Effective Time, where such action or failure could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment. Each Party shall promptly notify the other Parties in writing if, before the Closing Date, such Party knows or

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has reason to believe that the Mergers may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification).

(iii) The 7GC Parties and the Company hereby adopt this Agreement as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(iv) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, the 7GC Parties and the Company shall use reasonable best efforts to execute and deliver to counsel to the 7GC Parties and the Company, respectively, customary Tax representation letters satisfactory to such counsel, dated and executed as of the date the Registration Statement / Proxy Statement is declared effective by the SEC and/or such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement. For the avoidance of doubt, the delivery of any tax opinion by counsel to the 7GC Parties or the Company (as applicable) shall not be a condition to Closing under this Agreement.

(b) FIRPTA Certificate. 7GC hereby requests, and the Company shall deliver to 7GC prior to the Closing, (i) a certificate pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated not more than thirty (30) days prior to the Closing Date and signed by an executive officer of the Company, certifying that the equity interests in the Company are not “United States real property interests” (as defined in Section 897(c)(1) of the Code), (ii) a copy of the notification provided to the Internal Revenue Service regarding such certificate, in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), and (iii) a duly executed IRS Form W-9 from the Company.

(c) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any Tax Proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 5.7 GEM Financing. Unless otherwise approved in writing by 7GC (which approval shall not be unreasonably withheld, conditioned or delayed), the Company shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, the GEM Agreement. The Company shall use its reasonable best efforts to take, or to cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the GEM Agreement on the terms and conditions described therein, including maintaining in effect the GEM Agreement and to: (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to the Company in the GEM Agreement and otherwise comply with its obligations thereunder; and (b) enforce its rights under the GEM Agreement in accordance with its terms. Without limiting the generality of the foregoing, the Company shall give 7GC prompt written notice: (i) of any amendment to the GEM Agreement (other than as a result of any assignment or transfer contemplated therein or otherwise permitted thereby in connection with the Mergers); (ii) of any breach or default by any party to the GEM Agreement known to the Company; (iii) of the receipt of any written notice or other written communication from any party to the GEM Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to the GEM Agreement of any provisions of the GEM Agreement; or (iv) if the Company does not expect to receive all or any portion of the GEM Financing on the terms, in the manner or from GEM as contemplated by the GEM Agreement.

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Section 5.8 Exclusive Dealing.

(a) During the Pre-Closing Period, the Company shall not, and shall cause its Representatives and the Group Companies not to, directly or indirectly: (i) accept, initiate, respond to, encourage, entertain, solicit, negotiate, provide information with respect to or discuss other offers for the direct or indirect sale, merger, transfer, IPO, debt or equity refinancing or recapitalization of the Company or any or all of its Subsidiaries, or any of securities, business, properties or assets of the Company or any or all of its Subsidiaries, or other offers that would require the Company to abandon the transactions contemplated hereby (each such transaction prohibited by this sentence, an “Acquisition Proposal”, provided that, for the avoidance of doubt, neither this Agreement, nor any of the Ancillary Documents or any of the transactions contemplated hereby or thereby shall constitute an “Acquisition Proposal” for the purposes of this Section 5.8(a) or otherwise); (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Acquisition Proposal; (iii) enter into any Contract regarding an Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any successor to or parent company of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 5.8(a) or further an Acquisition Proposal. Notwithstanding the foregoing, subject to Section 5.1, nothing in this Section 5.8(a) shall prohibit or restrict the Company from (x) raising bridge financing in the form of equity securities, convertible debt or SAFE Agreements of the Company or (y) consummating the Hyros Acquisition. The Company agrees to (A) notify 7GC promptly upon receipt (and in any event within forty-eight (48) hours after receipt) of any Acquisition Proposal of it, any other Group Company or any other Person of which they are aware, and to describe the terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of the Persons making such Acquisition Proposal), (B) keep 7GC reasonably informed on a current basis of any material modifications to such offer or information and (C) not (and shall cause its Subsidiaries and their respective Representatives not to) conduct any further discussions with, provide any information to, or enter into negotiations with such Persons. The Company shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than 7GC and its Representatives) that may be ongoing with respect to an Acquisition Proposal and terminate any such Person’s and such Person’s Representative’s access to any electronic data room. The Company shall not release any third party from, or waive, amend or modify any standstill or confidentiality provision with respect to an Acquisition Proposal in any agreement to which it or any Pre-Closing Holder is a party, and shall promptly following the date hereof send a written request (email being sufficient) to any Person to whom the Company or any of its Representatives provided confidential information of a Group Company in connection with an Acquisition Proposal, which written request shall instruct such Person to return or confirm (in writing) destruction of all such confidential information.

(b) During the Pre-Closing Period, the 7GC Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) accept, initiate, respond to, encourage, entertain, solicit, negotiate, provide information with respect to or discuss other offers from any Person or group of Persons other than any or the Group Companies or Hyros that may constitute or could reasonably be expected to lead to a 7GC Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Person other than any or the Group Companies or Hyros regarding a 7GC Competing Transaction, (iii) furnish or disclose any non-public information to any Person other than any or the Group Companies or Hyros in connection with, or that could reasonably be expected to lead to, a 7GC Competing Transaction; (iv) enter into any Contract regarding a 7GC Competing Transaction; (v) approve, endorse or recommend any 7GC Competing Transaction; (vi) enter into a 7GC Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a 7GC Competing Transaction or publicly announce an intention to do so; or (vii) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 5.8(b) or further an Acquisition Proposal. 7GC agrees to (A) notify the Company promptly upon receipt (and in any event within forty-eight (48) hours after receipt) of any 7GC Competing Transaction of which it is aware, and to describe the terms and conditions of any such 7GC

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Competing Transaction in reasonable detail (including the identity of the Persons making such 7GC Competing Transaction unless otherwise restricted by confidentiality obligations), (B) keep the Company reasonably informed on a current basis of any material modifications to such offer or information and (C) not (and shall cause its Subsidiaries and their respective Representatives not to) conduct any further discussions with, provide any information to, or enter into negotiations with such Persons. 7GC shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than any of the Group Companies or Hyros and their Representatives) that may be ongoing with respect to a 7GC Competing Transaction and terminate any such Person’s and such Person’s Representative’s access to any electronic data room. 7GC shall promptly following the date hereof send a written request (email being sufficient) to any Person to whom 7GC or any of its Representatives provided confidential information of a 7GC or the Sponsor in connection with a 7GC Competing Transaction, which written request shall instruct such Person to return or confirm (in writing) destruction of all such confidential information. For purposes of this Agreement, “7GC Competing Transaction” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination other than with respect to the transactions with the Company contemplated by this Agreement and the Ancillary Documents.

Section 5.9 Preparation of Registration Statement / Proxy Statement. As promptly as practicable following delivery of the PCAOB Financials to 7GC pursuant to Section 5.17(a) following such delivery thereof), 7GC and the Company shall prepare, and 7GC shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus which will be used for the purpose of soliciting proxies from the stockholders of 7GC at the 7GC Stockholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by 7GC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq) in which 7GC shall (a) provide the Public Stockholders of 7GC with the opportunity to redeem their 7GC Pre-Merger Class A Shares pursuant to a 7GC Stockholder Redemption, (b) solicit proxies from the stockholders of 7GC to vote at the 7GC Stockholders Meeting in favor of the Transaction Proposals, (c) register under the Securities Act the 7GC New Class A Shares to be issued in connection with the transactions contemplated by this Agreement and the Ancillary Documents and (d) file with the SEC financial and other information about the transactions contemplated by this Agreement and the Ancillary Documents, each in accordance with and as required by 7GC’s Governing Documents, applicable Law and any applicable rules and regulations of the SEC and Nasdaq. The Registration Statement / Proxy Statement will comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. The Company and its counsel shall be given a reasonable opportunity to review, comment on and approve in writing each of the preliminary and final Registration Statement / Proxy Statement and any amendment or supplement thereto prior to its filing with the SEC (to which comments reasonable and good faith consideration shall be given by 7GC). 7GC shall not file any such documents with the SEC (including in response to any comments from the SEC with respect thereto) without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). 7GC shall use its reasonable best efforts to: (i) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; (ii) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement; and, (iii) with the assistance of the other Parties hereto, promptly respond to any comments, requests to amend or requests for additional information with respect to the Registration Statement / Proxy Statement by the SEC. Each of 7GC and the Company shall promptly furnish to the other all information concerning such Party, its Affiliates and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.9 or for inclusion in any other statement, filing, notice or application made by or on behalf of 7GC to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement and the Ancillary Documents. Each of 7GC and the Company shall promptly correct any information provided by it for use in the Registration Statement / Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. 7GC shall amend or supplement the Registration Statement / Proxy Statement and cause the Registration Statement / Proxy

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Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to 7GC stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and 7GC’s Governing Documents. 7GC shall promptly advise the Company of (A) the time when 7GC has filed the preliminary Registration Statement / Proxy Statement, (B) the SEC’s determination whether to review the Registration Statement / Proxy Statement, (C) in event the preliminary Registration Statement / Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (D) the filing of any supplement or amendment to the Registration Statement / Proxy Statement, (E) the issuance of any stop order relating thereto or the suspension of the qualification of the 7GC New Class A Shares for offering or sale in any jurisdiction (it being understood that 7GC shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated), (F) any request by the SEC for amendment of the Registration Statement / Proxy Statement, (G) any oral or written comments from the SEC relating to the Registration Statement / Proxy Statement and responses thereto, (H) requests by the SEC for additional information and (I) the time of effectiveness of the Registration Statement / Proxy Statement. Without limiting the generality of the foregoing, (1) the 7GC Parties shall not, and shall cause their respective Representatives not to, have or participate in any substantive meetings or other substantive discussions with any Governmental Entity or Nasdaq regarding the matters contemplated by this Section 5.9 without first consulting with the Company and providing the Company the opportunity to participate in such meetings or discussion and (2) the Company shall not, and shall cause its Representatives not to, have or participate in any substantive meetings or other substantive discussions with any Governmental Entity or Nasdaq regarding the matters contemplated by this Section 5.9 without first consulting with 7GC and providing 7GC the opportunity to participate in such meetings or discussions. Each of the Parties hereto shall use reasonable best efforts to ensure that none of the information related to it or any its Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.10 7GC Party Approvals.

(a) As promptly as practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act and, in any event within thirty (30) days of the effectiveness of the Registration Statement / Proxy Statement, 7GC shall (i) duly give notice of and (ii) duly convene and hold a meeting of its stockholders (the “7GC Stockholders Meeting”), in each case in accordance with the Governing Documents of 7GC, applicable Law and the rules and regulations of the SEC and Nasdaq, for the purposes of obtaining the 7GC Stockholder Approval and, if applicable, any approvals related thereto and providing its Public Stockholders with the opportunity to elect to effect a 7GC Stockholder Redemption. 7GC shall, through its board of directors, recommend to its stockholders the (A) adoption and approval of this Agreement and the transactions contemplated hereby and include such recommendation in the Registration Statement / Proxy Statement (the “Business Combination Proposal”); (B) approval of the Mergers; (C) approval of the issuance of the 7GC New Class A Shares and the 7GC New Class B Shares pursuant to Section 2.2 and the Earn Out Shares pursuant to Section 2.6; (D) adoption and approval of an equity incentive plan, in form and substance reasonably acceptable to 7GC and the Company, that provides for the grant of awards to employees and other service providers of the Surviving Entity and its Subsidiaries in the form of options, restricted shares, restricted share units or other equity-based awards based on 7GC New Class A Shares with a total pool of awards of 7GC New Class A Shares not exceeding 12.5% of the aggregate number of Fully Diluted 7GC Common Stock at the Closing, reduced by the number of 7GC New Class A Shares, if any, that are subject to 7GC Options into which Excess Awards, as defined in Section 5.1(b)(v), are converted pursuant to Section 2.2(b), and including an annual increase pursuant to an “evergreen” provision which will provide for automatic annual increases of 5% of the aggregate number of Fully Diluted 7GC Common Stock as of the day prior to such increase (the “New Incentive Plan”); (E) adoption and approval of an employee stock purchase plan, in form and substance reasonably acceptable to 7GC and the Company, that provides for the grant of purchase rights with respect to 7GC New Class A Shares to employees

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of the Surviving Entity and its Subsidiaries with a total pool of shares of 7GC New Class A Shares not exceeding 2% of the aggregate number of Fully Diluted 7GC Common Stock at the Closing, and including an annual increase pursuant to an “evergreen” provision which will provide for an automatic annual increase of 1% of the aggregate number of Fully Diluted 7GC Common Stock as of the day prior to such increase (the “ESPP”); (F) adoption and approval of the Amended and Restated Charter of 7GC in a form mutually agreed upon by 7GC and the Company; (G) appointment of the Sponsor Director and the Company Directors to the 7GC Board in accordance with Section 5.18(b) and Section 5.18(c), respectively, and the designation of the classes of such appointees to the 7GC Board; (H) adoption and approval of any other proposals as either the SEC or Nasdaq (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto, and of any other proposals reasonably agreed by 7GC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents; and (I) the adjournment of the 7GC Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (I) together, the “Transaction Proposals”); provided that 7GC may postpone or adjourn the 7GC Stockholders Meeting (x) to solicit additional proxies for the purpose of obtaining the 7GC Stockholder Approval, (y) for the absence of a quorum or (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that 7GC has determined based on advice of outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of 7GC prior to the 7GC Stockholders Meeting.

(b) As promptly as practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act and, in any event within five (5) days of the effectiveness of the Registration Statement / Proxy Statement, 7GC shall take all actions necessary to obtain, and then deliver as promptly as practicable thereafter to the Company, the First Merger Sub Sole Stockholder Approval by irrevocable written consent pursuant to Section 228(a) and 251(c) of the DGCL and the First Merger Sub’s Governing Documents.

Section 5.11 Closing Date Equity Grants. Subject to the approval of the New Incentive Plan by the stockholders of 7GC pursuant to Section 5.10, the 7GC Board shall approve grants of restricted stock, restricted stock units, stock options or any other type of equity compensation award authorized under the New Incentive Plan to employees and other service providers of the Company, to be effective at the First Effective Time, with the recipients of such awards, the number of 7GC New Class A Shares subject to such awards, and the form of such awards to be specified by the Company at least 10 days prior to the Closing Date.

Section 5.12 Pre-Closing Holder Related Party Transactions. The Company shall (and shall cause the Group Companies to) take all reasonable best efforts to terminate (in form and substance reasonably satisfactory to 7GC) at or prior to the Closing all Pre-Closing Holder Related Party Transactions set forth on Section 5.12 of the Company Schedules, with no further Liability or other obligations to the Group Companies or any of their respective Affiliates (including, after the Closing, 7GC) with respect thereto.

Section 5.13 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Representatives are aware or, upon receipt of any material nonpublic information will be advised, of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of 7GC (other than engaging in the transactions described herein), communicate such information to any third party, take any other action with respect to 7GC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.14 Conduct of Business of 7GC. During the Pre-Closing Period, 7GC shall, and shall cause its Subsidiaries to, as applicable, (x) keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts to maintain the listing of the 7GC Pre-Merger Class A Common Shares and the 7GC Warrants on Nasdaq and

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(y) except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.14 of the 7GC Schedules or as consented to in writing by the Company (such consent, other than in the case of (a), (b), (c), (d), or (g), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of 7GC or any of its Subsidiaries;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of 7GC or any of its Subsidiaries, or repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of 7GC or any of its Affiliates, other than the 7GC Stockholder Redemptions;

(c) incur, create or assume any Indebtedness for borrowed money;

(d) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, 7GC or any of its Subsidiaries;

(e) issue any Equity Securities of 7GC or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the forgoing of any of 7GC or any of its wholly-owned Subsidiaries;

(f) enter into, renew or modify or revise in any material respect any Contract between (a) any 7GC Party, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any 7GC Party or any immediate family member of the foregoing Persons, on the other hand (all such Contracts, “7GC Related Party Transactions”) (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a 7GC Related Party Transaction);

(g) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(h) take any action that would reasonably be expected to significantly delay or impair (A) the timely filing of any of its public filings with the SEC (giving effect to any permitted extensions), (B) its compliance in all material respects with applicable securities Laws or (C) the listing of the 7GC New Class A Shares on Nasdaq;

(i) amend or modify the Trust Agreement; or

(j) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.14.

Notwithstanding anything to the contrary in this Section 5.14, nothing in this Agreement shall prohibit or restrict 7GC from effecting the Extension, and no consent of the Company or any other party hereto shall be required in connection therewith.

Section 5.15 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, 7GC shall (i) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) use reasonable best efforts to cause the Trustee to (x) pay as and when due all amounts, if any, payable to the Public Stockholders of 7GC pursuant to the 7GC Stockholder Redemptions, (y) pay the amounts due to the underwriters of 7GC’s IPO for their deferred underwriting commissions as set forth in the Trust Agreement and (z) immediately thereafter, pay all remaining amounts then available in the Trust Account to 7GC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

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Section 5.16 Stockholder Written Consent.

(a) As promptly as practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act and, in any event within five (5) Business Days of the effectiveness of the Registration Statement / Proxy Statement, the Company shall cause to be delivered to each stockholder of the Company an information statement, which shall include copies of this Agreement, the Registration Statement / Proxy Statement, the form of Written Consent, and, as applicable, the Registration Rights Agreement, the Lock-up Agreement and/or a Letter of Transmittal (“Company Stockholder Package”), stating (i) that the Board of Directors of the Company recommends that each holder of Company Stock adopt this Agreement and approve the First Merger by execution of the Written Consent and (ii) the timeline for returning executed copies of the documents included as part of the Company Stockholder Package. The written consent included in the Company Stockholder Package shall be in the form attached hereto as Exhibit D (each, a “Written Consent”) and shall be required from stockholders of the Company who collectively hold (A) at least a majority of the voting power of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class and, with respect to shares of Company Preferred Stock, on an as converted to Company Class A Common Stock basis, and (B) at least a majority of the voting power of the outstanding shares of Company Preferred Stock, voting together as a single class on an as converted to Company Class A Common Stock basis, (1) adopting this Agreement and approving the transactions contemplated by this Agreement (including the First Merger) pursuant to Section 228(a) and 251(c) of the DGCL and the Company’s Governing Documents and the Company Stockholder Agreements and (2) electing to effect a conversion of all of the issued and outstanding shares of Company Preferred Stock to shares of Company Class A Common Stock in accordance with Section 5.1(b) of Article IV(B) of the Company Charter, with the Mandatory Conversion Time (as defined in the Company Charter) to be conditioned upon the satisfaction or waiver of the conditions set forth in Article 6 (other than those which will be satisfied as of the Closing), which conversion will occur as of immediately prior to the First Effective Time (such conversion collectively, the “Company Preferred Conversion”). The approval contemplated by the foregoing sentence is referred to herein as the “Required Company Stockholder Approval”.

(b) As promptly as practicable after distribution of the Company Stockholder Package, the Company shall obtain the Required Company Stockholder Approval and deliver it to 7GC.

Section 5.17 PCAOB Financials.

(a) The Company shall use reasonable best efforts to deliver to 7GC on or prior to March 15, 2023, the Closing Company Audited Financial Statements, audited in accordance with the standards of the PCAOB and containing an report of the Company’s auditors qualified only as set forth on Section 5.17(a) of the Company Schedules, that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by 7GC with the SEC in connection with the transactions contemplated hereby and in the Ancillary Documents (together with the Closing Company Audited Financial Statements, the “PCAOB Financials”). All such financial statements, (A) will be prepared from, and reflect in all material respects, the books and records of the Group Companies, (B) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (C) will fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended, and (D) in the case of the Closing Company Audited Financial Statements, will be audited in accordance with the standards of the PCAOB. All costs incurred in connection with preparing and obtaining the PCAOB Financials shall be Company Expenses. The Company shall (and shall cause each Group Company to) use reasonable best efforts (i) to assist 7GC and its Representatives, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the applicable Group Company, in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that is reasonably required to be included in the Registration Statement / Proxy Statement and any other filings to be made by 7GC with the SEC in connection with the transactions contemplated by this Agreement and the Ancillary Documents and (ii) to obtain the consents of the Company’s auditors with respect thereto as may be required by applicable Law.

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(b) During the Pre-Closing Period, the Company shall deliver to 7GC unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries for the fiscal month following the date hereof and for each fiscal month and quarter thereafter, with respect to monthly financial statements, within thirty (30) days following the end of each such month and with respect to quarterly financial statements, within thirty (30) days following the end of each such fiscal quarter (as applicable).

Section 5.18 Post-Closing Directors and Officers.

(a) The Parties shall take all such action within its power as may be necessary or appropriate such that effective as of the Closing:

(i) the board of directors of 7GC (the “7GC Board”) shall consist of seven (7) directors (each, a “7GC Director”), which 7GC Directors shall be divided into the following three (3) classes: (A) two (2) Class I 7GC Directors, whose initial term shall expire at the first annual meeting of the stockholders of 7GC to be held after the Closing Date, (B) two (2) Class II 7GC Directors, whose initial term shall expire at the second annual meeting of the stockholders of 7GC to be held after the Closing Date; and (C) three (3) Class III 7GC Directors, whose initial term shall expire at the third annual meeting of the stockholders of 7GC to be held after the Closing Date;

(ii) the Governing Documents of 7GC are in forms mutually agreed upon by the Parties;

(iii) the initial members of the different classes of 7GC Board are the individuals determined in accordance with Section 5.18(b) and Section 5.18(c), as applicable;

(iv) the initial members of the compensation committee, audit committee and nominating and governance committee of the 7GC Board are the individuals determined in accordance with Section 5.18(d); and

(v) the officers of 7GC are the individuals determined in accordance with Section 5.18(e).

(b) Within thirty (30) days of the date hereof, 7GC shall provide to the Company the name of one (1) individual who shall be a director on the 7GC Board effective as of the Closing (the “Sponsor Director”). The Sponsor Director shall serve as a Class III 7GC Director. 7GC may, with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), replace the individual set forth on Section 5.18(b) of the 7GC Schedules with any other individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by amending such Schedule to include such replacement individual. Notwithstanding the foregoing, the individual designated to the 7GC Board pursuant to this Section 5.18(b) must be an Independent Director, and in each case if the requirements set forth in this sentence are not met, 7GC shall omit from its proxy materials any such nominee, and such nomination shall be disregarded and no vote on such nominee will occur, notwithstanding that proxies in respect of such vote may have been received by 7GC.

(c) Within thirty (30) days of the date hereof, the Company shall provide to 7GC a list of six (6) individuals who shall be directors on the 7GC Board effective as of the Closing (the “Company Directors”) and designate for each such Company Director which class of the 7GC Board that such Company Director shall serve in. The Company may, with the prior written consent of 7GC (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual with any other individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by amending such Schedule to include such replacement individual. Notwithstanding the foregoing, at least three (3) of the individuals designated to the 7GC Board pursuant to this Section 5.18(c) must be Independent Directors and at least one of such individuals (which may, for the avoidance of doubt, include an Independent Director) must also qualify as independent under the audit committee independence requirements set forth in the rules of any stock exchange applicable to 7GC, and in each case if the requirements set forth in this sentence are not met, 7GC shall omit from its proxy materials any such nominee, and such nomination shall be disregarded and no vote on such nominee will occur, notwithstanding that proxies in respect of such vote may have been received by 7GC.

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(d) 7GC and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned, or delayed by either the Company or 7GC) on the directors to be appointed to the audit, compensation and nominating committees prior to the filing of the Registration Statement / Proxy Statement with the SEC.

(e) The Persons identified on Section 5.18(e) of the Company Schedules shall be the officers of 7GC immediately after the Closing, with each such individual holding the title set forth opposite his or her name. 7GC and the Company may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or 7GC) to replace any individual set forth on Section 5.18(e) of the Company Schedules with any individual prior to the filing of the Registration Statement / Proxy Statement with the SEC by amending such Schedule to include such replacement individual.

(f) Notwithstanding anything in this Agreement or any Ancillary Document to the contrary, the Parties hereby acknowledge and agree that after the Closing, unless otherwise expressly set forth in this Agreement, the Sponsor Director is authorized and shall have the sole right to act and make or provide any determinations, consents, agreements, settlements or notices on behalf of 7GC under this Agreement and to enforce 7GC’s rights and remedies under this Agreement, in each case with respect to (i) any determinations to be made pursuant to Section 2.6 and (ii) any claims under this Agreement against the Pre-Closing Holders or the Company.

Section 5.19 Certain Other Covenants. During the Pre-Closing Period, the Parties shall promptly notify the other Parties hereto after becoming aware of (a) any breach of any covenant of such Party set forth herein or in any Ancillary Document, or (b) any event or circumstance that could reasonably be expected to (1) be materially adverse to such Party or (2) otherwise cause or result in any of the conditions set forth in Article 6 not being satisfied or the satisfaction of those conditions being materially delayed. Without in any way limiting the generality of the foregoing, the Company shall (i) promptly inform 7GC in the event any Proceeding is brought against any Group Company by or on behalf of any Pre-Closing Holder or any Pre-Closing Holder provides notice to a Group Company that it is or may be in violation or breach of any of their respective Governing Documents or the Company Stockholder Agreements, and (ii) keep 7GC reasonably apprised of the status of any pending material Proceedings (including, for the avoidance of doubt, as they relate to the Telephone Consumer Protection Act and other similar Laws as well as any Proceedings pending or subsequently brought by any equityholder or Affiliate of a Group Company) and promptly deliver copies to 7GC of all material pleadings, motions and other documents relating thereto upon filing or delivering such pleadings, motions or other documents, or in the event the Company is the recipient of such pleadings, motions or other documents, promptly following such receipt; provided, however, that the Company may not deliver such documents if prohibited by Law or if delivery could, as reasonably determined upon the advice of outside legal counsel, result in the loss of the ability to successfully assert any attorney-client or work product privilege (provided, that, in each case, the Company shall, and shall cause the other Group Companies to, use best efforts to provide (1) such materials as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) and (2) such other information, in a manner without violating such privilege or Law). No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties, or covenants contained in this Agreement have been breached.

Section 5.20 Certain Other Closing Deliverables.

(a) At the Closing (or at such earlier time if indicated below), on the terms and conditions set forth in this Agreement, the Company shall deliver to 7GC:

(i) a copy of the Registration Rights Agreement, duly executed by each of the Pre-Closing Holders set forth on Section 5.20(a)(i) of the Company Schedules;

(ii) a copy of the Lock-up Agreement, duly executed by each of the Pre-Closing Holders set forth on Section 5.20(a)(ii) of the Company Schedules;

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(iii) applicable good standing certificates (or similar documents applicable for such jurisdictions) for the Company and each of its Subsidiaries certified as of a date no later than fifteen (15) days prior to the Closing Date from the proper Governmental Entity of its jurisdiction of organization;

(iv) evidence of termination (reasonably satisfactory to 7GC), and without any ongoing obligations or Liabilities to any of the Group Companies or any of their respective Affiliates (including, after the Closing, 7GC), of each of the Contracts set forth on Section 5.20(a)(iv) of the Company Schedules; and

(v) (A) a copy of the Subordinated Convertible Note Amendment with respect to each Subordinated Convertible Note issued and outstanding as of immediately prior to the First Effective Time, duly executed and delivered by the Company, the holders of the Subordinated Convertible Notes required to amend each such Subordinated Convertible Note in accordance with the terms thereof and the Senior Note Holder (or its assignees); and (B) a copy of Senior Convertible Note Amendment with respect to each Senior Convertible Note issued and outstanding as of immediately prior to the First Effective Time, duly executed and delivered by the Company and the Senior Note Holder.

(b) At the Closing, on the terms and conditions set forth in this Agreement, 7GC shall deliver to the Company:

(i) a copy of the Registration Rights Agreement, duly executed by 7GC and the Sponsor; and

(ii) a copy of the Lock-up Agreement, duly executed by 7GC.

Section 5.21 Extension. 7GC shall take all reasonable actions necessary to seek the approval of the stockholders of 7GC to extend the deadline for 7GC to consummate its initial business combination (the “Extension”) from December 28, 2022 to June 28, 2023 in accordance with the Governing Documents of 7GC. 7GC shall use its reasonable best efforts to obtain stockholder approval for the Extension and any and all further extensions of the deadline for 7GC to consummate its initial business combination as may be necessary prior to the Termination Date to permit the consummation of the transactions contemplated hereby, including the Mergers.

Section 5.22 Hyros Acquisition. (a) The Company will keep 7GC informed on a reasonably current basis of all material developments with respect to the Hyros Merger Agreement and the transactions contemplated thereby; (b) the Company will provide prompt written notice to 7GC if it becomes aware of any breach of any representations, warranties, covenants or agreements under the Hyros Merger Agreement that would give rise to a failure of any of the closing conditions thereunder; (c) the Company will not, and will cause its Subsidiaries to not, without the prior written approval of 7GC (such approval not to be unreasonably withheld, conditioned or delayed), enter into or agree to any amendment, supplement, modification or waiver of the terms of the Hyros Merger Agreement or any agreement, document or instrument contemplated thereby (including the Joinder Agreements, as defined therein) and (d) the Company shall not and shall cause its Subsidiaries to not waive any closing conditions in Hyros Merger Agreement unless such action has been approved in advance in writing by 7GC (such approval not to be unreasonably withheld, conditioned or delayed).

Section 5.23 Company Convertible Notes.

(a) Prior to the Closing, the Company shall cause the holders of the Subordinated Convertible Notes required to amend all Subordinated Convertible Notes that are issued and outstanding as of immediately prior to the First Effective Time and the Senior Note Holder (or its assignees) in accordance with the terms thereof to execute an amendment in a form that is reasonably acceptable to 7GC to all such Subordinated Convertible Notes (the “Subordinated Convertible Notes Amendment”), pursuant to which holders of all of the Subordinated Convertible Notes that are issued and outstanding as of immediately prior to the First Effective Time shall agree to the treatment of the Subordinated Convertible Notes pursuant to Section 2.2(d).

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(b) Prior to the Closing, the Company shall cause the Senior Note Holder to execute an amendment to each Senior Convertible Note that is issued and outstanding as of immediately prior to the First Effective Time, which amendment shall be in a form that is reasonably acceptable to 7GC (each, a “Senior Convertible Note Amendment”), pursuant to which the Senior Note Holder shall agree to the treatment of each Senior Convertible Note that is issued and outstanding as of immediately prior to the First Effective Time pursuant to Section 2.2(d).

Section 5.24 Loan Refinancing. Prior to the Closing, the Company shall use reasonable best efforts to obtain financing on terms that are reasonable acceptable to 7GC to repay and discharge in full the Senior Loan and all other Liabilities of each Group Company under the Senior Loan Agreement and to terminate, or cause to be terminated, all Liens imposed against any Group Company or any of their assets or properties in connection with the Senior Loan.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) any applicable waiting period or Consent under the HSR Act relating to the transactions contemplated by this Agreement and the Ancillary Documents shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Documents shall be in effect;

(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the 7GC New Class A Shares to be issued pursuant to this Agreement (including the Earn Out Shares) shall be listed on Nasdaq upon the Closing, subject to any compliance extension on ability to remedy non-compliance, in each case as permitted by the Nasdaq continued listing rules;

(e) 7GC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the 7GC Stockholder Redemptions;

(f) the 7GC Stockholder Approval shall have been obtained and remain in full force and effect; and

(g) the First Merger Sub Sole Stockholder Approval shall have been obtained and remain in full force and effect.

Section 6.2 Other Conditions to the Obligations of the 7GC Parties. The obligations of the 7GC Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by 7GC (on behalf of itself and the other 7GC Parties) of the following further conditions:

(a) (i) each of the Company Fundamental Representations (other than the representations and warranties set forth in Sections 3.2(a) – (b)) shall be true and correct (without giving effect to any limitation as to

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“materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date, (ii) each of the representations and warranties set forth in Sections 3.2(a) – (b) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all but de minimis respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date, (iii) each of the other representations and warranties of the Company set forth in Article 3 (other than the representation and warranty set forth in clause (a) of Section 3.8) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, (A) except to the extent that any such representation and warranty is made on and as of an earlier date, in which case the same shall be true and correct in all respects as of such earlier date (subject to, for the avoidance of doubt, clause (B) of this Section 6.2(a)(iii)), and (B) except where the failure of such representations and warranties to be true and correct, taken as a whole, would not have a Company Material Adverse Effect; and (iv) the representation and warranty of the Company set forth in clause (a) of Section 3.8 shall be true and correct in all respects as of the date hereof;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement and each of the Ancillary Documents at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred which is continuing and uncured;

(d) the Company shall have consummated the Hyros Acquisition upon the terms and subject to the conditions set forth in the Hyros Merger Agreement;

(e) at or prior to the Closing, the Company, as applicable, shall have delivered, or caused to be delivered, to 7GC the following documents:

(i) certificates duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b), Section 6.2(c) and Section 6.2(d) are satisfied, in each case, in form and substance reasonably satisfactory to 7GC;

(ii) applicable good standing certificates (or similar documents applicable for such jurisdictions) for the Company and each of its Subsidiaries certified as of a date no later than fifteen (15) days prior to the Closing Date from the proper Governmental Entity of its jurisdiction of organization;

(iii) a copy of the Exchange Agent Agreement, duly executed by the Company and the Exchange Agent; and

(f) the Required Company Stockholder Approval shall have been obtained and remain in full force and effect;

(g) to the extent not otherwise contemplated in this Section 6.2, the deliverables contemplated in Section 5.20(a);

(h) Section 7.2(a) of the Hyros Merger Agreement has been satisfied to the reasonable discretion of 7GC; and

(i) each share of Company Class B Common Stock that is not held by Joseph Davy has been converted into one share of Company Class A Common Stock.

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Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) each of the 7GC Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “7GC Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation and warranty is made on and as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date, and (ii) the representations and warranties set forth in Article 4 (other than the 7GC Fundamental Representations), without giving effect to any limitation as to “materiality” or “7GC Material Adverse Effect” or any similar limitations set forth therein, shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, (A) except to the extent that any such representation and warranty is made on and as of an earlier date, in which case the same shall be true and correct in all respects as of such earlier date (subject to, for the avoidance of doubt, clause (B) of this Section 6.3(a)(ii)), and (B) except where the failure of such representations and warranties to be true and correct, taken as a whole, would not have a 7GC Material Adverse Effect;

(b) the 7GC Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement and each of the Ancillary Documents at or prior to the Closing;

(c) at or prior to the Closing, 7GC shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of 7GC, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in each case, in form and substance reasonably satisfactory to the Company;

(ii) a copy of the Exchange Agent Agreement, duly executed by 7GC, the Sponsor and the Exchange Agent; and

(iii) evidence that the Second Amended and Restated Charter of 7GC in a form mutually agreed upon by the Parties has been filed with the Secretary of State of Delaware; and

(d) the Aggregate 7GC Transaction Proceeds shall be equal to or greater than $100,000,000 (the “Minimum Cash Condition”).

Section 6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Group Company’s) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE 7

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of 7GC and the Company;

(b) by 7GC, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this

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Agreement or any Ancillary Document (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company, and (ii) the Termination Date; provided, however, that no 7GC Party is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any 7GC Party has failed to perform any covenant or agreement on the part of such applicable 7GC Party set forth in this Agreement or any Ancillary Document (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to 7GC and (ii) the Termination Date; provided, however, that the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d) by either 7GC or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to September 8, 2023 (as extended pursuant to this Section 7.1(d), the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to 7GC if any 7GC Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date; provided, further, that the Termination Date shall be automatically extended on a day-for-day basis for each day of any delay to the applicable waiting or review periods, or any extension thereof, by any Governmental Entity or Nasdaq (including any specific request from any Governmental Entity or Nasdaq to delay filings or for additional time to review the transactions contemplated hereby) arising or resulting from COVID-19 or any COVID-19 Measures or any other epidemic, pandemic, public health emergency or disease outbreak or any other extraordinary or unusual event that is outside of the control of the parties or their respective Affiliates that would, or would reasonably be expected to, have the effect of delaying, impeding, hindering or preventing the review of the transactions contemplated hereby and/or issuance of clearance or approval from such Governmental Entity to the extent required to satisfy the condition set forth in Section 6.1(b);

(e) by either 7GC or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement or any Ancillary Document and such Order or other action shall have become final and nonappealable;

(f) by either 7GC or the Company if the 7GC Stockholders Meeting has been held (including any adjournment or postponement thereof), has concluded, 7GC’s stockholders have duly voted, and the 7GC Stockholder Approval was not obtained;

(g) by 7GC if the Company fails to deliver the Written Consents constituting the Required Company Stockholder Approval within five (5) Business Days after the Registration Statement / Proxy Statement is declared effective by the SEC; or

(h) by 7GC if the PCAOB Financials have not been delivered to 7GC in accordance with Section 5.17(a) on or prior to March 15, 2023.

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Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain a valid and binding obligation of the Parties thereto in accordance with its terms. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for (i) a willful breach of any covenant or agreement set forth in this Agreement prior to such termination or (ii) Fraud. Without limiting the foregoing, and except as provided in this Section 7.2 (including clause (i) and (ii) of the immediately preceding sentence, but subject to Section 8.18), and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 8.17, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to this Article 7.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Survival. None of the representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing, except for those covenants and agreements set forth in this Agreement that by their respective terms contemplate performance after the Closing.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of 7GC (prior to the Closing) or the Sponsor (after the Closing), on the one hand, and the Company, on the other hand. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void, ab initio.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of 7GC (prior to the Closing) or the Sponsor (after the Closing), on the one hand, and the Company, on the other hand. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio. Notwithstanding anything in this Agreement to the contrary, no amendment or modification that is materially and disproportionately adverse to a Pre-Closing Holder relative to other Pre-Closing Holders holding the same class of Equity Securities in the Company (in each case, in their capacity as Pre-Closing Holders) shall be binding upon such disproportionately affected Pre-Closing Holders or any of the Parties unless the Pre-Closing Holders holding a majority of the adversely affected Equity Securities of the Company (as applicable, and in each case voting together as a separate class) consent to such amendment or modification.

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Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to any 7GC Party, prior to the Closing, or the Sponsor, to: c/o 7GC & Co. Holdings LLC 388 Market Street, Suite 1300 San Francisco, CA 94111
Attention:	Jack Leeney Chris Walsh
E-mail:	jack@7GC.co chris@7GC.co

with a copy (which shall not constitute notice) to: Sidley Austin LLP 1999 Avenue of the Stars 17th Floor Los Angeles, CA 90067
Attention:	Joshua G. DuClos
E-mail:	jduclos@sidley.com

Sidley Austin LLP One South Dearborn Street Chicago, IL 60603
Attention:	Michael P. Heinz and Matthew D. Stoker
E-mail:	mheinz@sidley.com and mstoker@sidley.com

(b) If to the Company, to: Banzai International, Inc. 435 Ericksen Ave., Suite 250 Bainbridge Island, WA 98110
Attention:	Joseph Davy
E-mail:	joe@banzai.io

with a copy (which shall not constitute notice) to: Cooley LLP 1700 Seventh Avenue, Suite 1900 Seattle, WA 98101-1355
Attention:	Sonya Erickson
E-mail:	serickson@cooley.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement and all related Proceedings shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

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Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of a Party’s Representatives, shall be paid by the Party incurring such fees or expenses; provided, that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Company Expenses and 7GC shall pay, or cause to be paid, all 7GC Transaction Expenses, and (b) if the Closing occurs, then 7GC shall pay, or cause to be paid, all Company Expenses and all 7GC Transaction Expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Agreement and Plan of Merger and Reorganization, together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to 7GC, any documents or other materials posted to the electronic data room hosted by FirmRoom under the project name “Project Hero” as of 5:00 p.m., Eastern Time, at least two (2) Business Days prior to the date hereof; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time; (m) whenever the words “in the ordinary course of business”, “in the ordinary course” or words of similar import are used in this Agreement, they shall be deemed to be followed by the words “consistent with its past practice” and shall be construed to mean in the ordinary and usual course of normal day-to-day operations of the business of such Person consistent with its past practice; and (n) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections set forth in this Agreement. Any item disclosed in the Company Schedules or in the 7GC Schedules corresponding to any section or subsection of Article 3 (in the case of the Company Schedules) or Article 4 (in the case of the 7GC Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Schedules) or Article 4 (in the case of the 7GC Schedules), as applicable, where the relevance of such disclosure to such other section or

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subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature. The specification of any dollar amount in the representations, warranties or covenants set forth in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material or are within or outside of the ordinary course of business or consistent with past practice, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on the Company Schedules or the 7GC Schedules is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item. The information contained in this Agreement, in the Company Schedules or 7GC Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of contract.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except for (a) from and after the First Effective Time, the provisions of Article 2 (which shall be for the benefit of the Pre-Closing Holders to the extent necessary for such holders or investors to receive the Aggregate Merger Consideration, due to such holders or investors thereunder pursuant to the Allocation Schedule), (b) the provisions of Section 5.5 (which shall be for the benefit of the D&O Persons), (c) Section 8.13 (which shall be for the benefit of all Non Party Affiliates) and (d) the last sentence of this Section 8.9. Notwithstanding the foregoing, the Sponsor shall be an express third-party beneficiary of Section 2.2(i), Section 2.6(e), Section 5.4, Section 5.18, Section 7.2, Section 8.2, Section 8.3, Section 8.4, this Section 8.9 and Section 8.13, and Section 8.14.

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Documents shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

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Section 8.12 Knowledge of Company; Knowledge of 7GC. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Schedules. For all purposes of this Agreement, the phrase “to 7GC’s knowledge” and “to the knowledge of 7GC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the 7GC Schedules. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Schedules or Section 8.12(b) of the 7GC Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. All Proceedings, Liabilities and causes of action (whether in contract or in tort, in Law or in equity or granted by statute) that may be based upon, be in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in this Agreement), may be made against only (and such representations and warranties are those solely of) the Persons that are expressly identified herein as Parties and their respective successors and permitted assigns. No Person who is not a Party, including any current, former or future director, officer, founder, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, Representative, successor or assignee of, and any financial advisor to, any Party, or any current, former or future director, officer, employee, consultant, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney, Representative, successor or assignee of, and any financial advisor to, any of the foregoing, and in the case of 7GC, the Sponsor (or any successor or assignee thereof) (each in their capacity as such, a “Nonparty Affiliate”), shall have any Liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any Proceedings, Liabilities or causes of action arising under, out or by reason of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach, and, to the maximum extent permitted by Law, each Party hereby waives and releases all such Proceedings, Liabilities and causes of action against any such Nonparty Affiliates.

Section 8.14 Extension; Waiver. The Company may, prior to the Closing, (a) extend the time for the performance of any of the obligations or other acts of any 7GC Party set forth herein, (b) waive any inaccuracies in the representations and warranties of any 7GC Party set forth herein, or (c) waive compliance by any 7GC Party with any of the agreements or conditions set forth herein. 7GC may (prior to the Closing) and the Sponsor may (after the Closing) (in either case, on behalf of itself, and any other 7GC Party) (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Pre-Closing Holder or the Company set forth herein, or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any Party or the Sponsor to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Person. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party or the Sponsor to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN RESPECT OF ANY ACTION AGAINST ANY FINANCING SOURCE (IF ANY), IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION,

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OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.16 Jurisdiction. Any Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 8.16.

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

Section 8.18 Trust Account Waiver. Reference is made to the final prospectus of 7GC, dated as of December 22, 2020, filed with the SEC (File No. 333-251162) on December 28, 2020 (the “Prospectus”). The Company acknowledges and agrees and understands that 7GC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of 7GC’s public stockholders (including overallotment shares acquired by 7GC’s underwriters, the “Public Stockholders”), and 7GC may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of 7GC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding anything to the contrary in this Agreement, none of the Company, any Pre-Closing Holder, or any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distribution therefrom to Public Stockholders or otherwise occurring prior to the Closing in accordance with the terms of the Trust Agreement (“Public Distributions”), or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship

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between 7GC or its Representatives, on the one hand, and any Pre-Closing Holder, the Company or any of his, her or its respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company on its own behalf and on behalf of its Representatives hereby irrevocably waives any Trust Account Released Claims that such Person and his, her or its respective Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with 7GC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with 7GC or its Affiliates).

Section 8.19 Acknowledgement; Waiver of Conflicts; Retention of Privilege.

(a) Each of the Parties hereto acknowledges and agrees that (i) Perkins Coie LLP and Cooley LLP (each referred to herein as “Prior Company Counsel”) have each acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement and the Ancillary Documents, and the transactions contemplated hereby and thereby and (ii) Sidley Austin LLP (“Prior 7GC Counsel”) has acted as counsel to 7GC in various matters involving a range of issues and as counsel to 7GC in connection with the negotiation of this Agreement and the Ancillary Documents, and the transactions contemplated hereby and thereby.

(b) In connection with any matter or dispute under this Agreement, 7GC hereby irrevocably waives and agrees not to assert, and agree to cause the Surviving Corporation or the Surviving Entity to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Company, (ii) Prior Company Counsel’s representation of any of the Group Companies (collectively the Persons referenced in clauses (i) and (ii), the “Company Advised Parties”) prior to and after the Closing, (iii) Prior 7GC Counsel’s prior representation of 7GC and (iv) Prior 7GC Counsel’s representation of the Sponsor, any Subsidiary of 7GC and/or any 7GC stockholders (collectively the Persons referenced in clauses (iii) and (iv), the “7GC Advised Parties”) prior to and after the Closing.

(c) 7GC further agrees, on behalf of itself and, after the Closing, on behalf of the Surviving Corporation or the Surviving Entity, that all communications in any form or format whatsoever between or among any of Prior Company Counsel, the Company, any of the Company Advised Parties, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by the Company and shall not pass to or be claimed by 7GC, the Surviving Corporation, or the Surviving Entity. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company, shall be controlled by the Company and shall not pass to or be claimed by 7GC, the Surviving Corporation, or the Surviving Entity; provided, further, that nothing contained herein shall be deemed to be a waiver by 7GC or any of its Affiliates (including, after the First Effective Time, the Surviving Corporation and its Affiliates and after the Second Effective Time, the Surviving Entity and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(d) The Company and each of the Pre-Closing Holders further agrees, on behalf of itself and, after the Closing, on behalf of the Surviving Corporation and the Surviving Entity, that all communications in any form or format whatsoever between or among any of Prior 7GC Counsel, 7GC, any of the 7GC Advised Parties, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “7GC Deal Communications”) shall be deemed to be retained and owned

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collectively by the 7GC Advised Parties, shall be controlled by the Sponsor and shall not pass to or be claimed by 7GC, the Surviving Corporation or the Surviving Entity. All 7GC Deal Communications that are attorney-client privileged (the “Privileged 7GC Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by 7GC, the Surviving Corporation or the Surviving Entity; provided, further, that nothing contained herein shall be deemed to be a waiver by 7GC or any of its Affiliates (including, after the First Effective Time, the Surviving Corporation and its Affiliates and after the Second Effective Time, the Surviving Entity and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(e) Notwithstanding the foregoing, in the event that a dispute arises between 7GC, the Surviving Corporation or the Surviving Entity, on the one hand, and a third party other than the Sponsor on the other hand, 7GC, the Surviving Corporation or the Surviving Entity may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications and Privileged 7GC Deal Communications to such third party; provided, however, that neither 7GC nor the Surviving Corporation nor the Surviving Entity may waive such privilege with respect to (i) Privileged Company Deal Communications without the prior written consent of the Company or (ii) Privileged 7GC Deal Communications without the prior written consent of the Sponsor. In the event that 7GC, the Surviving Corporation or the Surviving Entity is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of (i) the Privileged Company Deal Communications, 7GC shall immediately (and, in any event, within two (2) Business Days) notify the Company in writing (including by making specific reference to this Section 8.19) so that the Company can seek a protective order and (ii) the Privileged 7GC Deal Communications, 7GC shall immediately (and, in any event, within two (2) Business Days) notify the Sponsor in writing (including by making specific reference to this Section 8.19) so that the Sponsor can seek a protective order and, in either case, 7GC agrees to use all commercially reasonable efforts to assist therewith.

(f) To the extent that files or other materials maintained by Prior Company Counsel constitute property of its clients, only the Company Advised Parties shall hold such property rights and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the Surviving Corporation or the Surviving Entity, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party. To the extent that files or other materials maintained by Prior 7GC Counsel constitute property of its clients, only the Sponsor and the 7GC Advised Parties shall hold such property rights and Prior 7GC Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged 7GC Deal Communications by reason of any attorney-client relationship between Prior 7GC Counsel, on the one hand, and 7GC, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(g) 7GC agrees on behalf of itself and the Surviving Corporation or the Surviving Entity, (i) to the extent that 7GC, the Surviving Corporation or the Surviving Entity receives or takes physical possession of any Company Deal Communications or 7GC Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties, 7GC Advised Parties or any other Person, of the privileges or protections described in this Section 8.19, and (b) neither 7GC nor the Surviving Corporation or the Surviving Entity shall assert any claim that any of the Company Advised Parties, 7GC Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications or 7GC Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Company or the Sponsor, as applicable, waive the attorney-client or other privilege, or by otherwise asserting that 7GC, the Surviving Corporation, or the Surviving Entity has the right to waive the attorney-client or other privilege, (iii) not to seek to obtain the Company Deal Communications from Prior Company Counsel so long as such Company Deal

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Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party and (iv) not to seek to obtain the 7GC Deal Communications from Prior 7GC Counsel so long as such 7GC Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

* * * * *

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement and Plan of Merger and Reorganization to be duly executed on its behalf as of the day and year first above written.

7GC & CO. HOLDINGS INC.

By:	/s/ Jack Leeney
Name:	Jack Leeney
Title:	Chairman and Chief Executive Officer

7GC MERGER SUB I, INC.

By:	/s/ Jack Leeney
Name:	Jack Leeney
Title:	Chairman and Chief Executive Officer

7GC MERGER SUB II, LLC

By:	/s/ Jack Leeney
Name:	Jack Leeney
Title:	Chairman and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement and Plan of Merger and Reorganization to be duly executed on its behalf as of the day and year first above written.

THE COMPANY:

BANZAI INTERNATIONAL, INC.

By:	/s/ Joseph Davy
Name:	Joseph P. Davy
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

Exhibit A-1

Form of Sponsor Support Agreement

(Attached)

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of December 8, 2022, by and among Banzai International, Inc., a Delaware corporation (the “Company”), 7GC & Co. Holdings Inc., a Delaware corporation (“7GC”), 7GC & Co. Holdings LLC, a Delaware limited liability company (“Sponsor”), and the other stockholders of 7GC (as defined below) set forth on Schedule I hereto (such individuals, together with Sponsor, each a “Stockholder”, and collectively, the “Stockholders”). The Company, 7GC and the Stockholders are sometimes referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H :

WHEREAS, as of the date hereof, each of the Stockholders “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of Class B common stock, par value $0.0001 per share (the “Common Stock”), of 7GC, set forth opposite such Stockholder’s name on Schedule I hereto (such shares of Common Stock, together with any other shares of Common Stock, the voting power over which is acquired by Stockholder during the period from the date hereof through the date on which this Agreement terminates in accordance with Section 6.1 hereof (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”);

WHEREAS, the Company and 7GC propose to enter into an Agreement and Plan of Merger and Reorganization with 7GC Merger Sub I , Inc., a Delaware corporation and an indirect wholly owned subsidiary of 7GC (“First Merger Sub”), 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of 7GC (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and each, a “Merger Sub”), dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, at the Closing, First Merger Sub will merge with and into the Company (the “First Merger”), with the separate corporate existence of First Merger Sub ceasing and the Company surviving the First Merger as an indirect wholly owned subsidiary of 7GC (the “Surviving Corporation”) and, promptly following the First Merger, but in any event on the same day as the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of 7GC. Each share of Company Stock issued and outstanding immediately prior to the First Effective Time will be cancelled and automatically converted into the right to receive the consideration as described in the Merger Agreement (such transaction, together with the Mergers and other transactions contemplated by the Merger Agreement, the “Transactions”); and

WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, and as an inducement and in consideration therefor, 7GC and the Stockholders are executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II

VOTING AGREEMENT

Section 2.1 Agreement to Vote the Subject Shares. Each Stockholder hereby unconditionally and irrevocably agrees that, during the Voting Period, at any duly called meeting of the stockholders of 7GC (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of 7GC requested by 7GC’s board of directors or undertaken as contemplated by the Transactions, such Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Stockholder shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (a) in favor of the adoption of the Merger Agreement and approval of the Transactions (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach in any respect of any representation, warranty, covenant, obligation or agreement of 7GC, First Merger Sub or Second Merger Sub contained in the Merger Agreement, (c) in favor of the proposals set forth in the Registration Statement / Proxy Statement, and (d) except as set forth in the Registration Statement / Proxy Statement, against the following actions or proposals: (i) any proposal in opposition to approval of the Merger Agreement or in competition with or materially inconsistent with the Merger Agreement; or (ii) (A) any amendment of the certificate of incorporation or bylaws of 7GC; (B) any change in 7GC’s corporate structure or business; or (C) any other action or proposal involving 7GC or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions in any material respect or would reasonably be expected to result in any of 7GC’s closing conditions or obligations under the Merger Agreement not being satisfied. Each of the Stockholders agrees not to, and shall cause its affiliates not to, enter into any agreement, commitment or arrangement with any person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

Section 2.2 No Obligation as Director or Officer. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent or other representative (collectively, “Representatives”) of any Stockholder or by any Stockholder that is a natural person, in each case, in his or her capacity as a Representative of 7GC. Each Stockholder is executing this Agreement solely in such capacity as a record or beneficial holder of shares of Common Stock.

ARTICLE III

COVENANTS

Section 3.1 Generally.

(a) Except as contemplated by the Merger Agreement or any other agreement, document or instrument ancillary thereto, each of the Stockholders agrees that during the Voting Period it shall not, and shall cause its affiliates not to, without the Company’s prior written consent (except to a permitted transferee as set forth in Section 7(c) in that certain letter agreement, dated December 22, 2020, between 7GC and such Stockholder (the “Insider Letter”) who agrees in writing to be bound by the terms of this Agreement), (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares; (iii) permit to exist any Lien of any nature whatsoever with respect to any or all of the Subject Shares; (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting such Stockholder’s ability to perform its obligations under this Agreement, or (v) redeem any Subject Shares in connection with the Transactions or otherwise participate in any such redemption by tendering or submitting any Subject Shares for redemption in connection with the Transactions. Notwithstanding the foregoing, (x) if a Stockholder is a natural person, such Stockholder may Transfer any such Subject Shares (A) to any member of such Stockholder’s immediate family, or to a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family, the sole trustees of which are such Stockholder or any member of such Stockholder’s immediate family or (B) by will, other testamentary document or under the laws of intestacy upon the death of such Stockholder; or (y) if a Stockholder is an entity, such Stockholder may Transfer any Subject Shares to any partner, member, or affiliate of such Stockholder, in each case, in accordance with the terms of 7GC’s governing documents; provided, further, that such transferee of such Subject Shares evidences in a writing reasonably satisfactory to 7GC such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder.

(b) In the event of a stock dividend or distribution, or any change in the Common Stock or 7GC Warrants by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares or 7GC Warrants may be changed or exchanged or which are received in such transaction. Each of the Stockholders agrees, while this Agreement is in effect, to notify the Company promptly in writing (including by e-mail) of the number of any additional shares of Common Stock acquired by such Stockholder, if any, after the date hereof.

(c) Each of the Stockholders agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of such Stockholder contained in this Agreement inaccurate in any material respect. Each of the Stockholders further agrees that it shall use its commercially reasonable efforts to cooperate with the Company to effect the transactions contemplated hereby and the Transactions.

(d) In furtherance of the foregoing, 7GC hereby agrees to (i) place a revocable stop order on all Subject Shares, including those which may be covered by a registration statement, and (ii) notify 7GC’s transfer agent in writing of such stop order and the restrictions on such Subject Shares under this Section 3.1 and direct 7GC’s transfer agent not to process any attempts by the Stockholders to Transfer any Subject Shares except in compliance with this Section 3.1. The obligations of 7GC under this Section 3.1(d) shall be deemed to be satisfied by the existence of any similar stop order and restrictions currently existing on the Subject Shares.

Section 3.2 Standstill Obligations of the Stockholders. Each of the Stockholders covenants and agrees with the Company that, during the Voting Period:

(a) None of the Stockholders shall, nor shall any Stockholder act in concert with any person to, make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the proxy solicitation rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Common Stock in connection with any vote or other action with respect to a business combination transaction, other than to recommend that stockholders of 7GC vote in favor of adoption of the Merger Agreement and in favor of approval of the other proposals set forth in the Registration Statement / Proxy Statement and any actions required in furtherance thereof and otherwise as expressly provided by Article II of this Agreement.

(b) None of the Stockholders shall, nor shall any Stockholder act in concert with any person to, deposit any of the Subject Shares in a voting trust or subject any of the Subject Shares to any arrangement or agreement with any person with respect to the voting of the Subject Shares, except as provided by Article II of this Agreement.

Section 3.3 Stop Transfers. Each of the Stockholders agrees with, and covenants to, the Company that such Stockholder shall not request that 7GC register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Shares during the term of this Agreement without the prior written consent of the Company other than pursuant to a Transfer permitted by Section 3.1(a) of this Agreement.

Section 3.4 Consent to Disclosure. Each Stockholder hereby consents to the publication and disclosure in the Registration Statement / Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by 7GC or the Company to any Governmental Entity or to securityholders of 7GC) of such Stockholder’s identity and beneficial ownership of Subject Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by 7GC or the Company, a copy of this Agreement. Each Stockholder will promptly provide any information reasonably requested by 7GC or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

Section 3.5 Joinder. The Sponsor hereby agrees to be bound by and subject to (i) Sections 5.4(a) and 5.4(b) (Public Announcements) of the Merger Agreement to the same extent as such provisions apply to the parties to the Merger Agreement, as if the Sponsor is directly a party thereto, and (ii) Section 5.8(b) (Exclusive Dealing) of the Merger Agreement to the same extent as such provisions apply to 7GC, as if the Sponsor is directly party thereto. Further, Sponsor agrees to take all action within its power to cause 7GC to comply with 7GC’s obligations in Section 5.10 (7GC Party Approvals) of the Merger Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each of the Stockholders hereby represents and warrants, severally but not jointly, to the Company as follows:

Section 4.1 Binding Agreement. Such Stockholder (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so and (b) if not a natural person, (i) is a corporation, limited liability company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (ii) has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Stockholder has been duly authorized by all necessary corporate, limited liability or partnership action on the part of such Stockholder, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.2 Ownership of Shares. Schedule I hereto sets forth opposite such Stockholder’s name the number of all of the shares of Common Stock and the number of all of the 7GC Warrants over which such Stockholder has beneficial ownership as of the date hereof. As of the date hereof, such Stockholder is the lawful owner of the shares of Common Stock and 7GC Warrants denoted as being owned by such Stockholder on Schedule I and has the sole power to vote or cause to be voted such shares of Common Stock and, assuming the exercise of the 7GC Warrants, the shares of Common Stock underlying such 7GC Warrants. Such Stockholder has good and valid title to the Common Stock and 7GC Warrants denoted as being owned by such Stockholder on Schedule I, free and clear of any and all pledges, charges, proxies, voting agreements, Liens, adverse claims, options and demands of any nature or kind whatsoever, other than those created by this Agreement, those imposed by the Insider Letter and those imposed by applicable Law, including federal and state securities Laws. There are no claims for finder’s fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby payable by such Stockholder pursuant to arrangements made by such Stockholder. Except for the shares of Common Stock and 7GC Warrants denoted on Schedule I, as of the date of this Agreement, such Stockholder is not a beneficial owner or record holder of any (i) equity securities of 7GC, (ii) securities of 7GC having the right to vote on any matters on which the holders of equity securities of 7GC may vote or which are convertible into or exchangeable for, at any time, equity securities of 7GC, or (iii) options or other rights to acquire from 7GC any equity securities or securities convertible into or exchangeable for equity securities of 7GC.

Section 4.3 No Conflicts.

(a) No filing with, or notification to, any Governmental Entity, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby. If such Stockholder is a natural person, no consent of such Stockholder’s spouse is necessary under any “community property” or other Laws in order for such Stockholder to enter into and perform its obligations under this Agreement.

(b) None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of such Stockholder, as applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Stockholder is a Party or by which such Stockholder or any of such Stockholder’s Subject Shares or assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Entity, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement in any material respect.

Section 4.4 Reliance by the Company. Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Stockholders.

Section 4.5 No Inconsistent Agreements. Such Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to such Stockholder’s Subject Shares inconsistent with such Stockholder’s obligations pursuant to this Agreement, (b) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to such Stockholder’s Subject Shares and (c) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing such Stockholder from performing any of its material obligations under this Agreement.

Section 4.6. Stockholder Has Adequate Information. Such Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of 7GC and the Company and its Subsidiaries (including Hyros) to make an informed decision regarding the Transactions and has independently and without reliance upon 7GC or the Company and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that the Company has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Stockholder are irrevocable.

Section 4.7. Absence of Litigation. As of the date hereof, there is no Proceeding pending or, to the knowledge of such Stockholder, threatened, against such Stockholder that would reasonably be expected to impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Stockholders as follows:

Section 5.1 Binding Agreement. The Company is a corporation duly incorporated and validly existing under the Laws of the State of Delaware. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate actions on the part of the Company. This Agreement, assuming due authorization, execution and delivery hereof by the Stockholders, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.2 No Conflicts.

(a) No filing with, or notification to, any Governmental Entity, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.

(b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Company, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Entity, except for any of the foregoing as would not reasonably be expected to impair the Company’s ability to perform its obligations under this Agreement in any material respect.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement shall automatically terminate, without any further action by any of the Parties, and none of the Company or the Stockholders shall have any rights or obligations hereunder, and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) as to each Stockholder, the mutual written consent of the Company and such Stockholder, (b) the Closing Date (following the performance of the obligations of the Parties required to be performed on the Closing Date) and (c) the date of termination of the Merger Agreement in accordance with its terms. The termination of this Agreement in accordance with this Section 6.1 shall not prevent any Party hereunder from seeking any remedies (at law or in equity) against another Party or relieve such Party from liability for such Party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Article VI and Article VII (other than the provisions of Section 7.13, which shall terminate) shall survive the termination, in accordance with this Section 6.1, of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Further Assurances. From time to time, at the other Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary (including under applicable Laws) or desirable to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein and therein, as applicable.

Section 7.2 Fees and Expenses. Each of the Parties shall be responsible for its own fees and expenses (including, the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.

Section 7.4 Amendments, Waivers. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto. At any time prior to the Effective Time, (a) 7GC and the Stockholders may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of 7GC or any Stockholder, (ii) waive any inaccuracy in the representations and warranties of each Stockholder contained herein or in any document delivered by any Stockholder pursuant hereto and (iii) waive compliance with any agreement of 7GC or any Stockholder or any condition to their obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

Section 7.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to the Company:

Banzai International, Inc.

435 Ericksen Ave, Suite 250

Bainbridge Island, WA 98110

Attention: Joseph Davy

Email: joe@banzai.io

with a copy (which shall not constitute notice) to:

Cooley LLP

1700 Seventh Avenue, Suite 1900

Seattle, WA 98101-1355

Attention: Sonya Erickson

Email: serickson@cooley.com

(b) If to 7GC or any of the Stockholders:

c/o 7GC & Co. Holdings LLC 388

Market Street, Suite 1300

San Francisco, CA 94111

Attention:	Jack Leeney
Chris Walsh
E-mail:	jack@7GC.co
chris@7GC.co

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars

17th Floor

Los Angeles, CA 90067

Attention:	Joshua G. DuClos
E-mail:	jduclos@sidley.com

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention:	Michael P. Heinz and Matthew D. Stoker
E-mail:	mheinz@sidley.com and mstoker@sidley.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 7.6 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby or any of the other Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 7.8 Entire Agreement; Assignment. This Agreement and the schedules hereto (together with the Merger Agreement, and the Ancillary Documents to which the Parties hereto are parties, in each case to the extent referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. Except for Transfers permitted by Section 3.1, this Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties hereto.

Section 7.9 Certificates. Promptly following the date of this Agreement, each Stockholder shall advise 7GC’s transfer agent in writing that such Stockholder’s Subject Shares are subject to the restrictions set forth herein and, in connection therewith, provide 7GC’s transfer agent in writing with such information as is reasonable to ensure compliance with such restrictions.

Section 7.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.11 Construction; Interpretation. The term “this Agreement” means this Voting and Support Agreement together with the Schedule hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedule hereto, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections or Schedules are to Articles, Sections and Schedules of this Agreement; and (k) all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 7.12 Governing Law; Jurisdiction. This Agreement and all related Proceedings shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Any Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 7.12.

Section 7.13 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 7.14 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL

WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 7.15 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the Party’s intent or the effectiveness of such signature.

Section 7.16 No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among 7GC and the Stockholders, on the one hand, and the Company, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the Parties. Without limiting the generality of the foregoing sentence, each of the Stockholders (a) is entering into this Agreement solely on its own behalf and shall not have any obligation to perform on behalf of any other holder of Common Stock or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other holder of Common Stock and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law. Each of the Stockholders has acted independently regarding its decision to enter into this Agreement and regarding its investment in 7GC.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, 7GC and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

BANZAI INTERNATIONAL, INC.

By:	/s/ Joseph Davy
Name:	Joseph P. Davy
Title:	Chief Executive Officer

[SIGNATURE PAGE TO SPONSOR SUPPORT AGREEMENT]

IN WITNESS WHEREOF, the Company, 7GC and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

SPONSOR 7GC & CO. HOLDINGS LLC

By:	VII Co-Invest Sponsor LLC, as the managing member of 7GC & Co. Holdings LLC

By:	SP Global Advisors LLC, as a manager of VII Co-Invest Sponsor LLC

By:	/s/ Jack Leeney
Name:	Jack Leeney
Title:	Manager

7GC 7GC & CO. HOLDINGS INC.

By:	/s/ Jack Leeney
Name:	Jack Leeney
Title:	Chairman and Chief Executive Officer

[SIGNATURE PAGE TO SPONSOR SUPPORT AGREEMENT]

SCHEDULE I

Beneficial Ownership of Securities

Holder	Number of Shares of Common Stock	Number of 7GC Warrants
7GC & Co. Holdings LLC	5,650,000	7,350,000

Exhibit A-2

Form of Company Support Agreement

(Attached)

COMPANY SUPPORT AGREEMENT

This COMPANY SUPPORT AGREEMENT (this “Agreement”) is dated as of December 8, 2022, by and among 7GC & Co. Holdings Inc., a Delaware corporation (“7GC”), the Persons set forth on Schedule I hereto (each, a “Stockholder” and, collectively, the “Stockholders”), and Banzai International, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, 7GC, 7GC Merger Sub I , Inc., a Delaware corporation and an indirect wholly owned subsidiary of 7GC (“First Merger Sub”), 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of 7GC (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and each, a “Merger Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization (as amended or modified from time to time, the “Merger Agreement”), pursuant to which, among other transactions, upon the terms and subject to the conditions thereof, at the Closing, First Merger Sub will merge with and into the Company (the “First Merger”), with the separate corporate existence of First Merger Sub ceasing and the Company surviving the First Merger as an indirect wholly owned subsidiary of 7GC (the “Surviving Corporation”) and, promptly following the First Merger, but in any event on the same day as the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of 7GC, and, upon the First Effective Time of the First Merger, each share of Company Stock issued and outstanding as of immediately prior to the First Effective Time shall be cancelled and automatically converted into the right to receive the consideration as described in the Merger Agreement (such transaction, the Mergers and the other transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, as of the date hereof, the Stockholders are the holders of record and “beneficial owners” (within the meaning of Rule 13d-3 of the Exchange Act) of such numbers and classes of shares of Company Stock as are indicated opposite their names on Schedule I attached hereto (all such Company Stock, together with any New Securities (as defined below), are referred to herein as the “Subject Shares”);

WHEREAS, the Company and the Stockholders hereby agree to terminate, effective as of the Closing, each Company Stockholder Agreement; and

WHEREAS, as an inducement to 7GC and the Company to enter into the Merger Agreement and to consummate the Transactions, the parties hereto desire to agree to the matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

COMPANY SUPPORT AGREEMENT; COVENANTS

1.1 Transfer of Shares. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Closing, and (b) such date and time as the Merger Agreement shall be terminated in accordance with

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Section 7.1 of the Merger Agreement (the “Expiration Time”), each Stockholder agrees that it shall not (i) sell, assign, offer, exchange, transfer (including by operation of law), pledge, dispose of, permit to exist any Lien with respect to, or otherwise encumber (each, a “Transfer”), any of the Subject Shares or otherwise agree or commit to do any of the foregoing, (ii) deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Subject Shares or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting such Stockholder’s ability to perform its obligations under this Agreement (including pursuant to Section 1.3); provided, that the foregoing shall not prohibit the transfer of the Subject Shares, (A) if Stockholder is an individual (1) to any member of such Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, the sole trustees of which are such Stockholder or any member of such Stockholder’s immediate family, (2) by will, other testamentary document, under the Laws of intestacy or by virtue of Laws of descent and distribution upon the death of Stockholder, or (3) by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement; (B) if Stockholder is an entity, to a partner, member, or Affiliate of Stockholder; or (C) if Stockholder is a trust, any beneficiary of such Stockholder or the estate of any such beneficiary; but only if, in the case of clauses (A), (B) and (C), such transferee shall concurrently execute this Agreement or a joinder agreeing to become a party to this Agreement. Any attempted transfer of Subject Shares or any interest therein in violation of this Section 1.1 shall be null and void.

1.2 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any shares of Company Stock are issued to a Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Stock or (c) a Stockholder acquires the right to vote or share in the voting of any shares of Company Stock (including, without limitation, by proxy or power of attorney) (collectively the “New Securities”), then such New Securities acquired or purchased by such Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Stockholder as of the date hereof. Each of the Stockholders agrees, while this Agreement is in effect, to notify the Company promptly pursuant to the provisions of Section 3.8 of the number of New Securities acquired by such Stockholder, if any, after the date hereof.

1.3 Agreement to Vote. During the period commencing on the date hereof until the Expiration Time, each Stockholder, with respect to its, his or her Subject Shares unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company requested by the Board of Directors of the Company or undertaken as contemplated by the Transactions (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company (which written consent shall be delivered promptly, and in any event within twenty four (24) hours, after (x) the Registration Statement / Proxy Statement has been declared effective and (y) the Company requests such delivery), such Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its, his or her Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Stockholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its, his or her Subject Shares:

(a) to approve and adopt the Merger Agreement and the Transactions (including, but not limited to, the Company Preferred Conversion);

(b) in any other circumstances upon which a consent or other approval is required under the Governing Documents of the Company or the Company Stockholder Agreements or otherwise sought with respect to, or in connection with, the Merger Agreement or the Transactions, to vote, consent or approve (or cause to be voted, consented or approved) with respect to all of such Stockholder’s Subject Shares held at such time in favor thereof; and

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(c) against any 7GC Competing Transaction or any proposal, action or agreement that would impede, interfere, frustrate, delay, postpone, prevent or nullify any provision of this Agreement, the Merger Agreement or the Merger.

Each Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. Notwithstanding the foregoing, to the extent such Stockholder is not a director, officer or Affiliate of the Company or holder of Subject Shares representing greater than 5% of the outstanding shares of capital stock of the Company, such Stockholder shall not be obligated to vote or provide consent with respect to any of its, his or her Subject Shares or take any other action, in each case solely to the extent any such vote, consent or other action would preclude 7GC from filing with the SEC the Registration Statement / Proxy Statement on Form S-4 as contemplated by the Merger Agreement.

1.4 No Adverse Action; Stop Order. Each of the Stockholders agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of such Stockholder contained in this Agreement inaccurate in any material respect. Each of the Stockholders further agrees that it shall use its commercially reasonable efforts to cooperate with 7GC to effect the transactions contemplated hereby and the Transactions. In furtherance of the foregoing, the Company hereby agrees (a) to place a revocable stop order on all Subject Shares and (b) not to process any attempts by the Stockholders to Transfer any Subject Shares except in compliance with the terms of this Agreement.

1.5 No Challenges. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against 7GC, First Merger Sub, Second Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement or (c) otherwise relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.

1.6 Termination of Company Stockholder Agreements. Each of the Company and each Stockholder hereby agrees and consents to the termination of all Company Stockholder Agreements to which such Stockholder is party, effective as of the Closing, without any further liability or obligation to such Stockholder, the Company, the Company’s Subsidiaries, or 7GC. Each Stockholder agrees, confirms, and acknowledges that, after the Closing, it, he or she shall not have any of the rights or privileges provided to each such Stockholder in such applicable Company Stockholder Agreements. The termination of such Company Stockholder Agreements shall terminate the rights of the parties thereto to enforce any provisions of such agreements that expressly survive the termination of such Company Stockholder Agreements.

1.7 Registration Rights Agreement. Each of the Stockholders set forth on Schedule II (and any Person to whom each such Stockholder transfers its Subject Shares as permitted by the terms of this Agreement) will deliver, at the Closing, a duly executed copy of the Registration Rights Agreement, substantially in the form attached as Exhibit B to the Merger Agreement.

1.8 Lock-up Agreements. Each of the Stockholders set forth on Schedule III (and any Person to whom each such Stockholder transfers its Subject Shares as permitted by the terms of this Agreement) will deliver, at the Closing, a duly executed copy of the Lock-up Agreement, substantially in the form attached as Exhibit C to the Merger Agreement.

1.9 Appraisal and Dissenters’ Rights. Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or other similar rights to dissent (including any notice requirements related thereto) with respect to the Merger, the Merger Agreement or any of the Transactions that Stockholder may have by virtue of ownership of Subject Shares (including all rights under Section 262 of the DGCL).

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1.10 Exclusivity. Unless this Agreement shall have been terminated in accordance with Section 3.1, each Stockholder agrees not to, and shall cause its, his or her Affiliates or Representatives not to, (a) accept, initiate, respond to, encourage, entertain, solicit, negotiate, provide information with respect to or discuss other offers for an Acquisition Proposal; (b) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Acquisition Proposal; (c) enter into any Contract regarding an Acquisition Proposal; (d) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any successor to or parent company of any Group Company); or (e) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 1.10 or further an Acquisition Proposal. Each Stockholder agrees to (A) notify the Company and 7GC promptly upon receipt (and in any event within forty-eight (48) hours after receipt) of any Acquisition Proposal, and to describe the terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of the Persons making such Acquisition Proposal), (B) keep the Company and 7GC fully informed on a current basis of any material modifications to such offer or information and (C) not (and shall cause its Affiliates and Representatives not to) conduct any further discussions with, provide any information to, or enter into negotiations with such Persons. Each Stockholder shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than 7GC and its Representatives) that may be ongoing with respect to an Acquisition Proposal and terminate any such Person’s and such Person’s Representative’s access to any electronic data room. Each Stockholder shall not release any third party from, or waive, amend or modify any standstill or confidentiality provision with respect to an Acquisition Proposal in any agreement to which such Stockholder is a party.

1.11 Consent to Disclosure. Each Stockholder hereby consents to the publication and disclosure in the Registration Statement / Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by the Company or 7GC to any Governmental Entity or to securityholders of 7GC) of such Stockholder’s identity and beneficial ownership of its Subject Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company or 7GC, a copy of this Agreement. Each Stockholder will promptly provide any information reasonably requested by the Company or 7GC in connection with the first sentence of this Section 1.11 or for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Stockholders. Each Stockholder represents and warrants as of the date hereof to 7GC and the Company (solely with respect to itself, himself or herself and not with respect to any other Stockholder) as follows:

(a) Organization; Due Authorization. If such Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Stockholder. If such Stockholder is an individual, such Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If any Stockholder is an individual and is married, and any of the Subject Shares of such Stockholder constitute community property or spousal approval is otherwise necessary for this Agreement to be

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legal, binding and enforceable with respect to such Stockholder, such Stockholder’s spouse has delivered with this Agreement a Spousal Consent in the form attached hereto as Exhibit A and this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Stockholder.

(b) Ownership. Such Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good, valid and marketable title to, all of such Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Governing Documents of the Company, (iii) the Company Stockholder Agreements, (iv) the Merger Agreement, or (v) any applicable securities Laws. Such Stockholder’s Subject Shares are the only Equity Securities in the Company owned of record or beneficially by such Stockholder on the date of this Agreement, and none of such Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder and under the Company Stockholder Agreements. Such Stockholder has full and sole voting power (including the right to control such vote as contemplated herein), full power of disposition and full power to agree to all of the matters applicable to such Stockholder set forth in this Agreement, in each case, with respect to such Stockholder’s Subject Shares (including, without limitation, by proxy or power of attorney). Such Stockholder does not hold or own any rights to acquire (directly or indirectly) any Equity Securities of the Company or any Equity Securities convertible into, or which can be exchanged for, Equity Securities of the Company. Such Stockholder has not granted a proxy or power of attorney with respect to any of the Stockholder’s Subject Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement. There are no claims for finder’s fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby payable by such Stockholder pursuant to arrangements made by such Stockholder.

(c) No Conflicts. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of his, her or its obligations hereunder and the compliance by such Stockholder of his, her or its obligations hereunder do not and will not, (i) if such Stockholder is not an individual, contravene, conflict with or result in a violation of the organizational documents of such Stockholder or (ii) require any consent, authorization or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Stockholder or such Stockholder’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Stockholder of its, his or her obligations under this Agreement, (iii) conflict with or violate any Law, or (iv) result in the creation of a Lien on any of the Subject Shares. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other person is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby. If such Stockholder is an individual, no consent of such Stockholder’s spouse is necessary under any “community property” or other Laws in order for such Stockholder to enter into and perform its obligations under this Agreement.

(d) Litigation. There are no Proceedings pending against such Stockholder, or to the knowledge of such Stockholder threatened against such Stockholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges, seeks to prevent, enjoin or materially delay or could have the effect of preventing, enjoining or materially delaying the performance by such Stockholder of its, his or her obligations under this Agreement.

(e) Adequate Information. Such Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of 7GC and the Company to make an informed decision regarding this Agreement, the Transactions and the transactions contemplated hereby and has

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independently and without reliance upon 7GC or the Company and based on such information as such Stockholder has deemed appropriate, made its, his or her own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that 7GC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Stockholder are irrevocable.

(f) Acknowledgment. Such Stockholder understands and acknowledges that each of 7GC and the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

(g) No Inconsistent Agreements. Such Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to such Stockholder’s Subject Shares inconsistent with such Stockholder’s obligations pursuant to this Agreement, (b) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to such Stockholder’s Subject Shares and (c) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing such Stockholder from performing any of its material obligations under this Agreement.

ARTICLE 3

MISCELLANEOUS

3.1 Termination. This Agreement and all of its provisions shall automatically terminate upon the earliest of (a) the Expiration Time and (b) as to each Stockholder, the written agreement of 7GC, the Company and such Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement.

3.2 Governing Law. This Agreement and all related Proceedings shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) ANY PROCEEDING BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MUST BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE), OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH PROCEEDING, WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO PERSONAL JURISDICTION, VENUE OR TO CONVENIENCE OF FORUM, AGREES THAT ALL CLAIMS IN RESPECT OF THE PROCEEDING

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SHALL BE HEARD AND DETERMINED ONLY IN ANY SUCH COURT, AND AGREES NOT TO BRING ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. NOTHING HEREIN CONTAINED SHALL BE DEEMED TO AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY IN ANY OTHER JURISDICTION, IN EACH CASE, TO ENFORCE JUDGMENTS OBTAINED IN ANY PROCEEDING BROUGHT PURSUANT TO THIS SECTION 3.3(a).

(b) WAIVER OF TRIAL BY JURY. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

3.4 Assignment. This Agreement may not be assigned by any party (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Any attempted assignment of this Agreement not in accordance with the terms of this Section 3.4 shall be void, ab initio.

3.5 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Stockholder’s obligations to vote its Subject Shares as provided in this Agreement, in each case without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

3.6 Amendment; Waiver. This Agreement may be amended or modified only by a written agreement executed and delivered by 7GC, the Company and the Stockholders. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties effected in a manner which does not comply with this Section 3.6 shall be void, ab initio.

3.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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3.8 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other parties as follows:

If to 7GC:

c/o 7GC & Co. Holdings LLC

388 Market Street, Suite 1300

San Francisco, CA 94111

Attention:  Jack Leeney

  Chris Walsh

E-mail:   jack@7GC.co

  chris@7GC.co

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars

17th Floor

Los Angeles, CA 90067

Attention:  Joshua G. DuClos

E-mail:   jduclos@sidley.com

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention:  Michael P. Heinz and Matthew D. Stoker

E-mail:   mheinz@sidley.com and mstoker@sidley.com

If to the Company:

Banzai International, Inc.

435 Ericksen Ave, Suite 250

Bainbridge Island, WA 98110

Attention:  Joseph Davy

E-mail:   joe@banzai.io

with a copy (which shall not constitute notice) to:

Cooley LLP

1700 Seventh Avenue, Suite 1900

Seattle, WA 98101-1355

Attention:  Sonya Erickson

E-mail:   serickson@cooley.com

If to a Stockholder:

To such Stockholder’s address set forth on Stockholder’s signature page hereto.

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

3.9 Further Assurances. Each Stockholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by 7GC or the Company,

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to effect the actions and consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement (including the Transactions), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

3.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

3.11 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

7GC & CO. HOLDINGS INC.

By:	/s/ Jack Leeney
Name:	Jack Leeney
Title:	Chairman and Chief Executive Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED COMPANY SUPPORT AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BANZAI INTERNATIONAL, INC.

By:	/s/ Joseph P. Davy
Name:	Joseph P. Davy
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED COMPANY SUPPORT AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

/s/ Sheila Linteau
Sheila Linteau, as Administrator of the estate of Roland A. Linteau III, Deceased

Address: ****
Email: ****

[SIGNATURE PAGE TO AMENDED AND RESTATED COMPANY SUPPORT AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

/s/ Joseph P. Davy
Joseph P. Davy

Address: ****
Email: ****

[SIGNATURE PAGE TO AMENDED AND RESTATED COMPANY SUPPORT AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DNX PARTNERS III, LP

By: DNX Venture Partners III, LP, its General Partner

By:	DNX III, LLC,
its General Partner

By:	/s/ Mitch Kitamura
Name:	Mitch Kitamura
Title:	Authorized Signatory

DNX PARTNERS JAPAN III, LP

By: DNX Venture Partners III, LP, its General Partner

By:	DNX III, LLC,
its General Partner

By:	/s/ Mitch Kitamura
Name:	Mitch Kitamura
Title:	Authorized Signatory

DNX PARTNERS S-III, LP

By: DNX Partners S3, LLC its General Partner

By:	/s/ Mitch Kitamura
Name:	Mitch Kitamura
Title:	Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED COMPANY SUPPORT AGREEMENT]

SCHEDULE I

Stockholder Subject Shares

Stockholder	Class of Shares	Number of Shares
DNX Partners III, LP	Series A-1 Preferred Stock	1,014,166
DNX Partners Japan III, LP	Series A-1 Preferred Stock	350,266
DNX Partners S-III, LP	Series A-1 Preferred Stock	7,545
Joseph P. Davy	Class B Common Stock	3,760,000
The Estate of Roland A. Linteau III	Class B Common Stock	2,560,000

SCHEDULE II

Registration Rights Agreement Signatories

1.	Joseph Davy

2.	Sheila Linteau on behalf of the estate of Roland Linteau

3.	DNX Partners III, LP

4.	DNX Partners Japan III, LP

5.	DNX Partners S-III, LP

SCHEDULE III

Lock-up Agreement Signatories

1.	Joseph Davy

2.	Sheila Linteau on behalf of the estate of Roland Linteau

3.	DNX Partners III, LP

4.	DNX Partners Japan III, LP

5.	DNX Partners S-III, LP

EXHIBIT A

Form of Spousal Consent

I,        , spouse of          (“Stockholder”), acknowledge that I have read the Company Support Agreement, executed by Stockholder with 7GC & Co. Holdings Inc., a Delaware corporation (“7GC”), and Banzai International, Inc., a Delaware corporation (the “Company”), on     , (the “Agreement”), and that I know the contents of the Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

I am aware that the Agreement contains provisions regarding Company Stock (as defined in the Merger Agreement) that my spouse may own, including any interest that I might have therein. I understand and agree that my interest, if any, in any Company Stock subject to the Agreement shall be irrevocably subject to the Agreement and the other agreements referred to therein. I further understand and agree that any community property interest that I may have in such Company Stock shall be similarly subject to the Agreement and the other agreements referred to therein.

I irrevocably constitute and appoint Stockholder as my true and lawful attorney and proxy in my name, place and stead to sign, make, execute, acknowledge, deliver, file and record all documents which may be required, and to manage, vote, act and make all decisions with respect to (whether necessary, incidental, convenient or otherwise), any and all Company Stock in which I now have or hereafter acquire any interest and in any and all Company Stock or New Securities (as defined in the Agreement) now or hereafter held of record by Stockholder (including but not limited to, the right, without further signature, consent or knowledge, to exercise amendments and modifications of, and to terminate, the foregoing agreements and to dispose of any and all such Company Stock and New Securities), with all powers I would possess if personally present, it being expressly understood and intended that the foregoing power of attorney and proxy is coupled with an interest; and this power of attorney is a durable power of attorney and will not be affected by disability, incapacity or death of Stockholder, or dissolution of marriage and this proxy will not terminate without the consent of Stockholder, 7GC and the Company.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this consent. I have either sought such guidance or counsel or determined after carefully reviewing the Agreement that I will not seek such guidance or counsel.

Name:
Date:

Exhibit B

Form of Registration Rights Agreement

(Attached)

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

This AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2023, is made and entered into by and among Banzai International, Inc. (formerly known as 7GC & Co. Holdings Inc.), a Delaware corporation (the “Company”), 7GC & Co. Holdings LLC, a Delaware limited liability company (the “Sponsor”), each of the undersigned parties that holds Founder Shares (as defined below) and is identified as an “Other Pre-IPO Holder” on the signature pages hereto (collectively, with the Sponsor, the “Existing Holders”), andd the undersigned parties identified as “New Holders” on the signature pages hereto (collectively, the “New Holders”) (each of the foregoing parties (other than the Company) and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively, the “Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Sponsor entered into that certain Securities Subscription Agreement, dated as of September 18, 2020, pursuant to which the Sponsor purchased an aggregate of 5,031,250 shares of the Company’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”), which were issued in a private placement prior to the closing of the Company’s initial public offering;

WHEREAS, on December 1, 2020, the Sponsor transferred 25,000 shares of Class B Common Stock held by the Sponsor to each of Kent Schofield, Tripp Jones, Patrick Eggen and Courtney Robinson (collectively, the “Company Directors”);

WHEREAS, in December 2020, the Company effected a stock dividend of approximately 0.143 of a share for each share of Class B Common Stock outstanding, resulting in an aggregate of 5,750,000 shares of Class B Common Stock outstanding (the outstanding shares of Class B Common Stock held by each of the Sponsor and the Company Directors being referred to herein as the “Founder Shares”);

WHEREAS, upon the consummation of the transactions (the “Closing”) contemplated by the Merger Agreement (as defined below), the Founder Shares shall be automatically converted into shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), on a one-for-one basis, subject to adjustment;

WHEREAS, on December 22, 2020, the Company and the Sponsor entered into that certain Private Placement Warrants Purchase Agreement, pursuant to which the Sponsor purchased an aggregate of 7,350,000 warrants (the “Private Placement Warrants”) in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering;

WHEREAS, in order to finance the Company’s transaction costs in connection with the transactions contemplated by the Merger Agreement, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan to the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 1,500,000 warrants at a price of $1.00 per warrant (the “Working Capital Warrants”);

WHEREAS, the Company entered into that certain Agreement and Plan of Merger and Reorganization, dated as of December 8, 2022 (the “Merger Agreement”), by and among the Company, 7GC Merger Sub I , Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company

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(“First Merger Sub”), and 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and each, a “Merger Sub”), and Banzai International, Inc., a Delaware corporation (“Banzai”), pursuant to which, through a series of mergers at the Closing with the Merger Subs, Banzai will be merged with and into Second Merger Sub, with Second Merger Sub surviving the mergers and remaining a wholly-owned subsidiary of the Company;

WHEREAS, pursuant to the transactions contemplated by the Merger Agreement and subject to the terms and conditions set forth therein, upon the Closing, the New Holders will receive shares of the Company’s Class A Common Stock and/or Class B Common Stock;

WHEREAS, each of the Company and the Existing Holders is a party to that certain Registration Rights Agreement, dated December 22, 2020 (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Existing Holders certain registration rights with respect to certain securities of the Company, as set forth therein; and

WHEREAS, upon the Closing, each party to the Existing Registration Rights Agreement desires to amend and restate the Existing Registration Rights Agreement in its entirety as set forth herein, and the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective, or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Banzai” shall have the meaning given in the Recitals hereto.

“Board” shall mean the Board of Directors of the Company.

“business day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in San Francisco, California or Salt Lake City, Utah are open for the general transaction of business.

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“Closing” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company (which, for the avoidance of doubt, is comprised of shares designated as “Class A” and “Class B” common stock).

“Company” shall have the meaning given in the Preamble.

“Company Underwritten Demand Notice” shall have the meaning given in subsection 2.1.3.

“Demanding Holder” shall have the meaning given in subsection 2.1.3.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Preamble.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“First Merger Sub” shall have the meaning given in the Recitals hereto.

“Form S-1 Registration Statement” shall mean a Registration Statement on Form S-1 allowing for the delayed or continuous offering and sale of the Registrable Securities pursuant to Rule 415.

“Form S-3 Shelf” shall mean a Registration Statement on Form S-3 allowing for the delayed or continuous offering and sale of the Registrable Securities pursuant to Rule 415.

“Founder Shares” shall have the meaning given in the Recitals hereto and shall, for the avoidance of doubt, be deemed to include the shares of Class A Common Stock issuable upon conversion thereof.

“Founder Shares Lock-Up Period” shall mean, with respect to the Founder Shares, from the date hereof until the earlier of (A) one year after the date hereof; (B) the first date the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date hereof; and (C) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“GEM Agreement” shall mean that certain Share Purchase Agreement, dated as of May 27, 2022, by and between the Company and GEM Global Yield LLC SCS and GEM Yield Bahamas Limited.

“Holder” and “Holders” shall have the meanings given in the Preamble.

“Insider Letter” shall mean that certain letter agreement, dated as of December 22, 2020, by and among the Company, the Sponsor and each of the Company’s officers and directors signatory thereto.

“Lock-Up Periods” shall mean the Founder Shares Lock-Up Period and the Private Placement Lock-Up Period.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.5.

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“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub” and “Merger Subs” shall have the meanings given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Holders” shall have the meaning given in the Preamble.

“Permitted Transferees” shall mean any person or entity (i) to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-Up Period, under the Insider Letter, this Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter, and (ii) who agrees to become bound by the transfer restrictions set forth in this Agreement.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Private Placement Lock-Up Period” shall mean, with respect to Private Placement Warrants that are held by the initial purchasers of such Private Placement Warrants or their Permitted Transferees, and any of the Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants and that are held by the initial purchasers of the Private Placement Warrants or their Permitted Transferees, the period ending 30 days after the date hereof.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.1.5.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Founder Shares (including, for the avoidance of doubt, the shares of Class A Common Stock issued or issuable upon the conversion of any Founder Shares), (b) the Private Placement Warrants (including any shares of the Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (c) any issued and outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by an Existing Holder as of the date of this Agreement, (d) any shares of Common Stock issued or issuable upon exercise of the Working Capital Warrants, (e) any outstanding shares of Common Stock or any other equity security of the Company held by a New Holder as of the date of this Agreement (including shares transferred to a Permitted Transferee and the shares of Common Stock issued or issuable upon the exercise of any such other equity security) and (f) any other equity security of the Company issued or issuable with respect to any such share of the Common Stock described in the foregoing clauses (a) through (e) by way of a stock dividend or stock split or in connection with a combination of shares, distribution, recapitalization, merger, consolidation or reorganization or other similar event; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to

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Rule 144 (but with no volume or manner of sale limitations thereunder); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable and customary fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating an Underwritten Demand to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in subsection 2.1.3.

“Restricted Securities” shall have the meaning given in subsection 3.6.1.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act (together with any successor rule promulgated thereafter by the Commission).

“Rule 415” shall have the meaning given in subsection 2.1.1.

“Second Merger Sub” shall have the meaning given in the Recitals hereto.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Sponsor” shall have the meaning given in the Preamble.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.3.

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“Underwritten Demand Notice” shall have the meaning given in subsection 2.1.3.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public, including an offering and/or sale of Registrable Securities by any Holder in a block trade or on an underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer.

“Working Capital Warrants” shall have the meaning given in the Recitals hereto.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Registration. The Company shall use its reasonable best efforts to, as promptly as reasonably practicable, but in no event later than thirty (30) days after the Closing (the “Filing Deadline”), file a Form S-1 Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders (and certain other outstanding equity securities of the Company) from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than sixty (60) business days following the Filing Deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to one hundred and twenty (120) days after the Filing Deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be on a Form S-1 Registration Statement or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and reasonably requested prior to effectiveness by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2 Form S-3 Shelf. The Company shall use its commercially reasonable efforts to convert the Form S-1 Registration Statement to a Form S-3 Shelf as soon as practicable after the Company is eligible to use a Form S-3 Shelf. If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-1 Registration Statement as promptly as reasonably practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Registration Statement declared effective as promptly as reasonably practicable and to cause such Form S-1 Registration Statement to remain effective, and to be supplemented and amended to the extent

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necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 Underwritten Offering. At any time and from time to time following the effectiveness of the Registration Statement required by subsections 2.1.1 or 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities (a “Demanding Holder”) in an underwritten offering that is registered pursuant to such Registration Statement (an “Underwritten Demand”), provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $50,000,000 from such Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Underwritten Offering but in no event less than $10,000,000 in aggregate gross proceeds. All requests for an Underwritten Offering shall be made by giving written notice to the Company (the “Underwritten Demand Notice”). Each Underwritten Demand Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Underwritten Offering. Within five (5) business days after receipt of any Underwritten Demand Notice, the Company shall give written notice of such requested Underwritten Offering (the “Company Underwritten Demand Notice”) to all other Holders of Registrable Securities (the “Requesting Holders”) and, subject to reductions consistent with the Pro Rata calculations in subsection 2.1.5, shall include in such Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Underwritten Demand Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the initiating Demanding Holders with the written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations and warranties, covenants, indemnities and other rights and obligations of the Company and such Holders as are customary in underwritten offerings of securities. Under no circumstances shall the Company be obligated to effect (x) more than an aggregate of three (3) Underwritten Offerings pursuant to an Underwritten Demand by the Holders under this subsection 2.1.3 with respect to any or all Registrable Securities held by such Holders and (y) more than two (2) Underwritten Offerings per year pursuant to this subsection 2.1.3; provided, however, that an Underwritten Offering pursuant to an Underwritten Demand shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demanding Holders to be registered on behalf of the Requesting Holders and the Demanding Holders in such Registration Statement have been sold, in accordance with Section 3.1 of this Agreement.

2.1.4 Holder Information Required for Participation in Underwritten Offering. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use reasonable best efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire

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to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Requesting Holders (Pro Rata, based on the respective number of Registrable Securities that each Requesting Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.1.3 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Underwritten Offering Withdrawal. A majority-in-interest of the Demanding Holders initiating an Underwritten Demand or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.3 shall have the right to withdraw from a Registration pursuant to an Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least five (5) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Underwritten Offering (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to an Underwritten Offering prior to its withdrawal under this subsection 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the Closing, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company, including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable

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Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested or demanded pursuant to written contractual Piggyback Registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration at least five (5) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed

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with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to an Underwritten Offering effected under subsection 2.1.3.

2.3 Restrictions on Registration Rights. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to (but may, at its sole option) (A) effect an Underwritten Offering (i) within sixty (60) days after the closing of an Underwritten Offering, or (ii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of an Underwritten Demand pursuant to subsection 2.1.3 and it continues to actively employ, in good faith, all reasonable best efforts to cause the applicable Registration Statement to become effective or (B) file a Registration Statement (or any amendment thereto) or effect an Underwritten Offering (or, if the Company has filed a shelf Registration Statement and has included Registrable Securities therein, the Company shall be entitled to suspend the offer and sale of Registrable Securities pursuant to such Registration Statement) for a period of up to forty-five (45) days (i) if the Holders have requested an Underwritten Demand and the Company and the Holders are unable to obtain the commitment of Underwriters to firmly underwrite the offer; or (ii) in the good faith judgment of the Board such Underwritten Offering would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, provided that in each case of (i) and (ii) the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be materially detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement and provided, further, that the Company shall not defer its obligation in this manner more than once in any 12 month period.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, subject to applicable law and any regulations promulgated by any securities exchange on which the Registrable Securities are then listed, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission within thirty (30) days a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

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3.1.3 prior to filing a Registration Statement or the Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 provide a CUSIP number for all Registrable Securities, not later than the effective date of such Registration Statement;

3.1.8 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.9 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.10 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably

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requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that any such representative or Underwriter enters into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.12 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated as of such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter(s) may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.14 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission), which requirement will be deemed satisfied if the Company timely files Forms 10-Q and 10-K, as may be required to be filed under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.16 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing any Holder.

3.3 Requirements for Participation in Underwritten Offerings. No person or entity may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided

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in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide to the Company in writing information and affidavits as the Company reasonably requests for use in connection with any Registration Statement or Prospectus, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of outside legal counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than forty-five (45) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Lock-Up Restrictions.

3.6.1 During the applicable Lock-Up Periods, none of the Existing Holders shall offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute any shares of Common Stock that are subject to an applicable Lock-Up Period or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive shares of Common Stock that are subject to an applicable Lock-Up Period, whether now owned or hereinafter acquired, that is owned directly by such Existing Holder (including securities held as a custodian) or with respect to which such Existing Holder has beneficial ownership within the rules and regulations of the Commission (such securities that are subject to an applicable Lock-Up Period, the “Restricted Securities”), other than any transfer to an affiliate of an Existing Holder or to a Permitted Transferee, as applicable. The foregoing restriction is expressly agreed to preclude each Existing Holder, as applicable, from engaging in any hedging or other transaction with respect to Restricted Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the

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Restricted Securities even if such Restricted Securities would be disposed of by someone other than such Existing Holder. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Securities of the applicable Existing Holder, or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Securities.

3.6.2 Each Existing Holder hereby represents and warrants that it now has and, except as contemplated by this subsection 3.6.2 for the duration of the applicable Lock-Up Period, will have good and marketable title to its Restricted Securities, free and clear of all liens, encumbrances, and claims that could impact the ability of such Existing Holder to comply with the foregoing restrictions Each Existing Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Restricted Securities during the applicable Lock-Up Period.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including reasonable and documented attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify under this Section 4.1.2 shall be several, not joint and several, among the Holders of Registrable Securities, and the total liability of a Holder under this Section 4.1.2 shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not

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materially prejudiced the indemnifying party), and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement includes a statement or admission of fault or culpability on the part of such indemnified party, or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, facsimile or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in

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the case of notices delivered by courier service, hand delivery, facsimile or electronic mail, at such time as it is delivered to the addressee (except in the case of electronic mail, with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Banzai International, Inc., 435 Ericksen Ave, Suite 250, Bainbridge Island, WA 98110, Attn: Joseph Davy, E-mail: joe@banzai.io, with a copy to: Cooley LLP, 1700 Seventh Avenue, Suite 1900, Seattle, WA 98101-1355, Attn: Sonya Erickson, E-mail: serickson@cooley.com, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company and the Holder of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of Registrable Securities, as the case may be, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.2 Prior to the expiration of any Lock-Up Period, no Holder subject to any such Lock-Up Period may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, in violation of the applicable Lock-Up Period, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. Each party agrees that an electronic copy of this Agreement shall be considered and treated like an original, and that an electronic or digital signature shall be as valid as a handwritten signature (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g.,www.docusign.com)).

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND

TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF

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LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects either the Existing Holders as a group or the New Holders as a group, as the case may be, in a manner that is materially adversely different from the New Holders or the Existing Holders, respectively, shall require the consent of at least a majority-in-interest of the Registrable Securities held by such Existing Holders or a majority-in-interest of the Registrable Securities held by the New Holders, as applicable, at the time in question so affected; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder or group of affiliated Holders, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder or group of affiliated Holders so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any amendment, termination, or waiver effected in accordance with this Section 5.5 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver.

5.6 Other Registration Rights. The Company represents and warrants that no person, other than (i) a Holder of Registrable Securities and (ii) a holder of securities of the Company that are registrable pursuant to the GEM Agreement, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that, except with respect to the GEM Agreement, this Agreement supersedes the Existing Registration Rights Agreement and any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. Notwithstanding the foregoing, the Company and the Holders hereby acknowledge that the Company has granted resale registration rights to certain holders of Company securities in the GEM Agreement, and that nothing herein shall restrict the ability of the Company to fulfill its resale registration obligations under the GEM Agreement.

5.7 Opt-Out Requests. Each Holder shall have the right, at any time and from time to time (including after receiving information regarding any potential public offering), to elect to not receive any notice that the Company or any other Holders otherwise are required to deliver pursuant to this Agreement by delivering to the Company a written statement signed by such Holder that it does not want to receive any notices hereunder (an “Opt-Out Request”); in which case and notwithstanding anything to the contrary in this Agreement the Company and other Holders shall not be required to, and shall not, deliver any notice or other information required to be provided to Holders hereunder to the extent that the Company or such other Holders reasonably expect would result in a Holder acquiring material non-public information within the meaning of Regulation FD promulgated under the Exchange Act. An Opt-Out Request may state a date on which it expires or, if no such date is specified, shall remain in effect indefinitely . A Holder who previously has given the Company an Opt-Out Request may revoke such request at any time, and there shall be no limit on the ability of a Holder to issue and revoke subsequent Opt-Out Requests; provided that each Holder shall use commercially reasonable efforts to minimize the administrative burden on the Company arising in connection with any such Opt-Out Requests.

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5.8 Existing Registration Rights Agreement. The Sponsor and the Existing Holders hereby agree that upon execution of this Agreement by the Sponsor and the Existing Holders, the Existing Registration Rights Agreement shall be automatically terminated and superseded in its entirety by this Agreement.

5.9 Term. This Agreement shall terminate upon the earlier of (i) the seventh (7th) anniversary of the date of this Agreement, and (ii) the date as of which all of the Registrable Securities have been sold or disposed of or, (iii) with respect to any particular holder, (A) such Holder is permitted to sell the Registrable Securities held by him, her or it under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale and without compliance with the current public reporting requirements set forth under Rule 144(i)(2), or (B) such Holder requests and the Company agrees to authorize the Company’s transfer agent to remove any legend on share certificates of such Holder’s Registrable Securities restricting further transfer (or any similar restriction in book entry positions of such Holder). The provisions of Section 3.5 and Article IV shall survive any termination.

5.8 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

BANZAI INTERNATIONAL, INC., a Delaware corporation

By:
Name:
Title:

SPONSOR:

7GC & CO. HOLDINGS LLC, a Delaware limited liability company

By:
Name:
Title:

OTHER PRE-IPO HOLDERS:

Courtney Robinson

Tripp Jones

Kent Schofield

Patrick Eggen

NEW HOLDERS:

[●]

[Signature Page to Amended and Restated Registration Rights Agreement]

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Exhibit C

Form of Lock-up Agreement

(Attached)

FORM OF LOCK-UP AGREEMENT

[●], 2023

Banzai International, Inc. (formerly known as 7GC & Co. Holdings Inc.)

435 Ericksen Ave, Suite 250

Bainbridge Island, WA 98110

Re: Lock-Up Agreement

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being delivered to you in accordance with that certain Agreement and Plan of Merger and Reorganization, dated as of December 8, 2022 (the “Merger Agreement”), entered into by and among Banzai International, Inc. (formerly known as 7GC & Co. Holdings Inc.), a Delaware corporation (the “Company”), 7GC Merger Sub I , Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company (“First Merger Sub”), 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and each, a “Merger Sub”), and Banzai International, Inc., a Delaware corporation (“Banzai”), pursuant to which, through a series of mergers at the Closing with the Merger Subs, Banzai will be merged with and into Second Merger Sub, with Second Merger Sub surviving the mergers and remaining a wholly-owned subsidiary of the Company. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Merger Agreement.

In order to induce the Company to proceed with the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (each, a “Securityholder”) hereby agrees with the Company as follows:

1. Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the board of directors of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”), or shares of Class B common stock, par value $0.0001 per share (together with Class A Common Stock, “Common Stock”), held by him, her or it immediately after the Closing, any shares of Common Stock issuable upon the exercise of options to purchase shares of Common Stock held by him, her or it immediately after the Closing, or any securities convertible into or exercisable or exchangeable for Common Stock held by him, her or it immediately after the Closing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until 180 days after the Closing (the “Lock-Up”).

2. The restrictions set forth in paragraph 1 shall not apply to:

(i)	in the case of an entity, Transfers to a stockholder, partner, member or affiliate of such entity;

(ii)

in the case of an individual, Transfers by bona fide gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

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(iii)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(v)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(vi)

transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced or disclosed (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up;

(vii)

the exercise of any options or warrants to purchase Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(viii)	Transfers to the Company to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements;

(ix)

Transfers to the Company pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by the Company or forfeiture of the Securityholder’s Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of the Securityholder’s service to the Company;

(x)

the entry by the Securityholder, at any time after the Closing, of any trading plan providing for the sale of Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Common Stock during the Lock-Up and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up;

(xi)

transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; and

(xii)

transactions to satisfy any U.S. federal, state, or local income tax obligations of the Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Transactions from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Transactions do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes);

provided, however, that in the case of clauses (i) through (v), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, the term “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Securityholder; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

3. The Securityholder hereby represents and warrants that (a) such Securityholder has full power and authority to enter into this Letter Agreement, and (b) that this Letter Agreement has been duly executed and delivered by the Securityholder and constitutes the legal, valid and binding obligation of the Securityholder, enforceable in accordance with its terms (except as such enforceability may be limited or otherwise affected by

140

bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and principles of equity, whether considered at law or equity). Upon the reasonable request of the Company, the Securityholder will execute any additional documents necessary in connection with enforcement hereof.

4. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

5. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

6. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any Court of Chancery of the State of Delaware, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

7. Other than the consideration specifically referenced herein and subject to the terms of the Merger Agreement, the Securityholder agrees that no fee, payment, or additional consideration in any form has been or will be paid to the Securityholder in connection with this Letter Agreement.

8. This Letter Agreement shall terminate on the expiration of the Lock-Up.

[remainder of page intentionally left blank]

141

Very truly yours,

(Name of Securityholder – Please Print)

(Signature)

(Name of Signatory if Securityholder is an entity – Please Print)

(Title of Signatory if Securityholder is an entity – Please Print)

Address:

[Signature Page to Lock-Up Agreement]

Exhibit D

Form of Written Consent

(Attached)

BANZAI INTERNATIONAL, INC.

ACTION BY UNANIMOUS

WRITTEN CONSENT OF THE STOCKHOLDERS

The undersigned stockholders of BANZAI INTERNATIONAL, INC., a Delaware corporation (the “Company”), hereby consent with respect to all of the Company’s capital stock owned by such stockholders, pursuant to Sections 228 and 251 of the Delaware General Corporation Law and the organizational documents of the Company, to the adoption of the following resolutions and to the taking of the actions referred to in such resolutions:

APPROVAL OF THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger and Reorganization, dated as of December 8, 2022 attached hereto as EXHIBIT A (collectively with all the schedules, exhibits and attachments thereto, and all other agreements and documents contemplated thereby, the “De-SPAC Merger Agreement”), by and among the Company, 7GC & Co. Holdings Inc., a Delaware corporation (“7GC”), and 7GC Merger Sub I , Inc., a Delaware corporation and an indirect wholly owned subsidiary of 7GC (“First Merger Sub”), 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of 7GC (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and each, a “Merger Sub”);

WHEREAS, capitalized terms used in these resolutions without definition shall have the respective meaning ascribed to them in the De-SPAC Merger Agreement;

WHEREAS, pursuant to the De-SPAC Merger Agreement, upon the terms and subject to the conditions set forth therein, (i) at the Closing, First Merger Sub will merge with and into the Company (the “First Merger”), with the separate corporate existence of First Merger Sub ceasing and the Company surviving the First Merger as an indirect wholly owned subsidiary of 7GC (the “Surviving Corporation”) and, promptly following the First Merger, but in any event on the same day as the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “De-SPAC Transaction”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of 7GC and (ii) by virtue of the De-SPAC Transaction, former stockholders of the Company will receive newly issued shares of 7GC New Class A Shares and/or 7GC New Class B Shares;

WHEREAS, the De-SPAC Merger Agreement contemplates a conversion of all of the issued and outstanding shares of Company Preferred Stock to shares of Company Class A Common Stock in accordance with Section 5.1(b) of Article IV(B) of the Amended and Restated Certificate of Incorporation of the Company, dated as of February 20, 2020 (as amended to date, the “A&R Charter”), as of immediately prior to the Effective Time, with the Mandatory Conversion Time (as defined in the A&R Charter) to be conditioned upon the satisfaction or waiver of the conditions set forth in Article 6 of the De-SPAC Merger Agreement (other than those which will be satisfied as of the Closing) (such conversion, the “Company Preferred Conversion”);

WHEREAS, the written consent or affirmative vote in favor of the approval and adoption of the De-SPAC Merger Agreement is required from (i) the holders of a majority of the voting power of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class and, with respect to shares of Company Preferred Stock, on an as-converted to Company Class A Common Stock basis, as required pursuant to Section 251 of the DGCL, and (ii) the holders of a majority of the voting power of the outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted to Company Class A Common Stock basis, as required pursuant to Article IV(A), Section 2.3.1 of the A&R Charter, in each case, upon the terms and subject to the conditions set forth in the De-SPAC Merger Agreement ((i) and (ii) together, the “Requisite Stockholders”); and

WHEREAS, the undersigned stockholders represent the Requisite Stockholders.

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NOW, THEREFORE, BE IT RESOLVED, that the De-SPAC Merger Agreement, the De-SPAC Transaction and the Company Preferred Conversion be, and hereby are, approved;

RESOLVED FURTHER, that the De-SPAC Merger Agreement and the execution, delivery and performance thereof and the consummation of the transactions contemplated thereby, including the De-SPAC Transaction and the Company Preferred Conversion, upon the terms and subject to the conditions set forth in the De-SPAC Merger Agreement are approved;

RESOLVED FURTHER, that each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted to shares of Company Class A Common Stock in accordance with Section 5.1(b) of Article IV(B) of the A&R Charter, and the Mandatory Conversion Time (as defined in the A&R Charter) shall be conditioned upon the satisfaction or waiver of the conditions set forth in Article 6 of the De-SPAC Merger Agreement (other than those which will be satisfied as of the Closing);

RESOLVED FURTHER, that any and all prior notice requirements, irregularities of notice or any other procedural requirements relating to the Company or the stockholders of the Company under the A&R Charter, the Company Stockholder Agreements, the DGCL or otherwise, including those relating to the De-SPAC Transaction, the De-SPAC Merger Agreement and any related transactions, are hereby waived on behalf of the undersigned;

RESOLVED FURTHER, that the officers of the Company are authorized and directed, for and on behalf of the Company, to continue to negotiate, and to execute and deliver the De-SPAC Merger Agreement and the Ancillary Documents, in each case, in such form and with such changes as the authorized officer of the Company executing the same may approve and adopt, such approval and adoption to be conclusively evidenced by the execution thereof and to cause the Company to perform its obligations under the De-SPAC Merger Agreement and the Ancillary Documents;

RESOLVED FURTHER, that notwithstanding the foregoing resolutions, the Board may, at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, authorize the abandonment of the proposed Merger without further action by the stockholders of the Company;

RESOLVED FURTHER, that the officers of the Company are hereby authorized and directed, for and on behalf of the Company, to prepare and cause to be filed such reports as may be required by applicable law in connection with the execution and delivery of the De-SPAC Merger Agreement and the Ancillary Documents and the performance by the Company of its obligations thereunder.

TERMINATION OF AGREEMENTS

WHEREAS, in connection with the De-SPAC Transaction, the Board has determined that it is advisable and fair to and in the best interests of the Company and its stockholders for the Company to, contingent upon the Closing and to be effective no later than the Effective Time, terminate the agreements set forth on EXHIBIT B hereto (collectively, the “Terminated Agreements”), pursuant to their respective terms or otherwise.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned stockholders of the Company that are party to each Terminated Agreement hereby agree that such Terminated Agreement shall be terminated effective as of, and conditioned upon, the Closing, and that no party shall have any further rights or obligations under any Terminated Agreement following the Closing, and that the officers of the Company be, and each of them hereby is, authorized to execute and deliver any termination agreements to effectuate the intent of the foregoing resolution.

INTERESTED PARTY DISCLOSURE

WHEREAS, pursuant to Section 144 of the DGCL, no contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership,

145

association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest (any such party is referred to herein individually as an “Interested Party” and, collectively, as “Interested Parties”; and any such contract or transaction is referred to herein as an “Interested Party Transaction”), shall be void or voidable or solely for that reason, or solely because the director or officer is present at or participates in the meeting of the Board which authorized the Interested Party Transaction or solely because the vote of any such Interested Party is counted for such purpose, if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the Interested Party Transaction are disclosed or are known to the Board, and the Board in good faith authorizes the Interested Party Transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to the director’s or officer’s relationship or interest and as to the Interested Party Transaction are disclosed or are known to the Company’s stockholders, and the Interested Party Transaction is specifically approved in good faith by vote of the Company’s stockholders; or (iii) the Interested Party Transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board or the Company’s stockholders;

WHEREAS, it is hereby disclosed or made known to the undersigned stockholder that, each of Messrs. Davy, Kitamura and Riegelsberger is a director and/or officer of the Company, and that because (i) of their or their affiliate investors’ ownership of stock and/or stock options of the Company, and/or (ii) their anticipated appointments as members of the Surviving Corporation’s and/or the Surviving Hyros Entity’s board of directors and/or executive officers of the Surviving Hyros Entity and/or the Surviving Corporation, as applicable, each such individual is participating in the De-SPAC Transaction and the other transactions contemplated by the De-SPAC Merger Agreement, the Hyros Merger Agreement and the Ancillary Documents, such that each such individual may be considered an Interested Party, and the De-SPAC Transaction and any other transactions contemplated by the De-SPAC Merger Agreement and the Ancillary Documents may be considered Interested Party Transactions;

WHEREAS, the undersigned stockholder hereby acknowledges that all material facts as to the Interested Parties’ relationships or interests as to the transactions set forth in the preceding resolutions (including, without limitation, the fact that certain Interested Parties or their affiliates will receive certain payments in connection with such transactions and will be entering into certain employment arrangements in connection such transactions) have been disclosed and are known to the undersigned stockholder; and

WHEREAS, the undersigned stockholder has had an adequate opportunity to ask questions regarding the interests of the Interested Parties, and have had a full and fair opportunity to review the terms of the De-SPAC Transaction with the representatives of the Company and its legal counsel.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned stockholder, by execution hereof, hereby acknowledges that all material facts as to the Interested Parties’ relationships or interests as to the De-SPAC Transaction and the other transactions authorized and approved in the preceding resolutions have been disclosed and are known to the undersigned stockholder, and specifically approves the transactions set forth in the preceding resolutions pursuant to the DGCL and the laws of the State of Delaware.

WAIVER OF APPRAISAL RIGHTS

WHEREAS, the undersigned stockholder acknowledges the availability of appraisal rights under Section 262 of the DGCL (a copy of which is attached hereto as EXHIBIT C), and that other appraisal or dissenters’ rights may be available under other laws.

NOW, THEREFORE, BE IT RESOLVED, that to the fullest extent permitted by applicable law, the undersigned stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any appraisal rights and dissenters’ rights relating to the De-SPAC Transaction that each of the undersigned may have by virtue of, or with respect to, any shares of capital stock of the Company owned by the undersigned (including without limitation those rights pursuant to Section 262 of the DGCL, Chapter 13 of the California Corporations Code, if applicable, and any other applicable appraisal or dissenters’ or similar rights).

146

RATIFICATION OF PRIOR ACTIONS

RESOLVED, that any and all actions of the Company, or of any director or any authorized officer of the Company, taken in connection with the actions contemplated by the foregoing resolutions prior to the execution hereof, are hereby ratified, confirmed, approved and adopted in all respects as fully as if such action(s) has been presented for approval, and approved by, the undersigned prior to such action being taken.

GENERAL AUTHORIZING RESOLUTIONS

RESOLVED, that all documents, agreements and instruments previously executed and delivered by any director, officer, employee or agent of the Company in connection with or related to the matters set forth in, or reasonably contemplated or implied by, the foregoing resolutions be, and each of them hereby is, adopted, ratified, confirmed and approved in all respects and for all purposes as the acts and deeds of the Company;

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, for and on behalf of the Company, to take such further action and execute such additional documents as each may deem necessary or appropriate to carry out the purposes of the above resolutions; and

RESOLVED FURTHER, that any actions taken by the Company or any officer of the Company previously taken in furtherance of these resolutions are hereby ratified, confirmed and approved in all respects.

(Signature Page Follows)

147

IN WITNESS WHEREOF, the undersigned holders of capital stock of the Company do hereby consent to and approve the adoption of the foregoing resolutions, effective as of the date on which Consents representing the minimum number of shares required to approve the actions herein have been obtained. This Action by Written Consent may be signed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

Date Signed:
Joseph P. Davy

Signature Page to Banzai International, Inc. Stockholder Consent

IN WITNESS WHEREOF, the undersigned holders of capital stock of the Company do hereby consent to and approve the adoption of the foregoing resolutions, effective as of the date on which Consents representing the minimum number of shares required to approve the actions herein have been obtained. This Action by Written Consent may be signed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

Date Signed:
Sheila Linteau, as Administrator of the Estate of Roland A. Linteau III, deceased

Signature Page to Banzai International, Inc. Stockholder Consent

IN WITNESS WHEREOF, the undersigned holders of capital stock of the Company do hereby consent to and approve the adoption of the foregoing resolutions, effective as of the date on which Consents representing the minimum number of shares required to approve the actions herein have been obtained. This Action by Written Consent may be signed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

DNX PARTNERS III, LP
By: DNX Venture Partners III, LP, its General Partner

By: DNX III, LLC, its General Partner

Date Signed:	By:
	Name:	Mitch Kitamura
	Title:	Authorized Signatory

DNX PARTNERS JAPAN III, LP
By: DNX Venture Partners III, LP, its General Partner

By: DNX III, LLC, its General Partner

Date Signed:	By:
	Name:	Mitch Kitamura
	Title:	Authorized Signatory

DNX PARTNERS S-III, LP
By: DNX Partners S3, LLC,
its General Partner

Date Signed:	By:
	Name:	Mitch Kitamura
	Title:	Authorized Signatory

Signature Page to Banzai International, Inc. Stockholder Consent

Exhibit A

De-SPAC Merger Agreement

[Intentionally Omitted]

151

Exhibit B

Terminated Agreements

1.	Voting Agreement, dated February 20, 2020, by and among the Company, the Investors (as defined therein) and the Key Holders (as defined therein), as amended to date.

2.	Right of First Refusal and Co-Sale Agreement, dated as of February 20, 2020, by and among the Company, the Investors (as defined therein) and the Key Holders (as defined therein), as amended to date.

3.

Investors’ Rights Agreement, dated February 20, 202, by and among the Company, the Investors listed on Schedule A thereto, the Stockholders listed on Schedule B thereto and any other party that becomes a party thereto in accordance Section 6.9 thereof, as amended to date.

4.	Management Rights Letter, dated February 20, 2020, by and between the Company and Nex Partners III, LP.

152

Exhibit C

Section 262 of the DGCL

DGCL § 262

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263, 264 or 266 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

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(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) Repealed.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under subsection (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h)

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of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under subsection (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this subsection (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either subsection (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of

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this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

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(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

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Annex A-2

AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Amendment to the Agreement and Plan of Merger and Reorganization, dated as of December 8, 2022 (the “Merger Agreement”), by and among Banzai International, Inc., a Delaware corporation (the “Company”), 7GC & Co. Holdings Inc., a Delaware corporation (“7GC”), 7GC Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of 7GC (“First Merger Sub”), and 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of 7GC (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and each, a “Merger Sub”), is made and entered into as of August 4, 2023, by and between the Company and 7GC (this “Amendment”). 7GC and the Company will each be referenced to herein from time to time as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Parties have entered into the Merger Agreement, which provides for, among other things, the merger of First Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “First Merger”) and promptly following the First Merger, but in any event on the same day as the First Merger and as part of the same overall transaction as the First Merger, the Company, as the surviving entity from the First Merger, will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with the separate corporate existence of the Company ceasing and Second Merger Sub surviving the Second Merger as a direct wholly owned subsidiary of 7GC;

WHEREAS, pursuant to Section 8.3 of the Merger Agreement, the Merger Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of 7GC, on the one hand, and the Company, on the other hand; and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Amendment. From and after the date hereof, the Merger Agreement shall be amended as follows:

1.1 The fourth recital of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of December 8, 2022 (as may be amended from time to time, the “Hyros Merger Agreement”), by and among the Company, Hero Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company, Hyros Inc., a Delaware corporation (“Hyros”), and the stockholder representative party thereto;”

1.2 The sixth recital of the Merger Agreement is hereby amended by deleting the following language before clause (i) therein in its entirety:

“subject to the terms and conditions of this Agreement, immediately following the consummation of the Hyros Acquisition, and”

1.3 Section 1.1 of the Merger Agreement is hereby amended by:

(a) amending and restating the definition of “7GC Transaction Expenses” in its entirety to read as follows:

““7GC Transaction Expenses” means the aggregate amount of unpaid out-of-pocket fees, commissions, costs and expenses due and payable by 7GC as of the Second Effective Time of outside legal counsel, accountants, advisors, investment bankers or consultants in connection with the negotiation, preparation, execution and performance of this Agreement or any Ancillary Document and the consummation of the transactions contemplated hereby and thereby (including 7GC’s IPO).”

(b) deleting the definition of “Aggregate SAFE Cash-Out Amount” in its entirety.

(c) replacing the definition of “Aggregate 7GC Transaction Proceeds” with the following in its entirety:

““Aggregate Transaction Proceeds” means an amount equal to the sum of (a) the cash proceeds to be received by 7GC at Closing from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to the 7GC Stockholder Redemptions), (b) the cash proceeds to be received by 7GC or any Group Company from any financing, whether equity or debt, at or immediately following the Closing and (c) the unrestricted cash on the balance sheet of the Company as of immediately prior to the Closing.”

(d) amending and restating the definition of “Closing Adjusted Vested Securities Merger Consideration” in its entirety to read as follows:

““Closing Adjusted Vested Securities Merger Consideration” means an amount equal to the Total Consideration.”

(e) deleting the definition of “Closing Vested Securities Merger Consideration” in its entirety.

(f) amending and restating the definition of “Company Expenses” in its entirety to read as follows:

““Company Expenses” means, without duplication, the aggregate unpaid amount due and payable as of the Second Effective Time by any Group Company, for (i) out-of-pocket fees, costs and expenses incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (including the fees and expenses of outside legal counsel, accountants, advisors, investment bankers, brokers, consultants or other agents (including, for the avoidance of doubt, to perform any compensation studies)), (ii) the cost of the Company D&O Tail Policy to be obtained pursuant to Section 5.5, (iii) the costs and expenses of any consultant or advisor engaged to prepare a compensation study in connection with implementation of the New Incentive Plan, (iv) any filing fee to be paid pursuant to the HSR Act, (v) the filing fee to be paid for the Registration Statement / Proxy Statement, and (vi) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company, or the Pre-Closing Holders pursuant to this Agreement or any Ancillary Document, in each case as of the Second Effective Time.”

(g) amending and restating the definition of “Excess 7GC Transaction Expenses” in its entirety to read as follows:

““Excess 7GC Transaction Expenses” means $0.00.”

(h) deleting the definition of “Hyros Acquisition”;

(i) adding the following definition of “Net Transaction Proceeds”:

““Net Transaction Proceeds” means an amount equal to (a) the Aggregate Transaction Proceeds, minus (b) the 7GC Transaction Expenses, minus (c) the Company Expenses.”

(j) amending the definition of “Subsidiary” to remove the last sentence therein in its entirety;

(k) adding the following definition of SAFE Conversion Price:

““SAFE Conversion Price” with respect to each SAFE Right, means the Valuation Cap Price as defined in each SAFE Agreement.”

(l) adding the following definition of “SAFE Purchase Amount”:

““SAFE Purchase Amount” means with respect to each SAFE Right, the Purchase Amount as defined in the applicable SAFE Agreement that governs such SAFE Right.”

(m) amending and restating the definition of “Total Company Vested Securities” in its entirety to read as follows:

““Total Company Vested Securities” means (i) the total number of shares of Company Class A Common Stock and shares of Company Class B Common Stock issued and outstanding as of immediately prior to the First Effective Time (including, for the avoidance of doubt, shares of Company Class A Common Stock issued in connection with the Company Preferred Conversion), (ii) the maximum aggregate number of shares of Company Class A Common Stock issuable upon full exercise of all Company Options issued, outstanding and vested immediately prior to the First Effective Time, (iii) the maximum aggregate number of shares of Company Class A Common Stock issuable upon conversion of the Conversion Amount under each Senior Convertible Note as of immediately prior to the First Effective Time at the applicable Senior Convertible Note Conversion Price, (iv) the maximum aggregate number of shares of Company Class A Common Stock issuable upon conversion of the Outstanding Amount under each Subordinated Convertible Note as of immediately prior to the First Effective Time at the applicable Subordinated Convertible Note Conversion Price and (v) the maximum aggregate number of shares of Company Class A Common Stock issuable upon conversion of the SAFE Purchase Amount under each SAFE Right as of immediately prior to the First Effective Time at the applicable SAFE Conversion Price.”

(n) amending and restating the definition of “Total Consideration” in its entirety to read as follows:

““Total Consideration” means $100,000,000, payable in 7GC New Class A Shares or 7GC New Class B Shares, as applicable.”

1.4 The first sentence of Section 2.1(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Upon the terms and subject to the conditions set forth in this Agreement, 7GC, First Merger Sub, Second Merger Sub and the Company (First Merger Sub and the Company sometimes being referred to herein as the “First Merger Constituent Corporations”) shall cause First Merger Sub and the Company to consummate the First Merger, pursuant to which the First Merger Sub shall be merged with and into the Company, with the Company being the surviving corporation.”

1.5 Section 2.2(a)(i) of the Merger Agreement is hereby amended by replacing the language in the first parentheticals therein with the following in its entirety:

“including, for the avoidance of doubt, each share of Restricted Stock and each share of Company Class A Common Stock converted from shares of Company Preferred Stock in the Company Preferred Conversion”

1.6 Section 2.2(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Treatment of SAFE Rights. At the First Effective Time, by virtue of the First Merger and without any action on the part of any Party or any other Person, each SAFE Right that is outstanding immediately prior to the First Effective Time shall thereupon by cancelled and converted into and become (A) the right to receive a number of 7GC New Class A Shares equal to (1) the SAFE Purchase Amount in respect of such SAFE Right divided by the SAFE Conversion Price in respect of such SAFE Right multiplied by (2) the Exchange Ratio, plus (B) the right to receive the Earn Out Shares.”

1.7 Section 2.2(e) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Aggregate Merger Consideration. The aggregate consideration to be paid to the Pre-Closing Holders in the First Merger shall consist of the Closing Merger Consideration apportioned pursuant to Section 2.2(a), Section 2.2(b) and Section 2.2(c) and Section 2.1(d).”

1.8 The first paragraph of Section 2.6(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(a) At the First Effective Time, in accordance with the provisions of Section 2.2(b) and the Allocation Schedule, 7GC shall issue or cause to be issued to each Pre-Closing Holder, such Pre-Closing Holder’s proportionate allocation (based on such Pre-Closing Holder’s Closing Merger Consideration) of 0 restricted 7GC New Class A Shares, which shall be subject to the vesting and forfeiture provisions provided for in this Section 2.6 (collectively, the “Earn Out Shares”):

(i)	none of the Earn Out Shares will vest upon the occurrence of Triggering Event I (the “$12 Earn Out Shares”);

(ii)	none of the Earn Out Shares will vest upon the occurrence of Triggering Event II (the “$14 Earn Out Shares”); and

(iii)	none of the Earn Out Shares will vest upon the occurrence of Triggering Event III (the “$16 Earn Out Shares”).”

1.9 The first sentence of Section 3.1(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“True, correct and complete copies of the Governing Documents of each Group Company and the Company Stockholder Agreements have been provided to 7GC, in each case, as amended and in effect as of the date hereof.”

1.10 Sections 3.4(b) through 3.4(d) of the Merger Agreement are hereby amended by deleting the following parentheticals and the language therein in their entirety:

“(including, for the avoidance of doubt, Hyros)”

1.11 Section 5.01(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), the Company shall, and the Company shall cause its Subsidiaries to, except (i) as expressly required by this Agreement or any Ancillary Document, (ii) as required by applicable Law, (iii) as set forth on Section 5.1(a) of the Company Schedules, (iv) as consented to in writing by 7GC, or (v) as required to comply with COVID-19 Measures (but only to the extent reasonable and prudent in light of the business of the Group Companies and, where applicable, the circumstances giving rise to adverse changes in respect of COVID-19 or the COVID-19 Measures), operate the business of the Group Companies in the ordinary course.”

1.12 Section 5.1(b)(ii) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(A) merge, consolidate, combine or amalgamate any Group Company with any Person, (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business entity or organization or division thereof, or (C) purchase or otherwise acquire, or lease or license, any other property or assets of any other Person;”

1.13 Clause (C) of Section 5.1(b)(vii) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“[intentionally omitted];”

1.14 Clause (ii) of Section 5.3 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“[intentionally omitted];”

1.15 Clause (y) of the second sentence of Section 5.8(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“[intentionally omitted].”

1.16 Section 5.8(b) of the Merger Agreement is hereby amended by replacing reach reference to “the Group Companies or Hyros” with a reference to “the Group Companies”.

1.17 The first sentence of Section 5.17(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“The Company shall deliver to 7GC on or prior to August 31, 2023, the Closing Company Audited Financial Statements, audited in accordance with the standards of the PCAOB and containing an report of the Company’s auditors qualified only as set forth on Section 5.17(a) of the Company Schedules, that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by 7GC with the SEC in connection with the transactions contemplated hereby and in the Ancillary Documents (together with the Closing Company Audited Financial Statements, the “PCAOB Financials”).”

1.18 Section 5.22 of the Merger Agreement is hereby amended and restated in its entity to read as follows:

“[Intentionally omitted].”

1.19 Section 6.2(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“[intentionally omitted];”

1.20 Section 6.2(h) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“[intentionally omitted]; and”

1.21 Section 6.3(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(d) the Net Transaction Proceeds shall be equal to or greater than $5,000,000.”

1.22 Section 7.1(d) of the Merger Agreement is hereby amended by replacing the reference to “September 8, 2023” with “December 28, 2023”, and all references in the Merger Agreement to “Termination Date” shall mean December 28, 2023.

1.23 Section 7.1(h) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“[intentionally omitted];

1.24 Exhibit B to the Merger Agreement is hereby amended and restated in its entirety to be in the form attached hereto Exhibit B.

2. Company Support Agreement. Concurrently with the execution of this Amendment, parties to the Company Support Agreement are entering into an amended and restated support agreement in the form attached hereto as Exhibit A to amend and restate the Company Support Agreement in its entirety.

3. Interpretation; No Other Amendment. All capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement except as otherwise provided herein or unless the context otherwise requires. For the avoidance of doubt, from and after the date of this Amendment, references in the Merger Agreement to the “Agreement” or any provision thereof shall be deemed to refer to the Merger Agreement or such provision as amended hereby unless the context otherwise requires. Except to the extent any provisions of the Merger Agreement are expressly amended by Section 1 of this Amendment, all terms and conditions of the Merger Agreement and all other documents, instruments and agreements executed thereunder, shall remain in full force and effect pursuant to the terms thereof. In the event of any inconsistency or contradiction between the terms of this Amendment and the Merger Agreement, the provisions of this Amendment shall prevail and control.

4. General Provisions. The provisions of Sections 8.5 (Governing Law), 8.7 (Instruction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial) and 8.16 (Jurisdiction) of the Merger Agreement apply equally to this Amendment and are hereby deemed incorporated by reference.

[Signature Page To Follow]

The Parties have caused this Amendment to be executed and delivered as of the date first written above.

BANZAI INTERNATIONAL, INC.

By:	/s/ Joseph Davy
Name:	Joseph Davy
Title:	Chief Executive Officer

7GC & CO. HOLDINGS INC.

By:	/s/ Jack Leeney
Name:	Jack Leeney
Title:	Chairman and Chief Executive Officer

[Amendment to Agreement and Plan of Merger and Reorganization]

Exhibit A

Amended and Restated Company Support Agreement

AMENDED AND RESTATED COMPANY SUPPORT AGREEMENT

This AMENDED AND RESTATED COMPANY SUPPORT AGREEMENT (this “Agreement”) is dated as of August 4, 2023, by and among 7GC & Co. Holdings Inc., a Delaware corporation (“7GC”), the Persons set forth on Schedule I hereto (each, a “Stockholder” and, collectively, the “Stockholders”), and Banzai International, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on December 8, 2022, 7GC, the Company and the Stockholders entered into that certain Company Support Agreement (the “Original Company Support Agreement”);

WHEREAS, concurrently with the execution of the Original Company Support Agreement, 7GC, 7GC Merger Sub I , Inc., a Delaware corporation and an indirect wholly owned subsidiary of 7GC (“First Merger Sub”), 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of 7GC (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and each, a “Merger Sub”), and the Company entered into an Agreement and Plan of Merger and Reorganization (the “Original Merger Agreement”), pursuant to which, among other transactions, upon the terms and subject to the conditions thereof, at the Closing, First Merger Sub will merge with and into the Company (the “First Merger”), with the separate corporate existence of First Merger Sub ceasing and the Company surviving the First Merger as an indirect wholly owned subsidiary of 7GC (the “Surviving Corporation”) and, promptly following the First Merger, but in any event on the same day as the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of 7GC, and, upon the First Effective Time of the First Merger, each share of Company Stock issued and outstanding as of immediately prior to the First Effective Time shall be cancelled and automatically converted into the right to receive the consideration as described in the Original Merger Agreement (such transaction, the Mergers and the other transactions contemplated by the Original Merger Agreement, the “Transactions”), and a condition to the closing of the Transactions pursuant to the Original Merger Agreement is the completion of the Company’s acquisition of Hyros Inc., a Delaware corporation (“Hyros”);

WHEREAS, 7GC and the Company have decided to pursue the closing of the Transactions without completing the Company’s acquisition of Hyros and requiring the completion of such acquisition as a condition to the closing of the Transactions and, concurrently with the execution of this Agreement, the Company, 7GC, and the Merger Subs are entering into that certain Amendment to Agreement Plan of Merger and Reorganization (the “Merger Agreement Amendment,” and the Original Merger Agreement as amended by the Merger Agreement Amendment, the “Merger Agreement”) to reflect this structural change and the corresponding changes to certain terms of the Original Merger Agreement;

WHEREAS, as of the date hereof, the Stockholders are the holders of record and “beneficial owners” (within the meaning of Rule 13d-3 of the Exchange Act) of such numbers and classes of shares of Company Stock as are indicated opposite their names on Schedule I attached hereto (all such Company Stock, together with any New Securities (as defined below), are referred to herein as the “Subject Shares”);

WHEREAS, the Company and the Stockholders hereby agree to terminate, effective as of the Closing, each Company Stockholder Agreement; and

WHEREAS, pursuant to Section 2 of the Merger Agreement Amendment and as an inducement to 7GC entering into the Merger Agreement Amendment and to consummate the Transactions, 7GC, the Company and the Stockholders desire to (i) amend and restate, in its entirety, the Original Company Support Agreement by entering into this Agreement to support the closing of the Transactions pursuant to the terms of the Merger Agreement and (ii) agree to the matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

COMPANY SUPPORT AGREEMENT; COVENANTS

1.1 Transfer of Shares. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Closing, and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 7.1 of the Merger Agreement (the “Expiration Time”), each Stockholder agrees that it shall not (i) sell, assign, offer, exchange, transfer (including by operation of law), pledge, dispose of, permit to exist any Lien with respect to, or otherwise encumber (each, a “Transfer”), any of the Subject Shares or otherwise agree or commit to do any of the foregoing, (ii) deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Subject Shares or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting such Stockholder’s ability to perform its obligations under this Agreement (including pursuant to Section 1.3); provided, that the foregoing shall not prohibit the transfer of the Subject Shares, (A) if Stockholder is an individual (1) to any member of such Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, the sole trustees of which are such Stockholder or any member of such Stockholder’s immediate family, (2) by will, other testamentary document, under the Laws of intestacy or by virtue of Laws of descent and distribution upon the death of Stockholder, or (3) by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement; (B) if Stockholder is an entity, to a partner, member, or Affiliate of Stockholder; or (C) if Stockholder is a trust, any beneficiary of such Stockholder or the estate of any such beneficiary; but only if, in the case of clauses (A), (B) and (C), such transferee shall concurrently execute this Agreement or a joinder agreeing to become a party to this Agreement. Any attempted transfer of Subject Shares or any interest therein in violation of this Section 1.1 shall be null and void.

1.2 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any shares of Company Stock are issued to a Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Stock or (c) a Stockholder acquires the right to vote or share in the voting of any shares of Company Stock (including, without limitation, by proxy or power of attorney) (collectively the “New Securities”), then such New Securities acquired or purchased by such Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Stockholder as of the date hereof. Each of the Stockholders agrees, while this Agreement is in effect, to notify the Company promptly pursuant to the provisions of Section 3.8 of the number of New Securities acquired by such Stockholder, if any, after the date hereof.

1.3 Agreement to Vote. During the period commencing on the date hereof until the Expiration Time, each Stockholder, with respect to its, his or her Subject Shares unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company requested by the Board of Directors of the Company or undertaken

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as contemplated by the Transactions (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company (which written consent shall be delivered promptly, and in any event within twenty four (24) hours, after (x) the Registration Statement / Proxy Statement has been declared effective and (y) the Company requests such delivery), such Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its, his or her Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Stockholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its, his or her Subject Shares:

(a) to approve and adopt the Merger Agreement and the Transactions (including, but not limited to, the Company Preferred Conversion);

(b) in any other circumstances upon which a consent or other approval is required under the Governing Documents of the Company or the Company Stockholder Agreements or otherwise sought with respect to, or in connection with, the Merger Agreement or the Transactions, to vote, consent or approve (or cause to be voted, consented or approved) with respect to all of such Stockholder’s Subject Shares held at such time in favor thereof; and

(c) against any 7GC Competing Transaction or any proposal, action or agreement that would impede, interfere, frustrate, delay, postpone, prevent or nullify any provision of this Agreement, the Merger Agreement or the Merger.

Each Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. Notwithstanding the foregoing, to the extent such Stockholder is not a director, officer or Affiliate of the Company or holder of Subject Shares representing greater than 5% of the outstanding shares of capital stock of the Company, such Stockholder shall not be obligated to vote or provide consent with respect to any of its, his or her Subject Shares or take any other action, in each case solely to the extent any such vote, consent or other action would preclude 7GC from filing with the SEC the Registration Statement / Proxy Statement on Form S-4 as contemplated by the Merger Agreement.

1.4 No Adverse Action; Stop Order. Each of the Stockholders agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of such Stockholder contained in this Agreement inaccurate in any material respect. Each of the Stockholders further agrees that it shall use its commercially reasonable efforts to cooperate with 7GC to effect the transactions contemplated hereby and the Transactions. In furtherance of the foregoing, the Company hereby agrees (a) to place a revocable stop order on all Subject Shares and (b) not to process any attempts by the Stockholders to Transfer any Subject Shares except in compliance with the terms of this Agreement.

1.5 No Challenges. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against 7GC, First Merger Sub, Second Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement or (c) otherwise relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.

1.6 Termination of Company Stockholder Agreements. Each of the Company and each Stockholder hereby agrees and consents to the termination of all Company Stockholder Agreements to which such Stockholder is party, effective as of the Closing, without any further liability or obligation to such Stockholder, the Company, the Company’s Subsidiaries, or 7GC. Each Stockholder agrees, confirms, and acknowledges that, after the Closing, it, he or she shall not have any of the rights or privileges provided to each such Stockholder in such applicable Company Stockholder Agreements. The termination of such Company Stockholder Agreements shall

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terminate the rights of the parties thereto to enforce any provisions of such agreements that expressly survive the termination of such Company Stockholder Agreements.

1.7 Registration Rights Agreement. Each of the Stockholders set forth on Schedule II (and any Person to whom each such Stockholder transfers its Subject Shares as permitted by the terms of this Agreement) will deliver, at the Closing, a duly executed copy of the Registration Rights Agreement, substantially in the form attached as Exhibit B to the Merger Agreement.

1.8 Lock-up Agreements. Each of the Stockholders set forth on Schedule III (and any Person to whom each such Stockholder transfers its Subject Shares as permitted by the terms of this Agreement) will deliver, at the Closing, a duly executed copy of the Lock-up Agreement, substantially in the form attached as Exhibit C to the Merger Agreement.

1.9 Appraisal and Dissenters’ Rights. Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or other similar rights to dissent (including any notice requirements related thereto) with respect to the Merger, the Merger Agreement or any of the Transactions that Stockholder may have by virtue of ownership of Subject Shares (including all rights under Section 262 of the DGCL).

1.10 Exclusivity. Unless this Agreement shall have been terminated in accordance with Section 3.1, each Stockholder agrees not to, and shall cause its, his or her Affiliates or Representatives not to, (a) accept, initiate, respond to, encourage, entertain, solicit, negotiate, provide information with respect to or discuss other offers for an Acquisition Proposal; (b) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Acquisition Proposal; (c) enter into any Contract regarding an Acquisition Proposal; (d) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any successor to or parent company of any Group Company); or (e) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 1.10 or further an Acquisition Proposal. Each Stockholder agrees to (A) notify the Company and 7GC promptly upon receipt (and in any event within forty-eight (48) hours after receipt) of any Acquisition Proposal, and to describe the terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of the Persons making such Acquisition Proposal), (B) keep the Company and 7GC fully informed on a current basis of any material modifications to such offer or information and (C) not (and shall cause its Affiliates and Representatives not to) conduct any further discussions with, provide any information to, or enter into negotiations with such Persons. Each Stockholder shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than 7GC and its Representatives) that may be ongoing with respect to an Acquisition Proposal and terminate any such Person’s and such Person’s Representative’s access to any electronic data room. Each Stockholder shall not release any third party from, or waive, amend or modify any standstill or confidentiality provision with respect to an Acquisition Proposal in any agreement to which such Stockholder is a party.

1.11 Consent to Disclosure. Each Stockholder hereby consents to the publication and disclosure in the Registration Statement / Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by the Company or 7GC to any Governmental Entity or to securityholders of 7GC) of such Stockholder’s identity and beneficial ownership of its Subject Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company or 7GC, a copy of this Agreement. Each Stockholder will promptly provide any information reasonably requested by the Company or 7GC in connection with the first sentence of this Section 1.11 or for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

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REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Stockholders. Each Stockholder represents and warrants as of the date hereof to 7GC and the Company (solely with respect to itself, himself or herself and not with respect to any other Stockholder) as follows:

(a) Organization; Due Authorization. If such Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Stockholder. If such Stockholder is an individual, such Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If any Stockholder is an individual and is married, and any of the Subject Shares of such Stockholder constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable with respect to such Stockholder, such Stockholder’s spouse has delivered with this Agreement a Spousal Consent in the form attached hereto as Exhibit A and this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Stockholder.

(b) Ownership. Such Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good, valid and marketable title to, all of such Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Governing Documents of the Company, (iii) the Company Stockholder Agreements, (iv) the Merger Agreement, or (v) any applicable securities Laws. Such Stockholder’s Subject Shares are the only Equity Securities in the Company owned of record or beneficially by such Stockholder on the date of this Agreement, and none of such Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder and under the Company Stockholder Agreements. Such Stockholder has full and sole voting power (including the right to control such vote as contemplated herein), full power of disposition and full power to agree to all of the matters applicable to such Stockholder set forth in this Agreement, in each case, with respect to such Stockholder’s Subject Shares (including, without limitation, by proxy or power of attorney). Such Stockholder does not hold or own any rights to acquire (directly or indirectly) any Equity Securities of the Company or any Equity Securities convertible into, or which can be exchanged for, Equity Securities of the Company. Such Stockholder has not granted a proxy or power of attorney with respect to any of the Stockholder’s Subject Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement. There are no claims for finder’s fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby payable by such Stockholder pursuant to arrangements made by such Stockholder.

(c) No Conflicts. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of his, her or its obligations hereunder and the compliance by such Stockholder of his, her or its obligations hereunder do not and will not, (i) if such Stockholder is not an individual, contravene, conflict with or result in a violation of the organizational documents of such Stockholder or (ii) require any consent, authorization or approval that has not been given or other action that has not been taken

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by any Person (including under any Contract binding upon such Stockholder or such Stockholder’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Stockholder of its, his or her obligations under this Agreement, (iii) conflict with or violate any Law, or (iv) result in the creation of a Lien on any of the Subject Shares. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other person is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby. If such Stockholder is an individual, no consent of such Stockholder’s spouse is necessary under any “community property” or other Laws in order for such Stockholder to enter into and perform its obligations under this Agreement.

(d) Litigation. There are no Proceedings pending against such Stockholder, or to the knowledge of such Stockholder threatened against such Stockholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges, seeks to prevent, enjoin or materially delay or could have the effect of preventing, enjoining or materially delaying the performance by such Stockholder of its, his or her obligations under this Agreement.

(e) Adequate Information. Such Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of 7GC and the Company to make an informed decision regarding this Agreement, the Transactions and the transactions contemplated hereby and has independently and without reliance upon 7GC or the Company and based on such information as such Stockholder has deemed appropriate, made its, his or her own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that 7GC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Stockholder are irrevocable.

(f) Acknowledgment. Such Stockholder understands and acknowledges that each of 7GC and the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

(g) No Inconsistent Agreements. Such Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to such Stockholder’s Subject Shares inconsistent with such Stockholder’s obligations pursuant to this Agreement, (b) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to such Stockholder’s Subject Shares and (c) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing such Stockholder from performing any of its material obligations under this Agreement.

ARTICLE 3

MISCELLANEOUS

3.1 Termination. This Agreement and all of its provisions shall automatically terminate upon the earliest of (a) the Expiration Time and (b) as to each Stockholder, the written agreement of 7GC, the Company and such Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from

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liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement.

3.2 Governing Law. This Agreement and all related Proceedings shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) ANY PROCEEDING BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MUST BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE), OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH PROCEEDING, WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO PERSONAL JURISDICTION, VENUE OR TO CONVENIENCE OF FORUM, AGREES THAT ALL CLAIMS IN RESPECT OF THE PROCEEDING SHALL BE HEARD AND DETERMINED ONLY IN ANY SUCH COURT, AND AGREES NOT TO BRING ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. NOTHING HEREIN CONTAINED SHALL BE DEEMED TO AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY IN ANY OTHER JURISDICTION, IN EACH CASE, TO ENFORCE JUDGMENTS OBTAINED IN ANY PROCEEDING BROUGHT PURSUANT TO THIS SECTION 3.3(a).

(b) WAIVER OF TRIAL BY JURY. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

3.4 Assignment. This Agreement may not be assigned by any party (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Any attempted assignment of this Agreement not in accordance with the terms of this Section 3.4 shall be void, ab initio.

3.5 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Stockholder’s obligations to vote its Subject Shares as provided in this Agreement, in each case without posting a bond or undertaking and without proof of damages

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and this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

3.6 Amendment; Waiver. This Agreement may be amended or modified only by a written agreement executed and delivered by 7GC, the Company and the Stockholders. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties effected in a manner which does not comply with this Section 3.6 shall be void, ab initio.

3.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

3.8 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other parties as follows:

If to 7GC:

c/o 7GC & Co. Holdings LLC

388 Market Street, Suite 1300

San Francisco, CA 94111

Attention:	Jack Leeney

Chris Walsh

E-mail:	jack@7GC.co

chris@7GC.co

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars

17th Floor

Los Angeles, CA 90067

Attention:	Joshua G. DuClos
E-mail:	jduclos@sidley.com

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention:	Michael P. Heinz and Matthew D. Stoker
E-mail:	mheinz@sidley.com and mstoker@sidley.com

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If to the Company:

Banzai International, Inc.

435 Ericksen Ave, Suite 250

Bainbridge Island, WA 98110

Attention:	Joseph Davy
E-mail:	joe@banzai.io

with a copy (which shall not constitute notice) to:

Cooley LLP 1700 Seventh Avenue, Suite 1900

Seattle, WA 98101-1355

Attention:	Sonya Erickson
E-mail:	serickson@cooley.com

If to a Stockholder:

To such Stockholder’s address set forth on Stockholder’s signature page hereto.

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

3.9 Further Assurances. Each Stockholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by 7GC or the Company, to effect the actions and consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement (including the Transactions), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

3.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

3.11 Entire Agreement; Effect of this Agreement. This Agreement constitutes the full and entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt and in furtherance of the foregoing, upon the execution and delivery of this Agreement, by the Company, Stockholders and 7GC, the Original Support Agreement shall automatically terminate and be of no further force and effect and the Original Company Support Agreement is hereby amended and restated in its entirety as set forth in this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

7GC & CO. HOLDINGS INC.

By:	/s/ Jack Leeney
Name:	Jack Leeney
Title:	Chairman and Chief Executive Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED COMPANY SUPPORT AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BANZAI INTERNATIONAL, INC.

By:	/s/ Joseph P. Davy
Name:	Joseph P. Davy
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED COMPANY SUPPORT AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

_/s/ Sheila Linteau
Sheila Linteau, as Administrator of the estate of Roland A. Linteau III, Deceased

Address: ****
Email: ****

[SIGNATURE PAGE TO AMENDED AND RESTATED COMPANY SUPPORT AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

_/s/ Joseph P. Davy
Joseph P. Davy

Address: ****
Email: ****

[SIGNATURE PAGE TO AMENDED AND RESTATED COMPANY SUPPORT AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DNX PARTNERS III, LP

By: DNX Venture Partners III, LP, its General Partner

By: DNX III, LLC, its General Partner

By:	/s/ Mitch Kitamura
Name: Mitch Kitamura
Title: Authorized Signatory

DNX PARTNERS JAPAN III, LP

By: DNX Venture Partners III, LP, its General Partner

By: DNX III, LLC, its General Partner

By:	/s/ Mitch Kitamura
Name: Mitch Kitamura
Title: Authorized Signatory

DNX PARTNERS S-III, LP

By: DNX Partners S3, LLC its General Partner

By:	/s/ Mitch Kitamura
Name: Mitch Kitamura
Title: Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED COMPANY SUPPORT AGREEMENT]

SCHEDULE I

Stockholder Subject Shares

Stockholder	Class of Shares	Number of Shares
DNX Partners III, LP	Series A-1 Preferred Stock	1,014,166
DNX Partners Japan III, LP	Series A-1 Preferred Stock	350,266
DNX Partners S-III, LP	Series A-1 Preferred Stock	7,545
Joseph P. Davy	Class B Common Stock	3,760,000
The Estate of Roland A. Linteau III	Class B Common Stock	2,560,000

SCHEDULE II

Registration Rights Agreement Signatories

1. Joseph Davy

2. Sheila Linteau on behalf of the estate of Roland Linteau

3. DNX Partners III, LP

4. DNX Partners Japan III, LP

5. DNX Partners S-III, LP

SCHEDULE III

Lock-up Agreement Signatories

1. Joseph Davy

2. Sheila Linteau on behalf of the estate of Roland Linteau

3. DNX Partners III, LP

4. DNX Partners Japan III, LP

5. DNX Partners S-III, LP

EXHIBIT A

Form of Spousal Consent

I,     , spouse of      (“Stockholder”), acknowledge that I have read the Amended and Restated Company Support Agreement, executed by Stockholder with 7GC & Co. Holdings Inc., a Delaware corporation (“7GC”), and Banzai International, Inc., a Delaware corporation (the “Company”), on     , (the “Agreement”), and that I know the contents of the Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

I am aware that the Agreement contains provisions regarding Company Stock (as defined in the Merger Agreement) that my spouse may own, including any interest that I might have therein. I understand and agree that my interest, if any, in any Company Stock subject to the Agreement shall be irrevocably subject to the Agreement and the other agreements referred to therein. I further understand and agree that any community property interest that I may have in such Company Stock shall be similarly subject to the Agreement and the other agreements referred to therein.

I irrevocably constitute and appoint Stockholder as my true and lawful attorney and proxy in my name, place and stead to sign, make, execute, acknowledge, deliver, file and record all documents which may be required, and to manage, vote, act and make all decisions with respect to (whether necessary, incidental, convenient or otherwise), any and all Company Stock in which I now have or hereafter acquire any interest and in any and all Company Stock or New Securities (as defined in the Agreement) now or hereafter held of record by Stockholder (including but not limited to, the right, without further signature, consent or knowledge, to exercise amendments and modifications of, and to terminate, the foregoing agreements and to dispose of any and all such Company Stock and New Securities), with all powers I would possess if personally present, it being expressly understood and intended that the foregoing power of attorney and proxy is coupled with an interest; and this power of attorney is a durable power of attorney and will not be affected by disability, incapacity or death of Stockholder, or dissolution of marriage and this proxy will not terminate without the consent of Stockholder, 7GC and the Company.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this consent. I have either sought such guidance or counsel or determined after carefully reviewing the Agreement that I will not seek such guidance or counsel.

Name:
Date:

Exhibit B

Form of Registration Rights Agreement

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

This AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2023, is made and entered into by and among [Banzai Holdings, Inc.] (formerly known as 7GC & Co. Holdings Inc.), a Delaware corporation (the “Company”), 7GC & Co. Holdings LLC, a Delaware limited liability company (the “Sponsor”), each of the undersigned parties that holds Founder Shares (as defined below) and is identified as an “Other Pre-IPO Holder” on the signature pages hereto (collectively, with the Sponsor, the “Existing Holders”), and the undersigned parties identified as “New Holders” on the signature pages hereto (collectively, the “New Holders”) (each of the foregoing parties (other than the Company) and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively, the “Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Sponsor entered into that certain Securities Subscription Agreement, dated as of September 18, 2020, pursuant to which the Sponsor purchased an aggregate of 5,031,250 shares of the Company’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”), which were issued in a private placement prior to the closing of the Company’s initial public offering;

WHEREAS, on December 1, 2020, the Sponsor transferred 25,000 shares of Class B Common Stock held by the Sponsor to each of Kent Schofield, Tripp Jones, Patrick Eggen and Courtney Robinson (collectively, the “Company Directors”);

WHEREAS, in December 2020, the Company effected a stock dividend of approximately 0.143 of a share for each share of Class B Common Stock outstanding, resulting in an aggregate of 5,750,000 shares of Class B Common Stock outstanding (the outstanding shares of Class B Common Stock held by each of the Sponsor and the Company Directors being referred to herein as the “Founder Shares”);

WHEREAS, upon the consummation of the transactions (the “Closing”) contemplated by the Merger Agreement (as defined below), the Founder Shares shall be automatically converted into shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), on a one-for-one basis, subject to adjustment;

WHEREAS, in order to finance the Company’s transaction costs in connection with the transactions contemplated by the Merger Agreement, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan to the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 1,500,000 warrants at a price of $1.00 per warrant (the “Working Capital Warrants”);

WHEREAS, the Company entered into that certain Agreement and Plan of Merger and Reorganization, dated as of December 8, 2022 (the “Merger Agreement”), by and among the Company, 7GC Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company (“First Merger Sub”), 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and each, a “Merger Sub”), and Banzai International, Inc., a Delaware corporation (“Banzai”), pursuant to which, through a series of mergers at the Closing with the Merger Subs, Banzai will be merged with and into Second Merger Sub, with Second Merger Sub surviving the mergers and remaining a wholly-owned subsidiary of the Company;

WHEREAS, pursuant to the transactions contemplated by the Merger Agreement and subject to the terms and conditions set forth therein, upon the Closing, the New Holders will receive shares of the Company’s Class A Common Stock and/or Class B Common Stock;

WHEREAS, each of the Company and the Existing Holders is a party to that certain Registration Rights Agreement, dated December 22, 2020 (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Existing Holders certain registration rights with respect to certain securities of the Company, as set forth therein; and

WHEREAS, upon the Closing, each party to the Existing Registration Rights Agreement desires to amend and restate the Existing Registration Rights Agreement in its entirety as set forth herein, and the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective, or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Banzai” shall have the meaning given in the Recitals hereto.

“Board” shall mean the Board of Directors of the Company.

“business day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in San Francisco, California or Salt Lake City, Utah are open for the general transaction of business.

“Closing” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company (which, for the avoidance of doubt, is comprised of shares designated as “Class A” and “Class B” common stock).

“Company” shall have the meaning given in the Preamble.

“Company Underwritten Demand Notice” shall have the meaning given in subsection 2.1.3.

“Demanding Holder” shall have the meaning given in subsection 2.1.3.

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“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Preamble.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“First Merger Sub” shall have the meaning given in the Recitals hereto.

“Form S-1 Registration Statement” shall mean a Registration Statement on Form S-1 allowing for the delayed or continuous offering and sale of the Registrable Securities pursuant to Rule 415.

“Form S-3 Shelf” shall mean a Registration Statement on Form S-3 allowing for the delayed or continuous offering and sale of the Registrable Securities pursuant to Rule 415.

“Founder Shares” shall have the meaning given in the Recitals hereto and shall, for the avoidance of doubt, be deemed to include the shares of Class A Common Stock issuable upon conversion thereof.

“Founder Shares Lock-Up Period” shall mean, with respect to the Founder Shares, from the date hereof until the earlier of (A) 180 days after the date hereof; and (B) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“GEM Agreement” shall mean that certain Share Purchase Agreement, dated as of May 27, 2022, by and between the Company and GEM Global Yield LLC SCS and GEM Yield Bahamas Limited.

“Holder” and “Holders” shall have the meanings given in the Preamble.

“Insider Letter” shall mean that certain letter agreement, dated as of December 22, 2020, by and among the Company, the Sponsor and each of the Company’s officers and directors signatory thereto.

“Lock-Up Period” shall mean the Founder Shares Lock-Up Period.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub” and “Merger Subs” shall have the meanings given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Holders” shall have the meaning given in the Preamble.

“Permitted Transferees” shall mean any person or entity (i) to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period, under the Insider Letter, this Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter, and (ii) who agrees to become bound by the transfer restrictions set forth in this Agreement.

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“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Pro Rata” shall have the meaning given in subsection 2.1.5.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Founder Shares (including, for the avoidance of doubt, the shares of Class A Common Stock issued or issuable upon the conversion of any Founder Shares), (b) any issued and outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by an Existing Holder as of the date of this Agreement, (c) any shares of Common Stock issued or issuable upon exercise of the Working Capital Warrants, (d) any outstanding shares of Common Stock or any other equity security of the Company held by a New Holder as of the date of this Agreement (including shares transferred to a Permitted Transferee and the shares of Common Stock issued or issuable upon the exercise of any such other equity security) and (e) any other equity security of the Company issued or issuable with respect to any such share of the Common Stock described in the foregoing clauses (a) through (e) by way of a stock dividend or stock split or in connection with a combination of shares, distribution, recapitalization, merger, consolidation or reorganization or other similar event; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 (but with no volume or manner of sale limitations thereunder); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable and customary fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

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(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating an Underwritten Demand to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in subsection 2.1.3.

“Restricted Securities” shall have the meaning given in subsection 3.6.1.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act (together with any successor rule promulgated thereafter by the Commission).

“Rule 415” shall have the meaning given in subsection 2.1.1.

“Second Merger Sub” shall have the meaning given in the Recitals hereto.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Sponsor” shall have the meaning given in the Preamble.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.3.

“Underwritten Demand Notice” shall have the meaning given in subsection 2.1.3.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public, including an offering and/or sale of Registrable Securities by any Holder in a block trade or on an underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer.

“Working Capital Warrants” shall have the meaning given in the Recitals hereto.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Registration. The Company shall use its reasonable best efforts to, as promptly as reasonably practicable, but in no event later than thirty (30) days after the Closing (the “Filing Deadline”), file a Form S-1 Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders (and certain other outstanding equity securities of the Company) from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as promptly as

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reasonably practicable after the initial filing thereof, but in no event later than sixty (60) business days following the Filing Deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to one hundred and twenty (120) days after the Filing Deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be on a Form S-1 Registration Statement or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and reasonably requested prior to effectiveness by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2 Form S-3 Shelf. The Company shall use its commercially reasonable efforts to convert the Form S-1 Registration Statement to a Form S-3 Shelf as soon as practicable after the Company is eligible to use a Form S-3 Shelf. If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-1 Registration Statement as promptly as reasonably practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Registration Statement declared effective as promptly as reasonably practicable and to cause such Form S-1 Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 Underwritten Offering. At any time and from time to time following the effectiveness of the Registration Statement required by subsections 2.1.1 or 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities (a “Demanding Holder”) in an underwritten offering that is registered pursuant to such Registration Statement (an “Underwritten Demand”), provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $50,000,000 from such Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Underwritten Offering but in no event less than $10,000,000 in aggregate gross proceeds. All requests for an Underwritten Offering shall be made by giving written notice to the Company (the “Underwritten Demand Notice”). Each Underwritten Demand Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Underwritten Offering. Within five (5) business days after receipt of any Underwritten Demand Notice, the Company shall give written notice of such requested Underwritten Offering (the “Company Underwritten Demand Notice”) to all other Holders of Registrable Securities (the “Requesting Holders”) and, subject to reductions consistent with the Pro Rata calculations in subsection 2.1.5, shall include in such Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Underwritten Demand Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the initiating Demanding Holders with the written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of

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such Registrable Securities. In connection with any Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations and warranties, covenants, indemnities and other rights and obligations of the Company and such Holders as are customary in underwritten offerings of securities. Under no circumstances shall the Company be obligated to effect (x) more than an aggregate of three (3) Underwritten Offerings pursuant to an Underwritten Demand by the Holders under this subsection 2.1.3 with respect to any or all Registrable Securities held by such Holders and (y) more than two (2) Underwritten Offerings per year pursuant to this subsection 2.1.3; provided, however, that an Underwritten Offering pursuant to an Underwritten Demand shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demanding Holders to be registered on behalf of the Requesting Holders and the Demanding Holders in such Registration Statement have been sold, in accordance with Section 3.1 of this Agreement.

2.1.4 Holder Information Required for Participation in Underwritten Offering. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use reasonable best efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Requesting Holders (Pro Rata, based on the respective number of Registrable Securities that each Requesting Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.1.3 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Underwritten Offering Withdrawal. A majority-in-interest of the Demanding Holders initiating an Underwritten Demand or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.3 shall have the right to withdraw from a Registration pursuant to an Underwritten Offering

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pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least five (5) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Underwritten Offering (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to an Underwritten Offering prior to its withdrawal under this subsection 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the Closing, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company, including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the

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Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested or demanded pursuant to written contractual Piggyback Registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration at least five (5) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to an Underwritten Offering effected under subsection 2.1.3.

2.3 Restrictions on Registration Rights. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to (but may, at its sole option) (A) effect an Underwritten Offering (i) within sixty (60) days after the closing of an Underwritten Offering, or (ii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of an Underwritten Demand pursuant to subsection 2.1.3 and it continues to actively employ, in good faith, all reasonable best efforts to cause the applicable Registration Statement to become effective or (B) file a Registration Statement (or any amendment thereto) or effect an Underwritten Offering (or, if the Company has filed a shelf Registration Statement and has included Registrable Securities therein, the Company shall be entitled to suspend the offer and sale of Registrable Securities pursuant to such Registration Statement) for a period of up to forty-five (45) days (i) if the Holders have requested an Underwritten Demand and the Company and the Holders are unable to obtain the commitment of Underwriters to firmly underwrite the offer; or (ii) in the good faith judgment of the Board such Underwritten Offering would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, provided that in each case of (i) and (ii) the

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Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be materially detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement and provided, further, that the Company shall not defer its obligation in this manner more than once in any 12 month period.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, subject to applicable law and any regulations promulgated by any securities exchange on which the Registrable Securities are then listed, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission within thirty (30) days a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or the Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

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3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 provide a CUSIP number for all Registrable Securities, not later than the effective date of such Registration Statement;

3.1.8 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.9 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.10 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that any such representative or Underwriter enters into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.12 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated as of such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter(s) may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.14 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

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3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission), which requirement will be deemed satisfied if the Company timely files Forms 10-Q and 10-K, as may be required to be filed under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.16 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing any Holder.

3.3 Requirements for Participation in Underwritten Offerings. No person or entity may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide to the Company in writing information and affidavits as the Company reasonably requests for use in connection with any Registration Statement or Prospectus, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of outside legal counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than forty-five (45) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

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3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Lock-Up Restrictions.

3.6.1 During the Lock-Up Period, none of the Existing Holders shall offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute any shares of Common Stock that are subject to the Lock-Up Period or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive shares of Common Stock that are subject to the Lock-Up Period, whether now owned or hereinafter acquired, that are owned directly by such Existing Holder (including securities held as a custodian) or with respect to which such Existing Holder has beneficial ownership within the rules and regulations of the Commission (such securities that are subject to the Lock-Up Period, the “Restricted Securities”), other than any transfer to an affiliate of an Existing Holder or to a Permitted Transferee, as applicable. The foregoing restriction is expressly agreed to preclude each Existing Holder, as applicable, from engaging in any hedging or other transaction with respect to Restricted Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Securities even if such Restricted Securities would be disposed of by someone other than such Existing Holder. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Securities of the applicable Existing Holder, or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Securities.

3.6.2 Each Existing Holder hereby represents and warrants that it now has and, except as contemplated by this subsection 3.6.2 for the duration of the Lock-Up Period, will have good and marketable title to its Restricted Securities, free and clear of all liens, encumbrances, and claims that could impact the ability of such Existing Holder to comply with the foregoing restrictions Each Existing Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Restricted Securities during the Lock-Up Period.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including reasonable and documented attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

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4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify under this Section 4.1.2 shall be several, not joint and several, among the Holders of Registrable Securities, and the total liability of a Holder under this Section 4.1.2 shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party), and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement includes a statement or admission of fault or culpability on the part of such indemnified party, or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of

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any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, facsimile or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, facsimile or electronic mail, at such time as it is delivered to the addressee (except in the case of electronic mail, with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [Banzai Holdings, Inc.], 435 Ericksen Ave, Suite 250, Bainbridge Island, WA 98110, Attn: Joseph Davy, E-mail: joe@banzai.io, with a copy to: Cooley LLP, 1700 Seventh Avenue, Suite 1900, Seattle, WA 98101-1355, Attn: Sonya Erickson, E-mail: serickson@cooley.com, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company and the Holder of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of Registrable Securities, as the case may be, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.2 Prior to the expiration of the Lock-Up Period, no Holder subject to the Lock-Up Period may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, in violation of the Lock-Up Period, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

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5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. Each party agrees that an electronic copy of this Agreement shall be considered and treated like an original, and that an electronic or digital signature shall be as valid as a handwritten signature (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g.,www.docusign.com)).

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects either the Existing Holders as a group or the New Holders as a group, as the case may be, in a manner that is materially adversely different from the New Holders or the Existing Holders, respectively, shall require the consent of at least a majority-in-interest of the Registrable Securities held by such Existing Holders or a majority-in-interest of the Registrable Securities held by the New Holders, as applicable, at the time in question so affected; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder or group of affiliated Holders, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder or group of affiliated Holders so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any amendment, termination, or waiver effected in accordance with this Section 5.5 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver.

5.6 Other Registration Rights. The Company represents and warrants that no person, other than (i) a Holder of Registrable Securities and (ii) a holder of securities of the Company that are registrable pursuant to the GEM Agreement, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that, except with respect to the GEM Agreement, this Agreement supersedes the Existing Registration Rights Agreement and any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

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Notwithstanding the foregoing, the Company and the Holders hereby acknowledge that the Company has granted resale registration rights to certain holders of Company securities in the GEM Agreement, and that nothing herein shall restrict the ability of the Company to fulfill its resale registration obligations under the GEM Agreement.

5.7 Opt-Out Requests. Each Holder shall have the right, at any time and from time to time (including after receiving information regarding any potential public offering), to elect to not receive any notice that the Company or any other Holders otherwise are required to deliver pursuant to this Agreement by delivering to the Company a written statement signed by such Holder that it does not want to receive any notices hereunder (an “Opt-Out Request”); in which case and notwithstanding anything to the contrary in this Agreement the Company and other Holders shall not be required to, and shall not, deliver any notice or other information required to be provided to Holders hereunder to the extent that the Company or such other Holders reasonably expect would result in a Holder acquiring material non-public information within the meaning of Regulation FD promulgated under the Exchange Act. An Opt-Out Request may state a date on which it expires or, if no such date is specified, shall remain in effect indefinitely . A Holder who previously has given the Company an Opt-Out Request may revoke such request at any time, and there shall be no limit on the ability of a Holder to issue and revoke subsequent Opt-Out Requests; provided that each Holder shall use commercially reasonable efforts to minimize the administrative burden on the Company arising in connection with any such Opt-Out Requests.

5.8 Existing Registration Rights Agreement. The Sponsor and the Existing Holders hereby agree that upon execution of this Agreement by the Sponsor and the Existing Holders, the Existing Registration Rights Agreement shall be automatically terminated and superseded in its entirety by this Agreement.

5.9 Term. This Agreement shall terminate upon the earlier of (i) the seventh (7th) anniversary of the date of this Agreement, and (ii) the date as of which all of the Registrable Securities have been sold or disposed of or, (iii) with respect to any particular holder, (A) such Holder is permitted to sell the Registrable Securities held by him, her or it under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale and without compliance with the current public reporting requirements set forth under Rule 144(i)(2), or (B) such Holder requests and the Company agrees to authorize the Company’s transfer agent to remove any legend on share certificates of such Holder’s Registrable Securities restricting further transfer (or any similar restriction in book entry positions of such Holder). The provisions of Section 3.5 and Article IV shall survive any termination.

5.8 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

[BANZAI HOLDINGS INC.], a Delaware corporation

By:
Name:
Title:

SPONSOR:

7GC & CO. HOLDINGS LLC, a Delaware limited liability company

By:
Name:
Title:

OTHER PRE-IPO HOLDERS:

Courtney Robinson

Tripp Jones

Kent Schofield

Patrick Eggen

NEW HOLDERS:

[●]

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex B

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of December 8, 2022, by and among Banzai International, Inc., a Delaware corporation (the “Company”), 7GC & Co. Holdings Inc., a Delaware corporation (“7GC”), 7GC & Co. Holdings LLC, a Delaware limited liability company (“Sponsor”), and the other stockholders of 7GC (as defined below) set forth on Schedule I hereto (such individuals, together with Sponsor, each a “Stockholder”, and collectively, the “Stockholders”). The Company, 7GC and the Stockholders are sometimes referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H :

WHEREAS, as of the date hereof, each of the Stockholders “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of Class B common stock, par value $0.0001 per share (the “Common Stock”), of 7GC, set forth opposite such Stockholder’s name on Schedule I hereto (such shares of Common Stock, together with any other shares of Common Stock, the voting power over which is acquired by Stockholder during the period from the date hereof through the date on which this Agreement terminates in accordance with Section 6.1 hereof (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”);

WHEREAS, the Company and 7GC propose to enter into an Agreement and Plan of Merger and Reorganization with 7GC Merger Sub I , Inc., a Delaware corporation and an indirect wholly owned subsidiary of 7GC (“First Merger Sub”), 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of 7GC (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and each, a “Merger Sub”), dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, at the Closing, First Merger Sub will merge with and into the Company (the “First Merger”), with the separate corporate existence of First Merger Sub ceasing and the Company surviving the First Merger as an indirect wholly owned subsidiary of 7GC (the “Surviving Corporation”) and, promptly following the First Merger, but in any event on the same day as the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of 7GC. Each share of Company Stock issued and outstanding immediately prior to the First Effective Time will be cancelled and automatically converted into the right to receive the consideration as described in the Merger Agreement (such transaction, together with the Mergers and other transactions contemplated by the Merger Agreement, the “Transactions”); and

WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, and as an inducement and in consideration therefor, 7GC and the Stockholders are executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II

VOTING AGREEMENT

Section 2.1 Agreement to Vote the Subject Shares. Each Stockholder hereby unconditionally and irrevocably agrees that, during the Voting Period, at any duly called meeting of the stockholders of 7GC (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of 7GC requested by 7GC’s board of directors or undertaken as contemplated by the Transactions, such Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Stockholder shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (a) in favor of the adoption of the Merger Agreement and approval of the Transactions (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach in any respect of any representation, warranty, covenant, obligation or agreement of 7GC, First Merger Sub or Second Merger Sub contained in the Merger Agreement, (c) in favor of the proposals set forth in the Registration Statement / Proxy Statement, and (d) except as set forth in the Registration Statement / Proxy Statement, against the following actions or proposals: (i) any proposal in opposition to approval of the Merger Agreement or in competition with or materially inconsistent with the Merger Agreement; or (ii) (A) any amendment of the certificate of incorporation or bylaws of 7GC; (B) any change in 7GC’s corporate structure or business; or (C) any other action or proposal involving 7GC or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions in any material respect or would reasonably be expected to result in any of 7GC’s closing conditions or obligations under the Merger Agreement not being satisfied. Each of the Stockholders agrees not to, and shall cause its affiliates not to, enter into any agreement, commitment or arrangement with any person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

Section 2.2 No Obligation as Director or Officer. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent or other representative (collectively, “Representatives”) of any Stockholder or by any Stockholder that is a natural person, in each case, in his or her capacity as a Representative of 7GC. Each Stockholder is executing this Agreement solely in such capacity as a record or beneficial holder of shares of Common Stock.

ARTICLE III

COVENANTS

Section 3.1 Generally.

(a) Except as contemplated by the Merger Agreement or any other agreement, document or instrument ancillary thereto, each of the Stockholders agrees that during the Voting Period it shall not, and shall cause its affiliates not to, without the Company’s prior written consent (except to a permitted transferee as set forth in Section 7(c) in that certain letter agreement, dated December 22, 2020, between 7GC and such Stockholder (the “Insider Letter”) who agrees in writing to be bound by the terms of this Agreement), (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares; (iii) permit to exist any Lien of any nature whatsoever with respect to any or all of the Subject Shares; (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting such Stockholder’s ability to perform its obligations under this Agreement, or (v) redeem any Subject Shares in connection with the Transactions or otherwise participate in any such redemption by tendering or submitting any Subject Shares for redemption in connection with the Transactions. Notwithstanding the foregoing, (x) if a Stockholder is a natural person, such Stockholder may Transfer any such Subject Shares (A) to any member of such Stockholder’s immediate family, or to a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family, the sole trustees of which are such Stockholder or any member of such Stockholder’s immediate family or (B) by will, other testamentary document or under the laws of intestacy upon the death of such Stockholder; or (y) if a Stockholder is an entity, such Stockholder may Transfer any Subject Shares to any partner, member, or affiliate of such Stockholder, in each case, in accordance with the terms of 7GC’s governing documents; provided, further, that such transferee of such Subject Shares evidences in a writing reasonably satisfactory to 7GC such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder.

(b) In the event of a stock dividend or distribution, or any change in the Common Stock or 7GC Warrants by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares or 7GC Warrants may be changed or exchanged or which are received in such transaction. Each of the Stockholders agrees, while this Agreement is in effect, to notify the Company promptly in writing (including by e-mail) of the number of any additional shares of Common Stock acquired by such Stockholder, if any, after the date hereof.

(c) Each of the Stockholders agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of such Stockholder contained in this Agreement inaccurate in any material respect. Each of the Stockholders further agrees that it shall use its commercially reasonable efforts to cooperate with the Company to effect the transactions contemplated hereby and the Transactions.

(d) In furtherance of the foregoing, 7GC hereby agrees to (i) place a revocable stop order on all Subject Shares, including those which may be covered by a registration statement, and (ii) notify 7GC’s transfer agent in writing of such stop order and the restrictions on such Subject Shares under this Section 3.1 and direct 7GC’s transfer agent not to process any attempts by the Stockholders to Transfer any Subject Shares except in compliance with this Section 3.1. The obligations of 7GC under this Section 3.1(d) shall be deemed to be satisfied by the existence of any similar stop order and restrictions currently existing on the Subject Shares.

Section 3.2 Standstill Obligations of the Stockholders. Each of the Stockholders covenants and agrees with the Company that, during the Voting Period:

(a) None of the Stockholders shall, nor shall any Stockholder act in concert with any person to, make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the proxy solicitation rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Common Stock in connection with any vote or other action with respect to a business combination transaction, other than to recommend that stockholders of 7GC vote in favor of adoption of the Merger Agreement and in favor of approval of the other proposals set forth in the Registration Statement / Proxy Statement and any actions required in furtherance thereof and otherwise as expressly provided by Article II of this Agreement.

(b) None of the Stockholders shall, nor shall any Stockholder act in concert with any person to, deposit any of the Subject Shares in a voting trust or subject any of the Subject Shares to any arrangement or agreement with any person with respect to the voting of the Subject Shares, except as provided by Article II of this Agreement.

Section 3.3 Stop Transfers. Each of the Stockholders agrees with, and covenants to, the Company that such Stockholder shall not request that 7GC register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Shares during the term of this Agreement without the prior written consent of the Company other than pursuant to a Transfer permitted by Section 3.1(a) of this Agreement.

Section 3.4 Consent to Disclosure. Each Stockholder hereby consents to the publication and disclosure in the Registration Statement / Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by 7GC or the Company to any Governmental Entity or to securityholders of 7GC) of such Stockholder’s identity and beneficial ownership of Subject Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by 7GC or the Company, a copy of this Agreement. Each Stockholder will promptly provide any information reasonably requested by 7GC or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

Section 3.5 Joinder. The Sponsor hereby agrees to be bound by and subject to (i) Sections 5.4(a) and 5.4(b) (Public Announcements) of the Merger Agreement to the same extent as such provisions apply to the parties to the Merger Agreement, as if the Sponsor is directly a party thereto, and (ii) Section 5.8(b) (Exclusive Dealing) of the Merger Agreement to the same extent as such provisions apply to 7GC, as if the Sponsor is directly party thereto. Further, Sponsor agrees to take all action within its power to cause 7GC to comply with 7GC’s obligations in Section 5.10 (7GC Party Approvals) of the Merger Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each of the Stockholders hereby represents and warrants, severally but not jointly, to the Company as follows:

Section 4.1 Binding Agreement. Such Stockholder (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so and (b) if not a natural person, (i) is a corporation, limited liability company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (ii) has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Stockholder has been duly authorized by all necessary corporate, limited liability or partnership action on the part of such Stockholder, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.2 Ownership of Shares. Schedule I hereto sets forth opposite such Stockholder’s name the number of all of the shares of Common Stock and the number of all of the 7GC Warrants over which such Stockholder has beneficial ownership as of the date hereof. As of the date hereof, such Stockholder is the lawful owner of the shares of Common Stock and 7GC Warrants denoted as being owned by such Stockholder on Schedule I and has the sole power to vote or cause to be voted such shares of Common Stock and, assuming the exercise of the 7GC Warrants, the shares of Common Stock underlying such 7GC Warrants. Such Stockholder has good and valid title to the Common Stock and 7GC Warrants denoted as being owned by such Stockholder on Schedule I, free and clear of any and all pledges, charges, proxies, voting agreements, Liens, adverse claims, options and demands of any nature or kind whatsoever, other than those created by this Agreement, those imposed by the Insider Letter and those imposed by applicable Law, including federal and state securities Laws. There are no claims for finder’s fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby payable by such Stockholder pursuant to arrangements made by such Stockholder. Except for the shares of Common Stock and 7GC Warrants denoted on Schedule I, as of the date of this Agreement, such Stockholder is not a beneficial owner or record holder of any (i) equity securities of 7GC, (ii) securities of 7GC having the right to vote on any matters on which the holders of equity securities of 7GC may vote or which are convertible into or exchangeable for, at any time, equity securities of 7GC, or (iii) options or other rights to acquire from 7GC any equity securities or securities convertible into or exchangeable for equity securities of 7GC.

Section 4.3 No Conflicts.

(a) No filing with, or notification to, any Governmental Entity, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby. If such Stockholder is a natural person, no consent of such Stockholder’s spouse is necessary under any “community property” or other Laws in order for such Stockholder to enter into and perform its obligations under this Agreement.

(b) None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of such Stockholder, as applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Stockholder is a Party or by which such Stockholder or any of such Stockholder’s Subject Shares or assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Entity, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement in any material respect.

Section 4.4 Reliance by the Company. Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Stockholders.

Section 4.5 No Inconsistent Agreements. Such Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to such Stockholder’s Subject Shares inconsistent with such Stockholder’s obligations pursuant to this Agreement, (b) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to such Stockholder’s Subject Shares and (c) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing such Stockholder from performing any of its material obligations under this Agreement.

Section 4.6. Stockholder Has Adequate Information. Such Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of 7GC and the Company and its Subsidiaries (including Hyros) to make an informed decision regarding the Transactions and has independently and without reliance upon 7GC or the Company and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that the Company has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Stockholder are irrevocable.

Section 4.7. Absence of Litigation. As of the date hereof, there is no Proceeding pending or, to the knowledge of such Stockholder, threatened, against such Stockholder that would reasonably be expected to impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Stockholders as follows:

Section 5.1 Binding Agreement. The Company is a corporation duly incorporated and validly existing under the Laws of the State of Delaware. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate actions on the part of the Company. This Agreement, assuming due authorization, execution and delivery hereof by the Stockholders, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.2 No Conflicts.

(a) No filing with, or notification to, any Governmental Entity, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.

(b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Company, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Entity, except for any of the foregoing as would not reasonably be expected to impair the Company’s ability to perform its obligations under this Agreement in any material respect.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement shall automatically terminate, without any further action by any of the Parties, and none of the Company or the Stockholders shall have any rights or obligations hereunder, and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) as to each Stockholder, the mutual written consent of the Company and such Stockholder, (b) the Closing Date (following the performance of the obligations of the Parties required to be performed on the Closing Date) and (c) the date of termination of the Merger Agreement in accordance with its terms. The termination of this Agreement in accordance with this Section 6.1 shall not prevent any Party hereunder from seeking any remedies (at law or in equity) against another Party or relieve such Party from liability for such Party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Article VI and Article VII (other than the provisions of Section 7.13, which shall terminate) shall survive the termination, in accordance with this Section 6.1, of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Further Assurances. From time to time, at the other Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary (including under applicable Laws) or desirable to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein and therein, as applicable.

Section 7.2 Fees and Expenses. Each of the Parties shall be responsible for its own fees and expenses (including, the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.

Section 7.4 Amendments, Waivers. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto. At any time prior to the Effective Time, (a) 7GC and the Stockholders may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of 7GC or any Stockholder, (ii) waive any inaccuracy in the representations and warranties of each Stockholder contained herein or in any document delivered by any Stockholder pursuant hereto and (iii) waive compliance with any agreement of 7GC or any Stockholder or any condition to their obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

Section 7.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to the Company:

Banzai International, Inc.

435 Ericksen Ave, Suite 250

Bainbridge Island, WA 98110

Attention: Joseph Davy

Email: joe@banzai.io

with a copy (which shall not constitute notice) to:

Cooley LLP

1700 Seventh Avenue, Suite 1900

Seattle, WA 98101-1355

Attention: Sonya Erickson

Email: serickson@cooley.com

(b) If to 7GC or any of the Stockholders:

c/o 7GC & Co. Holdings LLC 388

Market Street, Suite 1300

San Francisco, CA 94111

Attention:	Jack Leeney
Chris Walsh
E-mail:	jack@7GC.co
chris@7GC.co

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars

17th Floor

Los Angeles, CA 90067

Attention:	Joshua G. DuClos
E-mail:	jduclos@sidley.com

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention:	Michael P. Heinz and Matthew D. Stoker
E-mail:	mheinz@sidley.com and mstoker@sidley.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 7.6 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby or any of the other Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 7.8 Entire Agreement; Assignment. This Agreement and the schedules hereto (together with the Merger Agreement, and the Ancillary Documents to which the Parties hereto are parties, in each case to the extent referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. Except for Transfers permitted by Section 3.1, this Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties hereto.

Section 7.9 Certificates. Promptly following the date of this Agreement, each Stockholder shall advise 7GC’s transfer agent in writing that such Stockholder’s Subject Shares are subject to the restrictions set forth herein and, in connection therewith, provide 7GC’s transfer agent in writing with such information as is reasonable to ensure compliance with such restrictions.

Section 7.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.11 Construction; Interpretation. The term “this Agreement” means this Voting and Support Agreement together with the Schedule hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedule hereto, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections or Schedules are to Articles, Sections and Schedules of this Agreement; and (k) all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 7.12 Governing Law; Jurisdiction. This Agreement and all related Proceedings shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Any Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 7.12.

Section 7.13 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 7.14 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL

WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 7.15 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the Party’s intent or the effectiveness of such signature.

Section 7.16 No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among 7GC and the Stockholders, on the one hand, and the Company, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the Parties. Without limiting the generality of the foregoing sentence, each of the Stockholders (a) is entering into this Agreement solely on its own behalf and shall not have any obligation to perform on behalf of any other holder of Common Stock or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other holder of Common Stock and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law. Each of the Stockholders has acted independently regarding its decision to enter into this Agreement and regarding its investment in 7GC.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, 7GC and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

BANZAI INTERNATIONAL, INC.

By:	/s/ Joseph Davy
Name:	Joseph P. Davy
Title:	Chief Executive Officer

[SIGNATURE PAGE TO SPONSOR SUPPORT AGREEMENT]

IN WITNESS WHEREOF, the Company, 7GC and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

SPONSOR 7GC & CO. HOLDINGS LLC

By:	VII Co-Invest Sponsor LLC, as the managing member of 7GC & Co. Holdings LLC

By:	SP Global Advisors LLC, as a manager of VII Co-Invest Sponsor LLC

By:	/s/ Jack Leeney
Name:	Jack Leeney
Title:	Manager

7GC 7GC & CO. HOLDINGS INC.

By:	/s/ Jack Leeney
Name:	Jack Leeney
Title:	Chairman and Chief Executive Officer

[SIGNATURE PAGE TO SPONSOR SUPPORT AGREEMENT]

SCHEDULE I

Beneficial Ownership of Securities

Holder	Number of Shares of Common Stock	Number of 7GC Warrants
7GC & Co. Holdings LLC	5,650,000	7,350,000

Annex C

AMENDED AND RESTATED COMPANY SUPPORT AGREEMENT

This AMENDED AND RESTATED COMPANY SUPPORT AGREEMENT (this “Agreement”) is dated as of August 4, 2023, by and among 7GC & Co. Holdings Inc., a Delaware corporation (“7GC”), the Persons set forth on Schedule I hereto (each, a “Stockholder” and, collectively, the “Stockholders”), and Banzai International, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on December 8, 2022, 7GC, the Company and the Stockholders entered into that certain Company Support Agreement (the “Original Company Support Agreement”);

WHEREAS, concurrently with the execution of the Original Company Support Agreement, 7GC, 7GC Merger Sub I , Inc., a Delaware corporation and an indirect wholly owned subsidiary of 7GC (“First Merger Sub”), 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of 7GC (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and each, a “Merger Sub”), and the Company entered into an Agreement and Plan of Merger and Reorganization (the “Original Merger Agreement”), pursuant to which, among other transactions, upon the terms and subject to the conditions thereof, at the Closing, First Merger Sub will merge with and into the Company (the “First Merger”), with the separate corporate existence of First Merger Sub ceasing and the Company surviving the First Merger as an indirect wholly owned subsidiary of 7GC (the “Surviving Corporation”) and, promptly following the First Merger, but in any event on the same day as the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of 7GC, and, upon the First Effective Time of the First Merger, each share of Company Stock issued and outstanding as of immediately prior to the First Effective Time shall be cancelled and automatically converted into the right to receive the consideration as described in the Original Merger Agreement (such transaction, the Mergers and the other transactions contemplated by the Original Merger Agreement, the “Transactions”), and a condition to the closing of the Transactions pursuant to the Original Merger Agreement is the completion of the Company’s acquisition of Hyros Inc., a Delaware corporation (“Hyros”);

WHEREAS, 7GC and the Company have decided to pursue the closing of the Transactions without completing the Company’s acquisition of Hyros and requiring the completion of such acquisition as a condition to the closing of the Transactions and, concurrently with the execution of this Agreement, the Company, 7GC, and the Merger Subs are entering into that certain Amendment to Agreement Plan of Merger and Reorganization (the “Merger Agreement Amendment,” and the Original Merger Agreement as amended by the Merger Agreement Amendment, the “Merger Agreement”) to reflect this structural change and the corresponding changes to certain terms of the Original Merger Agreement;

WHEREAS, as of the date hereof, the Stockholders are the holders of record and “beneficial owners” (within the meaning of Rule 13d-3 of the Exchange Act) of such numbers and classes of shares of Company Stock as are indicated opposite their names on Schedule I attached hereto (all such Company Stock, together with any New Securities (as defined below), are referred to herein as the “Subject Shares”);

WHEREAS, the Company and the Stockholders hereby agree to terminate, effective as of the Closing, each Company Stockholder Agreement; and

WHEREAS, pursuant to Section 2 of the Merger Agreement Amendment and as an inducement to 7GC entering into the Merger Agreement Amendment and to consummate the Transactions, 7GC, the Company and the Stockholders desire to (i) amend and restate, in its entirety, the Original Company Support Agreement by entering into this Agreement to support the closing of the Transactions pursuant to the terms of the Merger Agreement and (ii) agree to the matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

COMPANY SUPPORT AGREEMENT; COVENANTS

1.1 Transfer of Shares. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Closing, and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 7.1 of the Merger Agreement (the “Expiration Time”), each Stockholder agrees that it shall not (i) sell, assign, offer, exchange, transfer (including by operation of law), pledge, dispose of, permit to exist any Lien with respect to, or otherwise encumber (each, a “Transfer”), any of the Subject Shares or otherwise agree or commit to do any of the foregoing, (ii) deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Subject Shares or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting such Stockholder’s ability to perform its obligations under this Agreement (including pursuant to Section 1.3); provided, that the foregoing shall not prohibit the transfer of the Subject Shares, (A) if Stockholder is an individual (1) to any member of such Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, the sole trustees of which are such Stockholder or any member of such Stockholder’s immediate family, (2) by will, other testamentary document, under the Laws of intestacy or by virtue of Laws of descent and distribution upon the death of Stockholder, or (3) by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement; (B) if Stockholder is an entity, to a partner, member, or Affiliate of Stockholder; or (C) if Stockholder is a trust, any beneficiary of such Stockholder or the estate of any such beneficiary; but only if, in the case of clauses (A), (B) and (C), such transferee shall concurrently execute this Agreement or a joinder agreeing to become a party to this Agreement. Any attempted transfer of Subject Shares or any interest therein in violation of this Section 1.1 shall be null and void.

1.2 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any shares of Company Stock are issued to a Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Stock or (c) a Stockholder acquires the right to vote or share in the voting of any shares of Company Stock (including, without limitation, by proxy or power of attorney) (collectively the “New Securities”), then such New Securities acquired or purchased by such Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Stockholder as of the date hereof. Each of the Stockholders agrees, while this Agreement is in effect, to notify the Company promptly pursuant to the provisions of Section 3.8 of the number of New Securities acquired by such Stockholder, if any, after the date hereof.

1.3 Agreement to Vote. During the period commencing on the date hereof until the Expiration Time, each Stockholder, with respect to its, his or her Subject Shares unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company requested by the Board of Directors of the Company or undertaken

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as contemplated by the Transactions (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company (which written consent shall be delivered promptly, and in any event within twenty four (24) hours, after (x) the Registration Statement / Proxy Statement has been declared effective and (y) the Company requests such delivery), such Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its, his or her Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Stockholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its, his or her Subject Shares:

(a) to approve and adopt the Merger Agreement and the Transactions (including, but not limited to, the Company Preferred Conversion);

(b) in any other circumstances upon which a consent or other approval is required under the Governing Documents of the Company or the Company Stockholder Agreements or otherwise sought with respect to, or in connection with, the Merger Agreement or the Transactions, to vote, consent or approve (or cause to be voted, consented or approved) with respect to all of such Stockholder’s Subject Shares held at such time in favor thereof; and

(c) against any 7GC Competing Transaction or any proposal, action or agreement that would impede, interfere, frustrate, delay, postpone, prevent or nullify any provision of this Agreement, the Merger Agreement or the Merger.

Each Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. Notwithstanding the foregoing, to the extent such Stockholder is not a director, officer or Affiliate of the Company or holder of Subject Shares representing greater than 5% of the outstanding shares of capital stock of the Company, such Stockholder shall not be obligated to vote or provide consent with respect to any of its, his or her Subject Shares or take any other action, in each case solely to the extent any such vote, consent or other action would preclude 7GC from filing with the SEC the Registration Statement / Proxy Statement on Form S-4 as contemplated by the Merger Agreement.

1.4 No Adverse Action; Stop Order. Each of the Stockholders agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of such Stockholder contained in this Agreement inaccurate in any material respect. Each of the Stockholders further agrees that it shall use its commercially reasonable efforts to cooperate with 7GC to effect the transactions contemplated hereby and the Transactions. In furtherance of the foregoing, the Company hereby agrees (a) to place a revocable stop order on all Subject Shares and (b) not to process any attempts by the Stockholders to Transfer any Subject Shares except in compliance with the terms of this Agreement.

1.5 No Challenges. Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against 7GC, First Merger Sub, Second Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement or (c) otherwise relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.

1.6 Termination of Company Stockholder Agreements. Each of the Company and each Stockholder hereby agrees and consents to the termination of all Company Stockholder Agreements to which such Stockholder is party, effective as of the Closing, without any further liability or obligation to such Stockholder, the Company, the Company’s Subsidiaries, or 7GC. Each Stockholder agrees, confirms, and acknowledges that, after the Closing, it, he or she shall not have any of the rights or privileges provided to each such Stockholder in such applicable Company Stockholder Agreements. The termination of such Company Stockholder Agreements shall

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terminate the rights of the parties thereto to enforce any provisions of such agreements that expressly survive the termination of such Company Stockholder Agreements.

1.7 Registration Rights Agreement. Each of the Stockholders set forth on Schedule II (and any Person to whom each such Stockholder transfers its Subject Shares as permitted by the terms of this Agreement) will deliver, at the Closing, a duly executed copy of the Registration Rights Agreement, substantially in the form attached as Exhibit B to the Merger Agreement.

1.8 Lock-up Agreements. Each of the Stockholders set forth on Schedule III (and any Person to whom each such Stockholder transfers its Subject Shares as permitted by the terms of this Agreement) will deliver, at the Closing, a duly executed copy of the Lock-up Agreement, substantially in the form attached as Exhibit C to the Merger Agreement.

1.9 Appraisal and Dissenters’ Rights. Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or other similar rights to dissent (including any notice requirements related thereto) with respect to the Merger, the Merger Agreement or any of the Transactions that Stockholder may have by virtue of ownership of Subject Shares (including all rights under Section 262 of the DGCL).

1.10 Exclusivity. Unless this Agreement shall have been terminated in accordance with Section 3.1, each Stockholder agrees not to, and shall cause its, his or her Affiliates or Representatives not to, (a) accept, initiate, respond to, encourage, entertain, solicit, negotiate, provide information with respect to or discuss other offers for an Acquisition Proposal; (b) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Acquisition Proposal; (c) enter into any Contract regarding an Acquisition Proposal; (d) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any successor to or parent company of any Group Company); or (e) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this Section 1.10 or further an Acquisition Proposal. Each Stockholder agrees to (A) notify the Company and 7GC promptly upon receipt (and in any event within forty-eight (48) hours after receipt) of any Acquisition Proposal, and to describe the terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of the Persons making such Acquisition Proposal), (B) keep the Company and 7GC fully informed on a current basis of any material modifications to such offer or information and (C) not (and shall cause its Affiliates and Representatives not to) conduct any further discussions with, provide any information to, or enter into negotiations with such Persons. Each Stockholder shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than 7GC and its Representatives) that may be ongoing with respect to an Acquisition Proposal and terminate any such Person’s and such Person’s Representative’s access to any electronic data room. Each Stockholder shall not release any third party from, or waive, amend or modify any standstill or confidentiality provision with respect to an Acquisition Proposal in any agreement to which such Stockholder is a party.

1.11 Consent to Disclosure. Each Stockholder hereby consents to the publication and disclosure in the Registration Statement / Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by the Company or 7GC to any Governmental Entity or to securityholders of 7GC) of such Stockholder’s identity and beneficial ownership of its Subject Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company or 7GC, a copy of this Agreement. Each Stockholder will promptly provide any information reasonably requested by the Company or 7GC in connection with the first sentence of this Section 1.11 or for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

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REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Stockholders. Each Stockholder represents and warrants as of the date hereof to 7GC and the Company (solely with respect to itself, himself or herself and not with respect to any other Stockholder) as follows:

(a) Organization; Due Authorization. If such Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Stockholder. If such Stockholder is an individual, such Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If any Stockholder is an individual and is married, and any of the Subject Shares of such Stockholder constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable with respect to such Stockholder, such Stockholder’s spouse has delivered with this Agreement a Spousal Consent in the form attached hereto as Exhibit A and this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Stockholder.

(b) Ownership. Such Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good, valid and marketable title to, all of such Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Governing Documents of the Company, (iii) the Company Stockholder Agreements, (iv) the Merger Agreement, or (v) any applicable securities Laws. Such Stockholder’s Subject Shares are the only Equity Securities in the Company owned of record or beneficially by such Stockholder on the date of this Agreement, and none of such Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder and under the Company Stockholder Agreements. Such Stockholder has full and sole voting power (including the right to control such vote as contemplated herein), full power of disposition and full power to agree to all of the matters applicable to such Stockholder set forth in this Agreement, in each case, with respect to such Stockholder’s Subject Shares (including, without limitation, by proxy or power of attorney). Such Stockholder does not hold or own any rights to acquire (directly or indirectly) any Equity Securities of the Company or any Equity Securities convertible into, or which can be exchanged for, Equity Securities of the Company. Such Stockholder has not granted a proxy or power of attorney with respect to any of the Stockholder’s Subject Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement. There are no claims for finder’s fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby payable by such Stockholder pursuant to arrangements made by such Stockholder.

(c) No Conflicts. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of his, her or its obligations hereunder and the compliance by such Stockholder of his, her or its obligations hereunder do not and will not, (i) if such Stockholder is not an individual, contravene, conflict with or result in a violation of the organizational documents of such Stockholder or (ii) require any consent, authorization or approval that has not been given or other action that has not been taken

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by any Person (including under any Contract binding upon such Stockholder or such Stockholder’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Stockholder of its, his or her obligations under this Agreement, (iii) conflict with or violate any Law, or (iv) result in the creation of a Lien on any of the Subject Shares. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other person is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby. If such Stockholder is an individual, no consent of such Stockholder’s spouse is necessary under any “community property” or other Laws in order for such Stockholder to enter into and perform its obligations under this Agreement.

(d) Litigation. There are no Proceedings pending against such Stockholder, or to the knowledge of such Stockholder threatened against such Stockholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges, seeks to prevent, enjoin or materially delay or could have the effect of preventing, enjoining or materially delaying the performance by such Stockholder of its, his or her obligations under this Agreement.

(e) Adequate Information. Such Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of 7GC and the Company to make an informed decision regarding this Agreement, the Transactions and the transactions contemplated hereby and has independently and without reliance upon 7GC or the Company and based on such information as such Stockholder has deemed appropriate, made its, his or her own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that 7GC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Stockholder are irrevocable.

(f) Acknowledgment. Such Stockholder understands and acknowledges that each of 7GC and the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

(g) No Inconsistent Agreements. Such Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to such Stockholder’s Subject Shares inconsistent with such Stockholder’s obligations pursuant to this Agreement, (b) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to such Stockholder’s Subject Shares and (c) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing such Stockholder from performing any of its material obligations under this Agreement.

ARTICLE 3

MISCELLANEOUS

3.1 Termination. This Agreement and all of its provisions shall automatically terminate upon the earliest of (a) the Expiration Time and (b) as to each Stockholder, the written agreement of 7GC, the Company and such Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from

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liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement.

3.2 Governing Law. This Agreement and all related Proceedings shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) ANY PROCEEDING BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MUST BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE), OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH PROCEEDING, WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO PERSONAL JURISDICTION, VENUE OR TO CONVENIENCE OF FORUM, AGREES THAT ALL CLAIMS IN RESPECT OF THE PROCEEDING SHALL BE HEARD AND DETERMINED ONLY IN ANY SUCH COURT, AND AGREES NOT TO BRING ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. NOTHING HEREIN CONTAINED SHALL BE DEEMED TO AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY IN ANY OTHER JURISDICTION, IN EACH CASE, TO ENFORCE JUDGMENTS OBTAINED IN ANY PROCEEDING BROUGHT PURSUANT TO THIS SECTION 3.3(a).

(b) WAIVER OF TRIAL BY JURY. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

3.4 Assignment. This Agreement may not be assigned by any party (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Any attempted assignment of this Agreement not in accordance with the terms of this Section 3.4 shall be void, ab initio.

3.5 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Stockholder’s obligations to vote its Subject Shares as provided in this Agreement, in each case without posting a bond or undertaking and without proof of damages

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and this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

3.6 Amendment; Waiver. This Agreement may be amended or modified only by a written agreement executed and delivered by 7GC, the Company and the Stockholders. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties effected in a manner which does not comply with this Section 3.6 shall be void, ab initio.

3.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

3.8 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other parties as follows:

If to 7GC:

c/o 7GC & Co. Holdings LLC

388 Market Street, Suite 1300

San Francisco, CA 94111

Attention:	Jack Leeney

Chris Walsh

E-mail:	jack@7GC.co

chris@7GC.co

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars

17th Floor

Los Angeles, CA 90067

Attention:	Joshua G. DuClos
E-mail:	jduclos@sidley.com

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention:	Michael P. Heinz and Matthew D. Stoker
E-mail:	mheinz@sidley.com and mstoker@sidley.com

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If to the Company:

Banzai International, Inc.

435 Ericksen Ave, Suite 250

Bainbridge Island, WA 98110

Attention:	Joseph Davy
E-mail:	joe@banzai.io

with a copy (which shall not constitute notice) to:

Cooley LLP 1700 Seventh Avenue, Suite 1900

Seattle, WA 98101-1355

Attention:	Sonya Erickson
E-mail:	serickson@cooley.com

If to a Stockholder:

To such Stockholder’s address set forth on Stockholder’s signature page hereto.

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

3.9 Further Assurances. Each Stockholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by 7GC or the Company, to effect the actions and consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement (including the Transactions), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

3.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

3.11 Entire Agreement; Effect of this Agreement. This Agreement constitutes the full and entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt and in furtherance of the foregoing, upon the execution and delivery of this Agreement, by the Company, Stockholders and 7GC, the Original Support Agreement shall automatically terminate and be of no further force and effect and the Original Company Support Agreement is hereby amended and restated in its entirety as set forth in this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

7GC & CO. HOLDINGS INC.

By:	/s/ Jack Leeney
Name:	Jack Leeney
Title:	Chairman and Chief Executive Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED COMPANY SUPPORT AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BANZAI INTERNATIONAL, INC.

By:	/s/ Joseph P. Davy
Name:	Joseph P. Davy
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED COMPANY SUPPORT AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

_/s/ Sheila Linteau
Sheila Linteau, as Administrator of the estate of Roland A. Linteau III, Deceased

Address: ****
Email: ****

[SIGNATURE PAGE TO AMENDED AND RESTATED COMPANY SUPPORT AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

_/s/ Joseph P. Davy
Joseph P. Davy

Address: ****
Email: ****

[SIGNATURE PAGE TO AMENDED AND RESTATED COMPANY SUPPORT AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DNX PARTNERS III, LP

By: DNX Venture Partners III, LP, its General Partner

By: DNX III, LLC, its General Partner

By:	/s/ Mitch Kitamura
Name: Mitch Kitamura
Title: Authorized Signatory

DNX PARTNERS JAPAN III, LP

By: DNX Venture Partners III, LP, its General Partner

By: DNX III, LLC, its General Partner

By:	/s/ Mitch Kitamura
Name: Mitch Kitamura
Title: Authorized Signatory

DNX PARTNERS S-III, LP

By: DNX Partners S3, LLC its General Partner

By:	/s/ Mitch Kitamura
Name: Mitch Kitamura
Title: Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED COMPANY SUPPORT AGREEMENT]

SCHEDULE I

Stockholder Subject Shares

Stockholder	Class of Shares	Number of Shares
DNX Partners III, LP	Series A-1 Preferred Stock	1,014,166
DNX Partners Japan III, LP	Series A-1 Preferred Stock	350,266
DNX Partners S-III, LP	Series A-1 Preferred Stock	7,545
Joseph P. Davy	Class B Common Stock	3,760,000
The Estate of Roland A. Linteau III	Class B Common Stock	2,560,000

SCHEDULE II

Registration Rights Agreement Signatories

1. Joseph Davy

2. Sheila Linteau on behalf of the estate of Roland Linteau

3. DNX Partners III, LP

4. DNX Partners Japan III, LP

5. DNX Partners S-III, LP

SCHEDULE III

Lock-up Agreement Signatories

1. Joseph Davy

2. Sheila Linteau on behalf of the estate of Roland Linteau

3. DNX Partners III, LP

4. DNX Partners Japan III, LP

5. DNX Partners S-III, LP

EXHIBIT A

Form of Spousal Consent

I,     , spouse of      (“Stockholder”), acknowledge that I have read the Amended and Restated Company Support Agreement, executed by Stockholder with 7GC & Co. Holdings Inc., a Delaware corporation (“7GC”), and Banzai International, Inc., a Delaware corporation (the “Company”), on     , (the “Agreement”), and that I know the contents of the Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

I am aware that the Agreement contains provisions regarding Company Stock (as defined in the Merger Agreement) that my spouse may own, including any interest that I might have therein. I understand and agree that my interest, if any, in any Company Stock subject to the Agreement shall be irrevocably subject to the Agreement and the other agreements referred to therein. I further understand and agree that any community property interest that I may have in such Company Stock shall be similarly subject to the Agreement and the other agreements referred to therein.

I irrevocably constitute and appoint Stockholder as my true and lawful attorney and proxy in my name, place and stead to sign, make, execute, acknowledge, deliver, file and record all documents which may be required, and to manage, vote, act and make all decisions with respect to (whether necessary, incidental, convenient or otherwise), any and all Company Stock in which I now have or hereafter acquire any interest and in any and all Company Stock or New Securities (as defined in the Agreement) now or hereafter held of record by Stockholder (including but not limited to, the right, without further signature, consent or knowledge, to exercise amendments and modifications of, and to terminate, the foregoing agreements and to dispose of any and all such Company Stock and New Securities), with all powers I would possess if personally present, it being expressly understood and intended that the foregoing power of attorney and proxy is coupled with an interest; and this power of attorney is a durable power of attorney and will not be affected by disability, incapacity or death of Stockholder, or dissolution of marriage and this proxy will not terminate without the consent of Stockholder, 7GC and the Company.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this consent. I have either sought such guidance or counsel or determined after carefully reviewing the Agreement that I will not seek such guidance or counsel.

Name:
Date:

Annex D

FORM OF LOCK-UP AGREEMENT

[●], 2023

Banzai International, Inc. (formerly known as 7GC & Co. Holdings Inc.)

435 Ericksen Ave, Suite 250

Bainbridge Island, WA 98110

Re: Lock-Up Agreement

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being delivered to you in accordance with that certain Agreement and Plan of Merger and Reorganization, dated as of December 8, 2022 (the “Merger Agreement”), entered into by and among Banzai International, Inc. (formerly known as 7GC & Co. Holdings Inc.), a Delaware corporation (the “Company”), 7GC Merger Sub I , Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company (“First Merger Sub”), 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and each, a “Merger Sub”), and Banzai International, Inc., a Delaware corporation (“Banzai”), pursuant to which, through a series of mergers at the Closing with the Merger Subs, Banzai will be merged with and into Second Merger Sub, with Second Merger Sub surviving the mergers and remaining a wholly-owned subsidiary of the Company. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Merger Agreement.

In order to induce the Company to proceed with the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (each, a “Securityholder”) hereby agrees with the Company as follows:

1. Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the board of directors of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”), or shares of Class B common stock, par value $0.0001 per share (together with Class A Common Stock, “Common Stock”), held by him, her or it immediately after the Closing, any shares of Common Stock issuable upon the exercise of options to purchase shares of Common Stock held by him, her or it immediately after the Closing, or any securities convertible into or exercisable or exchangeable for Common Stock held by him, her or it immediately after the Closing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until 180 days after the Closing (the “Lock-Up”).

2. The restrictions set forth in paragraph 1 shall not apply to:

(i)	in the case of an entity, Transfers to a stockholder, partner, member or affiliate of such entity;

(ii)

in the case of an individual, Transfers by bona fide gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

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(iii)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(v)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(vi)

transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced or disclosed (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up;

(vii)

the exercise of any options or warrants to purchase Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(viii)	Transfers to the Company to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements;

(ix)

Transfers to the Company pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by the Company or forfeiture of the Securityholder’s Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of the Securityholder’s service to the Company;

(x)

the entry by the Securityholder, at any time after the Closing, of any trading plan providing for the sale of Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Common Stock during the Lock-Up and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up;

(xi)

transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; and

(xii)

transactions to satisfy any U.S. federal, state, or local income tax obligations of the Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Transactions from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Transactions do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes);

provided, however, that in the case of clauses (i) through (v), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, the term “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Securityholder; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

3. The Securityholder hereby represents and warrants that (a) such Securityholder has full power and authority to enter into this Letter Agreement, and (b) that this Letter Agreement has been duly executed and delivered by the Securityholder and constitutes the legal, valid and binding obligation of the Securityholder, enforceable in accordance with its terms (except as such enforceability may be limited or otherwise affected by

2

bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and principles of equity, whether considered at law or equity). Upon the reasonable request of the Company, the Securityholder will execute any additional documents necessary in connection with enforcement hereof.

4. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

5. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

6. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any Court of Chancery of the State of Delaware, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

7. Other than the consideration specifically referenced herein and subject to the terms of the Merger Agreement, the Securityholder agrees that no fee, payment, or additional consideration in any form has been or will be paid to the Securityholder in connection with this Letter Agreement.

8. This Letter Agreement shall terminate on the expiration of the Lock-Up.

[remainder of page intentionally left blank]

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Very truly yours,

(Name of Securityholder – Please Print)

(Signature)

(Name of Signatory if Securityholder is an entity – Please Print)

(Title of Signatory if Securityholder is an entity – Please Print)

Address:

[Signature Page to Lock-Up Agreement]

Annex E

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

This AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2023, is made and entered into by and among [Banzai Holdings, Inc.] (formerly known as 7GC & Co. Holdings Inc.), a Delaware corporation (the “Company”), 7GC & Co. Holdings LLC, a Delaware limited liability company (the “Sponsor”), each of the undersigned parties that holds Founder Shares (as defined below) and is identified as an “Other Pre-IPO Holder” on the signature pages hereto (collectively, with the Sponsor, the “Existing Holders”), and the undersigned parties identified as “New Holders” on the signature pages hereto (collectively, the “New Holders”) (each of the foregoing parties (other than the Company) and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively, the “Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Sponsor entered into that certain Securities Subscription Agreement, dated as of September 18, 2020, pursuant to which the Sponsor purchased an aggregate of 5,031,250 shares of the Company’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”), which were issued in a private placement prior to the closing of the Company’s initial public offering;

WHEREAS, on December 1, 2020, the Sponsor transferred 25,000 shares of Class B Common Stock held by the Sponsor to each of Kent Schofield, Tripp Jones, Patrick Eggen and Courtney Robinson (collectively, the “Company Directors”);

WHEREAS, in December 2020, the Company effected a stock dividend of approximately 0.143 of a share for each share of Class B Common Stock outstanding, resulting in an aggregate of 5,750,000 shares of Class B Common Stock outstanding (the outstanding shares of Class B Common Stock held by each of the Sponsor and the Company Directors being referred to herein as the “Founder Shares”);

WHEREAS, upon the consummation of the transactions (the “Closing”) contemplated by the Merger Agreement (as defined below), the Founder Shares shall be automatically converted into shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), on a one-for-one basis, subject to adjustment;

WHEREAS, in order to finance the Company’s transaction costs in connection with the transactions contemplated by the Merger Agreement, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan to the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 1,500,000 warrants at a price of $1.00 per warrant (the “Working Capital Warrants”);

WHEREAS, the Company entered into that certain Agreement and Plan of Merger and Reorganization, dated as of December 8, 2022 (the “Merger Agreement”), by and among the Company, 7GC Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company (“First Merger Sub”), 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and each, a “Merger Sub”), and Banzai International, Inc., a Delaware corporation (“Banzai”), pursuant to which, through a series of mergers at the Closing with the Merger Subs, Banzai will be merged with and into Second Merger Sub, with Second Merger Sub surviving the mergers and remaining a wholly-owned subsidiary of the Company;

WHEREAS, pursuant to the transactions contemplated by the Merger Agreement and subject to the terms and conditions set forth therein, upon the Closing, the New Holders will receive shares of the Company’s Class A Common Stock and/or Class B Common Stock;

WHEREAS, each of the Company and the Existing Holders is a party to that certain Registration Rights Agreement, dated December 22, 2020 (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Existing Holders certain registration rights with respect to certain securities of the Company, as set forth therein; and

WHEREAS, upon the Closing, each party to the Existing Registration Rights Agreement desires to amend and restate the Existing Registration Rights Agreement in its entirety as set forth herein, and the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective, or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Banzai” shall have the meaning given in the Recitals hereto.

“Board” shall mean the Board of Directors of the Company.

“business day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in San Francisco, California or Salt Lake City, Utah are open for the general transaction of business.

“Closing” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company (which, for the avoidance of doubt, is comprised of shares designated as “Class A” and “Class B” common stock).

“Company” shall have the meaning given in the Preamble.

“Company Underwritten Demand Notice” shall have the meaning given in subsection 2.1.3.

“Demanding Holder” shall have the meaning given in subsection 2.1.3.

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“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Preamble.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“First Merger Sub” shall have the meaning given in the Recitals hereto.

“Form S-1 Registration Statement” shall mean a Registration Statement on Form S-1 allowing for the delayed or continuous offering and sale of the Registrable Securities pursuant to Rule 415.

“Form S-3 Shelf” shall mean a Registration Statement on Form S-3 allowing for the delayed or continuous offering and sale of the Registrable Securities pursuant to Rule 415.

“Founder Shares” shall have the meaning given in the Recitals hereto and shall, for the avoidance of doubt, be deemed to include the shares of Class A Common Stock issuable upon conversion thereof.

“Founder Shares Lock-Up Period” shall mean, with respect to the Founder Shares, from the date hereof until the earlier of (A) 180 days after the date hereof; and (B) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“GEM Agreement” shall mean that certain Share Purchase Agreement, dated as of May 27, 2022, by and between the Company and GEM Global Yield LLC SCS and GEM Yield Bahamas Limited.

“Holder” and “Holders” shall have the meanings given in the Preamble.

“Insider Letter” shall mean that certain letter agreement, dated as of December 22, 2020, by and among the Company, the Sponsor and each of the Company’s officers and directors signatory thereto.

“Lock-Up Period” shall mean the Founder Shares Lock-Up Period.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub” and “Merger Subs” shall have the meanings given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Holders” shall have the meaning given in the Preamble.

“Permitted Transferees” shall mean any person or entity (i) to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period, under the Insider Letter, this Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter, and (ii) who agrees to become bound by the transfer restrictions set forth in this Agreement.

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“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Pro Rata” shall have the meaning given in subsection 2.1.5.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Founder Shares (including, for the avoidance of doubt, the shares of Class A Common Stock issued or issuable upon the conversion of any Founder Shares), (b) any issued and outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by an Existing Holder as of the date of this Agreement, (c) any shares of Common Stock issued or issuable upon exercise of the Working Capital Warrants, (d) any outstanding shares of Common Stock or any other equity security of the Company held by a New Holder as of the date of this Agreement (including shares transferred to a Permitted Transferee and the shares of Common Stock issued or issuable upon the exercise of any such other equity security) and (e) any other equity security of the Company issued or issuable with respect to any such share of the Common Stock described in the foregoing clauses (a) through (e) by way of a stock dividend or stock split or in connection with a combination of shares, distribution, recapitalization, merger, consolidation or reorganization or other similar event; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 (but with no volume or manner of sale limitations thereunder); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable and customary fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

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(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating an Underwritten Demand to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in subsection 2.1.3.

“Restricted Securities” shall have the meaning given in subsection 3.6.1.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act (together with any successor rule promulgated thereafter by the Commission).

“Rule 415” shall have the meaning given in subsection 2.1.1.

“Second Merger Sub” shall have the meaning given in the Recitals hereto.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Sponsor” shall have the meaning given in the Preamble.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.3.

“Underwritten Demand Notice” shall have the meaning given in subsection 2.1.3.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public, including an offering and/or sale of Registrable Securities by any Holder in a block trade or on an underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer.

“Working Capital Warrants” shall have the meaning given in the Recitals hereto.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Registration. The Company shall use its reasonable best efforts to, as promptly as reasonably practicable, but in no event later than thirty (30) days after the Closing (the “Filing Deadline”), file a Form S-1 Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders (and certain other outstanding equity securities of the Company) from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as promptly as

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reasonably practicable after the initial filing thereof, but in no event later than sixty (60) business days following the Filing Deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to one hundred and twenty (120) days after the Filing Deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be on a Form S-1 Registration Statement or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and reasonably requested prior to effectiveness by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2 Form S-3 Shelf. The Company shall use its commercially reasonable efforts to convert the Form S-1 Registration Statement to a Form S-3 Shelf as soon as practicable after the Company is eligible to use a Form S-3 Shelf. If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-1 Registration Statement as promptly as reasonably practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Registration Statement declared effective as promptly as reasonably practicable and to cause such Form S-1 Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 Underwritten Offering. At any time and from time to time following the effectiveness of the Registration Statement required by subsections 2.1.1 or 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities (a “Demanding Holder”) in an underwritten offering that is registered pursuant to such Registration Statement (an “Underwritten Demand”), provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $50,000,000 from such Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Underwritten Offering but in no event less than $10,000,000 in aggregate gross proceeds. All requests for an Underwritten Offering shall be made by giving written notice to the Company (the “Underwritten Demand Notice”). Each Underwritten Demand Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Underwritten Offering. Within five (5) business days after receipt of any Underwritten Demand Notice, the Company shall give written notice of such requested Underwritten Offering (the “Company Underwritten Demand Notice”) to all other Holders of Registrable Securities (the “Requesting Holders”) and, subject to reductions consistent with the Pro Rata calculations in subsection 2.1.5, shall include in such Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Underwritten Demand Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the initiating Demanding Holders with the written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of

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such Registrable Securities. In connection with any Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations and warranties, covenants, indemnities and other rights and obligations of the Company and such Holders as are customary in underwritten offerings of securities. Under no circumstances shall the Company be obligated to effect (x) more than an aggregate of three (3) Underwritten Offerings pursuant to an Underwritten Demand by the Holders under this subsection 2.1.3 with respect to any or all Registrable Securities held by such Holders and (y) more than two (2) Underwritten Offerings per year pursuant to this subsection 2.1.3; provided, however, that an Underwritten Offering pursuant to an Underwritten Demand shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demanding Holders to be registered on behalf of the Requesting Holders and the Demanding Holders in such Registration Statement have been sold, in accordance with Section 3.1 of this Agreement.

2.1.4 Holder Information Required for Participation in Underwritten Offering. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use reasonable best efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Requesting Holders (Pro Rata, based on the respective number of Registrable Securities that each Requesting Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.1.3 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Underwritten Offering Withdrawal. A majority-in-interest of the Demanding Holders initiating an Underwritten Demand or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.3 shall have the right to withdraw from a Registration pursuant to an Underwritten Offering

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pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least five (5) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Underwritten Offering (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to an Underwritten Offering prior to its withdrawal under this subsection 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the Closing, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company, including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the

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Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested or demanded pursuant to written contractual Piggyback Registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration at least five (5) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to an Underwritten Offering effected under subsection 2.1.3.

2.3 Restrictions on Registration Rights. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to (but may, at its sole option) (A) effect an Underwritten Offering (i) within sixty (60) days after the closing of an Underwritten Offering, or (ii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of an Underwritten Demand pursuant to subsection 2.1.3 and it continues to actively employ, in good faith, all reasonable best efforts to cause the applicable Registration Statement to become effective or (B) file a Registration Statement (or any amendment thereto) or effect an Underwritten Offering (or, if the Company has filed a shelf Registration Statement and has included Registrable Securities therein, the Company shall be entitled to suspend the offer and sale of Registrable Securities pursuant to such Registration Statement) for a period of up to forty-five (45) days (i) if the Holders have requested an Underwritten Demand and the Company and the Holders are unable to obtain the commitment of Underwriters to firmly underwrite the offer; or (ii) in the good faith judgment of the Board such Underwritten Offering would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, provided that in each case of (i) and (ii) the

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Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be materially detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement and provided, further, that the Company shall not defer its obligation in this manner more than once in any 12 month period.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, subject to applicable law and any regulations promulgated by any securities exchange on which the Registrable Securities are then listed, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission within thirty (30) days a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or the Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

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3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 provide a CUSIP number for all Registrable Securities, not later than the effective date of such Registration Statement;

3.1.8 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.9 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.10 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that any such representative or Underwriter enters into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.12 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated as of such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter(s) may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.14 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

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3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission), which requirement will be deemed satisfied if the Company timely files Forms 10-Q and 10-K, as may be required to be filed under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.16 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing any Holder.

3.3 Requirements for Participation in Underwritten Offerings. No person or entity may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide to the Company in writing information and affidavits as the Company reasonably requests for use in connection with any Registration Statement or Prospectus, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of outside legal counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than forty-five (45) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

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3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Lock-Up Restrictions.

3.6.1 During the Lock-Up Period, none of the Existing Holders shall offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute any shares of Common Stock that are subject to the Lock-Up Period or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive shares of Common Stock that are subject to the Lock-Up Period, whether now owned or hereinafter acquired, that are owned directly by such Existing Holder (including securities held as a custodian) or with respect to which such Existing Holder has beneficial ownership within the rules and regulations of the Commission (such securities that are subject to the Lock-Up Period, the “Restricted Securities”), other than any transfer to an affiliate of an Existing Holder or to a Permitted Transferee, as applicable. The foregoing restriction is expressly agreed to preclude each Existing Holder, as applicable, from engaging in any hedging or other transaction with respect to Restricted Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Securities even if such Restricted Securities would be disposed of by someone other than such Existing Holder. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Securities of the applicable Existing Holder, or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Securities.

3.6.2 Each Existing Holder hereby represents and warrants that it now has and, except as contemplated by this subsection 3.6.2 for the duration of the Lock-Up Period, will have good and marketable title to its Restricted Securities, free and clear of all liens, encumbrances, and claims that could impact the ability of such Existing Holder to comply with the foregoing restrictions Each Existing Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Restricted Securities during the Lock-Up Period.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including reasonable and documented attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

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4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify under this Section 4.1.2 shall be several, not joint and several, among the Holders of Registrable Securities, and the total liability of a Holder under this Section 4.1.2 shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party), and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement includes a statement or admission of fault or culpability on the part of such indemnified party, or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of

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any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, facsimile or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, facsimile or electronic mail, at such time as it is delivered to the addressee (except in the case of electronic mail, with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [Banzai Holdings, Inc.], 435 Ericksen Ave, Suite 250, Bainbridge Island, WA 98110, Attn: Joseph Davy, E-mail: joe@banzai.io, with a copy to: Cooley LLP, 1700 Seventh Avenue, Suite 1900, Seattle, WA 98101-1355, Attn: Sonya Erickson, E-mail: serickson@cooley.com, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company and the Holder of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of Registrable Securities, as the case may be, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.2 Prior to the expiration of the Lock-Up Period, no Holder subject to the Lock-Up Period may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, in violation of the Lock-Up Period, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

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5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. Each party agrees that an electronic copy of this Agreement shall be considered and treated like an original, and that an electronic or digital signature shall be as valid as a handwritten signature (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g.,www.docusign.com)).

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects either the Existing Holders as a group or the New Holders as a group, as the case may be, in a manner that is materially adversely different from the New Holders or the Existing Holders, respectively, shall require the consent of at least a majority-in-interest of the Registrable Securities held by such Existing Holders or a majority-in-interest of the Registrable Securities held by the New Holders, as applicable, at the time in question so affected; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder or group of affiliated Holders, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder or group of affiliated Holders so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any amendment, termination, or waiver effected in accordance with this Section 5.5 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver.

5.6 Other Registration Rights. The Company represents and warrants that no person, other than (i) a Holder of Registrable Securities and (ii) a holder of securities of the Company that are registrable pursuant to the GEM Agreement, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that, except with respect to the GEM Agreement, this Agreement supersedes the Existing Registration Rights Agreement and any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

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Notwithstanding the foregoing, the Company and the Holders hereby acknowledge that the Company has granted resale registration rights to certain holders of Company securities in the GEM Agreement, and that nothing herein shall restrict the ability of the Company to fulfill its resale registration obligations under the GEM Agreement.

5.7 Opt-Out Requests. Each Holder shall have the right, at any time and from time to time (including after receiving information regarding any potential public offering), to elect to not receive any notice that the Company or any other Holders otherwise are required to deliver pursuant to this Agreement by delivering to the Company a written statement signed by such Holder that it does not want to receive any notices hereunder (an “Opt-Out Request”); in which case and notwithstanding anything to the contrary in this Agreement the Company and other Holders shall not be required to, and shall not, deliver any notice or other information required to be provided to Holders hereunder to the extent that the Company or such other Holders reasonably expect would result in a Holder acquiring material non-public information within the meaning of Regulation FD promulgated under the Exchange Act. An Opt-Out Request may state a date on which it expires or, if no such date is specified, shall remain in effect indefinitely . A Holder who previously has given the Company an Opt-Out Request may revoke such request at any time, and there shall be no limit on the ability of a Holder to issue and revoke subsequent Opt-Out Requests; provided that each Holder shall use commercially reasonable efforts to minimize the administrative burden on the Company arising in connection with any such Opt-Out Requests.

5.8 Existing Registration Rights Agreement. The Sponsor and the Existing Holders hereby agree that upon execution of this Agreement by the Sponsor and the Existing Holders, the Existing Registration Rights Agreement shall be automatically terminated and superseded in its entirety by this Agreement.

5.9 Term. This Agreement shall terminate upon the earlier of (i) the seventh (7th) anniversary of the date of this Agreement, and (ii) the date as of which all of the Registrable Securities have been sold or disposed of or, (iii) with respect to any particular holder, (A) such Holder is permitted to sell the Registrable Securities held by him, her or it under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale and without compliance with the current public reporting requirements set forth under Rule 144(i)(2), or (B) such Holder requests and the Company agrees to authorize the Company’s transfer agent to remove any legend on share certificates of such Holder’s Registrable Securities restricting further transfer (or any similar restriction in book entry positions of such Holder). The provisions of Section 3.5 and Article IV shall survive any termination.

5.8 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

[BANZAI HOLDINGS INC.], a Delaware corporation

By:
Name:
Title:

SPONSOR:

7GC & CO. HOLDINGS LLC, a Delaware limited liability company

By:
Name:
Title:

OTHER PRE-IPO HOLDERS:

Courtney Robinson

Tripp Jones

Kent Schofield

Patrick Eggen

NEW HOLDERS:

[●]

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex F

BANZAI INTERNATIONAL, INC.

2023 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [ ], 2023

APPROVED BY THE STOCKHOLDERS: [ ], 2023

1.	GENERAL.

(a) Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(c) Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2.	SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [ ]1 shares of Common Stock. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to five percent (5%) of the total number of shares of the Fully Diluted Common Stock determined as of the day prior to such increase; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(b) Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [ ]2 shares).

(c) Share Reserve Operation.

(i) Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

[1]	This number will be approximately twelve and a half percent (12.5%) of the Fully Diluted Common Stock determined as of immediately after the First Effective Time (as defined in the Merger Agreement).
[2]	This number will be approximately 3x the total number of shares of Common Stock initially reserved for issuance under Section 2(a).

(ii) Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock); (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

(iii) Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

3.	ELIGIBILITY AND LIMITATIONS.

(a) Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b) Specific Award Limitations.

(i) Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii) Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv) Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.

(c) Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).

(d) Compensation Limit for Certain Directors. The aggregate value of all compensation granted or paid, as applicable, to any Director who is not also an employee of the Company, or a parent or subsidiary of the Company, for service as a Director, with respect to any period commencing on the date of the Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the

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Company’s Annual Meeting of Stockholders for the next subsequent year (the “Annual Period”), including Awards granted and cash fees paid by the Company to such Director, will not exceed (i) $[ ] in total value, or (ii) in the event such Director is first appointed or elected to the Board during such Annual Period, $[ ] in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 3(d) shall apply commencing with the Annual Period that begins on the Company’s first Annual Meeting of Stockholders following the Effective Date. Notwithstanding the foregoing, the limitations in this Section 3(d) shall not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Company or compensation received by the director in his or her capacity as an executive officer or employee of, or consultant to, the Company.

4.	OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a) Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b) Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c) Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

(i) by cash or check, bank draft or money order payable to the Company;

(ii) pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the

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time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv) if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the aggregate exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v) in any other form of consideration approved by the Board and permissible under Applicable Law.

(d) Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

(e) Transferability. Options and SARs may not be transferred to third-party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that, except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i) Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f) Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g) Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising

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any portion (including any vested portion) of such Awards on and after such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h) Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate:

(i) three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii) 12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii) 18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv) 18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above);

provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)). Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i) Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j) Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines).

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This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 4(j) will apply to all Awards and are hereby incorporated by reference into such Award Agreements.

(k) Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5.	AWARDS OTHER THAN OPTIONS AND STOCK APPRECIATION RIGHTS.

(a) Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i) Form of Award.

(1) Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting, dividend, and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2) RSU Awards: An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii) Consideration.

(1) Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past or future services to the Company or an Affiliate, or (C) any other form of consideration as the Board may determine and permissible under Applicable Law.

(2) RSU Awards: Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

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(iii) Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv) Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v) Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement, with any dividends or dividend equivalents subject to the same terms and conditions of the underlying Restricted Stock Award or RSU Award to which they relate.

(vi) Settlement of RSU Awards. An RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b) Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.

(c) Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof may be granted either alone or in addition to Awards provided for under Section and the preceding provisions of this Section . Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan, (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b), and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b) Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and

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outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service; provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction except as set forth in Section 11 unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(i) Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii) Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.

(iii) Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

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(iv) Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise. For the avoidance of doubt, if the exercise price to be payable by a holder with respect to an Option or SAR exceeds the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), such Option or SAR may be cancelled without any consideration.

(d) Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e) No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.	ADMINISTRATION.

(a) Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time: (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment;

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission, ambiguity or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective;

(iii) To settle all controversies regarding the Plan and Awards granted under it;

(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest;

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(v) To determine whether, when and to what extent an Award has become vested and/or exercisable and whether any performance-based vesting conditions have been satisfied;

(vi) To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience;

(vii) To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant;

(viii) To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless the affected Participant consents in writing;

(ix) To submit any amendment to the Plan for stockholder approval, to the extent required by Applicable Law;

(x) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless the affected Participant consents in writing;

(xi) To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant of any shares of Common Stock issued pursuant to an Award, including restrictions under a Trading Policy and restrictions as to the use of a specified brokerage firm for such resales;

(xii) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards;

(xiii) To adopt, amend and rescind such rules and procedures and sub-plans as are necessary or appropriate, as may be determined by the Board, to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction); and

(xiv) To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

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(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, and to the extent permitted by Applicable Law, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Plan Administrator will thereafter be to the Committee or subcommittee, as applicable), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated. The Plan Administrator shall comply with rules and regulations applicable to it, including the rules of any exchange on which shares of Common Stock are traded, and shall have the authority and be responsible for such functions as have been assigned to it.

(ii) Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act, and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e) Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8.	TAX WITHHOLDING.

(a) Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b) Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of

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such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, or (vi) by such other method as may be set forth in the Award Agreement.

(c) No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

(d) Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9.	MISCELLANEOUS.

(a) Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d) Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant

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has satisfied all requirements for exercise of, or the issuance of shares of Common Stock under, the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

(e) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g) Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h) Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award, the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No

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recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j) Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k) Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l) Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m) Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.

(n) Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o) Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

10.	COVENANTS OF THE COMPANY.

(a) Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant

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Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11.	SEVERABILITY.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

12.	TERMINATION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

13.	DEFINITIONS.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a) “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b) “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(c) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(d) “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(e) “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).

(f) “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.

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(g) “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants

(h) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(i) “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(j) “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

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(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii) or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(k) “Closing” has the meaning set forth in the Merger Agreement.

(l) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(m) “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(n) “Common Stock” means the common stock of the Company.

(o) “Company” means Banzai International, Inc., a Delaware corporation.

(p) “Compensation Committee” means the Compensation Committee of the Board.

(q) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

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(r) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(s) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii) or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(t) “Director” means a member of the Board.

(u) “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

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(v) “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(w) “Effective Date” means the effective date of this Plan, which is the date of the Closing, provided that this Plan is approved by the Company’s stockholders prior to such date.

(x) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(y) “Employer” means the Company or the Affiliate of the Company that employs the Participant.

(z) “Entity” means a corporation, partnership, limited liability company or other entity.

(aa) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(bb) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(cc) “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii) If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(dd) “Fully Diluted Common Stock” means the number of shares of Common Stock, determined as of the applicable time of measurement, equal to the sum of (i) the total number of shares of Common Stock issued and outstanding and (ii) the total number of shares of Common Stock subject to securities that are convertible into or exercisable for shares of Common Stock (whether vested or unvested).

(ee) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other

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government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(ff) “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(gg) “Incentive Stock Option” means an option granted pursuant to Section of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(hh) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, including any action taken pursuant to Section 7(b)(xiv); (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.

(ii) “Merger Agreement” means that certain Agreement and Plan of Merger and Reorganization by and among 7GC& Co. Holdings Inc., 7GC Merger Sub I, Inc., 7GC Merger Sub II, LLC and the Company, dated as of December 8, 2022.

(jj) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(kk) “Nonstatutory Stock Option” means any option granted pursuant to Section of the Plan that is not an Incentive Stock Option.

(ll) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(mm) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(nn) “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant

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Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

(oo) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(pp) “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Option, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.

(qq) “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(rr) “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ss) “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(tt) “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

(uu) “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing,

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joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.

(vv) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.

(ww) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(xx) “Plan” means this Banzai International, Inc. 2023 Equity Incentive Plan, as amended from time to time.

(yy) “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day-to-day operations of the Plan and the Company’s other equity incentive programs.

(zz) “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(aaa) “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section .

(bbb) “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the

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agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ccc) “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section .

(ddd) “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(eee) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(fff) “Rule 405” means Rule 405 promulgated under the Securities Act.

(ggg) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(hhh) “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(iii) “Securities Act” means the Securities Act of 1933, as amended.

(jjj) “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(kkk) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section .

(lll) “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

(mmm) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(nnn) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(ooo) “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

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Annex G

BANZAI INTERNATIONAL, INC.

2023 EMPLOYEE STOCK PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [  ], 2023

APPROVED BY THE STOCKHOLDERS: [  ], 2023

1.	GENERAL; PURPOSE.

(a) The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.

(b) The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes grants of Purchase Rights under the Non-423 Component that do not meet the requirements of an Employee Stock Purchase Plan. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan or the requirements of an Employee Stock Purchase Plan to the extent the Offering is made under the 423 Component), and the Company will designate which Designated Company is participating in each separate Offering.

(c) The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2.	ADMINISTRATION.

(a) The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c). References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.

(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii) To designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, (C) which Affiliates or Related Corporations may be excluded from participation in the Plan, and (D) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv) To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v) To suspend or terminate the Plan at any time as provided in Section .

(vi) To amend the Plan at any time as provided in Section .

(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.

(viii) To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Corporation, do not have to comply with the requirements of Section 423 of the Code.

(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan and any applicable Offering Document to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d) All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [  ]1 shares of Common Stock (the “Initial Share Reserve”), plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of up to ten years commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to the lesser of (i) one percent (1%) of the total number of shares of the Fully Diluted Common Stock determined as of the day prior to such increase, and (ii) [  ]2 shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise

[1]	This number will be approximately two percent (2%) of the Fully Diluted Common Stock determined as of immediately after the First Effective Time (as defined in the Merger Agreement).
[2]	This number will be approximate 2x the Initial Share Reserve.

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occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.

(b) If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c) The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.	GRANT OF PURCHASE RIGHTS; OFFERING.

(a) The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections through , inclusive.

(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c) The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.	ELIGIBILITY.

(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section , to Employees of a Related Corporation or an Affiliate. Except as provided in Section or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company, the Related Corporation or an Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by Applicable Law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with

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respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.

(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c) No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section , the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds US $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e) Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

(f) Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.

6.	PURCHASE RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

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(b) The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c) In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering,(ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by the Board prior to the commencement of an Offering and will not be less than the lesser of:

(i) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.	PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified for the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, subject to the requirements of Section 423 of the Code, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to the extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.

(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c) Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no

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reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

(d) Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.

(e) During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section .

(f) Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8.	EXERCISE OF PURCHASE RIGHTS.

(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b) Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such next Offering, in which case such amount will be distributed to such Participant after the final Purchase Date without interest (unless the payment of interest is otherwise required by Applicable Law). If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).

(c) No Purchase Rights may be exercised to any extent unless the issuance of the shares of Common Stock to be issued upon such exercise under the Plan is covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by

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the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

9.	COVENANTS OF THE COMPANY.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10.	DESIGNATION OF BENEFICIARY.

(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b) If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a) In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section , (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section , (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b) In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

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12.	AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated3.

Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13.	TAX QUALIFICATION; TAX WITHHOLDING.

(a) Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b) Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

(c) The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended

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to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

14.	EFFECTIVE DATE OF PLAN.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

15.	MISCELLANEOUS PROVISIONS.

(a) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.

(d) The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

(e) If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f) If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

16.	DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

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(b) “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq Stock Market, the New York Stock Exchange or the Financial Industry Regulatory Authority).

(d) “Board” means the board of directors of the Company.

(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(g) “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(h) “Common Stock” means the common stock of the Company.

(i) “Company” means Banzai International, Inc., a Delaware corporation.

(j) “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423 of the Code.

(k) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii) a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

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(l) “Designated 423 Corporation” means any Related Corporation selected by the Board to participate in the 423 Component.

(m) “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.

(n) “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board to participate in the Non-423 Component.

(o) “Director” means a member of the Board.

(p) “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement.

(q) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(r) “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation, or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(s) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(t) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(u) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code

(v) “Fully Diluted Common Stock” means the number of shares of Common Stock determined as of the applicable time of measurement, equal to the sum of (i) the total number of shares of Common Stock issued and outstanding and (ii) the total number of shares of Common Stock subject to securities that are convertible into or exercisable for shares of Common Stock (whether vested or unvested).

(w) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality,

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official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, the New York Stock Exchange and the Financial Industry Regulatory Authority).

(x) “Merger Agreement” means that certain Agreement and Plan of Merger and Reorganization by and among 7GC & Co. Holdings, Inc., 7GC Merger Sub I, Inc., 7GC Merger Sub II, LLC and the Company, dated as of December 8, 2022.

(y) “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(z) “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(aa) “Offering Date” means a date selected by the Board for an Offering to commence.

(bb) “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(cc) “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(dd) “Plan” means this Banzai International, Inc. 2023 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.

(ee) “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(ff) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(gg) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(hh) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(ii) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(jj) “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(kk) “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

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Annex H

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

7GC & CO. HOLDINGS INC.

7GC & Co. Holdings Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:

1.

The name of this corporation is 7GC & Co. Holdings Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was September 18, 2020, as amended and restated by the Amended and Restated Certificate of Incorporation of this corporation filed with the Secretary of State of the State of Delaware on December 20, 2022 (the “Amended and Restated Certificate”).

2.	The Amended and Restated Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is Banzai International, Inc. (hereinafter called the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

ARTICLE IV

Capital Stock

The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 350,000,000 shares, consisting of (i) 250,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) 25,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and together with Class A Common Stock, “Common Stock”), and (iii) 75,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

A. Class A Common Stock and Class B Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock are as follows:

1. Equal Status; Ranking. Except as otherwise provided in this Certificate of Incorporation (as amended from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) or required by applicable law, shares of Class A Common Stock and Class B Common Stock will have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2. Voting.

(a) Except as otherwise expressly provided by this Certificate of Incorporation, as provided by law or by the resolution(s) or any Preferred Stock Designation providing for the issue of any series of Preferred Stock, the holders of shares of Class A Common Stock and Class B Common Stock will (i) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or to be acted upon by written consent (if action by written consent of the stockholders is not prohibited at such time under this Certificate of Incorporation) of the stockholders of the Corporation, (ii) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as amended from time to time, the “Bylaws”), and (iii) be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock will have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock will have the right to ten (10) votes per share of Class B Common Stock held of record by such holder, in each case, on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.

(b) Except as otherwise provided by law or by the resolution(s) or any Preferred Stock Designation providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote or act by written consent (if action by written consent of the stockholders is not prohibited at such time under this Certificate of Incorporation) on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock unless the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

3. Dividends. Subject to the rights of the holders of Preferred Stock, the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time, out of assets or funds of the Corporation legally available therefor. The holders of shares of Class A Common Stock and Class B Common Stock will be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then the holders of Class A Common Stock will receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and the holders of Class B Common Stock will receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with the holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, the same number of shares

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of Class A Common Stock or Class B Common Stock, as applicable. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

4. Subdivisions or Combinations. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership and voting rights between the holders of the outstanding Class A Common Stock and the holders of the outstanding Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

5. No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

6. Liquidation. Subject to applicable law and the rights of the holders of Preferred Stock, holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably the assets and funds of the Corporation available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

7. Issuance of Class B Common Stock. Shares of Class B Common Stock may be issued only to, and registered in the name of, (i) Joseph Davy (the “Founder”) and/or (ii) any Permitted Class B Owner (as defined below).

8. Conversion of Class B Common Stock.

(a) All shares of Class B Common Stock shall (1) automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock upon any Transfer of such shares of Class B Common Stock, except for a Permitted Transfer; and (2) be subject to conversion into an equal number of fully paid and nonassessable shares of Class A Common Stock upon adoption of a resolution by the Board at any time on or after the ninety-day anniversary of the earliest date (the “Founder Termination Anniversary Date”) that any of the following conditions (the “Trigger Conditions”) are satisfied: (A) the Founder’s employment as Chief Executive Officer being terminated for Cause or due to death or Permanent Disability, (B) the Founder’s resignation (other than for Good Reason) as the Chief Executive Officer of the Corporation or (C) the Founder no longer serves as a member of the Board; provided, however, that if the Founder is reinstated as the Chief Executive Officer of the Corporation or is reelected or appointed to serve as a member of the Board prior to the Founder Termination Anniversary Date (each a “Reset Event”), then the shares of Class B Common Stock may not be converted pursuant to clause (2) of Section A.8(a) of this Article IV unless and until the ninety-day anniversary of the date that any Trigger Condition is subsequently met (such date, the “Next Founder Termination Anniversary Date”); provided, further, that in the event of a subsequent Reset Event, the Next Founder Termination Anniversary Date will extend until the ninety-day anniversary of the date that any Trigger Condition is subsequently met without a Reset Event occurring prior to such anniversary. Upon a Transfer of Class B Common Stock upon divorce by settlement, order or decree, or as required by a domestic relations

3

settlement, order or decree, then any shares of Class B Common Stock Transferred thereby shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock; provided, however, that any other outstanding shares of Class B Common Stock not so Transferred shall not be automatically converted into Class A Common Stock and shall remain outstanding irrespective of such automatic conversion and such Transfer in accordance with the terms hereof. For the avoidance of doubt, the Transfer of any Class B Common Stock by the Founder to any trust or entity for the benefit of or controlled by the Founder for estate planning purposes shall not trigger an automatic conversion as described in the preceding sentence.

(b) In addition, upon delivery by the Founder of written notice (a “Conversion Notice”) to the Corporation at any time requesting the conversion of all or a portion of the Class B Common Stock held by the Founder, the Corporation shall, without further action on the part of the Corporation or any holder of Class B Common Stock, be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock (a “Voluntary Conversion”). The election by the Founder to effect a Voluntary Conversion shall be irrevocable.

(c) Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class B Common Stock subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation will, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of such conversion and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form.

(d) Following any such conversion, the reissuance of shares of Class B Common Stock shall be prohibited, and such shares of Class B Common Stock will be retired by the Corporation and cancelled in accordance with the DGCL and the filing with the Delaware Secretary of State required thereby. Upon such retirement and filing, all references herein to Class A Common Stock will be deemed to be references to Common Stock. Each outstanding stock certificate that, immediately prior to such retirement and filing, represented one or more shares of Class A Common Stock will, following such retirement and filing, be deemed to represent an equal number of shares Common Stock, without the need for surrender or exchange thereof.

(e) If the Corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not, within twenty-five (25) days after the date of such request, furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock as of the date of the transfer in question and the same will thereupon be registered on the books, records and stock ledger of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of the stockholders is not prohibited at such time under this Certificate of Incorporation), the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

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9. Definitions. For purposes of this Article IV of this Certificate of Incorporation,

(a) “Cause” means (i) the Founder’s unauthorized use or disclosure of the Corporation’s confidential information or trade secrets, which use or disclosure causes material harm to the Corporation, (ii) the Founder’s material breach of any agreement with the Corporation, (iii) the Founder’s material failure to comply with the Corporation’s written policies or rules (including without limitation the Corporation’s ethics or insider trading policies), (iv) the Founder’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (v) the Founder’s gross negligence or willful misconduct in the performance of the Founder’s duties for the Corporation (with financial accounting improprieties deemed to constitute gross negligence or willful misconduct), (vi) the Founder’s continuing failure to perform reasonable assigned duties in accordance with the Founder’s position with the Corporation after receiving written notification of the failure from the Corporation or (vii) the Founder’s failure to cooperate in good faith with a governmental or internal investigation of the Corporation or Its directors, officers or employees, if the Corporation has requested such cooperation; provided, however, that with respect to clauses (ii), (v), (vi) and (vii), Cause will not be deemed to exist unless the Founder is provided written notice by the Corporation of the condition constituting Cause within 30 days after such condition arises (or the Corporation becomes aware of such condition) and the Founder fails to cure such condition within 30 days after receipt of such written notice.

(b) “Change of Control” means (i) a merger or consolidation of the Corporation with or into any other company or other entity; (ii) a sale, in one transaction or a series of transactions undertaken with a common purpose, of a majority of the Corporation’s outstanding voting securities; or (iii) a sale, lease, exchange or other transfer, in one transaction or a series of related transactions undertaken with a common purpose, of all or substantially all of the Corporation’s assets. Notwithstanding the foregoing, a Change of Control shall not include (i) a merger or consolidation of the Corporation in which the holders of the outstanding voting securities of the Corporation immediately prior to the merger or consolidation hold at least a majority of the outstanding voting securities of the successor Corporation immediately after the merger or consolidation; (ii) a sale, lease, exchange or other transfer of all or substantially all of the Corporation’s assets to a majority-owned subsidiary company; (iii) a transaction undertaken for the principal purpose of restructuring the capital of the Corporation, including, but not limited to, reincorporating the Corporation in a different jurisdiction, converting the Corporation to a limited liability company or creating a holding company; or (iv) a transaction or series of related transactions that is a bona fide equity financing for capital raising purposes in which the Corporation issues equity securities. Where a series of transactions undertaken with a common purpose is deemed to be a Change of Control, the date of such Change of Control shall be the date on which the last of such transactions is consummated.

(c) “Good Reason” means a “separation from service” as defined in the regulations under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, as a result of the Founder’s resignation within 12 months after one of the following conditions has come into existence or the Founder becomes aware of such condition, in either case without the Founder’s consent: (i) a material diminution of the Founder’s base salary in effect prior to such reduction (other than a reduction that is part of an across-the-board reduction applicable to all senior executives of the Corporation), provided that a reduction of less than 10% of the Founder’s Base Salary will not be considered a material reduction; (ii) a material diminution of the Founder’s duties, authorities or responsibilities (including a change in position) or of those of the individual to which the Founder reports; (iii) a material change in the geographic location at which the Founder must perform services for the Corporation that increases the Founder’s one-way commute by more than 35 miles; or (iv) a change in the Founder’s reporting to anyone other than the Board; provided that in the case of (ii) following a Change of Control, neither a mere change in title alone nor reassignment to a position that is comparable to the status and position held prior to the Change of Control shall constitute a material reduction in duties, authorities or responsibilities. A resignation for Good Reason will not be deemed to have occurred unless the Founder gives the Corporation written notice of the condition within 90 days after the condition comes into existence (or, if later, within 90 days after the Founder becomes aware of such event) and the Corporation fails to remedy the condition within 30 days after receiving such written notice.

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(d) “Permanent Disability” means a permanent and total disability such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which would reasonably be expected to result in death within twelve (12) months or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner.

(e) “Permitted Class B Owner” means any corporation, limited liability company, partnership, foundation or similar entity wholly-owned (directly or indirectly) by the Founder (including all subsequent successors and assigns), or any trust for the benefit of the Founder, or of which the Founder is a trustee or has sole or shared voting power such that the Founder has Voting Control over the shares held therein; provided that, in each case, the Founder has sole dispositive power and the exclusive right to direct the voting of all of the shares of Class B Common Stock held by such entity and the Transfer to the transferee does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to the Founder.

(f) “Permitted Transfer” means any Transfer of a share of Class B Common Stock:

(i) by the Founder to a Permitted Class B Owner; or

(ii) by a Permitted Class B Owner to the Founder or any other Permitted Class B Owner.

(g) “Transfer” of a share of Class B Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition, whether direct or indirect, of such share of Class B Common Stock or any legal or beneficial interest in such share of Class B Common Stock, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise (other than proxy(ies), voting instruction(s) or voting agreement(s) solicited on behalf of the Board). Notwithstanding the foregoing, the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares shall not be considered a “Transfer” within the meaning of this Article IV; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action independently qualifies as a “Permitted Transfer” at such time. A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by the transferor, if there occurs any act or circumstance that causes such transfer to not be a Permitted Transfer.

(h) “Voting Control” with respect to a share of Class B Common Stock means the power (whether exclusive or shared) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement or otherwise.

10. Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

11. Protective Provisions. So long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, whether by merger, consolidation, reclassification of capital stock or otherwise, amend, alter, change, repeal or waive any provision in Section A of this Article IV (or adopt any provision inconsistent therewith) that would adversely affect the rights of holders of Class B Common Stock, without first obtaining the approval of the Founder, in addition to any other vote required by applicable law, this Certificate of Incorporation or the Bylaws.

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B. Preferred Stock

The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issue of any or all of the unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the DGCL. The Board is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock a number of shares of Class A Common Stock or Preferred Stock in respect of such rights, warrants and options outstanding from time to time.

ARTICLE V

Directors

A. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided herein or required by law.

B. Election of Directors. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

C. Number of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

D. Classified Board. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board is authorized to assign members of the Board already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three

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years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

E. Term and Removal. Subject to the rights of any series of Preferred Stock that may be designated from time to time to elect additional directors under specified circumstances, neither the Board nor any individual director may be removed without cause. Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class.

F. Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

G. Committees. Pursuant to the Bylaws, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

H. Bylaws. The Board is expressly empowered to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

I. Written Ballot. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

J. Stockholder Nominations and Introduction of Business. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws. No action shall be taken by the stockholders of the Corporation by written consent or electronic transmission. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VI

Limited Liability; Indemnification

A. The liability of a director of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law.

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B. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE VII

Exclusive Forum for Certain Lawsuits; Consent

A. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Corporation; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation, to the Corporation or the Corporation’s stockholders; (C) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine or otherwise related to the Corporation’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

C. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Certificate of Incorporation.

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ARTICLE VIII

Severability

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its current or former directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE IX

Amendment of Certificate of Incorporation

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation; provided, however, that the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article V, Article VI, Article VII, Article VIII and this sentence of this Certificate of Incorporation, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any provision (other than such article or section as renumbered, or this sentence), in each case, of this Certificate of Incorporation). Any amendment, repeal or modification of any of Article VI, Article VII, and this sentence shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation as of this [  ] of [    ], 2023.

By:
Name:
Title:

Annex I

SECOND AMENDED AND RESTATED

BYLAWS

OF

BANZAI INTERNATIONAL, INC.

ARTICLE I

OFFICES

Section 1.1. Registered Office. The registered office of the corporation in the State of Delaware shall be as set forth in the Second Amended and Restated Certificate of Incorporation of the corporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”).

Section 1.2. Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the corporation’s Board of Directors (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 2.1. Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 3.1. Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (the “DGCL”).

Section 3.2. Annual Meetings.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders (with respect to business other than nominations); (ii) brought specifically by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 3.2(b) of these Second Amended and Restated Bylaws (the “Bylaws”), who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 3.2. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting.

(i) For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 3.2(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 3.2(b)(iii) of these Bylaws and must update and supplement such written notice on a timely basis as set forth in Section 3.2(c) of these Bylaws. Such stockholder’s notice shall set forth or include: (A) as to each nominee such stockholder proposes to nominate at the meeting for election or re-election to the Board of Directors: (1) the name, age, business address and residence address of such nominee; (2) the principal occupation and employment of such nominee; (3) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee; (4) the date or dates on which such shares were acquired and the investment intent of such acquisition; (5) a completed and signed questionnaire, representation and agreement required by Section 3.2(e) of these Bylaws; and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) the information required by Section 3.2(b)(iv) of these Bylaws. The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(ii) Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14(a)-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 3.2(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 3.2(b)(iii) of these Bylaws, and must update and supplement such written notice on a timely basis as set forth in Section 3.2(c) of these Bylaws. Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 3.2(b)(iv) of these Bylaws.

(iii) To be timely, the written notice required by Section 3.2(b)(i) or 3.2(b)(ii) of these Bylaws must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 3.2(b)(iii), in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(iv) The written notice required by Section 3.2(b)(i) or 3.2(b)(ii) of these Bylaws shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on

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whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 3.2(b)(i) of these Bylaws) or to propose the business that is specified in the notice (with respect to a notice under Section 3.2(b)(ii) of these Bylaws); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 3.2(b)(i) of these Bylaws) or to carry such proposal (with respect to a notice under Section 3.2(b)(ii) of these Bylaws); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12 month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

For purposes of Sections 3.2 and 3.3 of these Bylaws, a “Derivative Transaction” means any agreement, arrangement, interest or understanding (written or oral) entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

(w) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation;

(x) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation;

(y) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes; or

(z) which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation,

which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.

(c) A stockholder providing written notice required by Section 3.2(b)(i) or (ii) of these Bylaws shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five business days prior to the meeting and, in the event of any adjournment or postponement thereof, five business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 3.2(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 3.2(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two business days prior to such adjourned or postponed meeting.

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(d) Notwithstanding anything in Section 3.2(b)(iii) of these Bylaws to the contrary, in the event that the number of directors in an Expiring Class (as defined below) is increased and there is no public announcement of the appointment of a director to such class, or, if no appointment was made, of the vacancy in such class, made by the corporation at least 10 days before the last day a stockholder may deliver a notice of nomination in accordance with Section 3.2(b)(iii) of these Bylaws, a stockholder’s notice required by this Section 3.2 and which complies with the requirements in Section 3.2(b)(i) of these Bylaws, other than the timing requirements in Section 3.2(b)(iii) of these Bylaws, shall also be considered timely, but only with respect to nominees for any new positions in such Expiring Class created by such increase, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation. For purposes of this Section 3.2, an “Expiring Class” shall mean a class of directors whose term shall expire at the next annual meeting of stockholders.

(e) To be eligible to be a nominee for election or re-election as a director of the corporation pursuant to a nomination under clause (iii) of Section 3.2(a) of these Bylaws, such proposed nominee or a person on such proposed nominee’s behalf must deliver (in accordance with the time periods prescribed for delivery of notice under Section 3.2(b)(iii) or 3.2(d) of these Bylaws, as applicable) to the Secretary at the principal executive offices of the corporation a written questionnaire with respect to the background and qualification of such proposed nominee and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such proposed nominee (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation in the questionnaire or (B) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the corporation, with such proposed nominee’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the corporation that has not been disclosed therein; (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with, all applicable rules of any securities exchange upon which the corporation’s securities are listed, the Certificate of Incorporation, these Bylaws, all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation generally applicable to directors (which other guidelines and policies will be provided by the Secretary upon written request), and all applicable fiduciary duties under state law; (iv) consents to being named as a nominee in the corporation’s proxy statement and form of proxy for the meeting; (v) intends to serve a full term as a director of the corporation, if elected; and (vi) will provide facts, statements and other information in all communications with the corporation and its stockholders that are or will be true and correct in all material respects and that do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

(f) A person shall not be eligible for election or re-election as a director unless the person is nominated either in accordance with clause (ii) of Section 3.2(a) of these Bylaws, or in accordance with clause (iii) of Section 3.2(a) of these Bylaws. Except as otherwise required by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 3.2(b)(iv)(D) and 3.2(b)(iv)(E) of these Bylaws, to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.

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(g) Notwithstanding the foregoing provisions of this Section 3.2, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 3.2(a)(iii) of these Bylaws.

(h) For purposes of Sections 3.2 and 3.3 of these Bylaws,

(i) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act; and

(ii) “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”).

Section 3.3. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

(b) The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 3.4 of these Bylaws. No business may be transacted at such special meeting otherwise than specified in the notice of meeting. The Chairman of the Board of Directors, the Chief Executive Officer or the Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously called by any of them.

(c) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 3.2(b)(i) of these Bylaws. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 3.2(b)(i) of these Bylaws shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 3.2(c) of these Bylaws. In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(d) Notwithstanding the foregoing provisions of this Section 3.3, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set

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forth in this Section 3.3. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 3.3(c) of these Bylaws.

Section 3.4. Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice at the meeting, and, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is deemed given as of the sending time recorded at the time of transmission. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, and does so object, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 3.5. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the then-outstanding shares of capital stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the stock present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute or by applicable stock exchange rules, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation, applicable stock exchange rules or these Bylaws, a majority of the voting power of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute, applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of the voting power of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 3.6. Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the voting power of shares present in person, by remote communication, if applicable, or represented

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by proxy at the meeting, though less than a quorum. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 3.7. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 3.9 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

Section 3.8. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his or her act binds all; (b) if more than one votes, the act of the majority so voting binds all; or (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of clause (c) of this Section 3.8 shall be a majority or even-split in interest.

Section 3.9. List of Stockholders. The Secretary shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 3.10. Action Without Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.

Section 3.11. Organization.

(a) At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Chief Executive Officer, or, if the Chief Executive Officer is absent, the President, or, if the President is absent, if applicable, the Lead Independent Director (as defined below), or, if the Lead Independent Director is absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the chairman of the meeting, shall act as secretary of the meeting.

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(b) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

DIRECTORS

Section 4.1. Number and Term of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 4.2. Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 4.3. Classes of Directors. Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the adoption of these Bylaws, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the adoption of these Bylaws, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the adoption of these Bylaws, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this Section 4.3, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 4.4. Vacancies. Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of preferred stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by

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a sole remaining director, and not by the stockholders, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

Section 4.5. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer or the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, the resignation shall be deemed effective at the time of delivery to the Chairman of the Board, the Chief Executive Officer or the Secretary. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.

Section 4.6. Removal.

(a) Subject to the rights of any series of preferred stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.

(b) Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors, voting together as a single class.

Section 4.7. Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board, the Chief Executive Officer or a majority of the authorized number of directors.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or

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technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, and does so object, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 4.8. Quorum and Voting.

(a) Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 11.1 of these Bylaws for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 4.9. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.10. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 4.11. Committees.

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or

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matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c) Term. The Board of Directors, subject to any requirements of any outstanding series of preferred stock and the provisions of subsections (a) or (b) of this Section 4.11, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 4.11 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee. Unless the Board of Directors shall otherwise provide, each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article IV of these Bylaws.

Section 4.12. Duties of Chairman of the Board of Directors. The Chairman of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

Section 4.13. Lead Independent Director. The Chairman of the Board of Directors, or if the Chairman is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director (“Lead Independent Director”) to serve until replaced by the Board of Directors. The Lead Independent Director will, with the Chairman of the Board of Directors, establish the agenda for regular Board meetings and serve as chairman of Board of Directors meetings in the absence of the Chairman of the Board of Directors; establish the agenda for meetings of the independent directors; coordinate with the committee chairs regarding meeting agendas and informational requirements; preside over meetings of the

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independent directors; preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and perform such other duties as may be established or delegated by the Chairman of the Board of Directors.

Section 4.14. Organization. At every meeting of the Board of Directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer or director directed to do so by the Chairman, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 5.1. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors. The officers of the corporation need not be stockholders of the corporation.

Section 5.2. Tenure and Duties of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, or until such officer’s earlier death, resignation or removal. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b) Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairman of the Board of Directors or the Lead Independent Director has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c) Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors (if a director), the Lead Independent Director, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction

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and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(d) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(g) Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(h) Duties of Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the corporation the power to choose such other officers and to prescribe their respective duties and powers.

Section 5.3. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

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Section 5.4. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 5.5. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 6.1. Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 6.2. Voting of Securities Owned by the Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 7.1. Form and Execution of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock of the corporation, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by certificate in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, the Chief Executive Officer, or the President or any Vice President and by the Chief Financial Officer, Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him or her in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been

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placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 7.2. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 7.3. Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 7.4. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 7.5. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

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ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 8.1. Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 7.1 of these Bylaws), may be signed by the Chairman of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

DIVIDENDS

Section 9.1. Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 9.2. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 10.1. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

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ARTICLE XI

INDEMNIFICATION

Section 11.1. Indemnification of Directors, Officers, Employees and Other Agents.

(a) Directors and Officers. The corporation shall indemnify its directors and officers to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

(b) Employees and Other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person (except for officers) or other persons as the Board of Directors shall determine.

(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 11.1 or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Section 11.1, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Section 11.1 shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Section 11.1 to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. To the extent permitted by law, the claimant in such enforcement action,

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if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the director or officer has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 11.1 or otherwise shall be on the corporation.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or officer, or, if applicable, employee or other agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 11.1.

(h) Amendments. Any repeal or modification of this Section 11.1 shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Section 11.1 that shall not have been invalidated, or by any other applicable law. If this Section 11.1 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and officer to the full extent under any other applicable law.

(j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(i) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

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(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 45 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(iv) References to a “director,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 11.1.

ARTICLE XII

NOTICES

Section 12.1. Notices.

(a) Notice to Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 3.4 of these Bylaws. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by facsimile, telegraph or telex, or by electronic mail or other electronic means.

(b) Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), or as otherwise provided in these Bylaws, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

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(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice to Person With Whom Communication is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII

AMENDMENTS

Section 13.1. Amendments. Subject to the limitations set forth in Section 11.1(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

LOANS TO OFFICERS OR EMPLOYEES

Section 14.1. Loans to Officers or Employees. Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

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ARTICLE XV

MISCELLANEOUS

Section 15.1. Forum.

(a) Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the corporation; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the corporation, to the corporation or the corporation’s stockholders; (C) any claim or cause of action against the corporation or any current or former director, officer or other employee of the corporation, arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws of the corporation (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws of the corporation (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the corporation or any current or former director, officer or other employee of the corporation, governed by the internal-affairs doctrine or otherwise related to the corporation’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section 15.1 of Article XV shall not apply to claims or causes of action brought to enforce a duty or liability created by the 1933 Act or the 1934 Act or any other claim for which the federal courts have exclusive jurisdiction.

(b) Unless the corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

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Annex J

August 2, 2023	PRIVATE & CONFIDENTIAL

Board of Directors
7GC & Co. Holdings, Inc.
388 Market Street, Suite 1300
San Francisco, CA 94111

Ladies and Gentlemen:

Houlihan Capital, LLC (“Houlihan Capital”) understands that 7GC & Co. Holdings, Inc. (“Client” or the “Company” or “7GC”) intends to enter into a business combination transaction or series of transactions (the “Transaction”) with Banzai International Inc. (“Banzai” or “Target”), whereby all of the outstanding shares of capital stock, options, warrants and other equity interest of Target are exchanged for a total consideration determined by the Company and Target, which such consideration is expected to consist of shares, options warrants or other direct or indirect equity interests of the combined company resulting from the Transaction (the “Combined Company”) representing a number of Class A ordinary shares of the Combined Company equal to the quotient obtained by dividing: (i) $100 million; by (b) $10.00.

Pursuant to an engagement letter dated April 21, 2023, the Board of Directors of the Company (the “Board”) engaged Houlihan Capital as its financial advisor to render a written opinion, whether or not favorable, as to whether, as of the date of this Opinion, the consideration to be issued, paid or exchanged to shareholders of the Company in the Transaction is fair from a financial point of view to the shareholders of the Company and whether the Transaction is fair from a financial point of view to the security holders of the Company that are unaffiliated with the Company’s sponsor, 7GC & Co. Holdings, LLC.

In completing our analysis for purposes of the Opinion set forth herein, Houlihan Capital’s investigation included, among other things, the following:

•

Held discussions with certain members of Company management (“Company Management”) and Target management (“Target Management”) regarding the Transaction, the historical performance and financial projections of the Target, and the future outlook for the Target;

•	Review of information provided by Client and Target including, but not limited to the:

•	Annual financial statements for Banzai for the fiscal year ended December 31, 2022;

•	Projected financial statements for Banzai for the fiscal years ended December 31, 2023 through 2024;

•	Non-binding executed term sheet, dated August 16, 2022;

•	Banzai Company Presentation, dated September 2022;

•	Draft Amendment to Merger Agreement, dated July 25, 2023;

•	Cap table pro forma for the Transaction;

200 West Madison Suite 2150 Chicago, IL 60606

Tel: 312.450.8600  Fax: 312.277.7599

www.houlihan.com

Fairness Opinion – Confidential

Board of Directors of 7GC & Co. Holdings, Inc.

August 2, 2023

•

Reviewed the industry in which the Target operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

•	Developed indications of value for the Target using generally accepted valuation methodologies; and

•	Reviewed certain other relevant, publicly available information, including economic, industry, and Target specific information.

Our analyses contained herein are confidential and addressed to, and provided exclusively for use by, the Board. Our written opinion may be used (i) by the Board in evaluating the Transaction, (ii) in disclosure materials to holders of Client’s equity holders, (iii) in filings with the U.S. Securities and Exchange Commission (the “SEC”) (including the filing of the fairness opinion and the data and analysis presented by Houlihan Capital to the Board), and (iv) in any litigation pertaining to matters relating to the Transaction and covered in the Opinion.

No opinion, counsel, or interpretation was intended or should be inferred with respect to matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. Furthermore, the Opinion does not address any aspect of the Board’s recommendation to its security holders with respect to the adoption of the Transaction or how any security holder of the Company should vote with respect to such adoption or the statutory or other method by which the Company is seeking such vote in accordance with the terms of the Transaction, applicable law, and the Company’s organizational instruments.

This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and subject to the understanding that the obligations of Houlihan Capital and any of its affiliates in the Transaction are solely corporate obligations, and no officer, director, principal, employee, affiliate, or member of Houlihan Capital or their successors or assigns shall be subjected to any personal liability whatsoever (other than for intentional misconduct, fraud, or gross negligence), nor will any such claim be asserted by or on behalf of you or your affiliates against any such person with respect to the Opinion other than Houlihan Capital.

We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Target, nor, except as stated herein, have we been furnished with any such evaluation or appraisal. We have further relied upon the assurances and representations from Company Management that they are unaware of any facts that would make the information provided to us to be incomplete or misleading in any material respect for the purposes of the Opinion. We have not assumed responsibility for any independent verification of this information nor have we assumed any obligation to verify this information. Nothing has come to our attention in the course of this engagement which would lead us to believe that (i) any information provided to us or assumptions made by us are insufficient or inaccurate in any material respect or (ii) it is unreasonable for us to use and rely upon such information or make such assumptions.

For the avoidance of doubt, Management directed Houlihan Capital to rely on certain forecasted financial information (the “Forecast”) in preparation of its Opinion, namely the financial forecast regarding the CY 2025 revenue expectation for Banzai of $25,901,237. The Forecast represents Management’s good faith assessment of the Company’s future performance pro forma for closing of its pending business combination with Banzai (i.e., de-SPAC), and Management has a reasonable basis for such an assessment. Houlihan Capital had no role whatsoever in the preparation of the Forecast, nor was Houlihan Capital asked to provide an outside

2

Fairness Opinion – Confidential

Board of Directors of 7GC & Co. Holdings, Inc.

August 2, 2023

“reasonableness review” of the Forecast. Further, the Company did not engage Houlihan Capital to audit or otherwise validate any of the Forecast’s underlying inputs and assumptions. Houlihan Capital provided a draft board presentation deck titled “2023, 08, 2 – 7GC Acquisition – Fairness Opinion Presentation – REVISED” to Management via email on August 2, 2023. After review of this draft document (including slide 27), Management finds that Houlihan Capital summarized and presented the Forecast accurately.

Several analytical methodologies have been considered herein. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. In arriving at the Opinion, Houlihan Capital did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by us and in the context of the circumstances of the Transaction. Accordingly, Houlihan Capital believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan Capital as support for, the conclusion set forth in the Opinion.

The conclusions we have reached are based on all the analyses and factors presented herein taken as a whole and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment or qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the material that follows.

Our only opinion is the formal written opinion Houlihan Capital has expressed as to whether the consideration to be issued, paid or exchanged to shareholders of the Company in the Transaction is fair from a financial point of view to the shareholders of the Company and whether the Transaction is fair from a financial point of view to the security holders of the Company that are unaffiliated with the Company’s sponsor, 7GC & Co. Holdings, LLC. The Opinion does not constitute a recommendation to proceed with the Transaction. Houlihan Capital was not requested to opine as to, and the Opinion does not address, the (i) underlying business decision of Company, its security holders, or any other party to proceed with or effect the proposed Transaction, (ii) financial fairness of any aspect of the proposed Transaction not expressly addressed in the Opinion, (iii) terms of the Transaction (except with respect to financial fairness), including, without limitation, the closing conditions and any of the other provisions thereof, (iv) fairness of any portion or aspect of the proposed Transaction to the holders of any securities, creditors, or other constituencies of the Company, or any other party, other than those set forth in the Opinion, (v) relative corporate or other merits of the proposed Transaction as compared to any alternative business strategies that might exist for the Company, or (vi) tax, accounting, or legal consequences of the proposed Transaction to either the Company, its security holders, or any other party.

In our analysis and in connection with the preparation of the Opinion, Houlihan Capital has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. Houlihan Capital’s Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Opinion. Houlihan Capital is under no obligation, to update, revise, reaffirm or withdraw the Opinion, or otherwise comment on or consider events occurring after the date of the Opinion.

Houlihan Capital, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals, has any

3

Fairness Opinion – Confidential

Board of Directors of 7GC & Co. Holdings, Inc.

August 2, 2023

ownership or other beneficial interests in the Company or Target and has provided no previous investment banking or consulting services to the Company or Target. Houlihan Capital was not requested to, and did not (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the proposed Transaction, (ii) negotiate or recommend the terms of the proposed Transaction, or (iii) advise the Board with respect to alternatives to the proposed Transaction.

Houlihan Capital has received and is receiving a fee from the Company relating to its services in providing this Opinion that is not contingent on the consummation of the proposed Transaction. In an engagement letter dated April 21, 2023, the Company has agreed to indemnify Houlihan Capital for certain specified matters in connection with Houlihan Capital’s services relating to the Opinion.

As of the date hereof, it is Houlihan Capital’s opinion that the consideration to be issued, paid or exchanged to shareholders of the Company in the Transaction is fair from a financial point of view to the shareholders of the Company and the Transaction is fair from a financial point of view to the security holders of the Company that are unaffiliated with the Company’s sponsor, 7GC & Co. Holdings, LLC.

Respectfully submitted,

Houlihan Capital, LLC

4

Annex K

SPONSOR FORFEITURE AGREEMENT

August 4, 2023

7GC & Co. Holdings Inc.

c/o 7GC & Co. Holdings LLC

388 Market Street, Suite 1300

San Francisco, CA 94111

Attention: Jack Leeney and Chris Walsh

E-mail: jack@7GC.co and chris@7GC.co

Banzai International, Inc.

435 Ericksen Ave., Suite 250

Bainbridge Island, WA 98110

Attention: Joseph Davy

E-mail: joe@banzai.io

Re: Forfeiture of Certain Sponsor Private Placement Warrants

Ladies and Gentlemen:

Reference is hereby made to: (i) that certain Agreement and Plan of Merger and Reorganization (the “Original Merger Agreement”), dated as of December 8, 2022, by and among Banzai International, Inc., a Delaware corporation (the “Company”), 7GC & Co. Holdings Inc., a Delaware corporation (“7GC”), 7GC Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of 7GC, and 7GC Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of 7GC, as amended by that certain Amendment to the Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the “Merger Agreement Amendment” and the Original Merger Agreement, as amended by the Merger Agreement Amendment, the “Merger Agreement”), by and between 7GC and the Company; and (ii) that certain Private Placement Warrants Purchase Agreement, dated as of December 22, 2020 (as it may from time to time be amended and including all exhibits referenced herein, the “Warrant Purchase Agreement”), by and between 7GC and 7GC & Co. Holdings LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor acquired from 7GC 7,350,000 warrants to purchase shares of 7GC’s Class A common stock (the “Sponsor Warrants”), as more specifically set forth therein. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement or the Warrant Purchase Agreement, as applicable.

In order to induce 7GC and the Company to enter into the Merger Agreement Amendment and to proceed with the transactions contemplated in the Merger Agreement and thereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, 7GC, the Company and the Sponsor, hereby agree, pursuant to this letter agreement (this “Letter Agreement”), as follows:

1. Effective immediately prior to (and contingent upon the occurrence) the Closing, the Sponsor Warrants will be automatically forfeited and be of no further force or effect (the “Warrant Forfeiture”).

2. To effect the Warrant Forfeiture, immediately prior to (and contingent upon) the Closing:

a. the Sponsor shall surrender the Sponsor Warrants to 7GC for cancellation and in exchange for no consideration;

b. 7GC shall immediately retire and cancel all of the Sponsor Warrants (and shall direct 7GC’s transfer agent (or such other intermediaries as appropriate) to take any and all such actions incident thereto); and

c. the Sponsor and 7GC each shall take such actions as are necessary to cause the Sponsor Warrants to be retired and cancelled, after which the Sponsor Warrants shall no longer be issued, outstanding, convertible, or exercisable, and the Sponsor shall provide the Company with evidence that such retirement and cancellation has occurred.

3. The Sponsor hereby represents and warrants to 7GC and the Company, as of the date hereof and as of immediately prior to the Warrant Forfeiture, that the Sponsor owns, and holds of record, all of the Sponsor Warrants, free and clear of all Liens and other obligations in respect of the Sponsor Warrants.

4. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of each of the other parties hereto. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor, 7GC and the Company, and their respective successors and assigns.

5. Any notice, consent, or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

6. This Letter Agreement shall immediately terminate, without any further action by the parties hereto, at such time, if at all, that the Merger Agreement is terminated in accordance with its terms.

7. Section 8.5 (Governing Law), Section 8.10 (Severability), Section 8.11 (Counterparts; Electronic Signatures), Section 8.15 (Waiver of Jury Trial) and Section 8.16 (Jurisdiction) of the Merger Agreement are hereby incorporated into this Letter Agreement, mutatis mutandis, as though set out in their entirety in this paragraph 7.

[Signature pages to follow]

In Witness Whereof, this Letter Agreement has been duly executed and delivered by each Party as of the date first above written.

7GC & CO. HOLDINGS INC.

By:	/s/ Jack Leeney
Name:	Jack Leeney
Title:	Chairman and Chief Executive Officer

7GC & CO. HOLDINGS LLC

By: VII Co-Invest Sponsor LLC, as the managing member of 7GC & Co. Holdings LLC

By: SP Global Advisors LLC, as a manager of VII Co-Invest Sponsor LLC

By:	/s/ Jack Leeney
Name:	Jack Leeney
Title:	Manager

BANZAI INTERNATIONAL, INC.

By:	/s/ Joseph P. Davy
Name:	Joseph P. Davy
Title:	Chief Executive Officer

[Signature Page to Sponsor Forfeiture Agreement]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Our Existing Charter provides that all of our directors, officers, employees, and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees, and agents is set forth below.

Section 145. Indemnification of officers, directors, employees, and agents; insurance.

(a)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)

Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)

The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)

A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)

For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)

For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)

The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(k)

The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our Existing Charter provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our Existing Charter is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our Existing Charter, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our Existing Charter limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our Existing Charter also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our Existing Charter will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which will be conferred by our Existing Charter is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our Existing Charter or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our Existing Charter may have or hereafter acquire under law, our Existing Charter, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our Existing Charter affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our Existing Charter also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our Existing Charter.

Our current bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in our Existing Charter. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust, or other enterprise against any expense, liability, or loss, whether or not we would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We have entered into indemnification agreements with each of our officers and directors a form that was filed as Exhibit 10.7 of our Registration Statement on Form S-1, filed with the SEC on December 15, 2020. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Pursuant to the underwriting agreement filed as Exhibit 1.1 of our Registration Statement on Form S-1, filed with the SEC on December 15, 2020, we agreed to indemnify the underwriters and the underwriters agreed to indemnify us against certain civil liabilities that may be incurred in connection with the IPO, including certain liabilities under the Securities Act.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit Number	Description

2.1+**	Agreement and Plan of Merger, dated December 8, 2022, by and among Banzai, 7GC, First Merger Sub and Second Merger Sub (included as Annex A-1 to the proxy statement/prospectus).

2.2**	Amendment to Agreement and Plan of Merger, dated August 4, 2023, by and among the Company and 7GC (included as Annex A-2 to the proxy statement/prospectus).

3.1**	Amended and Restated Certificate of Incorporation of 7GC (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed by 7GC on March 31, 2023 (as amended)).

3.2**	Amendment to Amended and Restated Certificate of Incorporation of 7GC (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by 7GC on June 29, 2023).

3.3**	Amendment to Amended and Restated Certificate of Incorporation of 7GC (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by 7GC on December 23, 2022).

3.5**	Proposed Charter (included as Annex H to the proxy statement/prospectus).

3.6**	Proposed Bylaws (included as Annex I to the proxy statement/prospectus).

4.1**	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Annual Report Form 10-K filed by 7GC on March 31, 2023).

4.2**	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Annual Report Form 10-K filed by 7GC on March 31, 2023).

4.3**	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Annual Report Form 10-K filed by 7GC on March 31, 2023).

4.4**	Warrant Agreement, dated December 22, 2020, by and between 7GC and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by 7GC on December 28, 2020).

4.5**	Form of Share Purchase Agreement to be entered into by and among New Banzai, GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-4 filed by 7GC on August 30, 2023).

4.6**	Amended and Restated Convertible Promissory Note, by and among Banzai and CP BF Lending, LLC (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-4 filed by 7GC on August 30, 2023).

5.1	Opinion of Sidley Austin LLP.

8.1	Opinion of Sidley Austin LLP regarding certain U.S. income tax matters.

10.1**	Letter Agreement, dated December 22, 2020, by and among 7GC, its officers, its directors and the Sponsor (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by 7GC on December 28, 2020).

10.2**	Investment Management Trust Agreement, dated December 22, 2020, by and between 7GC and Continental (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by 7GC on December 28, 2020).

Exhibit Number	Description

10.3**	Registration Rights Agreement, dated December 22, 2020, by and between 7GC and certain security holders (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by 7GC on December 28, 2020).

10.4**	Administrative Support Agreement, dated December 22, 2020 by and between 7GC and the Sponsor (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by 7GC on December 28, 2020).

10.5**	Private Placement Warrants Purchase Agreement, dated December 22, 2020, by and between 7GC and the Sponsor (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by 7GC on December 15, 2020).

10.6**	Form of 7GC Indemnity Agreement (incorporated by reference to Exhibit 10.7 to the Form S-1 filed by 7GC on December 28, 2020).

10.7**	Voting and Support Agreement, dated December 8, 2022, by and among Banzai, 7GC, the Sponsor, and the other stockholders of 7GC parties thereto (included as Annex B to the proxy statement/prospectus).

10.8**	A&R Company Support Agreement, dated August 4, 2023, by and among Banzai, 7GC, and the other stockholders parties thereto (included as Annex C to the proxy statement/prospectus).

10.9**	Form of Amended and Restated Registration Rights Agreement (included as Annex E to the proxy statement/prospectus).

10.10**	Form of Lock-Up Agreement (included as Annex D to the proxy statement/prospectus).

10.11**	Promissory Note, dated December 21, 2022, issued by 7GC to the Sponsor (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by 7GC on December 23, 2022).

10.12#**	Form of Equity Incentive Plan (included as Annex F to the proxy statement/prospectus).

10.13#**	Form of ESPP (included as Annex G to the proxy statement/prospectus).

10.14**	Sponsor Forfeiture Agreement, dated August 4, 2023, by and among Banzai, 7GC and the Sponsor (included as Annex K to the proxy statement/prospectus).

10.15**	Lease Agreement, dated October 19, 2022, by and among Banzai International Inc. and Aerie Commercial Properties, LLC (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4 filed by 7GC on August 30, 2023).

10.16**	Loan Agreement, dated February 19, 2021, by and among Banzai International, Inc., Joseph P. Davy as an Individual Guarantor, Demio, Inc., as an Individual Guarantor and CP BF Lending, LLC, as Lender (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 filed by 7GC on August 30, 2023).

10.17**	Banzai International, Inc. 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-4 filed by 7GC on August 30, 2023).

10.18**	Forbearance Agreement, dated August 24, 2023, by and among Banzai International, Inc., the guarantors party to the Loan Agreement (as defined therein), and CP BF Lending, LLC (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-4 filed by 7GC on August 30, 2023).

10.19**	Promissory Note, dated October 3, 2023, issued by 7GC to the Sponsor (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by 7GC on October 4, 2023).

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm for 7GC.

23.2	Consent of Marcum, LLP, independent registered public accounting firm for Banzai.

23.3	Consent of Sidley Austin LLP (included as part of Exhibit 5.1 and Exhibit 8.1 hereto).

Exhibit Number	Description

23.4**	Consent of Verista Partners Inc. (a/k/a Winterberry Group) (incorporated by reference to Exhibit 23.4 to the Registration Statement on Form S-4/A filed by 7GC on October 3, 2023).

24.1**	Powers of Attorney (included on signature page).

99.1**	Consent of Houlihan Capital, LLC (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-4 filed by 7GC on August 30, 2023).

99.2	Form of Proxy Card for the Special Meeting.

99.3**	Consent of Joseph Davy (incorporated by reference to Exhibit 99.3 to the Registration Statement on Form S-4 filed by 7GC on August 30, 2023).

99.4**	Consent of Jack Leeney (incorporated by reference to Exhibit 99.4 to the Registration Statement on Form S-4 filed by 7GC on August 30, 2023).

99.5	Consent of Mason Ward.

99.6	Consent of Paula Boggs.

99.7	Consent of William Bryant.

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document).

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104**	Cover Page Interactive Data File

107	Filing Fee Table.

*	To be filed by amendment.
**	Previously filed.
+	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. 7GC agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
#	Indicates management contract or compensatory plan.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.

That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on October 18, 2023.

7GC CO. & HOLDINGS INC.

By:	/s/ Jack Leeney
Name:	Jack Leeney
Title:	Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Position	Date

/s/ Jack Leeney Jack Leeney	Chief Executive Officer, Chairman of the 7GC Board, and President (Principal Executive Officer)	October 18, 2023

* Christopher Walsh	Chief Financial Officer, Chief Operating Officer (Principal Financial and Accounting Officer)	October 18, 2023

* Thomas D. Hennessy	Director	October 18, 2023

* M. Joseph Beck	Director	October 18, 2023

* Courtney Robinson	Director	October 18, 2023

* Tripp Jones	Director	October 18, 2023

* Kents Schofield	Director	October 18, 2023

* Patrick Eggen	Director	October 18, 2023

By:	/s/ Jack Leeney
Jack Leeney
Attorney-in-fact